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FINANCIAL STATEMENTS OF QUAD/GRAPHICS
ANNEX A TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on May 26, 2010

Registration No. 333-165259

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4
to
FORM S-4

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Quad/Graphics, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	2750 (Primary Standard Industrial Classification Code Number)	39-1152983 (I.R.S. Employer Identification No.)

N63 W23075 Highway 74
Sussex, Wisconsin 53089-2827
(414) 566-6000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

J. Joel Quadracci
Chairman, President and Chief Executive Officer
Quad/Graphics, Inc.
N63 W23075 Highway 74
Sussex, Wisconsin 53089-2827
(414) 566-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jay O. Rothman Russell E. Ryba Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5306 (414) 271-2400	Joseph B. Frumkin Melissa Sawyer Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004-2498 (212) 558-4000
and
Andrew R. Schiesl Vice President and General Counsel Quad/Graphics, Inc. N63 W23075 Highway 74 Sussex, Wisconsin 53089-2827 (414) 566-2017

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective and upon completion of the transaction described in this registration statement.

          If the securities being registered on this Form are offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

PROXY CIRCULAR
May 27, 2010

Dear World Color Press Inc. Shareholders:

          On behalf of the board of directors and the management team of World Color Press Inc. (sometimes referred to as World Color Press), we are pleased to enclose the proxy circular/prospectus relating to the arrangement of World Color Press pursuant to which Quad/Graphics, Inc. (sometimes referred to as Quad/Graphics) will acquire World Color Press. Upon completion of the arrangement, World Color Press will be a wholly-owned subsidiary of Quad/Graphics. We believe this transaction will create a strong combined company that will deliver important benefits to our shareholders and to our customers.

          In connection with the transaction, World Color Press shareholders are cordially invited to attend a special meeting of the shareholders of World Color Press to be held on June 25, 2010 at 1:00 p.m., local time, at the Toronto Airport Marriott, 901 Dixon Road, in Toronto, Ontario, Canada.

          At the special meeting of the shareholders of World Color Press, holders of World Color Press common shares and class A convertible preferred shares, voting together as a single class, will be asked to approve a special resolution pursuant to which, among other things, the arrangement, the plan of arrangement and the arrangement agreement with Quad/Graphics are approved.

          The World Color Press board of directors has reviewed and considered the terms of the arrangement and the arrangement agreement and has unanimously determined that the arrangement agreement and the transactions contemplated by the arrangement agreement, including the arrangement, are fair to the holders of World Color Press common shares and in the best interests of World Color Press and unanimously recommends that World Color Press shareholders vote FOR the arrangement resolution and thereby approve the arrangement.

          If the arrangement is completed, each outstanding World Color Press common share will be converted after a multi-step transaction into the right to receive the number of shares of class A common stock, par value $0.025 per share, of Quad/Graphics equal to a Share Exchange Ratio, as determined at closing. Upon completion of the transaction, Quad/Graphics' shareholders immediately prior to the closing of the arrangement will own approximately 60% of Quad/Graphics' outstanding stock and former World Color Press shareholders will own approximately 40% of Quad/Graphics' outstanding stock. Quad/Graphics class A common stock is not currently listed on a national securities exchange. In connection with the consummation of the transaction, Quad/Graphics class A common stock is expected to be listed on either the New York Stock Exchange LLC (sometimes referred to as the NYSE) or The Nasdaq Stock Market LLC (sometimes referred to as NASDAQ) under the symbol "QGI" or "QGIX". The shares of Quad/Graphics class A common stock have one vote per share. The shares of Quad/Graphics class B common stock and class C common stock have 10 votes per share.

          World Color Press common shares are listed on the Toronto Stock Exchange under the symbols "WC" (trading in Canadian dollars) and "WC.U" (trading in U.S. dollars), respectively. On May 20, 2010, the closing price of World Color Press common shares was CAD$13.00 and $11.75, respectively, on the Toronto Stock Exchange.

          Each outstanding World Color Press common share will also be entitled to a cash payment equal to (i) the amount, if any, by which $93,333,333 exceeds the aggregate amount of cash paid or obligated to be paid to holders of World Color Press class A convertible preferred shares in connection with the redemption of all such shares, to holders of World Color Press warrants in connection with the cancellation of all of such warrants and to holders of World Color Press deferred share units and restricted share units and the aggregate amount of dividends, if any, that World Color Press pays or becomes obligated to pay on or after January 24, 2010 and prior to the completion of the arrangement, divided by (ii) the total number of World Color Press common shares outstanding immediately prior to the completion of the arrangement.

          Because of variable elements that will not be known until immediately prior to the completion of the arrangement, at the time of the vote on the arrangement resolution, World Color Press common shareholders will not know the number of shares of Quad/Graphics class A stock, or the amount of cash consideration (if any), that they will receive in the arrangement.

          We urge you to read the accompanying proxy circular/prospectus, which includes important information about the arrangement and the special meeting of World Color Press shareholders. In particular, see "Risk Factors" beginning on page 29 of the accompanying proxy circular/prospectus which contains a description of the risks that you should consider in evaluating the transaction.

          It is expected that the conversion of the World Color Press common shares into Quad/Graphics class A common stock will be a fully taxable transaction for both United States federal income tax purposes and Canadian Federal income tax purposes. For a discussion of the income tax consequences of the arrangement, see "Material United States Federal Income Tax Considerations" beginning on page 133 and "Material Canadian Federal Income Tax Considerations" beginning on page 139 of the accompanying proxy circular/prospectus.

          Your vote is very important.    Whether or not you expect to attend the special meeting of World Color Press, the details of which are described in the accompanying proxy circular/prospectus, please vote immediately by submitting your proxy by telephone or the Internet or by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope.

          If World Color Press shareholders have any questions or require assistance in voting their shares, they should call Laurel Hill Advisory Group, World Color Press' proxy solicitor for the special meeting, toll free at 1-877-304-0211.

Sincerely,
Mark A. Angelson Chairman of the Board and Chief Executive Officer

          Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transaction described in the proxy circular/prospectus or the securities to be issued pursuant to the transaction described in the proxy circular/prospectus or determined if the proxy circular/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The accompanying proxy circular/prospectus is dated May 27, 2010 and is first being mailed to shareholders on or about May 27, 2010.

World Color Press Inc.
999 de Maisonneuve Boulevard West
Suite 1100
Montreal, Québec
Canada H3A 3L4

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 25, 2010

To the shareholders of World Color Press:

        A special meeting of the holders of common shares and class A convertible preferred shares of World Color Press will be held at the Toronto Airport Marriott, 901 Dixon Road, in Toronto, Ontario, Canada, at 1:00 p.m., local time, on June 25, 2010, for the following purposes:

          1.     To consider, pursuant to an interim order of the Superior Court of Québec, District of Montréal, dated May 17, 2010, as the same may be amended (sometimes referred to as the Interim Order) and, if deemed advisable, to pass, with or without variation, a special resolution, the full text of which is attached to the accompanying proxy circular/prospectus in Annex A (sometimes referred to as the arrangement resolution), to approve an arrangement under Section 192 of the Canada Business Corporations Act involving, among other things, the acquisition by Quad/Graphics of all of the issued and outstanding common shares of World Color Press and the redemption of all of the issued and outstanding class A convertible preferred shares of World Color Press; and

          2.     To transact such other business as may properly come before the special meeting or any adjournment(s) or postponement(s) of the special meeting.

        The arrangement is described in the accompanying proxy circular/prospectus, which serves as (i) World Color Press' management proxy circular in connection with management's solicitation of proxies, and (ii) a prospectus of Quad/Graphics relating to its issuance of class A common stock in connection with the arrangement.

        The board of directors of World Color Press unanimously recommends that you vote FOR the resolution to approve the arrangement. Shareholders of record as of 5:00 p.m. (Eastern Time) on May 17, 2010, the record date for the special meeting, will be entitled to vote at the meeting and at any adjournment or postponement thereof.

        All registered shareholders, whether or not they expect to be present at the meeting, are requested to sign, date, and mail the accompanying proxy in the envelope provided for this purpose or by following the procedures for either telephone or Internet voting provided in the accompanying proxy circular/prospectus. Proxies must be received by our transfer agent, Computershare Investor Services Inc. (Attention: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, or by fax to World Color Press Inc., c/o Computershare Investor Services Inc. at (416) 263-9524 or 1-866-249-7775), before 5:00 p.m. (Eastern Time), on June 22, 2010 (or the date that is two days, excluding Saturdays, Sundays and holidays, prior to the date set for any adjournment or postponement of the original meeting).

        If you are a non-registered, beneficial shareholder, you must follow the instructions provided by your broker, investment dealer, bank, trust company or other intermediary to ensure that your vote is counted at the special meeting.

        In accordance with the Interim Order, registered holders of common shares of World Color Press have a right to dissent from the arrangement and to be paid an amount equal to the fair value of their shares. This right is described in the accompanying proxy circular/prospectus. Failure to comply strictly with the dissent procedures may result in the loss or unavailability of the right to dissent. See "The Special Meeting of World Color Press Shareholders—Dissent Rights" in the accompanying proxy circular/prospectus.

        If you have any questions or require more information regarding the procedures for voting or completing your proxy or transmittal documentation, please contact Laurel Hill Advisory Group, our proxy solicitation agent, toll-free at 1-877-304-0211.

By Order of the Board of Directors

JOHN V. HOWARD Executive Vice President
Montreal, Québec, Canada May 27, 2010

        In this proxy circular/prospectus, references to "$" refer to United States dollars, unless otherwise noted.

REFERENCES TO ADDITIONAL INFORMATION

        Quad/Graphics has filed a registration statement on Form S-4 to register with the United States Securities and Exchange Commission (sometimes referred to as the SEC) the Quad/Graphics class A common stock, par value $0.025 per share (sometimes referred to as class A stock), to be issued to World Color Press shareholders upon completion of the arrangement. This proxy circular/prospectus is a part of that registration statement and constitutes a prospectus of Quad/Graphics in addition to being a proxy circular of World Color Press for World Color Press' special meeting. As allowed by SEC rules, this proxy circular/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

        This proxy circular/prospectus incorporates important business and financial information about Quad/Graphics and World Color Press from other documents that are not included in or delivered with this proxy circular/prospectus. This information is available to you without charge upon your written or oral request. You can obtain copies of this proxy circular/prospectus, as well as the documents incorporated by reference into this proxy circular/prospectus through the SEC website at www.sec.gov, through the website for the System for Electronic Document, Analysis and Retrieval (sometimes referred to as SEDAR) of the Canadian Securities Administrators at www.sedar.com for World Color Press' documents, or by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Quad/Graphics, Inc. Attention: Andrew R. Schiesl N63 W23075 Highway 74 Sussex, Wisconsin 53089-2827 (414) 566-2017	World Color Press Inc. Attention: Corporate Secretary 999 de Maisonneuve Blvd. West, Suite 1100 Montreal, Quebec Canada H3A 3L4 (514) 380-1957

        If you would like to request documents, please do so by June 18, 2010, in order to receive them before the World Color Press special meeting.

        See "Where You Can Find More Information" beginning on page 289 of this proxy circular/prospectus.

SUBMITTING PROXIES BY MAIL, TELEPHONE OR INTERNET

        World Color Press shareholders of record may submit their proxies:

  •
  by telephone, by calling the toll-free number 1-866-732-VOTE (8683) in the United States or Canada on a touch-tone phone and following the recorded instructions;

  •
  by accessing the Internet website at www.investorvote.com and following the instructions on the website; or

  •
  by mail, by indicating their voting preference on the proposals on each proxy card received, signing and dating each proxy card and returning each proxy card in the prepaid envelope that accompanied that proxy card.

        Shareholders of World Color Press whose shares are held in "street name" must provide their brokers with instructions on how to vote their shares; otherwise, their brokers will not vote their shares on any resolution before the special meeting. Shareholders should check the voting form provided by their brokers for instructions on how to vote their shares.

        This proxy circular/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.

i

ii

iii

SUMMARY

        This summary highlights selected information from this proxy circular/prospectus and may not contain all of the information that is important to you. To understand the arrangement fully and for a more complete description of the legal terms of the arrangement agreement, you should carefully read this entire proxy circular/prospectus and the documents to which we refer you. See "Where You Can Find More Information" beginning on page 289. A copy of the arrangement agreement, the arrangement resolution and the plan of arrangement are attached as Annex A to this proxy circular/prospectus and are incorporated by reference into this proxy circular/prospectus. We have included references to other portions of this proxy circular/prospectus to direct you to a more complete description of the topics presented in this summary, which you should review carefully in their entirety.

The Companies

Quad/Graphics, Inc.
N63 W23075 Highway 74
Sussex, Wisconsin 53089-2827
(414) 566-6000

        Quad/Graphics is a leading global provider of print and related services that are designed to provide customers complete solutions for communicating their message to target audiences. Quad/Graphics' print products primarily include catalogs, consumer magazines, special interest publications, direct marketing materials and retail inserts. Quad/Graphics' print-related services include digital photography (with nine studios nationwide), digital imaging, binding, mailing and distribution, and data optimization and analytics services. Founded in Pewaukee, Wisconsin as a Wisconsin Corporation in 1971 by Harry V. Quadracci, Quad/Graphics has approximately 11,600 employees in the United States, South America and Europe, serving a diverse base of approximately 3,000 customers from 15 printing plants (including a joint venture plant in Brazil) and 14 full-service imaging service centers (five of which are located within printing plants).

        Quad/Graphics has contractual relationships with leading magazine publishers, including Condé Nast, Hearst Magazines, Meredith Corporation, The National Geographic Society, Rodale, Inc. and Time Inc., and prints well-known magazines such as Allure, Architectural Digest, GQ, InStyle, The Journal of the National Geographic Society, Lucky, Men's Fitness, People, Runner's World, Self, Sports Illustrated, Time, Traditional Home, Veranda and Vogue. Quad/Graphics prints retail newspaper inserts for J.C. Penney Company, Inc., Kohl's Corporation, Shopko Stores Operating Co., LLC, Target Corporation, and The Bon-Ton Stores, Inc.; and catalogs for industry leading marketers such as Cabela's Incorporated, Coldwater Creek Inc., J. Crew Group, Inc., L.L. Bean, The Orvis Company, Redcats USA, and Williams-Sonoma. Inc.

        Quad/Graphics seeks to benefit its clients in two main ways—minimize their cost of print production and maximize the revenue derived from their print spending. In order to minimize a customer's cost of production, Quad/Graphics continually strives to increase its own productivity and reduce its customers' mailing and distribution costs through the integration of data analytics, finishing technology and logistics operations. Quad/Graphics also works to help its customers increase their revenue by (1) decreasing manufacturing cycle time, which allows customers additional time to sell more advertising in their published products, and (2) utilizing its integrated data analytics, finishing technology and logistics operations to create targeted and personalized printed materials, which increase consumer response rates and maximize a customer's return on print spending.

        Over the last 15 years, Quad/Graphics has made substantial investments to create what Quad/Graphics believes is an efficient and modern manufacturing platform. Quad/Graphics also has made substantial investments in research and development and other technological innovations. These investments have led to the development of various manufacturing process improvements, including innovative press and finishing control systems and material-handling equipment for use in Quad/Graphics' own operations as well as for sale to other printers worldwide. Quad/Graphics believes that this continual investment and innovation and its modern manufacturing platform, together with its focus on customer service and its distribution capabilities, have resulted in Quad/Graphics being one of the most profitable commercial printing companies in the industry, as measured by EBITDA (net earnings attributable to common shareholders plus interest expense, income tax expense, depreciation and amortization) as a percentage of net sales. See "Quad/Graphics Business—Competitive Advantages" beginning on page 51. This profitability, in turn, allows Quad/Graphics to continue to invest in equipment, research and development and other technological innovations to benefit its customers.

        The manufacturing platform and innovative technology that Quad/Graphics enjoys are further reinforced by the qualities of its workforce. Quad/Graphics believes that its distinct corporate culture encourages an organization-wide entrepreneurial spirit and an opportunistic mentality, where employees embrace responsibility, take ownership of projects and are encouraged to drive results. Quad/Graphics further believes that the ownership and voting control by the Quadracci family has enabled the company to maintain consistent strategic goals and disciplined strategy deployment, ensure continuity in its management team and enable its distinct corporate culture.

        For additional information about Quad/Graphics, see "Quad/Graphics Business" beginning on page 48.

World Color Press Inc.
999 de Maisonneuve Blvd. West
Suite 1100
Montreal, Quebec
Canada H3A 3L4
(514) 954-0101

        World Color Press is a commercial printer that provides high-value, complete market solutions, including pre-print, print and post-print services to leading retailers, branded goods companies, catalogers and publishers of magazines, books, directories and other printed media. With a presence in North American and Latin American countries (which, for the purpose of this proxy circular/prospectus, include Mexico), World Color Press is able to serve customers on a regional, national and international basis.

        World Color Press operates in a dynamic, highly fragmented and competitive printing industry and has established market-leading positions in the segments that it serves through a combination of building long-term partnerships with the world's leading print media customers, investing in key strategic technologies and expanding the scope of its product offerings and geographical presence through strategic acquisitions. The customers of World Color Press include many of the largest publishers, retailers and catalogers in the geographic areas in which it operates. With respect to retail inserts, World Color Press' customers include CVS Caremark Corporation and Wal-Mart Stores Inc. World Color Press prints catalogues for customers such as Bass Pro Shops Canada, Inc. and Limited Brands Inc. (Victoria's Secret). World Color Press' book publishing customers include Harlequin Enterprises Limited, The McGraw-Hill Companies, Inc., Pearson Education Inc., Simon & Schuster, Inc., The Reader's Digest Association Ltd. and Thomas Nelson, Inc. World Color Press prints magazines for publishers including Hachette Filipacchi Media U.S., Inc., Source Interlink Media, LLC, The Reader's Digest Association Ltd. and Wenner Media LLC. World Color Press' directories customers include Dex One Corporation, Yellow Book USA, Inc. and Yellow Pages Group Limited.

        As of April 30, 2010, World Color Press, together with its corporate office located in Montreal, Quebec, Canada, had 76 printing, distribution and office facilities located in North America and Latin America. In the United States, World Color Press is the second largest commercial printer with 56 facilities in 26 states. World Color Press is the second largest commercial printer in Canada with 12 premises in five provinces through which World Color Press offers a diversified mix of printed products and related value-added services to the Canadian market and internationally. World Color Press is also a leading commercial printer in Latin America, with eight facilities in Argentina, Brazil, Chile, Colombia, Mexico and Peru.

        As a result of a combination of factors, including declining prices and sales volume and the difficulty of obtaining new financing due to the credit crisis and global economic weakness, on January 21, 2008, Quebecor World Inc., the predecessor of World Color Press, commenced a proceeding before the Quebec Superior Court for the Judicial District of Montreal for a plan of compromise or arrangement under the Companies' Creditors Arrangement Act of Canada (sometimes referred to as the CCAA) for itself and for 53 of its U.S. subsidiaries. On January 21, 2008, Quebecor World (USA) Inc., a U.S. subsidiary of Quebecor World Inc., and 52 of its affiliates in the United States (sometimes referred to as the U.S. Debtors) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Reform Act of 1978, as amended (sometimes referred to as the U.S. Bankruptcy Code) in the U.S. Bankruptcy Court for the Southern District of New York (sometimes referred to as the U.S. Bankruptcy Court). On September 30, 2008, a Petition for Recognition of the Foreign Proceeding under Chapter 15 of the U.S. Bankruptcy Code was filed in the U.S. Bankruptcy Court with respect to Quebecor World Inc. In connection with the bankruptcy proceedings in Canada and the U.S., each of Quebecor World Inc. and the U.S. Debtors developed plans of reorganization, which were approved by the creditors of Quebecor World Inc. and the U.S. Debtors on June 22, 2009. Following hearings held jointly in the Quebec Superior Court and the U.S. Bankruptcy Court on June 30, 2009, the plans of reorganization, as amended, were sanctioned by the Quebec Superior Court and confirmed by the U.S. Bankruptcy Court, respectively. The plans of reorganization became effective on July 21, 2009 and Quebecor World Inc. and the U.S. Debtors emerged from bankruptcy protection. Consistent therewith, after the implementation of the restructuring transactions, as defined and provided for under the plans of reorganization, Quebecor World Inc. changed its name to "World Color Press Inc.", and the surviving reorganized U.S. Debtors changed their names to incorporate the World Color name. In connection with the implementation of the plans of reorganization, World Color Press, among other things, reorganized its capital structure and issued new securities to certain creditors of Quebecor World Inc. and the U.S. Debtors, in exchange for the compromise of approximately $3.1 billion of liabilities.

        For additional information about World Color Press, see "World Color Press Business" beginning on page 60 and see World Color Press' annual report on Form 40-F filed with the SEC on March 1, 2010, which is incorporated by reference into this proxy circular/prospectus.

The Arrangement (see page 71)

        World Color Press and Quad/Graphics have agreed to a statutory arrangement under Canadian law pursuant to which Quad/Graphics will acquire World Color Press and World Color Press will become a wholly-owned subsidiary of Quad/Graphics (sometimes referred to as the arrangement or the transaction) upon completion of the arrangement.

        The arrangement will be completed only after the satisfaction or waiver of the conditions to the completion of the arrangement discussed below.

        The arrangement agreement, dated as of January 25, 2010, between Quad/Graphics and World Color Press, as acceded to by 7345933 Canada Inc., the acquisition subsidiary of Quad/Graphics (sometimes referred to as the arrangement agreement), the arrangement resolution and the plan of arrangement are attached as Annex A to this proxy circular/prospectus. You are encouraged to read these documents carefully and fully, as they are the legal documents that govern the arrangement.

 What World Color Press Shareholders Will Receive in the Arrangement (see page 106)

        Subject to the terms and conditions of the arrangement agreement, upon completion of the arrangement, each outstanding World Color Press common share will be converted after a multi-step transaction into the right to receive the number of shares of Quad/Graphics class A stock equal to the Share Exchange Ratio (as defined in the arrangement agreement—see "Questions and Answers About the Transaction—Q3: What will I receive in the arrangement?" beginning on page 23), subject to adjustment in accordance with the arrangement agreement. In addition, each outstanding World Color Press common share will be entitled to any Common Cash Consideration (as defined below, see "Questions and Answers About the Transaction—Q3: What will I receive in the arrangement?" beginning on page 23).

        Upon consummation of the arrangement, Quad/Graphics' shareholders immediately prior to the arrangement will own approximately 60% of Quad/Graphics' outstanding stock and former World Color Press shareholders will own approximately 40% of Quad/Graphics' outstanding stock. The shares of Quad/Graphics class A stock have one vote per share. The shares of Quad/Graphics class B common stock (sometimes referred to as class B stock) and class C common stock (sometimes referred to as class C stock) have 10 votes per share. Members of the Quadracci family, trusts for their benefit and other affiliates of Quad/Graphics are expected to hold more than 80% of the combined company's total voting power upon consummation of the arrangement.

        In connection with the arrangement, all of the World Color Press class A convertible preferred shares (sometimes referred to as World Color Press preferred shares) outstanding immediately prior to the consummation of the arrangement will be redeemed for an amount in accordance with the terms of World Color Press' restated articles of incorporation (sometimes referred to as the World Color Press Charter). In addition, all World Color Press warrants that are outstanding immediately prior to the consummation of the arrangement will be cancelled.

        As discussed above, the consideration to be received by the World Color Press common shareholders in the arrangement will consist of two parts, the Share Exchange Ratio and the Common Cash Consideration, if any. The Share Exchange Ratio is calculated as follows. Assuming (1) holders of World Color Press preferred shares will convert their World Color Press preferred shares and accrued and unpaid dividends into World Color Press common shares if the market value of a World Color Press common share is greater than $8.00, (2) holders of World Color Press warrants will exercise their right to purchase World Color Press common shares through a cashless exercise if their warrants become exercisable, and ignoring the de minimis effect of the cashless exercise of a penny per warrant, (3) the Equity Payment Amounts are $135 million or less and (4) the number of shares of Quad/Graphics class A stock, class B stock and class C stock outstanding immediately prior to the completion of the arrangement is 28,105,645 (which is the same as it was on April 30, 2010), then, subject to minor changes in the number of World Color Press common shares outstanding, there are essentially four potential Share Exchange Ratios (depending on the 30 day volume-adjusted weighted average price of each World Color Press common share), as the following illustrative table indicates:

Illustrative Examples of Calculation of Share Exchange Ratio

		World Color Press Common Share Price(1)
		$8.00 or Below	$8.01–$12.99	$13.00–$16.29	$16.30 or Above
Quad/Graphics Outstanding Common Stock	(A)	28,105,645	28,105,645	28,105,645	28,105,645
Divided by 60%	(B)	60.0%	60.0%	60.0%	60.0%

Sub-Total	(C)=A/B	46,842,742	46,842,742	46,842,742	46,842,742
Less: Quad/Graphics Outstanding Common Stock	(A)	(28,105,645)	(28,105,645)	(28,105,645)	(28,105,645)

Total Number of Quad/Graphics Common Stock to be held by World Color Press Common Shareholders	(D)=C-A	18,737,097	18,737,097	18,737,097	18,737,097
Total Number of World Color Press Outstanding Common Shares
Common Shares	(E)	73,285,000	73,285,000	73,285,000	73,285,000
Common Shares from Conversion of Preferred Shares(2)	(F)	—	13,838,592	13,838,592	13,838,592
Common Shares from Exercise of Series I Warrants(3)	(G)	—	—	10,723,019	10,723,019
Common Shares from Exercise of Series II Warrants(3)	(H)	—	—	—	10,723,019

Total Number of World Color Press Outstanding Common Shares	(I)=E+F+G+H	73,285,000	87,123,592	97,846,611	108,569,630
Share Exchange Ratio	(J)=D/I	0.2557	0.2151	0.1915	0.1726

(1)
For illustrative purposes only. Assumes the World Color Press common share price equals the 30 day volume-weighted average price for purposes of determining if warrants are exercisable.

(2)
Equals $110,708,736, the assumed total liquidation value of the World Color Press preferred shares and accrued and unpaid dividends as of June 30, 2010, divided by the conversion price of $8 per share.

(3)
Excludes the de minimis effect of cashless exercise of the warrants.

        The Common Cash Consideration is also based on a number of variables, including the above-noted 30 day volume-adjusted weighted average price of each World Color Press common share (which affects, among other things, the effective price under the World Color Press warrant indenture, the cash settlement obligations of World Color Press deferred share units and restricted share units and the number of World Color Press common shares anticipated to be outstanding immediately prior to the completion of the arrangement). For example, using the 30 day volume-adjusted weighted average price of $12.06 of World Color Press common shares on the Toronto Stock Exchange as of and including May 20, 2010, and based on the assumptions discussed above for purposes of the illustrative examples, the Equity Payment Amounts would equal $46,320,978, and the Share Exchange Ratio (i.e., the number of shares of Quad/Graphics class A stock to be issued for each World Color Press common share) would be 0.2151 and the per share Common Cash Consideration would be $0.54 for each World Color Press common share. If, however, the Equity Payment Amounts equal $93,333,333 or more, there would be no Common Cash Consideration for World Color Press common shares.

        The determination of the actual Share Exchange Ratio and Common Cash Consideration are based on a number of variables, some of which are identified in the foregoing examples. Given that the actual Share Exchange Ratio and Common Cash Consideration will not be determined until after the World Color Press special meeting and before closing of the arrangement, the actual Share Exchange Ratio and Common Cash Consideration may differ from the examples above, including the example based on the 30 day volume-adjusted weighted average price of World Color Press common shares as of and including May 20, 2010. You are strongly encouraged to review the more detailed illustrative examples set forth in the tabular disclosures on pages 112 to 115 of this proxy circular/prospectus to see how the Equity Payment Amounts, the Share Exchange Ratio, the aggregate Common Cash Consideration and the per share Common Cash Consideration may change.

        Starting on or about June 7, 2010, World Color Press will post on the investors section of its website updated illustrative examples of the calculation of the Share Exchange Ratio and the Common Cash Consideration based on the then-current 30 day volume-adjusted weighted average price of World Color Press common shares, and will update the examples on a weekly basis until the anticipated closing date. The address of the website where the examples will be posted is www.worldcolor.com/investors/index.aspx.

        Quad/Graphics will not issue fractional shares pursuant to the arrangement. As a result, the total number of shares of Quad/Graphics class A stock that each holder of World Color Press common shares would otherwise receive pursuant to the arrangement will be rounded down to the nearest whole number, and each holder of World Color Press common shares will receive such whole number of shares of Quad/Graphics class A stock and a cash payment for the remaining fraction of a share of Quad/Graphics class A stock that such shareholder would otherwise receive, based on the average of the daily high and low sales price per World Color Press common share on the Toronto Stock Exchange on the last trading day before the closing date of the arrangement.

        It is currently anticipated that the arrangement will be completed within approximately seven days after approval of the arrangement by the shareholders of World Color Press and Quad/Graphics, depending on receipt of a final order of the Quebec Superior Court pursuant to the Canada Business Corporations Act (sometimes referred to as the CBCA) and the satisfaction of any other remaining closing conditions.

Holders of World Color Press Common Shares Will Have Dissent Rights in Connection with the Arrangement (see page 104)

        Under the Interim Order, holders of World Color Press common shares have rights of dissent in respect of the arrangement. Therefore, a holder of World Color Press common shares may elect to be paid cash for such shareholder's shares in accordance with the procedures set forth in the CBCA, as modified by the plan of arrangement and the Interim Order. The plan of arrangement is included as part of Annex A attached hereto. Copies of Section 190 of the CBCA and the Interim Order are attached hereto as Annex F and part of Annex G, respectively. It is a condition to Quad/Graphics' obligation to consummate the arrangement that not more than 7.5% of the outstanding World Color Press common shares as of the closing shall have validly exercised and not withdrawn dissent rights.

Opinion of World Color Press' Financial Advisor (see page 79)

        World Color Press' financial advisor, Morgan Stanley & Co. Incorporated (sometimes referred to as Morgan Stanley), rendered its oral opinion, subsequently confirmed in writing, that as of January 25, 2010, and based on and subject to the various assumptions, qualifications, considerations and limitations set forth in the opinion, the number of shares of Quad/Graphics class A stock equal to the Share Exchange Ratio and the Common Cash Consideration (sometimes referred to collectively as the transaction consideration) to be received by the holders of World Color Press common shares pursuant to the arrangement agreement was fair from a financial point of view to the holders of World Color Press common shares.

        The full text of the written opinion of Morgan Stanley, dated as of January 25, 2010, is attached to this proxy circular/prospectus as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley encourages you to read carefully the entire opinion. The opinion, and the other views and analysis of Morgan Stanley referenced throughout this proxy circular/prospectus, do not constitute a recommendation to any holder of World Color Press common shares as to how to vote at any shareholders' meeting to be held in connection with the arrangement. In addition, the opinion does not in any manner address the price at which the Quad/Graphics class A stock will trade at any time following consummation of the arrangement. Morgan Stanley provided its opinion for the information and assistance of the World Color Press board of directors in connection with the directors' consideration of the arrangement and addresses only the fairness from a financial point of view of the transaction consideration pursuant to the arrangement agreement to holders of World Color Press common shares as of the date of the opinion. It does not address any other aspect of the arrangement. The summary of the opinion of Morgan Stanley set forth in this proxy circular/prospectus is qualified in its entirety by reference to the full text of the opinion.

        Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, January 25, 2010. Events occurring after January 25, 2010 may affect the opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm the opinion.

        Pursuant to a letter agreement, World Color Press engaged Morgan Stanley to act as its financial advisor in connection with the proposed arrangement and World Color Press agreed to pay Morgan Stanley a customary fee estimated by Morgan Stanley to be approximately $11.5 million, subject to change based on the final transaction consideration to be received by the holders of World Color Press common shares, all of which is payable upon the consummation of the arrangement. World Color Press has also agreed to reimburse Morgan Stanley for its reasonable expenses, including attorneys' fees and disbursements.

Income Tax Treatment of the Exchange of World Color Press Common Shares for Shares of Quad/Graphics Class A Stock (see pages 133 and 139)

  United States

        For U.S. federal income tax purposes, U.S. Holders (as defined in "Material United States Federal Income Tax Considerations" beginning on page 133) who own World Color Press common shares or preferred shares will recognize gain or loss on their disposition of such shares pursuant to the arrangement. Any such gain or loss will constitute capital gain or loss.

        Any gain that is recognized on a disposition by a Non-U.S. Holder (as defined in "Material United States Federal Income Tax Considerations") of World Color Press common shares or preferred shares pursuant to the arrangement will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with the conduct of a trade or business (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder; or

  •
  in the case of a Non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale, and certain other conditions are met.

        U.S. Holders and Non-U.S. Holders who own World Color Press common shares or preferred shares are urged to read "Material United States Federal Income Tax Considerations" beginning on page 133 and to consult their own tax advisors with respect to the United States federal income tax consequences of the arrangement.

  Canada

        Generally, a Canadian resident shareholder whose World Color Press common shares are disposed of pursuant to the arrangement will realize a capital gain (or capital loss) equal to the amount, if any, by which the amount of cash and the fair market value of Quad/Graphics class A stock received for such World Color Press common shares pursuant to the arrangement, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the World Color Press common shares to the shareholder immediately before the disposition.

        Generally, a shareholder not resident in Canada will not be subject to tax under the Income Tax Act (Canada) (sometimes referred to as the Tax Act) on any capital gain realized on a disposition of World Color Press common shares pursuant to the arrangement, unless the World Color Press common shares are "taxable Canadian property" to the shareholder for purposes of the application of the Tax Act and the shareholder is not entitled to relief under an applicable income tax convention between Canada and the country in which the shareholder is resident.

        Shareholders of World Color Press whose common shares constitute "taxable Canadian property" and shareholders of World Color Press preferred shares should consult their own tax advisors having regard to their particular circumstances.

        The foregoing is a brief summary of the material Canadian federal income tax consequences only. Shareholders are urged to read "Material Canadian Federal Income Tax Considerations" beginning on page 139 and consult their own tax advisors to determine the particular consequences to them of exchanging of their World Color Press common shares under the arrangement.

Approval Required by World Color Press Shareholders to Complete the Arrangement (see page 65)

        The arrangement resolution will be approved if a quorum in respect of the World Color Press common shares and the World Color Press preferred shares is present and at least two-thirds of the votes cast by the holders of World Color Press common shares and the World Color Press preferred shares, voting together as a single class, are cast in favor of the arrangement resolution. A failure to vote, a vote to abstain or a broker or other intermediary "non-vote" will have no effect on the outcome of the vote on the arrangement resolution if a quorum is present.

        Each World Color Press common share has one vote and each World Color Press preferred share has 1.0851 votes on the arrangement resolution.

        On May 17, 2010, which is the record date for determining those World Color Press shareholders who are entitled to vote at the World Color Press special meeting, no directors or executive officers of World Color Press or their affiliates beneficially owned or had the right to vote any World Color Press common shares or preferred shares.

Recommendations of World Color Press to Shareholders (see page 63)

        The World Color Press board of directors has reviewed and considered the terms of the arrangement and the arrangement agreement and has unanimously determined that the arrangement agreement and the transactions contemplated by the arrangement agreement, including the arrangement, are fair to the holders of World Color Press common shares and in the best interests of World Color Press and unanimously recommends that World Color Press shareholders vote FOR the arrangement resolution.

World Color Press' Reasons for the Arrangement (see page 76)

        At a special meeting held on January 25, 2010, World Color Press' board of directors determined by unanimous vote that the arrangement is in the best interests of World Color Press and its shareholders. In reaching its decision to approve the arrangement agreement and the arrangement, and its determination that the arrangement is in the best interests of World Color Press and its shareholders, World Color Press' board of directors received advice from World Color Press management and legal, financial, tax and accounting advisors and considered a number of factors.

        The arrangement is projected to increase the value of World Color Press' equity interests by permitting the World Color Press shareholders to participate in the realization of the economic and operating synergies and other benefits anticipated to result from the combination of Quad/Graphics and World Color Press. See "The Arrangement—World Color Press' Reasons for the Arrangement; Recommendation of the Board of Directors" beginning on page 76 for additional information.

Quad/Graphics' Reasons for the Arrangement (see page 92)

        Quad/Graphics believes that the acquisition of World Color Press will, among other things, enable the combined company to optimize plant and machine utilization, as well as mailing and logistics utilization and costs, enable Quad/Graphics to leverage its efficient, modern manufacturing platform and result in an estimated $225 million of pre-tax annualized synergies within 24 months after the consummation of the arrangement, at an estimated one-time cost to achieve of approximately $195 to $240 million (based on an analysis developed by Quad/Graphics' management). See "The Arrangement—Quad/Graphics' Reasons for the Arrangement" beginning on page 92 for additional information.

Approval Required by Quad/Graphics Shareholders to Complete the Arrangement

        In order to complete the arrangement, Quad/Graphics shareholders must approve the transactions contemplated by the arrangement agreement, including amending and restating the Quad/Graphics restated articles of incorporation (sometimes referred to as the Quad/Graphics Charter). That vote is assured since holders of Quad/Graphics common stock having more than 50% of the voting power have entered into a voting agreement in support of the transactions contemplated by the arrangement agreement.

Completion of the Transaction is Subject to Regulatory Clearance (see page 102)

        To complete the arrangement, Quad/Graphics and World Color Press must receive approval from and/or make filings with various regulatory authorities. Quad/Graphics and World Color Press filed their respective Pre-Merger (Arrangement) Notification and Report Forms with the United States Department of Justice (sometimes referred to as the DOJ) and the United States Federal Trade Commission (sometimes referred to as the FTC) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (sometimes referred to as the HSR Act) effective as of February 26, 2010. The waiting periods under the HSR Act expired on March 29, 2010. On March 25, 2010, Quad/Graphics and World Color Press received a no action letter and waiver of the filing requirement under the Canadian Competition Act and on May 17, 2010 Quad/Graphics secured approval of the arrangement under the Investment Canada Act. The remaining required regulatory and court approvals include, among others, approval of the arrangement by the Québec Superior Court.

        The hearing in respect of the final order concerning the approval of the Québec Superior Court is currently scheduled to take place on June 28, 2010. At the hearing, World Color Press shareholders and other interested parties may present evidence or arguments to the court regarding the fairness of the arrangement and other matters relating to it. Any person who wishes to so appear must serve and file a written appearance (as set forth in the notice of application in respect of the final order, a copy of which is attached to this proxy circular/prospectus as part of Annex G), on or before June 16, 2010. If such appearance is filed with a view to contesting such application or to making representations in relation thereto, such person must also serve and file written representations supported, as to the facts, by affidavit(s) and exhibit(s), if any, on or before June 18, 2010 and satisfy any other requirements of the court.

        See "The Arrangement—Court Approval of the Arrangement and Completion of the Arrangement" and "The Arrangement—Regulatory Approvals" beginning on pages 101 and 102, respectively, of this proxy circular/prospectus for a discussion of the status of these approvals.

 Quad/Graphics Articles and Bylaws Will Be Amended in Connection with Completion of the Arrangement

        Quad/Graphics will amend and restate its restated articles of incorporation and will amend its bylaws in connection with the consummation of the arrangement.

        You should read the complete text of the Quad/Graphics Charter and the amended bylaws of Quad/Graphics (sometimes referred to as the Quad/Graphics Bylaws), which are attached as Annex C and Annex D to this proxy circular/prospectus, respectively, in conjunction with this summary. The Quad/Graphics Charter and the Quad/Graphics Bylaws that will become effective upon completion of the arrangement will be in substantially the same form as those attached as Annex C and Annex D.

Quad/Graphics' Existing Shareholders Will Receive a Cash Distribution in Connection with Completion of the Arrangement (see Note 1 to the Unaudited Pro Forma Condensed Combined Financial Statements)

        Simultaneously with the consummation of the arrangement, $140 million will be distributed in cash to Quad/Graphics' existing shareholders.

World Color Press Directors and Executive Officers Have Interests in the Transaction that May Be Different from, or in Addition to, the Interests of the World Color Press Shareholders (see page 98)

        World Color Press shareholders should be aware that World Color Press directors and executive officers may have interests in the arrangement that are different from, or in addition to, World Color Press shareholders' interests when they consider the recommendation of the World Color Press board of directors that they vote to approve the arrangement resolution. Those interests include, among other things, benefits that may become payable under change in control severance agreements, the accelerated vesting of certain deferred share units and restricted share units held by or issuable to the directors and executive officers, potential retention and transaction bonuses for certain employees and the appointment of two of the World Color Press directors to the Quad/Graphics board of directors, who will be Mark A. Angelson, the Chairman and Chief Executive Officer of World Color Press, and Thomas O. Ryder, World Color Press' lead independent director.

        As a result, the directors and executive officers of World Color Press may be more likely to recommend the approval of the arrangement resolution than if they did not have these interests.

Completion of the Transaction is Subject to the Satisfaction of a Number of Conditions (see page 127)

        The respective obligations of World Color Press and Quad/Graphics to complete the arrangement are subject to the satisfaction or waiver of conditions relating to, among other things, certain approvals of World Color Press and Quad/Graphics shareholders; certain regulatory clearances; the SEC having declared effective, without any stop order or proceedings seeking a stop order, the Quad/Graphics registration statement of which this proxy circular/prospectus forms a part and the receipt of the approval for listing of the Quad/Graphics class A stock to be issued pursuant to the arrangement by the national securities exchange in the United States that will list such stock, subject to official notice of issuance; and certain other conditions customary for transactions of this type.

        The obligation of Quad/Graphics to complete the transactions contemplated by the arrangement agreement is further subject to the satisfaction or waiver of conditions relating to, among other things:

  •
  the accuracy of World Color Press' representations and warranties and World Color Press' performance of its obligations under the arrangement agreement;

  •
  the non-occurence after the date of the arrangement agreement of certain developments, effects or changes reasonably expected to have a material adverse effect on World Color Press;

  •
  World Color Press having consummated the redemption of its outstanding preferred shares for a fixed cash purchase price determined in accordance with its restated articles of incorporation and the cancellation of all outstanding warrants;

  •
  World Color Press' indenture dated as of July 21, 2009 with respect to the 10% senior guaranteed notes due July 15, 2013 (as amended and supplemented from time to time, sometimes referred to as the Senior Notes Indenture) having been terminated or the covenants of World Color Press under the Senior Notes Indenture having been terminated or made inapplicable to World Color Press and its affiliates;

  •
  the total number of World Color Press common shares with respect to which dissent rights have been properly exercised and not withdrawn not exceeding 7.5% of the outstanding World Color Press common shares as of the closing date; and

  •
  no claim, action, suit, arbitration, proceeding, investigation or inquiry having been commenced by the FTC, the DOJ, the Commissioner of Competition (sometimes referred to as the Commissioner) or the Minister of Industry (sometimes referred to as the Minister) against Quad/Graphics, World Color Press, any of their respective subsidiaries or any of the directors or officers of any of them, with respect to the transactions contemplated by the arrangement agreement.

        The obligation of World Color Press to complete the transactions contemplated by the arrangement agreement is further subject to the satisfaction or waiver conditions relating to, among other things:

  •
  the accuracy of Quad/Graphics' representations and warranties and Quad/Graphics' performance of its obligations under the arrangement agreement; and

  •
  the non-occurence after the date of the arrangement agreement of certain developments, effects or changes reasonably expected to have a material adverse effect on Quad/Graphics.

How the Arrangement Agreement May Be Terminated by Quad/Graphics and World Color Press (see page 128)

        The arrangement agreement may be terminated in any of the following ways:

  •
  by mutual written consent of Quad/Graphics and World Color Press;

  •
  by either Quad/Graphics or World Color Press if:

  •
  certain laws or orders relating to the transaction have been enacted, entered or issued;

  •
  the arrangement has not been completed within 210 days of the date of the arrangement agreement, subject to specified exceptions;

  •
  certain breaches of the arrangement agreement or non-solicitation obligations are made by the other party;

  •
  certain approvals of World Color Press or Quad/Graphics shareholders are not obtained;

    •
    the board of directors of the other party fails to make or reconfirm its recommendation, or changes its recommendation, or recommends any acquisition proposal or superior proposal, at the times indicated in the arrangement agreement; or

    •
    prior to the time that the other party's shareholder approval is obtained, the other party has entered into an instrument contemplating or otherwise relating to any acquisition proposal or superior proposal or requiring such other party to abandon, terminate or fail to consummate any of the transactions contemplated by the arrangement agreement.

Termination Fees and Expenses May Be Payable Under Some Circumstances (see page 128)

  Fees Payable by Quad/Graphics:

        Quad/Graphics will be required to reimburse World Color Press for its fees and expenses up to a limit of $20 million and pay a termination fee of up to $40 million to World Color Press (provided that any termination fee payable will be reduced by the amount of any fees and expenses previously reimbursed) in the event that the arrangement agreement terminates under specified circumstances.

  Fees Payable by World Color Press:

        World Color Press will be required to reimburse Quad/Graphics for its fees and expenses up to a limit of $20 million and pay a termination fee of up to $40 million to Quad/Graphics (provided that any termination fee payable will be reduced by the amount of any fees and expenses previously reimbursed) in the event that the arrangement agreement terminates under specified circumstances.

Quad/Graphics Class A Stock is Expected to be Listed on the NYSE or NASDAQ (see page 104)

        Quad/Graphics common stock currently is not publicly traded. In connection with the consummation of the arrangement, Quad/Graphics' class A stock is expected to be listed on the NYSE or NASDAQ (both of which are "designated stock exchanges" for purposes of the Tax Act) under the symbol "QGI" or "QGIX".

After the consummation of the transaction, Quad/Graphics will be controlled by members of the Quadracci family, trusts for their benefit and other affiliates of Quad/Graphics (see page 34)

        Upon consummation of the arrangement, members of the Quadracci family, trusts for their benefit and other affiliates of Quad/Graphics are expected to hold more than 80% of the combined company's total voting power. As a result, the Quadracci family members, trusts and other affiliates will be able to exercise a controlling influence over the combined company's business, will have the power to elect its directors and will indirectly control decisions such as whether to issue additional shares, declare and pay dividends or enter into corporate transactions.

Voting and Support Agreement (see page 152)

        Concurrently with the execution of the arrangement agreement, World Color Press, the trustees and certain beneficiaries under that certain amended and restated voting trust agreement, dated as of April 29, 2000, as amended, among certain members of the Quadracci family and the trustees (sometimes referred to as the voting trust agreement) (the voting trust created under the voting trust agreement is sometimes referred to as the Quad/Graphics voting trust) and the Quad/Graphics voting trust entered into a voting and support agreement. Pursuant to the voting and support agreement, each of the Quad/Graphics voting trust and the beneficiaries who executed the voting and support agreement agreed, among other things, to vote all trust certificates and/or Quad/Graphics shares held by them in favor of the approval of the transactions contemplated by the arrangement agreement, including the adoption of the Quad/Graphics Charter, and against any acquisition proposal or any other action, agreement or transaction that would reasonably be expected to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the arrangement.

Differences Exist Between the Rights of Quad/Graphics and World Color Press Common Shareholders (see page 271)

        The rights of Quad/Graphics' and World Color Press common shareholders under their respective business corporation laws are different. There are additional differences in the rights of Quad/Graphics shareholders and World Color Press shareholders as a result of the provisions of the articles of incorporation, bylaws and other corporate documents of each company. As a result of these differences, the rights of former World Color Press common shareholders in the combined company will differ from their current rights in World Color Press. For example, after the consummation of the arrangement:

  •
  The combined company's board will be able to fill vacancies without a quorum and without shareholder action;

  •
  The shareholder vote required to remove directors from the combined company's board will generally be 66 2/3%;

  •
  The personal liability of a director of the combined company will be limited by statute without the requirement that a unanimous shareholder agreement be adopted;

  •
  A majority of shareholders of the combined company will be required for a quorum (so shareholders who hold their shares outside of the Quad/Graphics voting trust will not be able to form a quorum);

  •
  A special meeting of the combined company may be called only by the board of directors, the chairman of the board, the chief executive or the president or upon the demand of holders of record of shares representing at least 10% of the votes entitled to be cast at the special meeting;

  •
  If, as is intended, Quad/Graphics class A stock is listed on the NYSE or NASDAQ, holders of such class A stock generally will not be entitled to dissenters' rights;

  •
  Shareholders of the combined company will not be entitled to the Canadian rights to bring certain derivative actions or to seek an "oppression remedy" in certain circumstances; and

  •
  Not all shareholders of the combined company will have the same voting rights, since, while all World Color Press common shares currently are entitled to one vote, some shares of the combined company (Quad/Graphics Class B stock and Quad/Graphics class C stock) will have 10 votes per share.

        See "Comparison of the Rights of Quad/Graphics and World Color Press Common Shareholders" beginning on page 271 of this proxy circular/prospectus for additional information.

The Arrangement and the Performance of the Combined Company are Subject to a Number of Risks (see page 29)

        There are a number of risks relating to the arrangement and to the businesses of Quad/Graphics, World Color Press and the combined company following the completion of the arrangement. See "Risk Factors" beginning on page 29 of this proxy circular/prospectus for a discussion of these and other risks and see also the documents that World Color Press has filed with the SEC and which have been incorporated by reference into this proxy circular/prospectus.

 SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following selected historical financial information is being provided to assist you in your analysis of the financial aspects of the arrangement.

        Certain Quad/Graphics quarterly historical information is derived from the unaudited condensed consolidated financial statements of Quad/Graphics as of March 31, 2010 and 2009 and for the three months ended March 31, 2010 and 2009, appearing elsewhere in this proxy circular/prospectus. Certain Quad/Graphics annual historical information is derived from the audited consolidated financial statements of Quad/Graphics as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, appearing elsewhere in this proxy circular/prospectus. The Quad/Graphics annual historical information is also derived from the audited consolidated financial statements of Quad/Graphics as of December 31, 2007, 2006 and 2005 and for each of the years in the two year period ended December 31, 2006, which are not included in this proxy circular/prospectus. Quad/Graphics historical financial statements have been prepared in accordance with United Stated generally accepted accounting principles (sometimes referred to as U.S. GAAP).

        Certain World Color Press quarterly historical information is derived or extracted from the unaudited consolidated financial statements of World Color Press as of March 31, 2010 and 2009 and for the three months ended March 31, 2010 and 2009, as incorporated by reference herein. Certain World Color Press annual historical information is derived or extracted from the audited consolidated financial statements of World Color Press as of December 31, 2009 and 2008 and for the seven months ended July 31, 2009 (fresh start reporting date), the five months ended December 31, 2009 and for each of the years in the two-year period ended December 31, 2008, as incorporated by reference herein. The World Color Press annual historical information is also derived or extracted from the audited consolidated financial statements of World Color Press as of December 31, 2007, 2006 and 2005 and for each of the years in the two-year period ended December 31, 2006, which are not incorporated herein. World Color Press historical financial statements have been prepared in accordance with Canadian generally accepted accounting principles (sometimes referred to as Canadian GAAP). For a discussion of the significant differences between Canadian GAAP and U.S. GAAP as they relate to the World Color Press financial statements, see Note 20 to the World Color Press consolidated financial statements for the three months ended March 31, 2010 and Note 33 to the World Color Press consolidated financial statements for the year ended December 31, 2009.

        The information is only a summary and should be read in conjunction with (i) the Quad/Graphics audited consolidated financial statements for the year ended December 31, 2009 and notes thereto included in "Financial Statements of Quad/Graphics" beginning on page FS-1, (ii) the Quad/Graphics unaudited condensed consolidated financial statements for the three months ended March 31, 2010 and notes thereto included in "Financial Statements of Quad/Graphics" beginning on page FS-36 (iii) the audited consolidated financial statements and notes thereto of World Color Press for the year ended December 31, 2009 included in the World Color Press annual report on Form 40-F filed with the SEC on March 1, 2010, which has been incorporated by reference into this proxy circular/prospectus, and (iv) the unaudited consolidated financial statements and notes thereto of World Color Press for the three months ended March 31, 2010 included in the World Color Press report on Form 6-K filed with the SEC on May 10, 2010, which has been incorporated by reference into this proxy circular/prospectus, as well as other information that has been filed by World Color Press with the SEC. See "Where You Can Find More Information" beginning on page 289 of this proxy circular/prospectus for information on where you can obtain copies of this World Color Press information.

        The historical results included below and elsewhere in this proxy circular/prospectus are not necessarily indicative of the future performance of Quad/Graphics, World Color Press or the combined company.

 Quad/Graphics Selected Historical Financial Information
(amounts in millions, except per share data)

	As of and for the three months ended March 31,		As of and for the year ended December 31,
	2010	2009	2009	2008	2007	2006	2005
Total net sales	$403.6	$415.5	$1,788.5	$2,266.7	$2,048.8	$2,024.9	$1,951.3
Operating income	4.0	11.4	112.4	174.3	246.7	234.0	226.0
Net earnings (loss) attributable to Quad/Graphics common shareholders	(8.5)	(4.5)	52.8	109.1	178.4	159.2	390.2	(1)
Total assets	2,076.8	2,187.0	2,109.2	2,326.4	2,396.9	2,144.9	2,104.2
Long-term debt and capital lease obligations (excluding current portion)	756.1	970.7	765.5	967.3	800.6	870.2	871.6
Weighted average number of common shares outstanding
Basic	28.1	28.4	28.3	28.7	29.5	29.7	29.8
Diluted	28.1	28.4	29.2	29.7	30.6	30.9	30.9
Earnings (loss) per share attributable to Quad/Graphics common shareholders
Basic	$(0.30)	$(0.16)	$1.87	$3.80	$6.05	$5.36	$13.09
Diluted	(0.30)	(0.16)	1.81	3.67	5.83	5.15	12.63
Dividends per share of common stock(2)	0.50	—	0.50	0.50	1.00	1.00	2.00

(1)
Effective January 1, 2005, Quad/Graphics changed the tax status of certain entities within the Quad/Graphics legal structure to S corporation status under the provisions of the Internal Revenue Code of 1986, as amended (sometimes referred to as the Internal Revenue Code). From that point, these entities within Quad/Graphics have generally not been subject to income taxes for United States federal and state income tax purposes. The impact from the conversion to S corporation status resulted in $230.6 million of income, primarily related to the reversal of net deferred tax liabilities and has been included in the 2005 net earnings attributable to Quad/Graphics common shareholders. Upon the consummation of the arrangement, Quad/Graphics will change its legal status from a S corporation to a C corporation.

(2)
Excludes aggregate tax distributions declared to S corporation shareholders of $0.9 million, $5.8 million, $18.0 million, $37.0 million, $77.0 million, $60.1 million and $66.8 million during the three months ended March 31, 2010 and 2009 and the years ended December 31, 2009, 2008, 2007, 2006 and 2005, respectively.

 World Color Press Selected Historical Financial Information
(amounts in millions, except per share data)

Canadian GAAP Information

	Successor	Predecessor	Successor	Predecessor	Predecessor as of and for the year ended December 31,
	Three months ended March 31, 2010	Three months ended March 31, 2009	Five months ended December 31, 2009	Seven months ended July 31, 2009	2008	2007	2006	2005
Operating revenues	$692	$752	$1,337	$1,735	$4,017	$4,655	$5,061	$5,120
Operating income (loss)	(11)	(30)	78	(14)	(462)	(1,887)	196	346
Net income (loss) from continuing operations	(29)	(126)	21	(175)	(944)	(1,837)	119	180
Net income (loss)	(29)	(126)	21	(175)	(1,659)	(2,200)	28	(163)
Total assets	2,419	2,668	2,482		2,820	4,163	5,823	5,700
Long-term debt (excluding current portion)(6)	488	61	486		61	1,313	2,102	1,848
Redeemable preferred shares, liability	107	29	98		35	179	150	151
Weighted average number of equity shares outstanding (Basic and Diluted)	73.3	202.7	73.3	205.5	182.6	131.9	131.4	131.8
Earnings (loss) per common share (Basic and Diluted)
Continuing operations	$(0.40)	$(0.64)	$0.29	$(0.89)	$(5.26)	$(14.10)	$0.65	$1.06
Net income (loss)	(0.40)	(0.64)	0.29	(0.89)	(9.18)	(16.85)	(0.04)	(1.53)
Dividends per equity share	—	—	—	—	—	—	0.30	0.56

U.S. GAAP Information

	Successor	Predecessor	Successor	Predecessor	Predecessor as of and for the year ended December 31,
	Three months ended March 31, 2010	Three months ended March 31, 2009	Five months ended December 31, 2009	Seven months ended July 31, 2009	2008	2007	2006	2005
Operating revenues	$692	$752	$1,337	$1,735	$4,017	$4,655	$5,060	$5,105
Operating income (loss)	(11)	(34)	78	(22)	(463)	(1,888)	195	331
Net income (loss) from continuing operations(5)	(59)	(143)	65	1,963	(936)	(1,861)	118	173
Net income (loss)(5)	(59)	(143)	65	1,963	(1,553)	(2,224)	30	(170)
Total assets	2,632	2,567	2,720		2,733	4,136	5,744	5,689
Long-term debt (excluding current portion)(6)	548	101	552		102	1,374	2,103	1,843
Redeemable preferred shares, liability	—	—	—		—	—	—	—
Weighted average number of equity shares outstanding—Basic	73.3	202.7	73.3	205.5	182.6	131.9	131.4	131.8
Weighted average number of equity shares outstanding—Diluted	73.3	202.7	86.2	220.5	182.6	131.9	131.4	131.8
Earnings (loss) per common share—Basic
Continuing operations	$(0.90)	$(0.73)	$0.75	$9.50	$(5.25)	$(14.36)	$0.64	$1.01
Net income (loss)	(0.90)	(0.73)	0.75	9.50	(8.63)	(17.11)	(0.03)	(1.59)
Earnings (loss) per common share—Diluted
Continuing operations	$(0.90)	$(0.73)	$0.38	$8.85	$(5.25)	$(14.36)	$0.64	$1.01
Net income (loss)	(0.90)	(0.73)	0.38	8.85	(8.63)	(17.11)	(0.03)	(1.59)
Dividends per equity share	—	—	—	—	—	—	0.30	0.56

(1)
On July 21, 2009, upon emergence from bankruptcy protection under the CCAA in Canada and Chapter 11 of the U.S. Bankruptcy Code in the United States, World Color Press was required to adopt "fresh start" financial accounting in accordance with The Canadian Institute of Chartered Accountants Handbook Section 1625, Comprehensive Revaluation of Assets and Liabilities, pursuant to Canadian GAAP, and Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code, now codified as ASC 852, Reorganizations, pursuant to U.S. GAAP. Under fresh start accounting, World Color Press undertook a comprehensive re-evaluation of its assets and liabilities as established in the plan of compromise and reorganization and World Color Press became a new entity for financial reporting purposes (that new entity referred to as the "Successor", and the periods prior to the fresh start date are referred to as the periods of the "Predecessor"). Fresh start accounting was adopted as of the nearest month-end date of July 31, 2009 (sometimes referred to as the Fresh-start Date), as the activity between July 22, 2009 and July 31, 2009 was deemed by World Color Press to be immaterial. Accordingly, the consolidated financial statements of the Successor on or after August 1, 2009 are not comparable to the consolidated financial statements of the Predecessor prior to that date.

(2)
World Color Press changed its functional currency at the Fresh-start Date to the U.S. dollar. The Predecessor had a Canadian dollar functional currency for all periods prior to the Fresh-start Date.

(3)
World Color Press adopted new accounting policies under Canadian GAAP related to inventories in 2008 and financial instruments and hedging in 2007. These new accounting policies were adopted prospectively, which impacts comparisons to prior years.

(4)
The statement of income (loss) data for 2007, 2006 and 2005 presented have been retrospectively adjusted for the discontinued operations that occurred in 2008. The balance sheet data do not retrospectively exclude amounts related to such discontinued operations.

(5)
As a result of the fresh start accounting described in note (1) above, World Color Press recorded in net earnings fresh start adjustments of $449 million and an after-tax gain on settlement of compromised debt of $1,701 million under U.S. GAAP for the seven month period ended July 31, 2009.

(6)
Long-term debt includes unsecured notes to be issued and convertible notes, but excludes debt included in liabilities subject to compromise, debtor-in-possession financing and secured financing that were classified as current for the periods ended December 31, 2007 and 2008 and March 31, 2009 once World Color Press had filed for bankruptcy protection.

 Selected Unaudited Pro Forma Condensed Combined Financial Information

        The arrangement will be accounted for under the acquisition method of accounting under U.S. GAAP, which means the assets and liabilities of World Color Press will be recorded, as of completion of the arrangement, at their respective estimated fair values and added to those of Quad/Graphics. For a more detailed description of acquisition accounting, see "The Arrangement—Accounting Treatment" beginning on page 101 of this proxy circular/prospectus.

        The selected unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 198 of this proxy circular/prospectus. The selected unaudited pro forma condensed combined financial information presented below:

  •
  reflects the acquisition method of accounting and gives effect to the arrangement, in the case of the consolidated statements of operations, as though the arrangement had occurred as of January 1, 2009 and, in the case of the consolidated balance sheet information, as though the arrangement had occurred as of March 31, 2010;

  •
  has been prepared giving effect to the issuance of such number of shares of Quad/Graphics class A stock equal to the Share Exchange Ratio in exchange for each outstanding World Color Press common share (assumed, for these purposes only, to be 0.2151 shares of Quad/Graphics class A stock for each World Color Press common share);

  •
  historical results for World Color Press for the year ended December 31, 2009 have been adjusted to assume emergence from bankruptcy protection and the fresh start accounting adjustments and exit financing structure as of January 1, 2009;

  •
  includes adjustments, which are preliminary and will be revised;

  •
  may have been different had the companies actually been combined as of January 1, 2009 and March 31, 2010; and

  •
  does not reflect the effect of synergies that may result from the arrangement.

        You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after completion of the arrangement.

 Unaudited Pro Forma Condensed Combined Financial Information (amounts in millions, except per share data)

	Three Months Ended March 31, 2010	Year Ended December 31, 2009
Statement of operations information
Total net sales	$1,095.6	$4,872.5
Operating income	3.6	204.7
Net earnings (loss) attributable to common shareholders	(17.8)	48.5
Net earnings (loss) per share attributable to common shareholders
Basic	$(0.38)	$1.03
Diluted	$(0.38)	$1.01
Weighted average number of common shares outstanding
Basic	46.8	47.0
Diluted	46.8	47.9

As of March 31, 2010
Balance sheet information
Cash and cash equivalents	$127.0
Total assets	5,175.3
Long-term debt, unsecured notes to be issued and capital lease obligations (excluding current portion)	1,724.6
Total liabilities	3,624.4

 Historical and Unaudited Pro Forma Combined Per Share Information

        The following table sets forth selected unaudited pro forma combined per share information reflecting the arrangement between Quad/Graphics and World Color Press under the acquisition method of accounting and historical per share information of Quad/Graphics and World Color Press, respectively, and unaudited pro forma combined World Color Press equivalent per share information. You should read this information in conjunction with (a) the selected historical financial information included elsewhere in this proxy circular/prospectus; (b) the consolidated financial statements and notes included in "Financial Statements of Quad/Graphics" beginning on pages FS-1 and FS-36; and (c) the consolidated financial statements and notes included in the World Color Press annual report on Form 40-F filed with the SEC on March 1, 2010 and report on Form 6-K filed with the SEC on May 10, 2010, which have been incorporated by reference into this proxy circular/prospectus. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 198 of this proxy circular/prospectus. The historical per share information is derived from the historical consolidated financial statements of Quad/Graphics prepared pursuant to U.S. GAAP for the three months ended March 31, 2010 and the year ended December 31, 2009 and the historical consolidated financial statements of World Color Press for the three months ended March 31, 2010, the seven months ended July 31, 2009 (fresh start reporting date) and for the five months ended December 31, 2009. World Color Press' historical consolidated financial statements have been prepared in accordance with Canadian GAAP and include a discussion of the significant differences between Canadian GAAP and U.S. GAAP in Note 20 to the World Color Press consolidated financial statements for the three months ended March 31, 2010 and Note 33 to the World Color Press audited consolidated financial statements for the year ended December 31, 2009. The information for World Color Press presented below is prepared pursuant to U.S. GAAP.

        The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of Quad/Graphics and World Color Press would have been had the companies been combined during the periods presented or to project Quad/Graphics' and World Color Press' results of operations that may be achieved after completion of the arrangement.

	Three Months Ended March 31, 2010	Year Ended December 31, 2009
Unaudited pro forma combined
Net earnings (loss) per share attributable to common shareholders
Basic	$(0.38)	$1.03
Diluted	(0.38)	1.01
Dividends declared per common share(1)	0.50	0.50
Book value per common share	33.13	33.28
Quad/Graphics—historical
Earnings (loss) per share attributable to Quad/Graphics common shareholders
Basic	$(0.30)	$1.87
Diluted	(0.30)	1.81
Dividends declared per common share(2)	0.50	0.50
Book value per common share	31.77	32.85

	Successor	Predecessor	Successor	Predecessor
	Three months ended March 31, 2010	Three months ended March 31, 2009	Five months ended December 31, 2009	Seven months ended July 31, 2009
World Color Press—historical
Net income (loss) per share attributable to World Color Press common shareholders
Basic	$(0.90)	$(0.73)	$0.75	$9.50
Diluted	(0.90)	(0.73)	0.38	8.85
Dividends declared per common share	—	—	—	—
Book value per common share	10.04		10.94

	Three Months Ended March 31, 2010	Year Ended December 31, 2009
Unaudited World Color Press equivalents based on combination of Quad/Graphics and World Color Press(3)
Earnings (loss) per common share
Basic	$(0.08)	$0.22
Diluted	(0.08)	0.22
Dividends declared per common share	0.11	0.11
Book value per common share	7.13	7.16

(1)
The pro forma cash dividends declared per share of common stock are equal to the dividend declared by Quad/Graphics during the periods presented, excluding aggregate tax distributions declared to S corporation shareholders of $0.9 million and $18.0 million during the three months ended March 31, 2010 and the year ended December 31, 2009, respectively.

(2)
Excluding aggregate tax distributions declared to S corporation shareholders of $0.9 million and $18.0 million during the three months ended March 31, 2010 and the year ended December 31, 2009, respectively.

(3)
The unaudited World Color Press equivalents based on combination of Quad/Graphics and World Color Press are calculated by multiplying the unaudited pro forma combined amounts by the Share Exchange Ratio (assumed, for these purposes only, to be 0.2151 shares of Quad/Graphics class A stock for each World Color Press common share).

 Comparative Value of Securities

        There is no public trading market for shares of Quad/Graphics class A stock, and no public trading market will be established for shares of Quad/Graphics class A stock until the consummation of the arrangement. In connection with the consummation of the arrangement, Quad/Graphics class A stock is expected to be listed on the NYSE or NASDAQ under the symbol "QGI" or "QGIX".

        World Color Press common shares were listed on the Toronto Stock Exchange on August 26, 2009 under the symbols "WC" (trading in Canadian dollars) and "WC.U" (trading in U.S. dollars), respectively. The following tables set forth the monthly range of high and low prices, the closing prices on the last trading day of the applicable month and the total monthly volumes of the World Color Press common shares traded on the Toronto Stock Exchange for each month from August 26, 2009 to March 31, 2010.

  Common Shares in Canadian Dollars (Symbol: WC)

	High Price		Low Price		Closing Price		Total Monthly Volume
August 26, 2009 to August 31, 2009	CAD$	10.10	CAD$	8.80	CAD$	9.20	9,560
September 2009	CAD$	12.00	CAD$	9.40	CAD$	10.90	614,027
October 2009	CAD$	10.90	CAD$	9.50	CAD$	9.50	139,214
November 2009	CAD$	10.50	CAD$	9.30	CAD$	9.80	77,507
December 2009	CAD$	10.20	CAD$	9.30	CAD$	9.70	29,267
January 2010	CAD$	13.08	CAD$	9.30	CAD$	12.48	173,820
February 2010	CAD$	12.37	CAD$	11.40	CAD$	11.80	715,570
March 2010	CAD$	12.41	CAD$	11.42	CAD$	12.19	608,611
April 2010	CAD$	12.40	CAD$	11.93	CAD$	12.26	272,375

  Common Shares in U.S. Dollars (Symbol: WC.U)

	High Price	Low Price	Closing Price	Total Monthly Volume
August 26, 2009 to August 31, 2009	$8.70	$8.00	$8.70	140,400
September 2009	$10.00	$8.70	$9.50	4,034,586
October 2009	$9.70	$9.00	$9.10	1,310,391
November 2009	$10.00	$9.30	$9.50	158,714
December 2009	$9.30	$9.10	$9.30	124,380
January 2010	$11.95	$9.15	$11.51	2,393,997
February 2010	$11.52	$11.00	$11.00	3,553,795
March 2010	$11.95	$11.15	$11.95	10,600,589
April 2010	$12.25	$12.00	$12.10	4,001,682

        On January 25, 2010, the last day before the public announcement of the execution of the arrangement agreement, the closing price of World Color Press common shares was CAD$10.02 and $9.50, respectively, on the Toronto Stock Exchange.

  Quad/Graphics Dividends

        Quad/Graphics' board of directors declared and paid a cash dividend of $0.50 per share of class A stock, class B stock and class C stock in January 2010 and in each of 2009 and 2008. Such amounts do not include aggregate tax distributions declared to Quad/Graphics' S corporation shareholders of $18.0 million and $37.0 million in 2009 and 2008, respectively. Quad/Graphics has not yet determined its dividend policy following the consummation of the arrangement. Any determination to pay dividends in the future will be at the discretion of Quad/Graphics' board of directors and will depend upon its results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law, rule or regulation, business and investment strategy, and other factors that the board of directors deems relevant. See "Quad/Graphics' Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Description of Debt Obligations," beginning on page 250, for a discussion of the covenants under Quad/Graphics' existing and expected future debt agreements that may limit Quad/Graphics' ability to pay dividends.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q1:  Why am I receiving this document?

        A:    World Color Press and Quad/Graphics have agreed to the arrangement pursuant to which World Color Press will become a wholly-owned subsidiary of Quad/Graphics and will no longer be a publicly held corporation. In connection with the arrangement, Quad/Graphics will become a publicly held corporation and is expected to have its class A stock listed on the NYSE or NASDAQ under the symbol "QGI" or "QGIX". In order to complete the arrangement, World Color Press shareholders must vote to approve the arrangement resolution. The arrangement agreement, the arrangement resolution and the plan of arrangement are attached to this proxy circular/prospectus as Annex A.

        In order to complete the arrangement, Quad/Graphics shareholders must also approve the transactions contemplated by the arrangement agreement, including approval of the Quad/Graphics Charter. Holders of Quad/Graphics common stock having more than 50% of the voting power have entered into a voting agreement in support of the transactions contemplated by the arrangement agreement. See "Voting and Support Agreement" beginning on page 152.

        We are delivering this document to you as both a proxy circular of World Color Press and a prospectus of Quad/Graphics. It is a proxy circular because it is being used by the World Color Press board of directors to solicit proxies from its shareholders to vote in favor of the arrangement resolution at the World Color Press special meeting. It is a prospectus because Quad/Graphics will issue shares of its class A stock in exchange for World Color Press common shares if the arrangement is completed.

Q2:  What do I need to do now?

        A:    After you carefully read this proxy circular/prospectus, please respond by submitting your proxy by telephone or the Internet or by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope(s), as soon as possible, so that your shares may be represented at the World Color Press special meeting. In order to assure that your vote is recorded, please vote your proxy as instructed on your proxy card(s) even if you currently plan to attend the World Color Press special meeting in person.

Q3:  What will I receive in the arrangement?

        A:    Each outstanding World Color Press common share will be converted after a multi-step transaction into the right to receive the number of shares of class A stock of Quad/Graphics equal to the Share Exchange Ratio (as defined below). Upon completion of the arrangement, Quad/Graphics' shareholders immediately prior to the closing of the arrangement will own approximately 60% of Quad/Graphics' outstanding stock and former World Color Press shareholders will own approximately 40% of the Quad/Graphics' outstanding stock. The shares of Quad/Graphics class A stock have one vote per share. The shares of Quad/Graphics class B stock and class C stock have 10 votes per share. Members of the Quadracci family, trusts for their benefit and other affiliates of Quad/Graphics are expected to hold more than 80% of the combined company's total voting power upon consummation of the arrangement.

        "Share Exchange Ratio" means a fraction (rounded to the nearest fourth decimal):

  •
  the numerator of which is equal to the Arrangement Amount (as defined below), and

  •
  the denominator of which is equal to the total number of World Color Press common shares outstanding immediately prior to the completion of the arrangement (other than shares owned directly or indirectly by World Color Press).

        If the aggregate Equity Payment Amounts (as defined below) are equal to or less than $135.0 million, "Arrangement Amount" means the difference between:

  •
  the total number of shares of Quad/Graphics class A stock, class B stock and class C stock outstanding immediately prior to the completion of the arrangement (other than shares owned directly or indirectly by Quad/Graphics) divided by 60%, less

  •
  the total number of shares of Quad/Graphics class A stock, class B stock and class C stock outstanding immediately prior to the completion of the arrangement (other than shares owned directly or indirectly by Quad/Graphics).

        If the aggregate Equity Payment Amounts exceed $135.0 million, the Arrangement Amount is adjusted in such a manner that the Share Exchange Ratio is proportionately reduced by the dollar amount that the Equity Payment Amounts exceed $135.0 million. In this circumstance, "Arrangement Amount" means an amount equal to the product of:

  •
  the number of World Color Press common shares equal to:

  •
  the total number of World Color Press common shares outstanding immediately prior to the completion of the arrangement (other than shares owned directly or indirectly by World Color Press), less

  •
  a number of World Color Press common shares equal to the excess of the Equity Payment Amounts over $135.0 million divided by the "effective price" of the World Color Press common shares determined under the World Color Press indenture, dated as of July 21, 2009, between World Color Press and Computershare Trust Company of Canada creating the World Color Press warrants (sometimes referred to as the World Color Press warrant indenture), multiplied by

  •
  a fraction

  •
  the numerator of which is equal to the difference between (1) the total number of shares of Quad/Graphics class A stock, class B stock and class C stock outstanding immediately prior to the completion of the arrangement (other than shares owned directly or indirectly by Quad/Graphics) divided by 60%, less (2) the total number of shares of Quad/Graphics class A stock, class B stock and class C stock outstanding immediately prior to the completion of the arrangement (other than shares owned directly or indirectly by Quad/Graphics), and

  •
  the denominator of which is equal to the total number of World Color Press common shares outstanding immediately prior to the completion of the arrangement (other than shares owned directly or indirectly by World Color Press).

        "Equity Payment Amounts" means:

  •
  the aggregate amount of cash paid or obligated to be paid to holders of World Color Press preferred shares in connection with the redemption of all such shares, to holders of World Color Press warrants in connection with the cancellation of all of such warrants and to holders of World Color Press deferred share units and restricted share units, and

  •
  the aggregate amount of dividends, if any, that World Color Press pays or becomes obligated to pay on or after January 24, 2010 and prior to the completion of the arrangement.

        Based on the foregoing, holders of World Color Press common shares will receive 40% of the outstanding stock of Quad/Graphics if the Equity Payment Amounts are $135.0 million or less. In the event that the aggregate Equity Payment Amounts exceed $135.0 million, the collective ownership percentage of the holders of World Color Press common shares will be reduced by the amount in which the aggregate Equity Payment Amounts exceed $135.0 million.

        Each outstanding World Color Press common share will also be entitled to a cash payment equal to:

  •
  the amount, if any, by which $93,333,333 exceeds the Equity Payment Amounts, divided by

  •
  the total number of World Color Press common shares outstanding immediately prior to the completion of the arrangement (other than shares owned directly or indirectly by World Color Press).

        This cash payment is sometimes referred to as the Common Cash Consideration.

        For examples of the Share Exchange Ratio and the Common Cash Consideration that would be paid per World Color Press common share based on a range of shares outstanding immediately prior to the completion of the arrangement and certain other variables, see "The Arrangement Agreement—Consideration to be Received Pursuant to the Arrangement" beginning on page 107.

        Quad/Graphics will not issue fractional shares pursuant to the arrangement. As a result, the total number of shares of Quad/Graphics class A stock that each holder of World Color Press common shares would otherwise receive pursuant to the arrangement will be rounded down to the nearest whole number, and each holder of World Color Press common shares will receive such whole number of shares of Quad/Graphics class A stock and a cash payment for the remaining fraction of a share of Quad/Graphics class A stock that such shareholder would otherwise receive, based on the average of the daily high and low sales price per World Color Press common share on the Toronto Stock Exchange on the last trading day before the closing date of the arrangement.

Q4:  Why have Quad/Graphics and World Color Press agreed to the arrangement?

        A:    World Color Press and Quad/Graphics believe that the arrangement will provide substantial strategic and financial benefits to their shareholders and customers. See "Summary—World Color Press' Reasons for the Arrangement" beginning on page 8 and "Summary—Quad/Graphics' Reasons for the Arrangement" beginning on page 9.

        Additional information on the reasons for the arrangement can be found beginning on page 76 for World Color Press and on page 92 for Quad/Graphics.

Q5:  When do you expect the arrangement to be completed?

        A:    Subject to receipt of the approval of World Color Press shareholders at the World Color Press special meeting, receipt of the approval of the transactions contemplated by the arrangement agreement by the Quad/Graphics shareholders and the timely receipt of necessary regulatory approvals, and approval of the Québec Superior Court, we hope to complete the arrangement in the summer of 2010. However, we cannot predict when regulatory approvals will be obtained or whether regulatory, shareholder or court approvals will be received. In addition, other factors outside of our control could require us to complete the arrangement at a later time or not to complete it at all. For a discussion of the conditions to the completion of the arrangement, see "The Arrangement Agreement—Conditions" beginning on page 127.

Q6:  How will my proxy be voted?

        A:    If you vote by telephone or by the Internet or by completing, signing, dating and returning your signed proxy card(s), your proxy will be voted in accordance with your instructions.

        If you are a registered shareholder of World Color Press common shares or World Color Press preferred shares and submit your proxy but do not indicate how you want to vote, your shares will be voted FOR the arrangement resolution. If other matters are properly brought before the World Color Press special meeting, or any adjourned meeting, your proxy provides for discretionary authority on the part of the individuals appointed to vote your shares to act on those matters according to their best judgment unless you direct that discretionary authority is not conferred on such individuals.

Q7:  May I vote in person?

        A:    Yes. If you are a registered shareholder of World Color Press common shares or World Color Press preferred shares as of May 17, 2010, you may attend the World Color Press special meeting and vote your shares in person, instead of submitting your proxy by telephone or by the Internet or returning your signed proxy card(s). However, we highly recommend that you vote in advance by submitting your proxy by telephone, via the Internet or by mail, even if you plan to attend the World Color Press special meeting. If your shares are held in "street name" by your broker or other intermediary, and you wish to attend the meeting in person, follow the instructions provided to you by or on behalf of your broker or intermediary.

Q8:  What vote is required to approve the arrangement resolution at the World Color Press special meeting?

        A:    The arrangement resolution will be approved if a quorum in respect of the World Color Press common shares and the World Color Press preferred shares is present and at least two-thirds of the votes cast by the holders of World Color Press common shares and the holders of World Color Press preferred shares, voting together as a single class, are cast in favor of the arrangement resolution.

        Each World Color Press common share has one vote and each World Color Press preferred share has 1.0851 votes on the arrangement resolution.

Q9:  If I am a registered holder of my shares, what happens if I don't submit a proxy (whether by returning my proxy card(s) or submitting my proxy by telephone or via the Internet) or attend the World Color Press special meeting to vote in person?

        A:    If you do not return your proxy card(s) or submit your proxy by telephone or via the Internet or vote in person at World Color Press' special meeting, your vote will not be counted.

Q10:  What if I am a non-registered shareholder?

        A:    If some or all of your World Color Press common shares or preferred shares are not registered in your name, but rather are held in "street name" by your broker or other intermediary, you must provide your broker or other intermediary with instructions on how to vote your shares; otherwise, your broker or other intermediary will not be able to vote your shares on the arrangement resolution at the World Color Press special meeting.

        As a result of the foregoing, please be sure to provide your broker or other intermediary with instructions on how to vote your shares. Please check the voting form used by your broker or other intermediary to see if it offers telephone or Internet submission of proxies. If you wish to attend the World Color Press special meeting in person, follow the instructions provided to you by or on behalf of your broker or intermediary. See "The Special Meeting of World Color Press Shareholders—Non-Registered Shareholders" beginning on page 64, for more information.

Q11:  Who will count the votes?

        A:    Representatives of Computershare Investor Services Inc. will serve as inspector of elections, count all the proxies or ballots submitted and report the votes at the World Color Press special meeting. Computershare Investor Services Inc. will hold your vote in confidence. Whether you vote your shares by Internet, telephone or mail, your vote will be received directly by Computershare Investor Services Inc.

Q12:  Can I revoke my proxy and change my vote?

        A:    Yes. If you are a registered holder of World Color Press common shares or preferred shares, your proxy can be revoked in several ways:

  •
  by entering a new vote by telephone or the Internet prior to 5:00 p.m. (Eastern Time) on June 22, 2010;

  •
  by executing, or having your attorney (who must be authorized in writing) execute, a written revocation of your proxy and delivering it to the World Color Press Corporate Secretary or the offices of Computershare Investor Services Inc. at the address referred to above, at any time up to and including 5:00 p.m. (Eastern Time) on the last business day preceding the date of the World Color Press special meeting, or any adjournment of the World Color Press special meeting, or to the chairman of the World Color Press special meeting at any time before the World Color Press special meeting or any adjournment of the World Color Press special meeting;

  •
  by completing and submitting, or having your attorney (who must be authorized in writing) complete and submit, a later-dated proxy card no later than 5:00 p.m. (Eastern Time) on June 22, 2010; or

  •
  by attending the World Color Press special meeting and voting your shares in person. Your attendance at the World Color Press special meeting alone will not revoke your proxy. You must also vote at the World Color Press special meeting in order to revoke a previously submitted proxy.

        You may also revoke your proxy in any other manner permitted by law.

        However, if your shares are not registered in your name, but rather they are held in "street name" through a bank, broker, custodian or other record holder or intermediary, you must check with your bank, broker, custodian or other record holder or intermediary to determine how to revoke your proxy.

Q13:  When and where is the special meeting?

        A:    The World Color Press special meeting will take place on June 25, 2010, at 1:00 p.m., local time, at the Toronto Airport Marriott, 901 Dixon Road, in Toronto, Ontario, Canada.

Q14:  What must I bring to attend the special meeting?

        A:    Admittance to the World Color Press special meeting will be limited to World Color Press common and preferred shareholders or their respective proxy holders, the officers, directors, auditors and advisors of World Color Press, representatives and advisors of Quad/Graphics, Ernst & Young Inc., in its capacity as court-appointed monitor for World Color Press' bankruptcy proceedings, the "Director" appointed under the CBCA and other persons who may receive the permission of the Chair of the World Color Press special meeting.

Q15:  Should I send in my stock certificates now?

        A:    You are not required to send your share certificates to validly cast your vote in respect of the arrangement resolution. Accompanying this proxy circular/prospectus are letters of transmittal that contain instructions explaining the procedures for surrendering the World Color Press share certificates in exchange for the consideration payable in the arrangement. If you are a non-registered shareholder, you should carefully follow the instructions from the intermediary that holds World Color Press shares on your behalf in order to submit your World Color Press shares.

Q16:  Are there risks I, as a World Color Press shareholder, should consider in deciding to vote on the approval of the arrangement resolution?

        A:    Yes, in evaluating the arrangement resolution and the arrangement, you should carefully read this proxy circular/prospectus, including the factors discussed in the section titled "Risk Factors" beginning on page 29 of this proxy circular/prospectus.

Q17:  Who can answer any questions I may have about the World Color Press special meeting or the arrangement?

        A:    World Color Press shareholders may call Laurel Hill Advisory Group (sometimes referred to as Laurel Hill), World Color Press' proxy solicitor for the special meeting, toll free at 1-877-304-0211.

Q18:  What are the income tax consequences of the arrangement?

        A:    It is expected that the conversion of the World Color Press common shares into Quad/Graphics class A stock will be a fully taxable transaction to holders of World Color Press common shares for both United States federal income tax purposes and Canadian federal income tax purposes. Additionally, there are other United States federal income tax and Canadian tax considerations that you should consider and discuss with your own tax advisor. Please see "Risk Factors—Risks Relating to the Arrangement" beginning on page 29 and the discussion under "Material United States Federal Income Tax Considerations" beginning on page 133 and under "Material Canadian Federal Income Tax Considerations" beginning on page 139 for more information.

 RISK FACTORS

        World Color Press shareholders should carefully consider the following factors and the other information contained in or incorporated by reference into this proxy circular/prospectus, before voting at the World Color Press special meeting.

Risks Relating to the Arrangement

Because the Share Exchange Ratio will be determined only at closing, World Color Press shareholders cannot be sure of the precise value of the transaction consideration they will receive.

        Under the terms of the arrangement agreement, the Share Exchange Ratio, which is the amount of Quad/Graphics class A stock that will be received by World Color Press shareholders for each World Color Press common share, is determined by a number of factors, including the number of World Color Press common shares and Quad/Graphics stock outstanding immediately prior to the consummation of the arrangement. There are currently warrants and preferred shares outstanding that could be exercised or converted to acquire World Color Press common shares prior to the consummation of the arrangement that would result in an increase to the number of World Color Press common shares outstanding immediately prior to the consummation of the arrangement. In addition, Quad/Graphics agreed to provide at least $93,333,333 to World Color Press to purchase any warrants not converted into World Color Press common shares and to fund redemptions of or payments due on other equity-based securities not converted into or settled with World Color Press common shares. If less than $93,333,333 is needed to make such purchases, redemptions and payments, the remainder will be distributed to World Color Press common shareholders as the aggregate Common Cash Consideration; alternatively, if more than $93,333,333 is needed to make such purchases, redemptions and payments, there will be no Common Cash Consideration. If more than $135.0 million is needed to make such purchases, redemptions and payments, however, the amount of Quad/Graphics class A stock to be received by World Color Press common shareholders for each World Color Press common share will be reduced. The amount needed to make such purchases, redemptions and payments depends on the value of the World Color Press common shares as determined at the effective time of the arrangement. In light of these uncertainties, World Color Press common shareholders will not be able to calculate the precise value of the consideration that they will receive upon completion of the arrangement. These factors, moreover, are largely beyond the parties' control and could negatively impact the value of the consideration World Color Press common shareholders will receive.

The synergies expected to be produced may not be realized or may require Quad/Graphics after the consummation of the arrangement (sometimes referred to as the "combined company") to incur additional costs that may adversely affect the value of Quad/Graphics' common stock.

        The success of the transaction will depend, in part, on Quad/Graphics' ability to realize the synergies expected to be produced from integrating World Color Press' businesses with Quad/Graphics' existing business due to capacity consolidation (primarily in the United States), purchasing and supply chain efficiencies, logistic and distribution savings, and consolidation of corporate headquarters, among other areas. Quad/Graphics has identified approximately $225 million of pre-tax annualized synergies that could be realized within 24 months after the consummation of the arrangement.

        Quad/Graphics' management estimates that the total cost to Quad/Graphics (and ultimately the combined company) of achieving the synergies will be approximately $195 to $240 million in integration costs, most of which Quad/Graphics believes will be incurred in the first 24 months after the consummation of the arrangement. Quad/Graphics' estimates are based on a number of assumptions, including, but not limited to, assumptions relating to plant rationalization, plant and equipment utilization, selling, general and administrative expense savings, logistic and distribution savings, and purchasing and supply chain efficiencies, which may prove incorrect. Management of World Color Press believes that the expected synergies to be realized as a result of the arrangement will be higher than the estimates of Quad/Graphics' management noted above. See "The Arrangement—Estimated Potential Synergies Attributable to the Arrangement" beginning on page 95 for additional information.

        The combined company also may incur additional and/or unexpected costs in order to realize the anticipated synergies. While Quad/Graphics' management believes that the synergies are achievable, the combined company may be unable to realize all of the synergies within the time frame expected or at all. The integration process will be complex, costly and time-consuming. The difficulties of integrating World Color Press' businesses may include, among others:

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  unanticipated issues in integrating manufacturing, logistics, information, communications, and other systems;

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  unanticipated changes in applicable laws and regulations;

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  failure to retain key employees, which might adversely affect operations and the ability to retain other employees;

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  failure to retain customers; and

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  other unanticipated issues, expenses and liabilities.

        The combined company may not accomplish the integration of World Color Press' businesses smoothly, successfully or within the anticipated cost range or timeframe. The diversion of the attention of the combined company's management from the combined company's current operations to the integration effort and any difficulties encountered in combining operations could prevent the combined company from realizing the full benefits anticipated to result from the arrangement and could adversely affect its business.

The arrangement agreement limits World Color Press' ability to pursue alternatives to the transaction.

        The arrangement agreement contains provisions that make it more difficult for World Color Press to sell its business to a party other than Quad/Graphics. These provisions include the general prohibition on World Color Press taking certain actions that might lead to or otherwise facilitate an acquisition proposal (as defined in the section titled "The Arrangement Agreement—Covenants—No Solicitation" beginning on page 118 of this proxy circular/prospectus) and the requirement that World Color Press pay Quad/Graphics a termination fee of $40 million or reimburse Quad/Graphics for up to $20 million of its costs incurred in connection with the transaction if the arrangement agreement is terminated in specified circumstances. See, "The Arrangement Agreement—Termination of Arrangement Agreement" beginning on page 128 of this proxy circular/prospectus.

        These provisions might discourage a third party that might have an interest in acquiring all or a significant part of stock, properties or assets of World Color Press from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per share value than the current proposed transaction consideration.

Directors and executive officers of World Color Press may have potential conflicts of interest in connection with the transaction.

        Some of the directors and executive officers of World Color Press have interests in the arrangement that are different from, or are in addition to, the interests of World Color Press' shareholders generally. These interests may create potential conflicts of interest. These interests may include positions as directors or executive officers of the combined company, potential benefits under employment or benefit arrangements that may be available as a result of the arrangement and in conjunction with other events, potential payment or accelerated vesting of or distribution of rights or benefits under certain of their respective compensation and benefit plans or arrangements as a result of the arrangement, potential severance and other benefit payments in the event of termination of employment in connection with the arrangement, and the right to continued indemnification and insurance coverage by the combined company for acts or omissions occurring prior to the closing of the arrangement. See "The Arrangement—Interests of World Color Press' Directors and Executive Officers in the Arrangement" beginning on page 99 of this proxy circular/prospectus.

The announcement and pendency of the transaction could have an adverse effect on Quad/Graphics' and World Color Press' respective businesses, financial conditions, results of operations or business prospects and on World Color Press' stock price.

        The announcement and pendency of the transaction could disrupt Quad/Graphics' and World Color Press' businesses in the following ways, among others:

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  Quad/Graphics and World Color Press employees may experience uncertainty regarding their future roles with the combined company, which might adversely affect Quad/Graphics' and World Color Press' ability to retain, recruit and motivate key personnel;

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  the attention of Quad/Graphics and World Color Press management may be directed towards the completion of the transaction and transaction-related considerations and may be diverted from the day-to-day business operations of Quad/Graphics and World Color Press, respectively, and matters related to the transaction may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Quad/Graphics or World Color Press; and

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  customers, suppliers and other third parties who have business relationships with Quad/Graphics or World Color Press may decide not to renew such relationships or seek to terminate, change and/or renegotiate their relationships with Quad/Graphics or World Color Press as a result of the transaction, whether pursuant to the terms of their existing agreements with Quad/Graphics or World Color Press or otherwise.

        Any of these matters could adversely affect the respective businesses, financial condition, results of operations or business prospects of Quad/Graphics and World Color Press and World Color Press' stock price.

Failure to complete the transaction could negatively impact the stock price and the future business and financial results of World Color Press.

        If the arrangement is not completed, the ongoing business of World Color Press may be adversely affected and, without realizing any of the benefits of having completed the arrangement, World Color Press will be subject to a number of risks, including the following:

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  World Color Press may be required to pay Quad/Graphics a termination fee of $40 million if the arrangement is terminated under certain circumstances, as described in the arrangement agreement and summarized in this proxy circular/prospectus;

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  World Color Press may be required to reimburse Quad/Graphics for its expenses up to $20 million if the arrangement agreement is terminated under certain circumstances, including, among others, due to World Color Press' failure to obtain the approval of the arrangement resolution, as described in the arrangement agreement and summarized in this proxy circular/prospectus;

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  World Color Press may be required to pay certain costs relating to the arrangement, even if the arrangement is completed;

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  under the arrangement agreement, World Color Press is subject to certain restrictions on the conduct of its business prior to completing the arrangement, which may affect its ability to execute certain of its business strategies; and

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  matters relating to the arrangement (including integration planning) may require substantial commitments of time and resources by World Color Press management, which could otherwise have been devoted to other opportunities that may have been beneficial to World Color Press as an independent company.

There is no existing market for Quad/Graphics' class A stock, and Quad/Graphics does not know if one will develop to provide World Color Press shareholders with adequate liquidity. Quad/Graphics' stock price will fluctuate after the completion of the arrangement, and as a result, World Color Press shareholders could lose a significant part or all of their investment.

        There has not been a public market for Quad/Graphics class A stock and none will exist prior to the consummation of the arrangement. Quad/Graphics intends to apply to list its class A stock on the NYSE or NASDAQ under the symbol "QGI" or "QGIX" but cannot predict the extent to which investor interest in Quad/Graphics will lead to the development of an active trading market for its class A stock on the NYSE or NASDAQ or otherwise or how liquid that market might become. If an active trading market does not develop, shareholders of the combined company may have difficulty selling any Quad/Graphics class A stock. Consequently, shareholders of the combined company may not be able to sell shares of Quad/Graphics class A stock at prices equal to or greater than the price as of the consummation of the arrangement.

        The stock price of the Quad/Graphics class A stock may be volatile and subject to wide fluctuations. In addition, the trading volume of Quad/Graphics class A stock may fluctuate and cause significant price variations to occur. The factors that could cause fluctuations in the stock price or trading volume of the Quad/Graphics class A stock include:

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  General market and economic conditions, including market conditions in the commercial printing industry;

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  Actual or expected variations in quarterly results of operations;

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  Differences between actual results of operations and those expected by investors and securities analysts;

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  Changes in recommendations by securities analysts;

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  Operations and stock performance of industry participants;

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  Accounting charges, including charges relating to the impairment of long-lived assets, including goodwill;

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  Significant acquisitions or strategic alliances by the combined company or by competitors;

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  Sales of Quad/Graphics' common stock, including sales by Quad/Graphics' directors and officers or significant investors;

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  Historical light trading volume with respect to World Color Press common shares;

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  The number of shares of Quad/Graphics class A stock held in escrow as a result of World Color Press common shares held in escrow as of the closing date of the arrangement;

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  Recruitment or departure of key personnel; and

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  Loss of key customers.

There can be no assurance that the stock price of the Quad/Graphics class A stock will not fluctuate or decline significantly in the future. In addition, the stock market in general can experience considerable price and volume fluctuations that may be unrelated to the combined company's operating performance.

Quad/Graphics will incur additional indebtedness in connection with the arrangement.

        As of December 31, 2009, Quad/Graphics and World Color Press had a combined unaudited debt balance of approximately $1.4 billion (including, with respect to Quad/Graphics, $823.3 million aggregate amount of senior notes and other debt outstanding that is expected to remain outstanding after the consummation of the arrangement). Quad/Graphics has obtained $1.23 billion of committed financing in connection with the arrangement, which Quad/Graphics may draw on to fund transaction-related cash payments, refinance Quad/Graphics' existing revolving credit facility, refinance World Color Press' existing debt, fund expenses incurred in connection with the arrangement, fund repayment of certain other World Color Press obligations and fund the working capital needs of the combined company. The combined company may also incur additional indebtedness in the future for corporate purposes. Any borrowings will require the combined company to use a portion of its cash flow to service principal and interest payments and thus will limit the free cash flow available for other desirable business opportunities.

Quad/Graphics will incur significant transaction costs in connection with the arrangement.

        Quad/Graphics expects to incur significant transaction costs, which it currently estimates to be approximately $114 million, including World Color Press' transaction costs up to the consummation of the arrangement, in connection with the arrangement. The substantial majority of these costs will be non-recurring expenses related to the arrangement, including professional fees and other non-recurring expenses. As these transaction costs are non-recurring, these costs and expenses are not reflected in the pro forma statement of operations included in this proxy circular/prospectus. An estimate of these costs is reflected in the pro forma balance sheet.

The regulatory approvals required for the completion of the arrangement may not be obtained, or may contain materially burdensome conditions that could have an adverse effect on the combined company.

        Completion of the arrangement is conditional upon the receipt of certain regulatory approvals, including, without limitation, the expiration or termination of the applicable waiting periods under the HSR Act in the United States, approval by the Minister under the Investment Canada Act in Canada and the approval of the Québec Superior Court. Quad/Graphics and World Color Press received a no action letter and waiver of the filing requirement under the Canadian Competition Act on March 25, 2010. The applicable waiting period under the HSR Act expired on March 29, 2010, and, on May 17, 2010, Quad/Graphics secured approval of the arrangement under the Investment Canada Act. Although Quad/Graphics and World Color Press have agreed to use their commercially reasonable efforts to obtain the remaining requisite governmental and court approvals, there can be no assurance that these approvals will be obtained. In addition, the governmental authorities from which these approvals are required may impose conditions on the completion of the arrangement or require changes to the terms of the arrangement. If, although it is not required under the arrangement agreement to do so, Quad/Graphics agrees to such conditions in order to obtain any approvals required to complete the arrangement, then the business and results of operations of the combined company may be adversely affected.

Holders of class A stock will not be able to independently elect directors of the combined company or control any of the combined company's management policies or business decisions or its decisions to issue additional shares, declare and pay dividends or enter into corporate transactions because the holders of class A stock will have substantially less voting power than the holders of class B stock, all of which is owned by certain members of the Quadracci family, trusts for their benefit or other affiliates of Quad/Graphics, whose interests may be different from the holders of class A stock.

        Quad/Graphics' stock is divided into three classes of common stock: class A stock, class B stock and class C stock. Upon consummation of the arrangement, the class B stock and the class C stock each will have 10 votes per share on all matters and the class A stock will be entitled to one vote per share. Based on currently available information (including the number of World Color Press common shares and Quad/Graphics shares outstanding) and assuming that all outstanding World Color Press preferred shares are converted to World Color Press common shares, no World Color Press warrants are exercised for World Color Press common shares and that the adjustment amount under the arrangement agreement is zero, the class B stock will constitute about 81% of the combined company's total voting power. As a result, holders of class B stock will be able to exercise a controlling influence over the combined company's business, will have the power to elect its directors and will indirectly control decisions such as whether to issue additional shares, declare and pay dividends or enter into corporate transactions. All of the class B stock is owned by certain members of the Quadracci family, trusts for their benefit or other affiliates of Quad/Graphics, whose interests may differ from the interests of the holders of class A stock.

        Approximately 80% of the outstanding class B stock is held of record by the Quad/Graphics voting trust. Under the assumptions described in the preceding paragraph, the class B stock held pursuant to the Quad/Graphics voting trust will constitute about 65% of the combined company's total voting power. This ownership position may increase if other members of the Quadracci family enter into the voting trust agreement, and the voting power relating to this ownership position may increase if shares of the class B stock held by shareholders who are not parties to the voting trust agreement are converted into shares of class A stock. The trustees of the Quad/Graphics voting trust have the authority to vote the stock held by the Quad/Graphics voting trust. Accordingly, the trustees of the Quad/Graphics voting trust will be able to exercise a controlling influence over the combined company's business, will have the power to elect its directors and will indirectly control decisions such as whether to issue additional shares, declare and pay dividends or enter into corporate transactions.

Quad/Graphics is expected to be a controlled company within the meaning of the rules of the NYSE or NASDAQ and, as a result, it will rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

        Upon consummation of the arrangement, the Quad/Graphics voting trust will own more than 50% of the total voting power of Quad/Graphics stock, and, as a result, Quad/Graphics may be a controlled company under the corporate governance listing standards of the NYSE or NASDAQ. As a controlled company, an exception under the listing standards would exempt Quad/Graphics from the obligation to comply with certain of the applicable exchange's corporate governance requirements, including the requirements:

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  that a majority of Quad/Graphics' board of directors consist of independent directors, as defined under the rules of the exchange;

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  that Quad/Graphics have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

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  that Quad/Graphics have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities.

Accordingly, for so long as Quad/Graphics is a controlled company, holders of class A stock may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE or NASDAQ.

Quad/Graphics has not yet determined its dividend policy following the consummation of the arrangement and may not pay dividends.

        Quad/Graphics has not yet determined its dividend policy following the consummation of the arrangement. Any determination to pay dividends in the future will be at the discretion of the combined company's board of directors and will depend upon the combined company's results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law, rule or regulation, business and investment strategy, and other factors that the combined company's board of directors deems relevant. If the combined company does not pay dividends, then the return on an investment in its common stock will depend entirely upon any future appreciation in its stock price. There is no guarantee that the combined company's common stock will appreciate in value or maintain its value.

Sales of shares of Quad/Graphics' class A stock eligible for public sale after completion of the transaction could adversely affect the stock price.

        A substantial number of shares of Quad/Graphics class A stock will be held by a small number of shareholders. A decision by one or more of these shareholders to sell or potentially sell a substantial number of shares of Quad/Graphics' class A stock in the public market could depress the market price of Quad/Graphics' class A stock at such time and could then impair the ability of the combined company to raise capital through the sale of additional securities.

The measurement of World Color Press' assets and liabilities at fair value reflected in the unaudited pro forma condensed combined financial data contained elsewhere in this proxy circular/prospectus is preliminary, and the adjustment upon the completion of the final valuation of World Color Press after the transaction may be materially different from what is reflected therein.

        The measurement of World Color Press' assets and liabilities at fair value reflected in the unaudited pro forma condensed combined financial data contained elsewhere in this proxy circular/prospectus is preliminary. For the purposes of the unaudited pro forma condensed combined financial data prepared using U.S. GAAP and based on U.S. GAAP historical financial information, Quad/Graphics has made a preliminary estimate of the purchase price compared to a preliminary estimate of the fair value of World Color Press' net assets expected to be acquired in the arrangement, as if the arrangement had been consummated on December 31, 2009. When the actual calculation of the purchase price and the fair value of the net assets acquired is performed, it will be based on the actual purchase price, actual net assets assumed at the effective date of the arrangement and other information at that date to support the fair values of World Color Press' assets and liabilities. Accordingly, the actual amounts of net assets will vary from the pro forma amounts, and the final valuation of World Color Press may be materially different from what is reflected in the unaudited pro forma condensed combined financial data contained in this proxy circular/prospectus. See "Selected Historical and Unaudited Pro Forma Financial Information—Selected Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 19 of this proxy circular/prospectus.

Shareholders of the combined company may experience dilution of their ownership interests due to the future issuance of additional shares of stock of the combined company which could have an adverse effect on the price of the combined company's stock.

        The combined company may in the future issue additional shares of its stock which could result in the dilution of the ownership interests of its shareholders. Upon consummation of the arrangement, the combined company will be authorized to issue 80 million shares of class A stock, 80 million shares of class B stock, 20 million shares of class C stock and 500,000 shares of preferred stock. Upon consummation of the arrangement, based on currently available information (including the number of World Color Press common shares and shares of Quad/Graphics stock outstanding as of April 30, 2010) and assuming that the Equity Payment Amounts are $135.0 million or less, the combined company is expected to have outstanding approximately 31.6 million shares of class A stock, 15.0 million shares of class B stock, 250,000 shares of class C stock and no shares of preferred stock. The shares of class B stock and class C stock may be converted at any time into shares of class A stock on a one-for-one basis. The potential issuance of additional shares of stock may create downward pressure on the trading price of the combined company's stock. The combined company may also issue additional shares of its stock in connection with the hiring or compensation of personnel or directors, future acquisitions, future issuance of its securities for capital raising purposes or for other business purposes.

Certain financial projections considered by World Color Press, Morgan Stanley and Quad/Graphics may not be realized, which may adversely affect the market price of Quad/Graphics class A stock following the consummation of the arrangement.

        In arriving at its opinion regarding the fairness from a financial point of view of the transaction consideration to be received by the holders of World Color Press common shares pursuant to the arrangement agreement, Morgan Stanley relied upon, without independent verification, the accuracy and completeness of the information that was made available to Morgan Stanley by Quad/Graphics and World Color Press. See "The Arrangement—Projected Financial Information" beginning on page 96 of this proxy circular/prospectus. These financial projections were prepared by, or as directed by, the managements of Quad/Graphics and World Color Press and were also considered by World Color Press' and Quad/Graphics' boards of directors. None of these financial projections was prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, the American Institute of Certified Public Accountants regarding projections and forecasts, rules of the Canadian securities regulatory authorities with respect to forward-looking information and future-oriented financial information or the recommendations or guidelines established by the Canadian Institute of Chartered Accountants with respect to future-oriented financial information. The financial projections are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them and are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Quad/Graphics and World Color Press. Accordingly, there can be no assurance that Quad/Graphics' or World Color Press' financial condition or results of operations will not be significantly worse than those set forth in such projections. Significantly worse financial results could have a material adverse effect on the market price of Quad/Graphics class A stock following the consummation of the arrangement.

Certain Canadian income tax considerations relating to the "offshore investment fund property" rules which may apply to Quad/Graphics shareholders.

        The March 4, 2010 Canadian Federal Budget (sometimes referred to as the 2010 Federal Budget) proposed to replace the draft "foreign investment entities" rules in their entirety, reverting back to the current offshore investment fund property rules (sometimes referred to as the OIFP Rules) with a few modifications. The Quad/Graphics class A stock may be an offshore investment fund property for the purposes of the OIFP Rules. If Quad/Graphics class A stock constitutes an offshore investment fund property, there may be certain adverse Canadian income tax consequences for Canadian residents who hold Quad/Graphics class A stock if a test called the One of the Main Reasons Test is satisfied. For a description of this test and additional information, see "Material Canadian Federal Income Tax Considerations—Offshore Investment Fund Property Rules" beginning on page 144.

 Risks Relating to the Business of the Combined Company

The combined company is expected to operate in a highly competitive industry.

        The industry in which Quad/Graphics and World Color Press operate, and in which the combined company will operate, is highly competitive. The printing industry, with nearly 30,000 companies in the United States, is highly fragmented. Although there has been industry consolidation, particularly in the past decade, the largest 400 printers still represent only 35% of the market, according to the Printing Impressions PI400 and the Printing Industries of America/Graphic Arts Technical Foundation (sometimes referred to as PIA/GATF) 2008 Print Market Atlas. Quad/Graphics and World Color Press compete for commercial business not only with large and mid-sized printers, but also with smaller regional printers. In certain circumstances, due primarily to factors such as freight rates and customer preference for local services, printers with better access to certain regions of a given country may be preferred by customers in such regions. The combined company is also expected to face competition from alternative sources of communication, including email, the internet, electronic readers, interactive television and electronic retailing.

        In recent years, the printing industry has experienced a reduction in demand for printed materials and excess capacity. Printing industry revenues may continue to decrease in the future. Some of the industries that Quad/Graphics and World Color Press service have been subject to consolidation efforts, leading to a smaller number of potential customers. Furthermore, if the smaller customers of the combined company are consolidated with larger companies using other printing companies, the combined company could lose its customers to competing printing companies.

        The printing industry is highly competitive and expected to remain so. Any failure on the part of the combined company to compete effectively in the markets it serves could have a material adverse effect on its results of operations, financial condition or cash flows and could require changes to the way it conducts its business or require it to reassess strategic alternatives involving its operations.

The combined company may not be able to improve its operating efficiency rapidly enough to meet market conditions.

        Because the markets in which the combined company is expected to compete are highly competitive, the combined company will need to continue to improve its operating efficiency in order to maintain or improve its profitability. There is no assurance that the combined company will be able to do so in the future. In addition, the need to reduce ongoing operating costs may result in significant up-front costs to reduce workforce, close or consolidate facilities, or upgrade equipment and technology.

A significant portion of the combined company's revenues are expected to be derived from long-term contracts with customers, which may not be renewed on similar terms and conditions or may not be renewed at all. The failure to renew or be awarded such contracts could materially adversely affect the combined company's results of operations, financial condition and cash flows.

        Quad/Graphics and World Color Press have derived a significant portion of their respective revenues from long-term contracts with important customers. It is possible that the completion of the arrangement could result in the combined company's loss of important customers or in the nonrenewal of such contracts. If the combined company loses important customers, is unable to renew such contracts on similar terms and conditions, or at all, or is not awarded new long-term contracts with important customers in the future, its results of operations, financial condition and cash flows may be adversely affected.

Changes in postal rates, postal regulations and postal services may adversely impact demand for the combined company's products and services.

        Postal costs are a significant component of the cost structures of many of the anticipated customers of the combined company and postal rate changes can influence the number of pieces that these customers will be willing to mail. Any resulting decline in print volumes mailed could have an adverse effect on the business of the combined company. In addition, integrated distribution with the postal service is expected to be an important component of the business of the combined company. Any change in the current service levels provided by the postal service could impact the demand that customers have for print services. The United States Postal Service has reported net losses in the last three fiscal years and has estimated a net loss for its current fiscal year and, as a result, may come under increased pressure to adjust its postal rates and service levels.

The current recessionary global market and economic conditions and the effects of these conditions on the combined company's customers may adversely affect the combined company's results of operations.

        The challenges posed by the economy throughout 2009 are expected to remain in 2010, impacting the combined company's results of operations in 2010. The general economic difficulties continue to impact all of the customers in all of the geographies the combined company is expected to serve. Economic difficulties may also result in restructuring actions and associated expenses and impairment of long-lived assets, including goodwill and other intangibles. Uncertainty about future economic conditions makes it difficult to forecast results of operations and to make decisions about future investments. Delays or reductions in customers' spending are expected to have an adverse effect on demand for the combined company's products and services, and consequently its results of operations, financial position and cash flow, and those adverse affects could be material. Economic downturns may affect the combined company's credit ratings, which, if downgraded, could impact its ability to borrow and cause its borrowing costs to increase.

Pricing and demand for the combined company's printing services may fluctuate significantly based on factors outside of its control.

        Pricing and demand for printing services have fluctuated significantly in the past, have declined significantly in recent years and may continue to decline from current levels. Any increases in the supply of printing services or decreases in demand could cause prices to continue to decline, and prolonged periods of low prices, weak demand and/or excess supply could have a material adverse effect on the combined company's business growth, results of operations and liquidity.

The combined company's revenue is expected to be subject to cyclical and seasonal variations and may fluctuate significantly based on factors outside of its control.

        The business in which the combined company will operate is sensitive to general economic cycles and may be adversely affected by the cyclical nature of the markets it serves, as well as by local, regional, national and global economic conditions. The combined company's business operations are expected to be seasonal, as has been the case for Quad/Graphics' and World Color Press' independent businesses. Quad/Graphics and World Color Press have recognized the majority of their respective historical operating income during the past five years in the third and fourth quarters of the financial year, primarily as a result of the higher number of magazine pages and back-to-school, retail and holiday catalog promotions occurring during these periods. Within any year, this seasonality could adversely affect the combined company's cash flows and results of operations.

Technological changes may adversely affect the combined company's products and services and may require the combined company to make capital expenditures to maintain its platforms and processes and to remain technologically and economically competitive, which may increase its costs or disrupt its operations.

        Technological changes continue to increase the accessibility and quality of electronic alternatives to traditional delivery of printed documents through the online distribution and hosting of media content and the electronic distribution of documents and data. The acceleration of consumer acceptance of such electronic media, as an alternative to print materials, may decrease the demand for the combined company's printed products or result in reduced pricing for the its printing services.

        Because production technologies continue to evolve, Quad/Graphics and World Color Press have had to make significant capital expenditures to develop and maintain their respective platforms and processes, and the combined company is expected to be required to make capital expenditures to maintain its platforms in the future. The combined company also may be required to make capital expenditures and successfully develop and integrate new technologies to remain technologically and economically competitive. If the combined company cannot obtain adequate capital or does not respond adequately to the need to develop and integrate changing technologies in a timely manner, its results of operations, financial condition or cash flows may be adversely affected.

The combined company may be adversely affected by increases in its operating costs, including the cost and availability of raw materials, labor-related costs, fuel and other energy costs and freight rates.

        Quad/Graphics and World Color Press have used, and the combined company is expected to use, paper, ink and energy as their primary raw materials. The price of such raw materials has fluctuated over time and has caused fluctuations in Quad/Graphics' and World Color Press' respective net sales and cost of sales. This volatility may continue and may cause fluctuations in the combined company's net sales and cost of sales, and the combined company may experience increases in the costs of its raw materials in the future as prices in the overall paper, ink and energy markets are expected to remain beyond its control.

        In general, Quad/Graphics and World Color Press have been able to pass along increases in the cost of paper to many of their respective customers. If the combined company is unable to continue to pass along increases in the cost of paper to its customers, future increases in these items would adversely affect its margins and profits. If the combined company passes along increases in the cost of paper and the price of the combined company's services increases as a result, customer demand could be adversely affected and thereby negatively impact the combined company's financial performance.

        Quad/Graphics and World Color Press have less frequently been able to pass along increases in the cost of ink and energy to their respective customers. If the combined company is unable to pass along increases in the cost of ink and energy, future increases in these items would adversely affect its margins and profits. If the combined company is able to pass along increases in the costs of ink and energy and the price of the combined company's services increases as a result, customer demand could be adversely affected and thereby negatively impact the combined company's financial performance.

        Due to the significance of paper in the combined company's business, it is expected to be dependent on the availability of paper. In periods of high demand, certain paper grades have been in short supply, including grades used in the businesses of Quad/Graphics and World Color Press. In addition, during periods of tight supply, many paper producers allocate shipments of paper based upon historical purchase levels of customers. Although Quad/Graphics and World Color Press generally have not experienced significant difficulty in obtaining adequate quantities of paper, unforeseen developments in the overall paper markets could result in a decrease in the supply of paper and could adversely affect the combined company's revenues or profits.

        In addition, the combined company may not be able to resell waste paper and other by-products or the prices received for their sale may decline substantially.

        Labor represents a significant component of the respective cost structures of Quad/Graphics and World Color Press and is expected to represent a significant component of the cost structure of the combined company. Increases in wages, salaries and benefits, such as medical, dental, pension and other post-retirement benefits, may impact the combined company's financial performance. Changes in interest rates, investment returns or the regulatory environment may impact the amounts the combined company will be required to contribute to the pension plans that it will sponsor and may affect the solvency of its pension plans.

        Freight rates and fuel costs represent a significant component of the respective cost structures of Quad/Graphics and World Color Press and are expected to represent a significant component of the cost structure of the combined company. If the combined company is not able to pass along a substantial portion of increases in freight rates or in the price of fuel, these increases could adversely affect operating costs or customer demand and thereby negatively impact the combined company's financial performance.

Quad/Graphics' existing debt facilities include various covenants imposing restrictions that may affect the combined company's ability to operate its business.

        On September 1, 1995, as last amended on January 26, 2006, Quad/Graphics entered into a Senior Secured Note Agreement (sometimes referred to as the Master Note and Security Agreement) pursuant to which, Quad/Graphics has issued over time senior notes in an aggregate principal amount of $1.13 billion in various tranches. As of March 31, 2010, the borrowings outstanding under the Master Note and Security Agreement were $724.4 million. The Master Note and Security Agreement will remain outstanding after the consummation of the arrangement, and includes certain financial covenants, with all of the following terms as defined in such agreement. Among these covenants, Quad/Graphics must maintain the following:

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  Consolidated net worth of at least $745.8 million as of March 31, 2010, with minimum requirements increasing by 40% of net income after tax distributions for each year (as of March 31, 2010, Quad/Graphics' consolidated net worth was $840.2 million); and

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  A fixed charge coverage ratio of not less than 1.50 to 1.00 (for the rolling twelve month period ended March 31, 2010, Quad/Graphics' fixed charge coverage ratio was 2.47 to 1.00).

        As of and for the rolling twelve month period ended March 31, 2010, Quad/Graphics was in compliance with all of these, and all other, covenants under the Master Note and Security Agreement. While Quad/Graphics currently expects to be in compliance in future periods, there can be no assurance that financial covenants under the Master Note and Security Agreement will continue to be met. Quad/Graphics' failure to comply with these financial covenants could prevent Quad/Graphics from borrowing additional amounts and could result in a default under any of the other debt agreements of Quad/Graphics. Such default could cause the indebtedness outstanding under the Master Note and Security Agreement and other credit facilities, by virtue of cross-acceleration or cross-default provisions, to become immediately due and payable.

        In connection with the arrangement, on April 23, 2010, Quad/Graphics entered into a $1.23 billion debt financing agreement with certain lenders. This financing agreement includes a $700 million term loan and a $530 million revolving credit facility, and subjects Quad/Graphics to certain quarterly financial covenants, with all of the following terms as defined in the executed agreement. Among those covenants, Quad/Graphics is required to maintain the following:

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  A maximum leverage ratio, defined as total debt to consolidated EBITDA (EBITDA as it is defined in the debt agreement), not in excess of 3.75 to 1.00, with a step down to 3.50 to 1.00 at December 31, 2012 and a further step down to 3.25 to 1.00 at December 31, 2013;

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  A minimum interest coverage ratio, defined as consolidated EBITDA to consolidated cash interest expense, of not less than 3.00 to 1.00, with a step up to 3.25 to 1.00 at December 31, 2011 and a further step up to 3.50 to 1.00 at December 31, 2012; and

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  Consolidated net worth of at least $745.8 million plus 40% of consolidated net income cumulatively.

        The covenants also include certain limitations on acquisitions, indebtedness, liens, dividends and repurchases of capital stock. While Quad/Graphics currently expects to be in compliance with these expected covenants in future periods, there can be no assurance that they will be met.

World Color Press has significant liabilities with respect to its defined benefit pension plans and other postretirement benefits that could grow in the future and cause the combined company to incur additional costs.

        World Color Press sponsors defined benefit pension plans for employees in the United States and Canada. The majority of the plans' assets are held in North American and global equities and fixed income or debt securities. The asset allocation as of December 31, 2009 was approximately 62% equities, 35% debt securities and 3% other. World Color Press also maintains postretirement benefits for its employees.

        Following the recent declines in global equity markets, World Color Press had, as of December 31, 2009, underfunded pension and other postretirement benefit liabilities of approximately $310 million for its United States defined benefit plans and other postretirement benefits. Under current United States pension law, pension funding deficits are generally required to be funded over a seven-year period. Over the next two financial years, under current United States pension law, the contributions required to the United States plans are expected to total approximately $102 million.

        Following the recent declines in global equity markets, World Color Press had, as of December 31, 2009, an unfunded liability for pension and other postretirement benefits of approximately CAD$76 million in its Canadian defined benefit pension plans and other postretirement benefits. Under current Canadian legislation, pension solvency deficits are required to be funded over a ten-year period. Under the current funding rules in Canada, contribution requirements for the Canadian plans are expected to be approximately CAD$32 million over the next two financial years.

        World Color Press' pension deficits may increase or decrease depending on changes in the levels of interest rates, pension plan investment performance, pension legislation and other factors. Additional significant declines in global, and in particular North American, equity markets would increase, and possibly significantly increase, World Color Press' potential pension funding obligations. Any significant increase in World Color Press' required contributions could have a material adverse impact on the business, financial condition, results of operations and cash flows of the combined company.

        In addition to its single employer defined benefit plans, World Color Press also participates in multi-employer pension plans in the United States and Canada. Following the recent declines in the global equity markets, the financial condition of these plans has been negatively affected. World Color Press has received notice that certain plans in which it participates are in critical status, as defined in Section 432 of the Internal Revenue Code. As a result, World Color Press may be subject to increased contribution rates associated with these plans or other multi-employer pension plans suffering from declines in their funding levels.

        Furthermore, due to the fact that these multiemployer plans have unfunded vested benefits, World Color Press would be subject to a withdrawal liability under applicable law if it were to incur a complete or partial withdrawal from the plans in connection, for example, with a restructuring. In 2009, the plans provided estimates to World Color Press of its exposure, assuming a hypothetical immediate and complete withdrawal from the plans at the time of such estimates. Based on those plan estimates, the pre-tax withdrawal liability in that scenario could have been greater than $100 million in the aggregate. However, World Color Press is not able to determine the exact amount of its potential exposure with respect to multiemployer plans because the amount of that exposure could be higher or lower than the estimate, depending on, among other things, the nature and timing of any triggering events and the funded status of the plans at that time. If, in the future, World Color Press withdraws from any of these plans, additional liabilities would need to be recorded. While it is possible that this would occur in the future, World Color Press has not made any decision to incur a partial or complete withdrawal from these plans.

The combined company may be adversely affected by strikes and other labor protests.

        As of February 10, 2010, World Color Press had a total of approximately 16,000 employees in the United States and Canada, of which approximately 34% were represented by a labor organization. None of Quad/Graphics' employees in North America were unionized.

        As of February 10, 2010, World Color Press had 36 collective bargaining agreements in Canada and the United States. As of December 31, 2009, Quad/Graphics had none in the United States or Canada. On May 5, 2009, various United States subsidiaries of World Color Press entered into a memorandum of understanding with the labor organizations representing certain of its employees in the United States. The memorandum of understanding memorialized wage and benefit concessions from such employees and is due to expire on December 31, 2010. Quad/Graphics' current intent is to negotiate with the appropriate labor organizations so that the expiration of the memorandum of understanding does not have a negative impact on the combined company's labor costs. Depending on the results of such negotiations, the wage and benefit concessions may expire and, in such event, would have a negative effect on the labor costs of the combined company.

        As of December 31, 2009, Quad/Graphics and World Color Press had approximately 4,600 employees outside of the United States and Canada, the majority of which are either governed by agreements that apply industry-wide, by a collective agreement or through works councils or similar arrangements.

        While Quad/Graphics' and World Color Press' relations with their respective employees are stable and there has not been any material disruption in operations resulting from labor disputes, the companies cannot be certain that they will be able to maintain a productive and efficient labor environment. The companies cannot predict the outcome of any future negotiations relating to the renewal of the collective bargaining agreements, nor can there be any assurance with certainty that work stoppages, strikes or other forms of labor protests pending the outcome of any future negotiations will not occur. A strike or other forms of labor protest affecting a series of major plants in the future could materially disrupt the combined company's operations and result in a material adverse impact on its financial condition, results of operations and cash flows, which could force the combined company to reassess its strategic alternatives involving certain of its operations.

The combined company may be adversely affected by interest rates, foreign exchange rates and credit risk.

        Following the completion of the arrangement, a significant portion of Quad/Graphics' borrowings under a credit agreement will be subject to variable interest rates. As a result, the combined company is expected to be exposed to market risks associated with fluctuations in interest rates, and increases in interest rates could adversely affect the combined company.

        Because a portion of the combined company's operations are expected to be outside the United States, significant revenues and expenses will be denominated in local currencies. Although operating in local currencies may limit the impact of currency rate fluctuations on the results of operations of the combined company's non-U.S. subsidiaries and business units, fluctuations in such rates may affect the translation of these results into the combined company's financial statements. To the extent revenues and expenses are not in the applicable local currency, the combined company may enter into foreign currency forward contracts to hedge the currency risk. There can be no assurance, however, that the combined company's efforts at hedging will be successful. There is always a possibility that attempts to hedge currency risks will lead to greater losses than predicted.

        The combined company will be exposed to risks of loss in the event of nonperformance by the combined company's customers. Some of the combined company's customers may be highly leveraged or otherwise subject to their own operating and regulatory risks. Even if the combined company's credit review and analysis mechanisms work properly, the combined company may experience financial losses in its dealings with customers and other parties. Any increase in the nonpayment or nonperformance by the combined company's customers could adversely affect the combined company's results of operations and financial condition.

The combined company and its facilities will be subject to various laws and regulations, including environmental and privacy laws and regulations, and will become subject to additional laws and regulations in the future, which may subject the combined company to material liability, require it to incur material costs or otherwise adversely affect its results of operations.

        The combined company is expected to use various materials in its operations that contain constituents considered hazardous or toxic under environmental laws and regulations. In addition, the combined company's operations will be subject to a variety of environmental laws and regulations relating to, among other things, air emissions, wastewater discharges and the generation, handling, storage, transportation and disposal of solid waste. Further, the combined company is expected to be subject to laws and regulations designed to reduce the probability of spills and leaks and requiring, in the event of a release, requiring an appropriate response to such an event. Permits are required for the operation of certain businesses of Quad/Graphics and World Color Press, and these permits are subject to renewal, modification and, in some circumstances, revocation.

        The combined company's operations are expected to generate wastes that are disposed of off-site. Under certain environmental laws, the combined company may be liable for cleanup costs and damages relating to contamination at these off-site disposal locations, or at the existing or former facilities of Quad/Graphics or World Color Press, whether or not the combined company, Quad/Graphics or World Color Press know of, or were responsible for, the presence of such contamination. The remediation costs and other costs required to clean up or treat contaminated sites can be substantial. Contamination on and from such current or former locations may subject the combined company to liability to third parties or governmental authorities for injuries to persons, property or natural resources and may adversely affect its ability to sell or rent its properties or to borrow money using such properties as collateral.

        The production of paper, which is a significant raw material for Quad/Graphics and World Color Press and will be a significant raw material for the combined company, results in greenhouse gas emissions, as do Quad/Graphics processes. Various laws and regulations addressing climate change are being considered at the federal and state levels. Proposals under consideration include limitations on the amount of greenhouse gas that can be emitted (so-called "caps") together with systems of trading allowed emissions capacities. The impacts of such proposals could have a material adverse impact on the combined company's financial condition and results of operations.

        It is expected that the combined company will incur ongoing capital and operating costs to maintain compliance with environmental laws, including monitoring its facilities for environmental conditions. Quad/Graphics and World Color Press have taken, and the combined company is expected to take, reserves on their respective financial statements to cover potential environmental remediation and compliance costs as they consider appropriate. There can be no assurance, however, that the liabilities for which reserves have been taken are the only environmental liabilities relating to the current or former locations of Quad/Graphics or World Color Press, that material environmental conditions not known to Quad/Graphics or World Color Press do not exist, that future laws or regulations will not impose material environmental liability on them or the combined company, or cause them or the combined company to incur significant capital and operating expenditures, or that the actual environmental liabilities will not exceed reserves taken. In addition, failure to comply with any environmental regulations or an increase in regulations could adversely affect the combined company's results of operations and financial condition.

        The combined company and its customers may be subject to various Canadian, United States and other foreign consumer protection, data privacy and "do not mail" requirements at the federal, state, provincial and local levels. To the extent that the combined company or its customers become subject to additional or more stringent consumer protection and data privacy and similar requirements, their demand for the combined company's services may decrease, which could adversely affect the combined company's results of operations.

        In addition, the combined company will be subject to requirements of Canadian, United States and other foreign occupational health and safety laws and regulations at the federal, state, provincial and local levels. These requirements are complex, constantly changing and have tended to become more stringent over time. It is possible that these requirements may change or liabilities may arise in the future in a manner that could have a material adverse effect on the financial condition or results of operations of the combined company. There can be no assurance that Quad/Graphics and World Color Press have been, or that the combined company will be, at all times in complete compliance with all such requirements or that the combined company will not incur material costs or liabilities in connection with those requirements in the future.

There will be risks associated with the operations of the combined company outside of the United States and Canada.

        The combined company is expected to have operations outside of the United States and Canada. Revenues from the operations of Quad/Graphics and World Color Press outside of the United States and Canada accounted for approximately 15% and 8% of their respective revenues for the year ended December 31, 2009. As a result, the combined company is expected to have operations outside of the United States and Canada and to be subject to the risks inherent in conducting business outside of the United States and Canada, including the impact of economic and political instability and being subject to different legal and regulatory regimes that may preclude or make more costly certain initiatives or the implementation of certain elements of its business strategy.

Because World Color Press' consolidated financial statements reflect fresh start accounting adjustments starting in the third quarter of 2009, and because of the effects of the transactions that became effective pursuant to the plan of compromise and reorganization under both Chapter 11 of the U.S. Bankruptcy Code and the CCAA, financial information in future consolidated financial statements will not be comparable to World Color Press' financial information from prior periods.

        On World Color Press' emergence from creditor protection under Chapter 11 of the U.S. Bankruptcy Code and the CCAA, World Color Press adopted fresh start accounting in accordance with CICA Handbook Section 1625, Comprehensive Revaluation of Assets and Liabilities, pursuant to Canadian GAAP and Statements of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code (now codified as ASC 852), pursuant to U.S. GAAP. Under fresh start accounting, World Color Press undertook a comprehensive re-evaluation of its assets and liabilities based on the estimated enterprise value of $1.5 billion as established in the plan of compromise and reorganization. Enterprise value is generally defined to be World Color Press' estimated fair value at the fresh start date, less cash and cash equivalents. As a result of fresh start accounting, World Color Press became a new entity for financial reporting purposes. Accordingly, the consolidated financial statements of World Color Press on or after August 1, 2009 will not be comparable in many respects to World Color Press' statement of financial position and statement of operations for periods prior to the adoption of fresh start accounting and prior to accounting for the effects of the plan of compromise and reorganization.

A decline in expected profitability of the combined company or individual reporting units of the combined company could result in the impairment of assets, including goodwill, other long-lived assets and deferred tax assets.

        The combined company will hold material amounts of goodwill, other long-lived assets and deferred tax assets on its balance sheet. A decline in expected profitability, particularly a continued decline in the global economy, could call into question the recoverability of the related goodwill, other long-lived assets or deferred tax assets and require the combined company to write down or write off these assets or, in the case of deferred tax assets, recognize a valuation allowance through a charge to income. Such an occurrence could have a material adverse effect on the combined company's results of operations and financial position.

The combined company's failure to maintain adequate internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 or to prevent or detect material misstatements in its annual or interim consolidated financial statements in the future could result in inaccurate financial reporting, sanctions or securities litigation, or could otherwise harm the combined company's business.

        As a publicly traded company, the combined company will be required to comply with the standards adopted by the Public Company Accounting Oversight Board in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (sometimes referred to as Section 404) regarding internal control over financial reporting. Quad/Graphics, as a private company, is not currently required to, and currently does not, comply with these requirements. The process of becoming compliant with Section 404 may divert internal resources and will take a significant amount of time and effort to complete. In addition, Quad/Graphics must also integrate World Color Press' financial reporting systems, including its internal control over financial reporting, and, as described below, World Color Press' management had identified a material weakness in internal control over its financial reporting as of December 31, 2008 (which had been eliminated as of December 31, 2009). The combined company may experience higher than anticipated operating expenses, as well as increased independent auditor fees during the implementation of these changes and thereafter. The combined company is required to be compliant under Section 404 by December 31, 2011, and at that time the combined company's management will be required to deliver a report that assesses the effectiveness of its internal control over financial reporting, and the combined company will be required to deliver an attestation report of its auditors on the effectiveness of its internal controls over financial reporting. Completing documentation of its internal control system and financial processes, remediation of control deficiencies and management testing of internal controls will require substantial effort by the combined company. There can be no assurance that the combined company will be able to complete the required management assessment by its reporting deadline. Failure to implement these changes timely, effectively or efficiently could harm the combined company's operations, financial reporting or financial results and could result in the combined company being unable to obtain an unqualified report on internal controls from its independent auditors.

        As of December 31, 2008, the management of World Color Press reported a material weakness in its internal control over financial reporting. During 2009, World Color Press management developed and implemented internal controls to address this material weakness. As of December 31, 2009, World Color Press management, in considering the remedial measures and other actions taken to improve internal control over financial reporting, has concluded that the material weakness has been eliminated and that the December 31, 2008 Remediation Plans presented in World Color Press' Annual Report on Form 20-F filed with the SEC on March 27, 2009 have been fully implemented.

        If the combined company is unable to maintain effective control over financial reporting following the transaction, such conclusion would be disclosed in its Annual Report on Form 10-K for the year ending December 31, 2011. In the future, the combined company may identify material weaknesses and significant deficiencies which it may not be able to remediate in a timely manner. If it fails to maintain effective internal control over financial reporting in accordance with Section 404, the combined company will not be able to conclude that it has and maintains effective internal control over financial reporting or its independent registered accounting firm may not be able to issue an unqualified report on the effectiveness of the combined company's internal control over financial reporting. As a result, the combined company's ability to report its financial results on a timely and accurate basis may be adversely affected, it may be subject to sanctions or investigation by regulatory authorities, including the SEC or the NYSE or NASDAQ, as applicable, and investors may lose confidence in the combined company's financial information, which in turn could cause the market price of the combined company's common stock to decrease significantly. The combined company also may be required to restate financial statements relating to prior periods.

World Color Press' bankruptcy may have lingering negative effects on the combined company's operations and relationships with customers, suppliers and partners.

        World Color Press' bankruptcy may have adversely affected its operations and customer relationships, and these effects may continue after the consummation of the arrangement and affect the combined company's operations and its ability to attract new customers and maintain favorable relationships with existing customers, suppliers and partners. Any such effects could adversely affect the business of the combined company. In addition, the ongoing claims resolutions process of World Color Press and the expenses incurred in connection with World Color Press' bankruptcy matters and related legal issues may adversely affect the combined company's results of operations and financial condition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy circular/prospectus and the documents that are incorporated by reference into this proxy circular/prospectus contain forward-looking statements. These forward-looking statements may be found in the sections of this proxy circular/prospectus entitled "Summary," "Risk Factors," "Quad/Graphics Business," "The Combined Company," "The Arrangement," "Quad/Graphics Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere, and generally include all statements other than statements of historical fact, including statements regarding World Color Press' and/or Quad/Graphics' future financial position, business strategy, budgets, projected revenues and expenses and objectives of management for future operations. Words such as "may," "will," "intend," "anticipate," "believe," "estimate," "expect," "plan," "project" or "should" and similar expressions in this proxy circular/prospectus are often used to identify forward-looking statements.

        These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the control of World Color Press and Quad/Graphics. These risks, uncertainties and other factors could cause actual results to differ materially from those expressed or implied by those forward-looking statements. Among such risks, uncertainties and other factors that may impact Quad/Graphics, World Color Press and the combined company after completion of the arrangement are those described in "Risk Factors" beginning on page 29 and elsewhere in this proxy circular/prospectus, and the following:

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  timely and successful completion of the transaction (including the ability of Quad/Graphics and World Color Press to satisfy all of the conditions precedent to the completion of the transaction);

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  unexpected costs or unexpected liabilities related to the transaction, or the effects of purchase accounting that may be different from Quad/Graphics' and World Color Press' expectations;

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  successful integration of the operations of Quad/Graphics and World Color Press;

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  the combined company may be unable to achieve the estimated potential synergies or it may take longer or cost more than expected to achieve those synergies;

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  macroeconomic conditions and general industry conditions, such as the competitive environment for companies in the printing industry;

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  regulatory and litigation matters and risks;

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  legislative developments;

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  changes in tax or other laws;

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  effects of changes in general economic conditions in the countries where Quad/Graphics and World Color Press operate, especially the United States and Canada, including the impact of economic conditions in 2010 on volumes and pricing;

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  the impact of fluctuations in interest rates, commodity prices and foreign exchange rates;

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  effects of changes in political conditions and developments in the countries where Quad/Graphics and World Color Press operate; and

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  the effect of accounting pronouncements issued periodically by standard-setting bodies.

        Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy circular/prospectus or the date of any document incorporated by reference. Except to the extent required by the federal securities laws, the companies undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

QUAD/GRAPHICS BUSINESS

Overview

        Quad/Graphics is a leading global provider of print and related services that are designed to provide customers complete solutions for communicating their message to target audiences. Quad/Graphics' print products primarily include catalogs, consumer magazines, special interest publications, direct marketing materials and retail inserts. Quad/Graphics' print-related services include digital photography (with nine studios nationwide), digital imaging, binding, mailing and distribution, and data optimization and analytics services. Founded in Pewaukee, Wisconsin as a Wisconsin corporation in 1971 by Harry V. Quadracci, Quad/Graphics has approximately 11,600 employees in the United States, South America and Europe, serving a diverse base of approximately 3,000 customers from 15 printing plants (including a joint venture plant in Brazil) and 14 full-service imaging service centers (five of which are located within printing plants).

        Quad/Graphics has contractual relationships with leading magazine publishers, including Condé Nast, Hearst Magazines, Meredith Corporation, The National Geographic Society, Rodale, Inc. and Time Inc., and prints well-known magazines such as Allure, Architectural Digest, GQ, InStyle, The Journal of the National Geographic Society, Lucky, Men's Fitness, People, Runner's World, Self, Sports Illustrated, Time, Traditional Home, Veranda and Vogue. Quad/Graphics prints retail newspaper inserts for J.C. Penney Company, Inc., Kohl's Corporation, Shopko Stores Operating Co., LLC, Target Corporation, and The Bon-Ton Stores, Inc.; and catalogs for industry leading marketers such as Cabela's Incorporated, Coldwater Creek Inc., J.Crew Group, Inc., L.L. Bean, The Orvis Company, Redcats USA, and Williams-Sonoma. Inc.

        Quad/Graphics seeks to benefit its clients in two main ways—minimize their cost of print production and maximize the revenue derived from their print spending. In order to minimize a customer's cost of production, Quad/Graphics continually strives to increase its own productivity and reduce its customers' mailing and distribution costs through the integration of data analytics, finishing technology and logistics operations. Quad/Graphics also works to help its customers increase their revenue by (1) decreasing manufacturing cycle time, which allows customers additional time to sell more advertising in their published products, and (2) utilizing its integrated data analytics, finishing technology and logistics operations to create targeted and personalized printed materials, which increase consumer response rates and maximize a customer's return on print spending.

        Over the last 15 years, Quad/Graphics has made substantial investments to create what Quad/Graphics believes is an efficient and modern manufacturing platform. Quad/Graphics also has made substantial investments in research and development and other technological innovations. These investments have led to the development of various manufacturing process improvements, including innovative press and finishing control systems and material-handling equipment for use in Quad/Graphics' own operations as well as for sale to other printers worldwide. Quad/Graphics believes that this continual investment and innovation and its modern manufacturing platform, together with its focus on customer service and its distribution capabilities, have resulted in Quad/Graphics being one of the most profitable commercial printing companies in the industry, as measured by EBITDA (net earnings attributable to common shareholders plus interest expense, income tax expense, depreciation and amortization) as a percentage of net sales. See "—Competitive Advantages" beginning on page 51. This profitability, in turn, allows Quad/Graphics to continue to invest in equipment, research and development and other technological innovations to benefit its customers.

        The manufacturing platform and innovative technology that Quad/Graphics enjoys are further reinforced by the qualities of its workforce. Quad/Graphics believes that its distinct corporate culture encourages an organization-wide entrepreneurial spirit and an opportunistic mentality, where employees embrace responsibility, take ownership of projects and are encouraged to drive results. Quad/Graphics further believes that the ownership and voting control by the Quadracci family has enabled the company to maintain consistent strategic goals and disciplined strategy deployment, ensure continuity in its management team and enable its distinct corporate culture.

World Color Press Acquisition

        Quad/Graphics believes that the acquisition of World Color Press will, among other things:

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  enable the combined company to optimize plant and machine utilization, as well as mailing and logistics utilization and costs, thereby driving greater efficiency and economic benefits for the combined company and its clients;

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  enable Quad/Graphics to leverage its efficient, modern manufacturing platform for the benefit of the combined company and its clients;

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  result in an estimated $225 million of pre-tax annualized synergies within 24 months after the consummation of the arrangement, at an estimated one-time cost to achieve of approximately $195 to $240 million (based on an analysis developed by Quad/Graphics' management);

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  create new opportunities for the combined company's clients to realize distribution efficiencies;

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  enable Quad/Graphics to leverage the power of its research and development expertise across the combined company's larger and more diverse product offerings and client base;

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  enable Quad/Graphics to increase the use of its data analysis and management capabilities and targeted value added production techniques across the combined company's larger base of clients and products;

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  expand Quad/Graphics' geographic reach and customer service presence and Quad/Graphics' range of services and product offerings;

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  significantly improve Quad/Graphics' supply chain management capabilities; and

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  provide enhanced liquidity and generate solid free cash flow to repay indebtedness and support investments in the future as a result of the combined company's pro-forma credit profile and increased access to capital markets.

Industry

  General

        The global printing industry encompasses a wide range of sectors, including general commercial printing, newspapers and newspaper inserts, directories, books, direct mail, packaging, financial printing, business forms, greeting cards and label and wrapper printing. Printing is one of the largest industries in the United States, with more than 991,000 employees and approximately 36,000 companies generating an estimated $168 billion in annual sales, according to the PIA/GATF 2008 Print Market Atlas. The print industry is also highly fragmented and competitive, with the largest 400 printers representing less than 35% of the overall United States and Canadian market, based on the Printing Impressions PI400 and PIA/GATF 2008 Print Market Atlas. Quad/Graphics operates primarily in the commercial print portion, which includes advertising printing such as direct mail, circulars, brochures, displays, inserts and pamphlets; business cards; stationery; catalogs; directories; newspapers; magazines and books. According to the PIA/GATF 2008 Print Market Atlas, the United States commercial printing sector, excluding newspapers, is estimated to generate approximately $79 billion in sales annually.

  Print Industry Trends

        Demand for printed products has generally correlated with real gross domestic product growth, as economic activity and advertising spending are key drivers of demand for printing and related services. More recently, the global economic recession has caused advertisers to dramatically reduce spending. Throughout 2008 and 2009, magazine publishers facing diminished advertising pages reduced total page counts, catalog marketers reduced page counts, circulation and the frequency of print campaigns, retailers curbed investments in store inventory and reduced advertising, and other advertisers reduced their direct mail campaigns, particularly in the banking, insurance, credit card, real estate and nonprofit industries. Decreasing print volumes caused by the impacts of the economic recession, increases in postage expenses (which significantly outpaced inflation over the last ten years) and the increase in the use of alternative marketing technologies, as discussed below, led many printing businesses to fail and the industry to undergo consolidation. The printing industry consolidation and decreasing print volumes have created significant pricing pressures and excess capacity in the printing industry. According to capacity utilization data from the United States Federal Reserve System, the excess capacity in the printing industry, which had not fully recovered from the 2002 and 2003 recession, further increased recently, with printing industry capacity utilization of 67.4% in January 2010, compared to 69.6%, 77.7% and 80.5% in January 2009, 2008 and 2007, respectively.

        In response to the economic recession, Quad/Graphics believes that traditional users of print and print-related services have turned their focus to generating and tracking the highest returns on their marketing dollars. In addition, the emergence of alternative marketing technologies, such as online distribution and hosting of content and mobile technologies, on both a stand-alone basis and in conjunction with other marketing channels, has resulted in these traditional users of print and related services allocating their marketing and advertising spending across a wide and expanding selection of non-print electronic media options. Quad/Graphics believes that advertisers and other traditional users of print find that they receive the greatest return on their marketing dollars when they effectively utilize data to target the appropriate customers and combine digital alternatives with customized print products in a targeted, multi-channel marketing campaign.

        In this increasingly multi-channel marketplace, Quad/Graphics believes that the printing industry has been driven to make substantial capital investments in new technologies, such as those to deliver targeted and customized print solutions to integrate effectively its products and services within a multi-channel marketing campaign. In addition, Quad/Graphics believes the commercial print industry has moved towards shorter print runs and increased production efficiency of products with lower page counts and increasing complexity. Finally, Quad/Graphics believes that successful commercial printing companies will invest in finishing and mailing and logistics capabilities to minimize their clients' total manufacturing cost, which includes mailing and logistics (and is not simply limited to print). For many customers, mailing and distribution represent their largest cost, typically two to three times the cost of their print expense. Therefore, a printer's ability to impact mailing and distribution expenses through data management and sophisticated, automated manufacturing and finishing equipment is quite valuable to customers.

  Seasonality

        Advertising and consumer spending trends affect demand in the end markets that Quad/Graphics serves. Historically, demand for printing of magazines and catalogs is higher in the second half of the calendar year, which is driven by increased advertising pages within magazines and seasonal marketing requirements, which, in turn, creates higher demand for catalogs and newspaper inserts. Quad/Graphics expects the seasonality impact in future years to continue to track with historical patterns.

 Competitive Advantages

        Quad/Graphics believes its success has been fueled by its efficient and modern manufacturing platform, its distribution capabilities, its commitment to ongoing innovation and rapid adoption of technology, its intense customer service focus, its distinct corporate culture and the continuity in its ownership and management. These competitive advantages have resulted in Quad/Graphics being, what it believes, is one of the most profitable commercial printing companies in the industry, as measured by EBITDA as a percentage of net sales (sometimes referred to as EBITDA margin). This profitability, in turn, has fueled Quad/Graphics investment in equipment and research and development and other technological innovations, which helps minimize a customer's cost of production and increase its customers' revenues. Quad/Graphics bases this belief on a comparison of its EBITDA margin with the EBITDA margin of the eight largest publicly-traded commercial printing companies in North America, ranked by revenue, for each of the last three years. EBITDA margin is a non-GAAP financial measure, but is an important measure by which Quad/Graphics gauges the profitability and assesses the performance of its business. It should not be considered an alternative to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. See the reconciliation of net earnings to EBITDA in the Results of Operations for the Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008 included in "Quad/Graphics Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 226.

  Efficient and Modern Manufacturing Platform

        The key components of Quad/Graphics' manufacturing platform are described below.

        Quad/Graphics has continuously invested in its manufacturing platform. The investment in modern equipment allows for more pages to be printed for each revolution of the press, reducing the amount of time that each individual printing job takes to complete. In addition, Quad/Graphics' long-standing commitment to investing in manufacturing process improvements has led to consistent annual increases in productivity, reductions in waste and smaller crew sizes. Quad/Graphics' investment in its manufacturing platform has consistently been based on evaluating investment opportunities on the useful economic life of the underlying equipment rather than focusing on the potential mechanical life of the equipment. This discipline is critical in an industry in which technological change can create obsolescence well before the end of the mechanical life of equipment.

        Another key aspect of Quad/Graphics' modern manufacturing platform is its footprint of large plants (plants having an average size greater than 1.0 million square feet) across the United States. Quad/Graphics believes that the large plant size of the majority of its printing facilities offers Quad/Graphics the scale to drive savings from its investment in efficient and modern equipment and integrated automation and advanced finishing technologies. Redundancy of capacity in major equipment also provides Quad/Graphics with the flexibility to meet difficult customer service requirements, such as late-breaking copy changes or the need to increase or reduce the number of pages or copies in a print run. In addition, Quad/Graphics believes that its large plant structure enables optimal distribution by utilizing Quad/Graphics' in-house distribution services.

        Quad/Graphics has also focused on investments in automation designed to reduce headcount and labor costs. Capital investments in advanced applications of robotics and automation and manufacturing process improvements has allowed Quad/Graphics to lower personnel costs through attrition, wage freezes, reduction of overtime and temporary labor, and workforce reductions. This has resulted in Quad/Graphics being able to control labor expenses as a percent of net sales even in the slower economic environment of the last few years.

        Quad/Graphics' distribution capabilities integrate data analytics, finishing technology and logistics operations to (1) create targeted and personalized printed materials for its customers, which increase consumer response rates and maximize a customer's return on print spending, and (2) maximize distribution efficiency and reduce costs for its customers. Personalization and targeting create the opportunity to reach the right recipients with the right (or relevant) message at the right time, resulting in a significant increase in response rates for Quad/Graphics' customers. This, in turn, lowers a customer's overall cost per response. Quad/Graphics uses its data analytic capabilities to analyze mail list data, demographics data, consumer transaction data and other consumer specific data to help its customers target consumers through personalized printed materials. In addition, Quad/Graphics believes that its investment in binding and mailing operations provides customers greater targeting, flexibility and cost savings by creating targeted and variable print communications cost-effectively on a mass scale. Finally, Quad/Graphics believes that integrating its analysis of mail list data with its logistics services (including the use of ground and rail) allow it to reduce customer freight costs for shipments to newsstands and postal centers while providing a high level of dependability and rapid response times that are crucial to the delivery of time-sensitive materials. In addition, ownership of a fleet of company-owned tractor-trailers helps ensure that Quad/Graphics will be able to meet its customers' distribution capacity requirements.

        Finally, Quad/Graphics has invested in vertically-integrated, non-print capabilities to assist it in delivering lower costs for its clients, enhancing customer service levels, increasing flexibility and providing more aggregate services to each customer. Such capabilities include data management, imaging, logistics and distribution, ink manufacturing and equipment research and design. This vertical integration allows Quad/Graphics substantial control over critical links in the overall print supply chain, such as Quad/Graphics' ink manufacturing capabilities, that help it control the quality, cost and availability of a key input in the printing process.

  Leading Distribution Capabilities

        Postal rates are a significant component of many customers' cost structures and Quad/Graphics believes that postal costs influence the number of pieces that its customers print and mail. Through its logistics operations, finishing technology and data analytics, Quad/Graphics manages the distribution of most of the products of its United States customers to maximize efficiency and reduce these costs for its customers. Quad/Graphics helps its customers reduce their overall postage costs through what it believes, based on information published by (or otherwise obtained from) its competitors, is the industry's largest co-mail program. Quad/Graphics' co-mail program involves the sorting and bundling of printed products to be mailed to consumers, in order to facilitate better integration with the United States Postal Service. The United States Postal Service offers significant work-sharing discounts for this sorting and bundling as it reduces handling by the postal service. Quad/Graphics' products are co-mailed directly from the manufacturing facility in which they are produced, eliminating additional freight charges and time from stand-alone consolidation facilities typically utilized in the industry. In 2009, Quad/Graphics co-mailed more than 2.2 billion magazines and catalogs, earning in excess of $70 million in discounts from the United States Postal Service on behalf of its customers.

        Quad/Graphics is also able to leverage the volume of products running through its large plants for further customer distribution savings. In addition, Quad/Graphics' facilities are strategically located within a one day's drive of all major United States population centers, providing its customers the flexibility to print closest to their ultimate consumers.

  Commitment to Ongoing Innovation and Rapid Adoption of Technology

        Quad/Graphics' has had a continued commitment to research and development, manufacturing process improvements and the rapid adoption of technological innovations. Quad/Graphics' engineers, designers and computer experts, working closely with Quad/Graphics' press and finishing operators, have developed a range of advancements from the manufacturing platform to the finishing department. In fact, in the 2009 Patent Board's Conglomerate Company Patent Scorecard™ published in The Wall

Street Journal, Quad/Graphics received the highest Research Intensity™ score of any of the top 50 companies in the Heavy Industrial Equipment sector (moving up from second out of the top 35 companies in 2008). In that same Patent Scorecard™, in both 2009 and 2008 Quad/Graphics was ranked as the highest printer or printing equipment-related manufacturer in the Industry Impact™ category, which quantifies how influential a company's patent portfolio is on the development of technologies in other companies.

        The value of Quad/Graphics' innovations to the industry is supported by the fact that it generates revenue by supplying some of these technology solutions and consulting services to other printers. In particular, Quad/Graphics believes it is an internationally known, leading manufacturer of electronic process control systems and maintains offices in the Netherlands, Ireland, France, Germany, Italy, India, Japan and China to sell and service these products to equipment manufacturers and other printers.

        Another example of Quad/Graphics' innovative approach is the integration of its imaging, manufacturing and distribution networks into a single platform using a networked information technology (IT) infrastructure. This single platform provides seamless information flow across sales and estimating, production planning, scheduling, manufacturing, warehousing, logistics, invoicing, reporting and customer service.

  Intense Focus on Customer Service

        Throughout its history Quad/Graphics has focused the attention of the entire organization on customers and their needs. By empowering employees to enact customer solutions, Quad/Graphics provides its clients with a tremendous amount of flexibility, allowing them be more nimble and responsive to the needs of the marketplace. Quad/Graphics "high tech/high touch" approach has led to what Quad/Graphics believes is a reputation in the industry for excellent customer service. While transacting a high level of detail on a day-to-day basis, the rapid adaptation and use of technology allows the customer relationship to evolve to a more consultancy oriented exchange, and the service team is positioned to offer more strategic value rather than just manage operational details.

        Recognizing that technology is not a substitute for face-to-face relationships, but rather a way to enhance them, Quad/Graphics has equipped its employees to work closely across divisions and all facilities via a singular, integrated network unified by a common culture, language and process at all times. At the center of this integration are Quad/Graphics' SmartTools™. These real-time information management tools link Quad/Graphics' people and equipment company-wide, automating the exchange of information and streamlining the entire printing process from creation and imaging through to press, finishing and distribution. SmartTools™ extend to Quad/Graphics' clients as well, providing 24/7 access to the very same up-to-the-minute information used universally by Quad/Graphics' production, customer service and sales representatives, and allowing them to better manage current projects and plan future work.

  Distinct Corporate Culture

        Quad/Graphics believes that its distinct corporate culture, which encourages a long-term perspective, an organization-wide entrepreneurial spirit and an opportunistic mentality, has contributed to its long-term success. Quad/Graphics fosters an entrepreneurial environment by empowering and encouraging employees to take responsibility and ownership of projects and enact solutions within a flat hierarchical structure. Employees who have been employed for at least one full calendar year also have a beneficial ownership in Quad/Graphics through company stock held in a profit sharing plan, enhancing the sense of ownership present within the employee base. Quad/Graphics believes that the empowerment, engagement and development of Quad/Graphics' employee owners fosters a strong partnership approach within the business.

        Quad/Graphics invests in its employees by providing ongoing technical, job and safety training; retirement planning; and health and wellness benefits. For example, through QuadMed primary care clinics located at select worksite locations, Quad/Graphics provides high quality, low cost primary medical care and specialty services to employees and their families.

  Continuity of Control

        The Quadracci family continues to play a significant role at Quad/Graphics. Joel Quadracci, Chairman, President and Chief Executive Officer, is the son of the late founder Harry V. Quadracci, and the Quadracci family maintains a majority equity ownership stake in the company (which will be a majority voting power stake after the consummation of the acquisition of World Color Press) and active membership on the board of directors. Quad/Graphics believes that the continuity of the Quadracci family's involvement has enabled Quad/Graphics to maintain consistent strategic goals and strategy deployment, ensure continuity in its management team and enable an entrepreneurial culture and core set of values for its employees.

        Quad/Graphics is led by an experienced management team with a proven track record in the printing industry. Members of Quad/Graphics' senior management team average 19 years of experience with Quad/Graphics. This continuity of management helps to maintain consistent strategic goals and strategy deployment and enable Quad/Graphics' distinct corporate culture throughout the organization.

Strategy

        Quad/Graphics is focused on the following strategic goals.

  Drive Print as the Foundation of Coordinated Multi-Channel Marketing Campaigns

        Quad/Graphics believes that print remains the core element of an effective multi-channel marketing campaign. Quad/Graphics seeks to facilitate coordinated multi-channel marketing campaigns utilizing print, email and personalized websites to engage consumers, drive higher response rates and, thereby, returns for advertisers on their marketing dollars. A 2007 study commissioned by Google found print effective in driving people to the internet where they can seek out additional information. In this study, 70% of those consumers made a purchase following this additional research. Quad/Graphics intends to continue to drive print communications as the foundation of multi-channel marketing campaigns by:

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  consulting with customers on strategies for coordinating personalized, targeted print communications with other media channels including electronic media;

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  leveraging its integrated data analytics, finishing technology and logistics operations, which allow customers to create customized communications within printed products on a cost-effective basis, with the objective of delivering higher responses at a lower cost; and

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  deploying its digital media capabilities, including planning, executing and monitoring email campaigns, the use of personalized URLs, and the creation and maintenance of website portals, in support of effective, print focused marketing campaigns.

  Utilize an Efficient and Innovative Distribution Network to Provide Enhanced Value to Customers

        Quad/Graphics has made strategic capital expenditure investments to build what it believes is one of the most efficient and innovative distribution networks in the commercial printing industry. Quad/Graphics maintains a fully-integrated, national distribution network that includes:

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  in-house transportation and logistics services, including a fleet of company-owned tractor-trailers, that enable rapid deployment of products;

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  technology and processes to reduce postage expenses, typically its customers' largest expense, including an extensive co-mail program that combines and mails numerous clients' mail pieces together to capture sorting and handling discounts from the United States Postal Service; and

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  advanced finishing capabilities that enables enhanced co-mailing efficiencies.

        Quad/Graphics intends to continue to invest in new distribution equipment, technology and services to deploy distribution solutions for its customers.

  Maximize Operational and Technological Excellence

        Quad/Graphics utilizes a disciplined return on capital framework to make significant investments in its print manufacturing platform and data management capabilities to result in what it believes is one of the most integrated, automated, efficient and modern manufacturing platforms in the industry. In addition, a culture of ongoing manufacturing process improvement permeates the organization and drives innovation. The in-house research and development division has been instrumental in developing and deploying what Quad/Graphics believes are industry-leading manufacturing solutions, which has allowed the company to continue to be price competitive and profitable.

  Drive Domestic and International Growth in Core and Related Businesses

        Quad/Graphics intends to continue to seek opportunities to grow diversified streams of revenue, utilizing core capabilities to expand its print and print-related products and services, grow its core businesses, and strategically increase geographic coverage. Quad/Graphics expects to utilize a combination of organic, partnership and acquisition growth to meet these goals.

  Empower, Engage and Develop our Employees

        Quad/Graphics believes that its distinct corporate culture, which encourages a long-term perspective, an organization-wide entrepreneurial spirit and an opportunistic mentality, will contribute to its long-term success. Quad/Graphics proactively fosters an entrepreneurial environment by empowering and encouraging employees to take responsibility and ownership of projects and enact solutions within a flat hierarchical structure. Quad/Graphics also endorses a "promotion-from-within" strategy based on the premise that many of its best leaders are those who have had a long tenure with the company and understand its core business and customer base. Quad/Graphics supports the empowerment, engagement and development of its employees by investing in its employee base through education in the latest print technologies as well as job training and leadership principles. In addition, Quad/Graphics supports its employees through retirement planning and the provision of health and wellness benefits.

Segment Description

        Quad/Graphics operates primarily in the commercial print portion of the printing industry, with related product and service offerings designed to offer customers complete solutions for communicating their messages to target audiences. Quad/Graphics' segments are summarized below:

  U.S. Print and Related Services

        The U.S. Print and Related Services segment includes Quad/Graphics' Unites States printing operations, managed as one integrated platform. This segment's products include catalogs, magazines, special interest publications, direct mail and retail inserts. The related service offerings include data management, imaging, production workflow, direct marketing and logistics services. This segment also includes the design, development, manufacture and service of printing-related auxiliary equipment, as well as the manufacture of ink. The U.S. Print and Related Services segment accounted for approximately 87% of Quad/Graphics' consolidated net sales in 2009 and 2008 and approximately 97% of its consolidated net sales in 2007.

  International

        The International segment includes Quad/Graphics' non-United States printing operations in Europe and South America. This segment provides printed products and related services consistent with the U.S. Print and Related Services segment, with the exception of printing-related auxiliary equipment. The International segment accounted for approximately 13% of Quad/Graphics' consolidated net sales in 2009 and 2008 and approximately 3% of its consolidated net sales in 2007.

  Corporate

        The Corporate segment consists of unallocated general and administrative activities and associated expenses including, in part, executive, legal, finance, information technology and human resources.

        For additional financial information by segment and by geographic area, see Notes 21 and 22 to the Quad/Graphics consolidated financial statements, respectively.

Competition

        The printing industry, with approximately 36,000 companies in the United States, is highly fragmented and competitive. Although there has been industry consolidation, particularly in the past decade, the largest 400 printers still represent less than 35% of the United States and Canadian market, according to the Printing Impressions PI400 and the PIA/GATF 2008 Print Market Atlas. According to the December 2009 Printing Impressions PI400, Quad/Graphics was the fifth largest commercial printer in the United States as measured by revenue. Quad/Graphics also faces competition from alternative sources of communication, including email, the internet, mobile technologies, electronic readers and interactive television.

        Across Quad/Graphics' range of products and services, competition is based on a number of factors, including the following:

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  total price of printing, materials and distribution;

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  quality;

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  range of services offered;

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  distribution capabilities;

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  customer service;

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  availability to schedule work on appropriate equipment;

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  on-time production and delivery; and

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  state-of-the-art technology to meet a client's business objectives.

Customers

        Quad/Graphics enjoys long-standing relationships with a diverse base of clients, which includes both national and regional corporations in the United States, Europe and South America. Quad/Graphics' customers include industry leading blue-chip companies that operate in a wide range of industries and serve both businesses and consumers, including retailers, publishers and direct marketers. Quad/Graphics' relationship with its ten largest customers averages almost 20 years in duration and Quad/Graphics typically signs multi-year print agreements with these customers.

        In 2009, Quad/Graphics served approximately 3,000 customers, and its ten largest customers accounted for approximately 25% of net sales, with none representing more than 6% individually. Quad/Graphics believes that its large and diverse customer base, broad geographic coverage and extensive range of printing and print-related capabilities are competitive strengths.

Patents, Trademarks and Trade Names

        Quad/Graphics operates two research and development facilities that support the development of new equipment, process improvements, raw materials and content management and distribution technologies to better meet customer needs and improve operating efficiencies. The company continues to innovate within the printing and print-related industry and, as a result, has developed what it believes to be one of the most powerful patent portfolios in the print industry.

        Quad/Graphics currently holds or has rights to commercialize 119 patents and applications relating to its business. Additionally, Quad/Graphics markets products, services and capabilities under a number of trademarks and trade names. The last of Quad/Graphics' presently issued patents are to expire in 2028, but the company has a number of pending patent applications that it believes will help ensure the continued strength of its portfolio. Quad/Graphics aggressively defends its patent portfolio and intends to continue to do so in the future.

Raw Materials

        The primary raw materials Quad/Graphics uses in its print business are paper, ink and energy.

        Quad/Graphics generally does not assume paper price risk. The majority of paper used by the company is supplied directly by its customers. For those customers that do not directly supply their own paper, Quad/Graphics makes use of its purchasing efficiencies to supply paper by negotiating with leading paper suppliers to maximize purchasing efficiencies, uses a wide variety of paper grades, weights and sizes, and does not rely on any one supplier. Paper is sold to these customers based on prevailing market rates. While Quad/Graphics generally does not assume paper price risk, higher paper prices and tight paper supplies may have an impact on customers' demand for printed products. Quad/Graphics' working capital requirements , including the impact of seasonality, is partially mitigated through the direct purchasing of paper by the majority of Quad/Graphics' customers.

        Quad/Graphics produces the majority of ink used in production, allowing it to control the quality and supply of key inputs. Raw materials for the ink manufacturing process are purchased externally from a variety of suppliers.

        Quad/Graphics generally cannot pass on to customers the impact of higher electric and natural gas energy prices on its manufacturing costs, and increases in energy prices in recent years have resulted in higher manufacturing costs for certain of its operations. Quad/Graphics mitigates its risk through natural gas hedges where appropriate. In its logistic operations, however, Quad/Graphics is able to pass a substantial portion of any increase in fuel prices directly to its customers.

Environmental Stewardship

        As the owner, lessee or operator of various real properties and facilities, Quad/Graphics is subject to various federal, state and local environmental laws and regulations, including those relating to air emissions; waste generation, handling, management and disposal; and remediation of contaminated sites. Historically, compliance with these laws and regulations has not had a material adverse effect on the company's results of operations, financial position or cash flows. Compliance with existing or new environmental laws and regulations may require Quad/Graphics to make future expenditures.

        Quad/Graphics strives to be the leader in the printing industry in adopting new technologies and processes to protect the environment. Quad/Graphics believes it has long been known for its environmental stewardship. In the past decade alone, Quad/Graphics has been awarded more than 25 major environmental achievement honors, both on a state and national level, including becoming the first major manufacturer of any kind to achieve a Leadership in Energy and Environmental Design-Existing Building (LEED-EB) certification for an existing manufacturing site (its Sussex, Wisconsin facility). Quad/Graphics' proactive approach to incorporate environmentally-friendly practices has also positively impacted operating costs through the reduction of waste, energy use, emissions and labor, as well as through the implementation of water conservation solutions. Quad/Graphics has also undertaken steps to reduce greenhouse gas emissions from its manufacturing processes and to improve fuel efficiency and reduce emissions in its fleet of company-owned tractor trailers.

Employees

        As of December 31, 2009, Quad/Graphics had approximately 11,600 employees. None of Quad/Graphics' current employees in the United States are covered by a collective bargaining agreement. Quad/Winkowski Sp. z.o.o, a wholly owned subsidiary of Quad/Graphics, has a trade union in its facility located in Pila, Poland, but there is no labor contract at the Pila facility. In addition, Anselmo L. Morvillo S.A., an 85% owned subsidiary of Quad/Graphics, has a trade union in Argentina, where Morvillo and the union are parties to a labor contract. Quad/Graphics believes that its employee relations are good and that the company maintains an employee-centric culture.

Business Acquisitions

        Quad/Graphics has made several acquisitions to add new products or services, expand geographic coverage or enhance its technology capabilities over the past five years. The most significant of the transactions related to Quad/Graphics' acquisition of the remaining 32% of the stock Quad/Graphics did not already own of Winkowski Sp. z o.o, a printer located in Pila and Wyszkow, Poland. The transaction was completed on January 30, 2009, and the entity was rebranded QuadWinkowski. QuadWinkowski was previously a joint venture between Quad/Graphics and Zaklady Graficzne Sp. z o.o., originally established in 1998 with Quad/Graphics as a minority partner. QuadWinkowski's operations, which produce advanced print-production services including digital imaging, web offset and sheet fed printing, finishing and distribution, are included in the International segment.

Legal Proceedings

        Quad/Graphics is subject to various legal actions, administrative proceedings and claims arising out of the ordinary course of business. Quad/Graphics believes that such unresolved legal actions, proceedings and claims will not materially adversely affect its results of operations, financial condition or cash flows.

Properties

        Quad/Graphics' corporate office is located in owned office space in Sussex, Wisconsin. In addition, as of December 31, 2009, Quad/Graphics leases or owns 34 facilities in the United States, some of which have multiple buildings and warehouses, and these United States facilities encompass approximately 12.8 million square feet. Quad/Graphics leases or owns 17 international facilities encompassing approximately 1.7 million square feet in Europe and South America. Of the United States and international facilities, approximately 13.7 million square feet of space is owned, while the remaining 0.9 million square feet is leased.

        The following table lists, as of April 30, 2010, Quad/Graphics' principal manufacturing facilities, all of which are owned except where noted:

Location	Size (Square Feet)
Lomira, Wisconsin, United States	2,253,965
Sussex, Wisconsin, United States	1,846,652
Martinsburg, Virginia, United States	1,720,833
Hartford, Wisconsin, United States	1,571,452
Saratoga Springs, New York, United States	1,024,703
Oklahoma City, Oklahoma, United States	1,010,372
West Allis, Wisconsin, United States	910,625
Wyszkow, Poland	789,640
The Rock, Georgia, United States	767,600
Pila, Poland	589,632
Pewaukee, Wisconsin, United States	316,155
Buenos Aires, Argentina	270,000
Reno, Nevada, United States	181,542
Fredericksburg, Virginia, United States (leased facility)	165,000

WORLD COLOR PRESS BUSINESS

        World Color Press is a commercial printer that provides high-value, complete market solutions, including pre-print, print and post-print services to leading retailers, branded goods companies, catalogers and publishers of magazines, books, directories and other printed media. With a presence in North American and Latin American countries (which, for the purpose of this proxy circular/prospectus, include Mexico), World Color Press is able to serve customers on a regional, national and international basis.

        World Color Press operates in a dynamic, highly fragmented and competitive printing industry and has established market-leading positions in the segments that it serves through a combination of building long-term partnerships with the world's leading print media customers, investing in key strategic technologies and expanding the scope of its product offerings and geographical presence through strategic acquisitions. The customers of World Color Press include many of the largest publishers, retailers and catalogers in the geographic areas in which it operates. With respect to retail inserts, World Color Press' customers include CVS Caremark Corporation and Wal-Mart Stores Inc. World Color Press prints catalogues for customers such as Bass Pro Shops Canada, Inc. and Limited Brands Inc. (Victoria's Secret). World Color Press' book publishing customers include Harlequin Enterprises Limited, The McGraw-Hill Companies, Inc., Pearson Education Inc., Simon & Schuster, Inc., The Reader's Digest Association Ltd. and Thomas Nelson, Inc. World Color Press prints magazines for publishers including Hachette Filipacchi Media U.S., Inc., Source Interlink Media, LLC, The Reader's Digest Association Ltd. and Wenner Media LLC. World Color Press' directories customers include Dex One Corporation, Yellow Book USA, Inc. and Yellow Pages Group Limited.

        As of April 30, 2010, World Color Press, together with its corporate office located in Montreal, Quebec, Canada, had 76 printing, distribution and office facilities located in North America and Latin America. In the United States, World Color Press is the second largest commercial printer with 56 facilities in 26 states. World Color Press is the second largest commercial printer in Canada with 12 premises in five provinces through which World Color Press offers a diversified mix of printed products and related value-added services to the Canadian market and internationally. World Color Press is also a leading commercial printer in Latin America, with eight facilities in Argentina, Brazil, Chile, Colombia, Mexico and Peru.

Bankruptcy Proceeding

        From 2002 to 2007, the financial performance of Quebecor World Inc., the predecessor of World Color Press, and its affiliated entities, suffered as a result of a combination of factors, including declining prices and sales volume and a temporary disturbance caused by a major retooling of its printing operations initiated in 2002. By mid-January 2008, Quebecor World Inc. was experiencing a severe lack of liquidity due to its inability to obtain new financing during the credit crisis and global economic weakness in 2007 and 2008, its inability to finalize a proposed sale of its European operations, and continued operational demands on its available cash reserves. On January 21, 2008, Quebecor World Inc. obtained an order from the Quebec Superior Court granting creditor protection to Quebecor World Inc. and 53 of its U.S. subsidiaries under the CCAA. On the same date, the U.S. Debtors filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court. On September 30, 2008, a Petition for Recognition of the Foreign Proceeding was filed under Chapter 15 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court with respect to Quebecor World Inc. In connection with the bankruptcy proceedings in Canada and the U.S., Quebecor World Inc. developed a Canadian plan of reorganization and compromise pursuant to the CCAA and the U.S. Debtors developed a plan of reorganization pursuant to the U.S. Bankruptcy Code. The plans of reorganization provided for the coordinated restructuring of Quebecor World Inc. and its debtor subsidiaries, the compromise of certain claims of their respective creditors, and a reorganization of Quebecor World Inc.'s capital structure. The plans of reorganization were approved by the creditors of

Quebecor World Inc. and the U.S. Debtors on June 22, 2009. Following hearings held jointly in the Quebec Superior Court and the U.S. Bankruptcy Court on June 30, 2009, the plans of reorganization, as amended, were sanctioned by the Quebec Superior Court and confirmed by the U.S. Bankruptcy Court, respectively. The plans of reorganization became effective on July 21, 2009 and Quebecor World Inc. and the U.S. Debtors emerged from bankruptcy protection. Consistent therewith, after the implementation of the restructuring transactions, as defined and provided for under the plans of reorganization, Quebecor World Inc. changed its name to "World Color Press Inc.", and the surviving reorganized U.S. Debtors changed their names to incorporate the World Color name.

        In connection with the implementation of the plans of reorganization, World Color Press, among other things, reorganized its capital structure and issued to certain creditors of Quebecor World Inc. and the U.S. Debtors, in exchange for the compromise of approximately $3.1 billion of liabilities, (i) 73,285,000 World Color Press common shares; (ii) 12,500,000 World Color Press preferred shares; and (iii) 10,723,019 World Color Press series I warrants and 10,723,019 World Color Press series II warrants. World Color Press also agreed to issue, subject to resolution of certain outstanding claims, senior guaranteed notes in a maximum aggregate principal amount of $75 million.

Business Segments and Print Services

        World Color Press operates in the commercial print media segment of the printing industry and its business segments are located in two main geographical regions: North America and Latin America.

        World Color Press serves the printing needs of retailers and marketers who utilize free-standing retail inserts, catalogs and direct mail. The scale and breadth of technology in World Color Press' print production platform offers customers the option for large, multi-versioned advertising campaigns, while special catalog services help customers compile lists for distribution, co-mailing, co-stitching and selective-binding capacity, as well as provide ink-jet addressing and messaging for each recipient. World Color Press has direct mail facilities that provide complete direct mail production services from the data programming stages through to bulk mailing.

        Publishers use World Color Press to print Sunday magazines, books, magazines and directories. World Color Press is a leader in the application of new technologies for book production, including electronic pre-media, information networking and digital printing.

        The pre-media services of World Color Press include a complete spectrum of film and digital preparation services. Digital preparation services include the color electronic pre-media system, which takes art work from concept to final product, and desktop publishing, which gives the customer greater control over the finished product. These specialized digital and pre-media facilities provide customers high quality, 24-hour preparatory services linked directly to World Color Press' various printing facilities. World Color Press' co-mailing and logistics services help magazine publishers reduce costs and improve distribution. Logistics services provides mailing list, shipping and distribution expertise which include the ability to plan, deliver and track customized, flexible mailing strategies based on the client's specific distribution requirements. These services are also offered to third party customers.

        World Color Press is a leading printer in Latin America, with a manufacturing presence in Argentina, Brazil, Chile, Columbia, Mexico and Peru. The Latin America business segment offers the same broad range of print and print services similar to those offered in North America with the exception of direct mail products. The Latin American platform also serves as a competitive alternative to Asia in the printing of books for which time-to-market is not a significant factor.

Manufacturing and Technology

        World Color Press' manufacturing platform provides customers with multi-versioning options as well as a variety of other value-added services, and enables World Color Press to print simultaneously for its customers in multiple facilities reducing cycle time and transportation costs. Print and production technology have undergone substantial technological advances over the past decade, resulting in significant improvements in both speed and print quality. As a result, World Color Press has invested in faster, more efficient and high quality presses, allowing it to further improve efficiency and meet the needs of both publishers and retailers.

        Pre-media has continued to adapt to ever changing technology advancements and embrace web-enabled digital workflows, while the latest hardware and software solutions help drive the services upstream in the creative process and downstream to print and web media options.

Sales and Marketing

        World Color Press' sales and marketing activities are highly integrated and reflect an increasingly international approach to meeting customers' needs that are complemented by product-specific sales efforts. Sales representatives are located in facilities or in regional offices throughout North America and Latin America, generally close to their customers and prospects. Each sales representative has the ability to sell into any facility in its network. This enables the customer to coordinate simultaneous printing throughout World Color Press' network through one sales representative.

*    *    *    *    *

        For additional information about World Color Press, see World Color Press' annual report on Form 40-F for the year ended December 31, 2009 filed with the SEC on March 1, 2010 and all other documents filed by World Color Press with the SEC that are incorporated by reference in this prospectus/proxy circular. See "Where You Can Find More Information" beginning on page 289.

THE SPECIAL MEETING OF WORLD COLOR PRESS SHAREHOLDERS

Date, Time and Place of World Color Press Special Meeting

        The World Color Press special meeting of shareholders will be held on June 25, 2010 at 1:00 p.m., local time, at the Toronto Airport Marriott, 901 Dixon Road, in Toronto, Ontario, Canada.

Matters to be Considered

        At the World Color Press special meeting, holders of World Color Press common shares and World Color Press preferred shares will be asked to:

  1.
  Consider, pursuant to the Interim Order of the Superior Court of Québec, District of Montréal, dated May 17, 2010, as the same may be amended and, if deemed advisable, to pass, with or without variation, the arrangement resolution, the full text of which is attached to this proxy circular/prospectus in Annex A, to approve an arrangement under Section 192 of the CBCA involving, among other things, the acquisition by Quad/Graphics of all of the issued and outstanding common shares of World Color Press and the redemption of all of the issued and outstanding preferred shares of World Color Press; and

  2.
  Transact such other business as may properly come before the special meeting or any adjournment(s) or postponement(s) of the special meeting.

        The arrangement agreement, the arrangement resolution and the plan of arrangement are attached as Annex A to this proxy circular/prospectus. World Color Press shareholders are encouraged to read the arrangement agreement and related exhibits in their entirety and the other information contained in this proxy circular/prospectus, including the annexes, carefully before deciding how to vote.

Recommendation of the World Color Press Board of Directors

        After careful consideration, the World Color Press board of directors unanimously determined that the arrangement agreement and the transactions contemplated by the arrangement agreement, including the arrangement, are fair to the holders of World Color Press common shares and in the best interests of World Color Press and has unanimously approved and adopted the arrangement agreement, the plan of arrangement and the transactions contemplated by the arrangement agreement. The World Color Press board of directors unanimously recommends that World Color Press shareholders vote FOR the arrangement resolution.

Record Date and Entitlement to Vote

        The record date for determination of shareholders entitled to notice of and to vote at the World Color Press special meeting is 5:00 p.m. (Eastern Time) on May 17, 2010. Only holders of World Color Press common shares and World Color Press preferred shares at 5:00 p.m. (Eastern Time) on the record date are entitled to vote at the World Color Press special meeting.

        As of the record date, there were 65,230,765 World Color Press common shares and 12,499,929 World Color Press preferred shares outstanding and entitled to vote at the World Color Press special meeting.

        Each holder of World Color Press common shares is entitled to one vote for each World Color Press common share owned at 5:00 p.m. (Eastern Time) on the record date. Each holder of World Color Press preferred shares is entitled to 1.0851 votes for each World Color Press preferred share owned at 5:00 p.m. (Eastern Time) on the record date. To vote by telephone or via the Internet, see the instructions attached to your proxy card(s).

 Registered Holders of World Color Press Shares

        If you are a registered holder of World Color Press common shares or World Color Press preferred shares at 5:00 p.m. (Eastern Time) on the record date, you are entitled to attend the World Color Press special meeting in person or by proxy and to cast votes in respect of the shares held by you on the record date.

Non-Registered Shareholders

        The information in this section is important to many shareholders of World Color Press as a substantial number of such shareholders do not hold their shares of World Color Press in their own name.

        Non-registered shareholders should note that only proxies deposited by World Color Press shareholders whose names appear on the share register of World Color Press may be recognized and acted upon at the special meeting. If World Color Press common shares or World Color Press preferred shares are shown in an account statement provided to a non-registered shareholder by an intermediary, then in almost all cases the name of such non-registered shareholder will not appear in the share register of World Color Press. Such shares will most likely be registered in the name of the broker or an agent of the broker. In Canada, the vast majority of such shares of World Color Press will be registered in the name of CDS Clearing and Depositary Services Inc., which acts as a nominee for many brokerage firms. Such shares can only be voted by intermediaries in accordance with instructions received from the non-registered shareholders. As a result, non-registered shareholders of World Color Press should carefully review the voting instructions provided by their intermediary with this proxy circular/prospectus and ensure that they direct the voting of their shares of World Color Press in accordance with those instructions.

        Applicable securities laws in the provinces and territories of Canada require intermediaries to seek voting instructions from non-registered shareholders of World Color Press in advance of the special meeting. Each intermediary has its own mailing procedures and provides its own return instructions to clients. The purpose of the form of proxy or voting instruction form provided to a non-registered shareholder by such non-registered shareholder's intermediary is limited to instructing the registered holder on how to vote such shares on behalf of the non-registered shareholder. Most brokers in Canada now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (sometimes referred to as Broadridge). Broadridge typically prepares voting instruction forms, mails those forms to non-registered shareholders and asks those non-registered shareholders to return the forms to Broadridge or follow specific telephone or other voting procedures. Broadridge then tabulates the results of all instructions received by it and provides appropriate instructions respecting the voting of such shares at the meeting. A non-registered shareholder receiving a voting instruction form from Broadridge cannot use that form to attend and vote their shares of World Color Press directly at the special meeting. Instead, a non-registered shareholder wishing to attend and vote its shares directly at the meeting must follow the instructions for doing so provided by Broadridge or its intermediary. Voting instruction forms must be returned to Broadridge or the alternate voting procedures must be completed well in advance of the meeting in order to ensure that such shares are voted.

Quorum

        Pursuant to the Interim Order, attendance in person or by proxy of holders of at least 10% of the voting rights attached to the issued and outstanding World Color Press common shares and preferred shares entitled to vote on the arrangement resolution at the World Color Press special meeting will constitute a quorum for the transaction of business at the special meeting.

 Required Vote

        In accordance with the Interim Order, the arrangement resolution will be approved if a quorum in respect of the World Color Press common shares and the World Color Press preferred shares is present as described above and at least two-thirds of the votes cast by the holders of World Color Press common shares and the holders of World Color Press preferred shares, voting together as a single class, on the arrangement resolution are cast in favor of it.

        Any spoiled votes, illegible votes and defective votes will be considered not to be votes cast.

        If you do not return your proxy or submit your proxy by telephone or via the Internet or vote in person at World Color Press' special meeting, your vote will not be counted.

Voting Shares and Principal Holders of Voting Shares

        On the record date, there were outstanding 73,285,074 World Color Press common shares and 12,499,929 World Color Press preferred shares. Each World Color Press common share (other than the World Color Press common shares held in escrow) carries the right to one vote and each World Color Press preferred share carries the right to 1.0851 votes at the World Color Press special meeting.

        As of the record date, the only shareholders that, to the knowledge of World Color Press management, owned beneficially, or exercised control or direction over more than 10% of the total outstanding World Color Press common shares were:

  •
  The Catalyst Group Inc., which controlled 10,062,672 World Color Press common shares or approximately 13.73% of the total outstanding World Color Press common shares as of that date; and

  •
  Avenue Capital Management II, LP, which controlled 9,398,376 World Color Press common shares or approximately 12.82% of the total outstanding World Color Press common shares as of that date.

        As of the record date, the only shareholders that, to the knowledge of World Color Press management, owned beneficially, or exercised control or direction over more than 10% of the total outstanding World Color Press preferred shares were:

  •
  The Catalyst Group Inc., which controlled 2,208,513 World Color Press preferred shares or approximately 17.67% of the total outstanding World Color Press preferred shares as of that date;

  •
  West Face Capital, Inc., which controlled 2,000,000 World Color Press preferred shares or approximately 16.0% of the total outstanding World Color Press preferred shares as of that date;

  •
  Avenue Capital Management II, LP, which controlled 1,352,496 World Color Press preferred shares or approximately 10.82% of the total outstanding World Color Press preferred shares as of that date; and

  •
  Centerbridge Credit Partners Master, L.P., which controlled 1,318,684 World Color Press preferred shares or approximately 10.55% of the total outstanding World Color Press preferred shares as of that date.

        On the record date, no directors or executive officers of World Color Press or their affiliates beneficially owned or had the right to vote any World Color Press common shares or preferred shares.

Proxies

        Your vote is very important. Whether or not you plan to attend the World Color Press special meeting, we urge you to vote promptly to ensure that your shares are represented at the meeting. You may vote by mail by dating and signing the enclosed form of proxy and promptly returning it in the postage-paid envelope provided. For a proxy to be valid, you (or your attorney, who must be authorized in writing) must sign and date it, and must either return it in the envelope provided or deposit it at the offices of Computershare Investor Services Inc. at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 or by fax at (416) 263-9524 or 1-866-249-7775; Attention: Proxy Department not later than 5:00 p.m. (Eastern Time) on June 22, 2010 or, if the World Color Press special meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) before the time the adjourned World Color Press special meeting is to be reconvened. An undated but executed proxy will be deemed to be dated the date of this document.

        You may also cast your vote by proxy via the Internet at the website indicated on your proxy card or by telephone by calling the toll-free number shown on your proxy card and following the instructions. You must do so not later than 5:00 p.m. (Eastern Time) on June 22, 2010 or, if the World Color Press special meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) before the time the World Color Press special meeting is to be reconvened. You will also need your control number located on the front of your proxy card to identify yourself to the system. If you submit your proxy via the Internet or by telephone, please do not return a signed form of proxy. A signed and completed form of proxy or properly submitted telephone or Internet proxy received by World Color Press prior to or at the World Color Press special meeting will be voted as instructed.

        There are two forms of proxy applicable to World Color Press shares: one applicable to holders of World Color Press common shares and one applicable to holders of World Color Press preferred shares. Please be sure to execute a vote—by telephone, Internet or mail—with regard to each form of proxy you receive.

        If you need an additional form of proxy, please contact our proxy solicitor, Laurel Hill, toll free at 1-877-304-0211. Banks and brokers may call collect at 416-304-0211.

        If your broker or other nominee or intermediary holds your shares in its name, carefully follow the instructions given to you by your broker or other intermediary to ensure that your shares are properly voted.

Voting of Proxies

        The individuals named in the enclosed form of proxy will vote the World Color Press shares represented by proxy in accordance with the instructions of the World Color Press shareholder who appointed them. If you submit a validly executed proxy without providing instructions, the World Color Press shares represented by the proxy will be voted "FOR" the arrangement resolution. The enclosed form of proxy, when properly completed and signed, confers discretionary authority on the appointed individuals to vote as they see fit on any amendment or variation to any of the matters identified in the notice of the World Color Press special meeting and on any other matter that may properly be brought before the World Color Press special meeting unless you direct that discretionary authority is not conferred on such individual. At the date of this document, neither the World Color Press board of directors nor management of World Color Press is aware of any variation, amendment or other matter to be presented for a vote at the World Color Press special meeting.

 Revocation of Proxies

        If you are a registered holder of World Color Press common shares or World Color Press preferred shares, you may revoke a proxy in several ways:

  •
  by entering a new vote by telephone or the Internet prior to 5:00 p.m. (Eastern Time) on June 22, 2010;

  •
  by executing, or having your attorney (who must be authorized in writing) execute, a written revocation of your proxy and delivering it to the Corporate Secretary of World Color Press or the offices of Computershare Investor Services Inc. at the address referred to above, at any time up to and including 5:00 p.m. (Eastern Time) on the last business day preceding the date of the World Color Press special meeting, or any adjournment of the World Color Press special meeting, or to the chairman of the World Color Press special meeting at any time before the World Color Press special meeting or any adjournment of the World Color Press special meeting;

  •
  by completing and submitting, or having your attorney (who must be authorized in writing) complete and submit, a later-dated proxy card no later than 5:00 p.m. (Eastern time) on June 22, 2010; or

  •
  by attending the World Color Press special meeting and voting your shares in person. Your attendance at the World Color Press special meeting alone will not revoke your proxy. You must also vote at the World Color Press special meeting in order to revoke a previously submitted proxy.

        You may also revoke your proxy in any other manner permitted by law.

        Only registered shareholders have the right to revoke a proxy. The execution by a registered shareholder of a proxy will not affect such registered shareholder's right to attend the meeting and vote in person, provided that such proxy is revoked prior to the commencement of the meeting in the manner described above. Non-registered shareholders who wish to change their vote must arrange for their respective intermediaries to revoke the proxy on their behalf.

Solicitation of Proxies

        The management of World Color Press is using this proxy circular/prospectus to solicit proxies from holders of World Color Press common shares and World Color Press preferred shares for use at the World Color Press special meeting and has designated the individuals listed on the enclosed form of proxy as persons whom World Color Press shareholders may appoint as their proxy holders. If you are a World Color Press shareholder and wish to appoint an individual not listed on the enclosed form of proxy to represent you at the World Color Press special meeting, you may do so either by crossing out the names on the enclosed form of proxy and inserting the name of that other individual in the blank space provided on the enclosed form of proxy or by completing another acceptable form of proxy. A proxy nominee need not be a World Color Press shareholder. If the World Color Press shareholder is a corporation, it must execute the proxy by an officer or properly appointed attorney.

        World Color Press will bear the expenses in connection with the solicitation of proxies from World Color Press shareholders, except that World Color Press and Quad/Graphics have agreed to share equally out-of-pocket expenses related to the printing and filing of this proxy circular/prospectus. Laurel Hill is acting as proxy solicitation agent for World Color Press, for which it will be paid a fee of approximately $53,000. Laurel Hill will also be reimbursed for its reasonable out-of-pocket expenses in connection with the solicitation. The fees and expenses of Laurel Hill will be paid by World Color Press.

        World Color Press and Quad/Graphics have engaged Computershare Investor Services Inc. to act as depositary for the receipt of World Color Press share certificates and related letters of transmittal deposited pursuant to the arrangement. The depositary will receive reasonable and customary compensation for its services in connection with the arrangement, will be reimbursed for certain out-of-pocket expenses and will be indemnified by World Color Press against certain liabilities under applicable securities laws and expenses in connection therewith.

        Solicitation of proxies may also be made by mail, in person, or by telephone, email, Internet, facsimile, telegram or other means of communication, by World Color Press' directors, officers and employees. These people will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

Dissent Rights

        If you are a registered holder of World Color Press common shares, in accordance with the Interim Order, you will have the right to dissent from the arrangement resolution. If the arrangement becomes effective and you properly dissent from the arrangement resolution in compliance with the Interim Order, Section 190 of the CBCA and article 3 of the plan of arrangement, you will be entitled to be paid by World Color Press the fair value of the World Color Press common shares you hold, determined as of the close of business on the day before the arrangement resolution is approved.

        If you want to dissent, you must dissent for all your shares. If you hold shares on behalf of one or more beneficial owners, Section 190 of the CBCA allows you to dissent only for all the shares you hold on behalf of any one beneficial owner that are registered in your name.

        Under Section 190 of the CBCA, you may dissent only for shares that are registered in your name. In many cases, people beneficially own shares that are registered either:

  •
  in the name of an intermediary, such as a bank, trust company, securities dealer, broker, trustee or administrator of "registered retirement savings plans", "registered retirement income funds", "registered educational savings plans" and similar plans and their nominees, as these terms are defined under the Income Tax Act (Canada); or

  •
  in the name of a clearing agency in which the intermediary participates, such as CDS Clearing and Depository Services Inc. or The Depository Trust Company.

        If you want to dissent and your shares are registered in someone else's name, you must contact your intermediary and either:

  •
  instruct your intermediary to exercise the dissent rights on your behalf (which, if the shares are registered in the name of a clearing agency, will require that the shares first be re-registered in your intermediary's name); or

  •
  instruct your intermediary to re-register the shares in your name, in which case you will have to exercise your dissent rights directly.

In other words, if your shares are registered in someone else's name, you will not be able to exercise your dissent rights directly unless the shares are re-registered in your name.

        If you want to dissent in respect of the arrangement resolution, you must provide a written dissent notice to World Color Press' Corporate Secretary at World Color Press Inc., 999 de Maisonneuve Blvd. West, Suite 1100, Montréal, Québec, H3A 3L4, Attention: Corporate Secretary, facsimile number (514) 877-5104, not later than 5:00 p.m. (Eastern Time) on the business day prior to the date of the World Color Press special meeting (or any adjournment or postponement of the World Color Press special meeting). If you do not strictly comply with this requirement, you could lose your right to dissent. This requirement is different from the statutory dissent procedures of section 190 of the

CBCA, which would permit a dissent notice to be provided at or prior to the World Color Press special meeting.

        If you send a dissent notice, you still have the right to vote at the World Color Press special meeting. However, under the CBCA, if you send a dissent notice and then vote your World Color Press common shares in favor of the arrangement resolution, you will no longer be considered a dissenting shareholder with respect to the World Color Press common shares. You must either vote against the arrangement resolution or abstain to dissent.

        The CBCA does not provide (and World Color Press will not assume) that a vote against the arrangement resolution or an abstention constitutes a dissent notice. Similarly, if you give someone a proxy to vote for the arrangement resolution and then revoke the proxy, your revocation does not constitute a dissent notice. However, if you want to dissent, you should revoke any proxy that instructs the proxy holder to vote for the arrangement resolution to prevent the proxy holder from voting your shares in favor of the arrangement resolution and causing you to forfeit your dissent rights. For instructions on revoking a proxy, see "—Revocation of Proxies" beginning on page 67.

        If you dissent, World Color Press is required to notify you that the arrangement resolution has been adopted within 10 days after World Color Press' shareholders adopt the resolution. World Color Press is not required to send you a notice if you vote for the arrangement resolution or withdraw your dissent notice.

        If you dissent, you must send World Color Press (to its Corporate Secretary at the address above) a written demand for payment within 20 days after you receive World Color Press' notice that the arrangement resolution has been adopted. If you do not receive that notice, you must send a written demand for payment within 20 days after you learn that the arrangement resolution has been adopted. Your demand for payment must contain:

  •
  your name and address;

  •
  the number of World Color Press common shares for which you are dissenting; and

  •
  a demand for payment of the fair value of those shares.

        Within 30 days of sending a demand for payment, you must send World Color Press (to its Corporate Secretary at the address above) the certificates representing your dissenting shares. If you do not send in your certificates, you forfeit your right to dissent. World Color Press' transfer agent will endorse on your share certificates a notice that you are a dissenting shareholder and will then send the certificates back to you.

        After you send your demand for payment, you will no longer have any rights as a World Color Press shareholder other than the right to be paid the fair value of your shares unless:

  •
  you withdraw your demand for payment before World Color Press makes a written offer to pay;

  •
  World Color Press does not make you a timely written offer to pay and you withdraw your demand for payment; or

  •
  World Color Press' board of directors revokes the arrangement resolution.

        In all three cases described above, your rights as a shareholder will be reinstated, and in the first two cases, your shares will be subject to the arrangement if it has been completed.

        Also, under the plan of arrangement, if you duly exercise your dissent rights and are ultimately determined to have the right to be paid the fair value of your shares, you will be deemed to have transferred your shares to World Color Press at the effective time of the arrangement. If you exercise your dissent rights but are ultimately determined for any reason not to have the right to be paid the fair value of your shares, you will be deemed to have participated in the arrangement like any non-dissenting shareholder and you will be entitled to receive, for each World Color Press common share, the number of shares of Quad/Graphics class A stock equal to the Share Exchange Ratio and any cash payable, in each case determined in accordance with the plan of arrangement and the arrangement agreement.

        If you dissent, within seven days after the later of the effective date of the arrangement and the date when World Color Press receives your demand for payment, World Color Press is required to send you an offer to pay for your shares. That offer must be in an amount that World Color Press' board of directors considers to be the fair value of the shares. World Color Press must also send you a statement with the offer to pay showing how the fair value was determined. World Color Press must pay for your shares within 10 days after you accept the offer to pay, but the offer of World Color Press to pay you will lapse if your acceptance is not received within 30 days after it has made the offer to pay.

        If you do not accept the offer or if World Color Press fails to make you an offer to pay after you have sent your demand for payment, World Color Press may apply to a court in the Province of Québec to fix a fair value for the shares of all dissenting shareholders. If World Color Press decides to apply to a court to fix the fair value, it must do so within 50 days after the effective date of the arrangement or within any longer period that the court allows. If World Color Press fails to apply to a court, you may apply to a court in Québec for the same purpose within a further period of 20 days or within any longer period that the court allows. You are not required to give security for the costs of applying to a court.

        If World Color Press, you or another dissenting shareholder applies to a court, all dissenting shareholders whose shares have not been purchased by World Color Press will be joined as parties and will be bound by the court's decision. World Color Press will be required to notify each affected dissenting shareholder of the date, place and consequences of the application and of the shareholder's right to appear and be heard in person or by counsel. The court may determine whether any person is a dissenting shareholder who should be joined as a party, and the court will then fix a fair value for the shares of all dissenting shareholders. The court will render a final order against World Color Press in favor of each dissenting shareholder and for the amount of the fair value of the dissenting shareholder's shares. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the effective date of the arrangement until the date of payment.

        This is only a summary of the dissenting shareholder provisions of the Interim Order, the plan of arrangement and the CBCA, which are technical and complex. The plan of arrangement is included as part of Annex A attached hereto. Copies of Section 190 of the CBCA and the Interim Order are attached hereto as Annex F and part of Annex G, respectively. If you want to dissent, we recommend that you seek legal advice since, if you fail to comply strictly with the provisions of the Interim Order, the plan of arrangement and the CBCA, you could forfeit your dissent rights.

        The Canadian federal income tax consequences to a holder of World Color Press common shares who exercises dissent rights and who receives fair value for the holder's shares from World Color Press will be different from the consequences to a holder who participates in the arrangement. For more information see "Material Canadian Federal Income Tax Considerations" beginning on page 139.

THE ARRANGEMENT

World Color Press Arrangement Proposal

        At the World Color Press special meeting, holders of World Color Press common shares and World Color Press preferred shares will be asked to vote on the approval of the arrangement resolution and thereby approve the arrangement. The arrangement will not be completed unless World Color Press' shareholders approve the arrangement resolution.

Background of the Arrangement

        The credit crisis and global economic weakness of early 2008 resulted in constrained advertising spending and, in certain cases, financial difficulties for World Color Press' customers in its North American segment. This put significant downward pressure on both volumes and, to a lesser degree, on price, across nearly all of World Color Press' North American printing and related services. On January 21, 2008, Quebecor World Inc., later renamed World Color Press, obtained an order from the Québec Superior Court granting creditor protection under the CCAA for itself and the U.S. Debtors. On the same date, World Color Press' U.S. subsidiaries filed a petition under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court. On June 22, 2009, the creditors of World Color Press approved a plan of compromise or reorganization under the CCAA and Chapter 11 of the U.S. Bankruptcy Code, which was sanctioned by the Québec Superior Court on June 30, 2009 and confirmed by the U.S. Bankruptcy Court on July 2, 2009. The plan was implemented following various transactions that were completed on July 21, 2009, at which time Quebecor World Inc. emerged from bankruptcy protection and adopted the name World Color Press. All references to World Color Press prior to July 21, 2009 refer to Quebecor World Inc.

        On May 12, 2009, prior to emerging from bankruptcy protection, World Color Press received a preliminary indication of interest from R.R. Donnelley (sometimes referred to as Donnelley) to purchase all or substantially all of World Color Press' assets and properties. World Color Press' then management consulted with outside financial and legal advisors, as well as its creditors, and ultimately decided not to enter into a transaction with Donnelley. At that time, World Color Press' creditors and then current management decided against pursuing the indication of interest from Donnelley because they concluded that the price and terms proposed by Donnelley, taken together with the execution risk of reaching a definitive agreement with Donnelley and obtaining necessary regulatory approvals did not justify jeopardizing the ability of World Color Press to complete a refinancing, replace its expiring credit facility and emerge from bankruptcy protection.

        After World Color Press' emergence from bankruptcy protection on July 21, 2009, new independent directors were named to the company's board of directors, including Mark A. Angelson, who became chairman of the board of directors. During this time, the new board of directors informally discussed potential strategic transactions, but did not pursue or rule out any alternatives.

        On August 11, 2009, Mr. Angelson met with J. Joel Quadracci, president and chief executive officer of Quad/Graphics, to discuss industry developments. During this meeting, Mr. Angelson suggested to Mr. Quadracci that Quad/Graphics consider a combination with World Color Press. Thereafter, Quad/Graphics' senior management concluded that it was advisable to continue preliminary discussions with World Color Press to investigate further the potential advantages and disadvantages of the proposed combination for consideration by the Quad/Graphics board of directors. In addition, on August 11, 2009, Mr. Angelson and Kristopher Wood, an outside financial advisor to World Color Press, met with representatives of Morgan Stanley to discuss World Color Press' potential strategic alternatives. At that meeting, Messrs. Angelson and Wood and the representatives of Morgan Stanley explored the potential business combination and financing transactions that they believed were available to be pursued by World Color Press at that time. They considered approximately 20 potential transactions and evaluated the potential benefits and risks of each potential transaction using various metrics including the value of potential synergies, operational strengths and weaknesses, the feasibility of completing a potential transaction, size of the transaction and financial impact on World Color Press. These transactions included potential acquisitions by World Color Press of smaller printing companies, possible business sales or exchanges and the possible sale of World Color Press to another company. Among other factors, they considered the mix of the potential counterparties' business lines and whether those business lines would be complementary to World Color Press' existing business lines, and the potential counterparties' margins and sizes relative to World Color Press. Based on these discussions, World Color Press' senior management concluded that each business combination alternative considered was in the aggregate and taking into account the challenges and uncertainty associated with executing such transactions, likely to be less favorable than a potential transaction with Quad/Graphics and a combination with Quad/Graphics appeared to represent the strategic alternative most likely to be in World Color Press' best interests. The synergies that appeared to be available from a potential business combination transaction with Quad/Graphics were an important consideration in their analysis, although other factors (including their assessment of the achievability of alternative business combination transactions with other potential counterparties and J. Joel Quadracci's historic success in managing Quad/Graphics) were also relevant. They also considered potential financing transactions that would result in refinancing the debt that World Color Press incurred in connection with its exit from bankruptcy and decided to continue to pursue such a refinancing on a parallel track with World Color Press' consideration of a transaction with Quad/Graphics since, at that time, the two alternative transactions were not incompatible. From time to time after August 11, 2009, Mr. Angelson discussed World Color Press' strategic alternatives with certain of World Color Press' other directors on an informal basis and updated them regarding the status of the discussions with Quad/Graphics.

        On August 19, 2009, a meeting was held at the offices of Quad/Graphics' outside legal advisor, Foley & Lardner LLP. The meeting was attended by Messrs. Angelson and Quadracci, as well as Mr. Wood and a representative from World Color Press' outside legal advisor, Sullivan & Cromwell LLP, John Fowler, Quad/Graphics' chief financial officer, and a representative from Foley & Lardner. The parties had a preliminary discussion regarding a combination between Quad/Graphics and World Color Press in which Mr. Quadracci would be the chief executive officer of the combined company. The parties discussed various issues that such a transaction would present. At the conclusion of the meeting, and subject to the execution of an appropriate confidentiality agreement, the parties agreed to share some initial due diligence materials and continue the conversation. On August 19, 2009, the parties signed a mutual non-disclosure and exclusivity agreement (sometimes referred to as the Confidentiality Agreement), which, among other things, provided for an exclusivity period through October 15, 2009.

        The parties met on August 28, 2009, with Messrs. Quadracci, Fowler, Angelson and Wood in attendance, and discussed Quad/Graphics' ownership and dual-class voting structure, valuation methodology, basic financial information concerning Quad/Graphics to assess the relative size of Quad/Graphics as compared to World Color Press, and other possible terms of a transaction, including the potential management structure for the combined company and the information and due diligence process necessary to move forward with the potential transaction. The parties agreed that, if a transaction were completed, the Quadracci family, through the high vote stock, would control the combined company. Messrs. Fowler and Wood met again on September 3, 2009. Quad/Graphics shared historical audited financial information and the parties compared key financial margins and metrics and discussed the scope of due diligence.

        The Quad/Graphics board of directors was advised of the ongoing discussions with World Color Press at a meeting held on September 4, 2009. The board discussed the proposed transaction in a very preliminary fashion and also discussed the implications of Quad/Graphics becoming a public company assuming that the transaction ultimately was consummated. At the conclusion of the meeting, the board directed Quad/Graphics' management to continue the discussions with World Color Press. In addition, in September 2009, Quad/Graphics engaged J.P. Morgan Securities Inc. to act as its financial advisor with respect to the proposed transaction.

        On September 8, 2009, World Color Press announced that Mr. Angelson would become chief executive officer of World Color Press. World Color Press' board of directors also appointed a new chief financial officer, chief legal officer and chief information officer during September. Also during September, Morgan Stanley was retained to act as financial advisor to World Color Press in connection with a possible transaction with Quad/Graphics.

        Representatives of Quad/Graphics and World Color Press met on September 10, 2009, and discussed possible transaction synergies and price and other terms of a potential transaction, and exchanged due diligence information. Quad/Graphics' initial proposal was for a 70% Quad/Graphics and 30% World Color Press pro forma equity ownership split, but at the meeting, the price terms agreed by the parties narrowed the economic range to a Quad/Graphics proposal of 60-65% Quad/Graphics ownership and a World Color Press proposal of 40-45% World Color Press ownership, in all cases subject to more detailed due diligence, negotiation of definitive transaction terms and approval of their respective boards of directors. The parties discussed pricing in terms of relative ownership splits only, and did not attribute relative dollar values to Quad/Graphics' or World Color Press' securities. Among other factors, the parties considered that Quad/Graphics' and World Color Press' relative margins, relative historic liabilities and relative capital structures were important criteria in determining the parties' relative valuations.

        On September 30, 2009, the parties amended and restated the Confidentiality Agreement and agreed to a mutual exclusivity period through December 15, 2009.

        During October 2009, World Color Press and Quad/Graphics commenced more detailed mutual due diligence. World Color Press' senior management also examined the possibility of refinancing World Color Press' debt given the continued easing of the credit market. World Color Press commenced work on the refinancing alternatives, but determined to defer any refinancing decision until the conclusion of the discussions with Quad/Graphics. World Color Press' management believed that continuing with the refinancing could require disclosure to potential creditors of its negotiations with Quad/Graphics. Since Quad/Graphics had previously indicated to World Color Press' management that Quad/Graphics wished to avoid public disclosure of its discussions with World Color Press, World Color Press' management believed the disclosure of its negotiations with Quad/Graphics to potential creditors would likely have seriously jeopardized continuation of the Quad/Graphics discussions with World Color Press. This decision was periodically reconsidered by World Color Press' management and board of directors in light of conditions in the leveraged finance markets and the progress of discussions with Quad/Graphics, but the conclusion did not change.

        On October 26, 2009, the Quad/Graphics board of directors, at a regularly scheduled meeting, received an update of the status of discussions with World Color Press as well as an updated report on the due diligence investigation (including due diligence on legal, tax, human resources and operations) completed to date. In connection with the update, Quad/Graphics' board of directors discussed a preliminary synergy analysis, the implications of Quad/Graphics becoming a public company assuming that the transaction ultimately was consummated, the timeline and mechanics of the transaction and the economic split between the Quad/Graphics proposal of 60-65% Quad/Graphics ownership and the World Color Press proposal of 40-45% World Color Press ownership.

        On October 28, 2009, World Color Press and Quad/Graphics met to discuss the results of their respective due diligence investigations to date and their respective synergy analyses. The parties also had further discussion with respect to the economic split between the Quad/Graphics proposal of 60-65% Quad/Graphics ownership and the World Color Press proposal of 40-45% World Color Press ownership based on the due diligence findings.

        On November 9 and 10, 2009, World Color Press' board of directors met and discussed the potential business combination between World Color Press and Quad/Graphics and received presentations from management, financial and legal advisors on the possible transaction. World Color Press' board of directors also considered World Color Press' strategic alternatives, including possible joint ventures, asset swaps, business combination transactions and debt refinancing, as well as operational issues that World Color Press would face on a standalone basis such as whether the existing management team and manufacturing platform were optimal to improve operating and financial results and to maximize shareholder value. The board of directors, with the assistance of management and Morgan Stanley, considered that a refinancing transaction had the potential to reduce World Color Press' borrowing costs but would not create as much value for World Color Press' shareholders as the potential business combination transaction with Quad/Graphics. The board of directors and World Color Press management discussed that it would be challenging for World Color Press to continue to proceed with a refinancing transaction on a parallel track with a potential transaction with Quad/Graphics at that time. Among other reasons, Quad/Graphics indicated that it would not proceed with its due diligence and negotiations with World Color Press if World Color Press made a public announcement regarding its discussions with Quad/Graphics; however, if World Color Press had proceeded with the refinancing transaction, such a public announcement may have been required under applicable laws. Accordingly, the board of directors determined that the two potential transactions were incompatible at that time. The board of directors and World Color Press management also reviewed and discussed the availability of favorable credit terms. Based on their review, they determined that it was reasonable to take the risks that the credit markets would remain stable or improve and that credit terms would not be materially worse in three to six months if World Color Press postponed a refinancing transaction pending consideration of a strategic transaction with Quad/Graphics. The board of directors, with the assistance of management and Morgan Stanley, also reevaluated the list of approximately 20 potential transaction counterparties considered by World Color Press senior management on August 11, 2009 and once again compared each potential transaction using various metrics including the value of potential synergies, operational strengths and weaknesses, the feasibility of completing a potential transaction, size of the transaction and financial impact. The synergies that appeared to be available from a potential business combination transaction with Quad/Graphics were an important consideration in their analysis, although other factors (including their assessment of the achievability of alternative business combination transactions with other potential counterparties, the mix of the potential counterparties' business lines and whether those business lines would be complementary to World Color Press' existing business lines and J. Joel Quadracci's historic success in managing Quad/Graphics) were also relevant. This analysis was most favorable to Quad/Graphics and for this reason, and in light of Quad/Graphics' continued request for exclusivity as a condition of being willing to continue its due diligence of, and negotiations with, World Color Press, the board of directors concluded that a combination with Quad/Graphics was sufficiently attractive to justify pursuing that transaction in priority to other possibilities. World Color Press' board of directors directed management to continue negotiations with Quad/Graphics but also to continue to be prepared to move forward with a refinancing in the event the parties were unable to agree on a transaction with Quad/Graphics.

        The board of directors of Quad/Graphics met again on November 16, 2009, which meeting was also attended by Quad/Graphics' senior management as well as its outside legal and financial advisors. The Quad/Graphics' board received and discussed presentations on the ongoing due diligence investigation, transaction valuation considerations and key transaction terms, as well as the implications of Quad/Graphics becoming a publicly-traded company. At the conclusion of the meeting, the board directed management to continue its discussion with World Color Press.

        On November 18, 2009, Messrs. Angelson, Quadracci, Wood and Fowler met and agreed in principle to move forward to seek to negotiate a transaction in which Quad/Graphics would go public and be the acquiror of World Color Press with a 60% Quad/Graphics and 40% World Color Press pro forma equity ownership split, a dual-class share structure and respective cash payments at closing of $140 million to Quad/Graphics shareholders and $93,333,333 to World Color Press equityholders.

        In late November and early December 2009, representatives of World Color Press and its outside financial and legal advisors and other consultants, and representatives of Quad/Graphics and its outside financial and legal advisors and other consultants, continued their respective due diligence investigations, including in relation to World Color Press' pension liabilities, financial, legal, environmental and operational matters and potential synergies. On December 8, 2009, Quad/Graphics' senior management made a presentation to World Color Press' board of directors regarding Quad/Graphics and its view of the anticipated strategic, financial and operational characteristics of the combined company. Later in December, members of the World Color Press management team made presentations to the senior management team of Quad/Graphics. The presentations, which were part of Quad/Graphics' diligence to better understand the non-overlapping businesses, related to World Color Press' operations in Canada and Latin America and its retail, book and directory printing operations. The parties also began to discuss the contractual terms of a transaction. These discussions included the scope of the voting and support agreement, if any, to be provided by the Quadracci family and a number of other terms that affected transaction certainty.

        World Color Press and Quad/Graphics also further amended the amended and restated Confidentiality Agreement to extend the exclusivity period through January 15, 2010.

        World Color Press' board of directors met on several occasions in November and December of 2009 and January 2010 to, among other matters, receive updates regarding the potential transaction with Quad/Graphics.

        On December 18, 2009, Quad/Graphics' board of directors met and, among other things, received a presentation on due diligence completed to date as well as a status update with respect to the potential transaction with World Color Press.

        In early and mid-January, 2010, World Color Press and its outside legal advisors met with Quad/Graphics and its outside legal advisors to continue negotiations of the terms of a potential transaction. The parties came to agreement, subject to board approval and further negotiation, on the key terms of the transaction, including the 60% Quad/Graphics and 40% World Color Press pro forma equity ownership split and the dual-class (high vote/low vote) share structure with the low vote shares being listed and traded on a national stock exchange in the U.S. (and with the understanding that the Quadracci family, through the high vote stock, would control the combined company). Other significant issues that were resolved included the scope of the voting and support agreement, the efforts required to procure government approvals of the transaction, the scope of closing conditions, the exclusions from the definition of material adverse effect in the arrangement agreement, the scope of interim operating covenants, the availability to World Color Press common shareholders of any cash remaining of the $93,333,333 available after payments in respect of World Color Press' other equity securities including preferred shares, warrants, restricted share units and deferred share units, and the basis on which the Share Exchange Ratio would be adjusted.

        World Color Press and Quad/Graphics also further amended the amended and restated Confidentiality Agreement to extend the exclusivity period through January 25, 2010.

        On January 19 and 24, 2010, the Quad/Graphics board of directors met to consider the proposed transaction with World Color Press. Quad/Graphics' outside legal and financial advisors attended both meetings. At these meetings, the board received updates on the status of negotiations relating to the arrangement agreement, presentations regarding the due diligence investigation and findings related thereto, presentations regarding the proposed structure of the transaction and tax implications flowing from the proposed structure, a summary of the proposed financing for the transaction as well as presentations relating to the impact of becoming a public company. The board also received presentations and advice from J.P. Morgan Securities with respect to the financial aspects of the proposed transaction at the meeting on January 24, 2010. Following the foregoing deliberations, including consideration of the factors described under—"Quad/Graphics' Reasons for the Arrangement" beginning on page 92, the Quad/Graphics board of directors unanimously approved the arrangement agreement and the plan of arrangement with World Color Press and concluded that the arrangement agreement and the transactions contemplated thereby are fair to and in the best interests of Quad/Graphics and its shareholders. The Quad/Graphics board further authorized and directed management to execute the arrangement agreement. The Quad/Graphics board of directors also approved various charter amendments contemplated by the arrangement agreement as well as the financing necessary to complete the transactions contemplated by the arrangement agreement.

        On January 7, 8, 15, 20, 24 and 25, 2010, World Color Press' board of directors met to receive updates on transaction terms, due diligence results and other matters relating to the transaction. At each of these meetings (or if the meetings were on consecutive days, on one of the two days), World Color Press' management provided directors with updates on the progress and results of the due diligence process, representatives of Sullivan & Cromwell LLP discussed the status of contract negotiations with Quad/Graphics and Morgan Stanley updated the board on its financial analysis. Representatives of Osler, Hoskin & Harcourt LLP discussed directors' legal duties in connection with considering a transaction with Quad/Graphics at the meetings held on January 7, 20 and 24, 2010. Representatives of KPMG LLP, present at the January 8 and 20, 2010 meetings, discussed the results of their due diligence investigation of Quad/Graphics, which focused on accounting, tax and controls. On January 25, 2010, Morgan Stanley delivered to World Color Press' board of directors its oral opinion, subsequently confirmed in writing, that based on and subject to the various assumptions, qualifications, considerations and limitations set forth in the opinion, as of January 25, 2010, the transaction consideration to be received by the holders of World Color Press common shares pursuant to the arrangement agreement was fair, from a financial point of view, to holders of World Color Press common shares, as described in—"Opinion of World Color Press' Financial Advisor" beginning on page 79.

        Following discussions among World Color Press' directors over several meetings, including consideration of the factors described under—"World Color Press' Reasons for the Arrangement; Recommendation of the Board of Directors" beginning on page 76, World Color Press' board of directors unanimously approved the arrangement agreement and plan of arrangement with Quad/Graphics and declared the arrangement agreement and the transactions contemplated thereby advisable and fair to the holders of the World Color Press common shares and in the best interests of World Color Press. World Color Press' board of directors authorized and directed management to sign the definitive arrangement agreement and resolved that the World Color Press special meeting be convened to consider and approve the arrangement agreement, all as described in "The Special Meeting of World Color Press Shareholders" beginning on page 63.

        On January 25, 2010, World Color Press and Quad/Graphics executed the arrangement agreement. On the same day, Quad/Graphics executed the commitment relating to the financing necessary to complete the transactions contemplated by the arrangement agreement and various shareholders of Quad/Graphics executed the voting and support agreement.

World Color Press' Reasons for the Arrangement; Recommendation of the Board of Directors

        At a special meeting held on January 25, 2010, World Color Press' board of directors determined by unanimous vote that the arrangement is in the best interests of World Color Press and its shareholders. Accordingly, World Color Press' board of directors unanimously recommends that World Color Press' shareholders vote For the arrangement resolution at the World Color Press special meeting.

        In reaching its decision to approve the arrangement agreement and the arrangement, and its determination that the arrangement is in the best interests of World Color Press and its shareholders, World Color Press' board of directors received advice from World Color Press management and legal, financial, tax and accounting advisors and considered a number of factors. The material positive factors considered by the World Color Press board of directors include the following:

  •
  The arrangement is projected to increase the value of World Color Press' equity interests by permitting the World Color Press shareholders to participate in the realization of the economic and operating synergies and other benefits anticipated to result from the combination of

    Quad/Graphics and World Color Press. In this regard the World Color Press board of directors considered:

    •
    The advice of World Color Press management that the combination should result in at least $285 million in annual run-rate synergies within 24 months of closing, with an estimated associated net one-time cost to achieve of $225 million;

    •
    The analysis performed by Morgan Stanley, based on and subject to various assumptions, qualifications, considerations and limitations, of the estimated illustrative value of the transaction consideration to be received by the holders of World Color Press common shares (See "Opinion of World Color Press' Financial Advisor—Illustrative Value to World Color Press Shareholders Analysis" beginning on page 89) relative to the present value of the estimated future share price of World Color Press on a stand-alone basis and without a transaction (See "Opinion of World Color Press' Financial Advisor—World Color Press Stand-Alone Present Value of Future Share Price Analysis" beginning on page 83);

    •
    Information regarding the opportunities and risks inherent in continuing to operate World Color Press as a stand-alone company, information regarding the opportunities and risks that will be applicable to the combined company and the likelihood that the combined company would have substantially enhanced ability to take advantage of opportunities and resources to address risks;

    •
    The fact that the arrangement is projected, after giving effect to projected synergies, to lead to substantially greater EBITDA and earnings per share than the World Color Press stand-alone projections;

  •
  The presentation to the World Color Press board of directors by Mr. Quadracci and the senior management team at Quad/Graphics, which together with information provided by World Color Press management showed a long record of success of the Quadracci family and the Quad/Graphics managers in building and operating Quad/Graphics in a manner that combines superior economic performance with innovation, superior customer service and commitment to employees;

  •
  Advice from World Color Press management as to other possible strategic transactions, the likelihood that those transactions could be effected, the possible economic terms on which they might be effected and the economic benefits that might be realized by World Color Press shareholders in such transactions;

  •
  The fact that the arrangement agreement does not preclude the making of, or the World Color Press' board of directors' consideration and acceptance of, an unsolicited superior acquisition proposal until approval of the arrangement agreement by World Color Press shareholders;

  •
  The terms of the arrangement agreement, including the fact that the arrangement agreement does not include any financing contingency and exclusions from the definition of "material adverse effect", making it unlikely that Quad/Graphics could assert the existence of a material adverse effect giving them a right not to complete the arrangement;

  •
  The terms of the voting and support agreement pursuant to which the votes necessary to obtain approval of Quad/Graphics shareholders are committed, subject only to a right to withdraw to accept a superior proposal;

  •
  The satisfactory results of the due diligence review of Quad/Graphics conducted by World Color Press management and outside advisors;

  •
  The terms of the Quad/Graphics Charter, which includes provisions that will provide some protections for holders of Quad/Graphics class A stock with respect to equivalence with the

    Quad/Graphics class B stock in respect of distributions and consideration in change in control transactions;

  •
  The advice of Sullivan & Cromwell LLP to the board of directors of World Color Press that the combination of World Color Press and Quad/Graphics should be permissible under U.S. antitrust laws;

  •
  The opinion of Morgan Stanley, dated January 25, 2010 to the board of directors of World Color Press, to the effect that as of the date thereof and based on and subject to the various assumptions, qualifications, considerations and limitations set forth in the opinion, the transaction consideration to be received by the holders of World Color Press common shares pursuant to the arrangement agreement was fair, from a financial point of view, to holders of World Color Press common shares; and

  •
  The approval process for the arrangement, including the requirement for the approval of the arrangement resolution by two-thirds of the votes cast by holders of World Color Press common shares and holders of World Color Press preferred shares, voting together as a class, and the requirement for the Superior Court of Quebec to approve the arrangement and issue a final order concerning its approval.

        The World Color Press board of directors also considered and balanced against the potential benefits of the arrangement a number of potentially adverse factors, including the following:

  •
  The risk that the arrangement might not be completed in a timely manner, or at all, including the risk of adverse reactions of government authorities;

  •
  The fact that Quad/Graphics will be controlled by the Quadracci family, leaving control and timing of any change in control, along with the general business direction of Quad/Graphics, with the Quadracci family;

  •
  The fact that Quad/Graphics is and has always been a private company and the possibility that it may find the transition to becoming a public company to be more challenging than anticipated;

  •
  The fact that Quad/Graphics management does not have experience in integrating large acquisitions and the possibility that neither the synergy run rate level projected by World Color Press management of $285 million per year nor the level projected by Quad/Graphics of $225 million per year will be realized, and that the cost to achieve synergies may be greater than expected;

  •
  The fact that the Share Exchange Ratio is fixed at signing (subject to certain specified adjustments) so that World Color Press shareholders will bear the risk of reductions in the value of Quad/Graphics between signing and closing;

  •
  The fact that the arrangement agreement places limitations on World Color Press' ability to solicit, consider or respond to third party acquisition proposals and requires the payment to Quad/Graphics of a termination fee of $40 million or the reimbursement of expenses of up to $20 million in the event World Color Press chooses to accept a superior proposal in accordance with the terms of the arrangement agreement;

  •
  The fact that the consummation of the arrangement is subject to financing risk, notwithstanding the absence of a financing condition in the arrangement agreement;

  •
  The fact that the arrangement agreement was entered into without any recent pre-signing market check; and

  •
  The fact that the consideration will be taxable to World Color Press' U.S. and Canadian shareholders.

        The World Color Press board of directors also considered the interests of and the effect of the arrangement on other stakeholders of World Color Press, including the holders of outstanding preferred shares, warrants, restricted share units and deferred share units and World Color Press' employees and creditors.

        This discussion of the information and factors considered by World Color Press' board of directors is not intended to be exhaustive, but addresses the major information and factors considered by World Color Press' board of directors in its consideration of the arrangement. In reaching its conclusion, World Color Press' board of directors did not find it practical to assign, and did not assign, any relative or specific weight to the different factors that were considered, and individual members of World Color Press' board of directors may have given different weight to different factors.

Opinion of World Color Press' Financial Advisor

        The World Color Press board of directors retained Morgan Stanley to provide World Color Press with financial advisory services and a financial fairness opinion in connection with a possible business combination, merger or sale of World Color Press. World Color Press selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise, reputation and because its investment banking professionals have substantial experience in comparable transactions. At the meeting of the World Color Press board of directors on January 25, 2010, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of January 25, 2010, and based on and subject to the various assumptions, qualifications, considerations and limitations set forth in the opinion, the transaction consideration to be received by the holders of World Color Press common shares pursuant to the arrangement agreement was fair from a financial point of view to the holders of World Color Press common shares.

        The full text of the written opinion of Morgan Stanley, dated as of January 25, 2010, is attached to this proxy circular/prospectus as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley encourages you to read carefully the entire opinion. The opinion, and the other views and analysis of Morgan Stanley referenced throughout this proxy circular/prospectus, do not constitute a recommendation to any holder of World Color Press common shares as to how to vote at any shareholders' meeting to be held in connection with the arrangement. In addition, the opinion does not in any manner address the price at which the Quad/Graphics class A stock will trade at any time following consummation of the arrangement. Morgan Stanley provided its opinion for the information and assistance of the World Color Press board of directors in connection with the directors' consideration of the arrangement and addresses only the fairness from a financial point of view of the transaction consideration pursuant to the arrangement agreement to holders of World Color Press common shares as of the date of the opinion. It does not address any other aspect of the arrangement. The summary of the opinion of Morgan Stanley set forth in this proxy circular/prospectus is qualified in its entirety by reference to the full text of the opinion.

        In connection with rendering its opinion, Morgan Stanley, among other things:

  1)
  Reviewed certain publicly available financial statements and other business and financial information of World Color Press;

  2)
  Reviewed certain financial statements and other business, operating and financial information of World Color Press and Quad/Graphics;

  3)
  Reviewed certain financial projections prepared by the managements of World Color Press and Quad/Graphics, respectively;

  4)
  Reviewed information relating to certain strategic, financial and operational benefits anticipated from the arrangement, prepared by the managements of World Color Press and Quad/Graphics, respectively;

  5)
  Discussed the past and current operations and financial condition and the prospects of World Color Press, including information relating to certain strategic, financial and operational benefits anticipated from the arrangement, with management of World Color Press;

  6)
  Discussed the past and current operations and financial condition and the prospects of Quad/Graphics, including information relating to certain strategic, financial and operational benefits anticipated from the arrangement, with management of Quad/Graphics;

  7)
  Reviewed the pro forma impact of the arrangement on Quad/Graphics' earnings per share, cash flow, consolidated capitalization and financial ratios;

  8)
  Reviewed the reported prices and trading activity for World Color Press common shares;

  9)
  Compared the financial performance of World Color Press and Quad/Graphics and the prices and trading activity of World Color Press common shares with that of certain publicly-traded companies comparable with World Color Press and Quad/Graphics, respectively, and their securities;

  10)
  Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  11)
  Participated in certain discussions and negotiations among representatives of World Color Press and Quad/Graphics and their financial and legal advisors;

  12)
  Reviewed the arrangement agreement, the draft commitment letter from certain lenders dated January 25, 2010 (together with the associated fee letter (sometimes referred to as the Commitment Letter)), and certain related documents; and

  13)
  Performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available, supplied or otherwise made available to Morgan Stanley by World Color Press and Quad/Graphics, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the arrangement, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of World Color Press and Quad/Graphics of the future financial performance of World Color Press and Quad/Graphics. In addition, Morgan Stanley assumed that the arrangement will be completed in accordance with the terms set forth in the arrangement agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Quad/Graphics will obtain financing in accordance with the terms set forth in the Commitment Letter. Morgan Stanley also assumed that in connection with the receipt of all of the necessary governmental, regulatory or other approvals and consents required for the proposed arrangement, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed arrangement. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of World Color Press and Quad/Graphics, and their legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to be received by any of World Color Press' officers, directors or employees or any class of such persons, relative to the consideration to be received by the holders of World Color Press common shares in the arrangement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of World Color Press, nor was Morgan Stanley furnished with any such appraisal. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, January 25, 2010. Events occurring after January 25, 2010 may affect the opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm the opinion. Morgan Stanley's opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

        The following is a summary of the material analyses performed by Morgan Stanley in connection with its opinion. All references to dollars are stated in terms of U.S. dollars. The various analyses summarized below were based on the closing price for World Color Press common shares as of January 22, 2010 (converted to U.S. dollars at the respective daily closing exchange rate) and are not necessarily indicative of current market conditions. Certain of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all the analyses and factors, could create a misleading or incomplete view of the process underlying the opinion.

        Because World Color Press common shareholders will be receiving shares of Quad/Graphics class A stock as transaction consideration in the arrangement and Quad/Graphics is not currently a publicly listed company with a current market share price, the Share Exchange Ratio will be determined only at closing and as a result, World Color Press common shareholders will not be able to calculate the precise value of the transaction consideration until closing. In connection with rendering its opinion, Morgan Stanley performed the various analyses described below to estimate the respective implied values of World Color Press and Quad/Graphics on a standalone basis as well as to estimate the illustrative value of the two companies on a pro forma combined basis including the value of the estimated potential synergies arising from the transaction. Based on the results of the analyses performed, and subject to the various assumptions, qualifications, considerations and limitations set forth in the opinion, Morgan Stanley rendered its opinion to the Board of Directors of World Color Press that as of January 25, 2010, the transaction consideration to be received by the holders of World Color Press common shares pursuant to the arrangement agreement was fair from a financial point of view to the holders of World Color Press common shares.

  Historical Share Price and Volume Analysis

        Morgan Stanley performed a historical share price and trading volume analysis to provide background and perspective on the historical share prices and trading volumes of World Color Press common shares. Morgan Stanley reviewed the closing share price and trading volume of World Color Press common shares for various periods beginning August 26, 2009, the date World Color Press common shares began trading on the Toronto Stock Exchange and ending January 22, 2010, the second to last full trading day prior to the meeting of the World Color Press board of directors to consider approval of the arrangement agreement. Morgan Stanley observed the following:

	Share Price	Volume
Price at close of trading on January 22, 2010	$9.49	2,500
Period Ended January 22, 2010
High Since August 26, 2009	$10.62	191,971
Low Since August 26, 2009	$8.38	0
Volume-Weighted Average Since August 26, 2009	$9.11	8,163
90-Trading Day Volume-Weighted Average	$9.43	3,483
60-Trading Day Volume-Weighted Average	$9.41	1,998
45-Trading Day Volume-Weighted Average	$9.24	1,061
30-Trading Day Volume-Weighted Average	$9.25	1,185
15-Trading Day Volume-Weighted Average	$9.52	12,861

  Discounted Equity Research Share Price Targets Analysis

        Morgan Stanley reviewed public market trading share price targets for World Color Press common shares prepared and published by equity research analysts prior to January 25, 2010. These targets reflect each analyst's estimate of the future public market trading price of World Color Press common shares as of the date the price target was published. Morgan Stanley noted that the World Color Press common share price targets for the next 12 months published by each of the two equity research analysts who provide research on World Color Press was $13.00 per common share on a non-pension adjusted and an undiscounted basis. For comparability, Morgan Stanley adjusted the respective common share price targets to account for World Color Press' underfunded balance sheet pension liability. To accomplish this, Morgan Stanley added the estimated aggregate pension expense credit (the aggregate pension expense credit in a given year is the sum of (a) the estimated expense associated with World Color Press' estimated underfunded balance sheet pension liability for such year (expressed as a negative number) and (b) the estimated World Color Press' income associated with World Color Press' pension plans for such year if the pension plans are fully funded (expressed as a positive number)) associated with World Color Press' estimated underfunded balance sheet pension liability as of December 31, 2009 (based on World Color Press management estimates) to the calendar year 2010 earnings before interest, taxes, depreciation and amortization (sometimes referred to as EBITDA) estimate for World Color Press provided by the equity research analysts. Based on World Color Press' management estimates, Morgan Stanley assumed an underfunded balance sheet pension liability and aggregate pension expense credit of $385 million and $25 million, respectively, as of December 31, 2009. Morgan Stanley applied the same estimated trading multiple provided by the equity research analysts to the pension adjusted EBITDA resulting in an estimated pension adjusted aggregate value for World Color Press. Morgan Stanley then subtracted from the estimated pension adjusted aggregate value World Color Press' net debt, defined as total debt less cash, as estimated by the equity research analysts and subtracted the estimated underfunded balance sheet pension liability as of December 31, 2009, as estimated by World Color Press management, to arrive at an estimated equity value for World Color Press. Morgan Stanley then divided the estimated equity value by World Color Press' fully diluted shares outstanding, including the conversion of the World Color Press warrants if the applicable barrier price was reached, resulting in a pension adjusted and an undiscounted share price target of $11.45 per World Color Press common share. Morgan Stanley then applied a discount rate of 13.0% to this price target, resulting in a pension adjusted and discounted price target of $10.15 per World Color Press common share. Morgan Stanley selected the discount rate based on its estimate of the cost of equity capital of World Color Press.

        The public market trading share price targets published by equity research analysts do not necessarily reflect current market trading prices for World Color Press common shares and these estimates are subject to uncertainties, including the future financial performance of World Color Press and future financial market conditions.

  World Color Press Stand-Alone Present Value of Future Share Price Analysis

        Morgan Stanley performed a present value of future share price analysis of World Color Press on a stand-alone basis, which is designed to provide insight into the future value of a company's common shares as a function of the company's future estimated EBITDA based on management's current operating plan and the aggregate value to next 12 months EBITDA multiple the market attributes to the company's future estimated performance. A range of multiples is then applied to the EBITDA estimates to arrive at a range of aggregate values. The estimated net debt at the respective valuation date is then subtracted from the estimated aggregate values to arrive at a range of estimated equity values. The estimated equity values are then divided by the estimated fully diluted shares outstanding, including the conversion of the World Color Press warrants if the applicable barrier price was reached, to arrive at a range of equity values per common share over the projection period, the value of which is subsequently discounted by a selected discount rate to arrive at a present value for the company's share price.

        To conduct this analysis, Morgan Stanley used World Color Press management's financial forecasts for years 2010 through 2013, adjusted for the estimated aggregate pension expense credit associated with the respective year's estimated underfunded balance sheet pension liability based on World Color Press management estimates. Morgan Stanley next looked at the aggregate value to next 12 months EBITDA trading multiples of World Color Press (trading multiple as of January 22, 2010) and that of its selected peers, which specifically consisted of Donnelley's average trading multiple for the last three years and the average median trading multiple of the remaining companies described below in the comparable companies trading analysis based on the median estimates for each company provided by the Institutional Broker's Estimates System (sometimes referred to as IBES) for the last three years. IBES is a data service that compiles forward-looking financial estimates made by equity research analysts for publicly-traded companies. Morgan Stanley then used these historical trading multiples to select a multiple range that the market might attribute to World Color Press' future estimated next 12 months pension adjusted EBITDA. Applying this range of multiples to the next 12 months pension adjusted EBITDA estimates for years 2010 to 2013, Morgan Stanley calculated a range of pension adjusted aggregate values for World Color Press. Morgan Stanley then subtracted the corresponding net debt and underfunded balance sheet pension liability, and divided the resulting implied equity values by the fully diluted shares outstanding, excluding the conversion of the World Color Press warrants, to arrive at a range of equity values per World Color Press common share. Morgan Stanley then used the per share values to determine whether the World Color Press warrants would be in-the-money and therefore converted by the warrant holders to World Color Press common shares. After calculating the dilutive impact of any World Color Press warrants, Morgan Stanley then discounted this range of future values per share by a discount rate of 13.0% (Morgan Stanley's estimate of the cost of equity capital of World Color Press) to derive a range of present equity values per World Color Press common share. Based on the foregoing and a multiple range of 4.5 to 5.5 times estimated next 12 months pension adjusted EBITDA, Morgan Stanley calculated an implied value per share range of World Color Press common shares of approximately $9.40 to $12.10.

  Pro Forma Present Value of Future Share Price Analysis

        In order to assess the transaction consideration to be received by holders of World Color Press common shares as a result of the arrangement, Morgan Stanley performed a present value of future share price analysis on the combined company. To conduct this analysis, Morgan Stanley relied on World Color Press and Quad/Graphics respective management's financial forecasts for years 2010 through 2013 and Quad/Graphics' management's estimated pro forma debt capital structure and indicative borrowing rates. Morgan Stanley adjusted World Color Press' estimated EBITDA by adding back the estimated aggregate pension expense credit associated with the respective year's estimated balance sheet pension liability. The estimated aggregate pension expense credit was assumed to be the same for the combined company as it was for World Color Press on a stand-alone basis

(Quad/Graphics did not have an underfunded balance sheet pension liability as of January 25, 2010). Furthermore, Morgan Stanley took into account World Color Press management's annual pre-tax run-rate synergy estimate of $285 million and the associated net one-time cash costs to achieve the annual pre-tax run-rate synergies of $225 million. Morgan Stanley next looked at the aggregate value to next 12 months EBITDA trading multiples of World Color Press (trading multiple as of January 22, 2010) and that of its and Quad/Graphics' selected peers, which specifically consisted of Donnelley's average trading multiple for the last three years and the average median trading multiple of the remaining companies described below in the comparable companies trading analysis based on the median estimates for each company provided by IBES for the last three years. Morgan Stanley then used these historical trading multiples to select a multiple range that in its judgment the market might attribute to the combined company's pro forma next 12 months post-synergies pension adjusted EBITDA for years 2010 to 2013. By applying this range of multiples to the pro forma next 12 months post-synergies pension adjusted EBITDA estimates for years 2010 to 2013 and subtracting the combined company's estimated net debt, underfunded balance sheet pension liability and net one-time costs to achieve the annual pre-tax run-rate synergies, Morgan Stanley determined the estimated equity value of the combined company. To calculate the implied equity value to holders of World Color Press common shares, Morgan Stanley multiplied the pro forma equity value by World Color Press' agreed 40% pro forma ownership of the combined company, and then divided by the estimated fully diluted pro forma shares outstanding immediately prior to closing of the arrangement. Morgan Stanley then discounted the implied equity values per World Color Press common share at a rate of 13.0% (Morgan Stanley's estimate of the cost of equity capital of the combined company) to derive a range of present equity values per World Color Press common share. Based on the foregoing and a pro forma multiple range of 5.0 to 6.0 times estimated next 12 months pension adjusted EBITDA, Morgan Stanley calculated an implied value per share range of World Color Press common shares of approximately $14.25 to $16.80.

  Comparable Companies Trading Analysis

        Morgan Stanley performed a comparable companies trading analysis, which attempts to derive an implied value of a company by comparing it to similar companies. Morgan Stanley reviewed and compared certain current and historical financial information for World Color Press and Quad/Graphics corresponding to current and historical financial information, ratios and public market multiples to other companies that share similar business characteristics with World Color Press and Quad/Graphics. Morgan Stanley selected the companies used in its comparable company trading analysis based on such companies' business models, product and service offerings and end markets served. The 11 comparable companies selected for this analysis were:

  •
  Bowne & Co., Inc.

  •
  Cenveo, Inc.

  •
  Consolidated Graphics, Inc.

  •
  Courier Corporation

  •
  Deluxe Corporation

  •
  Harte-Hanks, Inc.

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  Multi-Color Corporation

  •
  R.R. Donnelley & Sons Company

  •
  The Standard Register Company

  •
  Transcontinental Inc.

  •
  Valassis Communications, Inc.

        For purposes of this analysis, Morgan Stanley analyzed the ratio of aggregate value to EBITDA and aggregate value to EBITDA less capital expenditures for calendar year 2010 for each of these selected companies on a pension adjusted basis. The EBITDA estimates for calendar year 2010 were based on the median estimates provided by IBES. Capital expenditures for calendar year 2010 were estimated by taking the capital expenditures as a percentage of sales for each comparable company's latest reported fiscal year, and applying this percentage to the calendar year 2010 median sales estimate provided by IBES for each respective company. In order to compare World Color Press to the peer group, the aggregate value and EBITDA for the comparable companies were adjusted for the respective estimated underfunded balance sheet pension liability and the estimated aggregate pension expense credit associated with the respective underfunded balance sheet pension liability.

        Based on the analysis of the relevant financial multiples and ratios for each of the comparable companies, Morgan Stanley selected representative ranges of financial multiples for the selected comparable companies and applied this range of multiples to the corresponding World Color Press and Quad/Graphics financial statistics, based on the respective management estimates and adjusted for World Color Press' underfunded balance sheet pension liability, to arrive at a range of implied aggregate values for World Color Press and Quad/Graphics. Morgan Stanley then subtracted the respective net debt from the respective implied aggregate values to derive the estimated equity values and divided by the respective fully diluted shares outstanding, including the conversion of the World Color Press warrants if the applicable barrier price was reached, to arrive at the implied equity values per common share for World Color Press and Quad/Graphics. The results of this analysis are depicted in the tables below:

World Color Press	Financial Statistic	Comparable Company Multiple Range	Implied Equity Value Per Common Share
Aggregate Value / CY2010E EBITDA	$383 million	4.5x - 6.0x	$8.05 - $12.95
Aggregate Value / CY2010E EBITDA—Capital Expenditures	$287 million	6.0x - 7.5x	$8.05 - $12.90

Note: Above financial statistics shown on a pension adjusted basis.

Quad/Graphics	Financial Statistic	Comparable Company Multiple Range	Implied Equity Value Per Class A Stock
Aggregate Value / CY2010E EBITDA	$342 million	5.5x - 7.0x	$36.50 - $54.75
Aggregate Value / CY2010E EBITDA—Capital Expenditures	$278 million	7.0x - 8.5x	$38.90 - $53.75

        No company used in the comparable companies trading analysis is identical or directly comparable to World Color Press or Quad/Graphics. In evaluating the selected companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of World Color Press and Quad/Graphics, such as the impact of competition on the businesses of World Color Press and Quad/Graphics and the industry generally, industry growth, the absence of any material adverse change in the financial condition and prospects of World Color Press or Quad/Graphics or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

  Precedent Transactions Analysis

        Morgan Stanley also performed a precedent transactions analysis, which attempts to provide an implied value of a company based on publicly available financial terms of selected transactions that share certain characteristics with the proposed arrangement. In connection with its analysis, Morgan Stanley compared publicly available statistics for 10 selected commercial printing transactions announced between January 2003 and January 2010 in which the target companies were in the commercial printing sector, the same broader industry as World Color Press and Quad/Graphics. The following is a list of these transactions:

Announced	Target	Acquiror
October 2007	PLM Group Ltd.	Transcontinental Inc.
July 2007	Commercial Envelope Manufacturing Co., Inc.	Cenveo, Inc.
December 2006	John H. Harland Company	M&F Worldwide Corp.
December 2006	Cadmus Communications Corporation	Cenveo, Inc.
October 2006	Banta Corporation	R.R. Donnelley & Sons Company
July 2006	ADVO, Inc.	Valassis Communications, Inc.
October 2005	Clarke American Corp. (Novar USA, Inc.)	M&F Worldwide Corp.
May 2004	New England Business Service, Inc.	Deluxe Corporation
November 2003	Moore Wallace Incorporated	R.R. Donnelley & Sons Company
January 2003	Wallace Computer Services, Inc.	Moore Corporation Limited

        For each transaction listed above, Morgan Stanley derived the aggregate values for the transaction and divided by the last 12 months EBITDA of the target company, resulting in a reference range for the selected transactions of 6.1 to 12.1 times last 12 months EBITDA with a median of 8.6 times last 12 months EBITDA.

        Morgan Stanley selected a representative ratio of aggregate value to the last 12 months EBITDA multiple range for World Color Press and Quad/Graphics based on the precedent transactions listed above. Morgan Stanley noted that no relevant precedent transactions had occurred since October 2007 and the majority of the precedent transactions occurred in a more favorable economic environment and when operating conditions and competition within the commercial printing industry were significantly less challenging than they were at the time this analysis was performed. As a result, Morgan Stanley applied an approximate 12.5% and 35% discount to the median multiple of the precedent transactions to determine the high and low valuation multiples (rounding to the nearest 0.5 multiple point), respectively, to apply to World Color Press' last 12 months EBITDA. Given the stronger operating and financial profile of Quad/Graphics versus World Color Press, Morgan Stanley applied an approximate 0% and 25% discount to the median multiple of the precedent transactions to determine the high and low valuation multiples (rounding to the nearest 0.5 multiple point), respectively, to apply to Quad/Graphics' last 12 months EBITDA. Morgan Stanley then applied the respective ranges to each company's estimated last 12 months EBITDA at December 31, 2009, based on the respective management estimates and adjusted for World Color Press' underfunded balance sheet pension liability, to arrive at a range of implied aggregate values for World Color Press and Quad/Graphics. Morgan Stanley then subtracted the respective net debt from the respective implied aggregate values to derive the estimated equity values and divided by the respective fully diluted shares outstanding, including the conversion of the World Color Press warrants if the applicable barrier price was reached, to arrive at the implied equity values per common share for World Color Press and Quad/Graphics. If the applicable barrier price for the World Color Press warrants was not reached, Morgan Stanley then adjusted the implied equity values per World Color Press common share for the change of control cash value of the warrants based on the terms set forth in the World Color Press warrant indenture. The results of this analysis are depicted in the tables below:

World Color Press	Financial Statistic	Comparable Transaction Multiple Range	Implied Equity Value Per Common Share
Aggregate Value / Last 12 Months EBITDA	$336 million	5.5x - 7.5x	$9.30 - $13.70

Note: Above financial statistic shown on a pension adjusted basis.

Quad/Graphics	Financial Statistic	Comparable Transaction Multiple Range	Implied Equity Value Per Class A Stock
Aggregate Value / Last 12 Months EBITDA	$324 million	6.5x - 8.5x	$44.65 - $67.70

        No company or transaction utilized in the precedent transactions analysis is identical to World Color Press, Quad/Graphics or the arrangement. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters beyond the control of World Color Press and Quad/Graphics, such as the impact of competition on the business of World Color Press or Quad/Graphics or the industry generally, industry growth and the absence of any material adverse change in the financial condition of World Color Press or Quad/Graphics or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

  Premiums Paid Analysis

        Morgan Stanley compared the premiums paid in selected transactions where the transaction consideration was 100% stock and the acquiror pro forma ownership was between 59% and 61%. In total, Morgan Stanley evaluated 20 stock-for-stock transactions announced between August 1995 and January 2010. The high, low and median premiums for these transactions based on the trading share price one day prior to the day of the announced transaction were 49%, -5% and 9%, respectively. The transactions considered are listed in the table below:

Announced	Target	Acquiror
May 2009	Foundation Coal Holdings, Inc.	Alpha Natural Resources, Inc.
March 2009	Petro-Canada	Suncor Energy Inc.
November 2007	US BioEnergy Corporation	VeraSun Energy Corporation
May 2007	Shiningbank Energy Income Fund	PrimeWest Energy Trust
August 2006	Glamis Gold Ltd.	Goldcorp Inc.
May 2006	Euronext N.V.	NYSE Group, Inc.
April 2006	Lucent Technologies Inc.	Alcatel
October 2005	Jefferson-Pilot Corporation	Lincoln National Corporation
May 2005	SpectraSite, Inc.	American Tower Corporation
December 2004	VERITAS Software Corporation	Symantec Corporation
January 2004	Union Planters Corporation	Regions Financial Corporation
February 2000	Warner-Lambert Company	Pfizer Inc.
January 2000	SmithKline Beecham plc	Glaxo Wellcome plc
October 1998	Rubbermaid Incorporated	Newell Co.
August 1998	Amoco Corporation	British Petroleum, plc (BP)
May 1998	Arbor Software Corporation	Hyperion Software Corporation
May 1998	Chrysler Corporation	Daimler-Benz Aktiengesellschaft
February 1998	Dresser Industries, Inc.	Halliburton Company
December 1997	Swiss Bank Corporation (SBC)	Union Bank of Switzerland (UBS)
August 1995	The Chase Manhattan Corporation	Chemical Banking Corporation

        Based on the above and given that none of these transactions were in the commercial printing industry, the diversity of the companies and industries represented and the wide range of premiums paid driven by the specific circumstances surrounding the respective companies and industries involved and the specific economic and market conditions at the time of the transaction Morgan Stanley selected a representative range of implied premiums from 0% to 20%, representing approximately 10% below the median premium paid and 10% above the median premium paid. Morgan Stanley then applied this premium range to a price of $9.49 per World Color Press common share, which represented the closing trading price of World Color Press common shares as of January 22, 2010. Morgan Stanley also took into account the dilutive impact of the warrants and/or change of control cash value of the warrants based on the terms set forth in the World Color Press warrant indenture. The results of this analysis are depicted in the table below:

Premiums Paid Analysis	Representative Premium Range	Implied Equity Value per Common Share
$9.49 (Closing Price as of January 22, 2010)	0% - 20%	$9.30 - $10.50

        No company or transaction utilized in the premiums paid analysis is identical to World Color Press or Quad/Graphics or the arrangement.

  World Color Press Discounted Cash Flow Analysis

        Morgan Stanley calculated a range of equity values per World Color Press common share based on a five-year discounted cash flow analysis (sometimes referred to as DCF). The DCF analysis took into account the present value of free cash flows, discounted to December 31, 2009, that World Color Press could generate from 2010 and beyond. To accomplish this, Morgan Stanley used World Color Press management's financial projections for years 2010 to 2013 and Morgan Stanley's extrapolations of those projections for 2014. Morgan Stanley then assumed terminal values based on an assumed perpetuity growth rate of approximately 2.0%, which implied a range of EBITDA terminal value multiples of 5.75 to 6.75 times. This range of multiples was then applied to World Color Press' estimated 2014 pension adjusted EBITDA to calculate a terminal value, which along with the unlevered free cash flows from 2010-2014, were discounted at World Color Press' estimated weighted average cost of capital of 11.0%-13.0%, derived by applying the capital asset pricing model (sometimes referred to as CAPM), the judgment of Morgan Stanley and the World Color Press capital structure. Based on the foregoing, Morgan Stanley calculated an implied value per share range of World Color Press common shares of approximately $11.25 to $15.20.

  Quad/Graphics Discounted Cash Flow Analysis

        Morgan Stanley calculated a range of implied equity values per share of Quad/Graphics class A stock based on a five-year DCF analysis. The DCF analysis takes into account the present value of free cash flows, discounted to December 31, 2009, that Quad/Graphics could generate from 2010 and beyond. To accomplish this, Morgan Stanley used Quad/Graphics management's financial projections for years 2010 to 2013 and Morgan Stanley's extrapolations of those projections for 2014. Morgan Stanley then assumed terminal values based on an assumed perpetuity growth rate of approximately 2.5%, which implied a range of EBITDA terminal value multiples of 6.50 to 8.20 times. This range of multiples was then applied to Quad/Graphics' estimated 2014 EBITDA to calculate a terminal value, which along with the unlevered free cash flows from 2010-2014, were discounted at Quad/Graphics' estimated weighted average cost of capital of 10.0%-12.0%, derived by applying CAPM, the judgment of Morgan Stanley and the Quad/Graphics capital structure. Based on the foregoing, Morgan Stanley calculated an implied value per share range of Quad/Graphics class A stock of approximately $56.85 to $79.75.

  Relative Equity Contribution Analysis

        Morgan Stanley also performed a contribution analysis, which reviewed the pro forma contribution of each of World Color Press and Quad/Graphics to the combined entity and the implied contributions based on certain valuation methodologies. To accomplish this, Morgan Stanley considered the pro forma equity value that would result by adding the stand-alone end-point (high and low end-points) values for World Color Press and Quad/Graphics under various valuation methodologies including comparable company trading analysis, precedent transactions analysis and DCF analysis. Based on these respective valuation analyses, Morgan Stanley determined the percentage of the relative equity contributed to the pro forma equity value by World Color Press and Quad/Graphics. The results of this analysis are depicted in the table below:

Valuation Method	World Color Press	Quad/Graphics
Comparable Company Trading Analysis
AV/CY2010E EBITDA
Low End of Valuation Range	41%	59%
High End of Valuation Range	46%	54%
AV/CY2010E EBITDA—Capital Expenditures
Low End of Valuation Range	40%	60%
High End of Valuation Range	43%	57%
Precedent Transactions Analysis
Low End of Valuation Range	40%	60%
High End of Valuation Range	44%	56%
Discounted Cash Flow Analysis
Low End of Valuation Range	44%	56%
High End of Valuation Range	43%	57%

  Pro Forma Combination Analysis

        Morgan Stanley analyzed the pro forma impact of the arrangement on Quad/Graphics' contemplated pro forma debt capital structure and indicative borrowing rates and Quad/Graphics' earnings per share assuming synergies and costs to achieve synergies were phased-in based on World Color Press management estimates. Morgan Stanley assumed the consideration to be received by holders of World Color Press common shares would be in the form of Quad/Graphics class A stock and a cash distribution of $93.3 million less the amount necessary to fund redemption of and other payments on World Color Press' other equity securities including preferred shares, warrants, restricted share units and deferred share units.

        Based on this analysis, Morgan Stanley observed that the arrangement including synergies would result in earnings per share accretion for Quad/Graphics shareholders in 2010 and 2011. The analysis excluded restructuring expenses, gains and/or losses on asset disposals and other non-recurring items including net one-time cash costs to achieve the synergies. This accretion implied that Quad/Graphics could realize an increase in earnings that could result in an increase in the price of Quad/Graphics class A stock and indicates that the holders of World Color Press common shares who will become holders of Quad/Graphics class A stock may also realize the benefits of the transaction after the consummation of the arrangement.

  Illustrative Value to World Color Press Shareholders Analysis

        Morgan Stanley performed an illustrative analysis of the value per share to the holders of World Color Press common shares as a result of the arrangement, which is intended to provide an illustrative indication of the potential present value per World Color Press common share as a result of the consummation of the arrangement. To accomplish this, Morgan Stanley made certain estimates to determine an estimated trading value for Quad/Graphics class A stock, given that Quad/Graphics class A stock was not publicly traded at the time of Morgan Stanley's analysis and assuming there would be normalized trading volume and liquidity for Quad/Graphics class A stock to be received by the holders of World Color Press common shares pursuant to the arrangement agreement. Morgan Stanley based the calculation of this trading value in part on World Color Press' current pension adjusted aggregate value and the associated trading multiple based on World Color Press management's estimated pension adjusted EBITDA for calendar year 2010 (sometimes referred to as World Color Press' current stand-alone trading multiple). Based on World Color Press' management estimates, Morgan Stanley included an underfunded balance sheet pension liability and aggregate pension expense credit of $385 million and $25 million, respectively as of December 31, 2009. Given World Color Press' current stand-alone trading multiple and the current trading multiples of the peer group for World Color Press and Quad/Graphics, Morgan Stanley estimated that Quad/Graphics class A stock, if publicly traded, would trade at a premium to World Color Press based on the operational and financial profile for Quad/Graphics. Morgan Stanley applied this premium to World Color Press' current stand-alone trading multiple to arrive at an estimated trading multiple for Quad/Graphics on a stand-alone basis assuming Quad/Graphics was a publicly-traded company. Using World Color Press' current stand-alone trading multiple and the estimated stand-alone trading multiple for Quad/Graphics, Morgan Stanley determined an implied trading multiple for the combined company, calculated as the weighted average multiple based on the relative calendar year estimated pro forma combined 2010 EBITDA contribution of World Color Press and Quad/Graphics. This estimated pro forma trading multiple when applied to the pension adjusted estimated pro forma combined EBITDA of the two companies, including annual pre-tax run-rate synergies of $285 million estimated by World Color Press' management, yielded an implied pro forma aggregate value for the combined company. From this estimated combined aggregate value, Morgan Stanley then subtracted (a) the combined estimated net debt of World Color Press and Quad/Graphics as of December 31, 2009, (b) the combined estimated transaction fees and expenses, (c) the combined estimated cash distributions to World Color Press and Quad/Graphics at closing of the arrangement and (d) $225 million of estimated net one-time cash costs to achieve the estimated annual pre-tax run-rate synergies, to calculate the implied pro forma equity value for the combined company. The estimated implied combined pro forma equity value was then adjusted for the agreed 40% World Color Press and 60% Quad/Graphics pro forma equity ownership split pursuant to the arrangement agreement to calculate the estimated implied pro forma equity value to World Color Press. Based on these calculations, the estimated implied pro forma equity value to World Color Press was $1,364 million, representing an approximately 62% premium to World Color Press' estimated stand-alone equity value. The estimated implied pro forma equity value per World Color Press common share was further adjusted based on the assumptions that (a) all outstanding World Color Press preferred shares are converted into World Color Press common shares, (b) all outstanding World Color Press series I warrants are converted into World Color Press common shares, (c) all outstanding World Color Press series II warrants are purchased in cash for cancellation, and (d) all outstanding restricted share units and deferred share units are settled in cash. Based on this analysis, Morgan Stanley estimated a theoretical per common share value of the transaction consideration to be received by the holders of World Color Press common shares of $13.21. These estimates are subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of World Color Press and Quad/Graphics. Accordingly, there can be no assurance that World Color Press' or Quad/Graphics' financial condition or results of operations will not be significantly worse than those set forth in such analyses and forecasts. There can be no assurance that the market price of Quad/Graphics class A stock following the consummation of the arrangement will be traded at such estimated theoretical value.

*                *                *

        In connection with the review of the arrangement by the World Color Press board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of World Color Press common shares or Quad/Graphics class A stock. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of World Color Press and Quad/Graphics. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. For purposes of the analyses described above, World Color Press' recent bankruptcy and short operating history post emergence from bankruptcy were not material factors taken into consideration by Morgan Stanley in performing such financial analyses.

        Morgan Stanley conducted these analyses described above as part of its analysis of the fairness of the transaction consideration pursuant to the arrangement agreement for purposes of providing its opinion to the World Color Press board of directors as to the fairness from a financial point of view to the holders of World Color Press common shares and in connection with the delivery of such opinion to the World Color Press board of directors. These analyses described above do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or at which World Color Press common shares or Quad/Graphics class A stock might actually trade. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous assumptions, factors or events, including with respect to industry performance, general business and economic conditions and other matters beyond the control of the parties or their respective advisors, none of World Color Press, Quad/Graphics, Morgan Stanley or any other person assumes responsibility if future results are materially different from those forecast. Morgan Stanley's opinion to the World Color Press board of directors was one of many factors taken into consideration by the World Color Press board of directors in making its determination to approve the arrangement agreement. See "—World Color Press' Reasons for the Arrangement; Recommendation of the Board of Directors" beginning on page 76.

        World Color Press' board of directors instructed Morgan Stanley to render an opinion to the board as to whether the consideration to be received by the holders of World Color Press common shares pursuant to the arrangement agreement was fair, as of the date of such opinion, from a financial point of view to the holders of World Color Press common shares. World Color Press' board of directors placed no limitations on the scope of Morgan Stanley's opinion other than those described in the preceding sentence relating to the date and scope of the opinion. The transaction consideration to be received by holders of World Color Press common shares in the arrangement was determined through arm's-length negotiations between World Color Press, acting through its legal and financial advisors from time to time, and Quad/Graphics, acting through its legal and financial advisors from time to time, and was approved by the World Color Press board of directors. Morgan Stanley provided advice to World Color Press during these negotiations. Morgan Stanley did not, however, recommend any specific amount of transaction consideration to World Color Press or its board of directors or that any specific amount of transaction consideration constituted the only appropriate transaction consideration for the proposed arrangement. The analyses as described above should not be viewed as determinative of the views of the World Color Press board of directors with respect to the transaction consideration or of whether the World Color Press board of directors would have been willing to agree to different transaction consideration. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction, involving World Color Press. Morgan Stanley's opinion did not address the relative merits of the arrangement as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley also expressed no opinion as to the relative fairness of any portion of the transaction consideration to holders of any series of preferred shares, warrants, restricted share units, deferred share units or other equity interests of World Color Press other than the World Color Press common shares. Morgan Stanley's opinion did not in any manner address the prices at which shares of Quad/Graphics class A stock will trade at any time.

        The board of directors of World Color Press retained Morgan Stanley based on Morgan Stanley's qualifications, expertise and experience. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley's securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of World Color Press, Quad/Graphics, or any other company, or any currency or commodity, that may be involved in this arrangement, or any related derivative instrument. Morgan Stanley acted as financial advisor to the board of directors of World Color Press in connection with this arrangement and will receive a customary fee for such services, all of which is payable upon the consummation of the arrangement. In the two years prior to the date of Morgan Stanley's opinion, Morgan Stanley provided debtor-in-possession financing to World Color Press prior to its emergence from bankruptcy protection and received fees in connection therewith. Morgan Stanley may also seek to provide financial advisory and financing services to Quad/Graphics in the future and expects to receive fees for the rendering of these services.

        Pursuant to a letter agreement, World Color Press engaged Morgan Stanley to act as its financial advisor in connection with the proposed arrangement and World Color Press agreed to pay Morgan Stanley a customary fee estimated by Morgan Stanley to be approximately $11.5 million, subject to change based on the final transaction consideration to be received by the holders of World Color Press common shares, all of which is payable upon the consummation of the arrangement. World Color Press has also agreed to reimburse Morgan Stanley for its reasonable expenses, including attorneys' fees and disbursements. In addition, World Color Press has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against various liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of the engagement of Morgan Stanley.

Quad/Graphics' Reasons for the Arrangement

        The Quad/Graphics board of directors unanimously approved the arrangement agreement and the transactions contemplated thereby and is unanimously recommending that Quad/Graphics shareholders approve the transactions contemplated by the arrangement agreement, including the Quad/Graphics Charter. In reaching its decision, the Quad/Graphics board of directors consulted with Quad/Graphics management and various outside advisors and considered various information and factors. The following discussion of the information and factors considered by the Quad/Graphics board of directors is not intended to be exhaustive. In view of the wide variety of factors considered by the Quad/Graphics board of directors in connection with its evaluation of the arrangement, the Quad/Graphics board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described below, individual members of the Quad/Graphics board of directors may have given different weight to different factors. The Quad/Graphics board of directors considered this information as a whole and considered overall the information and factors to be favorable to, and in support of, its determinations and recommendations. Among the material information and factors favoring the transactions contemplated by the arrangement agreement considered by the Quad/Graphics board of directors were the following strategic considerations and priorities:

  •
  Quad/Graphics believes that the arrangement will enable the combined company to optimize plant and machine utilization, as well as mailing and logistics utilization and costs, thereby driving greater efficiency and economic benefits for the combined company and its clients;

  •
  The arrangement is expected to enable Quad/Graphics to leverage its efficient, modern manufacturing platform for the benefit of the combined company and its clients;

  •
  Based on an analysis developed by Quad/Graphics' management, an estimated $225 million of pre-tax annualized synergies could be realized within 24 months after the consummation of the arrangement due to capacity consolidation (primarily in the United States), purchasing and supply chain efficiencies, logistic and distribution savings and consolidation of corporate headquarters, at an estimated one-time cost to achieve of approximately $195 to $240 million;

  •
  Quad/Graphics believes that the arrangement will create new opportunities for the combined company's clients to realize distribution efficiencies through improved speed-to-market and product integrity for United States Postal Service delivered products and volume-driven postage savings programs, such as co-mailing;

  •
  Quad/Graphics believes that the arrangement will enable Quad/Graphics to leverage the power of its research and development expertise in manufacturing technology, applied IT, digital solutions and continuous improvement across the combined company's larger and more diverse product offerings and client base;

  •
  Quad/Graphics believes that the arrangement will enable Quad/Graphics to increase the use of its data analysis and management capabilities and targeted value added production techniques across the combined company's larger base of clients and products;

  •
  The arrangement will expand Quad/Graphics' geographic reach and customer service presence by entering the Canadian marketplace and certain Latin America markets where it does not currently have a presence;

  •
  The arrangement will extend Quad/Graphics' range of services, including a broader variety of product types and revenue generating solutions, and increase its product offerings to include books and directories (which Quad/Graphics does not currently print) and an increased range of retail and direct mail products;

  •
  Quad/Graphics believes that the arrangement will significantly improve its supply chain management capabilities; and

  •
  The combined company's pro-forma credit profile and increased access to capital markets is expected to provide enhanced liquidity and generate solid free cash flow to repay indebtedness and support investments in the future.

        The Quad/Graphics board of directors also considered and balanced against the material information and factors favoring the transactions contemplated by the arrangement agreement a number of potentially adverse factors, including the following:

  •
  The fact that Quad/Graphics would be required to become a publicly traded company in the event the transactions were completed;

  •
  The potential for World Color Press' bankruptcy to have lingering negative effects on the combined company's operations and relationships with customers, suppliers and partners;

  •
  The potential complexity and costliness of the process of integrating the businesses of Quad/Graphics and World Color Press;

  •
  The potential that the relatively short tenures of the members of World Color Press' senior management affected the amount and quality of information obtainable through the due diligence process; and

  •
  The likely complexity of the transactions.

Estimated Potential Synergies Attributable to the Arrangement

        The arrangement is expected to produce significant synergy savings (sometimes referred to as synergies) over time. Quad/Graphics and World Color Press estimate that the combined company will realize synergies due to capacity consolidation (primarily in the United States), purchasing and supply chain efficiencies, logistic and distribution savings and consolidation of corporate headquarters, among other areas.

        Quad/Graphics has identified approximately $225 million of pre-tax annualized synergies that could be realized within 24 months after the consummation of the arrangement. All synergies identified were the result of cost savings from eliminating redundant costs and assets or improving efficiencies across both the Quad/Graphics and World Color Press cost structures, net of any cost increases related to compensation or reduced earnings from lost customers. None of the synergies were derived from assumptions of revenue growth.

        Quad/Graphics and World Color Press performed analysis primarily in four areas of concentration to determine the estimated net synergies: (1) costs savings from commercial printing capacity consolidation into lower cost, more modern and efficient printing facilities from certain high cost facilities (primarily in the United States), (2) cost savings from purchasing and supply chain efficiencies due to increased purchasing volumes of the combined company, (3) costs savings from better utilization of shipping, distribution and warehousing logistics due to increased shipping volumes over a smaller amount of shipping points due to the capacity consolidation discussed in point one, and (4) cost savings from the elimination of redundant administrative costs (including the consolidation of the corporate headquarters). These estimated net synergies are based on a number of assumptions, including:

  •
  Implementing cost savings programs, such as the consolidation of certain manufacturing operations, without a significant impact in customer service levels.

  •
  Realizing savings on purchased or manufactured materials consumed by Quad/Graphics, including but not limited to paper, ink and other materials consumed primarily in the manufacturing process.

  •
  Realizing more efficiency in shipping, distributing and warehousing products due to increased product volumes over a smaller amount of shipping points relies on Quad/Graphics' ability to consolidate existing printing capacity.

  •
  Implementing cost savings programs related to personnel reductions and other administrative costs from the consolidation of the corporate headquarters of the combined company.

        World Color Press has identified approximately $285 million of synergies that could be realized within 24 months after the consummation of the arrangement. World Color Press believes the primary source of the difference between its estimate of synergies and Quad/Graphics' estimate is that World Color Press estimated greater procurement synergies than Quad/Graphics. Because World Color Press and Quad/Graphics have not yet shared certain significant supply cost information or the details of their respective synergy estimates, they have not reconciled the differences. The respective boards of directors of Quad/Graphics and World Color Press each relied on their own management's estimates of synergies. Neither Quad/Graphics nor World Color Press assumed any revenue synergies in their estimated synergy calculations because such synergies are inherently difficult to estimate prior to the time that a transaction is consummated and the parties commence integrating their operations, including the management of customer relationships.

        Quad/Graphics' management estimates that the total cost to Quad/Graphics (and ultimately the combined company) of accomplishing the arrangement and achieving synergies will be approximately $195 to $240 million in integration costs, most of which Quad/Graphics believes will be incurred in the first 24 months after the consummation of the arrangement, and approximately $114 million in transaction costs. World Color Press' management estimates that the total cost to the combined company of achieving the estimated synergies will be approximately $225 million, most of which World Color Press believes will be incurred in the first 24 months after the consummation of the arrangement.

        The estimated synergies referenced above were developed separately by management of Quad/Graphics, on the one hand, and management of World Color Press, on the other hand. The estimated synergies reflect the parties' respective management's estimates of the potential creation of cost reduction or cost avoidance opportunities through the ability to consolidate separate, stand-alone operations into a single entity. Any synergies actually achieved by the combined company could be greater than, less than or equal to these estimates. As in any transaction, shareholders assume the risk that the combined company will not achieve the strategic, financial, and operational benefits (including synergies) stated as a rationale for the arrangement. See "Risk Factors—Risks Relating to the Arrangement—The synergies expected to be produced may not be realized or may require Quad/Graphics after the consummation of the arrangement to incur additional costs that may adversely affect the value of Quad/Graphics' common stock" beginning on page 29.

Projected Financial Information

        Certain financial projections prepared by, or as directed by, Quad/Graphics' management and World Color Press' management were considered by World Color Press' board of directors in connection with its approval of and entry into the arrangement agreement. Those financial projections (sometimes referred to as the unadjusted financial projections) are being provided herein solely because they were considered by World Color Press' board of directors in connection with the arrangement and are not being provided for other purposes, including in connection with World Color Press' bankruptcy matters. In addition, Quad/Graphics' management prepared for Quad/Graphics' board of directors in connection with its approval of and entry into the arrangement agreement (but did not provide to World Color Press prior to the announcement of the arrangement) certain financial projections for World Color Press based on the unadjusted financial projections prepared by World Color Press' management and adjusted to take into account Quad/Graphics' management's estimates of industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to World Color Press' businesses. Those financial projections (sometimes referred to as the adjusted World Color Press financial projections) are being provided herein solely because they were considered by the board of directors of Quad/Graphics in connection with the arrangement and are not being provided for other purposes.

        Both the unadjusted financial projections and the adjusted World Color Press financial projections (sometimes referred to as the financial projections) reflect numerous judgments, estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Quad/Graphics' and World Color Press' businesses, all of which are difficult to predict and many of which are beyond control. The financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such projections, including the various risks set forth in World Color Press' annual report on Form 40-F for the year ended December 31, 2009 filed with the SEC on March 1, 2010 and all other documents filed by World Color Press with the SEC or the Canadian securities regulatory authorities that are incorporated by reference in this prospectus/proxy circular and in the "Risk Factors" section beginning on page 29 of this proxy circular/prospectus. See also "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 47 of this proxy circular/prospectus. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections cannot be considered a reliable predictor of future results and should not be relied upon as such. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year.

        World Color Press' bankruptcy proceedings and its short operating history since its emergence from bankruptcy protection did not affect the preparation of the financial projections by World Color Press' management. In preparing the financial projections, World Color Press' executive management discussed with division heads the operation of the divisions and took into account various factors, including current market trends, costs of raw materials, the composition of World Color Press' existing customer base and contracts with its customers and the overall financial performance of World Color Press. For this purpose, management assumed that World Color Press' financial performance since its emergence from bankruptcy fully reflected the reputational and other impacts of its bankruptcy, which had been announced more than eighteen months before management prepared the financial projections. Management believed that it had, collectively, sufficient experience in the industry to evaluate World Color Press' financial prospects notwithstanding the company's short operating history since its emergence from bankruptcy. The financial projections were prepared by the management of World Color Press in good faith and, to management's knowledge, were consistent with customary industry practice for preparation of financial projections.

        The financial projections do not take into account any circumstances or events occurring after the date they were prepared, nor do they take into account the effect of any failure to occur of the arrangement and should not be viewed as accurate or continuing in that context. The financial projections consider the companies on a stand-alone basis and do not take into account the effect of the arrangement and in no event should the aggregate of any of the projections of Quad/Graphics and World Color Press be considered projections of the combined company. See "Risk Factors—Risks Relating to the Arrangement" beginning on page 29 for an analysis of the potential adverse effect that the announcement and pendency of the arrangement may have on Quad/Graphics' and World Color Press' respective businesses, financial conditions, results of operations or business prospects and on World Color Press' stock price.

        The financial projections were prepared solely for use in connection with evaluating the arrangement and not with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, the rules of the Canadian securities regulatory authorities with respect to forward-looking information and future-oriented financial information or the recommendations or guidelines established by the Canadian Institute of Chartered Accountants with respect to future-oriented financial information. Neither Quad/Graphics' or World Color Press' independent registered public accounting firms, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections.

        The inclusion of the financial projections herein will not be deemed an admission or representation by Quad/Graphics or World Color Press that they are viewed by Quad/Graphics or World Color Press as material information of Quad/Graphics or World Color Press or the combined company. These projections are not included in this proxy circular/prospectus in order to induce any holder of World Color Press common shares to exchange such common shares in the arrangement or to vote in favor of the arrangement resolution submitted to World Color Press' shareholders in connection with this proxy circular/prospectus. Neither Quad/Graphics nor World Color Press intends to update or otherwise revise the financial projections to reflect circumstances existing since their preparation, to reflect the occurrence of unanticipated events even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

  Certain Stand-Alone Unadjusted Projected Financial Information for Quad/Graphics Prepared by Quad/Graphics' Management

	For the year ending December 31
(in millions)	2010	2011	2012	2013
Revenue	$1,746	$1,840	$1,948	$2,072
Recurring EBITDA(1)	$342	$363	$388	$420
Recurring EBIT(2)	$154	$185	$219	$261
Capital Expenditures	$64	$75	$75	$75

(1)
Recurring EBITDA: Defined as net earnings attributable to Quad/Graphics common shareholders before interest expense, income tax expense, depreciation and amortization, and restructuring and impairment charges.

(2)
Recurring EBIT: Defined as net earnings attributable to Quad/Graphics common shareholders before interest expense, income tax expense, and restructuring and impairment charges.

  Certain Stand-Alone Unadjusted Projected Financial Information for World Color Press Prepared by World Color Press' Management

	For the year ending December 31
(in millions)	2010	2011	2012	2013
Revenue	$3,131	$3,105	$3,154	$3,204
Adjusted EBITDA(1)	$358	$378	$404	$429
Adjusted EBIT(2)	$165	$179	$192	$211
Capital Expenditures	$96	$96	$96	$96

(1)
Adjusted EBITDA: Defined as operating income before depreciation, amortization, impairment of assets, restructuring and other charges.

(2)
Adjusted EBIT: Defined as operating income before impairment of assets, restructuring and other charges.

        The unadjusted financial projections prepared by World Color Press' management do not reflect the judgments, estimates and assumptions by Quad/Graphics' management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to World Color Press' businesses. The following table sets forth Quad/Graphics' management's estimates of financial projections of World Color Press.

  Certain Stand-Alone Adjusted Projected Financial Information for World Color Press Prepared by Quad/Graphics' Management

	For the year ending December 31
(in millions)	2010	2011	2012	2013
Revenue	$3,120	$3,095	$3,144	$3,195
Adjusted EBITDA(1)	$334	$340	$345	$365
Adjusted EBIT(2)	$140	$141	$133	$146
Capital Expenditures	$96	$96	$96	$96

(1)
Adjusted EBITDA: Defined as operating income before depreciation, amortization, impairment of assets, restructuring and other charges.

(2)
Adjusted EBIT: Defined as operating income before impairment of assets, restructuring and other charges.

Interests of World Color Press' Directors and Executive Officers in the Arrangement

        In considering the recommendation of the World Color Press board of directors to approve the arrangement resolution, you should be aware that certain of World Color Press' directors and executive officers have interests in the transaction that are different from, or are in addition to, the interests of World Color Press' shareholders generally. The World Color Press board of directors was aware of these interests and considered them along with other matters when they determined to recommend the arrangement.

  Directors

        Upon completion of the arrangement, the board of directors of Quad/Graphics will be composed of two of the World Color Press directors and the six Quad/Graphics directors (or others designated by Quad/Graphics). The two directors of World Color Press to be added to the Quad/Graphics board of directors upon completion of the arrangement will be Mark A. Angelson, the Chairman and Chief Executive Officer of World Color Press, and Thomas O. Ryder, World Color Press' lead independent director. See "Directors and Executive Officers of Quad/Graphics After the Arrangement" beginning on page 154.

  Executive Officers

        Retention and Transaction Bonuses.    The chief executive officer of World Color Press, with the consent of Quad/Graphics, has implemented a retention and transaction bonus plan for World Color Press employees, including World Color Press executive officers, pursuant to which bonuses may be paid in an amount not to exceed $10 million in the aggregate, of which not more than an aggregate of $500,000 will be payable to direct reports to the World Color Press chief executive officer and no amounts will be payable to the World Color Press chief executive officer.

        Change of Control Benefits.    Each of Lorien O. Gallo, Senior Vice President of World Color (USA) Inc., John V. Howard, Executive Vice President and Chief Legal Officer of World Color Press, Daniel J. Scapin, Group President, Premedia and Logistics of World Color (USA) Inc. and Robert L. Sell, Executive Vice President and Chief Information Officer of World Color (USA) Inc., have existing employment agreements with World Color Press or World Color (USA) Inc. that provide that, if the officer's employment is terminated without cause, or the officer resigns from his position for good reason, following a change of control of World Color Press, the officer is entitled to receive a cash payment equal to two times the sum of the officer's then current base salary and target bonus amount for the year in which the termination of employment occurs as well as health benefits coverage for an

18 month period. Additionally, all equity and equity based awards granted by World Color Press to the officer, including any World Color Press restricted share units, will become fully vested.

        Ben Schwartz, Executive Vice President, Human Resources of World Color Press has an existing employment agreement that provides that, if his employment is terminated without cause, or he resigns from his position for good reason, within a period of two years following a change of control of World Color Press, he is entitled to receive a lump sum cash payment equal to two times the sum of his then current base salary and target bonus amount for the year in which the termination of employment occurs. Additionally, all equity and equity based awards granted by World Color Press to Mr. Schwartz, including any World Color Press restricted share units, will become fully vested.

        The completion of the arrangement will constitute a "change of control" within the meaning of each of the employment agreements referred to above. The aggregate amount of severance payments (excluding the value of health benefits) potentially payable by World Color Press to the five senior officers mentioned above is approximately $5,675,000.

        Deferred Share Units and Restricted Share Units.    Pursuant to the terms of the arrangement agreement, the board of directors (acting as the Nominating and Governance Committee) and the Human Resources and Compensation Committee of World Color Press has resolved that each outstanding World Color Press deferred share unit granted under World Color Press' amended and restated deferred share unit plan and restricted share unit granted under World Color Press' restricted share unit plan will automatically vest effective as of and conditional upon the completion of the arrangement and will be converted into the right to receive a lump sum cash payment equal in value to the aggregate volume weighted average trading price of World Color Press common shares on the Toronto Stock Exchange for the five trading days immediately preceding the distribution. As of May 21, 2010, 387,769.71 World Color Press deferred share units and 819,022.57 World Color Press restricted share units were outstanding under the amended and restated deferred share unit plan and the restricted share unit plan, respectively. These payments, as well as the amounts to be paid to holders of World Color Press preferred shares in connection with the redemption of all such shares and to holders of World Color Press' warrants in connection with the cancellation of all such warrants, reduce the amount of the Common Cash Consideration that may be received for each World Color Press common share in connection with the consummation of the arrangement.

        The table below sets forth the number of deferred share units and restricted share units that have been granted to each of the directors of World Color Press as of May 21, 2010 (excluding Mark A. Angelson, who is also an executive officer and whose holdings are disclosed in the following table for executive officers of World Color Press).

Director	Deferred Share Units	Restricted Share Units
Michael Allen	27,549.619	0
Raymond Bromark	36,116.697	0
Gabriel De Alba	34,268.315	0
James J. Gaffney	27,549.619	0
Jack Kilger	27,549.619	0
David L. McAusland	31,580.836	0
Thomas O. Ryder	34,437.023	0
Total	219,051.728	0

        The table below sets forth the number of deferred share units and restricted share units that have been granted to each of the executive officers of World Color Press as of May 21, 2010.

Executive Officer	Deferred Share Units	Restricted Share Units
Mark Angelson	85,969.738	573,131.591
John Howard	0	67,703.109
Andrew Hines	82,748.245	0
Robert Sell	0	52,657.974
Daniel Scapin	0	43,881.645
Lorien Gallo	0	37,612.839
Ben Schwartz	0	44,035.415
Brian Freschi	0	0
Total	168,717.983	819,022.573

        The table below sets forth the cash payment amounts that would be payable to each of the directors of World Color Press (excluding Mark A. Angelson, who is also an executive officer and whose holdings are disclosed in the following table for executive officers of World Color Press) based on the volume weighted average price of $11.98 for World Color Press common shares for the five trading days preceding May 21, 2010.

Director	Deferred Share Units Vested	Restricted Share Units Vested	Cash Payment Amount payable on May 21, 2010
Michael Allen	27,549.619	0	$320,402.07
Raymond Bromark	36,116.697	0	$420,037.19
Gabriel De Alba	34,268.315	0	$398,540.50
James J. Gaffney	27,549.619	0	$320,402.07
Jack Kilger	27,549.619	0	$320,402.07
David L. McAusland	31,580.836	0	$367,285.12
Thomas O. Ryder	34,437.023	0	$400,502.58
Total	219,051.727	0	$2,547,571.60

        The table below sets forth the cash payment amounts that would be payable to each of the executive officers of World Color Press based on the volume weighted average price of $11.98 for World Color Press common shares for the five trading days preceding May 21, 2010.

Executive Officer	Deferred Share Units Vested	Restricted Share Units Vested	Cash Payment Amount payable on May 21, 2010
Mark Angelson	57,313.158	382,087.726	$5,264,022.59
John Howard	0	0	$0
Andrew Hines	55,165.497	0	$660,882.654
Robert Sell	0	0	$0
Daniel Scapin	0	0	$0
Lorien Gallo	0	0	$0
Ben Schwartz	0	0	$0
Brian Freschi	0	0	$0
Total	112,478.655	382,087.726	$5,924,905.24

        As of May 21, 2010, other than the directors and executive officers of World Color Press as disclosed above, there were no other holders of World Color Press deferred share units and restricted share units.

  Indemnification of World Color Press Directors and Executive Officers

        Quad/Graphics has agreed to:

  •
  indemnify and hold harmless all current and former officers and directors of World Color Press and its subsidiaries, to the same extent such persons are indemnified and held harmless as of the date of the arrangement agreement pursuant to World Color Press' articles of incorporation or bylaws, for acts or omissions occurring at or prior to the completion of the arrangement, including those in respect of the arrangement and the other transactions contemplated by the arrangement agreement;

  •
  prior to the completion of the arrangement, obtain and pay for a "tail" insurance policy providing for Side A coverage for World Color Press' current directors and officers with an extended reporting period of at least six years from and after the completion of the arrangement with respect to directors' and officers' liability insurance with benefits and levels of coverage at least as favorable as World Color Press' existing policy with respect to matters existing or occurring at or prior to the completion of the arrangement, including in connection with the arrangement agreement or the transactions or actions contemplated thereby, subject to certain premium limitations; and

  •
  make proper provisions to ensure that, if Quad/Graphics or any of its successors or assigns (a) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then such successors and assigns assume the obligations to provide indemnification for World Color Press' officers and directors.

Accounting Treatment

        The arrangement will be accounted for as an acquisition of World Color Press by Quad/Graphics in accordance with U.S. GAAP. Under the acquisition method of accounting, the assets and liabilities of World Color Press will be recorded, as of completion of the arrangement, at their respective fair values and added to those of Quad/Graphics. The reported financial condition and results of operations of Quad/Graphics issued after completion of the arrangement will reflect World Color Press balances and results after completion of the arrangement, but will not be restated retroactively to reflect the historical financial position or results of operations of World Color Press for the pre-arrangement periods. Following completion of the arrangement, the earnings of the combined company will reflect acquisition accounting adjustments. See Note 7 to the "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 216.

Court Approval of the Arrangement and Completion of the Arrangement

        The arrangement requires court approval under the CBCA. On May 17, 2010, prior to the mailing of this proxy circular/prospectus, World Color Press obtained the Interim Order, which provides for the calling and holding of the special meeting, the dissent rights described above and below, and other procedural matters. A copy of the Application for Interim and Final Orders, the Interim Order and the notice of application are attached to this proxy circular/prospectus as Annex G.

        Subject to the approval of the arrangement resolution by the World Color Press shareholders at the special meeting in accordance with the Interim Order, the hearing in respect of the final order is currently scheduled to take place on June 28, 2010 at 9:15 a.m. (Eastern Time) in room 16.12 at the Montréal courthouse at 1 Notre Dame Street East, Montreal, Quebec. Any World Color Press shareholder and any other interested party who wishes to appear, or to be represented, must serve and file a written appearance as set forth in the notice of application for the final order on or before June 16, 2010. If such appearance is filed with a view to contesting such application or to making representations in relation thereto, such person must also serve and file written representations supported, as to the facts, by affidavit(s) and exhibit(s), if any, on or before June 18, 2010, as set out in the Interim Order, and satisfy any other requirements of the court. The court will consider, among other things, the fairness of the arrangement to the parties affected, including the World Color Press shareholders. The Court may approve the arrangement in any manner the court may direct, subject to compliance with any terms and conditions, if any, as the court deems fit. In the event that the hearing is postponed, adjourned or rescheduled, then, subject to further order of the court, only those persons having previously served a notice of intent to appear in compliance with the notice of intent to appear and the Interim Order will be given notice of the postponement, adjournment or rescheduled date.

        If (a) the approval of the arrangement resolution by the World Color Press shareholders is obtained, (b) the final order is obtained and (c) all other conditions under the arrangement agreement are satisfied or waived, the articles of arrangement under the CBCA will be filed and the arrangement will become effective on the effective date.

Regulatory Approvals

  HSR Act

        The FTC, and the Antitrust Division of the DOJ, frequently analyze the competitive effects of transactions such as the arrangement. Before or after the arrangement, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the arrangement or seeking divestiture of substantial assets of Quad/Graphics, World Color Press or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the arrangement on antitrust grounds will not be made or, if such a challenge is made, of the result of such challenge.

        Quad/Graphics and World Color Press filed their respective Pre-Merger (Arrangement) Notification and Report Forms with the FTC and the DOJ under the HSR Act effective as of February 26, 2010. The HSR Act, and the rules and regulations thereunder, provide that certain transactions, including the arrangement, may not be consummated until required information and materials have been furnished to the DOJ and the FTC and certain waiting periods have expired or been terminated. On March 29, 2010, the waiting periods under the HSR Act expired and the antitrust regulatory requirements in the United States in relation to the arrangement have been cleared.

  Competition Act (Canada)

        Under the Competition Act, the acquisition of voting shares of a corporation that carries on an operating business in Canada may require pre-merger notification if certain size of parties and size of transaction thresholds are exceeded. Where pre-merger notification is required, certain information must be provided to the Commissioner and the transaction may not be completed until the expiry, waiver or termination of a statutory waiting period.

        Pre-merger notification must be made in the prescribed form, and a 30-day statutory waiting period applies. The Commissioner may, within the 30-day waiting period, issue a "Supplementary Information Request" for additional relevant information or documents, in which case the waiting period expires 30 days following compliance by the parties with the Supplementary Information Request, as determined by the Commissioner. The Commissioner may bring an application before the Competition Tribunal (sometimes referred to as the Tribunal) to challenge a transaction under the merger provisions of section 92 of the Competition Act prior to closing or up to one year after the transaction has been substantially completed.

        Where a transaction does not raise substantive issues under the Competition Act, the Commissioner may, at the request of the parties, issue an advance ruling certificate under section 102 of the Competition Act in respect of the transaction. Where an advance ruling certificate is issued, the parties to the transaction are not required to file a pre-merger notification. In addition, if the transaction to which the advance ruling certificate relates is substantially completed within one year after the advance ruling certificate is issued, the Commissioner cannot apply to the Tribunal under section 92 of the Competition Act in respect of the transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the advance ruling certificate was issued. Where the Commissioner has declined to issue an advance ruling certificate but has determined that there are not sufficient grounds to initiate proceedings before the Tribunal and that, as a result, the Commissioner does not intend, at that time, to make an application under section 92 of the Competition Act in respect of the transaction, the Commissioner may advise the parties in writing through a "no action letter".

        On January 29, 2010, Quad/Graphics and World Color Press submitted a request for an advance ruling certificate or, in the alternative, a no action letter and waiver of the filing requirement in lieu of providing a notification filing. On March 25, 2010, Quad/Graphics and World Color Press received a no action letter and waiver of the filing requirement.

  Investment Canada Act

        Under the Investment Canada Act, certain transactions involving the acquisition of control of a Canadian business by a non-Canadian entity that exceed prescribed monetary thresholds are subject to review and cannot be implemented unless the Minister is satisfied that the acquisition is likely to be of net benefit to Canada. Where a transaction is subject to the review requirement (sometimes referred to as a Reviewable Transaction), an application for review must be filed with the Director of Investments, and the Minister is then required to determine whether the Reviewable Transaction is likely to be of net benefit to Canada. The Investment Canada Act contemplates an initial review period of 45 days after filing; however, if the Minister has not completed the review by that date, the Minister may unilaterally extend the review period by up to 30 days (or such longer period as the Minister and applicant may agree) to permit completion of the review. If the Minister determines that he is not satisfied that a Reviewable Transaction is likely to be of net benefit to Canada, the Reviewable Transaction may not be implemented.

        The acquisition of control of World Color Press by Quad/Graphics contemplated by the arrangement exceeds the relevant monetary thresholds and is therefore a Reviewable Transaction. In accordance with the requirements of the Investment Canada Act, an application for review was filed with the Director of Investments on February 1, 2010. On May 18, 2010, Quad/Graphics received notice that the transaction had been approved on May 17, 2010, by the Minister and would be allowed to be implemented.

        There can be no assurance that the reviewing authorities will permit the applicable statutory waiting periods to expire or that the reviewing authorities will terminate the applicable statutory waiting periods at all, or otherwise approve the arrangement without restrictions or conditions (which are difficult to predict or quantify) that would have a material adverse effect on the combined company if the arrangement were completed.

World Color Press Senior Notes Indenture

        It is a condition to Quad/Graphics' obligation to consummate the arrangement that the Senior Notes Indenture of World Color Press have been terminated or the covenants of World Color Press under the Senior Notes Indenture have been terminated or made inapplicable to World Color Press and its affiliates. Under the Senior Notes Indenture, World Color Press, at its option, may (a) effect a covenant defeasance under the Senior Notes Indenture at any time and (b) redeem the senior notes on or after July 21, 2010, in each case without regard to whether any of the claims underlying the senior notes have been allowed in World Color Press' bankruptcy proceedings or the senior notes have been issued. In the event that World Color Press and Quad/Graphics are otherwise prepared to consummate the arrangement prior to July 21, 2010, World Color Press expects to effect a covenant defeasance on the closing date of the arrangement (and, in addition, on or after July 21, 2010, Quad/Graphics may cause the combined company to redeem the senior notes). In the event that World Color Press and Quad/Graphics are otherwise prepared to consummate the arrangement only on or after July 21, 2010, World Color Press expects to redeem the senior notes pursuant to the Senior Notes Indenture on or around the closing date of the arrangement.

Dissent Rights

        Under the Interim Order, the plan of arrangement and the CBCA, holders of World Color Press common shares have rights of dissent in respect to the arrangement. Therefore, a holder of World Color Press common shares may elect to be paid cash for such shareholder's shares in accordance with the procedures set forth in the CBCA. See "The Special Meeting of World Color Press Shareholders—Dissent Rights" beginning on page 68 for more detail.

        It is a condition to Quad/Graphics' obligation to consummate the arrangement that not more than 7.5% of the outstanding World Color Press common shares as of the closing shall have validly exercised and not withdrawn dissent rights.

Canadian Securities Law Considerations

        The issuance of Quad/Graphics class A stock in connection with the arrangement will be exempt from the prospectus and registration requirements of applicable Canadian securities laws. The first trade by World Color Press shareholders of the Quad/Graphics class A stock received pursuant to the arrangement will be free from restrictions on resale provided that:

  •
  Quad/Graphics is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade. It is expected that Quad/Graphics will be a reporting issuer after consummation of the arrangement in all provinces in Canada and for the purpose of the resale of the Quad/Graphics class A stock received pursuant to the arrangement, the holders of such securities may include the period of time during which World Color Press was a reporting issuer immediately before the arrangement to determine the period of time that Quad/Graphics has been a reporting issuer in a jurisdiction of Canada;

  •
  such trade is not a "control distribution" as defined in National Instrument 45-102 Resale of Securities;

  •
  no unusual effort is made to prepare the market or to create a demand for Quad/Graphics class A stock;

  •
  no extraordinary commission or consideration is paid to a person or company in respect of such trade; and

  •
  if the selling security holder is an insider or officer of Quad/Graphics, the selling security holder has no reasonable grounds to believe that Quad/Graphics is in default of securities legislation.

Stock Exchange Listing; Delisting and Deregistration of World Color Press' Common Shares

        It is a condition to the consummation of the arrangement that the shares of Quad/Graphics class A stock issuable pursuant to the arrangement be approved for listing on a national securities exchange in the United States, subject to official notice of issuance. If the arrangement is completed, World Color Press common shares will cease to be listed on the Toronto Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

Business Relationships between Quad/Graphics and World Color Press

        Historically, from time to time, World Color Press and Quad/Graphics have provided each other with short-term contract outsourcing and other services, and Quad/Graphics has sold equipment to World Color, in each case in arm's length transactions in quantities and at prices that the parties do not consider to be material in the context of their overall businesses. For example, certain of World Color Press' Canadian and Latin American plants have acquired web aligners, cutoff controls, color register systems and other equipment from Quad/Graphics.

THE ARRANGEMENT AGREEMENT

        The following is a summary of the material terms of the arrangement agreement (including the plan of arrangement attached thereto). This summary does not purport to describe all of the terms of the arrangement agreement and is qualified by reference to the complete arrangement agreement that is attached as Annex A to this proxy circular/prospectus and incorporated by reference. You are urged to read the arrangement agreement carefully and in its entirety.

        The arrangement agreement and this summary of its terms have been included with this proxy circular/prospectus to provide you with information regarding the terms of the arrangement agreement. Factual disclosures about World Color Press or Quad/Graphics contained in this proxy circular/prospectus or in World Color Press' public reports filed with the SEC may supplement, update or modify the factual disclosures about World Color Press or Quad/Graphics contained in the arrangement agreement. In your review of the representations and warranties contained in the arrangement agreement and described in this summary, it is important to bear in mind that the representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which a party to the arrangement agreement may have the right not to close the arrangement if the representations and warranties of the other party prove to be untrue, and allocates risk between the parties to the arrangement agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and in some cases have been qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the arrangement agreement.

General

        The arrangement agreement provides that Quad/Graphics, through an acquisition subsidiary, and World Color Press will consummate an amalgamation pursuant to a plan of arrangement under Canadian law, resulting in the creation of "AmalCo," an entity representing the combination of Quad/Graphics' acquisition subsidiary and World Color Press. As part of the transaction, all outstanding World Color Press common shares will be converted into the right to receive a specified number of shares of redeemable preferred shares of the amalgamated company, with those shares subsequently (and automatically) converted into shares of Quad/Graphics class A stock. Any outstanding World Color Press preferred shares that are not converted into World Color Press common shares prior to the amalgamation ultimately will be redeemed for a cash amount prior to the consummation of the arrangement in accordance with the terms of the restated articles of incorporation of World Color Press as in effect on January 25, 2010. After giving effect to the transaction, (a) Quad/Graphics will own all of the outstanding capital stock of AmalCo, (b) the existing shareholders of Quad/Graphics are expected to continue to own approximately 60% of the outstanding capital stock of Quad/Graphics, (c) the existing shareholders of World Color Press (with the exception of those holders of World Color Press preferred shares who elect not to convert and instead have their preferred shares redeemed) are expected to own approximately 40% of the outstanding capital stock of Quad/Graphics and (d) members of the Quadracci family, trusts for their benefit and other affiliates of Quad/Graphics are expected to hold more than 80% of Quad/Graphics' total voting power. In addition, in connection with the plan of arrangement, certain separate cash payments will be made to the shareholders of Quad/Graphics and World Color Press.

Closing Matters

  Closing

        Unless the parties agree otherwise, the closing of the arrangement will take place no later than four days after the later of (a) the date that the conditions to closing have been satisfied or waived and (b) the date that all of the outstanding World Color Press preferred shares have been converted or redeemed (except that in the event that all the outstanding World Color Press preferred shares will be redeemed pursuant to the arrangement, the closing will occur no later than four days after the date in clause (a) above). However, Quad/Graphics may elect to postpone the closing date to permit the completion of an offering of debt securities. See "—Conditions" below for a more complete description of the conditions that must be satisfied or waived prior to closing.

  Completion of the Arrangement

        On the closing date, Quad/Graphics will file articles of amendment with the Wisconsin Department of Financial Institutions to cause the Quad/Graphics Charter to become effective, World Color Press will file articles of arrangement under the CBCA and Quad/Graphics and World Color Press will make all other required filings. The arrangement will become effective on the date that the articles of arrangement are filed.

        Quad/Graphics and World Color Press are working to complete the arrangement in the summer of 2010. However, because completion of the arrangement is subject to the receipt of certain regulatory and other approvals and the satisfaction or waiver of other conditions, the actual timing of the completion of the arrangement cannot be predicted.

Consideration to be Received Pursuant to Arrangement

        The arrangement agreement and the plan of arrangement provide that, at the completion of the arrangement, each World Color Press common share outstanding immediately prior to the completion of the arrangement (excluding shares owned directly or indirectly by World Color Press and shares held by World Color Press shareholders who have complied with the requirements for perfection of dissent rights under the CBCA) will be converted into the right to receive the number of shares of Quad/Graphics class A stock equal to the Share Exchange Ratio, subject to adjustment in accordance with the arrangement agreement, and a cash payment equal to the Common Cash Consideration, if any.

        Share Exchange Ratio means a fraction (rounded to the nearest fourth decimal):

  •
  the numerator of which is equal to the Arrangement Amount, and

  •
  the denominator of which is equal to the total number of World Color Press common shares outstanding immediately prior to the completion of the arrangement (other than shares owned directly or indirectly by World Color Press).

        If the aggregate Equity Payment Amounts are equal to or less than $135.0 million, Arrangement Amount means the difference between:

  •
  the total number of shares of Quad/Graphics class A stock, class B stock and class C stock outstanding immediately prior to the completion of the arrangement (other than shares owned directly or indirectly by Quad/Graphics) divided by 60%, less

  •
  the total number of shares of Quad/Graphics class A stock, class B stock and class C stock outstanding immediately prior to the completion of the arrangement (other than shares owned directly or indirectly by Quad/Graphics).

        If the aggregate Equity Payment Amounts exceed $135.0 million, the Arrangement Amount is adjusted in such a manner that the Share Exchange Ratio is proportionately reduced by the dollar amount that the Equity Payment Amounts exceed $135.0 million. In this circumstance, Arrangement Amount means an amount equal to the product of:

  •
  the number of World Color Press common shares equal to:

  •
  the total number of World Color Press common shares outstanding immediately prior to the completion of the arrangement (other than shares owned directly or indirectly by World Color Press), less

  •
  a number of World Color Press common shares equal to the excess of the Equity Payment Amounts over $135.0 million divided by the "effective price" of the World Color Press common shares determined under the World Color Press indenture, dated as of July 21, 2009, between World Color Press and Computershare Trust Company of Canada creating the World Color Press warrants, multiplied by

  •
  a fraction

  •
  the numerator of which is equal to the difference between (1) the total number of shares of Quad/Graphics class A stock, class B stock and class C stock outstanding immediately prior to the completion of the arrangement (other than shares owned directly or indirectly by Quad/Graphics) divided by 60%, less (2) the total number of shares of Quad/Graphics class A stock, class B stock and class C stock outstanding immediately prior to the completion of the arrangement (other than shares owned directly or indirectly by Quad/Graphics), and

  •
  the denominator of which is equal to the total number of World Color Press common shares outstanding immediately prior to the completion of the arrangement (other than shares owned directly or indirectly by World Color Press).

        Equity Payment Amounts means:

  •
  the aggregate amount of cash paid or obligated to be paid to holders of World Color Press preferred shares in connection with the redemption of all such shares, to holders of World Color Press' warrants in connection with the cancellation of all of such warrants and to holders of World Color Press' deferred share units and restricted share units, and

  •
  the aggregate amount of dividends, if any, that World Color Press pays or becomes obligated to pay on or after January 24, 2010 and prior to the completion of the arrangement.

        Based on the foregoing, holders of World Color Press common shares will receive 40% of the outstanding stock of Quad/Graphics if the Equity Payment Amounts are $135.0 million or less. In the event that the aggregate Equity Payment Amounts exceed $135.0 million, the collective ownership percentage of the holders of World Color Press common shares will be reduced by the amount in which the aggregate Equity Payment Amounts exceed $135.0 million.

        Common Cash Consideration means a cash payment equal to:

  •
  the amount, if any, by which $93,333,333 exceeds the Equity Payment Amounts, divided by

  •
  the total number of World Color Press common shares outstanding immediately prior to the completion of the arrangement (other than shares owned directly or indirectly by World Color Press).

        Simultaneously with the consummation of the arrangement, $140 million, less the aggregate amount of all distributions (other than tax distributions permitted by the arrangement agreement) that are declared by Quad/Graphics after January 23, 2010 and before the consummation of the arrangement, will be distributed in cash to Quad/Graphics' existing shareholders.

        World Color Press will determine the effective price (as defined in the World Color Press warrant indenture) not later than five days prior to the consummation of the arrangement and will announce publicly the effective price after its determination.

        As discussed above, the consideration to be received by the World Color Press common shareholders in the arrangement will consist of two parts, the Share Exchange Ratio and the Common Cash Consideration, if any. The Share Exchange Ratio is calculated as follows. Assuming (1) holders of World Color Press preferred shares will convert their World Color Press preferred shares and accrued and unpaid dividends into World Color Press common shares if the market value of a World Color Press common share is greater than $8.00, (2) holders of World Color Press warrants will exercise their right to purchase World Color Press common shares through a cashless exercise if their warrants become exercisable, and ignoring the de minimis effect of the cashless exercise of a penny per warrant, (3) the Equity Payment Amounts are $135 million or less and (4) the number of shares of Quad/Graphics class A stock, class B stock and class C stock outstanding immediately prior to the completion of the arrangement is 28,105,645 (which is the same as it was on April 30, 2010), then, subject to minor changes in the number of World Color Press common shares outstanding, there are essentially four potential Share Exchange Ratios (depending on the 30 day volume-adjusted weighted average price of each World Color Press common share), as the following illustrative table indicates:

Illustrative Examples of Calculation of Share Exchange Ratio

		World Color Press Common Share Price(1)
		$8.00 or Below	$8.01–$12.99	$13.00–$16.29	$16.30 or Above
Quad/Graphics Outstanding Common Stock	(A)	28,105,645	28,105,645	28,105,645	28,105,645
Divided by 60%	(B)	60.0%	60.0%	60.0%	60.0%

Sub-Total	(C)=A/B	46,842,742	46,842,742	46,842,742	46,842,742
Less: Quad/Graphics Outstanding Common Stock	(A)	(28,105,645)	(28,105,645)	(28,105,645)	(28,105,645)

Total Number of Quad/Graphics Common Stock to be held by World Color Press Common Shareholders	(D)=C-A	18,737,097	18,737,097	18,737,097	18,737,097
Total Number of World Color Press Outstanding Common Shares
Common Shares	(E)	73,285,000	73,285,000	73,285,000	73,285,000
Common Shares from Conversion of Preferred Shares(2)	(F)	—	13,838,592	13,838,592	13,838,592
Common Shares from Exercise of Series I Warrants(3)	(G)	—	—	10,723,019	10,723,019
Common Shares from Exercise of Series II Warrants(3)	(H)	—	—	—	10,723,019

Total Number of World Color Press Outstanding Common Shares	(I)=E+F+G+H	73,285,000	87,123,592	97,846,611	108,569,630
Share Exchange Ratio	(J)=D/I	0.2557	0.2151	0.1915	0.1726

(1)
For illustrative purposes only. Assumes the World Color Press common share price equals the 30 day volume-weighted average price for purposes of determining if warrants are exercisable.

(2)
Equals $110,708,736, the assumed total liquidation value of the World Color Press preferred shares and accrued and unpaid dividends as of June 30, 2010, divided by the conversion price of $8 per share.

(3)
Excludes the de minimis effect of cashless exercise of the warrants.

        The Common Cash Consideration is also based on a number of variables, including the above-noted 30 day volume-adjusted weighted average price of each World Color Press common share (which affects, among other things, the effective price under the World Color Press warrant indenture, the cash settlement obligations of World Color Press deferred share units and restricted share units and the number of World Color Press common shares anticipated to be outstanding immediately prior to the completion of the arrangement). For example, using the 30 day volume-adjusted weighted average price of $12.06 of World Color Press common shares on the Toronto Stock Exchange as of and including May 20, 2010, and based on the assumptions discussed above for purposes of the illustrative examples, the Equity Payment Amounts would equal $46,320,978, and the Share Exchange Ratio (i.e., the number of shares of Quad/Graphics class A stock to be issued for each World Color Press common share) would be 0.2151 and the per share Common Cash Consideration would be $0.54 for each World Color Press common share. If, however, the Equity Payment Amounts equal $93,333,333 or more, there would be no Common Cash Consideration for World Color Press common shares.

        The determination of the actual Share Exchange Ratio and Common Cash Consideration are based on a number of variables, some of which are identified in the foregoing examples. Given that the actual Share Exchange Ratio and Common Cash Consideration will not be determined until after the

World Color Press special meeting and before closing of the arrangement, the actual Share Exchange Ratio and Common Cash Consideration may differ from the examples above, including the example based on the 30 day volume-adjusted weighted average price of World Color Press common shares as of and including May 20, 2010. You are strongly encouraged to review the more detailed illustrative examples set forth in the tabular disclosures on pages 112 to 115 of this proxy circular/prospectus to see how the Equity Payment Amounts, the Share Exchange Ratio, the aggregate Common Cash Consideration and the per share Common Cash Consideration may change.

        Starting on or about June 7, 2010, World Color Press will post on the investors section of its website updated illustrative examples of the calculation of the Share Exchange Ratio and the Common Cash Consideration based on the then-current 30 day volume-adjusted weighted average price of World Color Press common shares, and will update the examples on a weekly basis until the anticipated closing date. The address of the website where the examples will be posted is www.worldcolor.com/investors/index.aspx.

        No fractional shares of Quad/Graphics class A stock will be issued as part of the arrangement. Instead, Quad/Graphics will pay to each holder of World Color Press common shares who otherwise would be entitled to a fractional share of Quad/Graphics class A stock an amount of cash determined by multiplying such fraction by an amount equal to (a) the average of the daily high and low sales prices per share of World Color Press common shares on the Toronto Stock Exchange on the last trading day before the closing date divided by (b) the Share Exchange Ratio.

        It is currently anticipated that the arrangement will be completed within approximately seven days after approval of the arrangement by the shareholders of World Color Press and Quad/Graphics, depending on receipt of a final order of the Quebec Superior Court pursuant to the CBCA and the satisfaction of any other remaining closing conditions.

        The number of World Color Press common shares outstanding immediately prior to the completion of the arrangement will likely differ from the number of World Color Press common shares outstanding on the date of the arrangement agreement, on the date of this proxy circular/prospectus and at the completion of the arrangement as a result of the following factors:

        World Color Press Preferred Share Conversion:    As of the date of the arrangement agreement and as of the date of this proxy circular/prospectus, World Color Press had 12,500,000 preferred shares issued and outstanding. A holder of the World Color Press preferred shares is entitled to receive, per preferred share, (a) upon conversion at the option of the holder, a number of World Color Press common shares equal to the sum of $8.00 and the amount of any accrued and unpaid dividends divided by $8.00, or (b) upon redemption at the option of World Color Press (and subject to a holder's right to convert prior to redemption), cash in an amount equal to $8.00 plus the amount of any accrued and unpaid dividends per preferred share. World Color Press has the right to redeem all or any portion of the World Color Press preferred shares at any time for cash. On February 5, 2010, World Color Press paid dividends in respect of its preferred shares in the aggregate amount of $4,821,082.75, representing the preferential cash dividend accrued on the preferred shares for the period from July 21, 2009 to November 14, 2009. World Color Press is not otherwise permitted to pay any cash dividends on the World Color Press preferred shares prior to the completion of the arrangement. The amount of dividends owed upon the conversion or redemption of any World Color Press preferred shares will be determined based on the date on which such World Color Press preferred shares are redeemed or converted, as the case may be, which in any event will be no later than the date on which the arrangement is consummated. If, prior to the date on which the arrangement is consummated, the per share value of World Color Press common shares is greater than $8.00, World Color Press management anticipates that the holders of World Color Press preferred shares will elect to convert their World Color Press preferred shares and accrued and unpaid dividends into World Color Press common shares. At no time following its emergence from bankruptcy protection have World Color Press common shares traded at or below $8.00 per share on the Toronto Stock Exchange.

        The Interim Order provides that World Color Press may make arrangements for conversion of World Color Press preferred shares, conditional on the consummation of the arrangement. Pursuant to the Interim Order, holders of World Color Press preferred shares may elect to convert their World Color Press preferred shares into World Color Press common shares in connection with the arrangement. If a holder of World Color Press preferred shares does not elect to convert his preferred shares, his World Color Press preferred shares will be redeemed for cash in connection with the arrangement immediately prior to the effective time of the arrangement. If a holder of World Color Press preferred shares elects to convert his preferred shares, his World Color Press preferred shares will be converted into World Color Press common shares immediately prior to the time at which such preferred shares would otherwise be redeemed in connection with the arrangement.

        Holders of World Color Press preferred shares who wish to conditionally convert their World Color Press preferred shares must properly complete the letter of transmittal for holders of World Color Press preferred shares accompanying this proxy circular/prospectus and deliver such letter of transmittal, the certificate(s) representing such World Color Press preferred shares, together with all other required documents, to the depositary prior to 5:00 p.m. (Eastern Time) on June 23, 2010. Non-registered holders of World Color Press preferred shares should carefully follow the instructions from the intermediary that holds World Color Press preferred shares on their behalf in order to conditionally convert their World Color Press preferred shares.

        World Color Press Warrant Exercise:    As of the date of the arrangement agreement and as of the date of this proxy circular/prospectus, World Color Press had 21,466,038 warrants outstanding, consisting of 10,723,019 series I warrants and 10,723,019 series II warrants. Each series I warrant is exercisable into one World Color Press common share at a price of $0.01 per share if either of the following occurs: (a) the volume weighted average trading price (as defined in the World Color Press warrant indenture) for any 30 consecutive trading days is equal to or greater than $13.00 or (b) the "effective price" of the transaction consideration per World Color Press common share to be received in the arrangement (as defined in the World Color Press warrant indenture and as determined by the board of directors of World Color Press in accordance with the World Color Press warrant indenture) is equal to or greater than $13.00. Each series II warrant is exercisable into one World Color Press common share at a price of $0.01 per share if either of the following occurs: (a) the volume weighted average trading price (as defined in the World Color Press warrant indenture) for any 30 consecutive trading days is equal to or greater than $16.30 or (b) the "effective price" of the transaction consideration per World Color Press common share to be received in the arrangement (as defined in the World Color Press warrant indenture and as determined by the board of directors of World Color Press in accordance with the World Color Press warrant indenture) is equal to or greater than $16.30. World Color Press management anticipates that any warrants that are eligible for exercise into World Color Press common shares will be exercised prior to the completion of the arrangement. The calculation of the volume weighted average trading price will aggregate the volume and value of all of the World Color Press common shares that are traded on the Toronto Stock Exchange, which is expected to continue to be the principal market for such shares, regardless of the currency in which such shares trade and, in respect of the value of trading of the World Color Press common shares in Canadian dollars on any applicable measurement date, such value will be converted to U.S. dollars by dividing (a) such value in Canadian dollars, by (b) the current exchange rate for the purchase of U.S. dollars with Canadian dollars on the immediately preceding business day, using for the purposes of such calculation the applicable spot exchange rates posted on the website of the United States Federal Reserve Board.

        The amount of Equity Payment Amounts payable in connection with the completion of the arrangement will be the result of the following factors:

        World Color Press Preferred Share Redemptions for Cash:    While it is expected that holders of World Color Press preferred shares will elect to convert their World Color Press preferred shares, including the right to accrued and unpaid dividends thereon, into World Color Press common shares if the value of a World Color Press common share is greater than $8.00, holders of World Color Press preferred shares may nonetheless fail to timely convert their World Color Press preferred shares and any accrued and unpaid dividends. The plan of arrangement contemplates that any unconverted World Color Press preferred shares will be redeemed for cash as part of the arrangement. If the value of a World Color Press common share is less than $8.00 immediately prior to the completion of the arrangement, World Color Press management estimates that holders of World Color Press preferred shares will have their World Color Press preferred shares redeemed for cash at the cash redemption price.

        Cash Payments to World Color Press Warrant Holders:    Any World Color Press warrants that are not exercised for World Color Press common shares will be cancelled (if the effective price is $9.25 or less) or settled for cash (if the effective price is greater than $9.25) in connection with the arrangement based on a formula outlined in the World Color Press warrant indenture. The amount of such cash settlement will equal 50% of the valuation of the warrants, which takes into account (a) the effective price of the transaction consideration per World Color Press common share received in the arrangement (as defined in the World Color Press warrant indenture and as determined by the board of directors of World Color Press in accordance with the World Color Press warrant indenture), (b) the amount of time remaining between the date of the completion of the arrangement and the expiration of the warrants and (c) the risk free interest rate (as defined in the World Color Press warrant indenture). World Color Press will determine the effective price (as defined in the World Color Press warrant indenture) not later than five days prior to the consummation of the arrangement and will announce publicly the effective price after its determination.

        Pursuant to a letter agreement, the board of directors of World Color Press has engaged BMO Nesbitt Burns Inc. as the investment dealer (as defined in the World Color Press warrant indenture) to (i) advise and assist the board of directors' determination of the fair market value of the transaction consideration to be received by the holders of World Color Press common shares for purposes of determining the effective price (as defined in the World Color Press warrant indenture), and (ii) determine the warrant valuation amount (as defined in the World Color Press warrant indenture).

        Cash Payments to Holders of World Color Press Deferred Share Units and Restricted Share Units:    As of May 21, 2010, World Color Press had 387,769.71 deferred share units and 819,022.57 restricted share units outstanding. In addition, under the World Color Press amended and restated deferred share unit plan, additional deferred share unit grants will be issued to members of World Color Press' board of directors (excluding Mark A. Angelson) at the end of each fiscal quarter. The value of each grant will be $210,375 and the number of deferred share units to be granted will be based on the weighted average trading price of World Color Press common shares for the five trading days prior to the date of grant.

        In connection with the arrangement, all unvested deferred share units of World Color Press will vest immediately prior to the closing of the arrangement and will be converted into the right to receive a cash payment equal in value to the aggregate volume weighted average trading price of World Color Press common shares on the Toronto Stock Exchange for the five trading days immediately preceding the closing date of the arrangement. The table below sets forth the cash payment amounts that would be payable to the holders of deferred share units of World Color Press based on the volume weighted average price of $11.98 for World Color Press common shares for the five trading days preceding May 21, 2010.

Holders of Deferred Share Units	Deferred Share Units	Cash Payment Amount for Deferred Share Units Redeemed in connection with the Arrangement
Michael Allen	27,549.619	$330,044.44
Raymond Bromark	36,116.697	$432,678.03
Gabriel De Alba	34,268.315	$410,534.41
James J. Gaffney	27,549.619	$330,044.44
Jack Kilger	27,549.619	$330,044.44
David L. McAusland	31,580.836	$378,338.42
Thomas O. Ryder	34,437.023	$412,555.54
Mark Angelson	85,969.738	$1,029,917.46
Andrew Hines	82,748.245	$991,323.98
Total	387,769.711	$4,645,481.16

        In connection with the arrangement, all granted restricted share units of World Color Press as of May 21, 2010 will vest immediately prior to the closing of the arrangement and will be redeemable for cash at the closing of the arrangement. The table below sets forth the cash payment amounts that would be payable to the holders of restricted share units of World Color Press based on the volume weighted average price of $11.98 for World Color Press common shares for the five trading days preceding May 21, 2010.

Holders of Restricted Share Units	Restricted Share Units	Cash Payment Amount for Restricted Share Units Redeemed in connection with the Arrangement
Mark Angelson	573,131.591	$6,866,116.46
John Howard	67,703.109	$811,083.25
Robert Sell	52,657.974	$630,842.53
Daniel Scapin	43,881.645	$525,702.11
Lorien Gallo	37,612.839	$450,601.81
Ben Schwartz	44,035.415	$527,544.27
Total	819,022.573	$9,811,890.43
        The table below illustrates, based on a hypothetical range of values of World Color Press common shares and based on World Color Press management's estimates regarding the exercise, conversion or redemption (as the case may be) of the World Color Press preferred shares and warrants at particular values as described above, (a) the estimated number of World Color Press common shares outstanding immediately prior to the completion of the arrangement, (b) the estimated Share Exchange Ratio with respect to World Color Press shareholders that receive Quad/Graphics class A stock, (c) an estimated range of aggregate Equity Payment Amounts and (d) an estimated range of Common Cash Consideration.

        This table has been included for illustrative purposes only. As (a) the actual number of World Color Press common shares outstanding immediately prior to the completion of the arrangement may be outside the range of the amounts set forth below, (b) the actual number of shares of Quad/Graphics common stock outstanding immediately prior to the completion of the arrangement may be different from the number set forth below (which will affect the Share Exchange Ratio), (c) the effective price of the transaction consideration per World Color Press common share to be received in the arrangement as determined by the World Color Press board of directors in accordance with the World Color Press warrant indenture may be calculated based on a different formula and/or assumptions than the formula and the assumptions set forth below, which are not mandated by the World Color Press warrant indenture, including the financial model used to calculate the Warrant Valuation Amount (as defined in the World Color Press warrant indenture), and such variations may yield a materially different result, and (d) the aggregate Equity Payment Amounts may be outside the range of the amounts set forth below, all four of which matters cannot be determined as of the date of this proxy circular/prospectus, the actual Share Exchange Ratio and Common Cash Consideration may vary from the amounts described below.

        The following assumptions have been made in this table:

  1.
  The arrangement is completed on June 30, 2010.

  2.
  The number of World Color Press common shares outstanding is 73,285,000, without taking into account the conversion of World Color Press preferred shares and the exercise of World Color Press warrants.

  3.
  The 30 day volume-adjusted weighted average price of each World Color Press common share (to be measured over the 30 consecutive trading days ending no later than five days immediately prior to the completion of the arrangement), the per share value used to calculate the cash settlement obligations of the deferred share units and restricted share units and the per share value of any additional World Color Press deferred share unit grants are the same.

  4.
  The effective price is based on: (1) the 30 day volume-adjusted weighted average price of each World Color Press common share (to be measured over the 30 consecutive trading days ending no later than five days prior to the consummation of the arrangement) multiplied by the number of the World Color Press common shares outstanding immediately prior to completion of the arrangement, plus the aggregate Common Cash Consideration available to be distributed to holders of World Color Press common shares and cash paid to redeem World Color Press warrants, divided (2) by the amount of fully diluted common shares outstanding immediately prior to completion of the arrangement as if all warrants are exercisable (whether or not they are exercisable).

  5.
  The number of shares of Quad/Graphics class A stock, class B stock and class C stock outstanding immediately prior to the completion of the arrangement is 28,105,645.

  6.
  Holders of World Color Press preferred shares will convert their World Color Press preferred shares and accrued and unpaid dividends into World Color Press common shares if the market value of a World Color Press common share is greater than $8.00.

  7.
  The total liquidation value of the World Color Press preferred shares, plus accrued and unpaid dividends, on June 30, 2010 is $110,708,736. The number of World Color Press common shares into which the World Color Press preferred shares are converted is based on this dollar amount.

  8.
  The calculation of Warrant Valuation Amount (as defined in the World Color Press warrant indenture), which is used to determine the total cash consideration payable to unexercisable warrants, assumes a 90-day risk free interest rate of 0.3605%.

  9.
  Holders of World Color Press warrants will exercise their right to purchase World Color Press common shares through a cashless exercise if their warrants become exercisable, and they will receive cash payments in accordance with the World Color Press warrant indenture if their warrants do not become exercisable.

30 Day Volume- Adjusted Weighted Average Price		Effective Price	World Color Press common shares(4)	Equity Payment Amounts(5)	Aggregate Common Cash Consideration(6)	Share Exchange Ratio(7)	Per Share Common Cash Consideration(8)
$10.00		$8.73	87,123,592	$17,099,381	$76,233,952	0.2151	$0.88
$10.50		$9.12	87,123,592	$17,702,777	$75,630,556	0.2151	$0.87
$11.00		$9.52	87,123,592	$40,005,290	$53,328,043	0.2151	$0.61
$11.50		$9.91	87,123,592	$42,924,095	$50,409,238	0.2151	$0.58
$12.00		$10.31	87,123,592	$45,936,161	$47,397,172	0.2151	$0.54
$12.06	(1)	$10.36	87,123,592	$46,320,978	$47,012,355	0.2151	$0.54
$12.50		$10.71	87,123,592	$106,777,639	$0	0.2151	$0
$13.00	(2)	$12.38	97,838,362	$68,869,512	$24,463,821	0.1915	$0.25
$13.50		$12.83	97,838,668	$73,208,700	$20,124,633	0.1915	$0.21
$14.00		$13.27	97,838,951	$77,608,842	$15,724,491	0.1915	$0.16
$14.50		$13.72	97,839,215	$82,081,465	$11,251,868	0.1915	$0.12
$15.00		$14.17	97,839,462	$86,552,569	$6,780,764	0.1915	$0.07
$15.50		$14.61	97,839,692	$91,077,004	$2,256,329	0.1915	$0.02
$16.00		$15.06	97,839,909	$95,659,196	$0	0.1915	$0
$16.30	(3)	N/A	108,556,472	$24,702,172	$68,631,161	0.1726	$0.63

    (1)
    Represents the 30 day volume-adjusted weighted average price of World Color Press common shares on the Toronto Stock Exchange as of and including May 20, 2010 (trading in both Canadian dollars and U.S. dollars). Trading prices in Canadian dollars are converted to U.S. dollars pursuant to the World Color Press warrant indenture.

    (2)
    Represents the price of World Color Press common shares at which the World Color Press series I warrants become exercisable.

    (3)
    Represents the price of World Color Press common shares at which the World Color Press series II warrants become exercisable.

    (4)
    Represents the expected number of World Color Press common shares outstanding immediately prior to the completion of the arrangement based on the assumptions made above.

    (5)
    Represents the sum of the following cash payments:

30 Day Volume- Adjusted Weighted Average Price		Effective Price	Cash Dividends Paid on Preferred Shares	Total cash consideration payable to unexercisable Series I warrants	Total cash consideration payable to unexercisable Series II warrants	Total cash payable to DSU and RSU holders	Equity Payment Amounts
$10.00		$8.73	$4,821,083	$0	$0	$12,278,298	$17,099,381
$10.50		$9.12	$4,821,083	$0	$0	$12,881,694	$17,702,777
$11.00		$9.52	$4,821,083	$13,121,121	$8,577,996	$13,485,090	$40,005,290
$11.50		$9.91	$4,821,083	$14,445,735	$9,568,791	$14,088,486	$42,924,095
$12.00		$10.31	$4,821,083	$15,815,099	$10,608,097	$14,691,882	$45,936,161
$12.06	(1)	$10.36	$4,821,083	$15,992,352	$10,743,253	$14,764,290	$46,320,978
$12.50		$10.71	$4,821,083	$51,882,651	$34,778,627	$15,295,278	$106,777,639
$13.00	(2)	$12.38	$4,821,083	$0	$48,149,755	$15,898,675	$68,869,512
$13.50		$12.83	$4,821,083	$0	$51,885,546	$16,502,071	$73,208,700
$14.00		$13.27	$4,821,083	$0	$55,682,292	$17,105,467	$77,608,842
$14.50		$13.72	$4,821,083	$0	$59,551,519	$17,708,863	$82,081,465
$15.00		$14.17	$4,821,083	$0	$63,419,227	$18,312,259	$86,552,569
$15.50		$14.61	$4,821,083	$0	$67,340,266	$18,915,655	$91,077,004
$16.00		$15.06	$4,821,083	$0	$71,319,062	$19,519,051	$95,659,196
$16.30	(3)	N/A	$4,821,083	$0	$0	$19,881,089	$24,702,172

    (6)
    Represents $93,333,333 less the Equity Payment Amounts.

    (7)
    Represents the portion of a share of Quad/Graphics class A stock that a holder of World Color Press common shares would receive for each World Color Press common share.

    (8)
    Represents the amount of cash that a holder of World Color Press common shares would receive for each World Color Press common share.

Amended and Restated Quad/Graphics' Articles of Incorporation and Bylaws

        In connection with the consummation of the arrangement, Quad/Graphics will amend and restate its articles of incorporation and will amend its bylaws. You should read the complete text of the Quad/Graphics Charter and the Quad/Graphics Bylaws, substantially in the form to become effective upon completion of the arrangement, which are attached as Annex C and Annex D, respectively, to this proxy circular/prospectus, in conjunction with this summary.

Exchange of Certificates Pursuant to Arrangement

        Accompanying this proxy circular/prospectus is a letter of transmittal for holders of World Color Press common shares and a letter of transmittal for holders of World Color Press preferred shares. World Color Press and Quad/Graphics have engaged Computershare Investor Services Inc. to act as depositary for the receipt of World Color Press' share certificates and related letters of transmittal deposited pursuant to the arrangement. The letters of transmittal contain instructions explaining the procedures for surrendering the World Color Press share certificates in exchange for the consideration payable under the arrangement.

        After the effective date of the arrangement, the former World Color Press common shareholders who surrender their share certificates, together with a properly completed letter of transmittal, will receive a certificate representing that number of whole shares of Quad/Graphics class A stock into which their World Color Press common shares were converted pursuant to the arrangement and any cash payable for such common shares under the terms of the arrangement agreement.

        After completion of the arrangement, each certificate that previously represented World Color Press common shares will represent the right to receive only:

  •
  certificates representing the shares of Quad/Graphics class A stock into which those World Color Press common shares have been converted and any cash payable in lieu of fractional shares; and

  •
  the Common Cash Consideration, if any.

        After completion of the arrangement, each certificate that previously represented World Color Press preferred shares that were not converted into World Color Press common shares prior to the effective date of the arrangement will represent the right to receive only the redemption price payable under the arrangement for such shares.

        The details for the surrender of share certificates to the depositary and the addresses of the depositary are set out in the letters of transmittal. The letters of transmittal contain procedural information relating to the arrangement and should be reviewed carefully. You can request additional copies of the applicable letter of transmittal by contacting the depositary. The letters of transmittal are also available at the website maintained by the Canadian Securities Administrators at www.sedar.com and the website maintained by the SEC at www.sec.gov.

        If you are a non-registered shareholder, you should carefully follow the instructions from the intermediary that holds World Color Press shares on your behalf in order to submit your World Color Press shares. You should not complete the letter of transmittal applicable to registered shareholders unless specifically instructed to do so by your intermediary.

  Dissenting Shares

        Holders of World Color Press common shares who have complied with requirements for perfecting dissent rights under the Interim Orders, the CBCA and the plan of arrangement will be entitled to exercise such rights with respect to the shares as to which such rights have been perfected, to the extent available under the Interim Order, the CBCA and the plan of arrangement. Upon consummation of the arrangement, the dissenting shares will cease to be issued and outstanding and the holders thereof will only be entitled to receive such consideration as will be determined under the CBCA. If a holder of dissenting shares fails to perfect or otherwise waives, withdraws or loses its dissent rights under the CBCA, such that dissent rights can no longer be legally perfected or exercised under the Interim Order, the CBCA and the plan of arrangement with respect to such World Color Press common shares, then the right of such holder to receive such consideration for dissenting shares will cease and such dissenting shares will become exchangeable solely for the right to receive Quad/Graphics class A stock and a cash payment, if any, as provided above.

Lost Certificates

        A shareholder who does not hold World Color Press shares through an intermediary and who has lost or misplaced its share certificates should complete the applicable letter of transmittal as fully as possible and forward it, together with an affidavit regarding the loss or misplacement, to the depositary. The depositary will assist in making arrangements for the necessary affidavit (which will include a bonding requirement) for payment of the consideration in accordance with the arrangement. Further details are set out in the letters of transmittal.

Cancellation of Rights after Three Years

        Under the plan of arrangement, any certificate which immediately before the effective time of the arrangement represented World Color Press common shares and which has not been surrendered, with all other documents required by the depositary, on or before the third anniversary of the effective date of the arrangement, will cease to represent, subject to applicable law, any claim by or interest of any former World Color Press shareholders of any kind or nature against or in World Color Press or Quad/Graphics. Accordingly, persons who tender certificates for common shares after the third anniversary of the effective date of the arrangement will not receive any consideration and will not own any interest in World Color Press or Quad/Graphics. Under the plan of arrangement, any amounts deposited with the depository for monies payable to holders of World Color Press common shares, preferred shares, warrants, deferred share units, restricted share units which remain unclaimed on the date which is three years after the effective date of the arrangement will be forfeited to Quad/Graphics.

Delivery Requirements

        The method of delivery of share certificates, the letters of transmittal and all other required documents is at the option and risk of World Color Press shareholder surrendering them. World Color Press recommends that such documents be delivered by hand to the depositary, at one of the offices noted in the applicable letter of transmittal, and a receipt obtained therefor or, if mailed, that the registered mail, with return receipt requested, be used and that proper insurance be obtained. World Color Press shareholders holding World Color Press shares registered in the name of an intermediary must contact such intermediary to arrange for the surrender of their former World Color Press share certificates.

Delivery of the Quad/Graphics Class A Stock

        If you hold your World Color Press shares through an intermediary, then you are not required to take any action and the consideration payable under the arrangement will be delivered to your intermediary through the procedures in place for such purposes between CDS Clearing and Depository

Services Inc. or similar entities and such intermediaries. If you hold your World Color Press shares through an intermediary, you should contact your intermediary if you have questions regarding the process.

        In the case of registered holders of World Color Press common shares, as soon as practicable after the effective date of the arrangement, assuming due delivery of the required documentation, including the applicable World Color Press share certificates and a duly and properly completed letter of transmittal, Quad/Graphics will cause the depositary to forward a certificate representing the Quad/Graphics shares and cash payable, if any, to which such registered holder is entitled by first class mail, postage prepaid, to the address of the World Color Press shareholder as shown on the register maintained by the transfer agent of World Color Press or as directed in the letter of transmittal, unless such World Color Press shareholder indicates in the letter of transmittal that it wishes to pick up the certificate representing the Quad/Graphics shares. In the case of registered holders of World Color Press preferred shares, as soon as practicable after the effective date of the arrangement, assuming due delivery of the required documentation, including the applicable World Color Press share certificates and a duly and properly completed letter of transmittal, the depositary will mail a check (or if required by applicable laws, a wire transfer) for the amount of cash the holder is entitled to receive under the arrangement.

        Quad/Graphics will not pay any dividends that it may declare with a record date after the completion of the arrangement to any holder of any World Color Press share certificates until the holder surrenders the World Color Press share certificates. However, once those certificates are surrendered, Quad/Graphics will pay to the holder, without interest, any dividends that have been declared and paid after the closing date of the arrangement on the shares into which those World Color Press shares have been converted, subject to the effect of applicable escheat or similar laws.

        After the completion of the arrangement, World Color Press will not register any transfers of World Color Press common shares.

World Color Press Preferred Share Redemption and Warrant Cancellation

        In connection with, or prior to, the arrangement, all of the World Color Press preferred shares outstanding immediately prior to the completion of the arrangement will be redeemed for an amount in accordance with the terms of World Color Press Charter. In addition, all warrants to purchase World Color Press common shares that are outstanding immediately prior to the completion of the arrangement will be cancelled.

Covenants

        World Color Press and Quad/Graphics have undertaken certain covenants concerning the conduct of their respective businesses between the date of the arrangement agreement and the completion of the arrangement. Set forth below is a brief summary of the more significant covenants:

  Listing

        Quad/Graphics has agreed to use its commercially reasonable efforts to cause the shares of its class A stock to be approved for listing on a national securities exchange in the United States prior to the completion of the arrangement, subject to official notice of issuance.

  No Solicitation

        Each of World Color Press and Quad/Graphics has agreed that it will not, and will not permit its respective subsidiaries and its and their respective officers, directors, employees or representatives to, directly or indirectly:

  •
  knowingly encourage, solicit, initiate, make or facilitate the making of, or take any action to facilitate, any proposal that constitutes or is reasonably expected to lead to an "acquisition proposal" of the type described below from any other person;

  •
  knowingly engage in discussions with, or disclose information to, any other person in connection with an acquisition proposal;

  •
  waive any rights under any confidentiality, standstill or similar agreement with any other person to which it is a party or under which it has rights with respect to divestiture of voting securities or any material portion of assets;

  •
  in the case of World Color Press, waive the application of the World Color Press shareholder rights plan agreement, it being understood that such shareholder rights plan agreement may terminate before the completion of the arrangement;

  •
  change its board of directors recommendation in favor of the arrangement;

  •
  approve or recommend or propose to approve or recommend an acquisition proposal from any other person; or

  •
  enter into any agreement or other instrument relating to an acquisition proposal or requiring it to terminate or fail to complete the transactions contemplated by the arrangement agreement.

        World Color Press and Quad/Graphics also agreed to cease all existing activities, discussions or negotiations with any parties with respect to an acquisition proposal. Each party agreed to provide the other party with written notice of its receipt of an acquisition proposal or any inquiry relating to an acquisition proposal, the terms and conditions of the acquisition proposal or inquiry and the identity of the person making the acquisition proposal or inquiry.

        Notwithstanding the above provisions, each of World Color Press and Quad/Graphics is permitted to participate in negotiations with, and furnish information to, a person making an unsolicited, bona fide and written acquisition proposal, pursuant to a confidentiality agreement not less restrictive on such person than the confidentiality agreement between World Color Press and Quad/Graphics, if, among other things:

  •
  none of the party, any of its subsidiaries or its or their respective representatives has violated in any material respect the non-solicitation provisions;

  •
  a majority of the party's board of directors determines in good faith, after consultation with an internationally recognized financing advisor, that (a) the person is reasonably capable of completing a "superior proposal" of the type described below and (b) the acquisition proposal is or is reasonably likely to become a superior proposal;

  •
  a majority of the party's board of directors determines in good faith, after consultation with its outside legal counsel, that failing to take such action would be inconsistent with its fiduciary duties;

  •
  at least one day prior to doing so, the party provides written notice of the identity of each person and its intent to participate in discussions with, or provide nonpublic information to, the person; and

  •
  the party receives from the person a signed confidentiality agreement containing terms no less restrictive than the terms of the confidentiality agreement between World Color Press and

    Quad/Graphics, which confidentiality agreement shall not provide such person any exclusive right to negotiate or prohibit the party from satisfying its obligations under the arrangement agreement; and

  •
  prior to furnishing any nonpublic information, the party provides such information to the other party.

        In addition, each of World Color Press and Quad/Graphics is permitted to approve, or enter into a definitive agreement with respect to, an unsolicited, bona fide and written acquisition proposal from any other person if, among other things:

  •
  none of the party, any of its subsidiaries or its or their respective representatives has violated in any material respect the non-solicitation provisions;

  •
  the party provides the other party with written notice indicating that it, acting in good faith, believes that the acquisition proposal is reasonably likely to constitute a superior proposal and, therefore, plans to conduct a board of directors meeting for the purpose of considering whether the acquisition proposal constitutes a superior proposal, which notice contains a summary of the material terms of the acquisition proposal and is given at least five business days prior to the board of directors meeting;

  •
  during a specified time period, the party negotiates in good faith such adjustments to the terms and conditions of the arrangement agreement such that the acquisition proposal would not be a superior proposal and, therefore, the party would be required to proceed with the arrangement;

  •
  notwithstanding these negotiations and adjustments, the party's board of directors determines in good faith that the acquisition proposal constitutes a superior proposal;

  •
  notwithstanding these negotiations and adjustments, a majority of the party's board of directors determines in good faith, after consultation with its outside legal counsel, that failing to approve or recommend the acquisition proposal would be inconsistent with its fiduciary duties; and

  •
  the party terminates the arrangement agreement and makes required termination payments.

        An "acquisition proposal" means any proposal or offer from any person relating to:

  •
  any direct or indirect acquisition or purchase of a business or assets of a party or its subsidiaries to which 15% or more of the consolidated revenues or net income of such party is attributable or of beneficial ownership of 15% or more of the consolidated assets of such party or of 15% or more of any class of equity securities, or equity securities having 15% or more of the voting power, of such party or any of its significant subsidiaries;

  •
  any lease or license directly or indirectly of assets of a party or its subsidiaries representing 15% or more of the consolidated assets of such party;

  •
  any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities, or 15% or more of the voting power of the equity securities, of a party;

  •
  any merger, reorganization, share exchange, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving a party or any of its significant subsidiaries; or

  •
  any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        A "superior proposal" means an unsolicited, bona fide, written, fully-financed (which means the receipt of a commitment letter ready for execution) proposal to acquire all of the issued and outstanding equity interests of a party pursuant to a tender offer or merger or to acquire all of the assets of a party on terms and conditions that a majority of the party's board of directors reasonably determines in good faith, after consultation with an international recognized financial advisor and outside counsel, is more favorable to the party's shareholders from a financial point of view than the transactions contemplated by the arrangement agreement and that is reasonably likely to be completed on the terms proposed.

  Board of Directors' Covenant to Recommend

        The World Color Press board of directors has recommended that the World Color Press shareholders approve the arrangement resolution. Similarly, the Quad/Graphics board of directors has recommended that the Quad/Graphics shareholders approve the transactions contemplated by the arrangement agreement. Neither party's board of directors may withdraw or modify in a manner adverse to the other party its recommendation to its shareholders, except to the extent permitted in connection with the approval of a superior proposal. See "—Covenants" above for a more complete description of the ability of a party to approve a superior proposal.

  Restrictions on the Parties' Businesses Pending Closing

        In general, until either the completion of the arrangement or the termination of the arrangement agreement, World Color Press and Quad/Graphics and their respective subsidiaries are required to conduct their businesses in the ordinary course consistent with past practice. In the case of World Color Press, this requirement means in World Color Press' ordinary course since its emergence from bankruptcy on July 21, 2009, provided that such course of business is consistent in all material respects with generally accepted practices in the industries and geographic areas in which World Color Press or its applicable subsidiary operates. World Color Press and Quad/Graphics and their respective subsidiaries also are required to use commercially reasonable efforts to preserve intact their current business organizations and preserve their existing relations and goodwill with those having business relationships with them (such as customers, suppliers and the like) and to maintain their existing insurance policies and arrangements. In addition, World Color Press is required to use its commercially reasonable efforts to resolve, in a manner that World Color Press determines in good faith is favorable to World Color Press, those claims that remain subject to the claims resolution process in connection with World Color Press' bankruptcy.

        Each of World Color Press and Quad/Graphics also agreed that (except as contemplated by the arrangement agreement or previously disclosed to the other party and subject to applicable law) it will not and will not permit any of its subsidiaries (without the prior written consent of the other party) to:

  •
  make any change or amendment to its articles of incorporation, bylaws or other charter documents and, in the case of World Color Press, its shareholder rights plan agreement;

  •
  declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or other property) with respect to any of its equity interests, other than dividends and distributions by a wholly-owned subsidiary to its parent;

  •
  purchase or redeem any of outstanding equity interests or any rights, warrants or options to acquire any equity interests, adjust, split, combine or reclassify any equity interests or make any other changes in its capital structure;

  •
  except for the actions that are consistent with its projected budget, amend any material provision of any employee benefit plan, adopt or enter into any employee benefit plan, increase the compensation or benefits (including severance or termination pay) of, or grant any additional benefits to, any director, officer or employee, or take any similar action, except to the extent required by applicable law and for increases to employees who are not officers in the ordinary course of business consistent with past practice;

  •
  change any actuarial or other assumptions used to calculate funding obligations with respect to any employee benefit plan or change the manner in which contributions to such employee benefit plan are made or the basis on which such contributions are determined, except as may be required by law or generally accepted accounting principles consistently applied;

  •
  hire any employee at an annual compensation level expected to be more than $200,000 or forgive any loans to directors, officers or employees;

  •
  issue, sell, pledge or encumber, or authorize the issuance, sale, pledge or encumbrance of, any equity interests or voting debt, or issue any securities convertible into or exchangeable for, or options, warrants to purchase, rights to subscribe for, calls or commitments of any character whatsoever relating to equity interests or voting debt, including stock appreciation rights, phantom stock or stock-based performance units, in the case of Quad/Graphics, take any action to accelerate the vesting of any of its stock options, or in the case of World Color Press, take any action with respect to its warrants and stock unit plans that is inconsistent with what the arrangement agreement contemplates;

  •
  incur or guarantee any indebtedness for borrowed money, except for indebtedness up to $75 million that is incurred in the ordinary course of business for working capital purposes under facilities existing on the date of the arrangement agreement, enter into interest rate swap or other hedging transactions except on customary terms consistent with past practice and its risk management terms and not to exceed $50 million, make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business, or enter into any new credit agreements or enter into any amendments or modifications of any existing credit agreements;

  •
  acquire (a) by merging or consolidating with, or by purchasing any portion of the equity interests or any material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (b) any assets for more than $5 million in the aggregate, except for purchases of inventory items or supplies made in the ordinary course of business;

  •
  lease, mortgage or otherwise encumber, or sell, transfer or otherwise dispose of, any of its properties or assets (including equity interests of subsidiaries) with a value in excess of $5 million in the aggregate, except in the ordinary course of business;

  •
  make, rescind or change any tax election, waive any restriction on any assessment period relating to taxes, enter into any closing agreement regarding taxes or settle or compromise any material amount of income tax or other material tax liability or refund or change any material aspect of any method of accounting for tax purposes, including transfer pricing policies;

  •
  pay, discharge, waive or satisfy any claims, liabilities or obligations except in the ordinary course of business or in accordance with their terms or settle or compromise any material claim, action, proceeding or investigation except in the ordinary course of business consistent with past practice;

  •
  make any capital expenditures in excess of $20 million in the aggregate during any 12-month period or make or commit to make any capital expenditures in excess of $35 million in the aggregate other than as reflected in the capital expenditure budget provided to the other party;

  •
  terminate or amend certain types of material contracts, other than renewals without changes in terms that are materially adverse to the applicable party and in the ordinary course of business;

  •
  enter into or terminate any material related person contract;

  •
  implement or adopt any change in accounting principles, practices or methods except to the extent required by applicable generally accepted accounting principles;

  •
  adopt a plan of liquidation or resolution providing for the liquidation or dissolution;

  •
  take any action or omit to take any action that it reasonably expects would cause any of its representations and warranties in the arrangement agreement to become untrue in any material respect; or

  •
  authorize or enter into any contract or employee benefit plan to do any of the foregoing.

  Commercially Reasonable Efforts Covenant

        Each of World Color Press and Quad/Graphics has agreed to cooperate with each other and to use its commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the arrangement agreement, including obtaining all necessary regulatory approvals and any other consents, approvals or authorizations from governmental entities or other third parties. Commercially reasonable efforts means customary efforts that a prudent person desirous of achieving a result would use in similar circumstances after taking into account both the overall costs to achieve the results and the overall benefits expected to be achieved as a result of the transactions contemplated by the arrangement agreement.

        World Color Press and Quad/Graphics also have agreed that, if any "fair price," "business combination" or "control share acquisition" statute or similar law becomes applicable to the transactions contemplated by the arrangement agreement, they will use their commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by the arrangement agreement may be consummated as promptly as practicable on the terms contemplated by the arrangement agreement and otherwise act to minimize the effects of any such statute or similar law on the transactions contemplated by the arrangement agreement.

  Employee Retention

        World Color Press, with Quad/Graphics' consent, has implemented a retention and transaction bonus plan, separate and in addition to any existing benefit arrangements, providing for the payment of up to $10 million of retention bonuses to World Color Press employees in the aggregate, not more than an aggregate of $500,000 of which shall be paid to employees who directly report to the chief executive officer of World Color Press (and no amounts may be payable to the chief executive officer of World Color Press).

  Indemnification and Insurance

        Quad/Graphics has agreed to:

  •
  indemnify and hold harmless all current and former officers and directors of World Color Press and its subsidiaries, to the same extent such persons are indemnified and held harmless as of the date of the arrangement agreement pursuant to World Color Press' articles of incorporation or bylaws, for acts or omissions occurring at or prior to the completion of the arrangement, including those in respect of the arrangement and the other transactions contemplated by the arrangement agreement;

  •
  prior to the completion of the arrangement, obtain and pay for a "tail" insurance policy providing for Side A coverage for World Color Press' current directors and officers with an extended reporting period of at least six years from and after the completion of the arrangement with respect to directors' and officers' liability insurance with benefits and levels of coverage at least as favorable as World Color Press' existing policy with respect to matters existing or occurring at or prior to the completion of the arrangement, including in connection with the arrangement agreement or the transactions or actions contemplated thereby, subject to certain premium limitations; and

  •
  make proper provisions to ensure that, if Quad/Graphics or any of its successors or assigns (a) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then such successors and assigns assume the obligations to provide indemnification for World Color Press' officers and directors.

  Expenses

        World Color Press and Quad/Graphics have generally agreed to pay their own costs and expenses incurred in connection with the arrangement and the arrangement agreement, with the exception that (a) each party will pay 50% of the filing fee in connection with any filing made under a regulatory law, (b) Quad/Graphics will reimburse World Color Press and its subsidiaries all of their reasonable and documented out-of-pocket third party costs incurred at Quad/Graphics' request in connection with the cooperation with respect to the debt financing and (c) a party may be required to provide the other party with reimbursement of expenses in connection with the termination of the arrangement agreement. See "—Termination of Arrangement Agreement" beginning on page 128 for a description of the events that may result in one party being required to reimburse the other party for expenses in connection with the termination of the arrangement agreement.

  Election to Quad/Graphics Board of Directors

        In connection with the consummation of the arrangement, Quad/Graphics will amend its bylaws such that, upon completion of the arrangement, the board of directors of Quad/Graphics will be composed of the six current directors of Quad/Graphics (or others designated by Quad/Graphics) and two of the World Color Press directors, who will be Mark A. Angelson, the Chairman and Chief Executive Officer of World Color Press, and Thomas O. Ryder, World Color Press' lead independent director.

  Other Covenants

        The arrangement agreement contains certain other covenants, including covenants relating to the preparation and filing of the Quad/Graphics registration statement of which this proxy circular/prospectus forms a part, public announcements, notification of certain matters, the defense and settlement of litigation related to the transactions contemplated by the arrangement agreement and tax matters.

  Quad/Graphics' Financing

        Quad/Graphics has agreed to use its commercially reasonable efforts to arrange debt financing on terms and conditions no less favorable than those contained in a debt commitment letter, dated January 25, 2010, from certain banks. These efforts include commercially reasonable efforts to negotiate definitive agreements with regard to the debt financing and to satisfy the conditions applicable to Quad/Graphics in the definitive agreements that are reasonably within its control. In addition, if any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter, then Quad/Graphics must use its commercially reasonable efforts to obtain any such portion from alternative sources on terms and conditions no less favorable to Quad/Graphics, as determined in its reasonable judgment.

        Quad/Graphics cannot permit any material amendment to be made to, or any waiver of any material provision, under the debt commitment letter without first consulting with World Color Press or, if the amendment would be reasonably expected to have a material adverse effect on Quad/Graphics, without obtaining the prior written consent of World Color Press. Quad/Graphics must keep World Color Press informed on a reasonably current basis of the status of its efforts to arrange the debt financing. In addition, Quad/Graphics must provide World Color Press with prompt written notice of any material breach of the debt commitment letter or any termination of the debt commitment letter.

        Subject to certain specified limitations, World Color Press has agreed to use its commercially reasonable efforts to provide, and to cause its subsidiaries and representatives to provide, all cooperation reasonably requested by Quad/Graphics in connection with the debt financing. These efforts include, among other things, commercially reasonable efforts to provide financial and other information, participate in meetings, presentations and similar processes, assist in the preparation of customary documents for the debt financing and materials for rating agency presentations, cooperate in the marketing efforts for the debt financing, provide accounting comfort letters, legal opinions and other documents and assist in the syndication of credit and other agreements, including by refraining from entering into competing financing transactions and cooperate with due diligence efforts. World Color Press also has agreed to cause its subsidiaries to execute and deliver such documents as Quad/Graphics reasonably requests whereby the subsidiaries agree to become "restricted subsidiaries" under Quad/Graphics' note agreement, contingent upon the completion of the amalgamation described in the plan of arrangement or any later time, provided that there is no prohibitive court order as a result of an action commenced by a third party.

Representations and Warranties

        The arrangement agreement contains customary representations and warranties, many of which are qualified by material adverse effect, made by each of Quad/Graphics and World Color Press. The statements embodied in those representations and warranties were made solely for purposes of the arrangement agreement among Quad/Graphics, World Color Press and 7345933 Canada Inc. (the acquisition subsidiary of Quad/Graphics) and are subject to important qualifications and limitations agreed to by Quad/Graphics and World Color Press in connection with negotiating its terms.

        Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or may have been used for the purpose of allocating risk between Quad/Graphics and World Color Press rather than establishing matters as facts.

        The representations and warranties relate to:

  •
  organization, corporate existence and qualification to conduct business;

  •
  subsidiaries;

  •
  capitalization;

  •
  corporate authority to enter into, and carry out the obligations under, the arrangement agreement and enforceability of the arrangement agreement;

  •
  absence of a breach of the articles of incorporation, bylaws, law or agreements as a result of the arrangement;

  •
  required approvals and consents as a result of the arrangement;

  •
  financial statements;

  •
  absence of undisclosed liabilities;

  •
  tax matters;

  •
  absence of certain changes;

  •
  legal proceedings and governmental orders;

  •
  permits;

  •
  compliance with laws;

  •
  environmental matters;

  •
  employee benefits;

  •
  labor and employee matters;

  •
  intellectual property;

  •
  certain contracts and absence of defaults under such contracts;

  •
  title to properties and assets;

  •
  insurance matters;

  •
  board approvals of the transactions contemplated by the arrangement agreement;

  •
  opinions of financial advisors;

  •
  affiliate transactions;

  •
  payment of fees to finders or brokers in connection with the arrangement agreement; and

  •
  full disclosure of material information.

        The arrangement agreement also contains certain representations and warranties made solely by Quad/Graphics with respect to financing matters and made solely by World Color Press with respect to

(a) certain securities law matters, (b) the inapplicability of a shareholder rights plan agreement between World Color Press and Computershare Investor Services Inc., as rights agent, and (c) bankruptcy matters.

        As used in the arrangement agreement, the term "material adverse effect" means with respect to either World Color Press or Quad/Graphics, as applicable, any effect (i) materially adverse to the business, results of operations, financial condition or liabilities of such party and its subsidiaries taken as a whole, assuming for purposes of such a determination that such party, as a business enterprise, is 50% larger than its actual revenues, assets, liabilities and earnings, or (ii) that prevents or materially delays such party from completing the transactions contemplated by the arrangement agreement. However, effects will not be deemed, either alone or in combination, to constitute a material adverse effect:

  •
  except for any effect that has a materially disproportionate impact on the business, results of operations, financial condition or liabilities of World Color Press or Quad/Graphics (as applicable) relative to similarly situated companies to the extent engaged in the industries in which World Color Press or Quad/Graphics (as applicable) or any of its subsidiaries conducts its business:

  •
  any developments or occurrences relating to or affecting domestic or foreign economic or political conditions in general or the securities, commodities or financial markets in general;

  •
  any commencement, continuation or escalation of any act of terrorism or war (whether declared or undeclared);

  •
  any natural disasters; or

  •
  any national or international calamity;

  •
  any developments or occurrences relating to or affecting the industries or the segments thereof or geographic areas in which World Color Press or Quad/Graphics, as applicable, or any of their respective subsidiaries or customers operates;

  •
  any change in the market price of raw materials, including paper and ink, of the type and grade customarily purchased by World Color Press or Quad/Graphics or any of their respective subsidiaries;

  •
  any changes or proposed changes in, or interpretations of, any applicable law or generally accepted accounting practices occurring after the date of the arrangement agreement;

  •
  any acts or omissions of World Color Press or Quad/Graphics, as applicable, or any of its subsidiaries specifically contemplated by the arrangement agreement, the execution, delivery and performance of the arrangement agreement, the announcement by World Color Press or Quad/Graphics of its execution and delivery of the arrangement agreement, or any acts or omissions taken at the request, or with the approval, of the other party;

  •
  any loss of, or adverse change in, the relationship of World Color Press with its customers, employees, suppliers, financing sources, shareholders, joint venture partners or similar relationships proximately caused by the negotiation, performance, pendency, potential consummation or the announcement of the arrangement agreement or the transactions contemplated by the arrangement agreement;

  •
  any failure by World Color Press or Quad/Graphics to meet any estimates or expectations of revenue, earnings or other financial performance or results of operations for any period ending on or after the date of the arrangement agreement, provided that such estimates and expectations were prepared in good faith; or

  •
  any decline in the price of World Color Press common shares on the Toronto Stock Exchange.

        The representations and warranties of the parties do not survive the completion of the transaction.

Conditions

        The respective obligations of World Color Press and Quad/Graphics to complete the arrangement are subject to the satisfaction or waiver of the following conditions:

  •
  the receipt of the approval of the arrangement resolution by the World Color Press shareholders;

  •
  the receipt of the approval of the arrangement by the Québec Superior Court;

  •
  the receipt of the approval of the transactions contemplated by the arrangement agreement, including the Quad/Graphics Charter, by the Quad/Graphics shareholders;

  •
  the SEC having declared effective, without any stop order or proceedings seeking a stop order, the Quad/Graphics registration statement of which this proxy circular/prospectus forms a part;

  •
  the receipt of the approval for listing of the Quad/Graphics class A stock to be issued pursuant to the arrangement by the national securities exchange in the United States that will list such stock, subject to official notice of issuance;

  •
  the amendment and restatement of the Quad/Graphics restated articles of incorporation;

  •
  all waiting periods applicable to the transactions contemplated by the arrangement agreement under certain applicable regulatory laws having expired or terminated or having been waived, and all approvals and rulings by, and filings with, governmental entities under certain applicable regulatory laws having been obtained, waived or made; and

  •
  no law or order having been enacted, entered, promulgated, adopted, issued or enforced by any governmental entity that has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by the arrangement agreement.

        The obligation of Quad/Graphics to complete the transactions contemplated by the arrangement agreement is further subject to the satisfaction or waiver of the following conditions:

  •
  World Color Press' representations and warranties regarding capitalization being true and correct (other than de minimis inaccuracies);

  •
  each of World Color Press' other representations and warranties, when read without regard to materiality qualifications, being true and correct, except where all failures of such representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on World Color Press;

  •
  World Color Press having performed in all material respects all obligations and having materially complied with the covenants required by the arrangement agreement to be performed or complied with by it at or prior to the completion of the arrangement;

  •
  except as contemplated by the arrangement agreement, no development, effect or change having occurred after the date of the arrangement agreement that is reasonably expected to have a material adverse effect on World Color Press;

  •
  World Color Press having consummated the redemption of its outstanding preferred shares for a fixed cash purchase price determined in accordance with its restated articles of incorporation and the cancellation of all outstanding warrants, provided that, absent Quad/Graphics' written consent, the effective price determined by the board of directors of World Color Press in connection with the cancellation of warrants shall not be greater than 115% of the volume weighted average trading price of World Color Press common shares on the Toronto Stock Exchange for the 30 trading days immediately preceding the date the board of directors of World Color Press determines the effective price;

  •
  World Color Press' Senior Notes Indenture having been terminated or the covenants of World Color Press under the Senior Notes Indenture having been terminated or made inapplicable to World Color Press and its affiliates;

  •
  the total number of World Color Press common shares with respect to which dissent rights have been properly exercised and not withdrawn not exceeding 7.5% of the outstanding World Color Press common shares as of the closing date; and

  •
  no claim, action, suit, arbitration, proceeding, investigation or inquiry having been commenced by the FTC, the DOJ, the Commissioner or the Minister against Quad/Graphics, World Color Press, any of their respective subsidiaries or any of the directors or officers of any of them, with respect to the transactions contemplated by the arrangement agreement.

        The obligation of World Color Press to complete the transactions contemplated by the arrangement agreement is further subject to the satisfaction or waiver of the following conditions:

  •
  Quad/Graphics' representations and warranties regarding capitalization being true and correct (other than de minimis inaccuracies);

  •
  each of Quad/Graphics' other representations and warranties, when read without regard to materiality qualifications, being true and correct, except where all failures of such representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on Quad/Graphics;

  •
  Quad/Graphics having performed in all material respects all obligations and having materially complied with the covenants required by the arrangement agreement to be performed or complied with by it at or prior to the closing date; and

  •
  except as contemplated by the arrangement agreement, no development, effect or change having occurred after the date of the arrangement agreement that is reasonably expected to have a material adverse effect on Quad/Graphics.

Termination of Arrangement Agreement

  Right to Terminate

        The arrangement agreement may be terminated in any of the following ways:

  •
  by mutual written consent of Quad/Graphics and World Color Press;

  •
  by either Quad/Graphics or World Color Press if:

  •
  a law or order has been enacted, entered or issued prohibiting or permanently restraining the consummation of the transactions contemplated by the arrangement agreement;

  •
  the arrangement has not been completed within 210 days of the date of the arrangement agreement, unless the failure to complete the arrangement is the result of breach of the arrangement agreement in any material respect by the party seeking to terminate the arrangement agreement, provided that the termination date will automatically be extended for a period not to exceed 60 days to the extent necessary to obtain required regulatory approvals;

  •
  the other party has breached in any material respect any of its representations, warranties or covenants contained in the arrangement agreement, such breach would result in any condition precedent not being satisfied and the breach is incapable of being cured within 30 days after receiving written notice of such breach or has not been cured within such 30-day time period;

    •
    the approval of the arrangement resolution by the World Color Press shareholders is not obtained or the transactions contemplated by the arrangement agreement are not approved by the Quad/Graphics shareholders;

    •
    prior to the time that the other party's shareholder approval is obtained, the other party has materially breached its non-solicitation obligations;

    •
    prior to the time that the other party's shareholder approval is obtained, the board of directors of the other party has failed to make its recommendation to approve the transaction or has changed its recommendation, whether or not permitted by the terms of the arrangement agreement;

    •
    prior to the time that the other party's shareholder approval is obtained, the board of directors of the other party has failed to reconfirm its recommendation to shareholders to approve the arrangement within five business days after a written request to do so;

    •
    prior to the time that the other party's shareholder approval is obtained, the other party has materially breached its obligations under the arrangement agreement by reason of a failure to call or conduct its shareholders meeting;

    •
    prior to the time that the other party's shareholder approval is obtained, the board of directors of the other party has recommended to its shareholders any acquisition proposal or superior proposal;

    •
    prior to the time that the other party's shareholder approval is obtained. the other party has entered into any agreement (other than a confidentiality agreement), letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any acquisition proposal or superior proposal or requiring such other party to abandon, terminate or fail to consummate any of the transactions contemplated by the arrangement agreement; or

    •
    if, prior to the time that a party's shareholder approval is obtained, the board of directors of such party has approved or recommended, or such party has entered into a definitive agreement with respect to, a superior proposal in compliance with its non-solicitation obligations.

  Termination Fees/Reimbursement of Expenses Payable by Quad/Graphics

        Quad/Graphics will be required to pay a termination fee of $40 million to World Color Press (provided that any termination fee payable will be reduced by the amount of any fees and expenses previously reimbursed) in the event that:

  •
  World Color Press terminates the arrangement agreement because (a) Quad/Graphics materially breaches its non-solicitation covenants, (b) the board of directors of Quad/Graphics fails to recommend the approval of the transactions contemplated by the arrangement agreement to its shareholders or changes its recommendation, (c) the board of directors of Quad/Graphics fails to reconfirm its recommendation within five business days after a written request to do so, (d) Quad/Graphics materially breaches its obligations under the arrangement agreement by reason of a failure to call or conduct its meeting of shareholders, (e) the Quad/Graphics board of directors recommends to its shareholders an acquisition proposal or a superior proposal; or (f) Quad/Graphics enters into any agreement (other than a confidentiality agreement), letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any acquisition proposal or superior proposal or requiring Quad/Graphics to abandon, terminate or fail to consummate any of the transactions contemplated by the arrangement agreement;

  •
  Quad/Graphics terminates because the Quad/Graphics board of directors approves or recommends, or Quad/Graphics enters into a definitive agreement with respect to, a superior proposal in compliance with its non-solicitation obligations; or

  •
  the arrangement agreement is terminated for one of the following reasons and (a) an acquisition proposal has been publicly announced or otherwise publicly communicated to the senior management, the board of directors or shareholders of Quad/Graphics and (b) prior to the date that is 15 months after the effective date of such termination, Quad/Graphics enters into a definitive agreement with respect to an acquisition proposal or an acquisition proposal is consummated (substituting in both instances "50%" for "15%" in the definition of acquisition proposal) provided that $25 million will be paid no later than the date of the execution of such definitive agreement and the balance of the $40 million will be paid no later than the date such acquisition proposal is consummated:

  •
  Quad/Graphics or World Color Press terminates the arrangement agreement because the termination date has passed and the Quad/Graphics registration statement of which this proxy circular/prospectus forms a part has been declared effective by the SEC and such effectiveness has not been suspended on the termination date without the meeting of the Quad/Graphics shareholders having been called;

  •
  World Color Press terminates the arrangement agreement because Quad/Graphics has breached in any material respect any of its representations, warranties or covenants contained in the arrangement agreement and such breach is incapable of being cured within 30 days after receiving written notice of such breach or has not been cured within such 30-day time period; or

  •
  Quad/Graphics or World Color Press terminates the arrangement agreement because Quad/Graphics does not obtain approval of the transactions contemplated by the arrangement agreement by its shareholders.

        Quad/Graphics will be required to reimburse World Color Press for its fees and expenses up to $20 million in the event that:

  •
  Quad/Graphics or World Color Press terminates the arrangement agreement because Quad/Graphics does not obtain the approval of the transactions contemplated by the arrangement agreement by its shareholders;

  •
  Quad/Graphics or World Color Press terminates the arrangement agreement because the termination date has passed and the Quad/Graphics registration statement of which this proxy circular/prospectus forms a part has been declared effective by the SEC and such effectiveness has not been suspended on the termination date without the meeting of the Quad/Graphics shareholders having been called, and circumstances exist such that the condition that, except as contemplated by the arrangement agreement, no development, effect or change has occurred after the date of the arrangement agreement that is reasonably expected to have a material adverse effect on Quad/Graphics, would not have been satisfied at the time of such termination and such failure to satisfy such condition is not directly caused by World Color Press' breach of its obligations under the arrangement agreement, and the termination fee provisions described above do not apply to such termination; or

  •
  World Color Press terminates the arrangement agreement because Quad/Graphics has breached in any material respect any of its representations, warranties or covenants contained in the arrangement agreement and such breach is incapable of being cured within 30 days after receiving written notice of such breach or has not been cured within such 30-day time period, and the termination fee provisions described above do not apply to such termination.

  Termination Fees/Reimbursement of Expenses Payable by World Color Press

        World Color Press will be required to pay a termination fee of $40 million to Quad/Graphics (provided that any termination fee payable will be reduced by the amount of any fees and expenses previously reimbursed) in the event that:

  •
  Quad/Graphics terminates the arrangement agreement because (a) World Color Press materially breaches its non-solicitation covenants, (b) the board of directors of World Color Press fails to recommend the approval of the arrangement resolution to its shareholders or changes its recommendation, (c) the board of directors of World Color Press fails to reconfirm its recommendation within five business days after a written request to do so, (d) World Color Press materially breaches its obligations under the arrangement agreement by reason of a failure to call or conduct its meeting of shareholders, (e) the World Color Press board of directors recommends to its shareholders an acquisition proposal or a superior proposal; or (f) World Color Press enters into any agreement (other than a confidentiality agreement), letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any acquisition proposal or superior proposal or requiring World Color Press to abandon, terminate or fail to consummate any of the transactions contemplated by the arrangement agreement; or

  •
  World Color Press terminates because the World Color Press board of directors approves or recommends, or World Color Press enters into a definitive agreement with respect to, a superior proposal; or

  •
  the arrangement agreement is terminated for one of the following reasons and (a) an acquisition proposal has been publicly announced or otherwise publicly communicated to the senior management, the board of directors or shareholders of World Color Press and (b) prior to the date that is 15 months after the effective date of such termination, World Color Press enters into a definitive agreement with respect to an acquisition proposal or an acquisition proposal is consummated (substituting in both instances "50%" for "15%" in the definition of acquisition proposal) provided that $25 million will be paid no later than the date of the execution of such definitive agreement and the balance of the $40 million will be paid no later than the date such acquisition proposal is consummated:

  •
  Quad/Graphics or World Color Press terminates the arrangement agreement because the termination date has passed and the Quad/Graphics registration statement of which this proxy circular/prospectus forms a part has been declared effective by the SEC and such effectiveness has not been suspended on the termination date without the meeting of the World Color Press shareholders having been called;

  •
  Quad/Graphics terminates the arrangement agreement because World Color Press has breached in any material respect any of its representations, warranties or covenants contained in the arrangement agreement and such breach is incapable of being cured within 30 days after receiving written notice of such breach or has not been cured within such 30-day time period; or

  •
  Quad/Graphics or World Color Press terminates the arrangement agreement because World Color Press does not obtain approval of the arrangement resolution.

        World Color Press will be required to reimburse Quad/Graphics for its fees and expenses up to $20 million in the event that:

  •
  Quad/Graphics or World Color Press terminates the arrangement agreement because World Color Press does not obtain the approval of the arrangement resolution;

  •
  Quad/Graphics or World Color Press terminates the arrangement agreement because the termination date has passed and the Quad/Graphics registration statement of which this proxy circular/prospectus forms a part has been declared effective by the SEC and such effectiveness has not been suspended on the termination date without the meeting of the World Color Press shareholders having been called, and circumstances exist such that the condition that, except as contemplated by the arrangement agreement, no development, effect or change has occurred after the date of the arrangement agreement that is reasonably expected to have a material adverse effect on World Color Press, would not have been satisfied at the time of such termination and such failure to satisfy such condition is not directly caused by Quad/Graphics' breach of its obligations under the arrangement agreement, and the termination fee provisions described above do not apply to such termination; or

  •
  Quad/Graphics terminates the arrangement agreement because World Color Press has breached in any material respect any of its representations, warranties or covenants contained in the arrangement agreement and such breach is incapable of being cured within 30 days after receiving written notice of such breach or has not been cured within such 30-day time period, and the termination fee provisions described above do not apply to such termination.

Amendments, Extensions and Waivers

  Amendments

        The arrangement agreement may be amended by the parties. All such amendments must be in writing signed by each party.

  Extensions and Waivers

        At any time prior to the completion of the arrangement, any party to the arrangement agreement may:

  •
  extend the time for the performance of any of the obligations or other acts of any other party;

  •
  waive any inaccuracies in the representations and warranties contained in the arrangement agreement or in any document delivered pursuant to the arrangement agreement; or

  •
  waive compliance by any other party with any of the covenants or conditions contained in the arrangement agreement.

        All extensions and waivers must be in writing and signed on behalf of the applicable party.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of (i) the material U.S. federal income tax consequences of the arrangement to U.S. Holders and Non-U.S. Holders (each as defined below), and (ii) certain material U.S. federal income tax considerations relevant to the acquisition, ownership, and disposition of Quad/Graphics class A stock by Non-U.S. Holders. This summary is based upon the Internal Revenue Code, Treasury regulations, rulings of the Internal Revenue Service (sometimes referred to as the IRS), and judicial decisions in existence on the date hereof, all of which are subject to change. Any such change could apply retroactively and could affect adversely the tax consequences described below. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. No advance tax ruling has been sought or obtained from the IRS regarding the tax consequences described below.

        For purposes of this summary, a "U.S. Holder" means a beneficial owner of either World Color Press common shares or preferred shares or (after the consummation of the arrangement) Quad/Graphics class A stock that is (a) an individual who is a citizen of the United States or who is resident in the United States for U.S. federal income tax purposes, (b) an entity that is classified for U.S. federal income tax purposes as a corporation and that is organized under the laws of the United States, any state thereof, or the District of Columbia, (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust, if (i) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and the trust is subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Internal Revenue Code, or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        For purposes of this summary, a "Non-U.S. Holder" means a beneficial owner of World Color Press common shares or preferred shares or (after the consummation of the arrangement) Quad/Graphics class A stock that is not a U.S. Holder and that is not an entity that is classified for U.S. federal income tax purposes as a partnership or as a "disregarded entity."

        If an entity classified for U.S. federal income tax purposes as a partnership or as a "disregarded entity" owns World Color Press common shares or preferred shares or Quad/Graphics class A stock, the tax treatment of a member of the entity will depend on the status of the members and the activities of the entity. The tax treatment of such an entity, and the tax treatment of any member of such an entity, is not addressed in this summary. Any entity that is classified for U.S. federal income tax purposes as a partnership or as a "disregarded entity" and that owns World Color Press common shares or preferred shares or Quad/Graphics class A stock, and any members of such an entity, should consult their tax advisors.

        This summary does not discuss all U.S. federal income tax considerations that may be relevant to beneficial owners of World Color Press common shares or preferred shares or Quad/Graphics class A stock in light of their particular circumstances or that may be relevant to certain beneficial owners that may be subject to special treatment under U.S. federal income tax law (for example, tax-exempt organizations, insurance companies, banks and other financial institutions, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, real estate investment trusts, regulated investment companies, individual retirement accounts, qualified pension plans, persons who received shares in connection with the performance of services, persons who hold shares as part of a straddle, hedging, constructive sale, conversion, or other integrated transaction, controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax). Furthermore, this summary does not address any aspects of state or local taxation.

        This summary deals only with those beneficial owners that hold World Color Press common shares or preferred shares, or Quad/Graphics class A stock, as "capital assets" within the meaning of

Section 1221 of the Internal Revenue Code. This summary does not address the tax consequences of the arrangement to any U.S. Holder that at any time during the five-year period prior to the amalgamation has owned, directly or constructively (under the attribution rules of Section 958 of the Internal Revenue Code), 10% or more of the combined voting power of the World Color Press common shares and preferred shares. In the case of any Non-U.S. Holder who is an individual, this summary assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences of the Arrangement

        The plan of arrangement provides that World Color Press will amalgamate with a third-tier subsidiary of Quad/Graphics after the redemption of all World Color Press common shares in respect of which dissent rights have been validly exercised. In the amalgamation, the World Color Press common shares that are outstanding immediately after such redemption will be converted into redeemable preferred shares of the amalgamated company; and such redeemable preferred shares will be purchased automatically by a second-tier subsidiary of Quad/Graphics in exchange for Quad/Graphics class A stock and a cash amount (such cash amount consisting of any cash paid in lieu of fractional shares of Quad/Graphics class A stock, and cash attributable to the Common Cash Consideration). The outstanding World Color Press preferred shares will be converted into convertible preferred shares of the amalgamated company; and those convertible preferred shares will be redeemed automatically for cash. See "The Arrangement Agreement," beginning on page 105.

        For U.S. federal income tax purposes, U.S. Holders who own World Color Press common shares or preferred shares will recognize gain or loss on their disposition of such shares pursuant to the arrangement, including any disposition pursuant to the exercise of dissent rights. Any such gain or loss will constitute capital gain or loss in an amount equal to the U.S. dollar value of the amount realized by the U.S. Holder (which amount includes any cash received, whether pursuant to the Common Cash Consideration or otherwise) and the U.S. Holder's tax basis, determined in U.S. dollars, in its World Color Press common shares or preferred shares. Capital gains recognized by an individual upon the disposition of World Color Press common shares or preferred shares that have been held for more than one year are generally eligible for reduced rates of U.S. federal income taxation. The deductibility of a capital loss recognized upon the disposition of World Color Press common shares or preferred shares is subject to limitations.

        Any gain that is recognized on a disposition by a Non-U.S. Holder of World Color Press common shares or preferred shares pursuant to the arrangement will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with the conduct of a trade or business (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder; or

  •
  in the case of a Non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale, and certain other conditions are met.

        In the case of a Non-U.S. Holder that is described in the first bullet point above, any gain will be subject to U.S. federal income tax at regular graduated rates (including the preferential rates that are applicable to long-term capital gains recognized by individuals), and (if the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes) may also be subject to a U.S. branch profits tax at a rate of 30% of effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. Such effectively connected income will not be subject to U.S. federal income tax withholding, however.

        A Non-U.S. Holder that is described in the second bullet point above will be subject to a flat 30% tax on any gain, which may be offset by U.S.-source capital losses (even though such Non-U.S. Holder is not considered a resident of the United States).

        A beneficial owner of World Color Press common shares whose shares are redeemed as a result of the exercise of dissent rights may also receive an amount of interest income. See "The Special Meeting of World Color Press Shareholders—Dissent Rights" beginning on page 68. Any such interest income that is received by a U.S. Holder will be subject to U.S. federal income tax at ordinary income rates. Any such interest income that is received by a Non-U.S. Holder will not be subject to U.S. federal income tax unless the interest is effectively connected with the conduct of a trade or business (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder. Any such effectively connected interest income received by a Non-U.S. Holder will be subject to U.S. federal income tax at regular graduated rates, and may also be subject to a U.S. branch profits tax at a rate of 30% of effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. Such effectively connected income will not be subject to U.S. federal income tax withholding, however.

        As described in "Material Canadian Federal Income Tax Considerations—Taxation of Non-Canadian Shareholders," beneficial owners of World Color Press common shares whose shares are redeemed as a result of the exercise of dissent rights will be subject to a Canadian withholding tax. In addition, the beneficial owners of World Color Press preferred shares will be subject to a Canadian withholding tax with respect to the redemption proceeds that they receive upon the redemption of the preferred shares of the amalgamated company. U.S. Holders who own World Color Press common shares and who exercise dissent rights, and U.S. Holders who own World Color Press preferred shares and receive redemption proceeds under the arrangement, should consult their own tax advisors as to whether or not a foreign tax credit is available for U.S. federal income tax purposes with respect to any Canadian withholding tax imposed on them.

U.S. Federal Income Tax Considerations Relevant to Ownership of Quad/Graphics Class A Stock by Non-U.S. Holders

        The following discussion is a summary of certain material U.S. federal income tax considerations relevant to the acquisition, ownership, and disposition of Quad/Graphics class A stock by Non-U.S. Holders.

  Distributions on Quad/Graphics Class A Stock

        Any distribution on the Quad/Graphics class A stock will be treated for U.S. federal income tax purposes as a dividend to the extent of the current or accumulated earnings and profits of Quad/Graphics. To the extent that the amount of any distribution paid to a Non-U.S. Holder with respect to a share of Quad/Graphics class A stock exceeds the current and accumulated earnings and profits of Quad/Graphics that are attributable to that share, the distribution will be treated: first, as a non-taxable return of capital (and will be applied against and reduce the Non-U.S. Holder's adjusted tax basis, but not below zero, in that share); and second, as capital gain.

        Any dividend that is received by a Non-U.S. Holder with respect to the Quad/Graphics class A stock will be subject to U.S. federal income tax and withholding at a 30% rate (or lower applicable income tax treaty rate) if the dividend is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder.

        Any dividend that is received by a Non-U.S. Holder with respect to the Quad/Graphics class A stock and that is effectively connected with the conduct of a trade or business (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder will be subject to U.S. federal income tax at regular graduated rates, and (if the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes) may also be subject to a U.S. branch profits tax at a rate of 30% of effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. Such effectively connected income will not be subject to U.S. federal income tax withholding, however, if the Non-U.S. Holder furnishes a properly completed IRS Form W-8ECI (or suitable substitute form) to Quad/Graphics or to the person that otherwise would be required to withhold U.S. tax.

        Any portion of a distribution on the Quad/Graphics class A stock that is made to a Non-U.S. Holder and that is in excess of the current or accumulated earnings and profits of Quad/Graphics may be subject to U.S. federal income tax withholding, regardless of whether such portion is subject to U.S. federal income tax in the hands of the Non-U.S. Holder. A Non-U.S. Holder may obtain a refund of any excess withheld amounts by filing an appropriate claim for refund with the IRS.

        A Non-U.S. Holder that wishes to claim the benefit of an applicable treaty rate with respect to dividends on the Quad/Graphics class A stock is required to satisfy applicable certification and other requirements. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal income tax pursuant to an applicable income tax treaty may obtain a refund of any excess withheld amounts by filing an appropriate claim for refund with the IRS.

  Dispositions of Quad/Graphics Class A Stock

        Any capital gain recognized by a Non-U.S. Holder upon a sale, redemption, or other taxable disposition of Quad/Graphics class A stock, and any portion of a distribution that is treated as a capital gain as described above in "—Distributions on Quad/Graphics Class A Stock," will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with the conduct of a trade or business (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder;

  •
  in the case of a Non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale, and certain other conditions are met; or

  •
  Quad/Graphics has been a "United States real property holding corporation" at any time within the five years preceding the disposition, and certain other conditions are met.

        In the case of a Non-U.S. Holder that is described in the first bullet point above, any gain will be subject to U.S. federal income tax at regular graduated rates (including the preferential rates that are applicable to long-term capital gains recognized by individuals), and (if the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes) may also be subject to a U.S. branch profits tax at a rate of 30% of effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. Such effectively connected income will not be subject to U.S. federal income tax withholding, provided that in the case of a distribution that is treated as a capital gain as described above in "—Distributions on Quad/Graphics Class A Stock," the Non-U.S. Holder furnishes a properly completed IRS Form W-8ECI (or suitable substitute form) to Quad/Graphics or other applicable withholding agent.

        A Non-U.S. Holder that is described in the second bullet point above will be subject to a flat 30% tax on any gain, which may be offset by U.S.-source capital losses (even though such Non-U.S. Holder is not considered a resident of the United States). With respect to the third bullet point above, Quad/Graphics believes that it is has never been a "United States real property holding corporation" during the five years preceding the date of this proxy circular/prospectus, and does not expect to ever become a "United States real property holding corporation."

  Recent Legislation Affecting Stock Held Through Foreign Accounts

        On March 18, 2010, President Obama signed into law the Hiring Incentives to Restore Employment Act of 2010, which may result in materially different withholding and information reporting requirements than those described above for payments made after December 31, 2012. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain Non-U.S. Holders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, Quad/Graphics class A stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution agrees, among other things, to annually report certain information with respect to "United States accounts" maintained by such institution, or (ii) the foreign non-financial entity either certifies it does not have any "substantial U.S. owners" or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation generally applies to payments made after December 31, 2012. A Non-U.S. Holder generally would be permitted to claim a refund to the extent any tax withheld exceeded the Non-U.S. Holder's actual U.S. federal income tax liability. Non-U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of this legislation with respect to their investment in shares of Quad/Graphics class A stock.

  Federal Estate Tax

        The estate tax provisions of the Internal Revenue Code lapsed on January 1, 2010. Under current law, a U.S. federal estate tax is scheduled to take effect on January 1, 2011, but legislation may be enacted to reinstitute the U.S. estate tax with retroactive effect to January 1, 2010. Under the U.S. estate tax provisions that are scheduled to take effect on January 1, 2011 (and presumably under any legislation that may be enacted to reinstitute the U.S. estate tax with retroactive effect to January 1, 2010) any shares of Quad/Graphics class A stock that are owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the date of death will be included in such individual's estate for U.S. federal estate tax purposes and will be subject to U.S. federal estate tax, except as may otherwise be provided by an applicable estate tax treaty between the United States and the decedent's country of residence.

  Backup Withholding and Information Reporting

        Any payments of dividends on the Quad/Graphics class A stock to a Non-U.S. Holder generally will be reported to the IRS and to the Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the payee resides.

        Any payments of dividends on the Quad/Graphics class A stock to a Non-U.S. Holder generally will not be subject to backup withholding and additional information reporting, provided that (i) the Non-U.S. Holder certifies, under penalties of perjury, on an IRS Form W-8BEN or W-8ECI (or a suitable substitute form) that it is not a United States person and certain other conditions are met, or (ii) the Non-U.S. Holder otherwise establishes an exemption.

        The payment to a Non-U.S. Holder of the proceeds of a disposition of a share of Quad/Graphics class A stock by or through the U.S. office of a broker generally will not be subject to information reporting or backup withholding if the Non-U.S. Holder either certifies, under penalties of perjury, on an IRS Form W-8BEN (or a suitable substitute form) that it is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to the payment of the proceeds of a disposition of a share of Quad/Graphics class A stock by or through the foreign office of a foreign broker (as defined in applicable Treasury regulations). Information reporting requirements (but not backup withholding) will apply, however, to a payment of the proceeds of the disposition of a share of Quad/Graphics class A stock by or through a foreign office of a U.S. broker or of a foreign broker with certain relationships to the United States, unless the broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the holder otherwise establishes an exemption.

        Any amounts withheld from a Non-U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability of the Non-U.S. Holder, and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the principal Canadian federal income tax considerations generally applicable to a shareholder of World Color Press who (i) (A) pursuant to the plan of arrangement disposes of such shareholder's World Color Press common shares and acquires Quad/Graphics class A stock, (B) exchanges such shareholder's World Color Press preferred shares for World Color Press common shares pursuant to the terms and conditions of the World Color Press preferred shares, or (C) pursuant to the plan of arrangement disposes of such shareholder's preferred shares issued by the amalgamated company that will result from the consummation by Quad/Graphics, through its acquisition subsidiary, and World Color Press of an amalgamation pursuant to a plan of arrangement under Canadian law (sometimes referred to as AmalCo) and received by shareholders of World Color Press preferred shares on the amalgamation of World Color Press and Quad/Graphics' acquisition subsidiary to AmalCo (ii) at all relevant times and for purposes of the application of the Tax Act (A) holds the World Color Press common shares and World Color Press preferred shares, and will hold the redeemable preferred shares and convertible preferred shares issued by AmalCo and Quad/Graphics class A stock received pursuant to the arrangement, as capital property, (B) deals at arm's length with, and is not affiliated with, World Color Press, Quad/Graphics and their respective affiliates, and (C) will not, together with related persons, own a sufficient "equity percentage" of Quad/Graphics such that Quad/Graphics will be a "foreign affiliate" of such shareholder as defined in the Tax Act. Generally, World Color Press common shares, World Color Press preferred shares, AmalCo redeemable preferred shares, AmalCo convertible preferred shares and Quad/Graphics class A stock will be considered to be capital property to a shareholder thereof provided that the shareholder does not hold such shares in the course of carrying on a business and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade. Certain World Color Press shareholders whose World Color Press common shares, World Color Press preferred shares, AmalCo redeemable preferred shares or AmalCo convertible preferred shares do not otherwise qualify as capital property may be entitled to make the irrevocable election under subsection 39(4) of the Tax Act to have their World Color Press common shares, World Color Press preferred shares, AmalCo redeemable preferred shares, AmalCo convertible preferred shares and every other "Canadian security" (as defined in the Tax Act) owned by such shareholder in the taxation year of the election, and in all subsequent years, deemed to be capital property.

        This summary is not applicable to a World Color Press shareholder (i) that is a "financial institution" for purposes of the "mark-to-market" rules, (ii) that is a "specified financial institution", (iii) to whom the "functional currency" reporting rules apply, or (iv) an interest in which is a "tax shelter investment" (each as defined in the Tax Act). Such World Color Press shareholders should consult their own tax advisors.

        This summary is not applicable to the surrender or exchange of options or warrants in respect of World Color Press common shares or to World Color Press common shares that were acquired as a result of an exercise of options or warrants or in respect of deferred share units or restricted share units that relate to World Color Press shares, if any. Holders of such securities should consult with their own tax advisors with respect to their particular circumstances.

        This summary is based on the current provisions of the Tax Act, the regulations thereunder (sometimes referred to as the Regulations), all specific proposals to amend the Tax Act or the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) as of the date of this proxy circular/prospectus (sometimes referred to as the Tax Proposals), including the 2010 Budget, and the current published administrative and assessing policies and practices of the Canada Revenue Agency (sometimes referred to as the CRA). This summary assumes that all Tax Proposals will be enacted in the form proposed although no assurance can be given in this regard and, except for the Tax Proposals, does not otherwise take into account or anticipate any changes in law, whether by judicial, administrative or legislative decision or action or changes in the CRA's administrative and assessing policies and practices, nor does it take into account provincial, territorial or foreign income tax legislation or considerations (unless specifically provided for herein), which may differ from those described herein. More specifically, the CRA indicated that starting March 5, 2010 it would apply the amended definition of "taxable Canadian property" introduced in the 2010 Budget, although the legislation has not been enacted.

        This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any World Color Press shareholder. This summary is not exhaustive of all possible Canadian federal income tax consequences that may affect World Color Press shareholders. Consequently, World Color Press shareholders are advised to consult their own tax advisors with respect to their particular circumstances.

 Currency Conversion

        For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of World Color Press common shares, World Color Press preferred shares, AmalCo redeemable preferred shares, AmalCo convertible preferred shares, or Quad/Graphics class A stock must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Tax Act. The amount of dividends required to be included in the income of, and capital gains or capital losses realized by a holder may be affected by fluctuations in the Canadian dollar exchange rate.

Taxation of Canadian Resident Shareholders

        The following is a discussion of the consequences under the Tax Act to a World Color Press shareholder who, at all relevant times is resident or deemed to be resident in Canada for purposes of the application of the Tax Act (sometimes referred to as a Canadian Holder).

  Exercise of Conversion Privilege of World Color Press Preferred Shares

        A Canadian Holder who converts the Canadian Holder's World Color Press preferred shares to World Color Press common shares will not be considered to realize a capital gain (or capital loss) and will be considered not to have disposed of the Canadian Holder's World Color Press preferred shares on the conversion. The cost to the Canadian Holder of the World Color Press common shares acquired on the conversion will be equal to the Canadian Holder's adjusted cost base of the World Color Press preferred shares immediately before the conversion. The adjusted cost base to the Canadian Holder of the World Color Press common shares acquired on the conversion will be determined by averaging the cost of the World Color Press common shares so acquired with the adjusted cost base of all other World Color Press common shares held by such Canadian Holder as capital property. The income tax consequences of a subsequent disposition by the Canadian Holder of World Color Press common shares pursuant to the arrangement are described below under the heading "Canadian Federal Income Tax Considerations Relevant to the Arrangement". Under the current published administrative practice of the CRA, a Canadian Holder who receives cash not in excess of CAD$200 in lieu of a fractional share of a World Color Press common share upon conversion of a World Color Press preferred share may either treat this amount as proceeds of disposition of a portion of a World Color Press preferred share (thereby realizing a capital gain or capital loss) or alternatively may reduce the adjusted cost base of the World Color Press common shares received on the conversion by the amount of the cash received.

  Canadian Federal Income Tax Considerations Relevant to the Arrangement

  Amalgamation of World Color Press with Quad/Graphics' Acquisition Subsidiary

        A Canadian Holder whose World Color Press common shares are exchanged for AmalCo redeemable preferred shares on the amalgamation of World Color Press and Quad/Graphics'

acquisition subsidiary will not realize any capital gain or capital loss as a result of the exchange. The Canadian Holder will be considered to have disposed of the Canadian Holder's World Color Press common shares for proceeds of disposition equal to the aggregate adjusted cost base of the World Color Press common shares to the Canadian Holder immediately before the amalgamation and to have acquired AmalCo redeemable preferred shares at an aggregate cost equal to such proceeds of disposition, which will represent the aggregate adjusted cost base of such shares to the Canadian Holder.

        Similarly, a Canadian Holder whose World Color Press preferred shares are exchanged for AmalCo convertible preferred shares on the amalgamation of World Color Press and Quad/Graphics' acquisition subsidiary will not realize any capital gain or capital loss as a result of the exchange. The Canadian Holder will be considered to have disposed of the Canadian Holder's World Color Press preferred share for proceeds of disposition equal to the aggregate adjusted cost base of the World Color Press preferred shares to the Canadian Holder immediately before the amalgamation and to have acquired AmalCo convertible preferred shares at an aggregate cost equal to such proceeds of disposition, which will represent the aggregate adjusted cost base of such shares to the Canadian Holder.

  Disposition of AmalCo Redeemable Preferred Shares Pursuant to the Arrangement

        A Canadian Holder who disposes of an AmalCo redeemable preferred share under the arrangement will realize a capital gain (or capital loss) equal to the amount by which the total of the Common Cash Consideration and the fair market value of the Quad/Graphics class A stock plus cash received in lieu of fractional Quad/Graphics class A stock received by the Canadian Holder for such AmalCo redeemable preferred share under the arrangement, net of reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the AmalCo redeemable preferred share to the Canadian Holder. The adjusted cost base of Quad/Graphics class A stock so acquired by the Canadian Holder will be equal to the fair market value of such shares.

        The income tax consequences described below under "Capital Gain and Capital Loss" will generally apply to a Canadian Holder who realizes a capital gain or capital loss from the disposition of AmalCo redeemable preferred shares.

  Redemption of AmalCo Convertible Preferred Shares Pursuant to the Arrangement

        A Canadian Holder who receives a cash payment in respect of the redemption of the Canadian Holder's AmalCo convertible preferred shares will generally:

  (a)
  be deemed to receive a dividend (subject to the application of subsection 55(2) of the Tax Act to a Canadian Holder of AmalCo convertible preferred shares that is a corporation, as discussed below) equal to the amount, if any, by which the cash payment received by the Canadian Holder on the redemption exceeds the paid-up capital of such Canadian Holder's AmalCo convertible preferred shares for purposes of the Tax Act; and

  (b)
  be considered to have disposed of such Canadian Holder's AmalCo convertible preferred shares for proceeds of disposition equal to the cash payment received by the Canadian Holder on the redemption less the amount of the deemed dividend, if any, computed in (a). As a result, the Canadian Holder will realize a capital gain (or capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the AmalCo convertible preferred shares immediately before the disposition. The income tax consequences described below under "Capital Gain and Capital Loss" will generally apply to a Canadian Holder who realizes a capital gain or capital loss from the disposition of AmalCo convertible preferred shares.

        Any dividends deemed to have been received on the AmalCo convertible preferred shares by an individual Canadian Holder will be included in the individual's income and, subject to certain exceptions that apply to trusts, will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received by individuals from taxable Canadian corporations, including the enhanced dividend tax credit rules applicable to any dividends designated by AmalCo as "eligible dividends".

        Any dividends deemed to have been received on the AmalCo convertible preferred shares by a Canadian Holder that is a corporation will be included in computing its income and will generally be deductible in computing its taxable income. Certain corporations, including "private corporations" or "subject corporations" (as such terms are defined in the Tax Act), may be liable to pay a refundable tax under Part IV of the Tax Act at the rate of 33 1/3% on the deemed dividend received on the AmalCo convertible preferred shares to the extent that such dividend is deductible in computing taxable income of such corporation.

        Subsection 55(2) of the Tax Act provides that, under certain conditions, all or part of a dividend received or deemed to be received by a corporate shareholder, other than a dividend that is subject to Part IV tax that is not refunded as a consequence of the payment of a dividend to a corporation where the payment is part of the same series of transactions that includes the receipt of the dividend, may be treated as proceeds of disposition of AmalCo convertible preferred shares and not as a dividend. Accordingly, corporate Canadian Holders should consult their own tax advisors for specific advice with respect to the potential application of this provision.

  Dissenting Shareholders

        Pursuant to the plan of arrangement, a shareholder who duly and validly exercises dissent rights, will be entitled, if the Arrangement becomes effective, to be paid by World Color Press the fair value of the World Color Press common shares held by such dissenting shareholder.

        Such a dissenting shareholder who is a Canadian Holder and receives a cash payment in respect of the fair value of such dissenting shareholder's World Color Press common shares will generally:

  (a)
  be deemed to receive a dividend (subject to the application of subsection 55(2) of the Tax Act to a dissenting shareholder who is a Canadian Holder that is a corporation, as discussed below) equal to the amount, if any, by which the cash payment received by the dissenting shareholder exceeds the paid-up capital of such dissenting shareholder's World Color Press common shares for purposes of the Tax Act; and

  (b)
  be considered to have disposed of such dissenting shareholder's World Color Press common shares for proceeds of disposition equal to the cash payment received by the dissenting shareholder less the amount of the deemed dividend, if any, computed in (a). As a result, the dissenting shareholder will realize a capital gain (or capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the World Color Press common shares immediately before the disposition. The income tax consequences described below under "Capital Gain and Capital Loss" will generally apply to a dissenting shareholder who realizes a capital gain or capital loss from the disposition of World Color Press common shares.

        Any dividends deemed to have been received on the AmalCo convertible preferred shares by an individual Canadian Holder will be included in the individual's income and, subject to certain exceptions that apply to trusts, will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received by individuals from taxable Canadian corporations, including the enhanced dividend tax credit rules applicable to any dividends designated by AmalCo as "eligible dividends".

        Any dividends deemed to have been received on the World Color Press common shares received by a Canadian Holder that is a corporation will be included in computing its income and will generally be deductible in computing its taxable income. Certain corporations, including "private corporations" or "subject corporations" (as such terms are defined in the Tax Act) may be liable to pay a refundable tax under Part IV of the Tax Act at the rate of 33 1/3% on the dividend to the extent that such dividend received on the World Color Press common shares is deductible in computing taxable income of such corporation.

        Subsection 55(2) of the Tax Act provides that, under certain conditions, all or part of a dividend received or deemed to be received by a corporate shareholder, other than a dividend that is subject to Part IV tax that is not refunded as a consequence of the payment of a dividend to a corporation where the payment is part of the same series of transactions that includes the receipt of the dividend, may be treated as proceeds of disposition of the World Color Press common shares and not as a dividend. Accordingly, corporate Canadian Holders should consult their own tax advisors for specific advice with respect to the potential application of this provision.

        Any interest awarded by a court consequent upon the exercise of dissent rights will be included in such dissenting shareholder's income for the purposes of the Tax Act. A Canadian Holder that is throughout the relevant taxation year a "Canadian-controlled private corporation" as defined in the Tax Act may be liable to pay an additional refundable tax on its "aggregate investment income", as defined in the Tax Act, for the year, which is defined to include interest.

        Canadian Holders who are considering exercising dissent rights are advised to consult their tax advisors for advice having regard to their own circumstances.

  Capital Gain and Capital Loss

        Generally, one-half of a capital gain realized by a Canadian Holder must be included in computing such Canadian Holder's income as a taxable capital gain. One-half of a capital loss must be deducted as an allowable capital loss against taxable capital gains realized in the year. Allowable capital losses in excess of taxable capital gains realized for a taxation year may be deducted against net taxable capital gains in any of the three years preceding the year or any subsequent taxation year.

        A Canadian Holder that is throughout the relevant taxation year a "Canadian-controlled private corporation" as defined in the Tax Act may be liable to pay an additional refundable tax on its "aggregate investment income", as defined in the Tax Act, for the year, which is defined to include taxable capital gains.

        Capital gains realized by an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act.

        If a Canadian Holder is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of shares may be reduced by the amount of dividends received or deemed to have been received by it on such shares to the extent and under circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns shares. Canadian Holders to whom these rules may be relevant should consult their own tax advisors.

  Canadian Federal Income Tax Considerations Relevant to Ownership of Quad/Graphics Class A Stock

  Dividends on the Quad/Graphics Class A Stock

        The full amount of dividends received or deemed to be received by a Canadian Holder on the Quad/Graphics class A stock, including amounts deducted for United States withholding tax, if any, will be included in computing the Canadian Holder's income. For an individual (including a trust) the gross-up and dividend tax credit rules in the Tax Act normally applicable to taxable dividends received from taxable Canadian corporations will not apply to such dividends. A Canadian Holder that is a corporation will not be entitled to deduct the amount of such dividends in computing its taxable income. A Canadian Holder that is a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax in respect of its "aggregate investment income" (as defined in the Tax Act) for the year, which is defined to include such dividends.

        United States withholding tax payable by a Canadian Holder in respect of dividends received on the Quad/Graphics class A stock may be eligible for a foreign tax credit or deduction under the Tax Act to the extent and under the circumstances described in the Tax Act. Canadian Holders should consult their own tax advisors with respect to the availability of a foreign tax credit or deduction, having regard to their own particular circumstances.

        If Quad/Graphics class A stock constitues an "offshore investment fund property", the OIFP Rules (as discussed below) include provisions to relieve against double taxation of dividends received and amounts included in income under the OIFP Rules. Quad/Graphics shareholders should consult their own tax advisors in this regard.

  Disposition of Quad/Graphics Class A Stock

        A disposition or deemed disposition of the Quad/Graphics class A stock by a Canadian Holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Quad/Graphics class A stock immediately before the disposition. In computing the adjusted cost base to a Canadian Holder of a Quad/Graphics class A stock at a particular time, any amount of income imputed to the Canadian Holder in respect of a Quad/Graphics class A stock by virtue of the rules described below under "Offshore Investment Fund Property Rules" that was required to be included in computing the income of the Canadian Holder for a taxation year commencing before that time will be added to the cost of the Quad/Graphics class A stock.

        The tax consequences described above under "Canadian Federal Income Tax Considerations Relevant to the Arrangement—Capital Gain and Capital Loss" will generally apply to a Canadian Holder who realizes a capital gain or capital loss from the disposition of Quad/Graphics class A stock.

  Offshore Investment Fund Property Rules

        Former Bill C-10 contained proposed amendments to the Tax Act that would have introduced new rules regarding the taxation of certain interests in non-resident entities that constitute "foreign investment entities" (sometimes referred to as FIEs) and would have repealed certain existing tax rules with respect to "offshore investment fund property". In the 2010 Federal Budget, the Minister of Finance (Canada) proposed to replace the draft FIE rules in their entirety, reverting back to the current OIFP Rules with a few modifications. In addition, the Minister of Finance (Canada) indicated that revised legislation implementing the new proposal will be released for public consultation.

        The OIFP Rules may, in certain circumstances, require a Canadian Holder to include an amount in income in each taxation year in respect of the acquisition and holding of a Quad/Graphics class A stock if two conditions are satisfied.

        The first condition for the OIFP Rules to apply is that the value of the Quad/Graphics class A stock may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in: (i) shares of the capital stock of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (viii) rights or options to acquire or dispose of any of the foregoing, or (ix) any combination of the foregoing (sometimes referred to as the Investment Assets).

        The second condition for such rules to apply to a Canadian Holder is that it may be reasonable to conclude that one of the main reasons for the Canadian Holder acquiring or holding a Quad/Graphics class A stock was to derive a benefit from portfolio investments in the Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act if the income, profits and gains had been earned directly by the Canadian Holder (sometimes referred to as the One of the Main Reasons Test). The Tax Act provides that such determination must be made by taking into account all of the circumstances, including: (i) the nature, organization and operation of any "non-resident entity" (as defined in the Tax Act and which includes Quad/Graphics) and the forms and terms and conditions of the Canadian Holders' interest in any "non-resident entity", (ii) the extent to which any income, profit and gains that may reasonably be considered to be earned or accrued, whether directly or indirectly, for the benefit of any "non-resident entity" are subject to an income or profits tax that is significantly less than the income tax that would be applicable to such income, profits and gains if they were earned directly by the Canadian Holder, and (iii) the extent to which any income, profits and gains of any "non-resident entity" for any fiscal period are distributed in that or the immediately following fiscal period.

        Where the OIFP Rules apply, a Canadian Holder generally will be required to include in income for each taxation year in which the Canadian Holder owns a Quad/Graphics class A stock the amount, if any, by which (i) an imputed return for the taxation year computed on a monthly basis and calculated as the product obtained when the Canadian Holder's "designated cost" (within the meaning of the Tax Act) in the Quad/Graphics class A stock at the end of the month, is multiplied by 1/12th of the applicable prescribed rate for the period that includes such month, exceeds (ii) any dividends or other amounts included in computing the Canadian Holder's income for the year (other than a capital gain) in respect of the Quad/Graphics class A stock determined without reference to the OIFP Rules.

        For these purposes, the "designated cost" (as defined in the Tax Act) to a Canadian Holder of Quad/Graphics class A stock at any particular time in a taxation year will generally include, among other things, the initial cost of acquisition of the Quad/Graphics class A stock to the Canadian Holder and the total of all amounts required to be included in computing the Canadian Holder's income as imputed income in respect of a Quad/Graphics class A stock under these rules for a preceding taxation year. In addition, and subject to the comments below, the prescribed rate for purposes of these computations is the amount determined under the Regulations on a quarterly basis as the average equivalent yield of Government of Canada 90-day treasury bills (rounded to the next highest whole percentage) sold during the first month of the immediately preceding quarter (sometimes referred to as the Base Rate).

        In the 2010 Federal Budget, the Minister of Finance (Canada) also announced a revised proposal to increase by two percentage points the prescribed rate for purposes of the OIFP Rules to the Base Rate plus two percentage points.

        Any amount required to be included in computing a Canadian Holder's income under the OIFP Rules will be added to the adjusted cost base to the Canadian Holder of its Quad/Graphics class A stock (see "Disposition of Quad/Graphics Class A Stock" above). A Canadian Holder who realizes a capital loss on the disposition of a Quad/Graphics class A stock will not, however, be entitled to claim any deduction in respect of any portion of such capital loss in computing the Canadian Holder's income computed under the OIFP Rules, even in circumstances where the Canadian Holder was required to include an amount in computing its income under these rules in connection with holding Quad/Graphics class A stock (see "Disposition of Quad/Graphics Class A Stock" above).

        Quad/Graphics class A stock will not be an "offshore investment fund property" provided that Quad/Graphics' assets are not "portfolio investments" in Investment Assets. However, prior to the introduction of the FIE proposals, the CRA indicated that it intended to give a broad interpretation to the term "portfolio investment". Therefore, there is a possibility that the CRA may view the Quad/Graphics class A stock as an "offshore investment fund property" and no assurance can be given that Quad/Graphics class A stock will not constitute an "offshore investment fund property" for the application of OIFP Rules at any relevant time in the future.

        In any event, even if Quad/Graphics class A stock were an "offshore investment fund property", the existing OIFP Rules will not apply to a particular Canadian Holder if the One of the Main Reasons Test is not satisfied.

        These rules are complex and their application depends, to a large extent, on the reasons for a Canadian Holder acquiring, holding or having an interest in Quad/Graphics class A stock. Canadian Holders are urged to consult their own tax advisors regarding the application and consequences of these rules in their own particular circumstances.

  Foreign Property Information Reporting

        A Canadian Holder that is a "specified Canadian entity" for a taxation year or a fiscal period and whose total "cost amount" of all "specified foreign property", (each as defined in the Tax Act) at any time in the taxation year or fiscal period exceeds CAD$100,000 is required to file an information return for the year or fiscal period disclosing prescribed information, including the cost amount and any income in the taxation year, in respect of such property. Subject to certain exceptions, a Canadian Holder will generally be a "specified Canadian entity". The Quad/Graphics class A stock will be "specified foreign property" to a Canadian Holder. The reporting rules in the Tax Act are complex and this summary does not purport to explain all circumstances in which reporting may be required by a Canadian Holder. Accordingly, Canadian Holders should consult their own tax advisors regarding compliance with these rules.

Taxation of Non-Canadian Shareholders

        The following summary applies to World Color Press shareholders who, at all relevant times, are not resident and are not deemed to be resident in Canada for purposes of the Tax Act and do not hold their World Color Press common shares in connection with a business carried on, or deemed to be carried on, in Canada (sometimes referred to as Non-Canadian Holders). Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada or elsewhere.

  Exercise of Conversion Privilege of World Color Press Preferred Shares

        A Non-Canadian Holder who converts the Non-Canadian Holder's World Color Press preferred shares to World Color Press common shares will generally not be considered to realize a capital gain (or capital loss) and will be considered not to have disposed of the Non-Canadian Holder's World Color Press preferred shares on the conversion. The cost to the Non-Canadian Holder of the World Color Press common shares acquired on the conversion will be equal to the Non-Canadian Holder's adjusted cost base of the World Color Press preferred shares immediately before the conversion. The adjusted cost base to the Non-Canadian Holder of the World Color Press common shares acquired on the conversion will be determined by averaging the cost of the World Color Press common shares so acquired with the adjusted cost base of all other World Color Press common shares held by such Non-Canadian Holder as capital property. Under the current published administrative practice of the CRA, a Non-Canadian Holder who receives cash not in excess of CAD$200 in lieu of a fraction of a World Color Press common share upon conversion of a World Color Press preferred share may either treat this amount as proceeds of disposition of a portion of a World Color Press preferred share (thereby realizing a capital gain or capital loss) or alternatively may reduce the adjusted cost base of the World Color Press common shares received on the conversion by the amount of the cash received.

        The World Color Press preferred shares will not be "taxable Canadian property" to a Non-Canadian Holder at a particular time unless, at any time during the 60-month period immediately preceding that time, more than 50% of the fair market value of the shares was derived directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties, (iii) timber resource properties, and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (i) to (iii). Even if the World Color Press preferred shares will be "taxable Canadian property" to a Non-Canadian Holder, any capital gain or (capital loss) equal to the amount by which proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the World Color Press preferred shares immediately before the conversion, realized by a Non-Canadian Holders with respect to cash received in lieu of a fraction of a World Color Press common share that is treated as proceeds of disposition as described above will not be subject to tax under the Tax Act if the Non-Canadian Holders' World Color Press preferred shares constitute "treaty-protected property" of the Non-Canadian Holder. World Color Press preferred shares owned by a Non-Canadian Holder will generally be "treaty-protected property" of the Non-Canadian Holder if the gain from the disposition of such property by the Non-Canadian Holder would, because of an applicable income tax convention to which Canada is a signatory, be exempt from tax under the Tax Act. In the case of a Non-Canadian Holder that is a resident of the United States and that is entitled to full benefits under the Treaty (sometimes referred to as a U.S. Holder), no tax under the Tax Act will be payable by reason of the Treaty on a capital gain realized on a disposition of such shares unless, at the time of disposition, the value of such shares is derived principally from real property situated in Canada. Non-Canadian Holders should consult their own tax advisors with respect to the availability of any relief under the terms of any applicable income tax convention in their particular circumstances.

        Although a Non-Canadian Holder will not be subject to the requirements (including the notification to, and the obtaining of a clearance certificate from, the CRA) of section 116 of the Tax Act in connection with a conversion of World Color Press preferred shares into World Color Press common shares, World Color Press may nevertheless be required to pay and remit certain amounts pursuant to section 116 of the Tax Act with respect to the conversion if the Non-Canadian Holder's World Color Press preferred shares constitute "taxable Canadian property" to the Non-Canadian Holder. However, World Color Press has obtained a "comfort letter" from the CRA confirming that no amount is required to be paid or remitted by World Color Press under section 116 of the Tax Act in respect of the conversion of a World Color Press preferred share by a Non-Canadian Holder. Accordingly, World Color Press would not deduct or withhold any amount pursuant to section 116 of the Tax Act in connection with such conversion by a Non-Canadian Holder.

        The World Color Press common shares received by a Non-Canadian Holder as a result of a conversion of the World Color Press preferred shares will be deemed, at any time that is within 60 months after the conversion, to be "taxable Canadian property" to the Non-Canadian Holder if the World Color Press preferred shares constituted "taxable Canadian property" to the Non-Canadian Holders at the time of the conversion. Such Non-Canadian Holders should consult with their own tax advisors for advice concerning the implications of holding "taxable Canadian property" having regard to their particular circumstances.

  Canadian Federal Income Tax Considerations Relevant to the Arrangement

  Amalgamation of World Color Press with Quad/Graphics' Acquisition Subsidiary

        A Non-Canadian Holder whose World Color Press common shares are exchanged for AmalCo redeemable preferred shares on the amalgamation of World Color Press and Quad/Graphics' acquisition subsidiary will not realize any capital gain or capital loss as a result of the exchange. The Non-Canadian Holder will be considered to have disposed of the Non-Canadian Holder's World Color Press common shares for proceeds of disposition equal to the aggregate adjusted cost base of the

World Color Press common shares to the Non-Canadian Holder immediately before the amalgamation and to have acquired AmalCo redeemable preferred shares at an aggregate cost equal to such proceeds of disposition, which will represent the aggregate adjusted cost base of such shares to the Non-Canadian Holder.

        Similarly, a Non-Canadian Holder whose World Color Press preferred shares are exchanged for AmalCo convertible preferred shares on the amalgamation of World Color Press and Quad/Graphics' acquisition subsidiary will not realize any capital gain or capital loss as a result of the exchange. The Non-Canadian Holder will be considered to have disposed of the Non-Canadian Holder's World Color Press preferred share for proceeds of disposition equal to the aggregate adjusted cost base of the World Color Press preferred shares to the Non-Canadian Holder immediately before the amalgamation and to have acquired AmalCo convertible preferred shares at an aggregate cost equal to such proceeds of disposition, which will represent the aggregate adjusted cost base of such shares to the Non-Canadian Holder.

        Generally, a Non-Resident Holder will not be subject to the requirements (including the notification to, and the obtaining of a clearance certificate from, the CRA) of section 116 of the Tax Act in connection with such an exchange of World Color Press common shares or preferred shares as a consequence of the amalgamation.

        A Non-Canadian Holder's AmalCo redeemable preferred shares or AmalCo convertible preferred shares acquired in exchange for the Non-Canadian Holder's World Color Press common shares or World Color Press preferred shares, as the case may be, on the amalgamation of World Color Press and Quad/Graphics' acquisition subsidiary will be deemed, at any time that is within 60 months after the amalgamation, to be "taxable Canadian property" to the Non-Canadian Holder if World Color Press common shares or World Color Press preferred shares, as the case may be, constitute "taxable Canadian property" to the Non-Canadian Holder at the time of the amalgamation. Such Non-Canadian Holders should consult with their own tax advisors for advice concerning the implications of holding "taxable Canadian property" having regard to their particular circumstances.

  Disposition of AmalCo Redeemable Preferred Shares Pursuant to the Arrangement

        A Non-Canadian Holder who disposes of AmalCo redeemable preferred shares under the Arrangement will not be subject to tax under the Tax Act in respect of a capital gain realized on such disposition unless the AmalCo redeemable preferred shares are "taxable Canadian property" or deemed to be "taxable Canadian property" to the Non-Canadian Holder and any such capital gain is not exempt from tax by virtue of an applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident.

        Generally, AmalCo redeemable preferred shares will not constitute "taxable Canadian property" to a Non-Canadian Holder at a particular time provided that (I) such AmalCo redeemable preferred shares are listed or deemed to be listed on a "designated stock exchange" (which currently includes the Toronto Stock Exchange), (II) either (A) the Non-Canadian Holder, persons with whom the Non-Canadian Holder does not deal at arm's length, or the Non-Canadian Holder together with such persons, have not owned 25% or more of the issued shares of any class or series of AmalCo's capital stock at any time during the 60-month period immediately preceding that time, or (B) at any time during the 60-month period immediately preceding that time, not more than 50% of the fair market value of the AmalCo redeemable preferred shares was derived directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties, (iii) timber resource properties, and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (i) to (iii), and (III) such AmalCo redeemable preferred shares are not deemed to be "taxable Canadian property" for the purposes of the Tax Act. A Non-Canadian Holder's AmalCo redeemable preferred shares may be deemed to be "taxable Canadian property" in certain circumstances set out in the Tax Act including if the Non-Canadian Holder acquired such shares on the amalgamation of World Color Press and Quad/Graphics' acquisition subsidiary in exchange for World Color Press common shares that were "taxable Canadian property" to such Non-Canadian Holder (including where World Color Press common shares acquired by the Non-Canadian Holder on the conversion of the World Color Press preferred shares which constituted "taxable Canadian property" to such Non-Canadian Holder) in which case the AmalCo redeemable preferred shares will be deemed, at any time that is within 60 months after the amalgamation, to be "taxable Canadian property" to the Non-Canadian Holder. Non-Canadian Holders whose AmalCo redeemable preferred shares constitute "taxable Canadian property" should consult their own tax advisors.

        Even if AmalCo redeemable preferred shares are "taxable Canadian property" to a Non-Canadian Holder, a taxable capital gain resulting from the disposition of such AmalCo redeemable preferred shares will not be included in computing the Non-Canadian Holder's income for the purposes of the Tax Act if AmalCo redeemable preferred shares constitute "treaty-protected property" of the Non-Canadian Holder at the time of disposition. AmalCo redeemable preferred shares owned by a Non-Canadian Holder will generally be "treaty-protected property" of the Non-Canadian Holder if the gain from the disposition of such property by the Non-Canadian Holder would, because of an applicable income tax convention to which Canada is a signatory, be exempt from tax under the Tax Act. In the case of a Non-Canadian Holder that is a U.S. Holder to whom the AmalCo redeemable preferred shares represent "taxable Canadian property", no tax under the Tax Act will be payable by reason of the Treaty on a capital gain realized on a disposition of such shares unless, at the time of disposition, the value of such shares is derived principally from real property situated in Canada. Non-Canadian Holders should consult their own tax advisors with respect to the availability of any relief under the terms of any applicable income tax convention in their particular circumstances.

  Redemption of AmalCo Convertible Preferred Shares Pursuant to the Arrangement

        Non-Canadian Holders who dispose of AmalCo convertible preferred shares on a redemption in consideration for a cash payment from AmalCo will be deemed to have received a dividend from AmalCo equal to the amount, if any, by which the cash payment received exceeds the paid-up capital of such Non-Canadian Holders' AmalCo convertible preferred shares for purposes of the Tax Act. Such dividends are subject to Canadian withholding tax of 25%, subject to the reduction of such rate under an applicable income tax convention. Under the Treaty, the rate of withholding tax on dividends paid or credited to a U.S. Holder that is the beneficial owner of the dividends is generally reduced to 15% of the gross amount of the dividends.

        A Non-Canadian Holder's AmalCo convertible preferred shares acquired on the amalgamation of World Color Press and Quad/Graphics' acquisition subsidiary in exchange for World Color Press preferred shares will constitute, or will be deemed, to constitute "taxable Canadian property" to the Non-Canadian Holder (A) at any time after the amalgamation if at any time during the 60-month period immediately preceding the particular time, more than 50% of the fair market value of the AmalCo convertible preferred shares was derived directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties, (iii) timber resource properties, and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (i) to (iii) or (B) at any time that is within 60 months after the amalgamation if the Non-Canadian Holder's World Color Press preferred shares constituted "taxable Canadian property" to the Non-Canadian Holder. Any capital gain or capital loss (computed in the same manner as described above for shareholders that are Canadian Holders under "Canadian Federal Income Tax Considerations Relevant to the Arrangement—Redemption of AmalCo Convertible Preferred Shares Pursuant to the Arrangement") realized by such Non-Canadian Holders will not be subject to tax under the Tax Act unless the Non-Canadian Holders' AmalCo convertible preferred shares do not constitute "treaty-protected property" of the Non-Canadian Holder. AmalCo convertible preferred shares owned by a

Non-Canadian Holder will generally be "treaty-protected property" of the Non-Canadian Holder if the gain from the disposition of such property by the Non-Canadian Holder would, because of an applicable income tax convention to which Canada is a signatory, be exempt from tax under the Tax Act. In the case of a U.S. Holder to whom the AmalCo convertible preferred shares constitute "taxable Canadian property", no tax under the Tax Act will be payable by reason of the Treaty on a capital gain realized on a disposition of such shares unless, at the time of disposition, the value of such shares is derived principally from real property situated in Canada. Non-Canadian Holders should consult their own tax advisors with respect to the availability of any relief under the terms of any applicable income tax convention in their particular circumstances.

        Where a Non-Canadian Holder's AmalCo convertible preferred shares constitute "taxable Canadian property" to the Non-Canadian Holder, the Non-Canadian Holder will be subject to the requirements (including the notification to, and the obtaining of a clearance certificate from, the CRA) of section 116 of the Tax Act in connection with a redemption of the AmalCo convertible preferred shares pursuant to the Arrangement. Where the Non-Canadian Holder does not obtain the necessary clearance certificate, AmalCo will be required to withhold a portion of the redemption amount payable to the Non-Canadian Holder upon redemption of the AmalCo convertible preferred shares and remit such withheld amount to the Receiver General of Canada on behalf of the Non-Canadian Holder. The Non-Canadian Holder may seek to recover any resulting overpayment of its Canadian federal income tax pursuant to filing a Canadian federal income tax return for its taxation year in which the redemption occurred.

        Similar rules apply under the Quebec Taxation Act where the AmalCo convertible preferred shares constitute "taxable Quebec property" and therefore, AmalCo may be required to withhold an additional portion of the redemption amount payable to the Non-Canadian Holder upon redemption of the AmalCo convertible preferred shares and remit such withheld amount in accordance with the Quebec Taxation Act.

        Non-Canadian Holders whose AmalCo convertible preferred shares constitute "taxable Canadian property" and/or "taxable Quebec property" should consult their own tax advisors for advice having regard to their particular circumstances.

  Dissenting Shareholders

        A Non-Canadian Holder of World Color Press common shares who duly and validly exercises dissent rights and receives a cash payment in respect of the fair market value of the Non-Canadian Holder's World Color Press common shares (sometimes referred to as a Non-Canadian Dissenting Shareholder) will be deemed to have received a dividend from World Color Press computed in the same manner as described above for dissenting shareholders that are Canadian Holders. Such dividends are subject to Canadian withholding tax of 25%, subject to the reduction of such rate under an applicable income tax convention. Under the Treaty, the rate of withholding tax on dividends paid or credited to a U.S. Holder that is a dissenting shareholder and the beneficial owner of the dividends is generally reduced to 15% of the gross amount of the dividends.

        Any capital gain or capital loss (computed in the same manner as described above under "Canadian Federal Income Tax Considerations Relevant to the Arrangement—Dissenting Shareholders" for dissenting shareholders that are Canadian Holders) realized by such Non-Canadian Dissenting Shareholder will not be subject to tax under the Tax Act unless the World Color Press common shares are "taxable Canadian property" to the Non-Canadian Holder and any such capital gain is not exempt from tax by virtue of an applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident. In the case of a Non-Canadian Dissenting Shareholder that is a U.S. Holder to whom the World Color Press common shares constitute "taxable Canadian property," no tax under the Tax Act will be payable by reason of the Treaty on a capital gain realized on a disposition of such shares unless, at the time of the disposition, the value of such shares is derived principally from real property situated in Canada.

        Any interest awarded by a court and paid or credited to a Non-Canadian Dissenting Shareholder consequent upon exercise of dissent rights will generally not be subject to Canadian withholding tax.

        Non-Canadian Holders who are considering exercising dissent rights are advised to consult their tax advisors for advice having regard to their own particular circumstances.

Eligibility for Investment

        On the effective date of the arrangement, provided that the Quad/Graphics class A stock is listed on a "designated stock exchange", the Quad/Graphics class A stock will be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans, deferred profit sharing plans, registered disability savings plans and tax-free savings accounts (sometimes referred to as TFSA) and, provided the holder of a TFSA deals at arm's length with Quad/Graphics, does not have a "significant interest" (within the meaning of the Tax Act) in Quad/Graphics, and does not have a "significant interest" in a corporation, partnership or trust that does not deal at arm's length with Quad/Graphics, will not be a "prohibited investment" (within the meaning of the Tax Act) for such TFSA.

VOTING AND SUPPORT AGREEMENT

        Concurrently with the execution of the arrangement agreement, World Color Press, the trustees and certain beneficiaries of the voting trust agreement and the Quad/Graphics voting trust entered into a voting and support agreement. The following summarizes the significant terms of the voting and support agreement:

        Voting.    Each of the Quad/Graphics voting trust and the beneficiaries who executed the voting and support agreement (sometimes referred to as the voting trust shareholders) has agreed that such voting trust shareholder will vote (or cause to be voted) all trust certificates and/or Quad/Graphics shares held by such voting trust shareholder (a) in favor of the approval of the transactions contemplated by the arrangement agreement and any other action requested by Quad/Graphics in furtherance thereof, (b) in favor of the adoption of the Quad/Graphics Charter, (c) against any action that would reasonably be expected to result in a breach of the arrangement agreement or the voting and support agreement and (d) against any acquisition proposal or any other action, agreement or transaction that would reasonably be expected to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the arrangement.

        Restrictions on Transfer.    Each of the voting trust shareholders has agreed that, subject to certain exceptions, without the prior written consent of World Color Press, such voting trust shareholder will not dispose of or enter into any agreement relating to the disposition of any trust certificates or Quad/Graphics shares held by such voting trust shareholder, including any such trust certificates or shares acquired after the date of the voting and support agreement.

        Representations and Warranties of Trustees.    Each of the trustees of the Quad/Graphics voting trust has made customary representations and warranties to World Color Press, including, among others, with respect to (a) authority to enter into, and carry out the obligations under, the voting and support agreement and enforceability of the voting and support agreement, (b) status as a trustee of the Quad/Graphics voting trust and (c) action required to cause the Quad/Graphics voting trust to vote the Quad/Graphics shares held by the Quad/Graphics voting trust in favor of the transactions contemplated by the arrangement agreement.

        Representations and Warranties of Voting Trust Shareholders.    Each of the voting trust shareholders has made customary representations and warranties to World Color Press, including, among others, with respect to (a) authority to enter into, and carry out the obligations under, the voting and support agreement and enforceability of the voting and support agreement, (b) ownership and voting power of trust certificates and Quad/Graphics shares and (c) collective voting power of the voting trust shareholders.

        No Solicitation.    Except for actions taken as a director of Quad/Graphics (which are governed by the terms of the arrangement agreement), each of the voting trust shareholders has agreed not to, directly or indirectly, (a) knowingly initiate, solicit or encourage any inquiries or the making of any proposal to acquire Quad/Graphics shares owned by the voting trust shareholders or (b) knowingly enter into any negotiations or discussions with, or provide confidential information to, any person relating to any proposal to acquire Quad/Graphics shares owned by the voting trust shareholders or otherwise facilitate any efforts or attempt to make or implement any proposal to acquire Quad/Graphics shares owned by the voting trust shareholders.

        Other Covenants.    To the extent permitted by the voting trust agreement, the trustees and voting trust shareholders have agreed not to (a) appoint any additional trustee under the voting trust agreement unless, prior to such appointment, the person who will be appointed as a trustee agrees in writing to be subject to the terms and conditions of the voting and support agreement or (b) amend the voting trust agreement in a manner that adversely affects the ability of the voting trust shareholders to comply with their obligations under the voting and support agreement.

        Termination.    The voting and support agreement will terminate upon the earliest of the following to occur: (a) the consummation of the arrangement; (b) the date and time of the termination of the arrangement agreement by either or both of Quad/Graphics and World Color Press; and (c) the date and time that the board of directors of Quad/Graphics effects a change in its recommendation regarding the arrangement and recommends a superior proposal to its shareholders.

 DIRECTORS AND EXECUTIVE OFFICERS OF QUAD/GRAPHICS AFTER THE ARRANGEMENT

        This section of this proxy circular/prospectus describes the directors and executive officers of Quad/Graphics upon completion of the arrangement.

Board of Directors of Quad/Graphics

        In connection with the consummation of the arrangement pursuant to which World Color Press will become a wholly-owned subsidiary of Quad/Graphics, Quad/Graphics will amend its bylaws such that, upon completion of the arrangement, the board of directors of Quad/Graphics will be composed of the six current directors of Quad/Graphics (or others designated by Quad/Graphics) and two of the World Color Press directors. The directors of World Color Press to be added to the Quad/Graphics board of directors upon completion of the arrangement will be Mark A. Angelson, the Chairman and Chief Executive Officer of World Color Press, and Thomas O. Ryder, World Color Press' lead independent director.

        Information concerning the six current directors of Quad/Graphics and Messrs. Angelson and Ryder is set forth below.

        J. Joel Quadracci, 41, has been a director of Quad/Graphics since 2003, its President since January 2005, its President and Chief Executive Officer since July 2006 and its Chairman, President and Chief Executive Officer since January 2010. Mr. Quadracci joined Quad/Graphics in 1991 and, prior to becoming President and Chief Executive Officer, served in various capacities, including Sales Manager, Regional Sales Strategy Director, Vice President of Print Sales, Senior Vice President of Sales & Administration and President and Chief Operating Officer. Mr. Quadracci also serves on the board of directors for the Direct Marketing Association and Wisconsin Manufacturers & Commerce, a trade organization. Mr. Quadracci received a Bachelor of Arts in Philosophy from Skidmore College in 1991. Mr. Quadracci is the son of Betty Ewens Quadracci, a director and employee of Quad/Graphics, and the brother-in-law of Christopher B. Harned, a director of Quad/Graphics. Quad/Graphics believes that Mr. Quadracci's experience in the printing industry and in leadership positions with Quad/Graphics qualifies him for service as a director of Quad/Graphics.

        Betty Ewens Quadracci, 72, has been a director of Quad/Graphics since 2002 and has held a variety of positions with the company or its subsidiaries since co-founding the company in 1971. Ms. Quadracci currently serves as President of QuadCreative, LLC, a graphic design firm, and as President and Publisher of Milwaukee Magazine, a monthly city magazine, both of which are wholly-owned subsidiaries of Quad/Graphics. She has held these positions since Quad/Graphics formed QuadCreative, LLC in 1985 and acquired Milwaukee Magazine in 1984, respectively. Ms. Quadracci received a Bachelor's degree from Trinity College in Washington, D.C. in 1961 and attended the University of Fribourg in Fribourg, Switzerland. Ms. Quadracci is the mother of J. Joel Quadracci, Quad/Graphics' chairman, president and chief executive officer, and the mother-in-law of Christopher B. Harned, a director of Quad/Graphics. Quad/Graphics believes that Ms. Quadracci's demonstrated entrepreneurial skills in co-founding Quad/Graphics and her skills in the printing industry qualify her for service as a director of Quad/Graphics.

        John S. Shiely, 57, has been a director of Quad/Graphics since 1996. He currently serves as Chairman of Briggs & Stratton Corporation, a producer of air cooled gasoline engines for outdoor power equipment, and served as Chief Executive Officer until his retirement in December 2009. Prior to becoming Chief Executive Officer in 2001 and Chairman in 2003, Mr. Shiely had worked for Briggs & Stratton Corporation in various capacities, including Vice President and General Counsel, Executive Vice President—Administration and President, since joining the company in 1986. Mr. Shiely has served as a director of Marshall & Ilsey Corporation since 1999 and of The Scotts Miracle-Gro Company since 2007. Mr. Shiely received a Bachelor of Business Administration in Accounting from the University of Notre Dame, a Juris Doctor from Marquette University Law School and a Master of

Management from the J. L. Kellogg Graduate School of Management at Northwestern University. Quad/Graphics believes that Mr. Shiely's career as an executive of a publicly-traded company, his experiences as a director of various publicly-traded companies and his education in accounting and law qualify him to serve as a director of Quad/Graphics.

        William J. Abraham, Jr., 62, has been a director of Quad/Graphics since 2003. He has been a partner with Foley & Lardner LLP, a law firm in Milwaukee, Wisconsin, since 1980, and was formerly Chairman of the firm's Business Law Department and a member of its Management Committee. Mr. Abraham has served as a director of Proliance International, Inc. since 1995, and is currently a director of several private companies including The Vollrath Company, LLC; Park Bank; Lakeview Equity Partners, LLC; and Windway Capital Corp. Mr. Abraham received a Bachelor of Arts from the University of Illinois in 1969 and a Juris Doctor from the University of Michigan Law School in 1972. On June 24, 2009, Proliance International, Inc. filed a petition for bankruptcy in the United States District Court for Delaware. Over the ensuing year, its two primary operations were sold in Section 363 proceedings. Mr. Abraham continues as a director at this time pending complete liquidation of the company. Proliance International, Inc. was listed on the American Stock Exchange prior to its bankruptcy. Quad/Graphics believes that Mr. Abraham's experience as a director of various companies and as a practicing attorney qualify him to serve as a director of Quad/Graphics and a member of Quad/Graphics' compensation committee.

        Douglas P. Buth, 55, has been a director of Quad/Graphics since 2005. He retired as Chairman, Chief Executive Officer and President of Appleton Papers, Inc., a producer of carbonless, thermal, security paper and performance packaging products, and as Chief Executive Officer and President of Paperweight Development Corp., the parent company of Appleton Papers, Inc., in 2005. Prior to becoming Chief Executive Officer and President, Mr. Buth had served in a variety of roles at Appleton Papers, Inc., including positions in strategic planning, marketing and sales and as general manager and executive vice president. Mr. Buth is currently a member of the board of directors for Trek Bicycle Corporation, where he serves as chairman of the audit committee and a member of the compensation committee, Grange Mutual Insurance Company, where he serves as a member of the audit committee and chairman of the compensation committee, Integrity Mutual Insurance Company, where he serves as a member of the compensation committee, and Bradner Central Company, where he serves as chairman of the audit and compensation committees. Mr. Buth received a Bachelor of Business Administration in Accounting from the University of Notre Dame in 1977. He qualified as a C.P.A. with PriceWaterhouseCoopers LLP in 1979 and thereafter held a number of financial positions with Saks Fifth Avenue and BATUS Inc. Quad/Graphics believes that Mr. Buth's financial background as a C.P.A. and his experience as a leader of a publicly-traded company and on several boards of directors qualify him for service as a director of Quad/Graphics.

        Christopher B. Harned, 47, has been a director of Quad/Graphics since 2005. He currently serves as a Partner, Managing Director and Head of the Consumer Products Group of The Cypress Group LLC, a New York City-based private equity firm. Prior to joining The Cypress Group LLC in 2001, Mr. Harned was a Managing Director and Global Head of Consumer Products M&A with Lehman Brothers, where he had worked for over 16 years. Mr. Harned is a member of the board of directors of North American Midway Entertainment, an outdoor entertainment business; bswift, an employee benefits software-as-a-service business; and FreshPet, a pet food company. He served as a director of Danka Business Systems PLC, a U.K. entity which was voluntarily wound up in a shareholder-approved transaction after operating units of the company were sold, from 2002 to 2009. Mr. Harned received a Bachelor's degree from Williams College in 1985. Mr. Harned is the brother-in-law of J. Joel Quadracci, Quad/Graphics' chairman, president and chief executive officer, and the son-in-law of Betty Ewens Quadracci, a director and employee of Quad/Graphics. Quad/Graphics believes that Mr. Harned's experience in the financial services industry and his leadership at several companies in various industries qualifies him to serve as a director of Quad/Graphics.

        The trustees of the Quad/Graphics voting trust agreed to invite Mark A. Angelson, the Chairman and Chief Executive Officer of World Color Press, and Thomas O. Ryder, World Color Press' lead independent director, to join the Quad/Graphics board of directors following the consummation of the arrangement pursuant to the terms of the arrangement agreement. Mr. Angelson's and Mr. Ryder's respective backgrounds and qualifications are set forth below. It is anticipated that Mr. Angelson will chair the integration and consolidation committee that the Quad/Graphics board of directors intends to establish in connection with the consummation of the arrangement and that Mr. Ryder will serve on the audit committee of the Quad/Graphics board.

        Mark A. Angelson, 59, has served as chairman of World Color Press since July 2009, and as chairman and chief executive officer of World Color Press since September 2009. Prior to becoming World Color Press' chairman and chief executive officer, Mr. Angelson served as chairman of MidOcean Partners, a New York-based investment firm, from January 2008 until September 2009. Mr. Angelson also served as chief executive officer and a director of R.R. Donnelley & Sons Company, a provider of print and related services, from February 2004 through April 2007; as chief executive officer and a director of Moore Wallace Incorporated from May 2003 to February 2004; as chief executive officer and a director of Moore Corporation Limited from January 2003 to May 2003; and as lead independent director and non-executive chairman of the board of Moore Corporation Limited from November 2001 through December 2002. Prior to becoming associated with Moore Corporation Limited, Mr. Angelson served as deputy chairman of Chancery Lane Capital LLC, a private equity investment firm, from December 1999 through January 2002. Mr. Angelson also served in various capacities, including as Deputy Chairman, at Big Flower Press Holdings, Inc., later known as Vertis Holdings, Inc., from 1996 until 2001. Mr. Angelson graduated from Rutgers College, where he was elected to Phi Beta Kappa, in 1972 and from Rutgers Law School in 1975. Quad/Graphics believes that Mr. Angelson's career as an executive and director of various providers of print and related services, and the role he has played in transactions in the printing industry, qualify him to serve as a director of Quad/Graphics.

        Thomas O. Ryder, 65, has served as the lead independent director of World Color Press since September 2009. He has been a member of the board of directors of Amazon.com Inc. since November 2002 and of the board of directors of Starwood Hotels and Resorts Worldwide Inc. since April 2001. Mr. Ryder is currently Chairman of the Audit Committee of Starwood Hotels and Resorts Worldwide Inc. and was Chairman of the Board and Chairman of the Audit Committee of Virgin Mobile USA, Inc. from October 2007 to November 2009. Prior to becoming World Color Press' lead independent director, Mr. Ryder served as Chairman of The Reader's Digest Association, Inc., a media and marketing company, from April 1998 to December 2006 and Chief Executive Officer of The Reader's Digest Association, Inc. from April 1998 to December 2005. Prior to joining The Reader's Digest Association, Inc., Mr. Ryder served in a number of executive roles at American Express, including as President of the American Express Publishing Company and President of American Express Worldwide Publishing and Direct Marketing Businesses. In 1990, Mr. Ryder became President of Establishment Services Worldwide for American Express and subsequently ran American Express Travel Related Services Co. (International) Inc. Mr. Ryder is a former Chairman of the Magazine Publishers of America and a former board member of the Association of American Publishers and Direct Marketing Association. Mr. Ryder received a Bachelor of Arts from Louisiana State University in 1966. Quad/Graphics believes that Mr. Ryder's public company audit committee experience, and his career as an executive and director in the publishing industry, qualify him to serve as a director of Quad/Graphics.

 Committees of the Board of Directors of Quad/Graphics

        Quad/Graphics currently has standing audit, finance and compensation committees of its board of directors. Each committee is appointed by and reports to the board. The Quad/Graphics board of directors has adopted, and may amend from time to time, a written charter for each of the audit, finance and compensation committees. The charters for these committees that will become effective upon the consummation of the arrangement are included in Annex E to this proxy circular/prospectus.

  Audit Committee

        The audit committee of the Quad/Graphics board of directors currently consists of Messrs. Buth (chairman) and Shiely and Ms. Quadracci. Messrs. Buth and Shiely are independent as defined by the rules of the SEC and the listing standards of the NYSE and NASDAQ. The board is expected to determine that each of Messrs. Buth and Sheily qualifies as an "audit committee financial expert" as defined by the SEC rules and meets the expertise requirements for audit committee members under the listing standards of the NYSE and NASDAQ. Each member of the audit committee has served in senior positions with their respective organizations or have served as directors of public and private companies, which has afforded the member the opportunity to gain familiarity with financial matters relevant to Quad/Graphics. The principal functions performed by the audit committee have included assisting and discharging certain responsibilities of Quad/Graphics' board in overseeing the reliability of financial reporting, the effectiveness of internal control over financial reporting, the process for monitoring compliance with corporate codes of conduct and control and the independence of the internal and external auditors and audit functions. Upon the consummation of the arrangement, the audit committee's charter will be updated to include other duties, including direct responsibility for the appointment, compensation, retention and oversight of the independent auditors; review and discussion of the financial statements and management's discussion and analysis of financial condition and results of operations included in Quad/Graphics' periodic filings. The charter will also require the audit committee to establish procedures for receiving "whistleblower" complaints; set policies concerning Quad/Graphics' hiring of employees of employees or former employees of the independent auditors; and assume various other responsibilities necessitated or made advisable by Quad/Graphics' becoming a publicly traded company. The charter will also require the audit committee to consist of at least three directors satisfying all applicable independence standards. The audit committee has evaluated the performance of independent auditors and recommended to the board the appointment of the independent auditors, but the auditors have been ultimately accountable to both the Committee and the board. Quad/Graphics has not adopted specific policies and procedures for the engagement of non-audit services. The audit committee has reviewed the engagement of non-audit services as required.

        It is anticipated that Mr. Ryder will become a member of the audit committee of the Quad/Graphics board of directors upon completion of the arrangement.

  External Auditor Fees

        For the fiscal years ended December 31, 2008 and December 31, 2009, Quad/Graphics was billed the following fees by its external auditor, Deloitte & Touche LLP:

	Year ended
Type of Fee	December 31, 2008	December 31, 2009
Audit fees	$234,000	$786,000
Audit-related fees	20,000	828,000
Tax fees	947,000	1,342,000
All other fees	0	0

Total fees paid	$1,201,000	$2,956,000

        Audit fees.    Audit fees paid to Deloitte & Touche LLP were for services and expenses associated with the annual private company audit, including the Singapore statutory audit, the public company audit and procedures related to the initial filing of the Registration Statement on Form S-4 relating to the arrangement.

        Audit-related fees.    Audit-related fees paid to Deloitte & Touche LLP were for services in connection with due diligence, including the pension due diligence, a SAS 70 review, employee benefit audit and the paper pricing agreed upon procedures.

        Tax fees.    Tax fees paid to Deloitte Tax LLP were for services for tax return preparation, including expatriates, tax consultations and tax due diligence.

        All other fees.    There were no other fees paid to Deloitte & Touche LLP or Deloitte Tax LLP in 2009 or 2008.

  Finance Committee

        The finance committee of the Quad/Graphics board of directors consists of Mr. Harned (chairman), Ms. Quadracci and Mr. Buth. The principal functions performed by the finance committee have been to provide assistance to, and discharge certain responsibilities of, Quad/Graphics' board relating to the capital structure, means of financing, selection of lenders, cash flow modeling, interest rate sensitivity and similar matters so as to achieve Quad/Graphics' long-range plans.

  Compensation Committee

        The compensation committee of the Quad/Graphics board of directors consists of Ms. Quadracci and Messrs. Shiely (chairman), Abraham and Buth. Messrs. Abraham, Shiely and Buth are expected to be deemed independent as defined by the listing standards of the NYSE and NASDAQ United States on which Quad/Graphics expects to list its class A stock. The principal functions of the compensation committee have been to review and approve the annual salary, bonuses, equity-based incentives and other benefits, direct and indirect, of the corporate officers of Quad/Graphics, review and report on the compensation and human resources policies, programs and plans of Quad/Graphics, administer Quad/Graphics' stock option and other compensation plans, review and recommend to the board chief executive officer compensation and review and recommend to the board director compensation to align directors' interests with the long-term interest of Quad/Graphics' shareholders. Upon the consummation of the arrangement, the compensation committee's charter will be updated to include other duties, including determining and approving Quad/Graphics' compensation philosophy; determining stock ownership guidelines (if any) for Quad/Graphics' executive officers and directors and monitoring compliance with any such guidelines; on an annual basis, preparing a report regarding executive officer compensation for inclusion in Quad/Graphics' annual proxy statement; and, on an annual basis, reviewing and evaluating Quad/Graphics' policies and practices in compensating employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives. The compensation committee will also have authority to establish subcommittees and delegate authority to such subcommittees to accomplish the duties and responsibilities of the committee.

  Compensation Committee Interlocks and Insider Participation

        Ms. Quadracci, who serves on the compensation committee of the Quad/Graphics board of directors, is also employed by Quad/Graphics as President of Quad/Creative and Publisher of Milwaukee Magazine. The employment agreement setting the terms of Ms. Quadracci's employment in these positions, as amended, provides for a base salary of $155,000 per year, eligibility for annual cash performance bonuses, long-term incentive compensation and fringe benefits on a basis consistent with Quad/Graphics' executive officers and four weeks of vacation and personal use of Quad/Graphics' corporate aircraft. The employment agreement also provides for benefits on certain terminations of employment similar to the benefits provided by Quad/Graphics' named executive officers' employment agreements described below under "Compensation of Executive Officers—Potential Payments Upon Termination or Change of Control." Ms. Quadracci's compensation for 2009 in connection with her employment arrangement was $358,473, which included base salary, the aggregate grant date fair value of options to purchase Quad/Graphics' class A stock granted to her in 2009, the aggregate incremental cost to Quad/Graphics of Ms. Quadracci's personal use of the corporate aircraft (includes fuel, repairs, landing fees, incremental pilot expenses, catering and hangar/parking attributable to personal use), a car allowance, 401(k) matching contributions, executive medical benefits, a portion of the salary paid to a Quad/Graphics' employee attributable to time spent on personal business for Ms. Quadracci and imputed income from an interest-free loan under the voting trust purchase plan described under "—Certain Relationships and Related Party Transactions." Ms. Quadracci's total compensation in connection with her employment arrangement for 2008 and 2007 was $398,466 and $450,700, respectively, consisting of compensation elements similar to those earned in 2009 plus an annual bonus for each year.

        Ms. Quadracci received payments of $2,280,000 in each of 2009, 2008 and 2007 under a salary continuation death benefit provided by Quad/Graphics to her late husband, Harry V. Quadracci.

        Ms. Quadracci received various services from Quad/Graphics or its affiliates during 2009, 2008 and 2007 that included maintenance of the interior and exterior of her personal residences, miscellaneous construction, catering services, use of the corporate aircraft in excess of compensatory amounts and graphic design and publishing services, for which Ms. Quadracci fully reimbursed Quad/Graphics or its affiliates. Ms. Quadracci's payments to Quad/Graphics or its affiliates in reimbursement for these services during 2009, 2008 and 2007 totaled $427,074, $378,323 and $220,695, respectively.

        Mr. Abraham, who serves on the compensation committee of the Quad/Graphics board of directors, is also a partner with the law firm Foley & Lardner LLP. Quad/Graphics retains Foley & Lardner LLP to perform legal services from time to time and paid Foley & Lardner LLP $295,708, $785,244 and $850,612 for legal services during 2009, 2008 and 2007, respectively.

  Corporate Governance Committee

        In connection with the listing of Quad/Graphics' class A stock on the NYSE or NASDAQ, the Quad/Graphics board of directors expects to establish a corporate governance committee. At this time, the directors of Quad/Graphics who will serve on the corporate governance committee have not been determined. Each of the members of the corporate governance committee is expected to be independent as defined by the listing standards of the NYSE and NASDAQ. The corporate governance committee is expected to evaluate the effectiveness of the members of the Quad/Graphics board of directors and to develop and recommend to Quad/Graphics' board corporate governance principles, including matters of (a) board organization, compensation, independence and function, (b) committee structure and membership and (c) director orientation and continuing education.

        The corporate governance committee is expected to be responsible for assessing the effectiveness and contributions of the Quad/Graphics board of directors as a whole, its committees and individual directors. At its periodic meetings, the corporate governance committee is expected to undertake this assessment and prepare a formal report to the board of directors.

  Integration and Consolidation Committee

        In connection with the consummation of the arrangement, the Quad/Graphics board of directors will establish an integration and consolidation committee. Mr. Angelson will chair this committee, and Mr. Quadracci will be the other committee member. This committee will be charged with the responsibility of overseeing the integration of the operations of World Color Press into Quad/Graphics after the consummation of the arrangement, and is expected to remain in existence until the second anniversary of the consummation of the arrangement, unless extended.

Corporate Governance

  Corporate Governance Guidelines

        Since Quad/Graphics has been a private company, Quad/Graphics' board of directors has not deemed it necessary or appropriate to establish written corporate governance guidelines. Instead, the board has relied on the relevant provisions of Quad/Graphics' bylaws for the delineation of its role and responsibilities. Prior to the consummation of the arrangement, Quad/Graphics' board of directors intends to adopt corporate governance guidelines that, in conjunction with the board committee charters, establish processes and procedures to help ensure effective and responsive governance by the board of directors. The corporate governance guidelines are also expected to establish Quad/Graphics' policies on director orientation and continuing education, which are expected to include a mandatory orientation program for new directors and payment by Quad/Graphics of the costs of attending approved continuing director education programs.

  Independence; Board Composition; Executive Sessions

        Three of the six current directors of Quad/Graphics are, and the two directors of World Color Press who are expected to join Quad/Graphics' board of directors in connection with the completion of the arrangement will be, independent as defined by the listing standards of the NYSE and NASDAQ. Therefore, although a majority of the current members of Quad/Graphics' board are not independent, it is expected that a majority of the members of Quad/Graphics' board after the completion of the arrangement will be independent under these standards. Specifically, Quad/Graphics believes that Messrs. Shiely, Buth and Abraham will be deemed independent, while Ms. Quadracci and Messrs. Quadracci and Harned will not be deemed independent. In connection with the completion of the arrangement, the board of directors of Quad/Graphics expects to adopt categorical standards of director independence to assist in making its determination with respect to the independence of directors.

        Although Quad/Graphics expects that a majority of the members of its board after the completion of the arrangement will be independent under the listing standards of the NYSE and NASDAQ, Quad/Graphics also expects to be eligible for an exemption from certain requirements of the applicable exchange relating to, among other things, the independence of directors. After the consummation of the arrangement, the Quad/Graphics voting trust is expected to own more than 50% of the total voting power of Quad/Graphics stock. As a result, Quad/Graphics is expected to qualify as a "controlled company" under the corporate governance listing standards of the NYSE and NASDAQ. As a controlled company, Quad/Graphics would be eligible for the NYSE's or NASDAQ's exemption of controlled companies from the obligation to comply with certain of its corporate governance requirements including the requirements:

  •
  that a majority of its board of directors consist of independent directors, as defined under the rules of the exchange;

  •
  that it have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  that it have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities.

        As noted above, Quad/Graphics believes that the chairman of its board will not be deemed independent. Quad/Graphics' board of directors also does not have an independent "lead director." Since Quad/Graphics has been a private company controlled by the Quadracci family, Quad/Graphics' board of directors does not currently believe that it needs to have either an independent chairman or an independent lead director.

        After the completion of the arrangement, the Quad/Graphics board of directors intends to have regularly scheduled meetings at which the non-employee directors will meet in executive session without members of Quad/Graphics' management being present. The non-employee directors may also meet without management present at such other times as they determine appropriate. A director will be designated to lead these sessions. Members of the Quad/Graphics senior executive management who are not members of the board of directors will participate in board meetings to present information, make recommendations and be available for direct interaction with members of the board.

  Code of Business Conduct and Ethics

        Since Quad/Graphics has been a private company, its board of directors has not deemed it necessary to establish a separate code of business conduct and ethics. Prior to the consummation of the arrangement, Quad/Graphics' board of directors intends to adopt a code of business conduct and ethics that applies to its directors, officers and employees. Quad/Graphics' board of directors intends to monitor compliance with the code.

  Orientation and Continuing Education

        Orientation and training will be the responsibility of the corporate governance committee. The corporate governance committee will be responsible for providing continuing education opportunities designed to maintain or enhance the skills and abilities of directors and to ensure that their knowledge and understanding of the Quad/Graphics business remains current.

  Position Descriptions

        Quad/Graphics' corporate governance guidelines and committee charters include descriptions of the roles of chairman of the board, committee chair and director. Quad/Graphics' board of directors has not developed a written position description for the role of chief executive officer. The board assesses the performance of the chief executive officer based on the financial performance of Quad/Graphics in light of its objectives and its then-current circumstances and the board's understanding derived from past practice as to the appropriate role of the chief executive officer.

  Assessments

        The board and the individual directors will be assessed on an annual basis. Each assessment will be conducted with reference to the corporate governance guidelines and board committee charters.

Compensation of Directors

        Quad/Graphics currently has in effect the following fee structure for its non-employee directors:

Annual Retainer	$35,000
Committee chairman—additional retainer	$5,000
Board meeting fee	$1,500
Committee meeting fee	$1,000

        Quad/Graphics also annually grants each non-employee director an option to purchase 2,500 shares of Quad/Graphics class A stock under Quad/Graphics' 1999 Nonqualified Stock Option Plan. The options have historically been granted at a $10 discount to appraised value for minority interest, vesting ratably over three years and exercisable on the third and fifth anniversaries of the grant date, unless the director elects to defer exercisability until the tenth anniversary of the grant date.

 DIRECTOR COMPENSATION FOR 2009

        The following table summarizes the compensation of Quad/Graphics' non-employee directors for 2009. As employee directors, neither J. Joel Quadracci nor Betty Ewens Quadracci received any compensation for their service as directors, and they are therefore omitted from the table. Mr. Quadracci's compensation for serving as Quad/Graphics' chairman, president and chief executive officer, and Ms. Quadracci's compensation for serving as an employee of Quad/Graphics, is set forth in the sections titled "—Compensation of Executive Officers" and "—Certain Relationships and Related Party Transactions," respectively. Quad/Graphics reimbursed each of its directors, including its employee directors, for expenses incurred in connection with attendance at meetings of the Quad/Graphics board of directors and its committees.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
William J. Abraham	49,000	35,975	10,000	94,975
Douglas P. Buth	57,000	35,975	10,000	102,975
Christopher B. Harned	53,000	35,975	—	88,975
John S. Shiely	53,000	35,975	10,000	99,475

(1)
Amounts are based on the aggregate grant date fair value of the awards to the directors under Quad/Graphics' 1999 Nonqualified Stock Option Plan, as determined in accordance with ASC 718. For the assumptions used in the valuation of the awards to Quad/Graphics' directors, please see Note 18 to Quad/Graphics' consolidated financial statements.

(2)
The aggregate number of option awards outstanding as of December 31, 2009 for each director was as follows: Mr. Abraham held options to purchase an aggregate of 15,000 shares of Quad/Graphics class A stock; Mr. Buth held options to purchase an aggregate of 10,000 shares of Quad/Graphics class A stock; Mr. Harned held options to purchase an aggregate of 10,000 shares of Quad/Graphics class A stock; and Mr. Shiely held options to purchase an aggregate of 15,000 shares of Quad/Graphics class A stock.

(3)
Consists of charitable contributions made during the year in the indicated director's name.

 Indebtedness of Directors and Executive Officers

        Information concerning the only loans made by Quad/Graphics to its directors or executive officers that remained outstanding in 2009 is set forth below:

Name and Principal Position	Involvement of Quad/Graphics	Largest Amount Outstanding in 2009	Amount Currently Outstanding	Financially Assisted Securities Purchases During 2009	Security for Indebtedness	Amount Forgiven During 2009
Betty Ewens Quadracci Director	Lender under Quad/Graphics' voting trust purchase plan	$216,781	$216,781	None	Shares of Quad/Graphics class A stock	None
John C. Fowler Senior Vice President and Chief Financial Officer of Quad/Graphics	Lender under Quad/Graphics' voting trust purchase plan	$216,778	$216,778	None	Shares of Quad/Graphics class A stock	None

        See also "—Certain Relationships and Related Party Transactions" beginning on page 195.

Executive Officers of Quad/Graphics

        The following table sets forth the names, ages (as of April 30, 2010) and positions of Quad/Graphics' anticipated executive officers as of the closing of the arrangement.

Name	Age	Position
J. Joel Quadracci	41	Chairman, President and Chief Executive Officer
John C. Fowler	59	Senior Vice President and Chief Financial Officer
Thomas J. Frankowski	49	Senior Vice President of Manufacturing; President of QuadWinkowski
David A. Blais	48	Senior Vice President of Sales & Administration
Gregg A. Bolt	50	Vice President of Employee Services
William T. Graushar	60	Vice President of Post Press Technology
David J. Honan	41	Vice President & Corporate Controller
Steven D. Jaeger	46	Vice President of Information Systems & Infrastructure; President of QuadDirect
Ronald D. Nash	55	Vice President of Customer Service
David K. Riebe	49	Vice President of Distribution
Daren Robarge	45	Vice President of Finishing Operations
Timothy J. Sands	45	Vice President of Press Operations
Andrew R. Schiesl	38	Vice President & General Counsel
Kelly A.Vanderboom	35	Vice President & Treasurer
Brian Freschi	51	President of Books, Directories, Retail and the Canadian Marketplace

        Mr. Quadracci's biographical information is set forth above under "Board of Directors of Quad/Graphics."

        Mr. Fowler joined Quad/Graphics in 1980 as its Vice President and Controller and became Senior Vice President and Chief Financial Officer in May 2005. Prior to joining Quad/Graphics, Mr. Fowler worked for Arthur Andersen LLP for six years.

        Mr. Frankowski has been Senior Vice President of Manufacturing for Quad/Graphics since 2004 and as President of QuadWinkowski, Quad/Graphics' Polish subsidiary, since 2008. Prior to becoming

Senior Vice President of Manufacturing, Mr. Frankowski served in various capacities since he joined Quad/Graphics in 1979.

        Mr. Blais has been Senior Vice President of Sales & Administration for Quad/Graphics since May 2005. Prior to becoming Senior Vice President of Sales & Administration, Mr. Blais had served as Quad/Graphics' Vice President of Operations since 1999 and in various other capacities since he joined the company in 1984.

        Mr. Bolt joined Quad/Graphics as its Vice President of Employee Services in March 2009. Prior to joining Quad/Graphics, Mr. Bolt had worked for 10 years in various capacities for Johnson Controls, Inc., a provider of automotive interiors, products and services for buildings and batteries for automobiles and hybrid electric vehicles, along with systems engineering and service expertise. Most recently, Mr. Bolt was Vice President of Human Resources for Johnson Controls, Inc.'s Building Efficiency division from January 2007 until March 2009, Vice President of Human Resources for the Power Solutions division from 2005 until 2007 and Director of Human Resources for the Automotive Interiors division from 1999 until 2005.

        Mr. Graushar has been Quad/Graphics' Vice President of Post Press Technology since April 2010 after serving as Quad/Graphics' Vice President of Finishing Operations from 2006 to April 2010 and as Quad/Graphics' Manager of Finishing Research & Development from 1983 to 2006. Mr. Graushar joined Quad/Graphics in 1979 after working for nearly ten years at Wisconsin Cuneo Press. Mr. Graushar has been a member of the Research & Engineering Council since 1981 and currently serves on its Executive Committee. In 2006, the Research & Engineering Council named Mr. Graushar its Bindery Manager of the Year.

        Mr. Honan has served as Quad/Graphics' Corporate Controller since he joined the company in May 2009, and as Vice President and Corporate Controller since December 2009. Prior to joining Quad/Graphics, Mr. Honan served as Vice President, General Manager and Chief Financial Officer of Journal Community Publishing Group, a subsidiary of media conglomerate Journal Communications Inc., for five years. Before joining Journal Community Publishing Group, Mr. Honan worked in executive-level roles in investor relations and corporate development at Newell Rubbermaid, a global marketer of consumer and commercial products. Mr. Honan also worked at accounting firm Arthur Andersen LLP for 11 years.

        Mr. Jaeger has served as Vice President of Information Systems & Infrastructure for Quad/Graphics since 2006 and as President of QuadDirect since August 2007. Prior to becoming Vice President of Information Systems & Infrastructure, Mr. Jaeger had been Quad/Graphics' Vice President of Information Systems since 1998 and had worked in various other capacities since he joined the company in 1994.

        Mr. Nash has been Quad/Graphics' Vice President of Customer Service since 2000 after holding various executive-level posts, including Director of Smartools, Midwest Regional Strategy Director and Plant Manager, from 1987 until 2000. Mr. Nash joined Quad/Graphics in 1985 as an Account Executive.

        Mr. Riebe has served as Quad/Graphics' Vice President of Distribution since 1999. Prior to becoming Vice President of Distribution, Mr. Riebe had served as Corporate Director of Distribution since 1987. He joined Quad/Graphics in 1984. Mr. Riebe serves on the board of directors of IDEAlliance, an industry organization.

        Mr. Robarge has served as Quad/Graphics' Vice President of Finishing Operations since April 2010. Prior to becoming Vice President of Finishing Operations, Mr. Robarge had served as Quad/Graphics' Corporate Director of Finishing since August 2008 and, before that, as Saratoga Springs Plant Manager since 2004. Mr. Robarge joined Quad/Graphics in 1985.

        Mr. Sands has been Quad/Graphics' Vice President of Press Operations since January 2008. Prior to becoming Vice President of Press Operations, Mr. Sands had served as Quad/Graphics' Regional Director of Press Operations since 2006 and, prior to 2006, worked in various capacities at Quad/Graphics since joining the company in 1982.

        Mr. Schiesl has served as Quad/Graphics' Vice President & General Counsel since December 2006 and as its General Counsel since he joined the company in August 2003. Prior to joining Quad/Graphics, Mr. Schiesl was Senior Counsel at Harley-Davidson, Inc., the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company, MV Agusta and Harley-Davidson Financial Services. Prior to joining Harley-Davidson, Inc., Mr. Schiesl practiced law at Foley & Lardner LLP, a Milwaukee-based law firm.

        Mr. Vanderboom has served as Quad/Graphics' Treasurer since 2007 and as its Vice President & Treasurer since 2008. Prior to becoming Quad/Graphics' Vice President & Treasurer, Mr. Vanderboom served as Director of Treasury, Risk & Planning from 2006 until 2007, as Controller of Quad/Graphics' Distribution and Facilities departments from 2004 until 2006 and as Controller of Quad/Graphics' Parcel Direct subsidiary from 2001 until 2004 and in various other capacities since joining the company in June 1996.

        Mr. Freschi has served as President, World Color Press North America since November 2009, in which capacity he is responsible for all division manufacturing, sales and marketing operations in the United States and Canada. Mr. Freschi has more than 20 years of management experience in the graphic arts industry. He joined World Color Press in 1994 as a regional sales vice president and held positions of increased responsibilities in sales and operations, including Senior Vice President, Gravure Catalogs, and then Executive Vice President, Retail Inserts. In 2002, he was named President of World Color Press North America's Retail Insert & Sunday Magazine Group and in 2004 was also given responsibility for the Catalog Group. In 2007, his responsibilities were expanded to include oversight over World Color Press Direct Mail operations, which was renamed the Marketing Solutions Group in 2008. Mr. Freschi holds a Bachelor of Science in Accounting from the University of Rhode Island and spent six years in the United States Marine Corps Reserve. He began his career with the major accounting firm of Deloitte & Touche LLP before joining printer R.R. Donnelley & Sons Company.

Compensation of Executive Officers

  Compensation Discussion and Analysis

        This compensation discussion and analysis relates to the material elements of compensation awarded to, earned by, or paid to the following individuals, each of whom is expected to continue to serve in their current positions after the completion of the arrangement:

  •
  Quad/Graphics' chairman, president and chief executive officer;

  •
  Quad/Graphics' senior vice president and chief financial officer;

  •
  Quad/Graphics' senior vice president of manufacturing and president of QuadWinkowski; and

  •
  Quad/Graphics' senior vice president of sales and administration.

        These individuals, along with Brian Freschi, current President, World Color Press North America, who is expected to serve as an executive officer of Quad/Graphics after the completion of the arrangement, are sometimes referred to as the named executive officers, or the "NEOs." The four NEOs who are current executive officers of Quad/Graphics are sometimes referred to as "Quad/Graphics' NEOs." Each of the NEOs is named in the Summary Compensation Table below.

        Please note that the disclosures in the tables and narratives below do not necessarily reflect which executive officers (other than Quad/Graphics' chief executive officer and chief financial officer) may be deemed to be Quad/Graphics' NEOs for years ending after the completion of the arrangement. Mr. Freschi's historical compensation was determined by the board of directors and compensation committee of World Color Press and is not discussed in this compensation discussion and analysis.

  Overview of Quad/Graphics' Executive Compensation Philosophy and Design

        Quad/Graphics believes that a skilled, experienced and dedicated senior management team is essential to its future success as a company and to building shareholder value. Quad/Graphics has established three primary objectives for its executive compensation programs, which are as follows:

  •
  To align executive interests and decision making with the interests of its shareholders, which have been primarily long-term value creation with limited volatility and risk.

  •
  To continue to attract and retain top talent as its business becomes more complex as a result of its operational growth beyond its core print operations, its geographical expansion to include more international operations and its organizational growth as a result of acquisitions.

  •
  To encourage individual behaviors that it believes contribute to its overall corporate performance.

        In light of these objectives, in establishing Quad/Graphics' compensation policies and practices for Quad/Graphics' NEOs, Quad/Graphics' compensation committee seeks to reward Quad/Graphics' NEOs for achieving performance goals and creating value for the company's shareholders, for loyalty to the company and for individual actions that the committee believes are productive in the context of Quad/Graphics' corporate objectives.

  Setting Executive Compensation

        Quad/Graphics' board of directors, its compensation committee and its senior management each play a role in setting the compensation of its NEOs. Quad/Graphics' board of directors appoints the members of its compensation committee and delegates to the compensation committee the direct responsibility for overseeing the design and administration of Quad/Graphics' executive compensation programs. Quad/Graphics' compensation committee is currently comprised of John S. Shiely (chairman), Douglas P. Buth, Betty Ewens Quadracci and William J. Abraham, Jr.

        Quad/Graphics' compensation committee has primary responsibility for the following:

  •
  Reviewing and approving the annual salary, bonuses, equity-based incentives, and other benefits, direct and indirect, of Quad/Graphics' officers.

  •
  Reviewing and reporting to Quad/Graphics' board of directors on compensation and human resources policies, programs and plans.

  •
  Overseeing Quad/Graphics' stock option and other compensation plans.

  •
  Reviewing and recommending to Quad/Graphics' board of directors the compensation of Quad/Graphics' chief executive officer.

  •
  Reviewing and recommending to Quad/Graphics' board of directors compensation for the directors, to align their interests with the long-term interests of Quad/Graphics' shareholders.

        Upon the consummation of the arrangement, the compensation committee's charter will be updated to include other duties, including determining and approving Quad/Graphics' compensation philosophy; determining stock ownership guidelines (if any) for Quad/Graphics' executive officers and directors and monitoring compliance with any such guidelines; on an annual basis, preparing a report regarding executive officer compensation for inclusion in Quad/Graphics' annual proxy statement; and, on an annual basis, reviewing and evaluating Quad/Graphics' policies and practices in compensating employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives. The compensation committee will also have authority to establish subcommittees and delegate authority to such subcommittees to accomplish the duties and responsibilities of the committee.

        The compensation committee, with the assistance of Quad/Graphics' senior management, annually reviews and determines Quad/Graphics' compensation levels, and periodically reviews Quad/Graphics' broader compensation and benefit arrangements, with the objective of ensuring that the company's overall executive compensation and benefits programs are competitive and otherwise consistent with its compensation philosophy. Quad/Graphics' senior management makes recommendations to the compensation committee regarding the compensation of the executive officers (other than their own) and may attend meetings of the compensation committee at which the committee considers the compensation of other executives.

        In 2009, Quad/Graphics' compensation committee took the following steps with respect to executive compensation:

  •
  Approved a salary freeze for Quad/Graphics' NEOs for 2009 and 2010 due to the challenging economic environment, as recommended by Quad/Graphics' management;

  •
  Approved management's recommendation that no payments be made under the annual cash incentive compensation program for 2009;

  •
  Reviewed the performance of Quad/Graphics' chief executive officer and determined his total compensation; and

  •
  Reviewed the performance of Quad/Graphics' other executive officers and other key employees with assistance from senior management.

        In anticipation of Quad/Graphics' becoming a public company and to develop Quad/Graphics' executive compensation program that will take effect upon the closing of the transaction, the compensation committee has engaged a nationally-recognized compensation consulting firm to provide recommendations and advice on Quad/Graphics' executive and director compensation programs and to benchmark the compensation provided to Quad/Graphics' executive officers and directors. The compensation committee is reviewing the elements of Quad/Graphics' executive compensation program to ensure that the company offers compensation programs consistent with the larger, more complex global company that Quad/Graphics' expects to become as a result of the arrangement and that are competitive with the programs offered by Quad/Graphics' peer companies. Quad/Graphics' board has adopted a new equity incentive plan, subject to shareholder approval, to take effect upon the consummation of the arrangement and the committee expects that the other changes implemented as a result of this review may include new or amended employment agreements with some or all of Quad/Graphics' executive officers, including any World Color Press employees who become executive officers of Quad/Graphics. Quad/Graphics' board of directors also expects to revise and amend the charter of the compensation committee charter to reflect Quad/Graphics' compliance with rules and guidelines of the NYSE or NASDAQ, as applicable, the Securities and Exchange Act of 1934, as amended, and the Sarbanes Oxley Act of 2002, as amended.

  Elements of Compensation

        Quad/Graphics' current compensation program for its NEOs consists of the following elements:

  •
  Base Salary.  Quad/Graphics pays its NEOs base salary to compensate them for services rendered and to provide them with a steady source of income for living expenses throughout the year.

  •
  Annual Cash Incentive Compensation.  Quad/Graphics' executive officers are eligible for annual cash incentive awards under the company's incentive compensation program. Please note that,

    while annual cash incentive awards may be referred to as "bonuses" in this discussion, the award amounts are reported in the Summary Compensation Table under the column titled "Non-Equity Incentive Plan Compensation" pursuant to the SEC's regulations.

    The committee intends for Quad/Graphics' incentive compensation program to provide an incentive to meet and exceed financial performance and business goals, and to promote a superior level of performance. Within the overall context of Quad/Graphics' pay philosophy and culture, the program:

    •
    Provides competitive levels of total cash compensation;

    •
    Aligns pay with organizational and individual performance; and

    •
    Focuses executive attention on key business metrics.

  •
  Long-Term Equity Incentive Compensation.  Quad/Graphics provides the opportunity for its NEOs to earn long-term equity incentive awards under its 1999 Nonqualified Stock Option Plan. Quad/Graphics' compensation committee believes that long-term equity incentive awards enhance the alignment of the interests of Quad/Graphics' NEOs and the interests of its shareholders and provide its NEOs with incentives to remain in its employment. For these reasons, in 2009, as in previous years, Quad/Graphics provided a significant component of its NEOs' compensation through means of long-term equity incentive awards.

    Quad/Graphics has generally granted long-term equity incentive awards in the form of options to purchase shares of its class A stock, which are not initially exercisable. The options generally vest and become exercisable over time, contingent on the executive's continued employment. Quad/Graphics uses time-vesting options as its primary source of long-term equity incentive compensation to its NEOs because the compensation committee and management believe that (i) stock options help to align the interests of Quad/Graphics' NEOs with the interests of its shareholders by linking their compensation with the increase in value of Quad/Graphics' common stock over time, (ii) stock options conserve Quad/Graphics' cash resources for use in growing its business and (iii) vesting requirements on stock options and the limited liquidity of Quad/Graphics' stock provide its NEOs with incentive to continue their employment with Quad/Graphics which, in turn, provides Quad/Graphics with greater stability.

    Retirement and Other Benefits.    To provide a competitive compensation package to its employees, including its NEOs, Quad/Graphics sponsors pension and welfare benefit plans, some of which are broadly available to all of its full-time employees in the United States and some of which include enhanced benefits for executives. In addition, Quad/Graphics provides certain limited perquisites to its NEOs. These benefits, as they relate to Quad/Graphics' NEOs, are discussed and analyzed more extensively below under "Determining the Amount of Each Element of Compensation—Retirement and Other Benefits."

  Determining the Amount of Each Element of Compensation

        In determining the amount of the base salary, annual cash incentive compensation and long-term equity incentive compensation to offer each of Quad/Graphics' NEOs, the compensation committee focuses on five general guidelines:

  •
  Base salary should generally be set at approximately the median level offered for similar positions by companies in Quad/Graphics' comparable company group (which is defined and discussed below), adjusted upward or downward by up to 20% based on the compensation committee's views on the individual NEO's experience and performance, its desire to maintain internal pay equity and its belief (discussed further below) that its benchmarking data undervalue certain executive positions relative to their importance to Quad/Graphics.

  •
  Annual cash incentive compensation targets should generally be set above the median level offered for similar positions by companies in Quad/Graphics' comparable company group, with adjustments based on considerations similar to those outlined above for base salary.

  •
  Long-term equity incentive compensation target levels should generally be set somewhat below the median level offered for similar positions by companies in Quad/Graphics' comparable company group.

  •
  Total compensation, defined to include base salary, annual cash incentive compensation and long-term equity incentive compensation, should generally be within 20% above or below the median level offered for comparable positions by companies in Quad/Graphics' comparable company group, with adjustments based on considerations similar to those outlined above for base salary and annual cash incentive compensation.

  •
  As an overall limitation, the total annual provision for Quad/Graphics' profit sharing and 401(k) matching contribution (discussed further below), annual bonuses for managers and annual cash incentive awards, stock option awards and Supplemental Executive Retirement Plan contributions for Quad/Graphics' executives should not exceed 30% of Quad/Graphics' pre-tax, pre-bonus earnings.

        The compensation committee determines median levels against which to measure the base salary, annual incentive compensation and long-term equity incentive compensation Quad/Graphics provides its NEOs through a periodic comprehensive review conducted with the assistance of a compensation consultant. For the most recent review in 2006, as for prior reviews, the compensation committee engaged Hewitt Associates LLC, a nationally recognized compensation consultant, upon the recommendation of Quad/Graphics' management.

        The compensation committee instructed Hewitt Associates to benchmark the base salary, target bonus, target total cash, long-term incentive compensation and target net total compensation that Quad/Graphics offered for certain executive positions, including those held by Quad/Graphics' NEOs. For purposes of the benchmarking analysis, Hewitt Associates, in consultation with Quad/Graphics' compensation committee and management, selected a comparator group of 31 companies on the basis of their similarity to Quad/Graphics in industry sector, geographic location and revenue size. Specifically, the companies chosen generally were either Quad/Graphics' competitors or other industrial or manufacturing companies based in the Midwest and had annual revenues at the time of their selection ranging from approximately $700 million to $8.4 billion, with median annual revenue of $1.9 billion.

        The companies in the group, which are sometimes referred to as "comparable companies," were the following:

• ACCO Brands Corp.	• Herman Miller, Inc.
• Advo, Inc.	• Kohler Company
• American Greetings Corporation	• Merrill Corporation
• Banta Corp.	• Neenah Paper, Inc.
• Bemis Co. Inc.	• Packaging Corporation of America
• Bowne & Company Inc.	• Pactiv Corporation
• Brady Corporation	• R.R. Donnelley & Sons Company
• Briggs & Stratton Corporation	• Rockwell Automation
• Ceridian Corporation	• S.C. Johnson Consumer Products
• Deluxe Corporation	• Sensient Technologies Corporation
• The Dun & Bradstreet Corporation	• Sonoco Products Company
• Fiserv, Inc.	• Trans Union, LLC
• Graphic Packaging Corporation	• United Stationers Inc.
• Hallmark Cards, Inc.	• Valassis Communications Inc.
• Harley-Davidson Motor Company Inc.	• World Color Press
• Harte Hanks Inc.

        Hewitt Associates conducted a regression analysis on the benchmarking data, using a formula developed based on actual sales size and compensation levels of the comparable companies to predict levels of pay given various levels of corporate financial performance. Hewitt Associates presented data for each of Quad/Graphics' executive officer positions by matching these positions against similar positions at the comparable companies.

        As noted above, the compensation committee believed that a portion of the pay disparities in the data between executive officer positions at comparable companies reflected valuations of the various positions that differed from their value to Quad/Graphics, and, in determining individual target pay levels for the executive officers, the committee adjusted pay levels to reflect this belief, resulting in some overall lessening of pay disparities suggested by the benchmarking data. For example, the committee believed that the comparable company data undervalued manufacturing- and sales-related positions relative to their value to Quad/Graphics, and it adjusted its target pay for these positions upwards from the benchmarking data accordingly, resulting in less internal pay disparity among Quad/Graphics' executive officers than that represented by the benchmarking data.

  Base Salary

        The compensation committee and management set the base salaries of Quad/Graphics' NEOs initially through an arm's-length negotiation with each individual executive during the hiring process, based upon the individual's level of responsibility and their assessment of the individual's experience, skills and knowledge. Quad/Graphics and its management also rely on the benchmarking data from the most recent overall compensation review. Quad/Graphics' chief executive officer and the compensation committee review the base salaries of Quad/Graphics' NEOs (other than its chief executive officer) for potential increases on an annual basis or in connection with a significant change in duties of an NEO.

As part of the annual review in years in which no comprehensive assessment is being conducted, Quad/Graphics' senior management obtains an overall update on general trends in executive compensation over the preceding year from Hewitt Associates for use as a market check. Quad/Graphics' senior management then recommends changes in base salaries (for executive officers other than themselves) based on the market check data from Hewitt Associates, its view of the executive officers' individual contributions to Quad/Graphics' overall performance and changes in the rates of pay company-wide. The compensation committee accepts, modifies or rejects the recommendations, based upon various factors, including the individual NEO's experience, level of responsibility, skills, knowledge, base salary in prior years, contributions to Quad/Graphics in prior years, compensation received through elements other than base salary and its views on internal pay equity. The compensation committee is also guided by its view that base salaries should generally be set at a level within 20% above or below the median base salary paid by comparable companies for similar positions.

        Quad/Graphics implemented a salary freeze with respect to its employees generally in 2009, and has extended the freeze into 2010 with respect to management employees, in recognition of the challenging economic environment and therefore did not alter the base salaries of any of its NEOs in 2009.

  Annual Cash Incentive Compensation

        Under Quad/Graphics' annual cash incentive compensation program, the compensation committee has typically established three potential payment levels. These potential payment levels are expressed as a percentage of base salary that participants are eligible to receive if Quad/Graphics' corporate performance achieves a given level. The corporate performance levels corresponding to the payment levels are expressed as company "grades," and whether Quad/Graphics' corporate performance achieves a given grade is determined by the company's board of directors in its subjective judgment.

        The potential payment levels under the annual cash incentive compensation program consist of a "threshold" level, a "target" level and a "maximum" level. In establishing potential payment levels for 2009, Quad/Graphics' senior management made recommendations concerning target potential payment levels (for executive officers other than themselves) based on the target potential payment levels modified in response to the update on general compensation trends from Hewitt Associates, its view of the executive officers' individual contributions to Quad/Graphics' overall performance, internal pay equity and changes in the rates of pay company-wide. Quad/Graphics' compensation committee began with management's recommendations and also considered the actual payouts for, and each individual NEO's performance during, 2008. The compensation committee also evaluated the recommendations in the context of overall target compensation, its views on internal pay equity and the benchmarking data from 2006 as updated based on Hewitt Associate's summary of general trends in executive compensation. Based on its subjective assessment of these considerations, the compensation committee left the levels unchanged from 2008 for each of Quad/Graphics' NEOs.

        In November of each year, Quad/Graphics' board of directors determines the company grade for the year, which may be "A," "B," "C" or "below threshold," in its discretion. Each company grade results in a different payment level, as indicated below:

Company Grade	Payment Level
A	Maximum
B	Target
C	Threshold
Below Threshold	None

        Historically, Quad/Graphics' company grade has been based on the board of directors' assessment of a blend of objective and subjective factors, typically including financial performance compared to Quad/Graphics' board-approved annual financial plan as measured by sales, net income, EBITDA, return on capital compared to cost of capital and share value creation, and progress in major initiatives. There have, however, been no limitations on the factors that the board of directors may consider in determining the company grade. Quad/Graphics' board of directors believes that this method of determining incentive compensation program payouts has been consistent with Quad/Graphics' stock valuation methodology as a private company, its corporate culture and its objectives of current and long-term share value creation.

        The target payment levels—i.e., the payment levels that would have been received for a company grade of "B"—established by the compensation committee for 2009 were as follows:

Name	2009 Target Bonus Percentage of Base Salary	2009 Target Bonus Amount	2009 Actual Bonus Amount
J. Joel Quadracci	115%	$1,022,350	$-0-
John C. Fowler	85%	$442,000	$-0-
Thomas J. Frankowski	85%	$310,250	$-0-
David A. Blais	85%	$310,250	$-0-

        The threshold and maximum payment levels—i.e., the payment levels that would have been received for a company grade of "C" or "A," respectively—established by the compensation committee for 2009 were as follows:

Name	2009 Threshold Bonus Amount	2009 Maximum Bonus Amount	2009 Actual Bonus Amount
J. Joel Quadracci	$533,400	$1,778,000	$0
John C. Fowler	$286,000	$780,000	$0
Thomas J. Frankowski	$200,750	$547,500	$0
David A. Blais	$200,750	$547,500	$0

        In November 2009, Quad/Graphics' board of directors determined that, as a result of year-over-year declines in sales, net income and EBITDA and return on capital below cost of capital, the threshold performance level had not been achieved in 2009. Accordingly, the board of directors did not assign a company grade, thereby determining that there would be no payments under the annual incentive program for 2009.

        The compensation committee has not yet taken action with respect to an annual cash incentive compensation program for 2010. It anticipates that any decisions regarding the 2010 program will be made after it receives the recommendations of the compensation consultant that it has engaged in connection with the overall review of Quad/Graphics' executive compensation programs.

  Long-Term Equity Incentive Compensation

        The compensation committee determined in December 2008 to grant option awards under Quad/Graphics' 1999 Nonqualified Stock Option Plan to each of Quad/Graphics' NEOs, with the awards becoming effective as of January 1, 2009. For each of Quad/Graphics' NEOs, the compensation committee based the amount of the option awards primarily on its target for the individual NEO's total compensation and the amounts it determined for base salary and targeted for annual cash incentive compensation. Specifically, the compensation committee granted options with a value approximately equal to the difference between its target total compensation for the NEO and the total of the NEO's base salary and targeted annual cash incentive compensation. The compensation committee also checked this amount against its goal of keeping long-term equity incentive compensation below the median level for comparable companies and similarly situated executives but total compensation within plus or minus 20% of median. For these purposes, the compensation committee values the option awards using the Black-Scholes method. In determining its target for total compensation for each NEO, the compensation committee considered various factors, including the benchmarking data (updated based on the information on general trends from Hewitt Associates), its views as discussed above on internal pay equity, the responsibilities of the individual executive, the executive's past performance and anticipated future contributions and the desirability of retaining the executive.

        The compensation committee also increased the number of shares subject to Mr. Frankowski's option by 10,000 in recognition of his assumption of increased responsibilities in Quad/Graphics' Polish operations. The compensation committee determined that 10,000 shares was an appropriate number for this purpose based on the collective experience of its members and Quad/Graphics' chief executive officer, their business judgment, the perceived value of Mr. Frankowski's increased role and Quad/Graphics' experiences in recruiting and retaining executives.

        The number of shares of Quad/Graphics' common stock covered by the options granted to each of its NEOs in 2009 is reflected in the Grants of Plan-Based Awards table below. The options (except Mr. Fowler's) vest with respect to 10% of the underlying shares on each of the first ten anniversaries of the grant date, or in full upon a change of control of Quad/Graphics. Quad/Graphics' NEOs generally may exercise these options to the extent vested within (a) 30 days after the fifth and tenth anniversaries of the grant date, (b) 30 days after a change of control of Quad/Graphics or (c) 90 days after a separation from service. The options are forfeited to the extent exercisable but unexercised within these periods, except that the NEOs may defer exercisability on the fifth anniversary of the grant date until the tenth anniversary. The NEOs also may exercise the options with respect to the number of vested option shares necessary to satisfy an unforeseeable emergency. The compensation committee chose to make the options subject to ratable vesting over ten years for each of Quad/Graphics NEOs (except Mr. Fowler) because it believes that a long vesting period is an effective method of aligning the NEOs' interests and decision making with the long-term interests of Quad/Graphics' shareholders and of retaining the NEOs. Mr. Fowler's option will vest in full upon on the sixth anniversary of the grant date pursuant to an arrangement negotiated separately with Mr. Fowler. Mr. Fowler generally may exercise his option to the extent vested within (a) 30 days after the sixth and 11th anniversaries of the grant date, (b) 30 days after a change of control of Quad/Graphics or (c) 90 days after a separation from service. The option is forfeited to the extent exercisable but unexercised within these periods, except that Mr. Fowler may defer exercisability on the sixth anniversary of the grant date until the 11th anniversary. Mr. Fowler also may exercise the option with respect to the number of vested option shares necessary to satisfy an unforeseeable emergency. See below under the heading "Potential Payments upon Termination or Change of Control" for a description of the terms of the Quad/Graphics' NEOs' options relating to a change of control of Quad/Graphics.

        All of the options that Quad/Graphics granted to its NEOs as of January 2009 were granted with a discount exercise price of $21.75, which was $10 below the market value of Quad/Graphics' class A stock on the grant date as determined by Quad/Graphics' board of directors. The board of directors determined such market value based on an independent valuation of the market value of the class A stock performed by William Blair & Company LLC, an independent third-party valuation firm, as of January 1, 2009. Quad/Graphics granted the options with a discount because it wanted to provide recipients with some initial value in the equity awards, but could not grant restricted stock and remain compliant with S-corporation limitations on the number of shareholders. It also chose discounted options to reduce the dilutive effect of the awards.

        Because the options Quad/Graphics has granted to date, including those granted as of January 2009, have generally been discounted options, Quad/Graphics was required to structure the terms of the options to comply with the deferred compensation timing and election requirements of Internal Revenue Code Section 409A. These terms vary from those typical for stock options. Instead of being exercisable to the extent vested at any time prior to the expiration date of the options, for example, the options Quad/Graphics has granted can only be exercised at very limited times and they are forfeited if not exercised at such times. After exercising an option, the NEO holds the shares acquired in the exercise subject to both a put and a call right. Quad/Graphics may exercise the call right and repurchase the shares at any time. The NEO can exercise the put right only if three conditions are satisfied: (i) completion of a 6-month holding period; (ii) there is "no adequate public market" for the shares; and (iii) the NEO has either incurred a separation from service or has an unforeseeable emergency.

        The compensation committee intends to award long-term equity incentive awards to Quad/Graphics' executives on an annual basis in the future, although more frequent awards may be made at the discretion of the compensation committee on other occasions, such as in the case of promotions or newly hired executives. As noted above, Quad/Graphics' board has adopted a new equity incentive plan, subject to shareholder approval, to take effect upon the consummation of the arrangement. Quad/Graphics anticipates that any World Color Press executives who become executives of Quad/Graphics following the consummation of the arrangement will be eligible to participate in the new equity incentive plan on the same basis as other similarly situated executives of Quad/Graphics.

  Retirement and Other Benefits

  Welfare and Retirement Benefits

        As part of a competitive compensation package, Quad/Graphics sponsors welfare benefit plans that offer health, life, disability and other insurance coverage to participating employees. Quad/Graphics also provides its NEOs with an Executive Medical Plan under which Quad/Graphics' executives and their spouses are entitled to reimbursement for up to $20,000 (per family) in medical costs per year. Amounts reimbursed in 2009 under Quad/Graphics' Executive Medical Plan are reflected in the Summary Compensation Table below.

        To help its salaried employees prepare for retirement, Quad/Graphics sponsors the Quad/Graphics Inc. Personal Enrichment Plan, under which the company provides a 401(k) savings option and a profit sharing benefit. Under the 401(k) savings element, Quad/Graphics matches employee contributions at a rate of 30% of the first 6% of an employee's taxable earnings that the employee contributes to the Personal Enrichment Plan. Quad/Graphics' NEOs participate in the broad-based welfare plans and the Personal Enrichment Plan on the same basis as the company's other salaried employees.

        In addition to the Personal Enrichment Plan, Quad/Graphics provides its executive officers with a supplemental executive retirement plan (sometimes referred to as the SERP), which is designed to provide a competitive retirement benefit and aid in retention and building long-term commitment to the company. The SERP is described in greater detail following the 2009 Nonqualified Deferred Compensation Table.

  Perquisites and Other Personal Benefits

        Quad/Graphics provides perquisites and other personal benefits that it believes are reasonable and consistent with its overall compensation program to better enable its executives to perform their duties and to enable Quad/Graphics to attract and retain employees for key positions.

        Pursuant to his employment agreement, Mr. Quadracci is entitled to personal use of Quad/Graphics' corporate aircraft. The compensation committee believes that providing this benefit as part of Mr. Quadracci's compensation enhances his security, minimizes the disruptions and burdens of his personal travel and provides him with additional flexibility and time to attend to company business notwithstanding his personal travel schedule, and thereby benefits Quad/Graphics and its shareholders. None of the other NEOs was permitted to use Quad/Graphics' corporate aircraft for personal travel during 2009, except for one instance that resulted in no incremental cost to Quad/Graphics.

        Quad/Graphics provides assistance to Mr. Quadracci with certain financial planning matters, and offers reimbursement of tax preparation fees for each of its NEOs. Quad/Graphics also provides each of its NEOs with an annual car allowance and reimbursed club membership fees for Messrs. Quadracci and Fowler in 2009. Quad/Graphics provides the car allowance and reimburses club membership fees primarily for business purposes, though a portion of their use may have a personal aspect. For example, Quad/Graphics reimburses club membership fees to encourage Messrs. Quadracci and Fowler to use the memberships for work-related purposes, such as client entertainment, though they may also use the club memberships for personal purposes.

  Post-Termination and Change of Control Arrangements

        Quad/Graphics maintains employment agreements with each of its NEOs that entitle such NEOs to severance benefits if their employment is terminated by Quad/Graphics without cause or by the executive for good reason. In addition, Quad/Graphics' Stock Option Plan provides for the accelerated vesting of stock options upon a change of control of the company. These arrangements are summarized below under "Potential Payments Upon Termination or Change of Control."

        The compensation committee believes the severance and change of control benefits that Quad/Graphics provides its NEOs under these arrangements are consistent with its objective of building shareholder value and contain terms that are similar to those offered to executives of comparable companies. The purpose of the benefits is to focus Quad/Graphics' NEOs on taking actions that are in the best interests of its shareholders without regard to whether such action may ultimately have an impact on their job security, and to avoid the loss of key managers that may occur in connection with an anticipated or actual change of control. The severance and change of control benefits that Quad/Graphics provides its executive officers fulfill these purposes by generally maintaining the executive officers' expected compensation for a specified period following certain terminations of employment, vesting awards granted prior to a change of control and making the executive officers whole for certain excise taxes that may result from compensation paid and benefits provided in connection with the change of control and any related termination of employment. The compensation committee selected the triggering events for change of control and termination benefits to Quad/Graphics' executive officers based on its judgment that these events were likely to result in the job security distractions and retention concerns described above. Other than the employment agreements, Quad/Graphics has no formal severance program in place for its NEOs.

        Quad/Graphics also provides its NEOs with an Executive Salary Continuation Plan under which it will continue to pay 60% of the NEO's base salary to the NEO's spouse or dependent children if the NEO dies during the term of the NEO's active employment with Quad/Graphics. The payments will continue through, in the case of an NEO who dies after age 55 but before retirement, the earlier of (i) the date on which the NEO would have reached age 65 or (ii) the later of (a) the 25th birthday of the youngest dependent child or (b) the death of the surviving spouse or, in the case of an NEO who dies before age 55, the earlier of (i) the tenth anniversary of the NEO's death or (ii) the later of (a) the 25th birthday of the youngest dependent child or (b) the death of the surviving spouse. Quad/Graphics offers this benefit to the NEOs as part of what it believes is a competitive compensation package and in lieu of a supplemental executive life insurance policy.

  Other Policies and Considerations

  Policies On Timing of Option Grants

        As a privately owned company, Quad/Graphics has typically granted stock options effective as of the first day of the calendar year. In connection with the transaction, the compensation committee and board of directors intend to adopt a policy providing that option grants will generally be priced and made at a point in time when the most important information about the company then known to management and the board is likely to have been disseminated in the market.

  Tax and Accounting Considerations

        In setting compensation for Quad/Graphics' NEOs, the compensation committee considers the deductibility of compensation under the Internal Revenue Code. As a private company, Quad/Graphics has historically been able to deduct all compensation that it paid to its NEOs as long as it was reasonable. As a public company, Quad/Graphics will be subject to the provisions of Section 162(m) of the Internal Revenue Code. Section 162(m) prohibits the company from taking a tax deduction for compensation in excess of $1.0 million that is paid to its chief executive officer and its NEOs, excluding its chief financial officer, and that is not considered "performance-based" compensation under Section 162(m). Additionally, certain transition rules of Section 162(m) generally permit Quad/Graphics to exclude certain compensation from the $1.0 million cap such as (i) the compensation resulting from the exercise of stock options that were granted prior to becoming a public company; (ii) the compensation payable under bonus arrangements that were in place prior to becoming a public company; and (iii) compensation resulting from the exercise of stock options and stock appreciation rights, or the vesting of restricted stock, that Quad/Graphics may grant during the transition period pursuant to a plan adopted prior to becoming a public company. The transition period will begin on the date Quad/Graphics becomes a public company and end on the date of Quad/Graphics' annual shareholders meeting that occurs in 2012. Quad/Graphics' board has adopted, subject to shareholder approval, a new equity incentive plan that is intended to permit Quad/Graphics to grant equity based awards during the transition period that will not be subject to the $1.0 million cap under Section 162(m). The compensation committee may, however, approve compensation that will not meet the requirements of Section 162(m) in order to ensure competitive levels of total compensation for Quad/Graphics' executive officers.

2009 SUMMARY COMPENSATION TABLE

        The following table summarizes the compensation that the NEOs earned for the year ended December 31, 2009.

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation(2) ($)	Total ($)
J. Joel Quadracci	2009	889,000	1,643,000	0	0	248,038	2,780,038
President and Chief
Executive Officer of
Quad/Graphics(3)
John C. Fowler	2009	520,000	437,700	0	0	52,094	1,009,794
Senior Vice President
and Chief Financial
Officer of Quad/
Graphics(3)
Thomas J. Frankowski	2009	365,000	492,900	0	0	17,109	875,009
Senior Vice President of
Manufacturing of Quad/
Graphics; President of
QuadWinkowski(3)
David A. Blais	2009	365,000	328,600	0	0	19,893	713,493
Senior Vice President of
Sales and Administration
of Quad/Graphics(3)
Brian Freschi, President,	2009	451,425	—	221,517	223,524	7,000	903,466
World Color Press
North America(4)

(1)
Amounts are based on the aggregate grant date fair value of the awards to the NEOs under, in the case of Messrs. Quadracci, Fowler, Frankowski and Blais, Quad/Graphics' Stock Option Plan and, in the case of Mr. Freschi, under World Color Press' equity incentive plan, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (sometimes referred to as ASC 718). For the assumptions used in the valuation of the awards to Quad/Graphics' NEOs, please see Note 18 to Quad/Graphics' consolidated financial statements. For the assumptions used in the valuation of the awards to Mr. Freschi, please see Note 23 to World Color Press' financial statements included in World Color Press' annual report on Form 40-F filed with the SEC on March 1, 2010, which is incorporated by reference into this proxy circular/prospectus.

(2)
Amounts for each of Quad/Graphics' NEOs reflect an automobile allowance and reimbursement for medical expenses. They also reflect the following for individual Quad/Graphics NEOs: For Mr. Quadracci—a portion of the salary paid to a Quad/Graphics' employee attributable to time spent on personal business for Mr. Quadracci, reimbursements for financial planning expenses, club dues, $184,183 for personal use of Quad/Graphics' corporate aircraft (includes fuel, repairs, landing fees, incremental pilot expenses, catering and hangar/parking attributable to personal use), a matching contribution on 401(k) contributions and a contribution of $11,592 to Mr. Quadracci's SERP account. For Mr. Fowler—club dues, assistance with tax preparation, a matching contribution on 401(k) contributions, imputed income from the interest-free loan under the voting trust purchase plan described under "—Certain Relationships and Related Party Transactions" and a contribution to Mr. Fowler's SERP account. For Mr. Frankowski—a matching contribution on 401(k) contributions and a contribution to Mr. Frankowski's SERP account. For Mr. Blais—assistance with tax preparation, a matching contribution on 401(k) contributions and a contribution to Mr. Blais' SERP account. (These benefits are discussed further under the heading "Perquisites and Other Personal Benefits" on page 175.)

(3)
Amounts paid by Quad/Graphics.

(4)
Amounts paid by World Color Press.

 GRANTS OF PLAN BASED AWARDS IN 2009

        The following table contains information concerning the plan-based equity and non-equity awards that were granted to the NEOs in 2009. The amounts shown in the Estimated Future Payouts Under Non-Equity Incentive Plan awards columns represent potential payments at the time of grant only. As indicated in the Summary Compensation Table above, no amounts were actually earned by or paid to Quad/Graphics' NEOs for 2009 under the awards shown in the Estimated Future Payouts Under Non-Equity Incentive Plan awards columns.

						All Other Option Awards: Number of Securities Underlying Options (#)(2)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Exercise or Base Price of Option Awards ($/Share)	Market Price on Date of Grant for Option Awards ($/Share)(3)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval or Action Date	Threshold ($)	Target ($)	Maximum ($)
J. Joel Quadracci(4)	1/1/2009	11/17/2008				100,000	21.75	31.75	1,643,000
			533,400	1,022,350	1,778,000
John C. Fowler(4)	1/1/2009	11/17/2008				30,000	21.75	31.75	437,700
			286,000	442,000	780,000
Thomas J. Frankowski(4)	1/1/2009	11/17/2008				30,000	21.75	31.75	492,900
			200,750	310,250	547,500
David A. Blais(4)	1/1/2009	11/17/2008				20,000	21.75	31.75	328,600
			200,750	310,250	547,500
Brian Freschi(5)			68,451	136,902	205,354
			83,720	167,440	251,160

(1)
These awards were granted to Messrs. Quadracci, Fowler, Frankowski and Blais under Quad/Graphics' annual cash incentive program. The awards to Mr. Freschi were granted under World Color Press' management compensation incentive plan; the first award was granted with respect to performance during the first half of 2009, and the second award was granted with respect to performance during the second half of 2009.

(2)
Options to purchase shares of Quad/Graphics' class A stock, granted under Quad/Graphics' 1999 Nonqualified Stock Option Plan.

(3)
Represents the market value of Quad/Graphics' class A stock as determined by Quad/Graphics' board of directors based on an independent valuation of the market value of Quad/Graphics' class A stock performed by William Blair & Company LLC, an independent third-party valuation firm, as of January 1, 2009.

(4)
Awards made by Quad/Graphics.

(5)
Awards made by World Color Press.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

        The following table contains information concerning equity awards held by Quad/Graphics' NEOs that were outstanding as of December 31, 2009. Mr. Freschi held no outstanding equity awards as of December 31, 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Un-earned Options (#)	Option Exercise Price ($)		Option Expiration Date
J. Joel Quadracci	—		100,000	(1)	—	21.25	(1)	1/31/2019	(1)
	10,000	(2)	90,000	(2)	—	35.25	(2)	1/31/2018	(2)
	30,000	(3)	120,000	(3)	—	41.25		1/31/2017	(3)
	2,000	(4)	7,000	(4)	—	32.00		1/31/2023	(4)
	750	(5)	3,500	(5)	—	32.00		1/31/2023	(5)
	788	(6)	3,150	(6)	—	25.95		1/31/2021	(6)
	787	(7)	2,888	(7)	—	21.67		1/31/2020	(7)
	1,575	(8)	5,250	(8)	—	17.14		1/31/2019	(8)
	1,575	(9)	3,675	(9)	—	11.30		1/31/2016	(9)
	1,654	(10)	2,756	(10)	—	8.44		1/31/2014	(10)
John C. Fowler	—		30,000	(11)	—	21.25	(11)	1/31/2020	(11)
	—		30,000	(12)	—	35.25	(12)	1/31/2019	(12)
	106,000	(13)	212,000	(13)	—	41.25		1/31/2018	(13)
	5,250	(4)	12,250	(4)	—	32.00		1/31/2023	(4)
	6,500	(14)	—		—	32.00		1/31/2023	(14)
	3,000	(6)	7,000	(6)	—	25.95		1/31/2021	(6)
	2,100	(7)	3,150	(7)	—	21.67		1/31/2020	(7)
	2,100	(8)	5,250	(8)	—	17.14		1/31/2019	(8)
Thomas J. Frankowski	—		30,000	(1)	—	21.25	(1)	1/31/2019	(1)
	4,000	(2)	36,000	(2)	—	35.25	(2)	1/31/2018	(2)
	8,000	(3)	32,000	(3)	—	41.25		1/31/2017	(3)
	2,000	(4)	7,000	(4)	—	32.00		1/31/2023	(4)
	2,400	(14)	—		—	32.00		1/31/2023	(14)
	1,000	(5)	3,500	(5)	—	32.00		1/31/2023	(5)
	1,050	(6)	3,150	(6)	—	25.95		1/31/2021	(6)
	1,050	(7)	2,888	(7)	—	21.67		1/31/2020	(7)
	2,100	(8)	5,250	(8)	—	17.14		1/31/2019	(8)
	2,205	(10)	2,757	(10)	—	8.44		1/31/2014	(10)
David A. Blais	—		20,000	(1)	—	21.25	(1)	1/31/2019	(1)
	6,000	(2)	54,000	(2)	—	35.25	(2)	1/31/2018	(2)
	12,000	(3)	48,000	(3)	—	41.25		1/31/2017	(3)
	3,000	(4)	7,000	(4)	—	32.00		1/31/2023	(4)
	3,000	(5)	7,000	(5)	—	32.00		1/31/2023	(5)
	2,100	(6)	3,150	(6)	—	25.95		1/31/2021	(6)
	2,362	(7)	2,888	(7)	—	21.67		1/31/2020	(7)
	1,100	(8)	5,250	(8)	—	17.14		1/31/2019	(8)
	2,100	(9)	3,675	(9)	—	11.30		1/31/2016	(9)
	—		2,757	(10)	—	8.44		1/31/2014	(10)

(1)
Vests with respect to 10% of the underlying shares of class A stock on each of the first ten anniversaries of the January 1, 2009 grant date, and becomes exercisable to the extent vested on the fifth and tenth anniversaries of the grant date, a change of control of Quad/Graphics or a separation from service. The option is forfeited to the extent exercisable but unexercised on these events, except that the NEO may defer exercisability on the fifth anniversary of the grant date until the tenth anniversary. The NEO also may exercise the option with respect to the number of vested option shares necessary to satisfy an unforeseeable emergency. The expiration date shown represents the latest possible date of forfeiture. The exercise price of these options is reduced by the amount of any non-tax cash dividends paid on the underlying shares.

(2)
Vests with respect to 10% of the underlying shares of class A stock on each of the first ten anniversaries of the January 1, 2008 grant date, and becomes exercisable to the extent vested on the fifth and tenth anniversaries of the grant date, a change of control of Quad/Graphics or a separation from service. The option is forfeited to the extent exercisable but unexercised on these events, except that the NEO may defer exercisability on the fifth anniversary of the grant date until the tenth anniversary. The NEO also may exercise the option with respect to the number of vested option shares necessary to satisfy an unforeseeable emergency. The shares shown as underlying exercisable options are the shares as to which the option was vested on December 31, 2009. The expiration date shown represents the latest possible date of forfeiture. The exercise price of these options is reduced by the amount of any non-tax cash dividends paid on the underlying shares.

(3)
Vests with respect to 10% of the underlying shares of class A stock on each of the first ten anniversaries of the January 1, 2007 grant date, and becomes exercisable to the extent vested on the fifth and tenth anniversaries of the grant date, a change of control of Quad/Graphics or a separation from service. The option is forfeited to the extent exercisable but unexercised on these events, except that the NEO may defer exercisability on the fifth anniversary of the grant date until the tenth anniversary. The NEO also may exercise the option with respect to the number of vested option shares necessary to satisfy an unforeseeable emergency. The shares shown as underlying exercisable options are the shares as to which the option was vested on December 31, 2009. The expiration date shown represents the latest possible date of forfeiture. As a result of amendments entered into in response to rules promulgated under Internal Revenue Code Section 409A, upon exercise of this option, the NEO will also receive a cash payment for each of the underlying shares equal to the difference between the original exercise price of $31.25 per share and the current exercise price, plus all non-tax cash dividends declared and paid on the underlying shares since January 2007.

(4)
Becomes exercisable with respect to 25% of the underlying shares of class A stock on each of the first four five-year anniversaries of the January 1, 2003 grant date, or in full on each subsequent five-year anniversary, a change of control of Quad/Graphics or a separation from service. The option is forfeited to the extent unexercised on these events unless, with respect to exercisability on each five-year anniversary, the NEO defers exercisability until the next such anniversary. The NEO also may exercise the option with respect to the number of vested option shares necessary to satisfy an unforeseeable emergency. The shares shown as underlying exercisable options are the shares as to which the option would have been exercisable on December 31, 2009 had December 31, 2009 been a five-year anniversary of the grant date. The expiration date shown represents the date on which the option must be exercised or forfeited with respect to all of the underlying shares unless the NEO defers exercisability. As a result of amendments entered into in response to rules promulgated under Internal Revenue Code Section 409A, upon exercise of this option, the NEO will also receive a cash payment for each of the underlying shares equal to the difference between the original exercise price of $22.00 per share and the current exercise price, plus all non-tax cash dividends declared and paid on the underlying shares since January 2005.

(5)
Becomes exercisable with respect to 25% of the underlying shares of class A stock on each of the first four five-year anniversaries of the January 1, 2003 grant date, or in full on each subsequent five-year anniversary, a change of control of Quad/Graphics or a separation from service. The option is forfeited to the extent unexercised on these events unless, with respect to exercisability on each five-year anniversary, the NEO defers exercisability until the next such anniversary. The NEO also may exercise the option with respect to the number of vested option shares necessary to satisfy an unforeseeable emergency. The shares shown as underlying exercisable options are the shares as to which the option would have been exercisable on December 31, 2009 had December 31, 2009 been a five-year anniversary of the grant date. The expiration date shown represents the date on which the option must be exercised or forfeited with respect to all of the underlying shares unless the NEO defers exercisability. As a result of amendments entered into in response to rules promulgated under Internal Revenue Code Section 409A, upon exercise of this option, the NEO will also receive a cash payment for each of the underlying shares to the difference between the original exercise price of $20.00 per share and the current exercise price, plus all non-tax cash dividends declared and paid on the underlying shares since January 2005.

(6)
Becomes exercisable with respect to 25% of the underlying shares of class A stock on each of the first four five-year anniversaries of the January 1, 2001 grant date, or in full on each subsequent five-year anniversary, a change of control of Quad/Graphics or a separation from service. The option is forfeited to the extent unexercised on these events unless, with respect to exercisability on each five-year anniversary, the NEO defers exercisability until the next such anniversary. The NEO also may exercise the option with respect to the number of vested option shares necessary to satisfy an unforeseeable emergency. The shares shown as underlying exercisable options are the shares as to which the option would have been exercisable on December 31, 2009 had December 31, 2009 been a five-year anniversary of the grant date. The expiration date shown represents the date on which the option must be exercised or forfeited with respect to all of the underlying shares unless the NEO defers exercisability. As a result of amendments entered into in response to rules promulgated under Internal Revenue Code Section 409A, upon exercise of this option, the NEO will also receive a cash payment for each of the underlying shares to the difference between the original exercise price of $14.29 per share and the current exercise price, plus all non-tax cash dividends declared and paid on the underlying shares since January 2005.

(7)
Becomes exercisable with respect to 25% of the underlying shares of class A stock on each of the first four five-year anniversaries of the January 1, 2000 grant date, or upon a change of control of Quad/Graphics or a separation from service. The option is forfeited to the extent unexercised on these events unless, with respect to exercisability on each five-year anniversary, the NEO defers exercisability until the next such anniversary. The NEO also may exercise the option with respect to the number of vested option shares necessary to satisfy an unforeseeable emergency. The shares shown as underlying exercisable options are the shares as to which the option would have been exercisable on December 31, 2009 had December 31, 2009 been a five-year anniversary of the grant date. The expiration date shown represents the date on which the option must be exercised or forfeited with respect to all of the underlying shares unless the NEO defers exercisability. As a result of amendments entered into in response to rules promulgated under Internal Revenue Code Section 409A, upon exercise of this option, the NEO will also receive a cash payment for each of the underlying shares to the difference between the original exercise price of $14.29 per share and the current exercise price, plus all non-tax cash dividends declared and paid on the underlying shares since January 2005.

(8)
Becomes exercisable with respect to 25% of the underlying shares of class A stock on each of the first four five-year anniversaries of the January 1, 1999 grant date, or in full on each subsequent five-year anniversary, a change of control of Quad/Graphics or a separation from service. The option is forfeited to the extent unexercised on these events unless, with respect to exercisability on each five-year anniversary, the NEO defers exercisability until the next such anniversary. The NEO also may exercise the option with respect to the number of vested option shares necessary to satisfy an unforeseeable emergency. The shares shown as underlying exercisable options are the shares as to which the option would have been exercisable on December 31, 2009 had December 31, 2009 been a five-year anniversary of the grant date. The expiration date shown represents the date on which the option must be exercised or forfeited with respect to all of the underlying shares unless the NEO defers exercisability. As a result of amendments entered into in response to rules promulgated under Internal Revenue Code Section 409A, upon exercise of this option, the NEO will also receive a cash payment for each of the underlying shares to the difference between the original exercise price of $9.52 per share and the current exercise price, plus all non-tax cash dividends declared and paid on the underlying shares since January 2005.

(9)
Becomes exercisable with respect to 25% of the underlying shares of class A stock on each of the first four five-year anniversaries of the January 1, 1996 grant date, or in full on each subsequent five-year anniversary, a change of control of Quad/Graphics or a separation from service. The option is forfeited to the extent unexercised on these events unless, with respect to exercisability on each five-year anniversary, the NEO defers exercisability until the next such anniversary. The NEO also may exercise the option with respect to the number of vested option shares necessary to satisfy an unforeseeable emergency. The shares shown as underlying exercisable options are the shares as to which the option would have been exercisable on December 31, 2009 had December 31, 2009 been a five-year anniversary of the grant date. The expiration date shown represents the date on which the option must be exercised or forfeited with respect to all of the underlying shares unless the NEO defers exercisability. As a result of amendments entered into in response to rules promulgated under Internal Revenue Code Section 409A, upon exercise of this option, the NEO will also receive a cash payment for each of the underlying shares to the difference between the original exercise price of $4.76 per share and the current exercise price, plus all non-tax cash dividends declared and paid on the underlying shares since January 2005.

(10)
Becomes exercisable with respect to 25% of the underlying shares of class A stock on each of the first four five-year anniversaries of the January 1, 1994 grant date, or in full on each subsequent five-year anniversary, a change of control of Quad/Graphics or a separation from service. The option is forfeited to the extent unexercised on these events unless, with respect to exercisability on each five-year anniversary, the NEO defers exercisability until the next such anniversary. The NEO also may exercise the option with respect to the number of vested option shares necessary to satisfy an unforeseeable emergency. The shares shown as underlying exercisable options are the shares as to which the option would have been exercisable on

  December 31, 2009 had December 31, 2009 been a five-year anniversary of the grant date. The expiration date shown represents the date on which the option must be exercised or forfeited with respect to all of the underlying shares unless the NEO defers exercisability. As a result of amendments entered into in response to rules promulgated under Internal Revenue Code Section 409A, upon exercise of this option, the NEO will also receive a cash payment for each of the underlying shares to the difference between the original exercise price of $4.54 per share and the current exercise price, plus all non-tax cash dividends declared and paid on the underlying shares since January 2005.

(11)
Vests in full on the sixth anniversary of the January 1, 2009 grant date. Generally becomes exercisable on the sixth and eleventh anniversaries of the grant date or a change of control of Quad/Graphics, or upon a separation from service. The NEO also may exercise the option with respect to the number of vested option shares necessary to satisfy an unforeseeable emergency. The option is forfeited to the extent exercisable but unexercised on these events unless, with respect to exercisability on the sixth anniversary, the NEO defers exercisability until the eleventh anniversary. The expiration date shown represents the latest possible date of forfeiture. The exercise price of these options is reduced by the amount of any non-tax cash dividends paid on the underlying shares.

(12)
Vests in full on the sixth anniversary of the January 1, 2008 grant date. Generally becomes exercisable on the sixth and eleventh anniversaries of the grant date or a change of control of Quad/Graphics, or upon a separation from service. The NEO also may exercise the option with respect to the number of vested option shares necessary to satisfy an unforeseeable emergency. The option is forfeited to the extent exercisable but unexercised on these events unless, with respect to exercisability on the sixth anniversary, the NEO defers exercisability until the eleventh anniversary. The expiration date shown represents the latest possible date of forfeiture. The exercise price of these options is reduced by the amount of any non-tax cash dividends paid on the underlying shares.

(13)
Vests with respect to 1/6 of the underlying shares of class A stock on each of the first six anniversaries of the January 1, 2007 grant date. Generally becomes exercisable on the sixth and eleventh anniversaries of the grant date or a change of control of Quad/Graphics, or upon a separation from service. The NEO also may exercise the option with respect to the number of vested option shares necessary to satisfy an unforeseeable emergency. The option is forfeited to the extent exercisable but unexercised on these events unless, with respect to exercisability on the sixth anniversary, the NEO defers exercisability until the eleventh anniversary. The shares shown as underlying exercisable options are the shares as to which the option was vested on December 31, 2009. The expiration date shown represents the latest possible date of forfeiture. As a result of amendments entered into in response to rules promulgated under Internal Revenue Code Section 409A, upon exercise of this option, the NEO will also receive a cash payment for each of the underlying shares to the difference between the original exercise price of $31.25 per share and the current exercise price, plus all non-tax cash dividends declared and paid on the underlying shares since January 2007.

(14)
Becomes exercisable in full on each five-year anniversary of the January 1, 2003 grant date, a change of control of Quad/Graphics or a separation from service. The option is forfeited to the extent unexercised on these events unless, with respect to exercisability on each five-year anniversary, the NEO defers exercisability until the next such anniversary. The NEO also may exercise the option with respect to the number of vested option shares necessary to satisfy an unforeseeable emergency. The shares shown as underlying exercisable options are the shares as to which the option would have been exercisable on December 31, 2009 had December 31, 2009 been a five-year anniversary of the grant date. The expiration date shown represents the date on which the option must be exercised or forfeited with respect to all of the underlying shares unless the NEO defers exercisability. As a result of amendments entered into in response to rules promulgated under Internal Revenue Code Section 409A, upon exercise of this option, the NEO will also receive all non-tax cash dividends declared and paid on the underlying shares since January 2005.

OPTION EXERCISES IN 2009

        The following table provides information about stock options that the NEOs exercised in 2009.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
J. Joel Quadracci	—	—
John C. Fowler	—	—
Thomas J. Frankowski	—	—
David A. Blais	3,205	66,016
Brian Freschi	—	—

(1)
Amount represents the product of the number of shares the officer acquired on exercise and the difference between the exercise price the officer paid for the acquired shares and the market value of the shares at the time of exercise, as determined by Quad/Graphics' board of directors based on an independent valuation of the market value of Quad/Graphics' class A stock performed by William Blair & Company LLC, an independent third-party valuation firm, as of January 1, 2009. As a result of amendments entered into in response to rules promulgated under Internal Revenue Code Section 409A, upon exercise of these options, Mr. Blais also received a cash payment of $37,051, which is equal to the difference between the original exercise price for the options and the weighted average exercise price at the time of exercise, plus all non-tax cash dividends declared and paid on the underlying shares since January 2005.

 2009 PENSION BENEFITS

        The following table sets forth certain information with respect to the potential benefits to Mr. Freschi under World Color Press' defined benefit pension plans as of December 31, 2009. Quad/Graphics has no defined benefit pension plans in which its NEOs participate.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Brian Freschi	World Color Pension Plan	12.25	120,878	0
	New World Color (USA) Corp. Restoration Plan	12.25	58,026	0
	New Supplemental Executive Retirement Plan/Agreement	6	407,531	0

(1)
The accrued obligation is the value of the projected pension earned for service to December 31, 2009 based on disclosure assumptions of the plans, including a discount rate of 5.3% for the Canadian plans and 5.8% for the United States plans, as of December 31, 2009 which is the plan measurement date used in World Color Press' audited consolidated financial statements for the 2009 financial year. This amount increases with age and is significantly impacted by the change in the interest rate.

  World Color Pension Plan

        The World Color Pension Plan (sometimes referred to as the qualified pension plan) is a defined benefit plan maintained by World Color (USA Corp.), and affiliate of World Color for its employees. The benefit under the qualified pension plan is a lump sum equal to the product of the final average compensation (as described below) and the aggregate pension equity credits, determined as indicated in the following table.

PEP Service	PEP Percentage
0	0
5	15
10	35
15	60
20	90
50	330

        A participant is credited with one twelfth (1/12) of a year of pension equity plan service for each month in which the participant is credited with an hour of service for an employer or the employee is on an approved leave of absence. Final average compensation is defined the greater of:

  (i)
  The participant's highest five consecutive years of compensation during which the participant earned benefit service, divided by the lesser of five years or benefit service, or

  (ii)
  One fifth (1/5) of the sum of the participant's compensation during year of termination, the previous four years of compensation, and a fraction of the participant's compensation during the fifth year before date of termination, where the fraction is one minus the number of months of service during the termination year divided by twelve.

Compensation is defined for these purposes to include base pay plus commissions, severance pay, amounts contributed on behalf of the employee to a cafeteria plan or fringe transportation arrangement, and overtime for specified locations.

        For participants in a prior plan who became eligible for the qualified pension plan on its effective date, final average compensation will be no less than final average compensation as of December 31,2000. Participants vest 100% after three years of vesting service. Benefits not subject to an early retirement reduction are increased by 2.5% per year from separation, or effective date of frozen accruals if earlier, to commencement. The normal retirement age under the qualified pension plan and the restoration plan (as described below) is age 65.

        The normal form of benefit for unmarried participants is a life annuity or single cash payout (if distribution is no greater than $1,000) and, for married participants, a qualified joint and survivor annuity, with a 50% continuation to spouse after death of the participant, equivalent in value to pension available to single participants. Upon the death of a participant electing a single life annuity (or, in the case of a joint and survivor annuity, the deaths of the participant and beneficiary), a single cash payment will be made equal to the excess (if any) of the lump sum amount payable at benefit commencement date over the total of all annuity payments made.

        The following optional forms are available on the basis of actuarial equivalence for participants who have attained the age of 55: life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity, 100% joint and survivor annuity, or a single cash payout. Prior to age 55, a participant may elect to receive a life annuity, a qualified 50% joint and survivor annuity, or a single cash payout.

        Upon the death of a participant electing a single life annuity (or, in the case of a joint and survivor annuity, the deaths of the participant and beneficiary), a single cash payment will be made equal to the excess (if any) of the lump sum amount payable at benefit commencement date over the total of all annuity payments made.

  New World Color (USA) Corp. Restoration Plan

        The New World Color (USA) Corp. Restoration Plan (sometimes referred to as the restoration plan) provides benefits to participants in qualified pension plan whose benefits under the qualified pension plan are restricted because of the limitation imposed on includible compensation under Section 401(a)(17) of the Internal Revenue Code.

        The benefit under the restoration plan is the sum of the plan benefit earned on or before December 31, 2003, the plan benefit earned after December 31,2003 and a transition benefit.

  Plan Benefit Earned on or Before December 31, 2003

        A lump sum equal to the excess of:

  (i)
  The product of the excess average compensation, as calculated for purposes of determining this benefit and the aggregate total benefit service pension equity credits (as described below) accrued on or before December 31, 2003, and

  (ii)
  The product of the excess average compensation, as calculated for purposes of determining this benefit and the aggregate non-pension equity service pension equity credits (as described below) accrued on or before December 31,2003.

  Plan Benefit Earned After December 31, 2003

        A lump sum equal to the excess of:

  (i)
  The product of the excess average compensation, as calculated for purposes of determining this benefit and the aggregate total benefit service pension equity credits accrued after December 31,2003, and

  (ii)
  The product of the excess average compensation, as calculated for purposes of determining this benefit and the aggregate non-pension equity service pension equity credits accrued after December 31, 2003.

  Transition Benefits

        For World Color employees who were participants in the Quebecor Printing (USA) Inc. Retirement Plan as of December 31, 2000, the transition benefit is the lump sum amount equal to the participant's transition credit multiplied by their excess average compensation, reduced by an early retirement reduction factor equal to 1/4% for each of the first 300 months by which payment precedes age 65. The transition credit is the excess of the participant's December 31, 2000 benefit, without and with regard to limitation imposed on compensation under Section 401(a)(17) of the Internal Revenue Code in the form of a life annuity, payable at the later of age 65 or December 31, 2000, multiplied by 10, and then divided by their excess average compensation as of December 31, 2000.

        For purposes of calculating the plan benefit for benefit service earned on or before December 31, 2003, excess average compensation is the participant's final average compensation (as defined under the qualified pension plan) based on compensation earned on or before December 31, 2003 but without regard to the limitation on compensation under Section 401(a)(17) of the Internal Revenue Code, and compensation earned after December 31, 2003 without regard to the limitation on compensation under Section 401(a)(17) of the Internal Revenue Code not in excess of $300,000, less the participant's final average compensation as computed under the qualified pension plan. For purposes calculating the plan benefit for benefit service earned after December 31, 2003, excess average compensation shall mean the participant's final average compensation (without regard to the limitation on compensation under Section 401 (a)(17) of the Internal Revenue Code), not in excess of $300,000, less the participant's final average compensation under the qualified pension plan. Excess average compensation was frozen for all active participants as of October 1, 2006. Participants are fully vested in their benefits after five years of vesting service. Compensation for these purposes includes base pay plus commissions, severance pay, amounts contributed on behalf of the employee to a cafeteria plan or fringe transportation arrangement, and overtime for specified locations.

        The aggregate total benefit service pension equity credits are determined as follows:

Benefit Service on Date of Valuation	PEP Percentage
0	0
5	15
10	35
15	60
20	90
50	330

        The aggregate non-pension equity service pension equity credits are determined as follows:

Non-Pension Equity Service on Date of Valuation	PEP Percentage
0	0
5	15
10	35
15	60
20	90
50	330

  New Supplemental Executive Retirement Plan/Agreement

        World Color (USA) Corp. has provided a New Supplemental Executive Retirement Plan/Agreement to Mr. Freschi that provides for supplemental retirement. The supplemental retirement income will be equal to (a) minus (b) where:

  (a)
  Annual retirement income equal to 1.00% of the average earnings of Mr. Freschi up to covered compensation, plus 1.55% of the average earnings of Mr. Freschi in excess of covered compensation, times the number of years of his covered credited service, reduced by 5% per year that the commencement date precedes Mr. Freschi's standard retirement date (upon reaching age 62).

  (b)
  Annual amount of pension payable to Mr. Freschi at retirement under the terms of any other World Color sponsored pension plan for his covered credited service, including both qualified and non-qualified plans.

        Earnings are defined as the basic salary received by Mr. Freschi for the performance of his normal duties during the plan year, including cash bonuses. Average earnings are defined as earnings during the five consecutive years of credited service that produce the highest average annual earnings, without regard to the limitation under Section 401(a)(17) of the Internal Revenue Code. Covered compensation is defined as the thirty-five year average of social security wage bases ending through the year of termination. Mr. Freschi will be fully vested in this benefit after attaining age 55 and earning five years of service. The benefit will be paid in the form of a single life annuity and reduced by five percent per annum (5%) for each year that actual retirement date precedes age 62.

2009 NONQUALIFIED DEFERRED COMPENSATION

        The following table sets forth certain information with respect to Quad/Graphics' NEOs' participation in Quad/Graphics' SERP, which is a nonqualified deferred compensation plan maintained by Quad/Graphics, and Mr. Freschi's participation in the New World Color (USA) Corp. Nonqualified Deferred Compensation Plan, a nonqualified deferred compensation plan maintained by an affiliate of World Color, during the year ended December 31, 2009. The material terms of Quad/Graphics' SERP and the New World Color (USA) Corp. Nonqualified Deferred Compensation Plan are described after the table.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
J. Joel Quadracci(2)	0	11,592	11,879	(3)	0	597,378
John C. Fowler(2)	0	4,950	8,750	(3)	0	436,432
Thomas J. Frankowski(2)	0	2,160	5,600	(3)	0	278,394
David A. Blais(2)	0	2,160	4,621	(3)	0	230,040
Brian Freschi(4)	0	0	252		0	6,477

(1)
Amounts shown in the column below reflect the company contributions that Quad/Graphics cannot make under Quad/Graphics' Personal Enrichment Plan due to restrictions under the Internal Revenue Code. These amounts are also included in the Summary Compensation Table.

(2)
Information in this row relates to Quad/Graphics' SERP.

(3)
These Aggregate Earnings are based on the Stable Asset Fund investment alternative under Quad/Graphics Personal Enrichment Plan, are not "above-market or preferential earnings" as defined by the rules of the SEC and are therefore not required to be reported in the Summary Compensation Table.

(4)
Information in this row relates to the New World Color (USA) Corp. Nonqualified Deferred Compensation Plan.

  Quad/Graphics' Supplemental Executive Retirement Plan

        As described above under "—Compensation Discussion and Analysis—Welfare and Retirement Benefits," Quad/Graphics maintains a SERP in which its NEOs are eligible to participate. The SERP is a nonqualified deferred compensation plan, not intended to meet the tax qualification requirements of Section 401(a) of the Internal Revenue Code.

        Under the SERP, Quad/Graphics' NEOs are eligible to receive contributions from Quad/Graphics at the end of each year in an amount determined by the amount of the NEO's compensation that was subject to limitations imposed by Section 401(a)(17) under the Internal Revenue Code and the amount of its profit sharing and 401(k) matching contribution to the NEO under Quad/Graphics' Personal Enrichment Plan for the year. The amount of the NEO's benefit under the SERP is equal to the cumulative contributions made by Quad/Graphics to the NEO's account, adjusted to reflect the investment income, gains and losses on a fund designated by Quad/Graphics in its sole discretion, less any previous payments from such account.

        Participants become vested in their benefits on (i) their separation from service after reaching age 55 or (ii) their separation from service prior to age 55 as a result of death or disability. Participants may elect the times and form of payment of their benefit under the SERP from among the following alternatives:

  •
  A lump sum payment during the calendar month following the month in which the NEO's separation from service occurs;

  •
  A lump sum payment during the calendar month following the first anniversary of the NEO's separation from service;

  •
  A lump sum payment during the calendar month following the second anniversary of the NEO's separation from service;

  •
  A lump sum payment during the calendar month following the third anniversary of the NEO's separation from service;

  •
  A lump sum payment during the calendar month following the fourth anniversary of the NEO's separation from service; or

  •
  Five annual installments, with one-fifth of the account balance being paid during the calendar month following the month in which the NEO's separation from service occurs, one-quarter of the then-current account balance being paid during the subsequent January, and then, respectively, one-third, one-half, and the remainder of the then-current account balance being paid during each of the following three Januarys.

  New World Color (USA) Corp. Nonqualified Deferred Compensation Plan

        Mr. Freschi participates in the New World Color (USA) Corp. Nonqualified Deferred Compensation Plan (sometimes referred to as the New World Plan). The New World Plan replaced the Quebecor World (USA) Inc. Nonqualified Deferred Compensation Plan (sometimes referred to as the Old World Plan), which was cancelled in connection with World Color Press' emergence from bankruptcy protection.

        Under the Old World Plan, participants were generally eligible to receive contributions from World Color (USA) Corp. at the end of each year in an amount equal to 4% of the excess of (a) the participant's compensation over a specified amount that is increased on a yearly basis to reflect the increase in the annual compensation limitation of Section 401(a)(17) of the Internal Revenue Code (sometimes referred to as the compensation limitation), over (b) the compensation limitation in effect for that year. Participants who have not completed at least one year of service before the first day of a year are eligible to receive an additional contribution equal to 2% of their compensation over a specified amount that is increased on a yearly basis to reflect the increase in the compensation limitation, excluding any such compensation received after the date on which the participant completes one year of service. As of the last day of each year and such other valuation dates designated by World Color (USA) Corp. (each, sometimes referred to as a valuation date), participants' accounts were credited with deemed interest equal to (a) the 12-month average of 30-year Treasury Bond rates for (x) the year in which the valuation date occurred, if the valuation date was the last day of the year, or (y) for the immediately preceding year, if the valuation date was any day other than the last day of the year, multiplied by (b) the participant's account balance as of the valuation date in question, multiplied by (c) a fraction, the numerator of which was the number of days since the immediately preceding the valuation date, and the denominator of which was 365. Participants became vested in their benefits if they satisfied the following requirements while still employed: (i) the sum of the participant's age and years of continuous service equaled at least 60, and (ii) the participant had completed at least five years of continuous service and has attained age 50. Vested benefits were to be paid in a lump sum upon a participant's separation from service.

        The New World Plan preserved the terms of the Old World Plan; however, no contributions may be made to participants in respect of 2009 or any subsequent plan year except as expressly authorized by the board of directors of World Color (USA) Corp. The benefit payable to each participant in the New World Plan is the same as the benefit provided under the Old World Plan immediately prior to its cancellation, subject to ongoing adjustment for deemed investment returns and, in the case of participants who terminated prior to July 21, 2009, a 15% reduction.

  Potential Payments Upon Termination or Change of Control

        As noted above, Quad/Graphics maintains employment agreements with its NEOs that provide for severance benefits upon certain terminations of employment. If a covered NEO's employment is terminated by Quad/Graphics other than for "cause" or by the executive with "good reason" (sometimes referred to as a triggering employment termination), the NEO will receive severance benefits generally consisting of monthly payments based on the executive's average annual cash consideration and the continuation of benefits through the remaining term of the employment agreement. The average annual cash consideration is defined generally as an amount equal to (i) the annual base salary in effect on the termination date plus (ii) the average annual cash performance bonus paid to executive pursuant to the employment agreement during the three-year period immediately preceding the termination date (subject to a minimum average annual cash consideration amount for each NEO). After the remaining term expires, the covered NEO is entitled to receive his base salary through the remainder of the two-year non-compete period. Each covered NEO may also receive up to $50,000 in outplacement services at Quad/Graphics' expense and continue to participate in any specified fringe benefit to the extent it applies to an executive officer whose employment has been terminated. The employment agreements further provide that the covered NEOs would be entitled to receive continuation in Quad/Graphics' medical, health, prescription drug, dental, disability, accident and life insurance plans through the months remaining under the employment agreements.

        "Cause" is generally defined under the employment agreements to include intentional and willful acts of the NEO involving fraud, embezzlement or theft, gross misconduct on the part of the NEO that is intentional and willful and that materially and demonstrably causes serious financial injury to Quad/Graphics, any conviction of the NEO of a felony, certain breaches of restrictive covenants under the agreement and any intentional, willful and material failure of the NEO to perform his employment duties for an extended period after Quad/Graphics' board of directors delivers a written demand for performance.

        "Good reason" is generally defined under the employment agreements to include any material breach of the employment agreement by Quad/Graphics, a reduction in the NEO's salary (other than for cause) or any reduction in the NEO's performance bonus or other incentive compensation potential (other than any change, except to lower base salary below the level originally specified in the agreement, that applies to substantially all other executive officers of Quad/Graphics who are entitled to such benefits), or any material change (other than for cause) in the NEO's conditions of employment with Quad/Graphics.

        Upon any termination of employment, regardless of the reason, the employment agreements provide that a covered NEO's outstanding stock options that were outstanding as of January 1, 2004 immediately vest, and the NEO's exercise date for such options will be extended for a period of two years from the termination date.

        The equity plans and related option agreements under which Quad/Graphics' stock options were granted also provide that, in the event of a change of control of Quad/Graphics, all unvested options will become immediately vested and exercisable. In addition, upon the consummation of a change of control of Quad/Graphics following a covered NEO's termination, the employment agreements provide that the remaining cash portion of any severance benefits payable are immediately due and payable in full. The employment agreements provide that if any payment or benefit to a covered NEO would trigger the excise tax imposed by Internal Revenue Code Section 4999, then Quad/Graphics would make an additional gross-up payment to such executive so that, after payment of income tax and excise tax on this gross-up payment, the executive would have sufficient funds to pay the excise tax triggered by the other payments and benefits. Until Quad/Graphics is no longer an S-corporation, however (as it was on December 31, 2009), Quad/Graphics and the covered NEOs are exempt from such excise tax and gross-up payment.

        A "change of control" of Quad/Graphics is generally defined for purposes of the equity plans to include any person or group acquiring ownership of Quad/Graphics' common stock that, together with such stock already held by such person or group, constitutes more than 50% of the total voting power of the common stock of Quad/Graphics. Transfers to (i) lineal descendants of the transferor, (ii) spouses of the transferor or such lineal descendants, or (iii) trusts, partnerships or other legal entities for the benefit of the transferor or any of the transferees described in (i) or (ii) is not considered in determining whether a change of control has occurred.

        World Color Press maintains a letter agreement with Mr. Freschi that provides for a cash payment upon certain terminations of his employment. Specifically, the letter agreement provides for the following severance payments: (i) a cash severance amount equal to his base salary in effect on the termination date multiplied by two; (ii) a prorated annual incentive bonus; (iii) a lump sum amount equal to the product of his annual base salary in effect on the termination date multiplied by the annual target percentage in effect under the annual incentive bonus plan for the year of termination; (iv) a lump sum amount of $38,000; and (v) an additional cash severance amount equal to the product of his annual base salary in effect on the termination date multiplied by the annual target percentage in effect under the annual incentive bonus plan for the year of termination.

  Quantification of Potential Payments on a Change of Control or Termination Event

        The tables below reflect the amount of compensation that would be paid to each of the NEOs in the event of a change of control of Quad/Graphics or a triggering termination of such NEO's employment with Quad/Graphics or, in the case of Mr. Freschi, under various scenarios and using various assumptions. The amounts shown assume, among other things, that the applicable triggering event occurred on December 31, 2009 and include estimates of the amounts that would be paid to the NEOs following the triggering event. In the case of payments under the Quad/Graphics employment agreements triggered by a termination of employment, the amounts shown assume, solely for purposes of the tabular disclosure below, that Quad/Graphics provided a notice of non-renewal on December 31, 2009 so that the terms of employment for its NEOs were not extended beyond December 31, 2010. The tables only include additional benefits that result from the termination and do not include any amounts or benefits earned, vested, accrued or owing under any plan for any other reason. The actual amounts to be paid can only be determined at the time of the triggering event. Payments under the arrangements are generally made in a lump sum, except for non-compete continuation payments, which are made in installments over the remaining term of the non-compete, and payments under Quad/Graphics' salary continuation plan, which are made in equal monthly installments over for duration of the benefit (generally 10 years in the case of the NEOs based on the assumptions described above).

        The following table sets forth the estimated amounts that would have become payable to Quad/Graphics' NEOs if a change in control of Quad/Graphics and a triggering employment termination had occurred on December 31, 2009:

Executive	Cash Termination Payment(1) ($)	Stock Option Vesting(2) ($)	Non- compete Continuation(1)	SERP(1) ($)	Out- placement(3) ($)	Welfare and Insurance Coverage ($)	Totals(4) ($)
J. Joel Quadracci	1,760,467	2,325,000	889,000	—	50,000	11,554	5,036,021
John C. Fowler	938,667	1,927,500	520,000	—	50,000	7,772	3,443,939
Thomas J. Frankowski	673,583	657,500	355,000	—	50,000	11,930	1,748,013
David A. Blais	654,583	705,000	355,000	—	50,000	11,800	1,776,383

Totals	4,027,300	5,615,000	2,119,000	0	200,000	43,056	12,004,356

(1)
Triggered solely upon a covered termination of the executive officer.

(2)
Reflects an assumed value per share on December 31, 2009 of $32.50 (based on an independent valuation of the market value of Quad/Graphics' class A stock performed by William Blair & Company LLC, an independent third-party valuation firm, as of January 1, 2010). Amounts include a cash payment right with respect to options granted prior to 2008 that is paid out upon exercise. The cash payment right was awarded to all option holders in connection with amendments entered into in response to rules promulgated under Internal Revenue Code Section 409A, and is equal to the difference between the original exercise price per share and the current exercise price per share of the options, plus all non-tax cash dividends declared and paid on the underlying shares since the later of January 2005 or the date of the option award.

(3)
Outplacement services are assumed to be $50,000 per year.

(4)
Amounts assume that no fringe benefit policies would apply to terminated executives following termination.

        The following table sets forth the estimated value of accelerated vesting that would have occurred with respect to the equity grants of Quad/Graphics' NEOs if a change in control of Quad/Graphics, but no termination of employment, had occurred on December 31, 2009:

Executive	Cash Termination Payment ($)	Stock Option Vesting(1) ($)	SERP ($)	Out- placement ($)	Welfare and Insurance Coverage ($)	Totals ($)
J. Joel Quadracci	—	2,325,000	—	—	—	2,325,000
John C. Fowler	—	1,927,500	—	—	—	1,927,500
Thomas J. Frankowski	—	657,500	—	—	—	657,500
David A. Blais	—	705,000	—	—	—	705,000

Totals	0	5,615,000	0	0	0	5,615,000

(1)
Reflects an assumed value per share on December 31, 2009 of $32.50 (based on an independent valuation of the market value of Quad/Graphics' class A stock performed by William Blair & Company LLC, an independent third-party valuation firm, as of January 1, 2010). Amounts include a cash payment right with respect to options granted prior to 2008 that is paid out upon exercise. The cash payment right was awarded to all option holders in connection with amendments entered into in response to rules promulgated under Internal Revenue Code Section 409A, and is equal to the difference between the original exercise price per share and the current exercise price per share of the options, plus all non-tax cash dividends declared and paid on the underlying shares since the later of January 2005 or the date of the option award.

        The following table sets forth the estimated amounts that would have become payable to Quad/Graphics' NEOs under their employment arrangements if a triggering employment termination (but no change of control) had occurred on December 31, 2009:

Executive	Cash Termination Payment ($)	Stock Option Vesting ($)	Non- compete Continuation ($)	SERP ($)	Out- placement(1) ($)	Welfare and Insurance Coverage ($)	Totals(2) ($)
J. Joel Quadracci	1,760,467	—	889,000	—	50,000	11,554	2,711,021
John C. Fowler	938,667	—	520,000	—	50,000	7,772	1,516,439
Thomas J. Frankowski	673,583	—	355,000	—	50,000	11,930	1,090,513
David A. Blais	654,583	—	355,000	—	50,000	11,800	1,071,383

Totals	4,027,300	0	2,119,000	0	200,000	43,056	6,387,356

(1)
Outplacement services are assumed to be $50,000 per year.

(2)
Amounts assume that no fringe benefit polices would apply to terminated executives following termination.

        Upon a termination of employment for cause or without good reason, or by reason of death or disability, as of December 31, 2009, the employment agreements of the Quad/Graphics' NEOs would have entitled the terminated NEO only to continued payment of the NEO's base salary and employee benefits through the date of termination. The following table sets forth the estimated amounts that would have become payable to Quad/Graphics' NEOs under their other employment arrangements if their employment had been terminated as a result of death or disability on December 31, 2009:

Executive	SERP ($)(1)	Base Salary Continuation ($)	Totals ($)
J. Joel Quadracci	596,771	5,336,923	5,933,694
John C. Fowler	—	1,737,797	1,737,797
Thomas J. Frankowski	278,364	2,191,200	2,469,564
David A. Blais	230,056	2,191,200	2,421,256

Totals	1,105,191	11,457,120	12,562,311

(1)
Assumes surviving spouse will live until age 79.

        Mr. Freschi would have received a cash termination payment of $2,009,517 from World Color Press pursuant to his letter agreement had his employment been terminated by World Color Press as of December 31, 2009 other than with just cause or as a result of disability, or by Mr. Freschi with good reason, and, in the event of his retirement, the portion of his pension benefits then vested as described above under "—2009 Pension Benefits." He would not have received any accelerated benefit as a result of a change of control.

Certain Relationships and Related Party Transactions

        J. Joel Quadracci, the chairman, president and chief executive officer and a significant shareholder of Quad/Graphics, received various services from Quad/Graphics or its affiliates during 2009 and 2008 that included maintenance of the interior and exterior of his personal residences, home construction, catering services and use of the corporate aircraft in excess of compensatory amounts, for which Mr. Quadracci fully reimbursed Quad/Graphics or its affiliates. Mr. Quadracci's payments to

Quad/Graphics or its affiliates in reimbursement for these services during 2009 and 2008 totaled $1,045,362 and $533,365, respectively.

        Christopher B. Harned, a director of Quad/Graphics, and Elizabeth M. Quadracci-Harned, Mr. Harned's wife, Betty Ewens Quadracci's daughter and J. Joel Quadracci's sister, received various services from Quad/Graphics or its affiliates during 2009 and 2008 that included use of the corporate aircraft, maintenance of the interior and exterior of their personal residence, catering services and graphic design services, for which Mr. Harned and Ms. Quadracci-Harned fully reimbursed Quad/Graphics or its affiliates. Their payments to Quad/Graphics or its affiliates in reimbursement for these services during 2009 and 2008 totaled $188,639 and $275,206, respectively.

        Quad/Graphics made contributions of approximately $500,000 and $1.1 million in 2008 and 2007, respectively, to The Windhover Foundation, a charitable foundation established by Harry V. Quadracci. Betty Ewens Quadracci is president of the foundation and J. Joel Quadracci, Elizabeth M. Quadracci-Harned and Kathryn Quadracci Flores are directors. Elizabeth M. Quadracci-Harned is Christopher B. Harned's wife, Betty Ewens Quadracci's daughter and J. Joel Quadracci's sister. Kathryn Quadracci Flores is Betty Ewens Quadracci's daughter and J. Joel Quadracci's sister. John C. Fowler, Quad/Graphics' senior vice president and chief financial officer, is treasurer of The Windhover Foundation.

        Since January 1, 2005, Quad/Graphics has been treated as an S corporation for Federal and state income tax purposes. In connection therewith, Quad/Graphics and its shareholders entered into an agreement pursuant to which each shareholder is required to include on the shareholder's return their pro rata share of Quad/Graphics' income, gain, loss and deductions and to pay the income taxes resulting from such inclusion. Per the agreement, Quad/Graphics is obligated to make tax distributions to each shareholder equal to the amount of such income taxes subject to certain assumptions, qualifications and exceptions. Each of Quad/Graphics' executive officers and directors who are shareholders of Quad/Graphics have received their pro rata portion of such tax distributions, as have all other shareholders of Quad/Graphics. Simultaneously with the consummation of the arrangement, the S corporation election for Quad/Graphics will be terminated. As a result, tax distributions will no longer be required to be made to Quad/Graphics' shareholders. However, Quad/Graphics will have a contractual obligation to continue to make payments to the shareholders of record during the S corporation periods in an amount sufficient to pay the taxes arising from their pro rata share of Quad/Graphics' income for such periods, including any adjustments to Quad/Graphics' income for such prior periods due to tax audits or otherwise.

        From 1988 to 1992, Quad/Graphics maintained a voting trust purchase plan for certain directors and officers to allow them to increase their ownership in Quad/Graphics. Under the plan, Quad/Graphics offered its officers and directors who were beneficiaries of the voting trust at the time an interest free loan to be used to purchase shares of class A stock, to be secured by the purchased shares. Interest on these loans is imputed monthly to the borrower as required by the Internal Revenue Code. Repayment of the loans is required upon the earliest of: (i) 5 years after the borrower's employment or service termination, (ii) the sale of the purchased shares and (iii) the borrower's death. Betty Ewens Quadracci and John C. Fowler participated in the voting trust purchase plan and had loans outstanding as of December 31, 2009 in the amount of $216,781 and $216,778, respectively.

        Elizabeth Fowler, Mr. Fowler's daughter, is employed by Quad/Graphics as a sales manager. Her total compensation for 2009, 2008 and 2007 was $147,115, $144,692 and $121,769, respectively, consisting of base salary and bonus.

        Dan Frankowski, a brother of Thomas J. Frankowski, an executive officer of Quad/Graphics, is employed by Quad/Graphics as a plant manager. His base salary and bonus for 2009, 2008 and 2007 was $115,000, $188,000 and $148,250, respectively, and his other compensation for 2009, 2008 and 2007 was $ 403,457, $8,417 and $56,325, consisting of the grant date fair value of equity awards in 2007 and 2009, a car allowance in 2008 and 2009 and reimbursement for relocation costs in 2008 and 2009.

        Sue Barrett, the wife of William T. Graushar, an executive officer of Quad/Graphics, is employed by Quad/Graphics as an employee services manager. Her total cash compensation for 2008 and 2007 was $120,789 and $109,950, respectively, consisting of base salary and bonus, and she had other compensation for 2007 in the amount of $56,325.

        Thomas A. Quadracci, Betty Ewens Quadracci's brother-in-law, served as Quad/Graphics' executive chairman until December 31, 2006. Mr. Quadracci received retirement benefits pursuant to his employment arrangement in 2009, 2008 and 2007 of $827,741, $1,715,364 and $1,429,700, respectively.

        Leonard Quadracci, Ms. Quadracci's brother-in-law, was employed by Quad/Graphics in 2007 as president of Quad/Med, a subsidiary of Quad/Graphics. His total compensation for 2007 was $322,000.

        The charter of Quad/Graphics' audit committee requires the committee to review and approve (if appropriate) all significant insider, affiliate or related party transactions that involve aggregate value or amounts in excess of $50,000 and that may involve a conflict of interests. Quad/Graphics' audit committee approves only those transactions that, in light of known circumstances, are in what the audit committee believes to be the best interests of Quad/Graphics, as the audit committee determines in the good faith exercise of its discretion. With respect to all of the related party transactions reported above except for the contributions to The Windhover Foundation, Quad/Graphics' management concluded at the time the transaction commenced that review, approval or ratification pursuant to this policy was not required. Quad/Graphics' management made this conclusion based on the following circumstances, which it believed indicated that the transactions did not involve an actual or a potential conflict of interest within the meaning of the policy:

  •
  The recipients of the various services provided by Quad/Graphics or its affiliates to J. Joel Quadracci, Betty Ewens Quadracci and Christopher B. Harned fully reimbursed Quad/Graphics for the costs of providing such services.

  •
  The tax distributions relating to Quad/Graphics' S corporation status and the voting trust purchase plan were each approved by the full board of directors of Quad/Graphics.

  •
  The employment and other relationships disclosed were considered to be arms' length relationships for which the compensation paid was, in the subjective judgment of Quad/Graphics' management, no more favorable than would have been paid to an unrelated party for similar services.

        Under the terms of the audit committee's policy, the contributions to The Windhover Foundation should have been reviewed but were not. Quad/Graphics intends in the future to subject all transactions in which insiders, affiliates or related parties have any interest and in which the amounts involved exceed $50,000, regardless of whether full reimbursement or market rates are involved, to review, approval and ratification pursuant to the audit committee's policy as long as the policy is in effect. If, as is expected, the class A stock is listed on the NYSE or NASDAQ in connection with the consummation of the arrangement, Quad/Graphics will be required to comply with the requirements of the NYSE or NASDAQ, as applicable, concerning related party transactions and conflicts of interest. Upon the consummation of the arrangement, the audit committee's charter will be updated to reflect these requirements, including by changing the threshold for its review of related party transactions to only those transactions involving an aggregate value or amount in excess of $120,000.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        Quad/Graphics and World Color Press have entered into an arrangement agreement pursuant to which World Color Press will become a wholly-owned subsidiary of Quad/Graphics. For a summary of the transaction, see "The Arrangement Agreement" beginning on page 105.

        The unaudited pro forma condensed combined financial information is derived or extracted from the historical consolidated financial statements of Quad/Graphics and World Color Press as of March 31, 2010 and for the three months ended March 31, 2010 and for the year ended December 31, 2009. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Quad/Graphics and World Color Press, giving effect to the arrangement agreement as if it had occurred on March 31, 2010. The unaudited pro forma condensed combined statement of operations combines the historical consolidated statements of operations of Quad/Graphics and World Color Press, giving effect to the arrangement agreement as if it had occurred on January 1, 2009.

        On July 21, 2009, upon emergence from bankruptcy protection under the CCAA in Canada and Chapter 11 of the U.S. Bankruptcy Code in the United States, World Color Press was required to adopt "fresh start" financial accounting in accordance with The Canadian Institute of Chartered Accountants Handbook Section 1625, Comprehensive Revaluation of Assets and Liabilities, pursuant to Canadian GAAP, and Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code (now codified as ASC 852, Reorganizations), pursuant to U.S. GAAP. Under fresh start accounting, World Color Press undertook a comprehensive re-evaluation of its assets and liabilities as established in the plan of compromise and reorganization and World Color Press became a new entity for financial reporting purposes (that new entity referred to as the "successor", and the periods prior to the fresh start date are referred to as the periods of the "predecessor"). Fresh start accounting was adopted as of the nearest month-end date of July 31, 2009, as the activity between July 22, 2009 and July 31, 2009 was deemed by World Color Press to be immaterial. Accordingly, the consolidated financial statements of the successor on or after August 1, 2009 are not comparable to the consolidated financial statements of the predecessor prior to that date. However, for the purposes of the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009, the seven months of predecessor activity from January 1, 2009 through July 31, 2009 (adjusted to reflect the seven month period consistent with the successor activity) has been combined with the five months of successor activity from August 1, 2009 to December 31, 2009. The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2010 have no predecessor activity. In addition, for purposes of the unaudited pro forma condensed combined financial information, all World Color Press consolidated financial statements have been adjusted to reflect U.S. GAAP. See Note 3 Pro Forma Adjustments to World Color Press Historical Financial Statements for Fresh Start Reporting for the combination of the predecessor and successor reporting periods.

        The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following:

  (1)
  the Quad/Graphics audited consolidated financial statements as of and for the year ended December 31, 2009 and notes thereto beginning on page FS-1,

  (2)
  the Quad/Graphics unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2010 and notes thereto beginning on page FS-36,

  (3)
  the Quad/Graphics Management's Discussion and Analysis of Financial Condition and Results of Operations beginning on page 226,

  (4)
  the World Color Press audited consolidated financial statements as of December 31, 2009 and for the seven-month period ended July 31, 2009 (to the fresh start reporting date) and the five-month period ended December 31, 2009, the notes thereto, and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations", included in the World Color Press annual report on Form 40-F filed with the SEC on March 1, 2010, which has been incorporated by reference into this proxy circular/prospectus, and

  (5)
  the World Color Press unaudited consolidated financial statements as of and for the three months ended March 31, 2010, the notes thereto, and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations", included in the World Color Press report on Form 6-K filed with the SEC on May 10, 2010, which has been incorporated by reference into this proxy circular/prospectus.

        The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. GAAP. Quad/Graphics is the acquirer in the arrangement for accounting purposes. As of the date of this proxy circular/prospectus, Quad/Graphics has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the World Color Press assets to be acquired and the World Color Press liabilities to be assumed. Any excess purchase price as compared to the fair value of acquired World Color Press net assets will be allocated to goodwill. The actual purchase price allocation will be based on the fair values of the World Color Press assets and liabilities as of the consummation of the arrangement. Quad/Graphics has made certain preliminary estimates of the fair values of World Color Press' net assets for the sole purpose of preparing these unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company's future results of operations and financial position.

        All amounts included in the unaudited pro forma condensed combined financial information are stated in United States dollars. The historical consolidated financial statements of Quad/Graphics and World Color Press included herein are presented in U.S. GAAP and the pro forma adjustments are also based on U.S. GAAP. Pro forma adjustments in the unaudited pro forma condensed combined financial statements and the notes thereto give effect to pro forma events that are (1) directly attributable to the arrangement, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results, including:

  •
  The arrangement, including related arrangement consideration and transaction costs;

  •
  Changes in debt as a result of the arrangement;

  •
  Changes in equity structure as a result of the arrangement;

  •
  Changes in tax accounts as a result of the conversion of certain Quad/Graphics' consolidated legal entities from S corporations to C corporations with the transaction (at an assumed tax rate of 35%);

  •
  Adjustments to the World Color Press historical statement of operations for the year ended December 31, 2009 to assume emergence from CCAA and Chapter 11 of the U.S. Bankruptcy Code and the related fresh start accounting adjustments and exit financing structure as of January 1, 2009 instead of as the actual date of July 31, 2009 (see Note 3 Pro Forma Adjustments to World Color Press Historical Financial Statements for Fresh Start Reporting);

  •
  Reclassifications to conform World Color Press' historical financial statements to the historical financial statement presentation of Quad/Graphics (see Note 3 Pro Forma Adjustments to World Color Press Historical Financial Statements for Fresh Start Reporting).

        The unaudited pro forma condensed combined financial information does not reflect any operating synergies that the combined company may achieve as a result of the arrangement, or the costs necessary to achieve these operating synergies. Quad/Graphics has identified approximately $225 million of potential pre-tax annualized synergies in connection with the transaction, to be derived from capacity consolidation (primarily in the United States), purchasing and supply chain efficiencies, logistic and distribution savings and consolidation of corporate headquarters, among other areas. Full realization of these synergies is estimated to take up to 24 months to achieve. To realize these expected synergies, the total acquisition-related charges to be incurred primarily during the first 24 months after consummation of the arrangement are estimated to be in the range of approximately $195 million to $240 million. Quad/Graphics also expects to incur additional charges and capital expenditures as a result of the integration. The above estimate of acquisition-related charges does not include other expected costs such as rebranding costs, tax restructuring, potential pension plan curtailment costs and other integration costs. Management of World Color Press believes that the expected synergies to be realized as a result of the arrangement will be higher than the estimates of Quad/Graphics' management noted above. See "The Arrangement—Estimated Potential Synergies Attributable to the Arrangement" beginning on page 94 for additional information.

        After the arrangement consummation, Quad/Graphics will finalize and implement an integration plan that may affect how the assets acquired, including intangibles, will be utilized. If assets in the combined company are phased out or no longer used, additional amortization, depreciation and/or impairment charges would be recorded.

        Additionally, Quad/Graphics and World Color Press will also incur transaction costs as part of the arrangement. The combined company transaction costs that are directly attributable to the arrangement and that do not have a continuing impact are estimated to be $114 million (subject to change based on the final transaction consideration to be received by the holders of World Color Press common shares) and have been included in the unaudited pro forma condensed combined balance sheet. Other than estimated debt issuance costs of $53 million that will be capitalized, the remaining transaction costs will be expensed as incurred in accordance with the acquisition method of accounting. The combined company transaction costs are excluded from the unaudited pro forma condensed combined statement of operations as these costs do not have a continuing impact.

        While all of these amounts are based on estimates that could be inaccurate, Quad/Graphics does expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, will allow Quad/Graphics to realize benefits that more than offset the incremental costs of the transaction over time.

        The unaudited pro forma condensed combined financial information has been presented for illustrational purposes only. It is not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the arrangement been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2010

(in millions)

	Quad/Graphics	World Color Press (see Note 3)	Pro Forma Adjustments (see Note 7)			Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$8.0	$119.0	$			$127.0
Receivables, net	205.9	450.0				655.9
Inventories	94.0	169.0				263.0
Prepaid expenses and other current assets	8.0	20.0				28.0
Deferred income taxes	4.2	18.0		24.0	(a),(b)	46.2

Total current assets	320.1	776.0		24.0		1,120.1
Property, plant and equipment, net	1,638.5	1,092.0				2,730.5
Goodwill	39.6	174.0		375.5	(c)	589.1
Other intangible assets, net	9.5	362.0		15.0	(d)	386.5
Restricted cash	—	68.0		90.0	(g)	158.0
Equity method investments in unconsolidated entities	52.5	—				52.5
Other long-term assets	16.6	129.0		(7.0	)(e)	138.6

Total assets	$2,076.8	$2,601.0		$497.5		$5,175.3

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable, income and other taxes payable and accrued liabilities	$232.8	$362.0		$10.0	(f)	$604.8
Dividends payable	6.2	—				6.2
Amounts owing in satisfaction of bankruptcy claims	—	45.0				45.0
Short-term and current portion of long-term debt	129.2	7.0				136.2
Current portion of capital lease obligations	4.3	14.0				18.3

Total current liabilities	372.5	428.0		10.0		810.5
Long-term debt	742.9	449.0		420.5	(g)	1,612.4
Unsecured notes to be issued	—	47.0				47.0
Capital lease obligations	13.2	52.0				65.2
Deferred income taxes	15.6	264.0		182.1	(a),(b)	461.7
Other long-term liabilities	39.6	625.0		(37.0	)(h),(i)	627.6

Total liabilities	1,183.8	1,865.0		575.6		3,624.4
Redeemable equity	50.8	—		(42.6	)(j)	8.2
Common stock and other equity
Common stock	0.9	721.0		(720.5	)(k)	1.4
Additional paid-in capital	77.7	—		1,057.9	(j),(k)	1,135.6
Treasury stock, at cost	(304.4)	—				(304.4)
Retained earnings (deficit)	1,079.8	(2.0)		(355.9	)(j),(l)	721.9
Accumulated other comprehensive income (loss)	(12.1)	17.0		(17.0	)(m)	(12.1)

Total common stock and other equity	841.9	736.0		(35.5)		1,542.4
Noncontrolling interests	0.3	—				0.3

Total liabilities and shareholders' equity	$2,076.8	$2,601.0		$497.5		$5,175.3

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Month Period Ended March 31, 2010

(In millions, except per share data)

	Quad/Graphics	World Color Press (see Note 3)	Pro Forma Adjustments (see Note 7)			Pro Forma Combined
Net sales	$403.6	$692.0	$			$1,095.6
Cost of sales	296.5	544.0				840.5
Selling, general and administrative expenses	47.6	70.0				117.6
Restructuring, impairment and transaction-related charges	6.3	41.0		(11.0	)(n)	36.3
Depreciation and amortization	49.2	48.0		0.4	(o)	97.6

Operating income (loss)	4.0	(11.0)		10.6		3.6
Interest and financial expense	15.3	53.0		(35.0)	(p),(q),(s)	33.3

Loss before income taxes and equity in earnings of unconsolidated entities	(11.3)	(64.0)		45.6		(29.7)
Income tax benefit	0.1	5.0		4.1	(t)	9.2
Equity in earnings of unconsolidated entities	2.7	—				2.7

Net loss	(8.5)	(59.0)		49.7		(17.8)
Net earnings attributable to noncontrolling interests, net of tax	—	—				—

Net loss attributable to Quad/Graphics and World Color Press common shareholders	$(8.5)	$(59.0)		$49.7		$(17.8)

Net loss per share attributable to Quad/Graphics and World Color Press common shareholders—basic and diluted	$(0.30)	$(0.90)				$(0.38)

Weighted average shares outstanding—basic and diluted	28.1	73.3		(54.6	)(u)	46.8

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2009

(In millions, except per share data)

	Quad/Graphics	World Color Press (see Note 3)	Pro Forma Adjustments (see Note 7)			Pro Forma Combined
Net sales	$1,788.5	$3,084.0	$			$4,872.5
Cost of sales	1,274.2	2,486.0				3,760.2
Selling, general and administrative expenses	194.0	274.0		(2.8	)(n)	465.2
Restructuring and impairment charges	11.2	61.0		(3.0	)(n)	69.2
Depreciation and amortization	196.7	175.0		1.5	(o)	373.2

Operating income	112.4	88.0		4.3		204.7
Interest and financial expense (income)	64.1	(11.0)		56.5	(p),(q),(r),(s)	109.6

Earnings before income taxes and equity in earnings of unconsolidated entities	48.3	99.0		(52.2)		95.1
Income tax (expense)	(1.5)	(36.0)		(15.1	)(t)	(52.6)
Equity in earnings of unconsolidated entities	6.3	—				6.3

Net earnings	53.1	63.0		(67.3)		48.8
Net earnings attributable to noncontrolling interests, net of tax	(0.3)	—				(0.3)

Net earnings attributable to Quad/Graphics and World Color Press common shareholders	$52.8	$63.0		$(67.3)		$48.5

Net earnings per share attributable to Quad/Graphics and World Color Press common shareholders—basic	$1.87	$0.55				$1.03

Weighted average shares outstanding—basic	28.3	73.3		(54.6	)(u)	47.0

Net earnings per share attributable to Quad/Graphics and World Color Press common shareholders—diluted	$1.81	$0.30				$1.01

Weighted average shares outstanding—diluted	29.2	87.1		(68.4	)(u)	47.9

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1. Description of Transaction

  Arrangement Agreement

        On January 25, 2010 Quad/Graphics and World Color Press entered into the arrangement agreement in which World Color Press will become a wholly-owned subsidiary of Quad/Graphics. Upon completion of the arrangement, the holders of World Color Press common shares will receive shares of Quad/Graphics class A stock equal to approximately 40% of the post-transaction Quad/Graphics outstanding stock (defined as the "Arrangement Amount" on page 24) with pre-transaction Quad/Graphics shareholders owning the remaining approximately 60%. The World Color Press common shares will be converted into Quad/Graphics class A stock based on a calculation called the "Share Exchange Ratio" (as defined on page 23). While the ownership percentage of the World Color Press common shareholders in Quad/Graphics outstanding stock is capped at 40%, the Share Exchange Ratio could change between the time of execution of the arrangement agreement and the time of closing based on fluctuations in the market price of World Color Press common shares, conversion of World Color Press preferred shares to World Color Press common shares, and Equity Payment Amounts (as defined on page 24) to fund redemption of outstanding World Color Press equity securities exceeding $135 million.

        In addition to Quad/Graphics class A stock, World Color Press' common shareholders will be entitled to a pro-rata cash distribution (defined as the aggregate "Common Cash Consideration" on page 25) equal to $93,333,333 less the Equity Payment Amounts. If the Equity Payment Amounts exceed $93,333,333, then the Common Cash Consideration will be $0. Holders of World Color Press common shares will receive 40% of the post-transaction outstanding stock of Quad/Graphics if the Equity Payment Amounts are $135 million or less. In the event that the Equity Payment Amounts exceed $135 million, the collective outstanding stock ownership of the World Color Press common shareholders in Quad/Graphics will be reduced by the amount by which the Equity Payment Amounts exceed $135 million. Simultaneously with the consummation of the arrangement, $140 million will be distributed in cash to Quad/Graphics' existing shareholders (sometimes referred to as the Quad/Graphics Cash Distribution).

        In connection with the arrangement, on April 23, 2010, Quad/Graphics entered into a $1.23 billion debt financing agreement with certain lenders consisting of a $700 million term loan and a $530 million revolving credit facility. Borrowings under this financing agreement will be used on the closing date of the arrangement to fund (1) replacement of Quad/Graphics' current revolving credit facilities, (2) satisfaction of World Color Press' bankruptcy-related debt obligations, including funding $90.0 million for World Color Press' unsecured notes as discussed in Note 7(g) below, (3) transaction costs, (4) debt issuance costs, (5) the Equity Payment Amounts, (6) the aggregate Common Cash Consideration, (7) the Quad/Graphics Cash Distribution and (8) ongoing working capital needs of the combined company. The new debt will be in addition to retaining the Quad/Graphics Master Note and Security Agreement ($724.4 million outstanding as of March 31, 2010) and the secured facilities agreement of Quad/Winkowski (guaranteed by Quad/Graphics) dated December 16, 2008 (sometimes referred to as the Facilities Agreement) ($89.6 million outstanding as of March 31, 2010) as described beginning on page 250 of this proxy circular/prospectus, as well as the combined company's leases and certain other obligations.

        The arrangement agreement contains certain termination rights for Quad/Graphics and World Color Press, including the right to terminate the arrangement, subject to certain conditions. The arrangement agreement provides that upon termination of the arrangement by either party in order to

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

1. Description of Transaction (Continued)

enter into a definitive agreement with respect to an alternative transaction that the board of directors of such party has determined to be a superior proposal (subject to certain match rights for the other party), either Quad/Graphics or World Color Press would be required to pay the other party a termination fee of $40 million.

        Consummation of the arrangement is subject to certain customary conditions, including, among others, (1) the approval of the arrangement by the shareholders of World Color Press, (2) the approval of the arrangement and related matters by the shareholders of Quad/Graphics, (3) the receipt of required governmental and regulatory approvals and expiration of applicable waiting periods, (4) the receipt of required court orders, (5) the listing of the Quad/Graphics class A stock on a national securities exchange in the United States, (6) the accuracy of the representations and warranties of the other party (generally subject to a material adverse effect standard), (7) material compliance by the other party with its obligations under the arrangement agreement, (8) dissent rights exercised shall not exceed 7.5% of the outstanding World Color Press common shares as of the closing date, (9) the conversion, redemption or cancellation of all outstanding World Color Press preferred shares and warrants and (10) the World Color Press senior notes indenture will have been terminated or the covenants will have been terminated or made inapplicable to World Color Press and its affiliates. The arrangement is expected to be completed during the summer of 2010.

        See "The Arrangement Agreement" beginning on page 105 for further description of the arrangement.

2. Basis of Presentation

        The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical consolidated financial statements of Quad/Graphics and World Color Press as of March 31, 2010 and for the three months ended March 31, 2010 and for the year ended December 31, 2009. The accounting guidance on business combinations requires, among other things, that assets acquired and liabilities assumed are recognized at their fair values as of the acquisition date. Financial statements of Quad/Graphics issued after consummation of the arrangement will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of World Color Press. In addition, the purchase price is to be measured at the consummation of the arrangement at the then-current market price.

        The latest accounting guidance on fair value measurements defines the term "fair value" and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Quad/Graphics may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Quad/Graphics' intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that others applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

3. Pro Forma Adjustments to World Color Press Historical Financial Statements for Fresh Start Reporting

        World Color Press' historical financial statements have been prepared under Canadian GAAP. World Color Press has prepared reconciliations from Canadian GAAP to U.S. GAAP in its historical consolidated financial statements that have been incorporated by reference in the proxy circular/prospectus. The World Color Press unaudited pro forma condensed balance sheet and World Color Press unaudited pro forma condensed combined statements of operations included in this Note 3 are presented in accordance with U.S. GAAP based on those reconciliations.

        As discussed in the introductory section to the unaudited pro forma condensed combined financial information, World Color Press adopted fresh start accounting as of July 31, 2009. For the purposes of the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009, the seven months of predecessor activity from January 1, 2009 through July 31, 2009 combined with the five months of successor activity from August 1, 2009 to December 31, 2009 was used as the 12 months of historical income statement activity for World Color Press. This combination is shown below, along with adjustments that assume emergence from CCAA and Chapter 11 of the U.S. Bankruptcy Code and the related fresh start accounting adjustments and exit financing structure as of January 1, 2009, with the objective of reflecting the World Color Press statement of operations for the year ended December 31, 2009 on a successor basis as it relates to the fresh start accounting and exit financing. The World Color Press unaudited pro forma condensed balance sheet as of March 31, 2010 and the unaudited pro forma condensed statement of operations for the three months ended March 31, 2010 are already presented on a successor basis.

        Certain reclassifications have been made to the World Color Press historical financial statements to conform to the condensed Quad/Graphics' presentation. These reclassifications are shown below, and the reclassifications had no impact on World Color Press' historical net earnings.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

3. Pro Forma Adjustments to World Color Press Historical Financial Statements for Fresh Start Reporting (Continued)

World Color Press Unaudited Pro Forma Condensed Balance Sheet

As of March 31, 2010

(in millions of U.S. dollars)

	World Color Press U.S. GAAP	Conforming Presentation Reclassifications			World Color Press Post-Reclassifications
Assets
Current assets
Cash and cash equivalents	$119.0	$			$119.0
Receivables, net	450.0				450.0
Inventories	169.0				169.0
Prepaid expenses and other current assets	20.0				20.0
Income taxes receivable	15.0		(15.0	)(1)	—
Deferred income taxes	18.0				18.0

Total current assets	791.0		(15.0)		776.0
Property, plant and equipment, net	1,092.0				1,092.0
Goodwill	174.0				174.0
Other intangible assets, net	362.0				362.0
Restricted cash	68.0				68.0
Deferred income taxes	16.0		(16.0	)(2)	—
Other long-term assets	129.0				129.0

Total assets	$2,632.0		$(31.0)		$2,601.0

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$358.0	$			$358.0
Amounts owing in satisfaction of bankruptcy claims	45.0				45.0
Income and other taxes payable	19.0		(15.0)	(1)	4.0
Short-term and current portion of long-term debt	21.0		(14.0)	(3)	7.0
Current portion of capital lease obligations	—		14.0	(3)	14.0

Total current liabilities	443.0		(15.0)		428.0
Long-term debt	501.0		(52.0)	(3)	449.0
Unsecured notes to be issued	47.0				47.0
Capital lease obligations	—		52.0	(3)	52.0
Deferred income taxes	280.0		(16.0)	(2)	264.0
Other long-term liabilities	625.0				625.0

Total liabilities	1,896.0		(31.0)		1,865.0
Shareholders' equity
Capital stock	721.0				721.0
Retained earnings (deficit)	(2.0)				(2.0)
Accumulated other comprehensive income	17.0				17.0

Total shareholders' equity	736.0				736.0

Total liabilities and shareholders' equity	$2,632.0		$(31.0)		$2,601.0

The explanations for the amounts in the column titled conforming presentation reclassifications follow these World Color Press unaudited pro forma financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

3. Pro Forma Adjustments to World Color Press Historical Financial Statements for Fresh Start Reporting (Continued)

World Color Press Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Month Period Ended March 31, 2010

(In millions of U.S. dollars, except per share data)

	Successor U.S. GAAP	Conforming Presentation Reclassifications			World Color Press Post-Reclassifications
Net sales	$692.0	$			$692.0
Cost of sales	585.0		(41.0	)(10)	544.0
Selling, general and administrative expenses	73.0		(3.0	)(10)	70.0
Impairment of assets, restructuring and other charges	45.0		(4.0	)(10)	41.0
Depreciation and amortization	—		48.0	(10)	48.0

Operating loss	(11.0)		—		(11.0)
Interest and financial expense	53.0				53.0

Loss before income taxes	(64.0)		—		(64.0)
Income tax benefit	5.0				5.0

Net loss	(59.0)		—		(59.0)

Net loss per share attributable to World Color Press common shareholders—basic and diluted					(0.90)

Weighted average shares outstanding—basic and diluted					73.3

The explanations for the amounts in the column titled conforming presentation reclassifications follow these World Color Press unaudited pro forma financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

3. Pro Forma Adjustments to World Color Press Historical Financial Statements for Fresh Start Reporting (Continued)

World Color Press Unaudited Pro Forma Condensed Combined Statement of Operations
For the Twelve Month Period Ended December 31, 2009
(In millions of U.S. dollars, except per share data)

	Predecessor U.S. GAAP 1/1/09-7/31/09	Successor U.S. GAAP 8/1/09-12/31/09	Fresh Start And Exit Financing Adjustments		Conforming Presentation Reclassifications			World Color Press Combined 1/1/09-12/31/09
Net sales	$1,735.0	$1,337.0	$12.0	(4)	$			$3,084.0
Cost of sales	1,567.0	1,098.0	(17.0	)(5)		(162.0	)(10)	2,486.0
Selling, general and administrative expenses	168.0	122.0	(3.0	)(6)		(13.0	)(10)	274.0
Impairment of assets, restructuring and other charges	22.0	39.0						61.0
Depreciation and amortization	—	—				175.0	(10)	175.0

Operating income (loss)	(22.0)	78.0	32.0			—		88.0
Interest and financial expense (income)	74.0	(11.0)	(74.0	)(7)				(11.0)
Reorganization items, net of tax	(2,069.0)	—	2,069.0	(8)				0.0

Earnings (loss) before income taxes	1,973.0	89.0	(1,963.0)			—		99.0
Income tax (expense)	(10.0)	(24.0)	(2.0	) (9)				(36.0)

Net earnings (loss)	$1,963.0	$65.0	$(1,965.0)			$—		$63.0

Net earnings per share attributable to World Color Press common shareholders—basic								$0.55

Weighted average shares outstanding—basic								73.3

Net earnings per share attributable to World Color Press common shareholders—diluted								$0.30

Weighted average shares outstanding—diluted (see Note 5 for total shares)								87.1

The explanations for the amounts in the columns titled fresh start and exit financing adjustments and conforming presentation reclassifications follow these World Color Press unaudited pro forma financial statements.

        Fresh start accounting and exit financing related adjustments, as well as reclassifications to conform presentation within these unaudited pro forma condensed combined financial statements, are as follows:

(1)
To offset income taxes receivable against income and other taxes payable for condensed pro forma presentation.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

3. Pro Forma Adjustments to World Color Press Historical Financial Statements for Fresh Start Reporting (Continued)

(2)
To offset long-term deferred income tax assets against long-term deferred tax liabilities for condensed pro forma presentation.

(3)
To separately classify the short-term and long-term obligations related to capital leases from debt for consistency with Quad/Graphics' presentation.

(4)
To reverse amortization of capitalized contract acquisition costs recorded against revenues of the predecessor entity. These capitalized costs were written off under fresh start accounting.

(5)
To adjust depreciation of property, plant and equipment, capital leases and amortization of intangible assets to reflect fair value adjustments at fresh start adoption date.

(6)
To adjust depreciation of property, plant and equipment to reflect fair value adjustments at fresh start adoption date.

(7)
To record a reduction in interest expense and foreign exchange on debt eliminated, incurred or re-financed as part of the plan of reorganization and record unrealized foreign exchange gains on portions of the exit financing, warrants and preferred share conversion option for the period from January 1, 2009 to July 31, 2009. World Color Press changed its functional currency from Canadian dollars to United States dollars at the fresh start adoption date and the pro forma adjustment assumes that the functional currency remained Canadian dollars from January 1, 2009 to July 31, 2009.

(8)
To eliminate the net gain on the reorganization plan that related entirely to the predecessor entity.

(9)
To record additional income taxes on pro forma adjustments (4) through (7). This adjustment was favorably impacted by the recognition of previously unrecorded tax benefits and the fact that many of the pro forma adjustments were non-taxable permanent differences.

(10)
To separately classify all depreciation of property, plant and equipment and amortization of intangible assets from within cost of sales, selling, general and administrative expenses and impairment of assets, restructuring and other charges for consistency with Quad/Graphics' presentation.

4. Accounting Policies

        Quad/Graphics reviewed the World Color Press financial statements and related footnotes, including the World Color Press reconciliation of Canadian GAAP to U.S. GAAP, and made certain inquiries of World Color Press management as part of the due diligence process and reached a preliminary conclusion that there are no anticipated differences between accounting policies that would have a material impact on the combined company financial statements. Upon consummation of the arrangement, Quad/Graphics will perform a detailed review of World Color Press' accounting policies to determine the accounting policies appropriate for the combined company. As a result of that review, it may become necessary to harmonize the combined company's consolidated financial statements to conform to the selected accounting policies.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

5. Preliminary Estimated Purchase Price

        The estimated purchase price is preliminary because the proposed transaction has not yet been completed. The preliminary estimated total purchase price to be transferred to effect the acquisition of World Color Press is as follows:

	Estimated Purchase Price	Form of Consideration
World Color Press common shares outstanding(a)	73.3
Conversion of World Color Press preferred shares(b)	13.8

Total assumed World Color Press common shares outstanding	87.1
Average World Color Press common share price(c)	$12.00

Assumed value of World Color Press outstanding common shares	$1,045.2	Quad/Graphics class A stock
Total assumed cash payments(d)	$93.3	Cash (via new debt facility)

Preliminary estimated purchase price(e)	$1,138.5

(a)
The total World Color Press common shares outstanding as of March 31, 2010.

(b)
Based upon the approximate World Color Press preferred share cash redemption price of $8.00 per share and the assumed World Color Press common share price of $12.00 described in (c), it is assumed that 100% of the outstanding World Color Press preferred shares will be converted into common shares, as will the related accumulated preferred dividends (conversion of the accumulated preferred dividends at $8.00 per share).

(c)
The fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the arrangement at the then-current market price. This requirement will likely result in a per share equity component different from the $12.00 assumed above, which is calculated as the average of the last seven days World Color Press common share price prior to May 21, 2010 (rounded to the nearest dollar). The World Color Press common share price has traded within a range of $11.00 to $12.25 since the January 26, 2010 announcement of the arrangement. For every 1% change in the average World Color Press common share price, the preliminary estimated purchase price in the calculation above would change by approximately $10 million. Such increase or decrease would result in a corresponding adjustment to estimated additional paid-in capital and goodwill.

(d)
The total of the Equity Payment Amounts and the aggregate Common Cash Consideration represent the total cash payments to settle the remaining World Color Press outstanding equity securities per the arrangement. The preliminary estimated purchase price calculation above assumes Quad/Graphics will pay $93,333,333 to settle these obligations (but the actual amount could be greater than $93,333,333 depending on, among other things, whether World Color Press warrants convert into World Color Press common shares). As discussed in Note 1, the collective outstanding stock ownership of the World Color Press common shareholders in Quad/Graphics will be reduced by the amount in which the Equity Payment Amounts exceed $135 million. Cash payments to settle the remaining World Color Press outstanding equity securities above $93,333,333 but less than $135 million would result in a corresponding increase to estimated debt and goodwill.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

5. Preliminary Estimated Purchase Price (Continued)

(e)
The preliminary estimated purchase price reflected in the unaudited pro forma condensed combined financial statements does not purport to represent what the actual purchase price will be at the consummation of the arrangement.

        As discussed above, the consideration to be received by the World Color Press common shareholders in the arrangement will consist of two parts, the Share Exchange Ratio and the Common Cash Consideration, if any. The Share Exchange Ratio is calculated as follows. Assuming (1) holders of World Color Press preferred shares will convert their World Color Press preferred shares and accrued and unpaid dividends into World Color Press common shares if the market value of a World Color Press common share is greater than $8.00, (2) holders of World Color Press warrants will exercise their right to purchase World Color Press common shares through a cashless exercise if their warrants become exercisable, and ignoring the de minimis effect of the cashless exercise of a penny per warrant, (3) the Equity Payment Amounts are $135 million or less and (4) the number of shares of Quad/Graphics class A stock, class B stock and class C stock outstanding immediately prior to the completion of the arrangement is 28,105,645 (which is the same as it was on April 30, 2010), then, subject to minor changes in the number of World Color Press common shares outstanding, there are essentially four potential Share Exchange Ratios (depending on the 30 day volume-adjusted weighted average price of each World Color Press common share), as the following illustrative table indicates:

  Illustrative Examples of Calculation of Share Exchange Ratio

		World Color Press Common Share Price(1)
		$8.00 or Below	$8.01–$12.99	$13.00–$16.29	$16.30 or Above
Quad/Graphics Outstanding Common Stock	(A)	28,105,645	28,105,645	28,105,645	28,105,645
Divided by 60%	(B)	60.0%	60.0%	60.0%	60.0%

Sub-Total	(C)=A/B	46,842,742	46,842,742	46,842,742	46,842,742
Less: Quad/Graphics Outstanding Common Stock	(A)	(28,105,645)	(28,105,645)	(28,105,645)	(28,105,645)

Total Number of Quad/Graphics Common Stock to be held by World Color Press Common Shareholders	(D)=C-A	18,737,097	18,737,097	18,737,097	18,737,097
Total Number of World Color Press Outstanding Common Shares
Common Shares	(E)	73,285,000	73,285,000	73,285,000	73,285,000
Common Shares from Conversion of Preferred Shares(2)	(F)	—	13,838,592	13,838,592	13,838,592
Common Shares from Exercise of Series I Warrants(3)	(G)	—	—	10,723,019	10,723,019
Common Shares from Exercise of Series II Warrants(3)	(H)	—	—	—	10,723,019

Total Number of World Color Press Outstanding Common Shares	(I)=E+F+G+H	73,285,000	87,123,592	97,846,611	108,569,630
Share Exchange Ratio	(J)=D/I	0.2557	0.2151	0.1915	0.1726

  (1)
  For illustrative purposes only. Assumes the World Color Press common share price equals the 30 day volume-weighted average price for purposes of determining if warrants are exercisable.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

5. Preliminary Estimated Purchase Price (Continued)

  (2)
  Equals $110,708,736, the assumed total liquidation value of the World Color Press preferred shares and accrued and unpaid dividends as of June 30, 2010, divided by the conversion price of $8 per share.

  (3)
  Excludes the de minimis effect of cashless exercise of the warrants.

  The Common Cash Consideration is also based on a number of variables, including the above-noted 30 day volume-adjusted weighted average price of each World Color Press common share (which affects, among other things, the effective price under the World Color Press warrant indenture, the cash settlement obligations of World Color Press deferred share units and restricted share units and the number of World Color Press common shares anticipated to be outstanding immediately prior to the completion of the arrangement). For example, using the 30 day volume-adjusted weighted average price of $12.06 of World Color Press common shares on the Toronto Stock Exchange as of and including May 20, 2010, and based on the assumptions discussed above for purposes of the illustrative examples, the Equity Payment Amounts would equal $46,320,978, and the Share Exchange Ratio (i.e., the number of shares of Quad/Graphics class A stock to be issued for each World Color Press common share) would be 0.2151 and the per share Common Cash Consideration would be $0.54 for each World Color Press common share. If, however, the Equity Payment Amounts equal $93,333,333 or more, there would be no Common Cash Consideration for World Color Press common shares.

  The determination of the actual Share Exchange Ratio and Common Cash Consideration are based on a number of variables, some of which are identified in the foregoing examples. Given that the actual Share Exchange Ratio and Common Cash Consideration will not be determined until after the World Color Press special meeting and before closing of the arrangement, the actual Share Exchange Ratio and Common Cash Consideration may differ from the examples above, including the example based on the 30 day volume-adjusted weighted average price of World Color Press common shares as of and including May 20, 2010. You are strongly encouraged to review the more detailed illustrative examples set forth in the tabular disclosures on pages 112 to 115 of this proxy circular/prospectus to see how the Equity Payment Amounts, the Share Exchange Ratio, the aggregate Common Cash Consideration and the per share Common Cash Consideration may change.

  Starting on or about June 7, 2010, World Color Press will post on the investors section of its website updated illustrative examples of the calculation of the Share Exchange Ratio and the Common Cash Consideration based on the then-current 30 day volume-adjusted weighted average price of World Color Press common shares, and will update the examples on a weekly basis until the anticipated closing date. The address of the website where the examples will be posted is www.worldcolor.com/investors/index.aspx.

6. Estimate of Assets to be Acquired and Liabilities to be Assumed

        Under the acquisition method of accounting, the total preliminary estimated purchase price as shown in Note 5 is allocated to the World Color Press current and long-term tangible assets, intangible assets (both definite and indefinite-lived), and current and long-term liabilities based on their estimated fair values as of the closing date of the arrangement. Management of Quad/Graphics has allocated the estimated purchase price based on preliminary estimates that are described in the introduction to these unaudited pro forma condensed combined financial statements. The preliminary internal valuation of Quad/Graphics' management includes estimates and assumptions about numerous factors, which could exhibit significant volatility. Changes in one or more of these factors prior to consummation of the

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

6. Estimate of Assets to be Acquired and Liabilities to be Assumed (Continued)

arrangement could have a significant effect on the final determination of fair values. The final purchase price allocations will be based on the fair value of assets and liabilities per third party appraisals as of the effective date of the arrangement, and accordingly the final valuation of World Color Press' assets and liabilities may be materially different than those estimates presented in the unaudited pro forma condensed combined financial statements.

        The preliminary estimate of assets to be acquired and liabilities to be assumed by Quad/Graphics is as follows:

(In millions)
Current assets	$776.0
Property, plant and equipment(a)	1,092.0
Identifiable intangible assets (including the $15.0 million World Color Press adjustment in Note 7(d))(b)	377.0
Restricted cash	68.0
Other long-term assets (including the $60.0 million World Color Press adjustment in Note 7(e))	69.0
Current liabilities	(428.0)
Long-term debt and long-term capital lease obligations	(548.0)
Long-term deferred income taxes, net (including the $35.0 million World Color Press adjustment in Note 7(b))	(229.0)
Other long-term liabilities (including net World Color Press' adjustments of $137.0 million in Note 7(h) and $(100.0) million in Note 7(i))	(588.0)
Contractual and non-contractual contingencies(c)
Goodwill(d)	549.5

Preliminary estimated purchase price	$1,138.5

    (a)
    The expected useful lives of property, plant and equipment by asset category are: (1) buildings—15-40 years, (2) machinery and equipment—3 to 18 years and (3) leasehold improvements—the shorter of the term of the lease or the useful life of the asset.

    (b)
    The expected amortization periods for identifiable intangible assets range from 4-15 years. The identifiable intangible assets are comprised of customer relationships and contracts.

    (c)
    Assets acquired and liabilities assumed in a business combination that arise from contingencies should be recognized at fair value if fair value can be reasonably estimated. If fair value of such an asset or liability cannot be reasonably estimated, the asset or liability would be recognized in accordance with existing U.S. GAAP standards based on whether the amount is probable and reasonably estimable.

    As disclosed in World Color Press' historical March 31, 2010 consolidated financial statements incorporated by reference into this proxy circular/prospectus, there are significant ongoing insolvency proceedings, claims and matters still to be resolved, namely $3.1 billion of bankruptcy related claims (of which $2.8 billion was recorded as liabilities subject to compromise by World Color Press), which were discharged in the plan of reorganization with the issuance of new common shares, preferred shares and warrants as

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

6. Estimate of Assets to be Acquired and Liabilities to be Assumed (Continued)

      well as unsecured notes to be issued by World Color Press and cash. The difference between the recorded liabilities subject to compromise and the amount of bankruptcy related claims of $322 million continues to be investigated. World Color Press believes it is unlikely that any of these excess claims, or unaccrued portion thereof, will be allowed by the relevant courts. It is not possible to estimate the quantum of the claims that will ultimately be allowed by the courts. However, World Color Press believes there will be no further material impact on its liabilities from the settlement of unresolved general unsecured claims against the Canadian and U.S. non-operating debtors because the holders of such claims (which represent a significant portion of the total claims) will receive under the plan of reorganization only their pro rata share of the distribution of the newly issued common shares, preferred shares and Series I and Series II warrants.

      Of the $2.8 billion of recorded bankruptcy related claims, certain recorded priority claims totaling $160 million are to be paid by World Color Press in cash, of which $115 million has been paid as of March 31, 2010, leaving $45.0 million to be paid. This obligation is classified in the World Color Press historical March 31, 2010 consolidated balance sheet as "Amounts owing in satisfaction of bankruptcy claims". Also resulting from the discharge of the $2.8 billion of recorded bankruptcy related claims, World Color Press recorded, on its historical March 31, 2010 consolidated balance sheet, $47.0 million of unsecured notes to be issued, including accrued interest of $4 million. The unsecured notes are to be issued to creditors of certain of World Color Press' U.S. subsidiaries (class 3 claims) once these claims are legally resolved in the U.S. Bankruptcy Court. Each such creditor will receive unsecured notes equal to 50% of its allowed claim, provided that the maximum aggregate amount of unsecured notes is limited to $75 million. In the event that the total allowed claims of all such creditors exceed $150 million, then each such creditor will receive its pro rata amount of $75 million in aggregate total of the unsecured notes. World Color Press estimates that the allowed amount of class 3 claims will be approximately $86 million, which would result in the issuance and distribution of approximately $43 million of unsecured notes. As a condition of the arrangement, the Senior Notes Indenture of the unsecured notes will be terminated or the covenants thereunder will be terminated or made inapplicable to World Color Press and its affiliates prior to consummation of the arrangement. The unsecured notes may be redeemed on or after July 21, 2010 at redemption prices of 105%, 103% and 101%, respectively, in the second, third and fourth year after the issuance date, multiplied by the principal amount and all accrued and unpaid interest thereon. It is Quad/Graphics' intention to redeem the unsecured notes as soon as practicable on or after July 21, 2010.

      It is not possible at this time to evaluate the final amount of priority claims that will be paid in cash, nor class 3 claims that will ultimately be allowed by the U.S. Bankruptcy Court. It is possible that allowed claims may be materially in excess of the amount estimated given the magnitude of the claims asserted and therefore the "Amounts owing in satisfaction of bankruptcy claims" could be materially higher and the unsecured notes could reach the maximum aggregate principal amount of $75 million. In light of the substantial number and amount of claims filed, the claims resolution process may take considerable time to complete and will continue after consummation of the arrangement, at which time they will remain the responsibility of the World Color Press successor

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

6. Estimate of Assets to be Acquired and Liabilities to be Assumed (Continued)

      entity. Any adjustments to these liabilities after consummation of the arrangement could have a material impact on the consolidated statement of operations of Quad/Graphics.

      The amounts recorded for any bankruptcy matters are based on World Color Press' management current assessment of the amount likely to be paid pursuant to U.S. GAAP. Any bankruptcy assessments made by World Color Press' management and the related amounts have not been adjusted in these unaudited pro forma condensed combined financial statements as Quad/Graphics does not have sufficient information to evaluate these contingencies to value them under a fair value standard or to estimate a range of outcomes. Quad/Graphics expects to have the information necessary to evaluate these contingencies and estimate a range of outcomes upon completion of the third party valuation as of the effective date of the arrangement.

    (d)
    Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized, but instead will be tested for impairment at least annually (more frequently if certain indicators are present). Goodwill will be allocated to the reporting unit(s) of the combined company. In the event that management of Quad/Graphics determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the period in which the determination is made.

7. Pro Forma Adjustments

        This note should be read in conjunction with other notes to the unaudited pro forma condensed combined financial statements. Adjustments included in the column under the heading "Pro Forma Adjustments" are presented in U.S. GAAP and represent the following:

        (a)   To establish net current deferred tax assets and net long-term deferred tax liabilities for the conversion of certain Quad/Graphics' consolidated legal entities from S corporations to C corporations upon the consummation of the arrangement:

(in millions)
Accrued liabilities	$58.6
Quad/Graphics assumed tax rate	X 35.0%

Net current deferred tax assets	$20.5

Accelerated depreciation	$(690.0)
Net operating loss and other tax carryforwards	24.9
Other	44.9

(620.2)
Quad/Graphics assumed tax rate	X 35.0%

Net long-term deferred tax liabilities	$(217.1)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

7. Pro Forma Adjustments (Continued)

        (b)   To record the estimated impact on deferred income taxes of the pro forma adjustments, as follows:

(in millions)
Retention and transaction bonus plan (see Note 7(f))	$10.0
Quad/Graphics assumed tax rate	X 35.0%

Current deferred tax assets	$3.5

Multi-employer pension withdrawal liability (see Note 7(i))	$100.0
Quad/Graphics assumed tax rate	X 35.0%

Long-term deferred tax assets (reduction of net long-term deferred tax liabilities on balance sheet)	$35.0

        (c)   To adjust goodwill to an estimate of acquisition-date goodwill, as follows:

(In millions)
Eliminate World Color Press historical goodwill	$(174.0)
Estimated goodwill from the arrangement (see Note 6)	549.5

$375.5

        (d)   To record $15.0 million of other intangible assets based on a preliminary valuation of additional identifiable intangible assets.

        (e)   To adjust other long-term assets for adjustments to deferred debt issuance costs, as follows:

(In millions)
Eliminate World Color Press historical debt issuance costs	$(60.0)
Estimated debt issuance costs on new borrowings	53.0

$(7.0)

        (f)    To record the estimated amount to be paid under the retention and transaction bonus plan for World Color Press employees per the arrangement agreement of $10.0 million.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

7. Pro Forma Adjustments (Continued)

        (g)   To record the net change in long-term debt as follows:

(In millions)
Debt issuance costs for new debt agreement	$53.0
Total combined company acquisition-related transaction costs from April 1, 2010 forward	44.2
Total Equity Payment Amounts and aggregate Common Cash Consideration	93.3
Quad/Graphics Cash Distribution	140.0

Incremental long-term debt to consummate the arrangement	$330.5

Funding of World Color Press unsecured notes(1)	90.0

$420.5

(1)
As discussed in Note 6(c), Quad/Graphics estimates it will fund approximately $90 million to redeem unsecured notes to be issued to World Color Press (predecessor) creditors with class 3 bankruptcy claims. The funding requirement is contractually calculated based on the $75 million maximum principal amount to be paid to settle these claims, plus accrued interest and redemption premiums. This amount will remain in a third party trust until the underlying claims are legally resolved and is classified as restricted cash on the Unaudited Pro Forma Condensed Combined Balance Sheet. World Color Press recorded a $47 million liability classified as unsecured notes to be issued in its historical March 31, 2010 consolidated balance sheet for the anticipated payment of the underlying claims and related accrued interest. Any difference between the funded amount and the actual amount of the unsecured notes that will be issued and redeemed will be returned to Quad/Graphics.

        (h)   To eliminate World Color Press' derivatives related to the preferred stock conversion option and to the warrants, which will be fully redeemed and cancelled due to the arrangement:

(In millions)
Eliminate derivative for preferred stock conversion in other long-term liabilities	$(46.0)
Eliminate derivative for warrants in other long-term liabilities	(91.0)

$(137.0)

        (i)    To record the estimated withdrawal liability of $100 million to be incurred by Quad/Graphics if it fully withdraws from certain World Color Press multi-employer pension plans. Quad/Graphics intends to enter into negotiations with the relevant World Color Press unions that will allow it to replace current multi-employer pension plans with a comparable plan consistent with benefits received by current Quad/Graphics employees. The withdrawal liability represents an estimate of World Color Press' share of the under-funded pension liability in the multi-employer plans where Quad/Graphics believes withdrawal is probable. The withdrawal liability estimate was based on information provided by each multi-employer plan's administrator and was based on full withdrawal for each plan. The actual

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

7. Pro Forma Adjustments (Continued)

amount of the withdrawal liability will be calculated at the time of the actual withdrawal and could differ materially from the estimate.

        (j)    To reclassify Quad/Graphics' class A redeemable equity that is no longer redeemable upon the transaction consummation resulting from a readily tradable market for the Quad/Graphics class A stock as follows:

(In millions)
Additional paid-in capital	$13.2
Retained earnings	29.4

Reduction in redeemable equity	$(42.6)

        (k)   To (1) increase common stock $0.5 million for the par value of the stock issued as part of the arrangement consideration, (2) increase additional paid-in capital $1,044.7 million for the fair value of the stock issued as part of the arrangement consideration less par, and (3) to eliminate World Color Press capital stock of $721.0 million.

        (l)    To eliminate World Color Press' retained earnings, to record transaction-related payments, and to record estimated nonrecurring costs for acquisition-related transaction costs which would be expensed per the accounting guidance on business combinations, as follows:

(In millions)
Eliminate World Color Press retained deficit	$2.0
Establish net deferred tax liabilities upon becoming a C corporation	(196.6)
Quad/Graphics Cash Distribution	(140.0)
Retention and transaction bonus plan for World Color Press employees, net of tax	(6.5)
Estimated acquisition transaction costs from April 1, 2010 forward, assumed to be nonrecurring	(44.2)

$(385.3)

        (m)  To eliminate World Color Press' accumulated other comprehensive income of $17.0 million.

        (n)   To eliminate non-recurring, direct and incremental transaction costs incurred, which are reflected in the historical financial statements of Quad/Graphics and World Color Press.

	Three Months Ended March 31, 2010	Year Ended December 31, 2009
	(in millions)
Eliminate Quad/Graphics' transaction costs incurred	$(6.0)	$(2.8)
Eliminate World Color Press' transaction costs incurred	(5.0)	(3.0)

	$(11.0)	$(5.8)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

7. Pro Forma Adjustments (Continued)

        (o)   To record amortization expense on the $15 million of incremental customer relationships and contracts from Note 7(d) of $0.4 million and $1.5 million for the three months ended March 31, 2010 and the year ended December 31, 2009, respectively.

        (p)   To record the incremental interest expense on long-term debt as follows:

	Three Months Ended March 31, 2010	Year Ended December 31, 2009
	(in millions)
Quad/Graphics' average borrowings on the revolving credit facilities(1)	$50.9	$128.6
World Color Press' successor entity average borrowings(2)	491.5	530.0
Incremental long-term debt(3)	330.5	341.5

Total amounts borrowed on new debt commitments	872.9	1,000.1
Interest expense and fees on new debt commitments(4)	11.7	51.1
Eliminate Quad/Graphics' interest expense and fees on the replaced revolving credit facilities	(0.3)	(2.0)
Eliminate World Color Press' interest expense and fees on the replaced successor entity financing	(11.0)	(49.0)

	$0.4	$0.1

(1)
Reflects an average of the daily amounts outstanding on these revolving credit facilities.

(2)
Reflects an average debt amount outstanding on the World Color Press successor entity borrowings.

(3)
The incremental long-term debt at March 31, 2010 was comprised of: $53.0 million of estimated debt issuance costs, $44.2 million of estimated acquisition-related transaction costs from April 1, 2010 forward, $93.3 million of total Equity Payment Amounts and aggregate Common Cash Consideration and $140.0 million of Quad/Graphics Cash Distribution.

The incremental long-term debt at December 31, 2009 was comprised of: $53.0 million of estimated debt issuance costs, $55.2 million of estimated acquisition-related transaction costs from January 1, 2010 forward, $93.3 million of total Equity Payment Amounts and aggregate Common Cash Consideration and $140.0 million of Quad/Graphics Cash Distribution.

(4)
Interest rates on the $700 million term loan and the $530 million revolving credit facility are to be at variable interest rates based on LIBOR. For the purposes of this pro forma adjustment, the interest rate used for the $700 million term loan is 5.5% and the interest rate used for the $530 million revolving credit facility is 3.75%. As of March 31, 2010, a 1/8th percentage change in both interest rates would change the annual interest expense by $1.3 million.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

7. Pro Forma Adjustments (Continued)

  For purposes of calculating pro forma interest expense, the total amounts borrowed on new debt commitments are first applied against the term loan in full, with the remainder applied against the revolving credit facility. Other fees to be incurred on the debt, such as an unused revolving credit facility fees, are included in this amount.

        (q)   To record a reduction in amortization expense on debt issuance costs as follows:

	Three Months Ended March 31, 2010	Year Ended December 31, 2009
	(in millions)
Eliminate amortization of World Color Press historical debt issuance costs	$(6.0)	$(26.0)
Eliminate amortization of Quad/Graphics' fees on revolving credit facilities	—	(0.1)
Amortization expense for new debt agreement(1)	2.6	10.5

	$(3.4)	$(15.6)

(1)
The $700 million term loan matures on the sixth anniversary of the arrangement closing date and the $530 million revolving credit facility matures on the fourth anniversary of the arrangement closing date. The amortization expense for the $53.0 million of estimated debt issuance costs on the new debt agreement was allocated to the term loan and the revolving credit facility in the following order: (1) specifically identified portions of the debt issuance costs to their respective instrument and then (2) the remainder pro-rata based on the respective dollar amount of the term loan and the revolving credit facility commitment.

        (r)   To reverse $29 million of foreign currency exchange gains for the year ended December 31, 2009 on World Color Press foreign currency denominated long-term debt and derivatives for preferred stock conversion and warrants. There were no such foreign currency exchange gains or losses on these instruments for the three months ended March 31, 2010 as World Color Press adopted the US dollar as its functional and reporting currency as of the July 31, 2009 fresh start date.

        (s)   To reverse $32 million of mark to market unfavorable adjustments for the three months ended March 31, 2010 and $43 million in mark to market favorable adjustments for the year ended December 31, 2009 on World Color Press derivatives for preferred stock conversion option and warrants.

        (t)    To give tax effect to the World Color Press related pro forma expense adjustments in (p) and (q) at a weighted average effective tax rate of 28%, which is lower than the statutory tax rate due primarily to the reversal of certain previously unrecognized tax benefits. There are no related tax impacts on World Color Press' pro forma adjustments in (n), (r) and (s) as those adjustments are primarily non-taxable permanent differences.

        In addition, to give tax effect to the Quad/Graphics related pro forma expense adjustments in (o), (p) and (q) and to record tax expense for Quad/Graphics as if all of Quad/Graphics' legal entities were C corporations. The tax expense for Quad/Graphics was calculated by applying an estimated effective

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

7. Pro Forma Adjustments (Continued)

tax rate of 35% to Quad/Graphics' consolidated pretax book (loss) income of $(11.3) million and $48.3 million for the three months ended March 31, 2010 and the year ended December 31, 2009, respectively. The estimated effective tax rate for Quad/Graphics was calculated based on the federal statutory rate adjusted for permanent tax differences, state and local income tax provisions and credits, accounting for uncertain tax positions, and the difference, where applicable, in tax rates between the United States and foreign countries. The net of all items listed above resulted in an overall estimated effective tax rate for Quad/Graphics of approximately 35%.

        From these adjustments, additional pro forma income tax expense is calculated as follows:

For the three months ended March 31, 2010

(In millions)
Tax effect of World Color Press pro forma adjustment 7(p) of $11.0 million at 28%	$3.1
Tax effect of World Color Press pro forma adjustment 7(q) of $6.0 million at 28%	1.7
Tax effect of Quad/Graphics pro forma adjustment 7(o) of $(0.4) million at 35%	(0.1)
Tax effect of Quad/Graphics pro forma adjustment 7(p) of $(11.4) million at 35%	(4.0)
Tax effect of Quad/Graphics pro forma adjustment 7(q) of $(2.6) million at 35%	(0.9)
Eliminate Quad/Graphics' S corporation income tax benefit	0.1
Quad/Graphics estimated C corporation income tax benefit computed as explained above at 35%	(4.0)

$(4.1)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

7. Pro Forma Adjustments (Continued)

For the year ended December 31, 2009

(In millions)
Tax effect of World Color Press pro forma adjustment 7(p) of $49.0 million at 28%	$13.7
Tax effect of World Color Press pro forma adjustment 7(q) of $26.0 million at 28%	7.3
Tax effect of Quad/Graphics pro forma adjustment 7(o) of $(1.5) million at 35%	(0.5)
Tax effect of Quad/Graphics pro forma adjustment 7(p) of $(49.1) million at 35%	(17.2)
Tax effect of Quad/Graphics pro forma adjustment 7(q) of $(10.4) million at 35%	(3.6)
Eliminate Quad/Graphics' S corporation income tax expense	(1.5)
Quad/Graphics estimated C corporation income tax expense computed as explained above at 35%	16.9

$15.1

The combined company effective tax rate is higher than the applicable statutory rates due primarily to World Color Press valuation allowances on tax benefits whose realization are not foreseen.

        (u)   The adjustment to weighted average shares outstanding—basic is calculated as follows (in millions):

	Three Months Ended March 31, 2010	Year Ended December 31, 2009
	(in millions)
Eliminate World Color Press weighted average shares outstanding—basic	(73.3)	(73.3)
Shares issued in arrangement	18.7	18.7

	(54.6)	(54.6)

        The adjustment to weighted average shares outstanding—diluted is calculated as follows (in millions):

	Three Months Ended March 31, 2010	Year Ended December 31, 2009
	(in millions)
Eliminate World Color Press weighted average shares outstanding—diluted	(73.3)	(87.1)
Shares issued in arrangement	18.7	18.7

	(54.6)	(68.4)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

7. Pro Forma Adjustments (Continued)

        The unaudited pro forma condensed combined financial statements do not present a combined dividend per share amount.

        The historical basic and diluted weighted average shares of World Color Press were assumed to be replaced by the shares expected to be issued by Quad/Graphics to effect the arrangement.

  Summary of Pro Forma Adjustments

        A reconciliation of the Pro Forma Adjustments column in the unaudited pro forma condensed combined financial statements for those line items that have more than one pro forma adjustment is as follows:

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2010

(in millions)
Pro forma adjustment 7(a)	$20.5
Pro forma adjustment 7(b)	3.5

Current deferred tax assets	$24.0

Pro forma adjustment 7(a)	$217.1
Pro forma adjustment 7(b)	(35.0)

Long-term deferred tax liabilities	$182.1

Pro forma adjustment 7(h)	$(137.0)
Pro forma adjustment 7(i)	100.0

Other long-term liabilities	$(37.0)

Pro forma adjustment 7(k)	$(721.0)
Pro forma adjustment 7(k)	0.5

Common stock	$(720.5)

Pro forma adjustment 7(j)	$13.2
Pro forma adjustment 7(k)	1,044.7

Additional paid-in capital	$1,057.9

Pro forma adjustment 7(j)	$29.4
Pro forma adjustment 7(l)	(385.3)

Retained earnings	$(355.9)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

7. Pro Forma Adjustments (Continued)

Unaudited Pro Forma Condensed Combined Statement of Operations

	Three Months Ended March 31, 2010	Year Ended December 31, 2009
	(in millions)
Pro forma adjustment 7(p)	$0.4	$0.1
Pro forma adjustment 7(q)	(3.4)	(15.6)
Pro forma adjustment 7(r)	—	29.0
Pro forma adjustment 7(s)	(32.0)	43.0

Interest and financial expense (income)	$(35.0)	$56.5

        The unaudited pro forma condensed combined financial statements, and the related pro forma adjustments in this Note 7, do not reflect any operating synergies that the combined company may achieve as a result of the arrangement, or the costs necessary to achieve these operating synergies. Quad/Graphics has identified approximately $225 million of potential pre-tax annualized synergies in connection with the transaction, to be derived from capacity consolidation (primarily in the United States), purchasing and supply chain efficiencies, logistic and distribution savings and consolidation of corporate headquarters, among other areas. Full realization of these synergies is estimated to take up to 24 months to achieve. Although Quad/Graphics expects that synergies will result from the arrangement, there can be no assurance that these synergies will be achieved. To realize these expected synergies, the total acquisition-related charges to be incurred primarily during the first 24 months after consummation of the arrangement are estimated to be in the range of approximately $195 million to $240 million, which will be expensed as incurred. Management of World Color Press believes that the expected synergies to be realized as a result of the arrangement will be higher than the estimates of Quad/Graphics' management noted above. See "The Arrangement—Estimated Potential Synergies Attributable to the Arrangement" beginning on page 94 for additional information.

QUAD/GRAPHICS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of the financial condition and results of operations of Quad/Graphics should be read together with the Quad/Graphics consolidated financial statements for the three months ended March 31, 2010 and 2009, including notes thereto, beginning on page FS-36 in this proxy circular/prospectus, as well as Quad/Graphics audited consolidated financial statements for each of the three years in the period ended December 31, 2009, including the notes thereto, beginning on page FS-1 in this proxy circular/prospectus. This discussion contains forward-looking statements that reflect Quad/Graphics' plans, estimates and beliefs. Quad/Graphics' actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" beginning on pages 29 and 47, respectively.

        Management's discussion and analysis of financial condition and results of operations is provided as a supplement to the Quad/Graphics consolidated financial statements and accompanying footnotes to help provide an understanding of Quad/Graphics' financial condition, the changes in Quad/Graphics' financial condition and Quad/Graphics' results of operations. This discussion and analysis is organized as follows:

  •
  Overview.  This section includes a general description of Quad/Graphics' business and segments, an overview of key performance metrics Quad/Graphics' management measures and utilizes to evaluate business performance and an overview of trends affecting Quad/Graphics including Quad/Graphics' management's actions related to the trends.

  •
  Results of operations.  This section contains an analysis of Quad/Graphics' results of operations by comparing the results for (1) the three months ended March 31, 2010 to the three months ended March 31, 2009, (2) the year ended December 31, 2009 to the year ended December 31, 2008, and (3) the year ended December 31, 2008 to the year ended December 31, 2007. Forward-looking statements providing a general description of recent and projected industry and company developments that are important to understanding Quad/Graphics' results of operations are included in this section. This section also provides a discussion of EBITDA and EBITDA margin, non-GAAP financial measures Quad/Graphics uses to assess the performance of its business.

  •
  Liquidity and capital resources.  This section provides an analysis of Quad/Graphics' capitalization, cash flows, a statement about off-balance sheet arrangements, and a discussion and table of outstanding debt and commitments. Forward-looking statements important to understanding Quad/Graphics' financial condition are also included in this section.

  •
  Critical accounting policies and estimates.  This section contains a discussion of the accounting policies that Quad/Graphics believes are important to Quad/Graphics' financial condition and results of operations, and allowances and reserves that require significant judgment and estimates on the part of Quad/Graphics' management. In addition, all of Quad/Graphics' significant accounting policies, including critical accounting policies, are summarized in Note 1, Summary of Significant Accounting Policies, to the accompanying Quad/Graphics December 31, 2009 audited consolidated financial statements.

  •
  New accounting pronouncements.  This section provides a discussion of recent accounting pronouncements that Quad/Graphics believes are important to understanding Quad/Graphics' current and forward-looking results of operations and financial condition.

 Overview

  Business Overview

        Quad/Graphics is a leading global provider of print and related services. Operating primarily in the commercial print portion of the printing industry, Quad/Graphics produces and delivers products and services designed to provide customers complete solutions for communicating their messages to target audiences. Quad/Graphics' print products primarily include catalogs, consumer magazines, special interest publications, direct marketing materials and retail inserts. Print-related services Quad/Graphics provides include digital photography, digital imaging, binding, mailing and distribution, and data optimization and analytics services. In addition, substantial investments are made in research and development and other technological innovations, and Quad/Graphics has developed multiple manufacturing process improvements, including innovative press and finishing control systems and material-handling equipment for use in its own print operations as well as for sale to other printers worldwide. Quad/Graphics manufactures ink, which is solely used in its own printing process.

        Quad/Graphics' operating and reporting segments are aligned with how Quad/Graphics' chief operating decision maker currently manages the business. Quad/Graphics has three segments: U.S. Print and Related Services, International, and Corporate.

        The U.S. Print and Related Services segment includes Quad/Graphics' United States printing operations, managed as one integrated platform. This segment includes all of the product and related service offerings described above. The U.S. Print and Related Services segment accounted for approximately 86% and 87% of Quad/Graphics' consolidated net sales in the three months ended March 31, 2010 and the year ended December 31, 2009, respectively.

        The International segment includes Quad/Graphics' printing operations in Europe and South America, which currently include the operations of Quad/Winkowski Sp. z o. o., located in Poland (sometimes referred to as Quad/Winkowski); Anselmo L. Morvillo S.A., located in Argentina (sometimes referred to as Morvillo); and Plural Editora e Gráfica, Ltda., located in Brazil (sometimes referred to as Plural). This segment produces and delivers all of Quad/Graphics' product and service offerings in Europe and South America, with the exception of printing-related auxiliary equipment, which is included in the U.S. Print and Related Services segment. The International segment accounted for approximately 14% and 13% of Quad/Graphics' consolidated net sales in the three months ended March 31, 2010 and the year ended December 31, 2009, respectively.

        The Corporate segment consists of unallocated general and administrative activities and associated expenses including, in part, executive, legal, finance, information technology and human resources.

  Key Performance Metrics Overview

        Quad/Graphics' management believes the ability to generate net sales growth and positive cash flow are key indicators of the successful execution of Quad/Graphics' business strategy and will increase shareholder value. Quad/Graphics uses year over year net sales growth, EBITDA, EBITDA margin and cash flows provided by operating activities as metrics to measure operating performance and financial condition. EBITDA and EBITDA margin are non-GAAP financial measures (see the reconciliation of net earnings attributable to Quad/Graphics common shareholders to EBITDA in the Results of Operations section below).

        Net sales growth.    Quad/Graphics uses year over year net sales growth as a key performance metric. Quad/Graphics' management assesses net sales growth based on the ability to generate increased net sales through increased sales to existing customers, sales to new customers, sales of new or expanded solutions to existing and new customers and opportunities to expand revenue through strategic investments, including acquisitions.

        EBITDA and EBITDA margin.    Quad/Graphics uses EBITDA and EBITDA margin as metrics to assess operating performance. Quad/Graphics' management assesses EBITDA and EBITDA margin based on the ability to increase revenues while controlling variable expense growth.

        Cash flows provided by operating activities.    Quad/Graphics uses cash flows provided by operating activities as a metric to assess liquidity. Quad/Graphics' management assesses cash flows provided by operating activities based on the ability to meet recurring cash obligations while increasing available cash to fund capital expenditures, debt service requirements, strategic investments and potential dividend payments to shareholders.

  Overview of Trends Affecting Quad/Graphics

        The challenges posed by the global economic recession combined with the emergence of alternative marketing technologies competing for marketing and advertising spending have caused many print businesses to fail and consolidation within the industry. The industry consolidation and decreasing print volumes have created excess capacity in the industry, which has led to increased pricing pressures. Even with the industry consolidation, the printing industry remains highly fragmented and highly competitive. Due to the highly competitive industry environment, Quad/Graphics has been aggressive in protecting its market share through pursuing early renewal of major customer contracts.

        Due to the pricing pressures and lower print quantity levels, Quad/Graphics restructured its operations to lower costs. Quad/Graphics chose to idle certain equipment and eliminate certain crews, and as a result recorded the related restructuring and impairment charges (including headcount reduction costs, property, plant and equipment impairment and lease termination costs). Quad/Graphics also has implemented other initiatives to lower labor costs including reduction of overtime hours and reduction of bonus and profit sharing payments. Quad/Graphics has been and remains diligent in implementing productivity improvements through automation and a focus on lean manufacturing principles, which has created the ability to reduce crew sizes while maintaining high service levels to customers. As the economy recovers, Quad/Graphics' management believes the business will be positioned with a lower cost structure and competitive advantage over both large and small printers.

        Quad/Graphics is also subject to seasonality in its quarterly results as net sales are typically higher in the third and fourth quarters of the calendar year as compared to the first and second quarters. Seasonality is driven by increased magazine advertising page counts and retail inserts and catalogs due primarily to back-to-school and holiday related advertising and promotion.

        Quad/Graphics operates in a capital intensive industry. Even in periods of machinery overcapacity, significant recurring equipment and technology capital expenditures are required in the printing industry to deliver solutions at prices acceptable to customers. Quad/Graphics believes that its in-house research and development function and an approach of continually improving its printing equipment has been and will be important to its success.

        While maintaining a focus on investing in the business, Quad/Graphics made the prudent business decision to decrease capital expenditure levels in 2009 given the state of the global economy. This management decision allowed Quad/Graphics to pay down $147.9 million of debt and capital lease obligations during 2009. Quad/Graphics borrowings increased $16.4 million during the three months ended March 31, 2010 due primarily to $11.9 million of debt issuance costs related to the new debt agreement associated with the World Color Press arrangement and a strategic $10 million equity investment in HGI Company, LLC (sometimes referred to as HGI), partially offset by an increase in cash flows from operations. Quad/Graphics believes that expected cash flows from operations and $195.1 million in unused available capacity under its revolving credit facilities as of March 31, 2010 provide sufficient liquidity to satisfy its ongoing liquidity, capital expenditure, strategic investment, debt service and potential dividend payment requirements.

 Results of Operations for the Three Months Ended March 31, 2010 Compared to the Three Months Ended March 31, 2009

  Summary Results

        Quad/Graphics' operating income, operating margin and earnings (loss) per share attributable to Quad/Graphics common shareholders—diluted for the three months ended March 31, 2010 changed from the three months ended March 31, 2009 as follows (dollars in millions, except per share data):

	Operating Income	Operating Margin	Earnings (Loss) Per Share Attributable to Quad/Graphics Common Shareholders—Diluted
For the Three Months Ended March 31, 2009	$11.4	2.7%	$(0.16)
2010 Restructuring, Impairment and Transaction-Related Charges(1)	(6.3)	(1.6)%	(0.22)
2009 Restructuring and Impairment Charges(2)	6.1	1.5%	0.21
Reduction in Operating Income(3)	(7.2)	(1.6)%	(0.13)

For the Three Months Ended March 31, 2010	$4.0	1.0%	$(0.30)

(1)
2010 Restructuring, impairment and transaction-related charges included $6.0 million of outside professional services fees incurred during the three months ended March 31, 2010 in connection with the negotiation and execution of the arrangement agreement with World Color Press. Quad/Graphics also incurred $0.2 million of transaction costs in connection with a $10.0 million strategic equity investment in HGI. Quad/Graphics expects to incur substantial additional transaction-related expenses up to the consummation of the arrangement, and then after that Quad/Graphics will incur additional administrative expenses related to operating as a public company (such as increased legal, accounting and other regulatory expenses). In addition, a charge of $0.1 million for lease termination costs was recorded during the three months ended March 31, 2010.

(2)
2009 Restructuring and impairment charges of $6.1 million incurred during the three months ended March 31, 2009 were entirely related to headcount reductions in the U.S. Print and Related Services segment. The headcount reductions included 550 employees, all of which ceased employment and were paid during 2009.

(3)
Operating income decreased $7.2 million due to decreased net sales primarily as a result of the global economic recession, as volume and pricing decreased quarter over quarter, particularly in the International segment. The following discussion provides additional details.

  Consolidated

        The following table sets forth certain information from Quad/Graphics' consolidated statements of operations on an absolute dollar basis and as a relative percentage of total net sales for each noted

period, together with the relative percentage change in such information between the periods set forth below:

	Three Months Ended March 31,
	2010		2009
	(dollars in millions)
	Amount	% of Sales	Amount	% of Sales	$ Change	% Change
Net Sales:
Products	$351.3	87.0%	$361.4	87.0%	$(10.1)	(2.8)%
Services	52.3	13.0%	54.1	13.0%	(1.8)	(3.3)%

Total Net Sales	403.6	100.0%	415.5	100.0%	(11.9)	(2.9)%
Cost of Sales:
Products	260.3	64.5%	264.6	63.7%	(4.3)	(1.6)%
Services	36.2	8.9%	37.6	9.0%	(1.4)	(3.7)%

Total Cost of Sales	296.5	73.4%	302.2	72.7%	(5.7)	(1.9)%
Selling, General & Administrative Expenses	47.6	11.8%	46.7	11.3%	0.9	1.9%
Restructuring, Impairment and Transaction-Related Charges	6.3	1.6%	6.1	1.5%	0.2	3.3%
Depreciation and Amortization	49.2	12.2%	49.1	11.8%	0.1	0.2%

Total Operating Expenses	399.6	99.0%	404.1	97.3%	(4.5)	(1.1)%

Operating Income	$4.0	1.0%	$11.4	2.7%	$(7.4)	(64.9)%

  Net Sales

        Product sales decreased for the three months ended March 31, 2010 compared to the three months ended March 31, 2009 primarily as a result of a decline in paper sales due to lower paper prices, and a continued but somewhat lessened decline in demand for commercial printing due to the global economic recession. Product sales also declined due to continued pricing pressures related to increased competition and industry overcapacity. These decreases were partially offset by an increase in recycling sales due to increased prices received on recycled paper.

        Product sales are most reflective of Quad/Graphics' business performance because a significant amount of total operating profit is generated from product sales. In addition, service sales generally correspond with product sales, such that when product sales decrease year-over-year, service sales generally decrease as well. In the three months ended March 31, 2010, this relationship between product sales and service sales held true, as total weight shipped and imaging work completed decreased compared to the three months ended March 31, 2009. The overall decrease in service sales was partially offset by an increase in freight fuel surcharges as fuel costs increased from the first quarter 2009 to the first quarter 2010. Quad/Graphics generally passes through freight fuel increases to its customers.

  Cost of Sales

        Cost of product sales decreased for the three months ended March 31, 2010 compared with the three months ended March 31, 2009 primarily as a result of lower production levels leading to a decline in necessary materials and energy costs, partially offset by increases in labor. Quad/Graphics intentionally maintained a portion of its skilled labor work force at higher levels than required to support the reduced printing volume in order to have the necessary skilled labor in place to support the increase in magazine, catalog and retail insert volume from the pending World Color Press arrangement, which is expected to close in the summer of 2010. Cost of product sales as a percentage of net sales increased primarily due to the decrease in net sales and the labor increase.

        Cost of service sales decreased for the three months ended March 31, 2010 compared with the three months ended March 31, 2009 primarily as a result of lower product volumes leading to lower shipments and imaging labor requirements, partially offset by an increase in fuel costs. Cost of service sales as a percentage of net sales was essentially flat for the three months ended March 31, 2010 and March 31, 2009 as costs decreased consistently with service sales.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses increased for the three months ended March 31, 2010 compared with the three months ended March 31, 2009 primarily as a result of strategic investments in increasing sales staff to drive revenue and intentionally maintaining or increasing certain administrative labor functions in light of the pending World Color Press arrangement and the ongoing public registration process of Quad/Graphics. These increases were partially offset by general and administrative compensation cost savings from 2009 restructuring initiatives discussed below under Restructuring, Impairment and Transaction-Related Charges. Selling, general and administrative expenses as a percentage of net sales increased for the three months ended March 31, 2010 from the three months ended March 31, 2009 primarily as a result of the cost increases discussed above and reduced net sales.

  Restructuring, Impairment and Transaction-Related Charges

        Restructuring, impairment and transaction-related charges of $6.3 million incurred in the three months ended March 31, 2010 include $6.2 million of transaction-related charges, of which $6.0 million related to the arrangement agreement with World Color Press entered into in January 2010 and $0.2 million related to the February 2010 strategic equity investment in HGI. In addition, a charge of $0.1 million for lease termination costs was recorded during the first three months of 2010. Restructuring, impairment and transaction-related charges of $6.1 million incurred in the three months ended March 31, 2009 related to headcount reductions. The headcount reductions included 550 employees, all of which ceased employment during 2009 and all payments associated with these employee terminations were complete by the end of 2009.

  Depreciation and Amortization

        Depreciation and amortization increased slightly for the three months ended March 31, 2010 compared with the three months ended March 31, 2009 as amortization expenses increased $0.1 million. Amortization expenses, which are relatively low due to Quad/Graphics' historical growth being achieved almost entirely by organic sales growth rather than through acquisition growth, include the amortization of trademarks, patents, licenses, agreements, capitalized software and acquired technology. Depreciation expense was essentially the same during the first quarters of 2009 and 2010 as the new depreciation on capital expenditures over the last year was offset by certain presses becoming fully depreciated. All depreciation of fixed assets is included in the line item depreciation and amortization in the consolidated statements of operations.

  EBITDA and EBITDA Margin

        EBITDA and EBITDA margin decreased for the three months ended March 31, 2010 compared with the three months ended March 31, 2009 primarily due to decreased sales caused by volume and pricing decreases, intentional labor management decisions made in anticipation of the consummation of the arrangement with World Color Press as discussed above in Cost of Sales and Selling, General and Administrative Expenses and increased restructuring and transaction-related charges.

        EBITDA and EBITDA margin for the three months ended March 31, 2010 compared to the three months ended March 31, 2009 was as follows:

	Three Months Ended March 31,
	2010		2009
	Amount	% of Net Sales	Amount	% of Net Sales	% Change
	(dollars in millions)
EBITDA and EBITDA margin	$55.9	13.9%	$61.6	14.8%	(9.3)%

        EBITDA represents net earnings attributable to Quad/Graphics common shareholders, plus (i) interest expense, (ii) income tax expense, and (iii) depreciation and amortization. EBITDA margin represents EBITDA as a percentage of net sales. EBITDA and EBITDA margin are presented to provide additional information regarding Quad/Graphics' performance and because both are important measures by which Quad/Graphics gauges the profitability and assesses the performance of its business. EBITDA and EBITDA margin are not measures of financial performance in accordance with U.S. GAAP. EBITDA and EBITDA margin should not be considered alternatives to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Quad/Graphics' calculation of EBITDA and EBITDA margin may be different from the calculation used by other companies and therefore comparability may be limited. A reconciliation of EBITDA to net earnings follows:

	Three Months Ended March 31,
	2010	2009
	(dollars in millions)
Net Losses Attributable to Quad/Graphics Common Shareholders(1)	$(8.5)	$(4.5)
Interest Expense	15.3	16.4
Income Tax (Benefit) Expense	(0.1)	0.6
Depreciation and Amortization	49.2	49.1

EBITDA	$55.9	$61.6

(1)
Net earnings attributable to Quad/Graphics common shareholders include the effects of restructuring, impairment and transaction-related charges of $6.3 million and $6.1 million for the three months ended March 31, 2010 and 2009, respectively.

  U.S. Print and Related Services

        The following table summarizes net sales, operating income, operating margin and certain items impacting comparability, within the U.S. Print and Related Services segment:

	Three Months Ended March 31,
	2010	2009
	(dollars in millions)
	Amount	Amount	$ Change	% Change
Net Sales:
Products	$298.7	$306.4	$(7.7)	(2.5)%
Services	49.6	51.0	(1.4)	(2.7)%
Operating Income	17.8	14.0	3.8	27.1%
Operating Margin	5.1%	3.9%	N/A	N/A
Restructuring, Impairment and Transaction-Related Charges	$0.1	$6.1	(6.0)	(98.4)%

  Net Sales

        Product sales decreased for the three months ended March 31, 2010 compared to the three months ended March 31, 2009 primarily as a result of a decline in paper sales due to lower paper prices, and a continued but somewhat lessened decline in demand for commercial printing due to the global economic recession. Product sales also declined due to continued pricing pressures related to increased competition and industry overcapacity. These decreases were partially offset by an increase in recycling sales due to increased prices received on recycled paper.

        Product sales are most reflective of Quad/Graphics' business performance because a significant amount of total operating profit is generated from product sales. In addition, service sales generally correspond with product sales, such that when product sales decrease year-over-year, service sales generally decrease as well. In the three months ended March 31, 2010, this relationship between product sales and service sales held true, as service sales decreased 2.7% while product sales decreased 2.5%. Total weight shipped and imaging work completed decreased with print volumes for the three months ended March 31, 2010 compared to the three months ended March 31, 2009. This decrease was partially offset by higher fuel rates, which are passed on to customers.

  Operating Income

        Operating income for the U.S. Print and Related Services segment increased for the three months ended March 31, 2010 compared with the three months ended March 31, 2009 primarily as a result of a $6.0 million decrease in restructuring, impairment and transaction-related charges recognized during the three months ended March 31, 2009. Excluding the impact of the restructuring, impairment and transaction-related charges, operating income declined $2.2 million primarily related to higher labor costs on lower sales. Quad/Graphics intentionally maintained a portion of its skilled labor work force at higher levels than required to support the reduced printing volume in order to have the necessary skilled labor in place to support the increase in magazine, catalog and retail insert volume from the pending World Color Press arrangement, which is expected to close in the summer of 2010. Operating margin increased as the impact of lower restructuring charges in the U.S. Print and Related Services segment was more significant than the impact of the decline in net sales and the increase in labor costs.

  Restructuring, Impairment and Transaction-Related Charges

        Restructuring, impairment and transaction-related charges for the U.S. Print and Related Services segment for the three months ended March 31, 2010 were $0.1 million for lease termination costs. Restructuring, impairment and transaction-related charges for the U.S. Print and Related Services segment for the three months ended March 31, 2009 were $6.1 million, which were entirely for headcount reductions. The headcount reductions included 550 employees, all of which ceased employment during 2009 and all payments associated with these employee terminations were complete by the end of 2009.

  International

        The following table summarizes net sales, operating loss, operating margin, certain items impacting comparability and equity in earnings of unconsolidated entities, within the International segment:

	Three Months Ended March 31,
	2010	2009
	(dollars in millions)
	Amount	Amount	$ Change	% Change
Net Sales:
Products	$52.6	$55.0	$(2.4)	(4.4)%
Services	2.7	3.1	(0.4)	(12.9)%
Operating Loss	(4.8)	(0.3)	(4.5)	1,500.0%
Operating Margin	(8.7)%	(0.5)%	N/A	N/A
Restructuring, Impairment and Transaction-Related Charges	$—	$—	—	N/A
Equity in Earnings of Unconsolidated Entities	2.5	1.1	1.4	127.3%

  Net Sales

        Product sales for the International segment decreased for the three months ended March 31, 2010 compared with the three months ended March 31, 2009 due to a decline in demand for commercial printing due to the global economic recession and continued pricing pressures due, in part, to increased competition and industry overcapacity, partially offset by an increase in recycled paper sales. This decrease in product sales was despite a benefit from foreign exchange rates quarter over quarter. Service sales trended directionally with related product sales.

  Operating Loss

        Operating loss for the International segment increased during the three months ended March 31, 2010 compared with the three months ended March 31, 2009 primarily due to the reduction in net sales and the impact of foreign exchange rates, partially offset by the impact of 2009 headcount reductions and lower costs of production (including materials, supplies and repairs).

  Restructuring, Impairment and Transaction-Related Charges

        There were no restructuring, impairment and transaction-related charges for the International segment for the three months ended March 31, 2010 and March 31, 2009.

  Equity in Earnings of Unconsolidated Entities

        As discussed in Note 1, Summary of Significant Accounting Policies, to the accompanying Quad/Graphics December 31, 2009 audited consolidated financial statements, investments in entities where Quad/Graphics has both the ability to exert significant influence but not control and an ownership interest of 50% or less but more than 20% are accounted for using the equity method of accounting. Quad/Graphics has a 49% ownership in Plural, and as such Quad/Graphics accounts for its ownership interest in Plural using the equity method. Despite the global economy, equity in earnings of unconsolidated entities increased in the three months ended March 31, 2010 compared to the three months ended March 31, 2009 due to growth in sales at Plural. Plural gained significant new printing contracts during 2009 that were at full production levels during the first three months of 2010.

  Corporate

        The following table summarizes unallocated operating expenses presented as Corporate:

	Three Months Ended March 31,
	2010	2009
	(dollars in millions)
Operating Expenses	$9.0	$2.3

        Corporate operating expenses comprise a small portion of the overall expenses of Quad/Graphics. Corporate operating expenses increased for the three months ended March 31, 2010 compared with the three months ended March 31, 2009 primarily as a result of the $6.2 million of transaction costs incurred during the three months ended March 31, 2010, of which $6.0 million related to the arrangement agreement with World Color Press entered into in January 2010 and $0.2 million related to the February 2010 strategic equity investment in HGI. For details on the arrangement with World Color Press, see "The Arrangement Agreement" beginning on page 105.

Results of Operations for the Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

  Summary Results

        Quad/Graphics' operating income, operating margin and earnings per share attributable to Quad/Graphics common shareholders—diluted for the year ended December 31, 2009 changed from the year ended December 31, 2008 as follows (dollars in millions, except per share data):

	Operating Income	Operating Margin	Earnings Per Share Attributable to Quad/Graphics Common Shareholders—Diluted
For the Year Ended December 31, 2008	$174.3	7.7%	$3.67
2009 Restructuring and Impairment Charges(1)	(11.2)	(0.6)%	(0.38)
2008 Restructuring and Impairment Charges(2)	10.8	0.5%	0.37
2009 Transaction Expenses(3)	(2.8)	(0.2)%	(0.10)
Reduction in Interest Expense(4)	N/A	N/A	0.36
Reduction in Operating Income(5)	(58.7)	(1.1)%	(2.11)

For the Year Ended December 31, 2009	$112.4	6.3%	$1.81

(1)
2009 Restructuring and impairment charges of $11.2 million included $10.1 million for headcount reductions and $1.1 million related to lease termination costs. The headcount reductions included 965 employees, all of which ceased employment during 2009.

(2)
2008 Restructuring and impairment charges of $10.8 million included $8.9 million related to idling certain equipment, $1.6 million for headcount reductions and $0.3 million related to lease termination costs. The headcount reductions included 100 employees, all of which ceased employment during 2008.

(3)
2009 Transaction expenses included outside professional services fees incurred during 2009 in connection with negotiation and execution of the arrangement agreement and, in connection with consummation of the arrangement, becoming a publicly traded company. In addition to the $2.8 million of transaction expenses incurred during the year ended December 31, 2009, there will be substantial additional transaction-related expenses up to the consummation of the arrangement, and then after that Quad/Graphics will incur additional selling, general and administrative expenses related to operating as a public company, such as increased legal and accounting expenses, the cost of internal audit and investor relations functions and increased director and officer insurance premiums.

(4)
As discussed further in Liquidity and Capital Resources below, Quad/Graphics paid down $147.9 million of debt and capital lease obligations during 2009, and as a result interest expense decreased $10.5 million from 2008 to 2009.

(5)
Operating income decreased $58.7 million due to decreased net sales primarily as a result of the global economic recession, partially offset by productivity initiatives that reduced costs. The following discussion provides additional details.

  Consolidated

        The following table sets forth certain information from Quad/Graphics' consolidated statements of operations on an absolute dollar basis and as a relative percentage of total net sales for each noted period, together with the relative percentage change in such information between the periods set forth below:

	Year Ended December 31,
	2009		2008
	(dollars in millions)
	Amount	% of Sales	Amount	% of Sales	$ Change	% Change
Net Sales:
Products	$1,574.2	88.0%	$1,988.1	87.7%	$(413.9)	(20.8)%
Services	214.3	12.0%	278.6	12.3%	(64.3)	(23.1)%

Total Net Sales	1,788.5	100.0%	2,266.7	100.0%	(478.2)	(21.1)%
Cost of Sales:
Products	1,129.3	63.2%	1,483.3	65.4%	(354.0)	(23.9)%
Services	144.9	8.1%	197.3	8.7%	(52.4)	(26.6)%

Total Cost of Sales	1,274.2	71.3%	1,680.6	74.1%	(406.4)	(24.2)%
Selling, General & Administrative Expenses	194.0	10.8%	196.7	8.7%	(2.7)	(1.4)%
Restructuring and Impairment Charges	11.2	0.6%	10.8	0.5%	0.4	3.7%
Depreciation and Amortization	196.7	11.0%	204.3	9.0%	(7.6)	(3.7)%

Total Operating Expenses	1,676.1	93.7%	2,092.4	92.3%	(416.3)	(19.9)%

Operating Income	$112.4	6.3%	$174.3	7.7%	$(61.9)	(35.5)%

  Net Sales

        Product sales decreased for the year ended December 31, 2009 compared to the year ended December 31, 2008 primarily as a result of a decline in demand for commercial printing due to the global economic recession, as well as continued pricing pressures due, in part, to increased competition and industry overcapacity. As a result of reduced print volumes (which results in less paper consumption) and decreasing paper prices, sales of paper decreased at a higher proportion than overall product sales. Product sales are most reflective of Quad/Graphics' business performance because a significant amount of total operating profit is generated from product sales. In addition, service sales generally correspond with product sales, such that when product sales decrease year-over-year, service sales generally will as well. In 2009, this relationship between product sales and service sales held true, as total weight shipped and imaging work completed decreased in 2009 compared to 2008. Beyond that relationship, service sales decreased in 2009 due to lower freight fuel prices during 2009.

        Quad/Graphics anticipates the print industry will remain highly competitive throughout 2010, with lingering challenges posed by the global economic recession. While Quad/Graphics is anticipating a slight total net sales decrease in 2010 based on both volume and pricing decreases, the net sales decrease in 2010 is expected to be smaller than the 2009 decrease. Quad/Graphics experienced the traditional print industry seasonality impact in 2009 and 2008, with higher sales in the third and fourth quarters of the year driven by increased advertising pages within magazines, and back-to-school and holiday related impacts on retail inserts and catalog promotions. Quad/Graphics expects this trend to continue in 2010. Quad/Graphics cannot predict the exact timing of an economic recovery, and the impact of the economy on Quad/Graphics' results could distort the impact of seasonality as well as the overall 2010 sales outlook.

  Cost of Sales

        Cost of product sales decreased for the year ended December 31, 2009 compared with the year ended December 31, 2008 primarily as a result of (i) lower production levels leading to a decline in necessary materials and energy costs; (ii) cost of sales labor cost savings from the restructuring initiatives discussed below under Restructuring and Impairment and 2009 productivity initiatives, including a reduction of outside temporary labor usage, an increase in part-time employee usage and tightly controlled overtime; and (iii) decreased bonus and profit sharing contributions. Cost of product sales as a percentage of net sales decreased for the year ended December 31, 2009 from the year ended December 31, 2008 due to the items discussed above, including decreased paper sales, which primarily represent pass-through revenue and cost to the customer. Cost of service sales decreased for the year ended December 31, 2009 compared with the year ended December 31, 2008 primarily as a result of cost reductions from restructuring and labor productivity initiatives. Cost of service sales as a percentage of net sales decreased for the year ended December 31, 2009 from the year ended December 31, 2008 primarily due to reductions in personnel and reductions in fuel for logistics services, which similar to paper primarily represents a pass-through to customers. Therefore, when paper and fuel constitute a lower percentage of revenue, Quad/Graphics' margins generally improve.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses decreased for the year ended December 31, 2009 compared with the year ended December 31, 2008 primarily as a result of (i) a $12.2 million gain recorded in 2009 from a fire insurance claim on Quad/Graphics' West Virginia location; (ii) lower variable incentive compensation levels, including a decrease in bonus and profit sharing contributions; and (iii) general and administrative compensation cost savings from the restructuring initiatives discussed below under Restructuring and Impairment, partially offset by (iv) a $12.9 million increase in the provision for bad debts due to the depressed state of the economy and two significant customer bankruptcies and (v) strategic investments to increase the size of Quad/Graphics' sales force. Selling, general and administrative expenses as a percentage of net sales increased for the year ended December 31, 2009 from the year ended December 31, 2008 primarily as a result of reduced net sales.

  Restructuring and Impairment

        Restructuring and impairment charges of $11.2 million incurred in the year ended December 31, 2009 included $10.1 million for headcount reductions and $1.1 million related to lease termination costs. The 2009 headcount reductions included 965 employees, all of which ceased employment during 2009. Restructuring and impairment charges of $10.8 million incurred in 2008 included $8.9 million related to idling certain equipment, $1.6 million for headcount reductions and $0.3 million related to lease termination costs. In order to eliminate crews and machines that would have low utilization,

Quad/Graphics chose to idle certain equipment in December 2008. The 2008 headcount reductions included 100 employees, of which all ceased employment during 2008. In 2010, Quad/Graphics will continue to manage the balance between investing and capturing growth opportunities with the need for cost reduction actions beyond those already implemented. Implementing any such cost reduction initiatives might result in future restructuring or impairment charges, which may be significant.

  Depreciation and Amortization

        Depreciation and amortization decreased for the year ended December 31, 2009 compared with the year ended December 31, 2008 primarily due to a smaller depreciable asset base as a result of certain presses becoming fully depreciated, the impact of impairments of certain equipment in late 2008 as discussed above under Restructuring and Impairment and decreased 2009 capital expenditures. All depreciation of fixed assets is included in the line item depreciation and amortization in the consolidated statements of operations. Amortization expenses, which are relatively low due to Quad/Graphics' historical growth being achieved almost entirely by organic sales growth rather than through acquisition growth, include the amortization of trademarks, patents, licenses, agreements, capitalized software and acquired technology.

  EBITDA and EBITDA Margin

        EBITDA decreased for the year ended December 31, 2009 compared with the year ended December 31, 2008 primarily due to decreased sales. However, EBITDA margin increased due to productivity initiatives which lowered labor costs as a percentage of sales. Productivity initiatives included investments in automation, restructuring initiatives, tight labor cost management and focus on lean manufacturing principles to improve product throughput and reduce machine crew size in 2009 compared with 2008. Quad/Graphics also instituted a wage freeze in 2009 to manage labor costs, and lowered discretionary bonus and profit sharing payments.

        EBITDA and EBITDA margin for the year ended December 31, 2009 compared to the year ended December 31, 2008 was as follows:

	Year Ended December 31,
	2009		2008
	Amount	% of Net Sales	Amount	% of Net Sales	% Change
	(dollars in millions)
EBITDA and EBITDA margin	$315.1	17.6%	$391.7	17.3%	(19.6)%

        EBITDA represents net earnings attributable to Quad/Graphics common shareholders, plus (i) interest expense, (ii) income tax expense, and (iii) depreciation and amortization. EBITDA margin represents EBITDA as a percentage of net sales. EBITDA and EBITDA margin are presented to provide additional information regarding Quad/Graphics' performance and because both are important measures by which Quad/Graphics gauges the profitability and assesses the performance of its business. EBITDA and EBITDA margin are not measures of financial performance in accordance with U.S. GAAP. EBITDA and EBITDA margin should not be considered alternatives to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Quad/Graphics' calculation of EBITDA and EBITDA margin may be different from the calculation used by other companies and therefore comparability may be limited. A reconciliation of EBITDA to net earnings follows:

	Year Ended December 31,
	2009	2008
	(dollars in millions)
Net Earnings Attributable to Quad/Graphics Common Shareholders(1)	$52.8	$109.1
Interest Expense	64.1	74.6
Income Tax Expense	1.5	3.7
Depreciation and Amortization	196.7	204.3

EBITDA	$315.1	$391.7

(1)
Net earnings attributable to Quad/Graphics common shareholders include the effects of restructuring and impairment charges of $11.2 million and $10.8 million for the years ended December 31, 2009 and 2008, respectively. Net earnings attributable to Quad/Graphics common shareholders also include $2.8 million of acquisition-related transaction costs incurred during 2009.

  U.S. Print and Related Services

        The following table summarizes net sales, operating income, operating margin and certain items impacting comparability, within the U.S. Print and Related Services segment:

	Year Ended December 31,
	2009	2008
	(dollars in millions)
	Amount	Amount	$ Change	% Change
Net Sales:
Products	$1,351.2	$1,698.8	$(347.6)	(20.5)%
Services	203.0	264.6	(61.6)	(23.3)%
Operating Income	134.3	207.3	(73.0)	(35.2)%
Operating Margin	8.6%	10.6%	N/A	N/A
Restructuring and Impairment Charges	$10.9	$9.7	1.2	12.4%

  Net Sales

        Product sales for the U.S. Print and Related Services segment decreased for the year ended December 31, 2009 compared with the year ended December 31, 2008 primarily as a result of a decline in demand for commercial printing due to the global economic recession, as well as continued pricing pressures due, in part, to increased competition and industry overcapacity. Product sales are most reflective of Quad/Graphics' business performance because a significant amount of total operating profit is generated from product sales. In addition, service sales generally correspond with product sales, such that when product sales decrease year-over-year, service sales generally will as well. In 2009, this relationship between product sales and service sales held true, as total weight shipped, fuel surcharges and imaging work completed decreased in 2009 compared to 2008. Service sales in 2009 also decreased due to lower freight fuel prices.

  Operating Income

        Operating income for the U.S. Print and Related Services segment decreased for the year ended December 31, 2009 compared with the year ended December 31, 2008 primarily as a result of lower net sales, partially offset by reductions in labor expense. Operating margin decreased due to the decline in net sales.

  Restructuring and Impairment

        Restructuring and impairment charges for the U.S. Print and Related Services segment for the year ended December 31, 2009 were $10.9 million, which included $9.8 million of restructuring charges related to headcount reductions of 739 employees during 2009 and $1.1 million related to lease termination costs. Restructuring and impairment charges for the U.S. Print and Related Services segment for the year ended December 31, 2008 were $9.7 million, which included $7.8 million related to idling certain equipment, $1.6 million of restructuring charges related to headcount reductions of 100 employees during 2008, and $0.3 million related to lease termination costs. In order to eliminate certain crews and machines that would have low utilization, Quad/Graphics chose to idle certain equipment in December 2008.

  International

        The following table summarizes net sales, operating loss, operating margin, certain items impacting comparability and equity in earnings of unconsolidated entities, within the International segment:

	Year Ended December 31,
	2009	2008
	(dollars in millions)
	Amount	Amount	$ Change	% Change
Net Sales:
Products	$223.0	$289.3	$(66.3)	(22.9)%
Services	11.3	14.0	(2.7)	(19.3)%
Operating Loss	(10.7)	(24.6)	13.9	56.5%
Operating Margin	(4.6)%	(8.1)%	N/A	N/A
Restructuring and Impairment Charges	$0.3	$1.1	(0.8)	(72.7)%
Equity in Earnings of Unconsolidated Entities	6.3	4.5	1.8	40.0%

  Net Sales

        Product sales for the International segment decreased during 2009 due to a decline in demand for commercial printing due to the global economic recession, continued pricing pressures due, in part, to increased competition and industry overcapacity, and the impacts of the strengthening United States dollar, as compared to the functional currencies of the segment. Service sales trended directionally with related product sales.

  Operating Loss

        Operating loss for the International segment improved during the year ended December 31, 2009 compared with the year ended December 31, 2008, despite a decrease in revenue, primarily due to reduced materials usage, labor costs and outsourced services during 2009, including the impact of restructuring initiatives discussed below under Restructuring and Impairment. Quad/Graphics' European business benefited from a stronger United States dollar, which reduced translated operating losses. Additionally, cost of products in Europe improved through negotiating lower prices on raw materials. As compared to the U.S. Print and Related Services segment, a much higher percentage of the overall product sales mix is paper as the majority of the International segment customers purchase their paper from Quad/Graphics. As a result, overall revenue fluctuations do not have the same level of margin impact in the International segment.

  Restructuring and Impairment

        Restructuring and impairment charges for the International segment for the year ended December 31, 2009 were $0.3 million, all of which related to headcount reductions of 226 employees during 2009. Restructuring and impairment charges for the International segment for the year ended December 31, 2008 were $1.1 million, all of which related to idling certain equipment.

  Equity in Earnings of Unconsolidated Entities

        As discussed in Note 1, Summary of Significant Accounting Policies, to the accompanying Quad/Graphics December 31, 2009 audited consolidated financial statements, investments in entities where Quad/Graphics has both the ability to exert significant influence but not control and an ownership interest of 50% or less but more than 20% are accounted for using the equity method of accounting. Quad/Graphics has a 49% ownership in Plural, and as such Quad/Graphics accounts for its ownership interest in Plural using the equity method. Despite the global economy, equity in earnings of unconsolidated entities increased in 2009 compared to 2008 due to growth in sales at Plural. Plural gained significant new printing contracts and also tightly managed labor costs in 2009, resulting in higher equity earnings.

  Corporate

        The following table summarizes unallocated operating expenses presented as Corporate:

	Year Ended December 31,
	2009	2008
	(dollars in millions)
Operating Expenses	$11.2	$8.4

        Corporate operating expenses comprise a small portion of the overall expenses of Quad/Graphics. Corporate operating expenses increased for the year ended December 31, 2009 compared with the year ended December 31, 2008 primarily as a result of the $2.8 million of transaction costs related to the arrangement agreement with World Color Press announced in January 2010. See "The Arrangement Agreement" beginning on page 105.

 Results of Operations for the Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

  Summary Results

        Quad/Graphics' operating income, operating margin and earnings per share attributable to Quad/Graphics common shareholders—diluted for the year ended December 31, 2008 changed from the year ended December 31, 2007 as follows (dollars in millions, except per share data):

	Operating Income	Operating Margin	Earnings Per Share Attributable to Quad/Graphics Common Shareholders—Diluted
For the Year Ended December 31, 2007	$246.7	12.0%	$5.83
2008 Restructuring and Impairment Charges(1)	(10.8)	(0.5)%	(0.36)
2007 Restructuring and Impairment Charges(2)	4.2	0.2%	0.14
Quad/Winkowski Consolidation(3)	(25.9)	(1.1)%	(0.87)
Increase in Interest Expense(4)	N/A	N/A	(0.20)
Reduction in Operating Income(5)	(39.9)	(2.9)%	(0.87)

For the Year Ended December 31, 2008	$174.3	7.7%	$3.67

(1)
2008 Restructuring and impairment charges of $10.8 million included $8.9 million related to idling certain equipment, $1.6 million for headcount reductions and $0.3 million related to lease termination costs. The headcount reductions included 100 employees, all of which ceased employment during 2008.

(2)
2007 Restructuring and impairment charges of $4.2 million included $1.7 million for headcount reductions, $1.4 million of other restructuring charges and $1.1 million related to idling certain equipment. The headcount reductions included 56 employees, of which all ceased employment during 2007.

(3)
On December 7, 2007, Quad/Graphics purchased an additional 26% interest in Quad/Winkowski, increasing Quad/Graphics' ownership in the entity from 42% to 68%, as described in Note 3, Acquisitions, to Quad/Graphics' December 31, 2009 audited consolidated financial statements. Due to the increase in ownership to over 50%, on December 7, 2007 Quad/Graphics began consolidating the results of operations of Quad/Winkowski. Prior to December 7, 2007, Quad/Winkowski was accounted for using the equity method of accounting.

(4)
Interest expense increased by $5.8 million from 2007 to 2008, primarily due to incremental interest expense as a result of consolidating Quad/Winkowski beginning December 7, 2007.

(5)
Operating income decreased $39.9 million due to decreased net sales in the U.S. Print and Related Services segment and the 2008 full-year consolidation of Quad/Winkowski (which incurred a net loss in 2008). The following discussion provides additional details.

  Consolidated

        The following table sets forth certain information from Quad/Graphics' consolidated statements of operations on an absolute dollar basis and as a relative percentage of net sales for each noted period, together with the relative percentage change in such information between the periods set forth below:

	Year Ended December 31,
	2008		2007
	(dollars in millions)
	Amount	% of Sales	Amount	% of Sales	$ Change	% Change
Net Sales:
Products	$1,988.1	87.7%	$1,784.9	87.1%	$203.2	11.4%
Services	278.6	12.3%	263.9	12.9%	14.7	5.6%

Total Net Sales	2,266.7	100.0%	2,048.8	100.0%	217.9	10.6%
Cost of Sales:
Products	1,483.3	65.4%	1,240.5	60.5%	242.8	19.6%
Services	197.3	8.7%	179.2	8.8%	18.1	10.1%

Total Cost of Sales	1,680.6	74.1%	1,419.7	69.3%	260.9	18.4%
Selling, General & Administrative Expenses	196.7	8.7%	193.3	9.5%	3.4	1.8%
Restructuring and Impairment Charges	10.8	0.5%	4.2	0.2%	6.6	157.1%
Depreciation and Amortization	204.3	9.0%	184.9	9.0%	19.4	10.5%

Total Operating Expenses	2,092.4	92.3%	1,802.1	88.0%	290.3	16.1%

Operating Income	$174.3	7.7%	$246.7	12.0%	$(72.4)	(29.3)%

  Net Sales

        Product sales increased for the year ended December 31, 2008 compared with the year ended December 31, 2007 primarily as a result of the December 7, 2007 increase in the ownership interest of Quad/Winkowski from 42% to 68%. As a result of the increase in ownership to over 50%, on December 7, 2007 Quad/Graphics began consolidating the results of operations of Quad/Winkowski, whereas prior to that date the entity was accounted for using the equity method of accounting. Excluding the $234.7 million of additional year-over-year product revenues in the International segment, U.S. Print and Related Services segment product sales decreased $31.5 million, or 1.8%, in 2008 due to the global economic recession and its resulting impacts on the printing industry. Service sales are a much lower percentage of the sales mix for the International segment than the U.S. Print and Related Services segment, and thus the consolidation of Quad/Winkowski did not have the same percentage impact on 2008 service sales as it did on product sales.

  Cost of Sales

        Cost of product sales increased for the year ended December 31, 2008 compared with the year ended December 31, 2007 primarily as a result of the Quad/Winkowski consolidation. Cost of product sales as a percentage of net sales increased for the year ended December 31, 2008 compared with the year ended December 31, 2007 primarily as a result of paper sales being a higher portion of the total sales mix in 2008 with the consolidation of Quad/Winkowski. The International Segment in general has a high percentage of customers that purchase paper directly from Quad/Graphics, which primarily represent pass-through revenue and cost to the customer. Paper was also a higher percentage of the cost of sales mix in 2008 due to increases in paper pricing in 2008 compared to 2007 (paper pricing started to increase in the fourth quarter of 2007 and then continued to increase throughout 2008). The cost of product sales as a percentage of net sales increase in 2008 resulted in the labor management and restructuring activities during the second half of 2008 and first half of 2009. Cost of service sales increased for the year ended December 31, 2008 compared with the year ended December 31, 2007 primarily as a result of the Quad/Winkowski consolidation. Cost of service sales as a percentage of net sales was consistent between years.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses increased for the year ended December 31, 2008 compared with the year ended December 31, 2007 primarily as a result of the Quad/Winkowski consolidation, partially offset by compensation cost savings from the restructuring initiatives discussed below under Restructuring and Impairment. Selling, general and administrative expenses as a percentage of net sales decreased for the year ended December 31, 2008 from the year ended December 31, 2007 primarily as a result of increased net sales.

  Restructuring and Impairment

        Restructuring and impairment charges of $10.8 million incurred in 2008 included $8.9 million related to idling certain equipment, $1.6 million for headcount reductions and $0.3 million related to lease termination costs. In order to eliminate certain crews and machines that would have low utilization, Quad/Graphics chose to idle certain equipment. The 2008 headcount reductions included 100 employees, of which all ceased employment during 2008. Restructuring and impairment charges of $4.2 million incurred in 2007 included $1.7 million for headcount reductions, $1.4 million for other restructuring charges and $1.1 million related to idling certain equipment. The 2007 headcount reductions included 56 employees, of which all ceased employment during 2007.

  Depreciation and Amortization

        Depreciation and amortization increased for the year ended December 31, 2008 compared with the year ended December 31, 2007 primarily as a result of the Quad/Winkowski consolidation and the impact on depreciation expense of the $99.2 million increase in capital expenditures in 2008. The 2008 capital expenditures increased to (i) improve the productivity of the equipment at Quad/Winkowski; (ii) expand U.S. direct mail capabilities; (iii) add finishing capacity; and (iv) additional automation.

  EBITDA and EBITDA Margin

        EBITDA and EBITDA margin decreased in 2008 compared with 2007 primarily as a result of decreased sales in the United States (which represent a majority of Quad/Graphics' revenues) and due to the 2008 full-year consolidation of Quad/Winkowski (which incurred a net loss in 2008). Following Quad/Graphics' acquisition of majority ownership of Quad/Winkowski in December 2007, significant capital expenditures and labor expenditures were made during 2008 to improve operations.

        EBITDA and EBITDA margin for the year ended December 31, 2008 compared to the year ended December 31, 2007 was as follows:

	Year Ended December 31,
	2008		2007
	(dollars in millions)
	Amount	% of Net Sales	Amount	% of Net Sales	% Change
EBITDA and EBITDA margin	$391.7	17.3%	$434.1	21.2%	(9.8)%

        EBITDA represents net earnings attributable to Quad/Graphics common shareholders, plus (i) interest expense, (ii) income tax expense, and (iii) depreciation and amortization. EBITDA margin represents EBITDA as a percentage of net sales. EBITDA and EBITDA margin are presented to provide additional information regarding Quad/Graphics' performance and because both are important measures by which Quad/Graphics gauges the profitability and assesses the performance of its business. EBITDA and EBITDA margin are not measures of financial performance in accordance with U.S. GAAP. EBITDA and EBITDA margin should not be considered alternatives to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Quad/Graphics' calculation of EBITDA and EBITDA margin may be different from the calculation used by other companies and therefore comparability may be limited. A reconciliation of EBITDA to net earnings follows:

	Year Ended December 31,
	2008	2007
	(dollars in millions)
Net Earnings Attributable to Quad/Graphics Common Shareholders(1)	$109.1	$178.4
Interest Expense	74.6	68.8
Income Tax Expense	3.7	2.0
Depreciation and Amortization	204.3	184.9

EBITDA	$391.7	$434.1

(1)
Net earnings attributable to Quad/Graphics common shareholders include the effects of restructuring and impairment charges of $10.8 million and $4.2 million for the years ended December 31, 2008 and 2007, respectively.

  U.S. Print and Related Services

        The following table summarizes net sales, operating income, operating margin and certain items impacting comparability, within the U.S. Print and Related Services segment:

	Year Ended December 31,
	2008	2007
	(dollars in millions)
	Amount	Amount	$ Change	% Change
Net Sales:
Products	$1,698.8	$1,730.3	$(31.5)	(1.8)%
Services	264.6	262.5	2.1	0.8%
Operating Income	207.3	256.1	(48.8)	(19.1)%
Operating Margin	10.6%	12.9%	N/A	N/A
Restructuring and Impairment Charges	$9.7	$4.2	5.5	131.0%

  Net Sales

        Product sales for the U.S. Print and Related Services segment decreased for the year ended December 31, 2008 compared with the year ended December 31, 2007 primarily as a result of a decline in demand for commercial printing due to the global economic recession, as well as pricing pressures due, in part, to increased competition and industry overcapacity. Despite decreased product sales, service sales increased for the year ended December 31, 2008 compared with the year ended December 31, 2007 primarily due to increased average fuel rates for Quad/Graphics' logistics sales in 2008.

  Operating Income

        Operating income for the U.S. Print and Related Services segment decreased for the year ended December 31, 2008 compared with the year ended December 31, 2007 primarily as a result of decreased overall net sales. The overall decrease in net sales, combined with higher paper and fuel sales as a percentage of total net sales due to higher commodity price levels (which primarily represent pass-through revenue and cost to the customer), resulted in the decline in operating margin. Therefore, when paper and fuel constitute a higher percentage of revenue, Quad/Graphics' margins generally decline.

  Restructuring and Impairment

        Restructuring and impairment charges for the U.S. Print and Related Services segment for the year ended December 31, 2008 were $9.7 million, which included $7.8 million related to idling certain equipment, $1.6 million of restructuring charges related to headcount reductions of 100 employees during 2008 and $0.3 million related to lease termination costs. Restructuring and impairment charges for the U.S. Print and Related Services segment for the year ended December 31, 2007 were $4.2 million, which included $1.7 million of restructuring charges related to headcount reductions of 56 employees during 2007, other restructuring charges of $1.4 million and $1.1 million related to idling certain equipment.

  International

        The following table summarizes net sales, operating loss, operating margin, certain items impacting comparability and equity in earnings of unconsolidated entities, within the International segment:

	Year Ended December 31,
	2008	2007
	(dollars in millions)
	Amount	Amount	$ Change	% Change
Net Sales:
Products	$289.3	$54.6	$234.7	429.9%
Services	14.0	1.4	12.6	900.0%
Operating Loss	(24.6)	(0.4)	(24.2)	6,050%
Operating Margin	(8.1)%	(0.7)%	N/A	N/A
Restructuring and Impairment Charges	$1.1	$—	1.1	N/A
Equity in Earnings of Unconsolidated Entities	4.5	0.5	4.0	800.0%

  Net Sales

        Product and service sales for the International segment increased for the year ended December 31, 2008 compared with the year ended December 31, 2007 primarily as a result of the December 2007 increase in the ownership interest of Quad/Winkowski from 42% to 68%. Quad/Winkowski's revenue increased $239.5 million, from $21.4 in 2007 to $260.9 million in 2008.

  Operating (Loss) Income

        Quad/Graphics recognized an operating loss in the International segment in 2008 as a result of the consolidation of Quad/Winkowski. Prior to 2008 the International segment recognized operating income as Quad/Graphics' share of Quad/Winkowski's losses were included in equity in earnings of unconsolidated entities. The impacts of the depressed global economy also contributed to the 2008 operating loss position.

  Restructuring and Impairment

        Restructuring and impairment charges for the International segment for the year ended December 31, 2008 were $1.1 million, all of which related to idling certain equipment. There were no restructuring or impairment charges recorded for the year ended December 31, 2007 for the International segment.

  Equity in Earnings of Unconsolidated Entities

        The increase in equity in earnings of unconsolidated entities for the year ended December 31, 2008 compared with the year ended December 31, 2007 was primarily due to the consolidation of Quad/Winkowski in 2008 (which meant it was no longer reported in equity in earnings of unconsolidated entities in 2008). During 2007, Quad/Graphics' share of Quad/Winkowski's losses were $6.3 million. Quad/Graphics' share of Plural's profits declined $2.2 million in 2008 primarily due to increased labor expenses and higher interest expense due to its investments in automation equipment.

  Corporate

        The following table summarizes unallocated operating expenses presented as Corporate:

	Year Ended December 31,
	2008	2007
	(dollars in millions)
Operating Expenses	$8.4	$9.0

        Corporate operating expenses decreased for the year ended December 31, 2008 compared with the year ended December 31, 2007 primarily as a result of decreased bonus and profit sharing contributions.

Liquidity and Capital Resources

        Quad/Graphics utilizes cash flows from operations and borrowings under its credit facilities to satisfy its liquidity and capital requirements. Quad/Graphics believes that its expected cash flows from operations and unused available capacity under its revolving credit facilities ($195.1 million at March 31, 2010) provide adequate resources to fund ongoing operating requirements, as well as future capital expenditures, debt service requirements and dividends to shareholders.

        As discussed in Changes to Capital Structure Related to the Arrangement, on April 23, 2010 Quad/Graphics entered into a $1.23 billion debt financing agreement with certain lenders consisting of a $700 million term loan and a $530 million revolving credit facility.

  Cash Flows Provided by Operating Activities

  Three Months Ended March 31, 2010 Compared to Three Months Ended March 31, 2009

        Net cash provided by operating activities was $38.4 million for the three months ended March 31, 2010, compared to $16.4 million for the three months ended March 31, 2009, resulting in a $22.0 million increase. The increase was primarily related to a $28.2 million increase in cash flows from working capital from implementing an ongoing program in the first quarter of 2009 to pay certain European paper suppliers faster in exchange for cash discounts, increased payments for accrued compensation and increased payments for customer related liabilities. The increase in cash flows from working capital was offset by a $4.0 million greater net loss.

  Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

        Net cash provided by operating activities was $242.4 million for the year ended December 31, 2009, compared to $308.0 million for the year ended December 31, 2008, resulting in a $65.6 million decrease. The decrease was primarily the result of $47.4 million lower net earnings in 2009 compared to 2008, as well as the operating cash flow impacts of a $12.2 million casualty insurance claim, $8.9 million of 2008 impairment charges and $7.6 million of decreased depreciation and amortization in 2009.

  Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

        Net cash provided by operating activities was $308.0 million for the year ended December 31, 2008, compared to $362.4 million for the year ended December 31, 2007, resulting in a $54.4 million decrease. The decrease was primarily the result of $75.9 million lower net earnings in 2008 compared to 2007, partially offset by the cash flow impact of $19.4 million of increased depreciation and amortization in 2008.

  Cash Flows Used in Investing Activities

  Three Months Ended March 31, 2010 Compared to Three Months Ended March 31, 2009

        Net cash used in investing activities was $34.1 million for the three months ended March 31, 2010, compared to $24.1 million for the three months ended March 31, 2009, resulting in an increase of $10.0 million. The increase was the result of a $10.0 million strategic equity investment in HGI, a Wisconsin-based commercial printer, on February 28, 2010. HGI specializes in short to medium-run books, manuals, directories, publications, marketing collateral and in-store/point-of-purchase materials. Quad/Graphics acquired a 47% interest in HGI and accounts for the investment using the equity method of accounting.

  Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

        Net cash used in investing activities was $68.2 million for the year ended December 31, 2009, compared to $228.7 million for the year ended December 31, 2008, resulting in a decrease of $160.5 million. The decrease was the result of a $146.6 million decrease in 2009 purchases of property, plant and equipment and the 2009 receipt of $19.2 million of proceeds from a fire insurance claim on Quad/Graphics' West Virginia location. Quad/Graphics made significant capital investments over the past several years to improve the productivity of Quad/Graphics' manufacturing platform and integrate and automate manufacturing processes. As a result of these prior investments, Quad/Graphics was able to reduce capital expenditures and pay down indebtedness in 2009.

  Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

        Net cash used in investing activities was $228.7 million for the year ended December 31, 2008, compared to $142.8 million for the year ended December 31, 2007, resulting in an increase of $85.9 million. The increase was primarily the result of approximately $234.4 million in capital expenditures related to investments in new plants and equipment in 2008, compared to $135.2 million in capital expenditures in 2007. The $234.4 million in capital expenditures in 2008 was partially offset by the receipt of approximately $12.6 million in proceeds from the 2008 sales of certain equipment.

  Cash Flows Used in Financing Activities

  Three Months Ended March 31, 2010 Compared to Three Months Ended March 31, 2009

        Net cash used in financing activities was $5.0 million for the three months ended March 31, 2010, compared to $1.0 million for the three months ended March 31, 2009, resulting in an increase of $4.0 million. The increase was primarily the result of $11.9 million of debt issuance costs incurred through March 31, 2010 related to the $1.23 billion debt financing agreement discussed below in Changes to Capital Structure Related to the Arrangement, $6.0 million of increased dividend payments and $1.8 million of increased payments on capital lease obligations, funded primarily by a $16.4 million increase in borrowings during the three months ended March 31, 2010.

  Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

        Net cash used in financing activities was $184.6 million for the year ended December 31, 2009, compared to $92.7 million for the year ended December 31, 2008, resulting in an increase of $91.9 million. The increase was primarily the result of a targeted strategy to reduce debt levels during 2009, as Quad/Graphics utilized cash flows from operations to pay down $147.9 million of outstanding indebtedness during 2009, as compared to increasing indebtedness $38.5 million in 2008 (including an $80.2 million debt issuance in the International segment). Net equity-related cash payments of dividends and purchases of treasury stock decreased $94.5 million in 2009 as less tax distributions were made to the S corporation shareholders due to the lower 2009 net earnings and the 2009 debt reduction strategy.

  Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

        Net cash used in financing activities was $92.7 million for the year ended December 31, 2008, compared to $192.8 million for the year ended December 31, 2007, resulting in a decrease of $100.1 million. Indebtedness increased in 2008 by $38.5 million, driven by an $80.2 million debt issuance in the International segment, as compared to 2007 decreases in indebtedness of $60.7 million.

  Pro forma annual impact of C corporation status on Cash Flows

        From its inception through December 31, 2004, Quad/Graphics was a C corporation for Federal and state income tax purposes. Since January 1, 2005, Quad/Graphics has been treated as an S corporation for Federal and state income tax purposes (although certain Quad/Graphics' subsidiaries were treated as C corporations during the period). As a result, Quad/Graphics' income has generally been taxed directly to the Quad/Graphics shareholders rather than to Quad/Graphics. Simultaneously with the consummation of the arrangement, the S corporation election for Quad/Graphics will be terminated and Quad/Graphics will be subject to corporate income taxation as a C corporation. Had Quad/Graphics been taxed as a C corporation during the years ended December 31, 2009, 2008 and 2007, assuming a combined Federal and state effective tax rate of 35%, increased income tax expense would have caused cash flows from operating activities to decrease by approximately $15.4 million, $31.2 million and $60.3 million, respectively. However, cash flows from financing activities would have increased $10.6 million, $66.7 million and $79.8 million during the same years as no tax related distributions would have been made to the Quad/Graphics S corporation shareholders. Removing the impact of the timing of payments, Quad/Graphics expects tax related cash payments to decrease as a C corporation, as the anticipated C corporation effective tax rate is lower than the highest individual income tax rate.

  Description of Debt Obligations

        Currently Quad/Graphics utilizes a combination of senior notes, revolving credit facilities and a Euro denominated facilities agreement as vehicles to fund working capital requirements, capital expenditures, debt service requirements and dividends to shareholders. There has been no material changes in the existing debt facilities during the three months ended March 31, 2010, except a $16.4 million increase in borrowings during the three months ended March 31, 2010.

        As part of the arrangement with World Color Press, on April 23, 2010 Quad/Graphics entered into a $1.23 billion debt financing agreement to refinance Quad/Graphics' existing revolving credit facilities, refinance World Color Press' bankruptcy-related debt obligations, and fund transaction related cash payments and expenses, as further discussed below in Changes to Capital Structure Related to the Arrangement.

  Master Note and Security Agreement

        On September 1, 1995, and as last amended on January 26, 2006, Quad/Graphics entered into the Master Note and Security Agreement pursuant to which Quad/Graphics has issued over time senior notes in an aggregate principal amount of $1.13 billion in various tranches. These senior notes have a weighted-average interest rate of 7.51% as of March 31, 2010 and December 31, 2009, which is fixed to maturity, and interest is payable semiannually. Principal payments commenced September 1997 and extend through April 2036. The notes are collateralized by certain United States land, buildings and press and finishing equipment under the terms of the Master Note and Security Agreement. At March 31, 2010 and December 31, 2009, the borrowings outstanding were $724.4 million and

$725.9 million, respectively. The Master Note and Security Agreement will remain outstanding after the consummation of the arrangement.

  Revolving Credit Facilities

        Quad/Graphics had two revolving credit facilities as of March 31, 2010 and December 31, 2009 (sometimes referred to as the Revolving Credit Facilities). On November 1, 2001, and as subsequently amended, Quad/Graphics entered into a $200.0 million revolving credit facility with a maturity date of December 2010. On October 31, 2008, and as subsequently amended, Quad/Graphics entered into a $50.0 million revolving credit facility with a maturity date of October 2010. Both Revolving Credit Facilities are unsecured and bear interest at various interest rate options, including prime, Federal Funds, London Interbank Offered Rate (LIBOR) and bankers acceptances (including a competitive bid option). At March 31, 2010 and December 31, 2009, there was an aggregate of $58.1 million and $26.5 million of borrowings outstanding under these Revolving Credit Facilities, respectively, leaving $191.9 million and $223.5 million available for future borrowings, respectively. Both Revolving Credit Facilities are to be replaced as part of the $1.23 billion arrangement financing discussed below.

  Facilities Agreement

        On December 16, 2008, Quad/Winkowski entered into a secured facilities agreement guaranteed by Quad/Graphics (sometimes referred to as the Facilities Agreement). The Facilities Agreement includes a Euro denominated term loan of approximately $82.2 million that expires on December 16, 2015 (which was used to refinance Quad/Winkowski's then existing indebtedness) and a multicurrency revolving credit facility for approximately $17.4 million that expires on December 16, 2010, which is used for Quad/Winkowski's working capital and general business needs. At March 31, 2010 and December 31, 2009, the borrowings outstanding on the Euro denominated term loan were $75.4 million and $81.9 million, respectively. At March 31, 2010 and December 31, 2009, the borrowings outstanding on the multicurrency revolving credit facility were $14.2 million and $15.5 million, respectively, leaving $3.2 million and $1.9 million available for future borrowings, respectively. The terms of the Facilities Agreement include a guarantee by Quad/Graphics and a security agreement that includes collateralizing substantially all of the Quad/Winkowski assets. The facilities bear interest at the aggregate of the Euro Interbank Offered Rate (EURIBOR) or the Warsaw Interbank Offered Rate (WIBOR) and margin.

  Covenants and Compliance

        Quad/Graphics' various lending arrangements include certain financial covenants (all financial terms, numbers and ratios in this Covenants and Compliance section are as defined in the respective debt agreements). Among these covenants, Quad/Graphics must maintain the following:

  •
  Consolidated net worth of at least $745.8 million with minimum requirements increasing by 40% of net income after tax distributions for each year (as of March 31, 2010 and December 31, 2009, Quad/Graphics' consolidated net worth was $840.2 million and $877.2 million, respectively);

  •
  An initial ratio of total liabilities to consolidated net worth of not more than 2.50 to 1.00, subject to interim step ups of .50 to account for seasonal peaks (as of March 31, 2010 and December 31, 2009, Quad/Graphics' ratio was 1.42 to 1.00 and 1.35 to 1.00, respectively);

  •
  An interest coverage ratio on a rolling twelve month basis of not less than 2.25 to 1.00 (for the rolling twelve month periods ended March 31, 2010 and December 31, 2009, Quad/Graphics' interest coverage ratio was 4.27 to 1.00 and 4.28 to 1.00, respectively); and

  •
  A fixed charge coverage ratio on a rolling twelve month basis of not less than 1.65 to 1.00 for the Revolving Credit Facilities and 1.50 to 1.00 for the Master Note and Security Agreement

    (for both the rolling twelve month periods ended March 31, 2010 and December 31, 2009, Quad/Graphics' fixed charge coverage ratio was 2.47 to 1.00).

        As of and for the rolling twelve month periods ended March 31, 2010 and December 31, 2009, Quad/Graphics was in compliance with all of these, and all other, covenants. There are no significant restrictions on Quad/Graphics' ability to declare or pay cash dividends or purchase or redeem any Quad/Graphics outstanding stock. While Quad/Graphics currently expects to be in compliance in future periods, there can be no assurance that financial covenants will continue to be met.

        Quad/Graphics' failure to maintain compliance with these financial covenants could prevent Quad/Graphics from borrowing additional amounts and could result in a default under any of the debt agreements. Such default could cause the indebtedness outstanding under the Master Note and Security Agreement and other credit facilities, by virtue of cross-acceleration or cross-default provisions, to become immediately due and payable.

  Changes to Capital Structure Related to the Arrangement

        In connection with the arrangement with World Color Press, on April 23, 2010, Quad/Graphics entered into a $1.23 billion debt financing agreement with certain lenders. This financing agreement includes a $700.0 million term loan and a $530.0 million revolving credit facility. Borrowings under this financing agreement will be used on the closing date of the arrangement to fund (1) replacement of Quad/Graphics' current revolving credit facilities (to be used for ongoing liquidity needs), which had outstanding borrowings of $58.1 million at March 31, 2010; (2) satisfaction of World Color Press' bankruptcy-related debt obligations of $538.0 million at March 31, 2010, which includes funding $90.0 million for World Color Press' unsecured notes; (3) transaction costs estimated to be $61.0 million (excluding debt issuance costs); (4) debt issuance costs estimated to be $53.0 million; (5) the Equity Payment Amounts (as defined on page 24) and the aggregate Common Cash Consideration (as defined on page 25), which in total are estimated to be $93.3 million; (6) the Quad/Graphics cash distribution of $140.0 million; and (7) integration costs and other obligations arising from the arrangement.

        This $1.23 billion of financing is guaranteed by certain subsidiaries of Quad/Graphics and is secured by substantially all Quad/Graphics' and each subsidiary guarantor's U.S. and Canadian assets, which are currently unencumbered. The $700 million term loan matures on the sixth anniversary of the arrangement closing date, requires variable quarterly principal payments, and bears interest at a variable interest rate primarily based on LIBOR, subject to a 1.5% LIBOR minimum rate. The $530 million revolving credit facility matures on the fourth anniversary of the arrangement closing date and bears interest at a variable interest rate primarily based on LIBOR. Certain defined portions of the revolving credit facility may be used for letters of credit or swing line loans.

        This financing agreement subjects Quad/Graphics to certain quarterly financial covenants, with all of the following terms as defined in the executed agreement. Among those covenants, Quad/Graphics is required to maintain the following:

  •
  A maximum leverage ratio, defined as total debt to consolidated EBITDA (EBITDA as it is defined in the debt agreement), not in excess of 3.75 to 1.00, with a step down to 3.50 to 1.00 at December 31, 2012 and a further step down to 3.25 to 1.00 at December 31, 2013;

  •
  A minimum interest coverage ratio, defined as consolidated EBITDA to consolidated cash interest expense, of not less than 3.00 to 1.00, with a step up to 3.25 to 1.00 at December 31, 2011 and a further step up to 3.50 to 1.00 at December 31, 2012; and

  •
  Consolidated net worth of at least $745.8 million plus 40% of consolidated net income cumulatively.

        The covenants also include certain limitations on acquisitions, indebtedness, liens, dividends and repurchases of capital stock. While Quad/Graphics currently expects to be in compliance with these expected covenants in future periods, there can be no assurance that they will be met.

        Prior to the consummation of the arrangement, Quad/Graphics is required to record some of the class A stock, vested options on class A stock and all of the class C stock at redemption value at each balance sheet date since the redemption of these securities is not solely within the control of Quad/Graphics (as further described in Note 14, Shareholders' Equity, to Quad/Graphics' March 31, 2010 consolidated financial statements and Note 19, Shareholders' Equity, to the Quad/Graphics December 31, 2009 audited consolidated financial statements). At March 31, 2010 and December 31, 2009, this redemption value was $50.8 million and $141.5 million, respectively, and is classified as redeemable equity in the respective Quad/Graphics consolidated balance sheets. The decrease in redeemable equity from December 31, 2009 to March 31, 2010 is due to an amendment to the Quad/Graphics profit sharing and 401(k) plan in the first quarter of 2010 to change the forms of distribution, such that the shares are no longer required to be classified as redeemable in accordance with the applicable authoritative accounting guidance. Subsequent to the consummation of the arrangement, Quad/Graphics will no longer be obligated to redeem any class A stock as there will be a readily available public market for those shares. Consequently, the value of any class A shares considered redeemable prior to consummation of the arrangement will be reclassified to common stock and other equity in the consolidated balance sheet at that time.

  Off-Balance Sheet Arrangements

        Except as set forth below in Contractual Obligations and Other Commitments and in Note 15, Lease Obligations, to Quad/Graphics' December 31, 2009 audited consolidated financial statements, Quad/Graphics has no off-balance sheet arrangements, financings or special purpose entities that are expected to have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of sales or expenses. During the three months ended March 31, 2010, there have been no material changes to the contractual obligations and other commitments as of December 31, 2009 disclosed below except a $16.4 million increase in borrowings during the period and the decrease in redeemable equity discussed in Liquidity and Capital Resources above.

  Contractual Obligations and Other Commitments

        Quad/Graphics' contractual obligations at December 31, 2009 were as follows:

	Total Debt Obligations(1)	Capital Lease Obligations	Operating Lease Obligations	Purchase Obligations(2)	Other Long- Term Liabilities(3)	Total(4)(5)
	(dollars in millions)
2010	$155.9	$9.1	$8.7	$10.0	$2.9	$186.6
2011	111.2	4.8	6.4		2.6	125.0
2012	113.1	12.8	5.6		2.7	134.2
2013	113.4		5.2		2.7	121.3
2014	109.6		3.5		2.4	115.5
Thereafter	662.9		6.0		9.3	678.2

Total	$1,266.1	$26.7	$35.4	$10.0	$22.6	$1,360.8

(1)
Total debt obligations include $42.0 million of revolving credit facilities due in 2010, current and long-term portions of debt instruments and interest expense over the remaining term of all debt instruments. With respect to the variable interest rate portion of the debt, the interest amounts were calculated by applying the current weighted-average interest rate to determine the value of future interest payments. For the Master Note and Security Agreement, the weighted-average interest rate of the notes was applied to the average principal balance outstanding for each time period. Amounts included in "Thereafter" include principal payments and estimated interest expense through 2036.

(2)
Consist primarily of approximately $8.3 million in firm commitments to purchase press and finishing equipment and other operational purchase requirements.

(3)
Consist primarily of deferred compensation arrangements.

(4)
The contractual obligation table above does not include reserves for uncertain tax positions recorded in accordance with the accounting guidance on uncertainties in income taxes. Quad/Graphics has taken tax positions for which the ultimate amount and the year(s) any necessary payments will be made that pertain to those tax positions is uncertain. The reserve as of December 31, 2009 for uncertain tax positions prior to interest and penalties is $7.8 million. Quad/Graphics has also recorded accruals for interest and penalties related to uncertain tax positions of $3.3 million and $0.3 million, respectively, as of December 31, 2009.

(5)
The contractual obligation table above does not include the redeemable equity discussed in Liquidity and Capital Resources above of $50.8 million and $141.5 million at March 31, 2010 and December 31, 2009, respectively, as no payments are anticipated to be made by Quad/Graphics.

Critical Accounting Policies and Estimates

        Quad/Graphics' consolidated financial statements are prepared in accordance with U.S. GAAP and include amounts based on management's judgments and estimates. Quad/Graphics bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Quad/Graphics believes that such judgments and estimates are made with consistent and appropriate methods, and that any reasonable deviation from those judgments and estimates would not have a material impact on the Quad/Graphics consolidated financial position or results of operations. To the extent that the estimates used differ from actual results, adjustments to the consolidated statement of operations and corresponding consolidated balance sheet accounts would be necessary. These adjustments would be made in future statements.

        Revenue recognition:    Quad/Graphics recognizes its printing revenues upon transfer of title and the passage of risk of loss, which is generally upon shipment to the customer. Under agreements with certain customers, products may be stored by Quad/Graphics for future delivery. In these situations, Quad/Graphics may receive warehouse management fees for the services it provides. In certain of these cases, delivery and billing schedules are outlined in the customer agreement and product revenue is recognized when manufacturing is complete, title and risk of loss transfer to the customer, and there is a reasonable assurance as to collectability. Product returns are not significant because the majority of products are customized; however, Quad/Graphics accrues for the estimated amount of customer credits at the time of sale based on historical experience and known trends.

        Revenue from services is recognized as services are performed. Revenues related to Quad/Graphics' imaging operations, which include digital content management, photography, color services and page production, are recognized in accordance with the terms of the contract, typically upon completion of the performed service and acceptance by the customer. With respect to Quad/Graphics' logistics operations, which includes the delivery of printed material, Quad/Graphics recognizes revenue upon completion of the delivery of services.

        Quad/Graphics also manufactures printing-related auxiliary equipment to ensure industry leading technology for its own printing operations as well as to sell to other businesses. Revenue is recognized for the equipment sales at time of shipment. Services revenues related to the installation of equipment at customer sites are recognized upon completion of the installation. Payments can be received from customers during the manufacture of equipment and prior to shipment, or in the case of the installation services prior to completion of the installation. In all cases when payments are received in advance of meeting the applicable revenue recognition criteria, deferred revenue is recorded until the revenue recognition criteria are subsequently met.

        Certain revenues earned by Quad/Graphics require judgment to determine if revenue should be recorded gross as a principal or net of related costs as an agent. Billings for third-party shipping and handling costs, primarily in Quad/Graphics' logistics operations, and out-of-pocket expenses are recorded gross. Many of Quad/Graphics' operations process materials, primarily paper, that may be supplied directly by customers or may be purchased by Quad/Graphics and sold to customers. No revenue is recognized for customer-supplied paper. Revenues for paper supplied by Quad/Graphics are recognized on a gross basis.

        Allowance for doubtful accounts:    Receivables are stated net of allowances for doubtful accounts. Quad/Graphics reviews the allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments for products and services. Specific customer provisions are made when a review of significant outstanding amounts, utilizing information about customer creditworthiness and current economic trends, indicates that collection is doubtful. In addition, provisions are made at differing rates based upon the age of receivables and Quad/Graphics' historical collection experience. Quad/Graphics' estimates of the recoverability of amounts due could change, and adjustments to the allowance could be necessary in the future if a significant customer's creditworthiness deteriorates or improves, or if actual defaults are higher or lower than Quad/Graphics' historical experience.

        Impairment of long-lived assets:    Quad/Graphics performs impairment evaluations of its long-lived assets, including property, plant and equipment, whenever business conditions, events or circumstances indicate that those assets may be impaired, including whether the estimated useful life of such long-lived assets may warrant revision or whether the remaining balance of an asset may not be recoverable. Assessing the impairment of long-lived assets requires Quad/Graphics to make important estimates and assumptions, including, but not limited to, the expected future cash flows that the assets will generate, how the assets will be used based on the strategic direction, their remaining useful life and their residual value, if any. Considerable judgment is also applied in incorporating the potential impact of the current economic climate on customer demand and selling prices, the cost of production and the limited activity on secondary markets for the assets and on the cost of capital. When the estimated future undiscounted cash flows to be generated by the assets are less than the carrying value of the long-lived assets, the assets are written down to fair value and a charge is recorded to current operations. Quad/Graphics uses internal undiscounted cash flow estimates, quoted market prices when available and independent appraisals, as appropriate, to determine fair value. Based on the assessments completed in the three months ended March 31, 2010 and in 2009, there were no indications of impairment in Quad/Graphics' long-lived assets, including property, plant and equipment.

        Quad/Graphics continues to monitor groups of assets to identify any new events or changes in circumstances that could indicate that their carrying values are not recoverable, particularly in light of an expected decline in profitability that may result with a continued deterioration in the global economy. In the event that there are significant and unanticipated changes in circumstances, such as significant adverse changes in business climate, adverse actions by regulators, unanticipated competition, loss of key customers and/or changes in technology or markets, or that actual results differ from management's estimates, a provision for impairment could be required in a future period.

New Accounting Pronouncements

        The following pronouncements have been adopted by Quad/Graphics for the year ended December 31, 2009:

        In May 2009, the Financial Accounting Standards Board (sometimes referred to as FASB) issued accounting guidance that defines subsequent events as events or transactions that occur after the balance sheet date, but before the consolidated financial statements are issued. It defines two types of subsequent events: recognized subsequent events, which provide additional evidence about conditions that existed at the balance sheet date, and non-recognized subsequent events, which provide evidence about conditions that did not exist at the balance sheet date, but arose before the consolidated financial statements were issued. Recognized subsequent events are required to be recognized in the consolidated financial statements, and non-recognized subsequent events are required to be disclosed. The adoption of the accounting guidance is consistent with current practice, did not have any impact on Quad/Graphics' historical consolidated financial statements, and is not anticipated to have a material impact in the future.

        In March 2008, the FASB issued accounting guidance which requires expanded disclosures about derivative instruments and hedging activities. Quad/Graphics adopted this guidance effective January 1, 2009, and the adoption of the accounting guidance did not have a material effect on Quad/Graphics' consolidated financial statements. Looking forward, the expanded disclosure guidance will be applied as appropriate to the future hedging activities and derivative instruments of Quad/Graphics.

        In December 2007, the FASB issued accounting guidance that amends the accounting and reporting for noncontrolling interests in a consolidated subsidiary and the deconsolidation of a subsidiary. Quad/Graphics now reports noncontrolling interests in subsidiaries as a separate component of equity in the consolidated financial statements and reports both net (earnings) losses attributable to noncontrolling interests and net earnings attributable to the Quad/Graphics common shareholders on the face of the consolidated statements of operations. The accounting guidance applies prospectively, except for presentation and disclosure requirements, which are applied retrospectively. Quad/Graphics adopted this accounting guidance effective January 1, 2009, and the adoption of the accounting guidance did not have a material effect on Quad/Graphics' consolidated financial statements. Looking forward, this accounting guidance would only potentially become material if through transactions Quad/Graphics was required to report additional noncontrolling interests.

        In December 2007, the FASB issued accounting guidance on business combinations, which requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, at their fair values as of that date. Acquisition-related transaction and restructuring costs will be expensed rather than treated as acquisition costs and included in the amount recorded for assets acquired. The magnitude of this impact will be dependent on the number, size, and nature of acquisitions in periods subsequent to adoption. Quad/Graphics adopted this accounting guidance effective January 1, 2009 and the adoption of the accounting guidance did not have any impact on Quad/Graphics' consolidated financial statements. Upon completion of the arrangement with World Color Press this accounting guidance will have a material impact on Quad/Graphics' consolidated financial statements, as reflected in the unaudited pro forma condensed combined financial information included elsewhere in this proxy circular/prospectus.

        In February 2007, the FASB issued accounting guidance that allows companies to choose to elect, at specified dates, to measure eligible financial instruments at fair value. Quad/Graphics adopted this accounting guidance as of January 1, 2008 and did not elect the fair value option for any of the financial assets or financial liabilities, and accordingly, the adoption of this guidance had no impact on Quad/Graphics' consolidated financial statements. This accounting guidance is not anticipated to have a material impact on the Quad/Graphics' consolidated financial statements in the future.

        In September 2006, the FASB issued accounting guidance that defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It also establishes a fair value hierarchy that prioritizes information used in developing assumptions when pricing an asset or liability. Quad/Graphics adopted this guidance for financial assets and liabilities effective January 1, 2008, and for non-financial assets and liabilities effective January 1, 2009. The adoption of the new accounting guidance did not have a material impact on Quad/Graphics' consolidated financial statements, and is not anticipated to have a material impact in the future.

        The following pronouncement has been adopted by Quad/Graphics for the three months ended March 31, 2010:

        In June 2009, the FASB issued accounting guidance which introduces a requirement to perform ongoing assessments to determine whether an entity is a variable interest entity and whether an enterprise is the primary beneficiary of a variable interest entity. In addition, this accounting guidance clarifies that the enterprise that is required to consolidate a variable interest entity will have a controlling financial interest evidenced by (1) the power to direct the activities that most significantly affect the entity's economic performance, and (2) the obligation to absorb losses or the right to receive benefits that are potentially significant to the variable interest entity. Additional disclosures are required regarding involvement with variable interest entities, as well as the methodology used to determine the primary beneficiary of any variable interest entities. Quad/Graphics adopted this guidance effective January 1, 2010, and the adoption of the accounting guidance did not have a material impact on the Quad/Graphics consolidated financial statements.

        There are no applicable pronouncements to the Quad/Graphics consolidated financial statements that have been issued and have an adoption date after March 31, 2010.

 QUAD/GRAPHICS QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Quad/Graphics is exposed to a variety of market risks which may adversely affect Quad/Graphics' results of operations and financial condition, including changes in interest and foreign currency exchange rates, changes in the economic environment that would impact credit positions and changes in the prices of certain commodities. Quad/Graphics' management takes an active role in the risk management process and has developed policies and procedures that require specific administrative and business functions to assist in the identification, assessment and control of various risks. Quad/Graphics' management has reviewed the market risks to which Quad/Graphics was exposed as of March 31, 2010 and has concluded that there were no material changes from the assessment as of December 31, 2009 that follows.

Interest Rate Risk

        Quad/Graphics is exposed to interest rate risk on variable rate debt obligations and price risk on fixed rate debt. As of December 31, 2009, Quad/Graphics had fixed rate debt outstanding of $725.9 million and variable rate debt outstanding of $123.9 million. A hypothetical change in the interest rate of 10% from Quad/Graphics' current weighted average interest rate of 2.4% would not have a material impact on Quad/Graphics' annual interest expense. The fair value of fixed rate debt at December 31, 2009 would change by approximately $28.7 million.

Foreign Currency Risk and Translation Exposure

        Quad/Graphics' business operations give rise to market risk exposure due to changes in foreign exchange rates. From time to time, Quad/Graphics enters into foreign exchange forward contracts to minimize the short-term impact of foreign currency fluctuations. Quad/Graphics' hedging operations historically have not been material, and gains or losses from these operations have not been material to Quad/Graphics' cash flows, financial position or results from operations.

        Quad/Graphics' primary international operations use the Euro and Argentine peso as their functional currency. Foreign exchange rate fluctuations may adversely impact the consolidated financial position of Quad/Graphics as the assets and liabilities of its foreign operations are translated into United States dollars in preparing its consolidated balance sheets. As of December 31, 2009, Quad/Graphics' foreign subsidiaries had net current assets (defined as current assets less current liabilities) subject to foreign currency translation risk of $43.6 million, and, as such, a hypothetical 10% adverse change in quoted foreign currency exchange rates would not have a material impact.

        These international operations are subject to risks typical of international operations, including, but not limited to, differing economic conditions, changes in political climate, potential restrictions on the movement of funds, differing tax structures, and other regulations and restrictions. Accordingly, future results could be adversely impacted by changes in these or other factors.

Credit Risk

        Credit risk is the possibility of loss from a customer's failure to make payments according to contract terms. Prior to granting credit, each customer is evaluated in an underwriting process, taking into consideration the prospective customer's financial condition, past payment experience, credit bureau information and other financial and qualitative factors that may affect the customer's ability to pay. Specific credit reviews and standard industry credit scoring models are used in performing this evaluation. Due to increasing credit risk over the past two years with the general state of the economy, Quad/Graphics recorded provisions for doubtful accounts of $21.9 million for the year ended December 31, 2009. Quad/Graphics reduces its credit risk by having a geographically dispersed customer base in a variety of industries. Also, Quad/Graphics does not have a high degree of concentration with any single customer account. The largest customer accounted for less than 6% of sales during the year ended December 31, 2009.

Commodity Risk

        The primary raw materials used by Quad/Graphics are paper, ink and fuel. At this time, Quad/Graphics' supply of raw materials is readily available from numerous suppliers; however, based on market conditions, that could change in the future. Most of Quad/Graphics' United States customers provide their own paper for the printing process. For those customers who do not supply paper, and relative to other critical raw materials in the printing process, Quad/Graphics will include price adjustment clauses in sales contracts. As a result, a hypothetical 10% change in the price of paper and other raw materials would not have a significant impact on the Company's consolidated annual results of operations or cash flows. In addition, inflation has not had a significant impact on Quad/Graphics historically.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF QUAD/GRAPHICS

        The following table sets forth certain information regarding the beneficial ownership of Quad/Graphics common stock as of April 30, 2010, and as adjusted to reflect the issuance of the estimated maximum number of shares of Quad/Graphics class A stock issuable upon consummation of the arrangement described in this proxy circular/prospectus, by:

  •
  each person known to us to be the beneficial owner of more than 5% of any class of Quad/Graphics common stock;

  •
  the executive officers named in the summary compensation table;

  •
  each of the directors of Quad/Graphics, including Mark A. Angelson who will become a director of Quad/Graphics following the consummation of the arrangement; and

  •
  all of the executive officers and directors of Quad/Graphics as a group, including Mark A. Angelson who will become a director of Quad/Graphics following the consummation of the arrangement.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Under these rules, beneficial ownership also includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of April 30, 2010 through the exercise of any stock option or other right. Shares subject to stock options or other rights are deemed to be outstanding for the purpose of computing the ownership percentage of the person beneficially holding these stock option or other rights, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person. Except as noted by footnote, and subject to community property laws where applicable, Quad/Graphics believes that the shareholders named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. As of April 30, 2010, there were 12,854,620 shares of Quad/Graphics class A stock, 15,005,672 shares of Quad/Graphics class B stock and 245,353 shares of Quad/Graphics class C stock outstanding in the aggregate.

        All 245,353 shares of class C stock outstanding as of April 30, 2010 were held, and are expected to continue to be held after the consummation of the arrangement, by the Marshall & Ilsley Trust Company as custodian for the Quad/Graphics Personal Enrichment Plan.

        Based on currently available information (including the number of World Color Press common shares and shares of Quad/Graphics stock outstanding as of April 30, 2010) and assuming that the Equity Payment Amounts are $135.0 million or less, Quad/Graphics anticipates, and the table below assumes, that there will be approximately 31.6 million shares of Quad/Graphics class A stock outstanding immediately following completion of the arrangement. Since only Quad/Graphics class A stock will be issued in connection with the arrangement, the numbers and percentages, by class, of the Quad/Graphics class B stock and class C stock held by the shareholders listed in the table will not change as a result of the consummation of the arrangement.

        Except as set forth below, the address of all shareholders is c/o Quad/Graphics, Inc., N63 W23075 Highway 74, Sussex, Wisconsin 53089-2827.

	Shares of Class A Stock Beneficially Owned				Percentage of Class A Stock Beneficially Owned(1)		Shares of Class B Stock Beneficially Owned			Shares of Class C Stock Beneficially Owned
Name of Beneficial Owner	Before Transaction		After Transaction		Before Transaction	After Transaction	Number		%	Number	%
Directors and Executive Officers
J. Joel Quadracci	152,214	(2)(3)	152,214	(2)(3)	1.18%	*	116,133	(3)	*	—	—
John C. Fowler	347,780	(4)	347,780	(4)	2.67%	1.09%	—		—	—	—
Thomas J. Frankowski	71,923	(5)	71,923	(5)	*	*	—		—	—	—
David A. Blais	54,727	(6)	54,727	(6)	*	*	—		—	—	—
Brian Freschi	—		—		*	*	—		—	—	—
Betty Ewens Quadracci	606,587	(7)(8)	606,587	(7)(8)	4.72%	1.92%	75,245	(8)	*	—	—
John S. Shiely	23,000	(9)	23,000	(9)	*	*	—		—	—	—
William J. Abraham, Jr.	12,500	(9)	12,500	(9)	*	*	—		—	—	—
Douglas P. Buth	7,500	(10)	7,500	(10)	*	*	—		—	—	—
Christopher B. Harned	57,117	(11)	57,117	(11)	*	*	105,800	(11)	*	—	—
Mark A. Angelson	—		—		*	*	—		—	—	—
Thomas O. Ryder	—		—		*	*	—		—	—	—
All directors and executive officers as a group 22 individuals)	1,438,032	(12)	1,438,032	(12)	10.78%	4.48%	297,185		1.98%	—	—
Other Holders
Quad/Graphics Voting Trust(13)	10,046		10,046		*	*	11,931,784		79.52%	—	—
Marshall & Ilsley Trust Company as Custodian for the Quad/Graphics Personal Enrichment Plan(14)	6,025,455		6,025,455		46.87%	19.07%	—		—	245,353	100%
Harry V. Quadracci 1998 Trust(15)	713,670	(14)	713,670	(14)	5.55%	2.26%	1,652,495	(15)	11.01%	—	—
Anthony W. Bryant(16)	736,530		736,530		5.73%	2.33%	—		—	—	—

*
Denotes less than 1%.

(1)
Based on the assumptions used in the illustrative table under "The Arrangement Agreement—Consideration to be Received Pursuant to the Arrangement," an assumed hypothetical effective price of $11.00 and an assumed hypothetical Share Exchange Ratio of 0.2150 solely for purposes of this table. As all of these assumptions may vary from the actual circumstances of the arrangement, the actual number and percentage of Quad/Graphics class A stock may vary from the amounts set forth in the table.

(2)
Includes 87,005 shares of Quad/Graphics class A stock that may be purchased upon the exercise of vested stock options within 60 days of April 30, 2010.

(3)
Does not include shares that have been deposited into various trusts, including the Quad/Graphics voting trust, for the benefit or potential benefit of Mr. Quadracci, over which Mr. Quadracci has no investment or voting control and no right to obtain such control within 60 days of April 30, 2010. Does not include shares that are held by trusts, including the Quad/Graphics voting trust, of which Mr. Quadracci is one of two or more trustees since, as one of multiple trustees who must act by majority vote, Mr. Quadracci does not have voting or investment control over such shares. Includes 47,925 shares of Quad/Graphics class A stock and 102,785 shares of Quad/Graphics class B stock currently pledged as security.

(4)
Includes 180,112 shares of Quad/Graphics class A stock that may be purchased upon the exercise of vested stock options within 60 days of April 30, 2010. Also includes 90,022 shares of Quad/Graphics class A stock currently pledged as security. Does not include shares that are held by trusts of which Mr. Fowler is one of two or more trustees since, as one of multiple trustees who must act by majority vote, Mr. Fowler does not have voting or investment control over such shares.

(5)
Includes 33,157 shares of Quad/Graphics class A stock that may be purchased upon the exercise of vested stock options within 60 days of April 30, 2010. Also includes 38,766 shares of Quad/Graphics class A stock currently pledged as security.

(6)
Includes 40,789 shares of Quad/Graphics class A stock that may be purchased upon the exercise of vested stock options within 60 days of April 30, 2010. Does not include shares that are held by the Quad/Graphics voting trust, of which Mr. Blais is one of four trustees since, as one of multiple trustees who must act by majority vote, Mr. Blais does not have voting or investment control over such shares. Includes 4,500 shares of Quad/Graphics class A stock currently pledged as security.

(7)
Includes 4,250 shares of Quad/Graphics class A stock that may be purchased upon the exercise of vested stock options within 60 days of April 30, 2010, 59,327 shares of Quad/Graphics class A stock held by trusts of which Ms. Quadracci is the sole trustee but not a beneficiary.

(8)
Does not include shares that have been deposited into various trusts, including the Quad/Graphics voting trust, for the benefit or potential benefit of Ms. Quadracci, over which Ms. Quadracci has no investment or voting control and no right to obtain such control within 60 days of April 30, 2010. Does not include shares that are held by trusts, including the Quad/Graphics voting trust, of which Ms. Quadracci is one of two or more trustees since, as one of multiple trustees who must act by majority vote, Ms. Quadracci does not have voting or investment control over such shares. Includes 451,111 shares of Quad/Graphics class A stock and 37,076 shares of Quad/Graphics class B stock currently pledged as security.

(9)
Includes 12,500 shares of Quad/Graphics class A stock that may be purchased upon the exercise of vested stock options within 60 days of April 30, 2010.

(10)
Includes 7,500 shares of Quad/Graphics class A stock that may be purchased upon the exercise of vested stock options within 60 days of April 30, 2010.

(11)
Includes 7,500 shares of Quad/Graphics class A stock that may be purchased upon the exercise of vested stock options within 60 days of April 30, 2010. Does not include shares that are held by trusts of which Mr. Harned is one of two or more trustees since, as one of multiple trustees who must act by majority vote, Mr. Harned does not have voting or investment control over such shares. Includes 15,194 shares of Quad/Graphics class A stock and 79,612 shares of Quad/Graphics class B stock currently pledged as security.

(12)
Includes 489,997 shares of Quad/Graphics class A stock that may be purchased upon the exercise of vested stock options within 60 days of April 30, 2010.

(13)
Some of the shares of Quad/Graphics class A stock and class B stock owned by the Quadracci family members have been deposited into the Quad/Graphics voting trust, pursuant to which the four trustees thereof (currently J. Joel Quadracci, Betty Ewens Quadracci, Elizabeth M. Quadracci-Harned and David Blais), acting by majority action, have shared voting power and shared investment power over all such shares. The terms of the Quad/Graphics voting trust are more particularly described below under "—Quad/Graphics voting trust."

(14)
The address of the custodian is Marshall & Ilsley Trust Company N.A., 111 E. Kilbourn Ave. Suite 200, Milwaukee, WI 53202.

(15)
Does not include shares of Quad/Graphics stock that have been deposited into the Quad/Graphics voting trust for the benefit or potential benefit of the Harry V. Quadracci 1998 Trust, over which the Harry V. Quadracci 1998 Trust has no investment or voting control and no right to obtain such control within 60 days of April 30, 2010.

(16)
Mr. Bryant's address is 2312 N. Grandview Boulevard, Suite 108, Waukesha, WI 53188.

Quad/Graphics Voting Trust

        To help ensure the continuity and stability of the management of Quad/Graphics, various members of the Quadracci family, including certain affiliated entities, entered into the voting trust agreement in September 1982, which was amended and restated in April 2000. Pursuant to the voting trust agreement, as amended, certain shares of Quad/Graphics common stock held by such individuals and entities were initially deposited into the Quad/Graphics voting trust, which was created thereunder. The voting trust agreement was amended in June 2001 and again in October 2004.

        Under the Quad/Graphics voting trust, the four trustees (currently J. Joel Quadracci, Betty Ewens Quadracci , Elizabeth M. Quadracci-Harned and David Blais) are vested with the full legal title to all such stock, and any additional common stock or other securities of Quad/Graphics that any beneficiary elects to transfer to the Quad/Graphics voting trust, with all rights and power of the owner and holder of the stock of whatever nature necessary to enable the trustees to exercise the powers vested in them under the agreement, including the shared right to vote the shares (subject to certain exceptions noted below), the right to become parties to or prosecute or intervene in any legal or administrative proceedings affecting the stock, Quad/Graphics or the powers, duties and obligations of the trustee, the right to transfer the stock into their names as trustee or into the name of other nominees, the right to enter into shareholder agreements and the right to exercise all rights and preferences of the stock. Except as otherwise provided in the voting trust agreement, the trustees act by majority vote (or unanimous vote if there are only two trustees).

        The Quad/Graphics voting trust provides that the trustees shall exercise their judgment to select suitable directors of Quad/Graphics and to vote on such other matters that may come before them at shareholder meetings. Without approval of the beneficiaries holding trust certificates representing two-thirds of the stock held under the Quad/Graphics voting trust, however, the trustees do not have the power to vote the stock in favor of the merger or consolidation of Quad/Graphics, the sale or exchange of all, or substantially all, of the voting securities of Quad/Graphics, the sale, lease or exchange of all, or substantially all, of the property and assets of Quad/Graphics, the total or partial liquidation of Quad/Graphics, the dissolution of Quad/Graphics, any act that is likely to lead to a public offering, any issuance of securities of Quad/Graphics if it would result in the stock held by the trustees not having the power to elect a majority of the Quad/Graphics board of directors or any amendment to the articles of incorporation of Quad/Graphics that would diminish the rights reserved to the trust beneficiaries. The trustees also may not vote the stock held under the Quad/Graphics voting trust for the approval of any act likely to lead to a public offering except with the agreement of at least three fourths of the trustees then in office.

        The deposited shares may be withdrawn from the Quad/Graphics voting trust by a beneficiary prior to the expiration or termination of the Quad/Graphics voting trust only if there is an amendment to the voting trust agreement that is determined to materially adversely affect that particular beneficiary or a particular group of beneficiaries and if the trustees allow such withdrawal, provided that certain de minimis withdrawals are permitted and the trustee may, by unanimous vote, permit stock to be withdrawn, but, subject to certain exceptions, the withdrawn stock will be converted into class A stock. For a discussion of the risk factors relating to the control by the Quad/Graphics voting trust, see "Risk Factors—Risks Relating to the Arrangement" beginning on page 29.

        The Quad/Graphics voting trust is perpetual. Notwithstanding the foregoing, the voting trust agreement may be terminated by the unanimous vote of the trustees and a two-thirds vote of beneficiaries. The voting trust agreement automatically terminates when none of the stock held by the trustees under the agreement possess voting rights, upon the sale, dissolution or liquidation of Quad/Graphics, upon the sale of substantially all of its assets, upon a merger, reorganization, combination or exchange of stock involving Quad/Graphics that results in the securities under the voting trust agreement constituting less than ten percent of the votes entitled to be cast in an election of directors of the surviving or successor entity.

 DESCRIPTION OF QUAD/GRAPHICS CAPITAL STOCK

        In connection with the consummation of the arrangement pursuant to which World Color Press will become a wholly-owned subsidiary of Quad/Graphics, Quad/Graphics will amend and restate its articles of incorporation and will amend its bylaws. The following description summarizes the material terms of Quad/Graphics capital stock that will be in effect at such time. In conjunction with this summary, you should read the complete text of the Quad/Graphics Charter and the Quad/Graphics Bylaws, substantially in the form to become effective upon completion of the arrangement, which are attached as Annex C and Annex D, respectively, to this proxy circular/prospectus, and should read "Comparison of the Rights of Quad/Graphics and World Color Press Common Shareholders" beginning on page 271.

Authorized Capital Stock

        Quad/Graphics authorized capital stock consists of:

  •
  80 million authorized shares of class A common stock, par value $0.025 per share;

  •
  80 million authorized shares of class B common stock, par value $0.025 per share;

  •
  20 million authorized shares of class C common stock, par value $0.025 per share; and

  •
  500,000 authorized shares of preferred stock, par value $0.01 per share.

        Based on currently available information (including the number of World Color Press common shares and shares of Quad/Graphics stock outstanding as of April 30, 2010) and assuming that the Equity Payment Amounts are $135.0 million or less, we anticipate that there will be approximately 31.6 million shares of class A stock, 15,005,672 shares of class B stock and 245,353 shares of class C stock and no shares of preferred stock outstanding immediately following completion of the arrangement.

Comparison of Quad/Graphics' Class A Stock, Class B Stock and Class C Stock

        The following table compares Quad/Graphics' class A stock, class B stock and class C stock.

	Class A Stock	Class B Stock	Class C Stock
Public Market:	Quad/Graphics intends to apply for listing on the NYSE or NASDAQ.	None.	None.
Voting Rights:	Except for matters where Wisconsin law requires a separate class vote, one vote per share on all matters voted upon by Quad/Graphics' shareholders.	Except for matters where Wisconsin law requires a separate class vote, ten votes per share on all matters voted upon by Quad/Graphics' shareholders.	Except for matters where Wisconsin law requires a separate class vote, ten votes per share on all matters voted upon by Quad/Graphics' shareholders.
Dividends:

The cash dividend payable with respect to each share of class A stock will equal the cash dividend payable with respect to each share of class B and class C stock. Cash dividends may not be declared and paid with respect to class A stock without concurrent cash dividends declared and paid with respect to the class B and class C stock.

The cash dividend payable with respect to each share of class B stock will equal the cash dividend payable with respect to each share of class A and class C stock. Cash dividends may not be declared and paid with respect to class B stock without concurrent cash dividends declared and paid with respect to the class A and class C stock.

The cash dividend payable with respect to each share of class C stock will equal the cash dividend payable with respect to each share of class A and class B stock. Cash dividends may not be declared and paid with respect to class C stock without concurrent cash dividends declared and paid with respect to the class A and class B stock.

	Class A Stock	Class B Stock	Class C Stock
Liquidation:

Upon liquidation, dissolution or winding up of Quad/Graphics, the holders of outstanding shares of class A stock will be entitled to receive (after the payment of any preferential amounts required to be paid to the holders of preferred stock), on a one-for-one basis with the holders of outstanding shares of class B and class C stock, the remaining assets and funds of Quad/Graphics available for distribution to its shareholders.

Upon liquidation, dissolution or winding up of Quad/Graphics, the holders of outstanding shares of class B stock will be entitled to receive (after the payment of any preferential amounts required to be paid to the holders of preferred stock), on a one-for-one basis with the holders of outstanding shares of class A and class C stock, the remaining assets and funds of Quad/Graphics available for distribution to its shareholders.

Upon liquidation, dissolution or winding up of Quad/Graphics, the holders of outstanding shares of class C stock will be entitled to receive (after the payment of any preferential amounts required to be paid to the holders of preferred stock) on a one-for-one basis with the holders of outstanding shares of class A and class B stock, the remaining assets and funds of Quad/Graphics available for distribution to its shareholders.

Extraordinary Corporate Action:

The class A, class B and class C stock receive the same consideration in any distribution of property, merger, consolidation, purchase or acquisition of property or stock, asset transfer, division, share exchange, recapitalization or reorganization of Quad/Graphics in proportion to the number of shares, without regard to class.

The class A, class B and class C stock receive the same consideration in any distribution of property, merger, consolidation, purchase or acquisition of property or stock, asset transfer, division, share exchange, recapitalization or reorganization of Quad/Graphics in proportion to the number of shares, without regard to class.

The class A, class B and class C stock receive the same consideration in any distribution of property, merger, consolidation, purchase or acquisition of property or stock, asset transfer, division, share exchange, recapitalization or reorganization of Quad/Graphics in proportion to the number of shares, without regard to class.

Ownership and/or Transfer Restrictions:	None, other than as imposed by applicable law.

Class B stock can only be voluntarily transferred to Quad/Graphics or to any member of the "family group" during lifetime or at death. The "family group" includes:

•  Betty E. Quadracci;

•  the issue of Betty E. Quadracci;

•  a spouse of an issue of Betty E. Quadracci;

•  a widow or widower of an issue of Betty E. Quadracci;

Class C stock can only be owned by, or transferred to, the Quad/Graphics, Inc. Tax Credit Stock Ownership Plan or any qualified successor thereto (which is currently the Quad/Graphics Personal Enrichment Plan) and/or any other employee benefit plan of Quad/Graphics which is intended to satisfy the qualification requirements of Section 401 of the Internal Revenue Code.

• the estate of any of the foregoing individuals;
• any trust created by will or inter-vivos for so long as the sole current beneficiaries of such trust are one or more of the foregoing individuals;
• any entity for so long as such entity is wholly-owned and controlled by one or more of the foregoing individuals;
• any entity described in Section 4947(a)(1) or (2) of the Internal Revenue Code; and

	Class A Stock	Class B Stock	Class C Stock
• any entity to which contributions would be deductible under Sections 2522 or 2055 of the Internal Revenue Code.

In the event of a foreclosure sale of pledged class B stock or other involuntary transfer of class B stock, other than as a result of the death of a holder of class B stock, Quad/Graphics has the option to purchase the class B stock subject to such involuntary transfer at the "purchase price" described below. If there are any shares of class B stock not purchased by Quad/Graphics pursuant to the option, each share of class B stock not purchased is automatically converted into one share of class A stock.

Any transfer of class B stock in violation of the Quad/Graphics Charter results in the automatic conversion of each such share into one share of class A stock.
Purchase Price:	Not applicable.	The price at which any share of class B stock subject to Quad/Graphics' option to purchase (the "purchase price") is:	Not applicable.

•  If the class A stock is then listed for trading on a national securities exchange, then the last sales price of the class A stock as reported by such exchange on the applicable date (or if no sales occurred on such date, on the last preceding date on which there was a sale).

•  If the class A stock is not listed on a national securities exchange but is then traded in an over-the-counter market, then the last sales price (or, if there is no last sales price reported, the average of the closing bid and ask prices) of the class A stock as reported by such over-the-counter market on the applicable date (or if no sales occurred on such date, on the last preceding date on which there was a sale).

	Class A Stock	Class B Stock	Class C Stock

•  If the class A stock is not then listed on a national securities exchange or traded in an over-the-counter market, then the price of a share of class A stock most recently determined by a qualified independent appraisal expert selected by the board of directors (and if that last independent appraisal is over one year old, then the price shall be determined by agreement of the parties or binding independent appraisal).

Conversion:	Not applicable.	Each share of class B stock may, at the option of the holder, be converted at any time into one share of class A stock.	Each share of class C stock may, at the option of the holder, be converted at any time into one share of class A stock.
Repurchase:	Not applicable.	Not applicable.

Each holder of class C stock has the continuous right to require Quad/Graphics to repurchase the class C stock for cash or its equivalent at the "purchase price" noted in the class B stock column above.

Preferred Stock

        Preferred stock may be issued from time to time in one or more series, the shares of each series to have the designations and powers, preferences, rights, qualifications, limitations and restrictions as are stated and expressed in the resolution or resolutions providing for the issuance of that series adopted by Quad/Graphics' board of directors.

        Quad/Graphics' board of directors has the authority to create one or more series of preferred stock and, with respect to each series, to fix and state the following:

  •
  the number of shares constituting the series and the designation of the series;

  •
  the dividend rate or rates and/or the method of determining such rate or rates and the timing of dividend payments;

  •
  the voting rights, if any, of the series;

  •
  whether or not the shares of the series will be convertible into shares of any other class or series of stock and, if so, the terms and conditions of such conversion, including the conversion price or ratio or rate at which the conversion may be made;

  •
  whether or not the shares of the series will be redeemable at the option of Quad/Graphics or the holders of the series or upon a specified event and, if redeemable, the terms and conditions of such redemption, including the redemption price or prices and the time or times at which the shares will be redeemable;

  •
  the rights of the shares of that series upon the voluntary or involuntary dissolution or winding up of Quad/Graphics;

  •
  the obligation, if any, of Quad/Graphics to retire the shares of the series pursuant to a sinking fund; and

  •
  any other relative rights, preferences and limitations of the series.

        The shares of each series of preferred stock may vary from the shares of any other series in any or all of the foregoing respects. The board of directors may increase or decrease the number of shares of the preferred stock designated for any existing series by a resolution adding or subtracting from the series; provided, however, that the board of directors may not decrease the number of shares of any existing series to a number less than the number of shares of that series then issued and outstanding.

Provisions of Wisconsin Law and Quad/Graphics' Amended and Restated Articles of Incorporation and Amended Bylaws with Possible Anti-Takeover Effects

        Provisions of Wisconsin law have certain anti-takeover effects. The Quad/Graphics Charter and the Quad/Graphics Bylaws also contain provisions that may have similar effects.

  Wisconsin Statutes

        Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law (sometimes referred to as WBCL) restrict a broad range of business combinations between a Wisconsin corporation and an "interested stockholder" for a period of three years unless specified conditions are met. The WBCL defines a "business combination" as including certain mergers or share exchanges, sales of assets, issuances of stock or rights to purchase stock and other related party transactions. An "interested stockholder" is a person who beneficially owns, directly or indirectly, 10% of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting stock within the last three years. During the initial three-year period after a person becomes an interested stockholder in a Wisconsin corporation, with some exceptions, the WBCL prohibits a business combination with the interested stockholder unless the corporation's board of directors approved the business combination or the acquisition of the stock by the interested stockholder prior to the acquisition date. Following this three-year period, the WBCL also prohibits a business combination with an interested stockholder unless:

  •
  the board of directors approved the acquisition of the stock prior to the acquisition date;

  •
  the business combination is approved by a majority of the outstanding voting stock not owned by the interested stockholder;

  •
  the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount; or

  •
  the business combination is of a type specifically excluded from the coverage of the statute.

        Sections 180.1130 to 180.1133 of the WBCL govern certain mergers or share exchanges between public Wisconsin corporations and significant shareholders, and sales of all or substantially all of the assets of public Wisconsin corporations to significant shareholders. These transactions must be approved by 80% of all shareholders and two-thirds of shareholders other than the significant shareholder, unless the shareholders receive a statutory "fair price." Section 180.1130 of the WBCL generally defines a "significant shareholder" as the beneficial owner of 10% or more of the voting power of the outstanding voting shares, or an affiliate of the corporation who beneficially owned 10% or more of the voting power of the then outstanding shares within the last two years.

        Section 180.1150 of the WBCL provides that in particular circumstances the voting power of shares of a public Wisconsin corporation held by any person in excess of 20% of the voting power is limited to 10% of the voting power these excess shares would otherwise have. Full voting power may be restored if a majority of the voting power of shares represented at a meeting, including those held by the party seeking restoration, are voted in favor of the restoration. This voting restriction does not apply to shares acquired directly from the corporation.

        Section 180.1134 of the WBCL requires shareholder approval for some transactions in the context of a tender offer or similar action for more than 5% of any class of a Wisconsin corporation's stock. Shareholder approval is required for the acquisition of more than 5% of the corporation's stock at a price above market value from any person who holds more than 3% of the voting shares and has held the shares for less than two years, unless the corporation makes an equal offer to acquire all shares. Shareholder approval is also required for the sale or option of assets that amount to at least 10% of the market value of the corporation, but this requirement does not apply if the corporation has at least three independent directors and a majority of the independent directors vote not to have this provision apply to the corporation.

        In addition to the anti-takeover provisions described above, various provisions of the Quad/Graphics Charter and the Quad/Graphics Bylaws, which are summarized in the following paragraphs, may be deemed to have anti-takeover effects.

  No Cumulative Voting

        The WBCL provides that shareholders are denied the right to cumulate votes in the election of directors unless the articles of incorporation provide otherwise. The Quad/Graphics Charter does not provide for cumulative voting.

  Meeting Procedures; Advance Notice Requirements for Shareholder Proposals and Director Nominations; Procedures for Calling a Special Meeting

        The Quad/Graphics Bylaws provide the board with discretion in postponing shareholder meetings, including, within certain limits, special meetings of shareholders. Additionally, the Chairman of the Board, the Chief Executive Officer or the President or the board of directors (acting by resolution) can adjourn a shareholder meeting at any time before business is transacted at the meeting.

        The Quad/Graphics Bylaws also provide that shareholders seeking to nominate persons for directors or seeking to bring other business before an annual meeting must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a shareholder's notice must be received on or before December 31 of the year immediately preceding the annual meeting. The Quad/Graphics Bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

        The Quad/Graphics Bylaws also establish a procedure which shareholders seeking to call a special meeting of shareholders must satisfy. This procedure involves notice to Quad/Graphics, the receipt by Quad/Graphics of written demands for a special meeting from holders of 10% or more of all the votes entitled to be cast on any issue proposed to be considered, a review of the validity of such demands by an independent inspector and the fixing of the record and meeting dates by the board of directors. In addition, shareholders demanding a special meeting must deliver a written agreement to pay the costs incurred by Quad/Graphics in holding a special meeting, including the costs of preparing and mailing the notice of meeting and the proxy materials for the solicitation of proxies, in the event such shareholders are unsuccessful in their proxy solicitation.

  Director Removal

        The Quad/Graphics Charter provides that any director may be removed from office, but only for cause by the approval of 66 2/3% of the voting power of the then outstanding shares of stock of the voting group of shareholders that elected the director. However, if at least two-thirds of the directors plus one director vote to remove a director, that director can be removed without cause by the affirmative vote of a majority of such outstanding shares. As defined in the Quad/Graphics Charter, "cause" exists only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or such director has been adjudged to be liable for willful misconduct in the performance of his or her duty to Quad/Graphics in a matter which has a material adverse effect on Quad/Graphics' business, and such adjudication is no longer subject to direct appeal.

  Authorized But Unissued Shares

        Quad/Graphics' authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. Quad/Graphics could use these additional shares for a variety of corporate purposes, including future public offerings to raise capital, corporate acquisitions and issuances under employee benefit plans. Additionally, Quad/Graphics could issue a series of preferred stock that could, depending on its terms, impede the completion of a merger, tender offer or other takeover attempt. The board of directors of Quad/Graphics will make any determination to issue such shares based on its judgment as to the best interests of Quad/Graphics and its shareholders. The board, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the board of directors, including a tender offer or other transaction that some, or a majority, of Quad/Graphics' shareholders might believe to be in their best interests or in which shareholders might receive a premium over the then-current market price of the class A stock.

  Amendments to Articles of Incorporation

        The WBCL allows Quad/Graphics to amend the Quad/Graphics Charter at any time to add or change a provision that is required or permitted to be included in the articles of incorporation or to delete a provision that is not required to be included in the articles of incorporation. The board of directors of Quad/Graphics can also propose one or more amendments for submission to shareholders and may condition its submission of any proposed amendment on any basis if it provides certain notice and includes certain information regarding the proposed amendment in that notice. The provisions in the Quad/Graphics Charter relating to the structure of the board of directors and certain amendments to the bylaws may only be amended by the approval of 66 2/3% of the voting power of the then outstanding shares entitled to vote.

        The sections of the Wisconsin law and the provisions of the Quad/Graphics Charter and the Quad/Graphics Bylaws described in the preceding paragraphs may have the effect of delaying, deferring or preventing a change in control of Quad/Graphics.

Preemptive Rights

        No holder of Quad/Graphics common stock has any preemptive or subscription rights to acquire shares of Quad/Graphics common stock.

Transfer Agent and Registrar

        In connection with the consummation of the arrangement and the listing of Quad/Graphics class A stock on the NYSE or NASDAQ, Quad/Graphics will appoint a transfer agent and registrar for its common stock.

Listing

        The class B stock and the class C stock will not be listed on a national securities exchange or traded in an organized over-the-counter market. In connection with the consummation of the arrangement, Quad/Graphics' class A stock is expected to be listed on the NYSE or NASDAQ under the symbol "QGI" or "QGIX".

Prior Sales

        During the 12-month period prior to the date of this proxy circular/prospectus, the only shares of class A stock issued by Quad/Graphics were 11,393 shares re-issued from treasury upon the exercise of previously granted stock options for an aggregate exercise price of $147,244.

COMPARISON OF THE RIGHTS OF QUAD/GRAPHICS AND
WORLD COLOR PRESS COMMON SHAREHOLDERS

        Before the completion of the arrangement, the rights of holders of World Color Press common shares are governed by the CBCA and by the World Color Press Charter and World Color Press' bylaws, as amended (sometimes referred to as the World Color Press Bylaws). World Color Press shareholders who receive Quad/Graphics class A stock pursuant to the arrangement will become Quad/Graphics shareholders. Quad/Graphics is a Wisconsin corporation, and the rights of Quad/Graphics shareholders are governed by the WBCL and, upon completion of the arrangement, by the Quad/Graphics Charter and the Quad/Graphics Bylaws. Summarized below are the material differences between the current rights of World Color Press common shareholders and the rights those shareholders will have as Quad/Graphics shareholders following completion of the arrangement. The summary in the following chart is not complete, and it does not identify all differences that may, under given situations, be material to shareholders and is subject in all respects by, and qualified by reference to, the WBCL, the CBCA, the World Color Press Charter, the World Color Press Bylaws, the Quad/Graphics Charter and the Quad/Graphics Bylaws.

        Copies of the World Color Press Charter and the World Color Press Bylaws are incorporated by reference into this proxy circular/prospectus and will be sent to World Color Press shareholders upon request. See "Where You Can Find More Information" beginning on page 289.

        You should read the complete text of the Quad/Graphics Charter and the Quad/Graphics Bylaws, substantially in the form to become effective upon completion of the arrangement, which are attached as Annex C and Annex D, respectively, to this proxy circular/prospectus, in conjunction with this summary. In addition, for a description of the differences between the three classes of Quad/Graphics common stock, see "Description of Quad/Graphics Capital Stock" beginning on page 264.

	Quad/Graphics Common Shareholder Rights	World Color Press Common Shareholder Rights
Corporate Governance:	Upon completion of the arrangement, the rights of Quad/Graphics shareholders and former World Color Press common shareholders will be governed by the WBCL, the Quad/Graphics Charter and the Quad/Graphics Bylaws.	The rights of World Color Press common shareholders are currently governed by the CBCA, the World Color Press Charter and the World Color Press Bylaws.
Authorized Capital Stock:

Quad/Graphics' authorized capital stock consists of (i) 80,000,000 shares of class A common stock, $0.025 par value; (ii) 80,000,000 shares of class B common stock, $0.025 par value; (iii) 20,000,000 shares of class C common stock, $0.025 par value; and (iv) 500,000 shares of preferred stock, $0.01 par value.

World Color Press' authorized capital stock consists of (i) an unlimited number of common shares without par value and (ii) 12,500,000 class A convertible preferred shares without par value.

	Quad/Graphics Common Shareholder Rights	World Color Press Common Shareholder Rights
Number and Term of Directors:

Upon completion of the arrangement, the Quad/Graphics Charter and Quad/Graphics Bylaws will provide that the Quad/Graphics board of directors consists of eight (8) directors. All directors will be members of a single class and will be elected annually at Quad/Graphics' annual meeting of its shareholders.

The Quad/Graphics Charter and the Quad/Graphics Bylaws provide that the number of directors may be increased or decreased by (a) the Quad/Graphics board of directors by an affirmative vote of two-thirds of the members of the board of directors plus one director or (b) the affirmative vote of 66 2/3% of the voting power of the then outstanding shares of Quad/Graphics entitled to vote.

The World Color Press Charter provides that so long as that class A preferred shares are issued and outstanding, World Color Press' board of directors shall consist of no fewer than three (3) directors and no greater than eleven (11) directors, of which: (A) not more than nine (9) directors shall be elected by the combined vote of the holders of the common shares and the holders of the class A preferred shares (voting as a single class); and (B) the remaining two (2) directors are reserved for appointment by the class A preferred shareholders in certain circumstances (sometimes referred to as the Class A Preferred Share Directors).

World Color Press currently has 8 directors sitting on its board of directors.
The World Color Press board of directors is elected annually at World Color Press' annual meeting of its shareholders and serve until the next annual meeting of shareholders, subject to certain exceptions with respect to the Class A Preferred Share Directors.

The CBCA provides that any amendment to increase or decrease the minimum and maximum number of directors requires the approval of shareholders of World Color Press by resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose. Without exceeding the maximum number of directors provided by the World Color Press Charter, the directors may appoint one or more directors who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, provided that the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

The CBCA requires that a corporation whose securities are publicly traded have not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.

	Quad/Graphics Common Shareholder Rights	World Color Press Common Shareholder Rights
Nomination of Directors for Election:

The Quad/Graphics Bylaws provide that nominations for directors may be made by the board of directors or by a shareholder who is entitled to vote and complies with the advance notice procedures in the Quad/Graphics Bylaws.

A shareholder who nominates a director must be a shareholder of record on the date that he or she gives the nomination notice to Quad/Graphics. The advance notice procedures in the Quad/Graphics Bylaws requires that a shareholder's notice must be given timely and in proper written form to Quad/Graphics' Secretary.
In order to be timely, the notice must be delivered to or mailed and received by the Secretary at Quad/Graphics' principal offices on or before December 31 of the year immediately preceding the annual meeting.
To be in proper written form, the notice must include, among other things, information on the nominating shareholder, the Quad/Graphics shares it owns or holds and information regarding the nominee required by the proxy rules of the SEC. The notice also must be accompanied by a written consent of the proposed nominee consenting to being named as a nominee and to serving as a director if elected.

Under the CBCA, a registered or beneficial owner of: (i) at least 1% of the total number of outstanding voting shares of World Color Press as of the day on which the shareholder submits a proposal; or (ii) voting shares whose fair market value, as determined as at the close of business on the day before the shareholder submits the proposal to World Color Press, is at least CAD$2,000, who, in either case, has been a shareholder for at least six (6) months preceding the day that the shareholder submits the proposal, is permitted to nominate a director so long as the proposal is signed by one or more holders representing at least 5% of the voting shares entitled to vote at the meeting. Notwithstanding the foregoing, these provisions do not preclude nominations made at meetings of shareholders.
The proposal to nominate a director must be submitted to World Color Press ninety (90) days prior to the anniversary date of the notice of meeting sent to shareholders in connection with the preceding year's annual meeting.

Election of Directors:

The Quad/Graphics Bylaws provide that directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. Due to Quad/Graphics' class voting structure, the holders of the class B stock in general, and the trustees of the Quad/Graphics voting trust in particular, will have the power to elect the Quad/Graphics directors. See "Description of Quad/Graphics Capital Stock—Comparison of Quad/Graphics' Class A Stock, Class B Stock and Class C stock" beginning on page 264 and "Security Ownership of Certain Beneficial Owners and Management Quad/Graphics—Quad/Graphics Voting Trust" beginning on page 262 for more detail.

The CBCA provides that directors are elected by a simple majority of the votes cast at a meeting of the shareholders.

	Quad/Graphics Common Shareholder Rights	World Color Press Common Shareholder Rights
Vacancies on the Board of Directors:

The Quad/Graphics Charter provides that vacancies on the board of directors, including vacancies created by an increase in the number of directors, may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

The term of any director elected to fill a vacancy serves for the remainder of the term of the class in which the vacancy occurred and until a qualified successor is elected and qualified.

Under the CBCA, a majority of the directors may vote to fill a vacancy on the World Color Press board of directors, excluding vacancies created by an increase in the number of directors. In the case that the World Color Press board does not have a quorum, the vacancies can only be filled pursuant to a vote at a special meeting of all the shareholders.
The World Color Press Charter provides that, in the case that one or both of the Class A Preferred Share Directors' seats becomes vacant, the remaining Class A Preferred Share Director shall have the exclusive right to appoint another person to fill such vacancy.

Removal of Directors:

The Quad/Graphics Charter provides that shareholders may remove a director only for cause by the affirmative vote of holders of at least 66 2/3% of the voting power of the then outstanding shares of stock of the voting group of shareholders that elected the director. However, if at least two-thirds of the directors plus one director by resolution recommends removal of a director, shareholders may remove such director without cause by the affirmative vote of a majority of such outstanding shares. "Cause" is construed to exist only if the director whose removal is proposed has been convicted of a felony or has been adjudged to be liable for willful misconduct in the performance of his or her duties to the corporation in a matter which has a material adverse effect on the business of the corporation.

The World Color Press Charter provides that a Class A Preferred Share Director may only be removed from the board of directors by an ordinary resolution (simple majority) passed at a special meeting of the holders of the class A preferred shares (voting separately as a class), duly convened by holders of not less than 5% of the class A preferred shares then issued and outstanding.
The World Color Press Charter is silent with respect to the removal of any non-Class A Preferred Share Director. However, under the CBCA, these directors may be removed by an ordinary resolution (simple majority) voted upon by all shareholders at a special meeting.

The WBCL also provides that, if a director is to be removed by the shareholders at a meeting of the shareholders, the notice of the meeting must state that the purpose or one of the purposes of the meeting is the removal of the director.

	Quad/Graphics Common Shareholder Rights	World Color Press Common Shareholder Rights
Calling of Meeting of Directors:

Regular meetings of the board of directors may be held without call and without notice, at such times and in such places as the board may by resolution from time to time determine.
Special meetings of the board of directors may be called, by notice of no less than 48 hours prior to the meeting, at any time by the Chairman of the Board, the Chief Executive Officer, the President or any three (3)  directors.

Meetings of the World Color Press board of directors may be called at any time by the Chairman of the World Color Press board, a Vice or Deputy Chairman of the World Color Press board, the President or any Vice-President who is a director, or any two directors.
Notice of the time and place for holding any meeting of the World Color Press board of directors shall be given at least twelve (12) hours prior to the time fixed for the meeting. Any meeting so called may be held at the registered office of World Color Press or any other place which shall have been fixed by the World Color Press board.

Limited Liability of Directors:

Under the WBCL, a director of Quad/Graphics will have no personal liability to Quad/Graphics or its shareholders for monetary damages arising from a breach of, or failure to perform, any duty to Quad/Graphics or its shareholders (including for any "unlawful" distribution) except (i) for a willful failure to deal fairly with Quad/Graphics or its shareholders in connection with a matter in which the director had a material conflict of interest, (ii) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (iii) a transaction from which the director derived an improper personal profit or (iv) willful misconduct.

The CBCA does not permit any limitation of a director's liability other than in connection with the adoption of a unanimous shareholder agreement that restricts certain powers of the directors.
Under the CBCA, directors who authorize the issuance of shares for no consideration, or purchase, redeem or acquire shares, pay dividends, or indemnify someone without passing the solvency tests contained in the CBCA may be personally liable. Directors may also be personally liable for unpaid employee wages.

	Quad/Graphics Common Shareholder Rights	World Color Press Common Shareholder Rights
Indemnification of Directors and Officers:

The Quad/Graphics Bylaws include an indemnification provision under which Quad/Graphics is required to indemnify current and former directors and officers (whether serving Quad/Graphics or at its request any other entity) to the fullest extent permitted under Wisconsin law. Other employees and agents will be indemnified to the extent authorized by the board of directors or the bylaws and permitted by law.

Furthermore, under the Quad/Graphics Bylaws, Quad/Graphics will indemnify all directors and officers to the fullest extent permitted under Wisconsin law and will pay or reimburse expenses in advance of final disposition of a proceeding. The payment of such indemnifiable amounts may be denied by Quad/Graphics if (i) a disinterested quorum of the board of directors, by a majority vote, determines that the director or officer has engaged in misconduct which constitutes a breach of duty or (ii) a disinterested quorum of the board of directors cannot be obtained.
These indemnity provisions survive repeal or amendment for claims arising out of periods in which the provisions were effective.
The WBCL requires a Wisconsin corporation to indemnify such persons to the extent they are successful on the merits or otherwise in defending a proceeding, or if a court orders that they should be indemnified. It also permits a Wisconsin corporation to advance expenses incurred in defense of a proceeding on certain conditions.

The WBCL also permits a Wisconsin corporation to further indemnify and make advances to such persons by other means (such as by contract or bylaw provision)

As permitted by the CBCA, the World Color Press Bylaws require World Color Press to indemnify its directors and officers, its former directors and officers or other individuals who, at World Color Press' request, act or acted as directors or officers or in a similar capacity of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with World Color Press or other entity. However, World Color Press may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the corporation.

In addition, under the World Color Press Bylaws, World Color Press shall, to the full extent provided by law, advance monies to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the monies if the individual does not fulfill the conditions prescribed by law permitting World Color Press to indemnify such individual.
The rights of indemnification provided by World Color Press are not exhaustive and are in addition to any rights to which a director, officer or other employee may otherwise be entitled by contract or as a matter of law.

	Quad/Graphics Common Shareholder Rights	World Color Press Common Shareholder Rights
Quorum of Directors

The WBCL and the Quad/Graphics Bylaws provide that a majority of the number of directors specified in the bylaws constitute a quorum of the Quad/Graphics board of directors, unless otherwise provided. The Quad/Graphics Bylaws also provide that if there are only three directors in office, a quorum shall constitute one third of the number of directors specified in the bylaws

The World Color Press Bylaws provide that the board of directors may, from time to time, fix by resolution the quorum for meetings of the board of directors but until otherwise fixed, a majority of directors in office, from time to time, shall constitute a quorum.

Citizenship and Residency of Directors

The WBCL and the Quad/Graphics Bylaws provide that directors need not be residents of the State of Wisconsin or shareholders of Quad/Graphics. The Quad/Graphics Bylaws also provide that no other restrictions, limitations or qualifications may be imposed on individuals for service as a director.

The CBCA provides that at least 25% of the directors (or if less than four directors, at least one director) must be resident Canadians. Except as permitted by the CBCA, no business may be transacted by the board of directors except at a meeting of directors at which a quorum is present and at least 25% of the directors present are resident Canadians or, if World Color Press has less than four directors, at least one director is resident Canadian.

Call of Special Meeting of Shareholders:

The Quad/Graphics Bylaws provide that a special meeting may be called only by the board of directors, the Chairman of the Board, the Chief Executive Officer or the President and shall be called by the corporation upon the demand, in accordance with the Quad/Graphics Bylaws, of the holders of record of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting.

The World Color Press Bylaws provide that directors of World Color Press may at any time call a special meeting of shareholders. In addition, holders of not less than 5% of the issued shares may requisition the directors to call a special meeting of the shareholders.
Upon meeting the technical requirements set out in the CBCA for making such a requisition, the directors of World Color Press must call a meeting of shareholders. If the directors do not call such meeting within 21 days after receiving the requisition, any shareholder who signed the requisition may call the meeting.

	Quad/Graphics Common Shareholder Rights	World Color Press Common Shareholder Rights
Shareholders Proposals:

The Quad/Graphics Bylaws provide that, in order for a shareholder to bring business before the annual meeting, the shareholder must give timely notice in proper written form to Quad/Graphics' Secretary.
A shareholder's notice must be delivered in writing and received by the Secretary at Quad/Graphics' principal offices on or before December 31 of the year immediately preceding the annual meeting in order to be timely. However, in the event that the annual meeting of shareholders will not be held on or before May 1, such notice must be received no later than the day which is determined by adding the number of days between May 1 and the date of the annual meeting to December 31 of the immediately preceding year.
To be in proper written form, the notice must include, among other things, a brief description of the shareholder proposal, the reasons for making the proposal, the name and address of the shareholder making the proposal, the class and number of shares beneficially owned by, and any other economic or equity interests in the corporation owned or held by, such shareholder, a representation that such shareholder is a shareholder of record entitled to vote at the meeting and an explanation of any material interest such shareholder may have in the subject matter of the proposal. The shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934.

Under the CBCA, a registered or beneficial owner of (i) at least 1% of the total number of outstanding voting shares of World Color Press as of the day on which the shareholder submits a proposal or (ii) voting shares whose fair market value, as determined as at the close of business on the day before the shareholder submits the proposal to World Color Press, is at least CAD$2,000, who, in either case, has been a shareholder for six (6) months preceding the day that the shareholder submits the proposal, is entitled to submit to World Color Press a notice of any matter that the person proposes to raise at a meeting. Also, a shareholder of World Color Press may, subject to certain exceptions, include nominations for the election of directors if such proposal is signed by one or more holders of shares representing not less than 5% of World Color Press' shares or 5% of the shares of a class of shares of World Color Press entitled to vote at the meeting. Notwithstanding the foregoing, these provisions do not preclude nominations made at meetings of shareholders.

Quorum of Shareholders:

Pursuant to the WBCL and the Quad/Graphics Bylaws, the required quorum is a majority of the votes entitled to be cast on the matter. The trustees of the Quad/Graphics voting trust are expected to control shares representing at least a quorum following the consummation of the arrangement. See "Security Ownership of Certain Beneficial Owners and Management Quad/Graphics—Quad/Graphics Voting Trust" beginning on page 262 for more detail.

Pursuant to the World Color Press Bylaws, the required quorum is a holder or holders of not less than 10% of all shares of World Color Press, present in person, or represented by proxy or by an authorized representative, at the meeting.

The quorum at any reconvened meeting of shareholders so adjourned is fixed at one shareholder present or represented in accordance with the World Color Press Bylaws. The reconvened meeting may then proceed to examine and dispose of the business for which it was called.

	Quad/Graphics Common Shareholder Rights	World Color Press Common Shareholder Rights
Written Consent of Shareholders:	Under the Quad/Graphics Bylaws and the WBCL, a resolution in writing signed by all of the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders.	Under the CBCA, a resolution in writing signed by all of the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders.
Appointment and Removal of Officers:

The Quad/Graphics Bylaws provide that the officers are chosen by the board of directors or, if so authorized by the board of directors, by any duly appointed officer.
The board of directors annually elects the officers to one-year terms. Officers hold their offices until their successors are duly elected or appointed, or until the earlier of their death, resignation or removal. The Quad/Graphics Bylaws further provide that any officer may be removed, with or without cause, at any time by the board of directors, notwithstanding the contract rights, if any, of the officer removed.

Under the CBCA, the World Color Press board of directors may delegate to World Color Press' officers the power to manage the business and affairs of the corporation, subject to certain exceptions.
The board of directors annually elects the officers to one-year terms. Officers hold their offices until their successors are duly elected or appointed, or until their earlier death, resignation or removal. The World Color Press Bylaws are silent with respect to the removal of officers.

	Quad/Graphics Common Shareholder Rights	World Color Press Common Shareholder Rights
Anti-Takeover Provisions and Interested Shareholders:

Except as may otherwise be provided by law, the required affirmative vote of shareholders of a Wisconsin corporation for certain significant corporate actions, including a merger or share exchange with another corporation, sale of all or substantially all of the corporate property and assets, or voluntary liquidation, is a majority of all the votes entitled to be cast on the transaction by each voting group of outstanding shares entitled to vote on the transaction. Various provisions of the WBCL, including Sections 180.1130 to 180.1134, Sections 180.1140 to 180.1144 and Section 180.1150, provide for additional votes or modify the voting standards if "interested" or "significant" shareholders are involved. See "Description of Quad/Graphics Capital Stock—Provisions of Wisconsin Law and Quad/Graphics Amended and Restated Articles of Incorporation and Amended Bylaws with Possible Anti-Takeover Effects—Wisconsin Statutes" beginning on page 268 for more detail.

Under the CBCA, for certain fundamental changes, World Color Press must obtain a special resolution of the shareholders, which must be passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution.
The CBCA does not contain any provision with respect to an acquisition by an interested shareholder. However, Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions (sometimes referred to as MI 61-101) of the Canadian Securities Administrators contains requirements in connection with "related party transactions." A related party transaction means, generally, any transaction by which an issuer, directly or indirectly: (i) acquires, sells, leases or transfers an asset; (ii) acquires or issues securities; (iii) assumes or becomes subject to a liability; or (iv) borrows money or lends money from or to, as the case may be, a related party by any means in any one or any combination of transactions. "Related party", as defined in MI 61-101, includes (i) directors and senior officers of the issuer, (ii) holders of voting securities of the issuer carrying more than 10% of the voting rights attached to all the issuer's outstanding voting securities, and (iii) holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

MI 61-101 provides that, in connection with a "related party transaction" (in addition to any other required shareholder approval), World Color Press is required, subject to the availability of certain exceptions, to: (i) provide specific disclosure in the proxy circular sent to security holders in connection with a related party transaction where a meeting is required; (ii) obtain a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered in connection therewith and provide a summary thereof in the proxy circular; and (iii) obtain the approval of a majority of the votes cast by shareholders other than the related party involved in the transaction.

	Quad/Graphics Common Shareholder Rights	World Color Press Common Shareholder Rights
Amendment to Charter and Bylaws:

According to the WBCL, a corporation's articles of incorporation generally may be amended by the board of directors adopting a resolution setting forth the amendment proposed, followed by a vote of each voting group of outstanding shares entitled to vote on the proposed amendment at a meeting of shareholders, where such proposed amendment will be adopted if the votes cast favoring the amendment exceed the votes cast opposing the amendment.

The World Color Press Charter notes that for so long as any of the class A preferred shares are issued and outstanding, World Color Press will not at any time allow the World Color Press Charter to be amended to: (A) change the maximum number of class A preferred shares that World Color Press is authorized to issue; or (B) create any new class or series of shares having rights or privileges equal or superior to the class A preferred shares.

The board of directors has the authority to adopt, amend or repeal the Quad/Graphics Bylaws by the affirmative vote of a majority of the number of directors present at a meeting of the board at which a quorum is present. The board of directors does not have the power to amend any bylaw or to reinstate any bylaw repealed by the shareholders if the shareholders so provided in adopting, amending or repealing such a particular bylaw.

The shareholders have the power to adopt, amend or repeal any of the bylaws of the corporation at any regular or special meeting of the shareholders at which a quorum is present.
The Quad/Graphics Charter provides that Sections 3.01 and 3.02 of the Quad/Graphics Bylaws (relating to the general powers, number, classification, tenure and qualifications of directors) may only be amended by an affirmative vote of 66 2/3% of the voting power of the then outstanding shares of Quad/Graphics entitled to vote; provided, however, that such sections may also be amended by a resolution adopted by the board of directors by an affirmative vote of two-thirds of the members of the board of directors plus one director.

Additionally, under the CBCA, specific amendments to the World Color Press Charter must be authorized by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution. In addition, the holders of shares of a class or series are entitled to vote separately as a class or a series on proposals to amend the articles with respect to specific changes related to that class of shares or a class having rights or privileges equal or superior to the shares of that class.

The board of directors of World Color Press may, by resolution, make, amend or repeal a bylaw that regulates the business or affairs of the corporation. Where the directors make, amend or repeal a bylaw, they are required under the CBCA to submit the bylaw, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the bylaw, amendment or repeal by a resolution passed by a majority of the votes cast by shareholders who voted in respect of the resolution. If a bylaw, amendment or repeal is rejected by shareholders, or if the directors of World Color Press do not submit a bylaw, an amendment or a repeal to the shareholders at the next meeting of shareholders, the bylaw, amendment or repeal will cease to be effective, and no subsequent resolution of the directors to make, amend or repeal a bylaw having substantially the same purpose or effect will be effective until it is confirmed or confirmed as amended by the shareholders.

	Quad/Graphics Common Shareholder Rights	World Color Press Common Shareholder Rights

The trustees of the Quad/Graphics voting trust are expected to control at least 66 2/3% of the voting power of Quad/Graphics following the consummation of the arrangement. See "Security Ownership of Certain Beneficial Owners and Management Quad/Graphics—Quad/Graphics Voting Trust" beginning on page 262 for more detail.

Notwithstanding the CBCA provision noted above, the World Color Press Charter stipulates that the holders of common shares shall not be entitled to vote separately as a class on a proposal to amend the World Color Press Charter to increase the maximum number of class A preferred shares or exercise any dissent or appraisal rights under the CBCA in respect thereof.

Preemptive Rights:	The Quad/Graphics Charter does not provide for any preemptive rights for Quad/Graphics shareholders.	The World Color Press Charter does not provide for any preemptive rights for any class of World Color Press shareholders.
Rights of an Objecting Shareholder:

The WBCL generally provides a procedure for an objecting shareholder to seek the "fair value" of his or her shares when the shareholder objects to certain significant corporate actions, including certain mergers, share exchanges and the sale of all or substantially all of the corporate property and assets. In order to exercise such right to dissent, shareholders must follow the procedures set forth in the WBCL.

Notwithstanding the foregoing, the WBCL generally provides that a shareholder of a Wisconsin corporation is not entitled to dissenters' rights if the shares that he or she holds are listed on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. automated quotation system on the record date in which the shareholders are to vote on the proposed corporate action.

Under the CBCA, shareholders have the right to dissent if World Color Press is subject to an order permitting the holder to dissent or if World Color Press resolves to amend the World Color Press Charter to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class, amend its charter to add, change or remove any restriction on the business that World Color Press may carry on, amalgamate other than by vertical or horizontal short-form amalgamation, be continued under the laws of any other jurisdiction, sell, lease or exchange all or substantially all of its property other than in the ordinary course of business or carry-out a going private transaction or a squeeze-out transaction, and receive payment of the fair value of their shares. In addition, a holder of any adversely affected shares has the right to dissent and receive payment for such shares if World Color Press amends the World Color Press Charter to affect the rights of such shares in ways specified in the CBCA.

Based on the foregoing, dissent rights are available in connection with the consummation of the arrangement. See "The Special Meeting of World Color Press Shareholders—Dissent Rights" beginning on page 68 for more information.

	Quad/Graphics Common Shareholder Rights	World Color Press Common Shareholder Rights
Shareholder Rights Plan:	Quad/Graphics does not have in place a shareholder rights plan.

World Color Press' previous shareholder rights plan, dated August 20, 2009, expired in accordance with its terms on February 20, 2010. The board of directors of World Color Press determined that it was in the best interest of World Color Press to ensure, to the extent possible, that all shareholders of World Color Press would be treated fairly in connection with the arrangement or any competing proposal and, on February 19, 2010, approved a new shareholder rights plan pursuant to an agreement with Computershare Investor Services Inc., as rights agent (sometimes referred to as the new rights plan). The new rights plan exempts a share acquisition pursuant to a plan of arrangement that has been approved by the board of directors and the holders of World Color Press common shares and preferred shares at a duly held shareholder meeting. The arrangement with Quad/Graphics was approved by the board of directors of World Color Press on January 25, 2010. At the special meeting of the shareholders of World Color Press, holders of World Color Press common shares and preferred shares will be asked to approve a special resolution pursuant to which the arrangement with Quad/Graphics will be approved. Upon approval by the World Color Press shareholders, the arrangement with Quad/Graphics will constitute an exempt acquisition under the new rights plan and will not trigger the new rights plan.

The exclusion from the application of the new rights plan of an acquisition effected by way of a plan of arrangement that is approved by both the board of directors and the shareholders (as a result of the definition of "exempt acquisition" under the new rights plan) is customary in Canadian shareholder rights plans, and this provision was also included in World Color Press' previous rights plan, which expired on February 20, 2010.

	Quad/Graphics Common Shareholder Rights	World Color Press Common Shareholder Rights

In addition, the first step in the plan of arrangement, which occurs prior to the acquisition of any World Color Press common shares by Quad/Graphics, is the termination of the new rights plan and the cancellation of all outstanding rights issued under the new rights plan. At the time Quad/Graphics acquires any World Color Press common shares pursuant to the arrangement, the rights will be no longer in existence.

Stock Repurchase by Corporation:

Under the WBCL, a Wisconsin corporation may acquire its own shares and all shares so acquired after December 31, 1990 are considered issued shares but not outstanding shares, unless otherwise provided for in the articles of incorporation or resolved by the board of directors.

Under the CBCA, World Color Press may purchase or otherwise acquire shares issued by it, subject to passing the solvency test contained in the CBCA.
Inspection of Corporate Records:

Under WBCL, a shareholder of a corporation may inspect and copy the corporation's bylaws, if any, as then in effect, during regular business hours at the corporation's principal office. To inspect bylaws under this subsection, the shareholder must give the corporation written notice that complies with Section 180.0141 of his or her demand at least 5 business days before the date on which he or she wishes to inspect and copy the bylaws.
A "qualified" shareholder may further inspect and copy, during regular business hours at a reasonable location specified by the corporation, any of the following records of the corporation:

Under the CBCA, shareholders of World Color Press have the right to examine the corporate records, including the World Color Press Charter and World Color Press Bylaws, minutes of meetings and resolutions of World Color Press, during the usual business hours of the World Color Press. Also, upon receipt of an affidavit, World Color Press is required to allow shareholders access to the securities register of World Color Press during normal business hours and to provide a list of shareholders of World Color Press to the requesting shareholder setting out the names, number of shares owned and addresses of the World Color Press' registered shareholders.

• Excerpts from any minutes or records that the corporation is required to keep as permanent records;
• Accounting records of the corporation; and
• The record of shareholders.
A "qualified" shareholder for these purposes is one who satisfies the following requirements:
• The shareholder has been a shareholder for at least six months before making his or her demand, or holds at least 5% of the outstanding shares;

	Quad/Graphics Common Shareholder Rights	World Color Press Common Shareholder Rights

•       The shareholder gives written notice of his or her demand that complies with applicable WBCL requirements at least five business days before the date on which he or she wishes to inspect and copy the records;

• The shareholder's demand is made in good faith and for a proper purpose; and
The shareholder describes with reasonable particularity his or her purpose and the records that he or she desires to inspect and the records are directly connected with his or her purpose.
Derivative Action:	No such right exists under the WBCL.

Under the CBCA, a registered holder or beneficial owner, a former registered holder or beneficial owner of a security of World Color Press or any of its affiliates, a director or an officer, a former director or officer of World Color Press or any of its affiliates, the "Director" appointed under the CBCA or any other person who, in the discretion of a court, is a proper person to make an application, may apply to a court for leave to bring an action in the name and on behalf of World Color Press or any of its subsidiaries, or intervene in an action, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. No action may be brought and no intervention in an action may be made unless the court is satisfied that the complainant has given notice to the directors of World Color Press or its subsidiary of the complainant's intention to apply to the court within a specified time period, the complainant is acting in good faith and it appears to be in the interests of World Color Press or its subsidiary that the action be brought, prosecuted, defended or discontinued. In connection with such an action, the court has the power to make any order it thinks fit. In addition, under the CBCA, a court may order World Color Press or its subsidiary to pay the shareholder's interim costs, including reasonable legal fees and disbursements.

	Quad/Graphics Common Shareholder Rights	World Color Press Common Shareholder Rights
Oppression Remedy:	No such remedy exists under the WBCL.

The CBCA provides complainants (as defined below) with the right to seek an "oppression remedy" in certain circumstances. The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in World Color Press' affairs to protect shareholders and other complainants.

Under the oppression remedy provisions of the CBCA, a court may make any order, both interim and final, against World Color Press if the court is satisfied upon application by a complainant that: (i) any act or omission of World Color Press effects a result; (ii) the business or affairs of World Color Press are or have been carried on or conducted in a manner; or (iii) the powers of the directors of World Color Press are or have been exercised in a manner, that is oppressive or unfairly prejudicial to, or that unfairly disregards the interests of, any security holder, creditor, director or officer of World Color Press.

A "complainant" means: (i) a present or former registered holder or beneficial owner of securities of World Color Press or any of its affiliates, (ii) a present or former officer or director of World Color Press or any of its affiliates; (iii) the "Director" appointed under the CBCA; and (iv) any other person who in the discretion of the court is a proper person to make such application.

Dividends

The Quad/Graphics Charter provides that holders of shares of Quad/Graphics class A stock, class B stock and class C stock are entitled, subject to the prior rights of holders of shares of Quad/Graphics preferred stock, if any, to receive any dividend declared by the board of directors of Quad/Graphics.

The World Color Press Charter provides that holders of World Color Press common shares are entitled, subject to the prior rights and participation rights of holders of World Color Press preferred shares, to receive any dividend declared by the board of directors of World Color Press.

	Quad/Graphics Common Shareholder Rights	World Color Press Common Shareholder Rights
Source of Dividends

Dividends on the Quad/Graphics class A stock, class B stock and class C stock may be declared at the discretion of the board of directors of Quad/Graphics out of the assets and funds of Quad/Graphics. Under the WBCL, Quad/Graphics may pay dividends unless, after giving effect to any such dividend, (i) it would not be able to pay its debts as they become due in the usual course of business or (ii) its total assets would be less than the sum of its total liabilities plus (unless otherwise provided) the amount, if any, needed to satisfy the preferential rights on dissolution of any class or series of stock having superior preferential rights on dissolution.

Dividends on the World Color Press common shares may be declared at the discretion of the board of directors of World Color Press, to the exclusion of any other class or series of shares of World Color Press, but subject to the prior right and participation rights of holders of World Color Press preferred shares, out of the assets and funds of World Color Press. Under the CBCA, World Color Press may pay dividends unless there are reasonable grounds for believing that (i) it is, or would after such payment be, unable to pay its liabilities as they become due, or (ii) the realizable value of its assets would be less than the aggregate of its liabilities and stated capital of all classes of shares.

Voting Rights

Except for matters where the WBCL requires a separate class vote, holders of Quad/Graphics class A stock have one vote per share on all matters voted upon by Quad/Graphics' shareholders and holders of Quad/Graphics class B stock and class C stock have ten votes per share on all matters voted upon by Quad/Graphics' shareholders.

Except for matters where the CBCA requires a separate class vote, World Color Press common shareholders have one vote per share on all matters voted upon by World Color Press' shareholders, and World Color Press preferred shareholders have the number of votes per share as is equal to the number of World Color Press common shares into which such holders' World Color Press preferred shares could be converted.

EXPERTS

Quad/Graphics

        The consolidated financial statements of Quad/Graphics included in this proxy circular/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in this proxy circular/prospectus (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the retrospective adoption of accounting standards related to accounting for the classification and measurements of redeemable equity, reporting earnings per share, disclosures for segment reporting, and accounting for uncertainty in income taxes on January 1, 2007, and accounting for noncontrolling interests on January 1, 2009). Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

World Color Press

        The consolidated financial statements as of December 31, 2009 and 2008 and for the seven months ended July 31, 2009 (fresh start reporting date), for the five months ended December 31, 2009, and for each of the years in the two-year period ended December 31, 2008 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated in this proxy circular/prospectus by reference from World Color Press' annual report on Form 40-F for the year ended December 31, 2009, have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm and upon their authority as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the Quad/Graphics class A stock offered by this proxy circular/prospectus will be passed upon for Quad/Graphics by Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. William J. Abraham, Jr., a partner in Foley & Lardner LLP, is a director of Quad/Graphics. As of April 30, 2010, Mr. Abraham did not own any shares of Quad/Graphics stock but had options to purchase 22,500 shares of Quad/Graphics class A stock.

 WHERE YOU CAN FIND MORE INFORMATION

        World Color Press files reports and other information with the SEC. After the date of this proxy circular/prospectus, Quad/Graphics will file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any filed document at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the Public Reference Room. World Color Press' and Quad/Graphics' SEC filings also are available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

        You can also obtain a copy of this proxy circular/prospectus through SEDAR at www.sedar.com or by requesting it in writing or by telephone from World Color Press at the address and telephone number set forth below.

        The SEC allows World Color Press to "incorporate by reference" information into this proxy circular/prospectus, which means that World Color Press can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy circular/prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy circular/prospectus. This proxy circular/prospectus incorporates by reference the documents listed below that World Color Press has previously filed with the SEC. These documents contain important information about World Color Press and its financial position.

World Color Press SEC Filings (File No. 1-14118)	Filing Date
Annual Report on Form 40-F for the year ended December 31, 2009	March 1, 2010
Report on Form 6-K	May 10, 2010
Report on Form 6-K	March 1, 2010
Report on Form 6-K	February 23, 2010
Report on Form 6-K	February 22, 2010
Report on Form 6-K	January 27, 2010

        World Color Press also is incorporating by reference all annual reports on Form 20-F or Form 40-F and any Form 6-K so designated, that World Color Press files with the SEC under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy circular/prospectus and the date of the World Color Press special meeting.

        All information contained or incorporated by reference into this proxy circular/prospectus relating to World Color Press has been supplied by World Color Press.

        Documents incorporated by reference are available from World Color Press without charge, excluding all exhibits unless World Color Press has specifically incorporated by reference an exhibit in this proxy circular/prospectus. Shareholders may obtain documents incorporated by reference into this proxy circular/prospectus by requesting them in writing or by telephone at the following address and telephone number:

World Color Press Inc.
Attention: Corporate Secretary
999 de Maisonneuve Blvd. West, Suite 1100
Montreal, Quebec
Canada H3A 3L4
(514) 380-1957

        If you would like to request documents from World Color Press, please do so by June 18, 2010, in order to receive them before the World Color Press special meeting.

        You also can get more information by visiting World Color Press' web site at www.worldcolor.com. Web site materials are not part of this proxy circular/prospectus.

        We are responsible for the information contained and incorporated by reference in this proxy circular/prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. This proxy circular/prospectus is dated May 27, 2010. You should not assume that the information contained in this proxy circular/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy circular/prospectus to shareholders nor the issuance of shares of Quad/Graphics class A stock as contemplated by the arrangement agreement shall create any implication to the contrary.

        The contents of this proxy circular/prospectus and the sending of this proxy circular/prospectus to shareholders of World Color Press have been approved by the board of directors of World Color Press.

By Order of the Board of Directors
John V. Howard Executive Vice President

FINANCIAL STATEMENTS OF QUAD/GRAPHICS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Quad/Graphics, Inc. and subsidiaries:

        We have audited the accompanying consolidated balance sheets of Quad/Graphics, Inc. and subsidiaries (the "Company") as of December 31, 2009 and 2008, and the related consolidated statements of operations, redeemable equity, common stock and other equity and noncontrolling interests, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Quad/Graphics, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 24 to the consolidated financial statements, the Company retrospectively adopted accounting standards related to accounting for the classification and measurements of redeemable equity, reporting earnings per share, disclosures for segment reporting, and accounting for uncertainty in income taxes on January 1, 2007, and accounting for noncontrolling interests on January 1, 2009.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
March 3, 2010

QUAD/GRAPHICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	Year Ended December 31,
	2009	2008	2007
Net sales
Products	$1,574.2	$1,988.1	$1,784.9
Services	214.3	278.6	263.9

Total net sales	1,788.5	2,266.7	2,048.8
Cost of sales
Products	1,129.3	1,483.3	1,240.5
Services	144.9	197.3	179.2

Total cost of sales	1,274.2	1,680.6	1,419.7
Selling, general and administrative expenses	194.0	196.7	193.3
Restructuring and impairment charges	11.2	10.8	4.2
Depreciation and amortization	196.7	204.3	184.9

Total operating expenses	1,676.1	2,092.4	1,802.1
Operating income	112.4	174.3	246.7
Interest expense	64.1	74.6	68.8

Earnings before income taxes and equity in earnings of unconsolidated entities	48.3	99.7	177.9
Income tax expense	1.5	3.7	2.0

Earnings before equity in earnings of unconsolidated entities	46.8	96.0	175.9
Equity in earnings of unconsolidated entities	6.3	4.5	0.5

Net earnings	$53.1	$100.5	$176.4
Net (earnings) losses attributable to noncontrolling interests	(0.3)	8.6	2.0

Net earnings attributable to Quad/Graphics common shareholders	$52.8	$109.1	$178.4

Earnings per share attributable to Quad/Graphics common shareholders:
Basic	$1.87	$3.80	$6.05

Diluted	$1.81	$3.67	$5.83

Weighted average number of common shares outstanding:
Basic	28.3	28.7	29.5

Diluted	29.2	29.7	30.6

See accompanying Notes to Consolidated Financial Statements.

QUAD/GRAPHICS, INC.

CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)

	December 31,
	2009	2008
ASSETS
Cash and cash equivalents	$8.9	$18.8
Receivables, less allowances for doubtful accounts of $22.4 in 2009 and $26.9 in 2008	227.2	296.9
Inventories	87.3	100.8
Prepaid expenses and other current assets	7.4	9.2
Deferred income taxes	5.3	3.9

Total current assets	336.1	429.6

Property, plant and equipment—net	1,677.3	1,810.8
Goodwill	39.6	39.6
Other intangible assets—net	10.0	9.5
Equity method investments in unconsolidated entities	40.7	22.0
Other long-term assets	5.5	14.9

Total assets	$2,109.2	$2,326.4

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$105.0	$154.9
Tax distribution dividends payable	6.9	—
Accrued liabilities	144.8	186.8
Short-term and current portion of long-term debt	100.1	43.4
Current portion of capital lease obligations	7.6	7.3

Total current liabilities	364.4	392.4

Long-term debt	749.7	943.9
Capital lease obligations	15.8	23.4
Deferred income taxes	16.0	13.9
Other long-term liabilities	39.9	40.8

Total liabilities	1,185.8	1,414.4
Commitments and contingencies (Note 11)
Redeemable equity (Note 19)	141.5	166.5
Quad/Graphics common stock and other equity
Preferred stock, $0.01 par value; Authorized: 0.5 million shares; Issued: None	—	—
Common stock, Class A, $0.025 par value; Authorized: 80.0 million shares; Issued: 18.0 million shares in 2009 and 17.1 million shares in 2008	0.4	0.4
Common stock, Class B, $0.025 par value; Authorized: 80.0 million shares; Issued: 15.0 million shares in 2009 and 2008	0.4	0.4
Common stock, Class C, $0.025 par value; Authorized: 20.0 million shares; Issued: 0.2 million shares in 2009 and 2008	—	—
Additional paid-in capital	77.8	92.4
Treasury stock, at cost, 8.7 million shares in 2009 and 8.5 million shares in 2008	(304.5)	(298.2)
Retained earnings	1,011.2	961.1
Accumulated other comprehensive loss	(3.7)	(10.6)

Quad/Graphics common stock and other equity	781.6	745.5
Noncontrolling interests	0.3	—

Total common stock and other equity and noncontrolling interests	781.9	745.5

Total liabilities and shareholders' equity	$2,109.2	$2,326.4

See accompanying Notes to Consolidated Financial Statements.

QUAD/GRAPHICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31,
	2009	2008	2007
OPERATING ACTIVITIES
Net earnings	$53.1	$100.5	$176.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	196.7	204.3	184.9
Impairment charges	—	8.9	1.1
Stock-based compensation charges	4.4	3.9	3.6
Gain on casualty insurance claim	(12.2)	—	—
Loss (gain) on sales or disposal of property, plant and equipment	0.8	(0.4)	1.5
Deferred income taxes	0.7	3.4	0.4
Equity in earnings of unconsolidated entities	(6.3)	(4.5)	(0.5)
Dividends from unconsolidated entities	6.0	3.8	—
Changes in operating assets and liabilities—net of acquisitions:
Receivables	78.3	43.1	(8.7)
Inventories	14.7	5.5	(10.8)
Prepaid expenses and other current assets	1.9	(0.1)	—
Accounts payable	(50.3)	(45.4)	6.3
Accrued liabilities	(39.7)	(11.8)	9.4
Other	(5.7)	(3.2)	(1.2)

Net cash provided by operating activities	242.4	308.0	362.4

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(87.8)	(234.4)	(135.2)
Net proceeds from casualty insurance	19.2	—	—
Proceeds from the sale of property, plant and equipment	0.4	12.6	2.6
Acquisitions of businesses, net of cash acquired	—	(6.9)	(10.2)

Net cash used in investing activities	(68.2)	(228.7)	(142.8)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	—	80.2	—
Payments of long-term debt	(43.4)	(145.0)	(45.6)
Payments of capital lease obligations	(7.1)	(23.0)	(9.2)
Borrowings on revolving credit facilities	563.0	696.5	163.4
Payments on revolving credit facilities	(660.4)	(570.2)	(169.3)
Proceeds from issuance of common stock	1.1	1.4	3.2
Purchase of treasury stock	(13.1)	(51.7)	(26.2)
Payment of cash dividends	(14.1)	(14.2)	(29.3)
Payment of tax distribution dividends	(10.6)	(66.7)	(79.8)

Net cash used in financing activities	(184.6)	(92.7)	(192.8)

Effect of exchange rates on cash and cash equivalents	0.5	(0.7)	0.4

Net (decrease) increase in cash and cash equivalents	(9.9)	(14.1)	27.2

Cash and cash equivalents at beginning of year	18.8	32.9	5.7

Cash and cash equivalents at end of year	$8.9	$18.8	$32.9

SUPPLEMENTAL NON-CASH DISCLOSURE
Acquisition of noncontrolling interest (Note 3)	$8.9	$—	$—
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid, net of amounts capitalized	$64.6	$74.3	$68.6
Income taxes (received) paid	(1.5)	(2.3)	1.3

See accompanying Notes to Consolidated Financial Statements.

QUAD/GRAPHICS, INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE EQUITY, COMMON STOCK AND
OTHER EQUITY AND NONCONTROLLING INTERESTS
(in millions)

			Quad/Graphics Common Stock and Other Equity
	Redeemable Equity		Common Stock			Treasury Stock
					Additional Paid-in Capital			Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Quad/Graphics Common Stock and Other Equity	Noncontrolling Interests
	Shares	Amount	Shares	Amount		Shares	Amount

Balance at January 1, 2007	5.2	$245.3	31.6	$0.8	$102.3	(7.2)	$(233.0)	$745.7	$(0.2)	$615.6	$2.6

Cumulative effect of change in accounting principle—uncertain tax positions	—	—	—	—	—	—	—	(0.9)	—	(0.9)	—
Net earnings (loss)	—	—	—	—	—	—	—	178.4	—	178.4	(2.0)
Acquisition of noncontrolling interest—net	—	—	—	—	—	—	—	—	—	—	8.0
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	9.1	9.1	—
Unrealized gain on cash flow hedges	—	—	—	—	—	—	—	—	1.8	1.8	—
Cash dividends declared	—	(4.9)	—	—	—	—	—	(24.4)	—	(24.4)	—
Tax distribution dividends declared	—	—	—	—	—	—	—	(77.0)	—	(77.0)	—
Purchase of treasury stock	—	—	—	—	—	(0.6)	(26.2)	—	—	(26.2)	—
Elimination of redemption features	(0.5)	(20.7)	0.5	—	—	—	—	20.7	—	20.7	—
Stock-based compensation charges	—	3.6	—	—	—	—	—	—	—	—	—
Sale of stock for options exercised	0.2	3.2	(0.2)	—	(3.8)	0.2	7.0	(3.2)	—	—	—
Increase in redemption value of redeemable equity	—	36.1	—	—	—	—	—	(36.1)	—	(36.1)	—

Balance at December 31, 2007	4.9	$262.6	31.9	$0.8	$98.5	(7.6)	$(252.2)	$803.2	$10.7	$661.0	$8.6

Net earnings (loss)	—	—	—	—	—	—	—	109.1	—	109.1	(8.6)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	(17.8)	(17.8)	—
Unrealized loss on cash flow hedges	—	—	—	—	—	—	—	—	(3.5)	(3.5)	—
Cash dividends declared	—	(2.2)	—	—	—	—	—	(12.0)	—	(12.0)	—
Tax distribution dividends declared	—	—	—	—	—	—	—	(37.0)	—	(37.0)	—
Purchase of treasury stock	—	—	—	—	—	(1.1)	(51.7)	—	—	(51.7)	—
Elimination of redemption features	(0.6)	(27.8)	0.6	—	—	—	—	27.8	—	27.8	—
Stock-based compensation charges	—	3.9	—	—	—	—	—	—	—	—	—
Sale of stock for options exercised	0.2	1.4	(0.2)	—	(6.1)	0.2	5.7	(1.4)	—	(1.8)	—
Decrease in redemption value of redeemable equity	—	(71.4)	—	—	—	—	—	71.4	—	71.4	—

Balance at December 31, 2008	4.5	$166.5	32.3	$0.8	$92.4	(8.5)	$(298.2)	$961.1	$(10.6)	$745.5	$—

Net earnings	—	—	—	—	—	—	—	52.8	—	52.8	0.3
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	4.4	4.4	—
Unrealized gain on cash flow hedges	—	—	—	—	—	—	—	—	2.5	2.5	—
Cash dividends declared	—	(1.8)	—	—	—	—	—	(12.3)	—	(12.3)	—
Tax distribution dividends declared	—	—	—	—	—	—	—	(18.0)	—	(18.0)	—
Purchase of treasury stock	—	—	—	—	—	(0.4)	(13.1)	—	—	(13.1)	—
Elimination of redemption features	(1.1)	(35.1)	1.1	—	—	—	—	35.1	—	35.1	—
Stock-based compensation charges	—	4.4	—	—	—	—	—	—	—	—	—
Sale of stock for options exercised	0.2	1.1	(0.2)	—	(5.7)	0.2	6.8	(1.1)	—	—	—
Increase in redemption value of redeemable equity	—	6.4	—	—	—	—	—	(6.4)	—	(6.4)	—
Acquisition of noncontrolling interest	—	—	—	—	(8.9)	—	—	—	—	(8.9)	—

Balance at December 31, 2009	3.6	$141.5	33.2	$0.8	$77.8	(8.7)	$(304.5)	$1,011.2	$(3.7)	$781.6	$0.3

See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In millions, except per share data and unless otherwise indicated)

Note 1. Summary of Significant Accounting Policies

        Nature of Operations—Quad/Graphics, Inc. and its subsidiaries (the "Company" or "Quad/Graphics") operates primarily in the commercial print portion of the printing industry as a printer of catalogs, consumer magazines, special interest publications, direct marketing materials and retail inserts. The Company also provides imaging and logistics services for its customers. The Company's products are sold primarily throughout the United States, Europe and South America to catalogers, publishers and retailers. Additionally, the Company manufactures printing-related auxiliary equipment that is sold to original equipment manufacturers and printing companies throughout the world.

        Principles of Consolidation and Basis of Presentation—The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned and controlled majority owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The accounts of businesses acquired during 2009, 2008 and 2007 are included in the consolidated financial statements from the dates of acquisition. Intercompany transactions and balances have been eliminated in consolidation. Investments in entities where the Company has both the ability to exert significant influence but not control and an ownership interest of 50% or less but more than 20% are accounted for using the equity method of accounting.

        The Company's international operations are conducted through three foreign commercial printers: Quad/Winkowski Sp. z o.o. ("Quad/Winkowski") located in Poland, Anselmo L. Morvillo S.A. ("Morvillo") located in Argentina, and Plural Editora e Gráfica, Ltda. ("Plural") located in Brazil. The balance sheets of Quad/Winkowski are consolidated in the December 31, 2009 and 2008 consolidated balance sheets. The results of operations of Quad/Winkowski are consolidated into the consolidated financial statements of the Company since December 7, 2007, when the Company acquired an additional 26% interest, increasing the Company's ownership from 42% to 68%. Effective January 30, 2009, the Company acquired the final 32% interest in Quad/Winkowski. The financial statements of Morvillo are consolidated into the consolidated financial statements of the Company in all periods presented, as the Company has an 85% ownership interest. The Company has a 49% ownership interest in Plural and accounts for it using the equity method of accounting in all periods presented.

        Use of Estimates—The preparation of consolidated financial statements, in conformity with GAAP, requires the use of management's estimates and assumptions that affect the reported assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

        Revenue Recognition—The Company recognizes its printing revenues upon transfer of title and the passage of risk of loss, which is generally upon shipment to the customer. Under agreements with certain customers, products may be stored by the Company for future delivery. In these situations, the Company may receive warehouse management fees for the services it provides. In certain of these cases, delivery and billing schedules are outlined in the customer agreement and product revenue is recognized when manufacturing is complete, title and risk of loss transfer to the customer, and there is a reasonable assurance as to collectability. Product returns are not significant because the majority of products are customized; however, the Company accrues for the estimated amount of customer credits at the time of sale based on historical experience and known trends.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 1. Summary of Significant Accounting Policies (Continued)

        Revenue from services is recognized as services are performed. Revenues related to the Company's imaging operations, which include digital content management, photography, color services and page production, are recognized in accordance with the terms of the contract, typically upon completion of the performed service and acceptance by the customer. With respect to the Company's logistics operations, which includes the delivery of printed material, the Company recognizes revenue upon completion of the delivery of services.

        The Company also manufactures printing-related auxiliary equipment to ensure industry leading technology for its own printing operations as well as to sell to other businesses. Revenue is recognized for the equipment sales at time of shipment. Services revenues related to the installation of equipment at customer sites are recognized upon completion of the installation. Payments can be received from customers during the manufacture of equipment and prior to shipment, or in the case of the installation services prior to completion of the installation. In all cases when payments are received in advance of meeting the applicable revenue recognition criteria, deferred revenue is recorded until the criteria are subsequently met.

        As services account for greater than 10% of the Company's consolidated net sales, the net sales and related costs of sales of products and services have been included as separate line items in the consolidated statements of operations.

        Certain revenues earned by the Company require judgment to determine if revenue should be recorded gross as a principal or net of related costs as an agent. Billings for third-party shipping and handling costs, primarily in the Company's logistics operations, and out-of-pocket expenses are recorded gross. Many of the Company's operations process materials, primarily paper, that may be supplied directly by customers or may be purchased by the Company and sold to customers. No revenue is recognized for customer-supplied paper. Revenues for Company-supplied paper are recognized on a gross basis.

        Financial Instruments—The Company uses derivative financial instruments for the purpose of hedging commodity and foreign exchange exposures that exist as part of ongoing business operations, including natural gas forward purchase contracts and foreign exchange contracts. As a policy, the Company does not engage in speculative or leveraged transactions, nor does the Company hold or issue financial instruments for trading purposes.

        Derivative instruments are recorded on the consolidated balance sheets as either assets or liabilities measured at their fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portion of the changes in the fair value of the derivative are recorded as a component of accumulated other comprehensive income (loss) and recognized in the consolidated statements of operations when the hedged item affects earnings.

        The ineffective portions of the changes in the fair value of hedges are recognized in earnings. Cash flows from derivatives that are accounted for as cash flow or fair value hedges are included in the consolidated statements of cash flows in the same category as the item being hedged.

        Fair Value Measurement—Effective January 1, 2008, the Company adopted the authoritative guidance for fair value measurements and disclosure with respect to financial assets and liabilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 1. Summary of Significant Accounting Policies (Continued)

Effective January 1, 2009, the Company adopted the non-financial assets and liabilities provisions. The guidance clarifies the definition of fair value, prescribes methods for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value, and expands disclosures about fair value measurements.

        Research and development—Research and development costs related to the development of new products or the adaptation of existing products are expensed as incurred, included in cost of sales and totaled $14.3 million, $14.8 million and $16.4 million during the years ended December 31, 2009, 2008 and 2007, respectively.

        Cash and cash equivalents—The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

        Receivables—Receivables are stated net of allowances for doubtful accounts and primarily include trade receivables and notes receivable. No single customer comprised more than 10% of the Company's consolidated net sales in 2009, 2008 or 2007 or 10% of the Company's consolidated accounts receivable as of December 31, 2009 or 2008. Specific customer provisions are made when a review of significant outstanding amounts, utilizing information about customer creditworthiness and current economic trends, indicates that collection is doubtful. In addition, provisions are made at differing rates, based upon the age of the receivable and the Company's historical collection experience.

        Inventories—Inventories include material, labor, and factory overhead and are stated at the lower of cost or market. Inventories of domestic paper and ink (24% and 32% of total inventories at December 31, 2009 and 2008, respectively) are stated at the lower of cost or market on a last-in, first-out ("LIFO") basis. The remaining inventories are valued using the first-in, first-out ("FIFO") method and consist primarily of work in process, other raw materials and international inventories.

        Property, plant and equipment—Property, plant and equipment are recorded at cost, and are depreciated over the estimated useful lives of the assets using the straight-line method for financial reporting purposes.

Asset Category	Range of Useful Lives
Buildings	10 to 40 Years
Machinery and equipment	5 to 15 Years
Other	3 to 10 Years

        Major improvements that extend the useful lives of existing assets are capitalized and charged to the asset accounts while repairs and maintenance, which do not improve or extend the useful lives of the respective assets, are expensed as incurred. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the respective asset.

        Other Intangible Assets—Identifiable intangible assets, except for those intangible assets with indefinite lives, are recognized apart from goodwill and are amortized over their estimated useful lives. Identifiable intangible assets with indefinite lives are not amortized.

        Impairment of Long-Lived and Other Intangible Assets—The Company evaluates long-lived assets (including property, plant and equipment) and other intangible assets whenever events and circumstances have occurred that indicate the carrying value of an asset may not be recoverable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 1. Summary of Significant Accounting Policies (Continued)

Determining whether impairment has occurred typically requires various estimates and assumptions, including determining which cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount and the asset's residual value, if any. In turn, measurement of an impairment loss requires a determination of fair value, which is generally estimated by the ability to recover the balance of the assets from expected future operating cash flows on an undiscounted basis. If impairment is determined to exist, any related impairment loss is calculated based on the difference in the fair value and carrying value of the asset.

        Goodwill and Indefinite-lived Intangible Assets—Goodwill and indefinite-lived intangible assets are reviewed annually for impairment as of October 31 or more frequently if events or changes in circumstances indicate that it is more likely than not that the fair value of a reporting unit is below its carrying value. In performing this analysis, the Company compares each reporting unit's fair value estimated based on comparable company market valuations and/or expected future discounted cash flows to be generated by the reporting unit to its carrying value. If the carrying value exceeds the reporting unit's fair value, the Company performs a fair value measurement calculation to determine the impairment loss, which would be charged to operations in the period identified.

        Income Taxes—Effective January 1, 2005, the Company changed the tax status of certain entities within the Company to S corporation status under the provisions of the Internal Revenue Code. As such, these entities within the Company generally are no longer subject to income taxes for federal and state income tax purposes.

        Certain entities, representing less than 5% of the Company's book and taxable income, have remained C corporations for administrative and legal purposes. The C corporations are taxable at the entity level. Likewise, certain states impose entity-level taxes on the S corporations. The Company has recorded deferred income taxes on temporary differences in the financial reporting and income tax basis of certain assets and liabilities at applicable income tax rates for those entities which are subject to tax at the entity level.

        Effective January 1, 2007, the Company adopted the provisions of a new accounting standard, which clarifies the accounting for and disclosure of uncertain tax positions. Under the new accounting standard, the Company recognizes a tax position in its consolidated financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities. This recognized tax position is then measured at the largest amount of benefit that is greater than fifty-percent likely of being recognized upon ultimate settlement. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense.

        The determination of the Company's worldwide tax provision and related tax assets and liabilities requires the use of significant judgment, estimates, and the interpretation of complex tax laws. In the ordinary course of business, there are transactions and calculations where the final tax outcome is uncertain. While the Company believes it has the appropriate support for the positions taken, certain positions may be successfully challenged by taxing authorities. The Company applies the provisions of the authoritative guidance on accounting for uncertain tax positions to determine the appropriate amount of tax benefits to be recognized with respect to uncertain tax positions. The determination of the Company's worldwide tax provision includes the impact of any changes to the amount of tax benefits recognized with respect to uncertain tax positions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 1. Summary of Significant Accounting Policies (Continued)

        Stock-Based Compensation—The Company recognizes stock-based compensation expense for all stock-based awards made to employees and directors. The Company recognizes compensation expense based on the fair value of the instrument at the time of grant and is recognized as expense over the vesting period.

        Accumulated Other Comprehensive Income (Loss)—The assets and liabilities of the Company's international operations are translated into United States dollars at each balance sheet date, and income and expense items are translated using the average exchange rate during the respective period in which the transactions occurred. The resulting translation adjustments are recorded as a separate component of accumulated other comprehensive income (loss) included in shareholders' equity. The effective portion of the changes in the fair value of cash flow hedges are recorded as a separate component of accumulated other comprehensive income (loss) included in shareholders' equity and recognized in the consolidated statements of operations when the hedged item affects earnings. The components of accumulated other comprehensive income (loss) consists of the following at December 31:

	2009	2008	2007
Translation adjustments	$(3.7)	$(8.1)	$9.7
Unrealized (loss) gain on cash flow hedges	—	(2.5)	1.0

Accumulated other comprehensive (loss) income	$(3.7)	$(10.6)	$10.7

        Foreign exchange transactions resulted in losses of $3.0 million in 2009, $1.6 million in 2008 and $0.3 million in 2007.

Note 2. Recent Accounting Pronouncements

        In June 2009, the Financial Accounting Standards Board ("FASB") issued accounting guidance which introduces a requirement to perform ongoing assessments to determine whether an entity is a variable interest entity and whether an enterprise is the primary beneficiary of a variable interest entity. In addition, this accounting guidance clarifies that the enterprise that is required to consolidate a variable interest entity will have a controlling financial interest evidenced by (1) the power to direct the activities that most significantly affect the entity's economic performance, and (2) the obligation to absorb losses or the right to receive benefits that are potentially significant to the variable interest entity. Additional disclosures are required regarding involvement with variable interest entities, as well as the methodology used to determine the primary beneficiary of any variable interest entities. This standard will be effective for the Company beginning January 1, 2010, and the Company does not anticipate a material impact to the Company's consolidated financial statements. As of December 31, 2009, the Company did not have any variable interest entities.

        In May 2009, the FASB issued accounting guidance that defines subsequent events as events or transactions that occur after the balance sheet date, but before the consolidated financial statements are issued. It defines two types of subsequent events: recognized subsequent events, which provide additional evidence about conditions that existed at the balance sheet date, and non-recognized subsequent events, which provide evidence about conditions that did not exist at the balance sheet date, but arose before the consolidated financial statements were issued. Recognized subsequent events are required to be recognized in the consolidated financial statements, and non-recognized subsequent

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 2. Recent Accounting Pronouncements (Continued)

events are required to be disclosed. The adoption of the accounting guidance is consistent with current practice and did not have any impact on the Company's consolidated financial statements.

        In March 2008, the FASB issued accounting guidance which requires expanded disclosures about derivative instruments and hedging activities. The Company adopted this guidance effective January 1, 2009, and the adoption of the accounting guidance did not have a material effect on the Company's consolidated financial statements.

        In December 2007, the FASB issued accounting guidance that amends the accounting and reporting for noncontrolling interests in a consolidated subsidiary and the deconsolidation of a subsidiary. The Company now reports noncontrolling interests in subsidiaries as a separate component of equity in the consolidated financial statements and reports both net (earnings) losses attributable to noncontrolling interests and net earnings attributable to Quad/Graphics common shareholders on the face of the consolidated statement of operations. The accounting guidance applies prospectively, except for presentation and disclosure requirements, which are applied retrospectively. The Company adopted this accounting guidance effective January 1, 2009, and the adoption of the accounting guidance did not have a material effect on the Company's consolidated financial statements.

        In December 2007, the FASB issued accounting guidance on business combinations, which requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, at their fair values as of that date. Acquisition-related transaction and restructuring costs will be expensed rather than treated as acquisition costs and included in the amount recorded for assets acquired. The magnitude of this impact will be dependent on the number, size, and nature of acquisitions in periods subsequent to adoption. The Company adopted this accounting guidance effective January 1, 2009 and the adoption of the accounting guidance did not have a material impact on the Company's consolidated financial statements.

        In February 2007, the FASB issued accounting guidance that allows companies to choose to elect, at specified dates, to measure eligible financial instruments at fair value. The Company adopted this accounting guidance as of January 1, 2008 and did not elect the fair value option for any of the financial assets or financial liabilities, and accordingly, the adoption of this guidance had no impact on the Company's consolidated financial statements.

        In September 2006, the FASB issued accounting guidance that defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It also establishes a fair value hierarchy that prioritizes information used in developing assumptions when pricing an asset or liability. The Company adopted this guidance for financial assets and liabilities effective January 1, 2008, and for non-financial assets and liabilities effective January 1, 2009. The adoption of the new accounting guidance did not have a material impact on the Company's consolidated financial statements.

Note 3. Acquisitions

2009 Acquisitions

        On January 30, 2009, the Company acquired the final 32% interest in Quad/Winkowski to increase the Company's ownership to 100% in exchange for fair value consideration of $8.9 million. Quad/Winkowski's operations are included in the International segment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 3. Acquisitions (Continued)

2008 Acquisitions

        On April 28, 2008, the Company acquired 100% of the voting stock of Vigitek Limited ("Vigitek") from Vigitek Holdings, Ltd. for $6.9 million. Vigitek is a provider of print defect detection equipment for the packaging industry and is located in Limerick, Ireland. The results of operations are included in the consolidated financial statements of the Company and are included since the acquisition date. Vigitek's operations are included in the U.S. Print and Related Services segment. The allocation of the purchase price was based upon the estimated fair value of the assets acquired and liabilities assumed as follows:

Fair value of tangible assets acquired	$3.2
Other intangible assets—net	5.2
Fair value of liabilities assumed	(1.5)

Cash paid for net assets acquired	$6.9

2007 Acquisitions

        On December 7, 2007, the Company purchased an additional 26% interest in Quad/Winkowski for $8.1 million, increasing the Company's ownership from 42% to 68%. Quad/Winkowski is a commercial printer and is located in Poland. The investment in Quad/Winkowski was accounted for using the equity method of accounting through December 7, 2007. The balance sheet of Quad/Winkowski is consolidated in the December 31, 2009 and 2008 consolidated balance sheets. The results of operations are included in the consolidated financial statements of the Company since December 7, 2007. Quad/Winkowski's operations are included in the International segment. The allocation of the purchase price was based upon the fair value of the assets acquired and liabilities assumed as follows:

Accounts receivable—net	$44.3
Inventories	22.2
Other current assets	1.7
Property, plant and equipment—net	211.4
Other noncurrent assets	4.3

Total assets	$283.9
Fair value of liabilities assumed	(252.3)
Cash received	(0.9)
Noncontrolling interest	(9.8)
Other noncurrent assets	(12.8)

Cash paid for net assets acquired	$8.1

        During the year ended December 31, 2007, the Company purchased the remaining noncontrolling interest of Openfirst for $2.1 million. Openfirst is a direct mail communications provider located in Milwaukee, Wisconsin, and Fredericksburg, Virginia. The results of operations are included in the consolidated financial statements of the Company since the initial acquisition date of July 5, 2006. Openfirst operations are included in the U.S. Print and Related Services segment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 4. Restructuring and Impairment

        The Company recorded restructuring and impairment charges of $11.2 million, $10.8 million and $4.2 million for the years ended December 31, 2009, 2008 and 2007, respectively.

        The restructuring charges recorded are based on restructuring plans that have been committed to by management and are, in part, based upon management's best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities.

        A reconciliation of the Company's restructuring activity for 2009 and 2008 is as follows:

	Employee Terminations	Impairment	Other Charges	Total
Balance at December 31, 2007	$—	$—	$—	$—

Equipment capacity reductions	—	8.9	—	8.9
Lease termination costs	—	—	0.3	0.3
Headcount reductions	1.6	—	—	1.6
Cash payments	(1.5)	—	—	(1.5)
Non-cash write-offs	—	(8.9)	—	(8.9)

Balance at December 31, 2008	$0.1	$—	$0.3	$0.4

Equipment capacity reductions	—	—	—	—
Lease termination costs	—	—	1.1	1.1
Headcount reductions	10.1	—	—	10.1
Cash payments	(10.1)	—	—	(10.1)
Non-cash write-offs	—	—	—	—

Balance at December 31, 2009	$0.1	$—	$1.4	$1.5

        Restructuring and impairment charges in 2009 related to the U.S. Print and Related Services segment included $9.8 million for headcount reductions and $1.1 million related to lease exit costs. The headcount reductions included 739 employees, of which all ceased employment during 2009. Payments associated with these employee terminations were complete by the end of 2009. The charges in 2009 related to the International segment included $0.3 million for headcount reductions. The headcount reductions included 226 employees, of which all ceased employment during 2009. Payments associated with these employee terminations were substantially complete by the end of 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 4. Restructuring and Impairment (Continued)

        Restructuring and impairment charges in 2008 related to the U.S. Print and Related Services segment included $7.8 million for the impairment of idled property, plant and equipment, $0.3 million related to lease exit costs and $1.6 million for headcount reductions. The headcount reductions included 100 employees, of which all ceased employment as of December 31, 2008. Payments associated with these employee terminations were substantially complete by the end of 2008. The charges in 2008 related to the International segment included $1.1 million for the impairment of idled property, plant and equipment.

        Restructuring and impairment charges in 2007 related to the U.S. Print and Related Services segment included $1.1 million for the impairment of property, plant and equipment, $1.7 million for headcount reductions and $1.4 million for other restructuring charges. The headcount reductions included 56 employees, of which all ceased employment as of December 31, 2007. All payments associated with these employee terminations were complete prior to the end of 2007. There were no restructuring and impairment charges related to the International segment during 2007.

Note 5. Goodwill and Other Intangible Assets

        Goodwill at December 31, 2009 and 2008 was as follows:

	U.S. Print and Related Services	International	Total
Balance at December 31, 2007	$37.5	$2.1	$39.6
Acquisitions	—	—	—

Balance at December 31, 2008	$37.5	$2.1	$39.6
Acquisitions	—	—	—

Balance at December 31, 2009	$37.5	$2.1	$39.6

        Based on the assessments completed at October 31, 2009, there were no indications of impairment in the Company's goodwill and indefinite-lived intangible assets. The fair value of all reporting units is substantially in excess of the carrying value. Goodwill at December 31, 2009 and 2008 did not include any accumulated impairment losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 5. Goodwill and Other Intangible Assets (Continued)

        The components of other intangible assets at December 31, 2009 and 2008 were as follows:

	December 31, 2009				December 31, 2008
	Weighted Average Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization and Foreign Exchange	Net Book Value	Weighted Average Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization and Foreign Exchange	Net Book Value
Finite-lived intangible assets
Trademarks, patents, licenses and agreements	5	$10.1	$(8.9)	$1.2	5	$9.9	$(8.0)	$1.9
Capitalized software	5	4.1	(0.1)	4.0	5	1.5	—	1.5
Acquired technology	5	5.3	(1.7)	3.6	5	5.2	(0.3)	4.9

Total finite-lived intangible assets		19.5	(10.7)	8.8		16.6	(8.3)	8.3
Other indefinite-lived intangible assets		1.2	—	1.2		1.2	—	1.2

Total other intangible assets		$20.7	$(10.7)	$10.0		$17.8	$(8.3)	$9.5

        During the years ended December 31, 2009 and 2008, the Company recorded additions to intangible assets of $2.9 million and $7.8 million, respectively, as a result of capitalized software internally generated and the purchase of identifiable intangible assets with the acquisition of Vigitek.

        Amortization expense for other intangibles was $2.1 million, $2.2 million and $1.4 million for the years ended December 31, 2009, 2008 and 2007, respectively. The following table outlines the estimated future amortization expense related to intangible assets as of December 31, 2009:

2010	$1.8
2011	1.8
2012	1.8
2013	1.7
2014	1.7

Total	$8.8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 6. Receivables

        Transactions affecting the allowance for doubtful accounts during the years ended December 31, 2009, 2008 and 2007 were as follows:

	Years Ended December 31,
	2009	2008	2007
Balance at beginning of year	$26.9	$22.8	$13.5
Provisions charged to expense	21.9	9.0	11.2
Write-offs	(26.4)	(4.9)	(1.9)

Balance at end of year	$22.4	$26.9	$22.8

Note 7. Inventories

        The components of the Company's inventories at December 31, 2009 and 2008 were as follows:

	December 31,
	2009	2008
Raw materials and manufacturing supplies	$61.3	$78.4
Work in process	16.6	19.7
Finished goods	9.4	6.2
LIFO reserve	—	(3.5)

Total	$87.3	$100.8

        The Company recognized LIFO (benefit) expense of $(3.5) million, $1.0 million and $0.4 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Note 8. Property, Plant and Equipment

        The components of the Company's property, plant and equipment at December 31, 2009 and December 31, 2008 were as follows:

	December 31,
	2009	2008
Land	$74.2	$75.3
Buildings	731.9	745.8
Machinery and equipment	2,821.1	2,779.4
Other	151.5	162.9
Construction in progress	20.1	22.2

	3,798.8	3,785.6
Less: Accumulated depreciation	(2,121.5)	(1,974.8)

Total	$1,677.3	$1,810.8

        Other consists of computer equipment, vehicles, furniture and fixtures and communication related equipment. At December 31, 2009, no events or changes in circumstances indicate that the carrying

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 8. Property, Plant and Equipment (Continued)

value of such property, plant and equipment may not be recoverable. During 2008, the Company recorded an impairment charge of $8.9 million to reduce the carrying amount of certain production equipment to the estimated fair value.

        The Company recognized depreciation expense of $194.6 million, $202.1 million and $183.5 million, at December 31, 2009, 2008 and 2007.

        During 2009, a fire at the Company's West Virginia location damaged equipment and other property within the facility. The Company received $19.2 million from the insurance carrier relating to final settlement on this equipment. A casualty gain of $12.2 million was recorded in selling, general and administrative expenses for this equipment during the year ended December 31, 2009.

        The Company has received reimbursement for cleanup and repair costs incurred and is continuing to pursue claims related to ongoing cleanup costs resulting from the fire. Such remaining claims are not expected to have a material impact on the consolidated financial statements and will be recognized in the consolidated financial statements upon receipt from the insurance carrier.

Note 9. Equity Method Investments in Unconsolidated Entities

        The Company has a 49% ownership interest in Plural and it is accounted for using the equity method of accounting in all periods presented. The Company's percentage of Plural's net results of operations is recorded in the line item entitled equity in earnings from unconsolidated entities in the Company's consolidated statements of operations.

        The condensed balance sheets for Plural as of December 31, 2009 and 2008 are presented below:

	December 31,
	2009	2008
Current assets	$42.2	$26.1
Long-term assets	73.9	58.8

Total assets	$116.1	$84.9

	December 31,
	2009	2008
Current liabilities	$32.7	$22.9
Long-term liabilities	16.7	12.9

Total liabilities	$49.4	$35.8

        The condensed statements of operations for Plural for the twelve months ended December 31, 2009, 2008 and 2007 are presented below:

	December 31,
	2009	2008	2007
Net sales	$143.1	$114.5	$101.2
Operating income	18.4	11.9	17.2
Net earnings	12.8	9.1	13.8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 9. Equity Method Investments in Unconsolidated Entities (Continued)

        Prior to the Company acquiring a controlling interest in Quad/Winkowski on December 7, 2007, the Company recognized a loss of $6.3 million related to its 42% interest in Quad/Winkowski.

Note 10. Accrued Liabilities

        The components of the Company's accrued liabilities at December 31, 2009 and 2008 were as follows:

	December 31,
	2009	2008
Employee-related liabilities	$68.6	$94.5
Taxes, other than income taxes	21.0	19.5
Interest and rent	12.3	13.4
Other	42.9	59.4

Total accrued liabilities	$144.8	$186.8

        Employee-related liabilities consist primarily of payroll, bonus and profit sharing, vacation, health and workers' compensation.

Note 11. Commitments and Contingencies

Commitments

        The Company had firm commitments of approximately $8.3 million to purchase press and finishing equipment at December 31, 2009.

Litigation

        In the normal course of business, the Company and its subsidiaries are named as defendants in various other lawsuits in which claims are asserted against the Company. In the opinion of management, the liabilities, if any, which ultimately result from such lawsuits are not expected to have a material adverse effect on the consolidated financial statements of the Company.

Note 12. Personal Enrichment Plan

        The Company has a Personal Enrichment Plan (the "Plan"), which has two main components, profit sharing and 401(k) that covers substantially all U.S. employees. The profit sharing feature of the Plan is noncontributory and is invested in Company stock and diversified mutual funds. Annual profit sharing cash contributions are made at the discretion of the Company's Board of Directors and totaled $0.0, $22.0 million and $32.0 million during the years ended December 31, 2009, 2008 and 2007, respectively. The 401(k) feature of the Plan includes employee contributions that are partially matched by the Company and are entirely invested in diversified mutual funds in accordance with criteria set forth in the Plan. Company 401(k) matching contributions were $6.0 million, $6.8 million and $6.5 million during the years ended December 31, 2009, 2008 and 2007, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 13. Income Taxes

        Income taxes have been based on the following components of earnings before income taxes and equity in earnings of unconsolidated entities for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007
U.S.	$72.6	$126.1	$180.5
Foreign	(24.3)	(26.4)	(2.6)

Total	$48.3	$99.7	$177.9

        The components of income tax expense for the years ended December 31, 2009, 2008 and 2007 were as follows:

	2009	2008	2007
Federal:
Current	$(1.5)	$(2.9)	$1.2
Deferred	2.2	1.2	0.8
State:
Current	1.7	3.0	(0.1)
Deferred	—	3.7	(0.3)
Foreign:
Current	0.6	0.2	0.5
Deferred	(1.5)	(1.5)	(0.1)

Total	$1.5	$3.7	$2.0

        The following table outlines the reconciliation of differences between the Federal statutory tax rate and the Company's effective tax rate:

	2009	2008	2007
Federal statutory rate	35.0%	35.0%	35.0%
Tax adjustment due to S corporation status	(36.0)	(34.2)	(34.7)
Foreign earnings taxed at other than U.S. rate	(1.5)	(1.5)	—
State taxes	1.6	5.0	1.0
Adjustment of uncertain tax positions / interest on tax reserves	2.0	0.1	(0.4)
Other	2.0	(0.7)	0.2

Effective income tax rate	3.1%	3.7%	1.1%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 13. Income Taxes (Continued)

Deferred income taxes

        The significant deferred tax assets and liabilities at December 31, 2009 and 2008 were as follows:

	December 31,
	2009	2008
Deferred tax assets:
Accrued liabilities	$6.5	$5.5
Net operating loss and other tax carryforwards	50.3	49.0
Other	0.9	0.3

Total deferred tax assets	57.7	54.8
Valuation allowance	(40.8)	(40.2)

Net deferred tax assets	16.9	14.6

Deferred tax liabilities:
Accelerated depreciation	(25.8)	(23.5)
Other	(1.8)	(1.1)

Total deferred tax liabilities	(27.6)	(24.6)

Net deferred tax liabilities	$(10.7)	$(10.0)

        The net deferred tax assets (liabilities) above are classified in the consolidated balance sheets as follows:

	2009	2008
Net current deferred tax assets	$5.3	$3.9
Net long-term deferred tax liabilities	(16.0)	(13.9)

Net deferred tax liabilities	$(10.7)	$(10.0)

        At December 31, 2009, the Company had foreign net operating loss carry forwards of $84.4 million and state net operating loss carry forwards of $97.1 million. Of the foreign net operating loss carry forwards, $35.3 million is available without expiration while the remainder expires through 2018. The state net operating loss carry forwards expire in varying amounts beginning in 2010 and continuing through 2029. The Company also has $27.8 million of various state credit carry forwards of which $3.6 million is available without expiration while the remainder expires beginning in 2010 through 2024. At December 31, 2009, the Company has recorded a valuation allowance of $40.8 million against deferred tax assets that are not expected to be realized.

        The Company's policy is to remit earnings from foreign subsidiaries only to the extent any resultant foreign income taxes are creditable in the United States. The Company considers all other earnings to be permanently invested. Accordingly, the Company does not currently provide for the additional United States and foreign income taxes which would become payable upon remission of undistributed earnings of foreign subsidiaries. The cumulative undistributed earnings of such subsidiaries at December 31, 2009 are not material.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 13. Income Taxes (Continued)

Uncertain tax positions

        Effective January 1, 2007, the Company adopted the authoritative guidance related to accounting for uncertain tax positions. This guidance clarifies the accounting for uncertainty in income taxes recognized in financial statements and prescribes a recognition threshold and measurement process for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance is also provided on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Upon adoption, the Company recognized a $0.9 million increase in the liability for unrecognized tax benefits, which was recorded as a cumulative effect adjustment to reduce retained earnings at January 1, 2007.

        The following table summarizes the activity of the Company's liability for unrecognized tax benefits, all of which would impact the Company's effective tax rate, if recognized:

	December 31,
	2009	2008	2007
Balance at beginning of year	$7.4	$7.5	$8.1
Additions for tax positions of the current year	0.5	1.4	0.3
Additions for tax positions of prior years	—	1.1	—
Reductions for tax positions of prior years	(0.1)	(0.1)	(0.9)
Lapses of applicable statutes of limitations	—	(2.5)	—

Balance at end of year	$7.8	$7.4	$7.5

        As of December 31, 2009, it is reasonably possible that $3.6 million of the total amount of unrecognized tax benefits will decrease within 12 months due to resolution of audits or statute expirations.

        The Company classifies interest expense and any related penalties related to income tax uncertainties as a component of income tax expense. The total interest expense (income), net of tax benefits, related to tax uncertainties recognized in the consolidated statements of operations for the years ended December 31, 2009, 2008 and 2007 was $0.5 million, $0.1 million and $(0.1) million, respectively. Penalties in the amount of $0.0, $0.1 million, and $(0.1) million were recognized for the years ended December 31, 2009, 2008 and 2007, respectively. Accrued interest of $3.3 million and $2.8 million related to income tax uncertainties was reported as a component of other long-term liabilities on the consolidated balance sheets at December 31, 2009 and 2008, respectively. Accrued penalties of $0.3 million and $0.3 million related to income tax uncertainties were reported in other long-term liabilities on the consolidated balance sheets at December 31, 2009 and 2008, respectively.

        The Company has tax years from 2006 through 2009 that remain open and subject to examination by the Internal Revenue Service. Tax years from 1995 through 2009 remain open and subject to examination in the Company's various major state jurisdictions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 14. Debt

        Long-term debt consists of the following as of December 31, 2009 and 2008:

		December 31,
	Weighted Average Interest Rate
		2009	2008
(a) Master note and security agreement	7.51%	$725.9	$769.0
(b) Revolving credit agreement—$200 million	1.03%	26.5	130.1
(c) Revolving credit agreement—$50 million	—	—	—
(d) International term loan	3.66%	81.9	80.5
(d) International revolving credit facility	3.17%	15.5	7.7

Total debt		$849.8	$987.3
Less: Short-term and current portion of long-term debt		(100.1)	(43.4)

Long-term debt		$749.7	$943.9

(a)
These senior notes have a weighted-average interest rate of 7.51%, which is fixed to maturity, with interest payable semiannually. Principal payments commenced September 1997 and extend through April 2036 in various tranches. The notes are collateralized by certain U.S. land, buildings and press and finishing equipment under the terms of the master note and security agreement.

(b)
The Company has an unsecured revolving credit agreement for $200.0 million with a maturity date of December 2010. These obligations bear interest at various interest rate options, including prime, Federal Funds, LIBOR and bankers acceptances. At December 31, 2009, the Company had borrowings of $26.5 million under this unsecured revolving credit agreement, leaving $173.5 million available for future borrowing. At December 31, 2008, the Company had borrowings of $130.1 million under this unsecured revolving credit agreement, leaving $69.9 million available for future borrowing.

(c)
On October 29, 2009, the Company renewed its unsecured revolving credit agreement for $50.0 million extending the maturity date to October 28, 2010. These obligations bear interest at various interest rate options, including prime, Federal Funds and LIBOR. At December 31, 2009 and 2008, the Company had no outstanding borrowings under this unsecured revolving credit agreement, leaving $50.0 million available for future borrowing.

(d)
On December 16, 2008, debt related to the Company's international operations was refinanced by entering into a secured credit agreement ("Facilities Agreement"). The Facilities Agreement includes a Euro denominated term loan with principal payments commencing in December 2009 that matures on December 16, 2015 to refinance existing indebtedness and a multicurrency revolving credit facility that matures on December 16, 2010, which is used for financing its working capital and general business needs. At December 31, 2009, the Company's international operations had borrowings of $15.5 million under the multicurrency revolving credit facility, leaving $2.0 million available for future borrowing. At December 31, 2008, the Company's international operations had borrowings of $7.7 million under the multicurrency revolving credit facility, leaving $9.2 million available for future borrowing. The terms of the Facilities Agreement include certain financial covenants, a guarantee of the Facilities Agreement by the Company and a security agreement that includes collateralizing substantially all of the Quad/Winkowski assets. The facilities

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 14. Debt (Continued)

  bear interest at the aggregate of the Warsaw Interbank Offered Rate ("WIBOR") or the Euro Interbank Offered Rate ("EURIBOR") and margin.

        Based upon the interest rates available to the Company for borrowings with similar terms and maturities, the fair value of the Company's debt was $874.7 million at December 31, 2009.

        Under the most restrictive covenants of the Company's various lending agreements (all financial terms, numbers and ratios below are as defined in the respective debt agreements), the Company must maintain the following:

  •
  Consolidated net worth of $745.8 million as of December 31, 2009 (the Company's consolidated net worth as of December 31, 2009 was $877.2 million). Under this covenant, consolidated net worth minimum requirements increase by 40% of net income after tax dividend distributions for each year.

  •
  Initial ratio of total liabilities to consolidated net worth of not more than 2.50 to 1.00, subject to interim step ups of 0.50 to account for seasonal peaks in the Company's business (as of December 31, 2009, the Company's ratio was 1.35 to 1.00).

  •
  On a rolling twelve-month basis, the minimum interest coverage ratio is not permitted to be less than 2.25 to 1.00 (for the year ended December 31, 2009 the Company's interest coverage ratio was 4.28 to 1.00).

  •
  Fixed charge coverage ratio is not permitted to be less than 1.65 to 1.00 (for the year ended December 31, 2009 the Company's fixed charge coverage ratio was 2.47 to 1.00).

        There are no restrictions on the Company's ability to declare or pay cash dividends or purchase or redeem any of its outstanding stock. As of and for the year ended December 31, 2009, the Company was in compliance with these covenants.

        Approximate annual principal amounts due on long-term debt are as follows during the years ending December 31:

Amount
2010	$100.1
2011	60.0
2012	66.6
2013	71.8
2014	73.2
2015	114.8
2016	59.2
2017 - 2021	180.5
2022 - 2026	62.1
2027 - 2031	45.6
2032 - 2036	15.9

Total	$849.8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 15. Lease Obligations

        The Company entered into various master lease agreements for press and finishing equipment. These leases provide the Company with options to purchase the related equipment at the termination value, as defined, and at various early buyout dates during the term of the lease. These leases are accounted for as capital leases on the consolidated balance sheets.

        Assets recorded under capital leases are as follows as of December 31, 2009 and 2008:

	2009	2008
Presses and equipment—leased	$93.0	$90.2
Less—accumulated depreciation	(73.2)	(68.8)

Net presses and equipment—leased	$19.8	$21.4

        At December 31, 2009, the future maturities of capitalized leases consisted of the following:

Amount
2010	$9.1
2011	4.8
2012	12.8

Total minimum payments	$26.7
Less—amounts representing interest	(3.3)

Present value of minimum payments	$23.4
Less—current portion	(7.6)

Long-term capital lease obligations	$15.8

        The Company has various operating lease agreements. Future minimum rental commitments under non-cancelable leases are as follows:

Amount
2010	$8.7
2011	6.4
2012	5.6
2013	5.2
2014	3.5
2015 and thereafter	6.0

Total	$35.4

        Rent expense under these operating lease agreements totaled $10.7 million, $9.0 million and $8.6 million during the years ended December 31, 2009, 2008 and 2007, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 16. Financial Instruments and Fair Value Measurements

        The Company has operations in countries that have transactions outside their functional currencies and periodically enters into foreign exchange contracts. These contracts are used to hedge the net exposures of changes in foreign currency exchange rates and are designated as either cash flow hedges or fair value hedges. Gains or losses on net foreign currency hedges are intended to offset losses or gains on the underlying net exposures in an effort to reduce the earnings volatility resulting from fluctuating foreign currency exchange rates.

        The Company also enters into foreign exchange contracts against firm equipment purchase contracts denominated in foreign currencies which are designated as fair value hedges, and natural gas forward purchase contracts to hedge against increases in these costs which were historically designated as cash flow hedges. Estimated market values were determined based upon quoted market prices.

        GAAP defines fair value as the price that would be received for an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability. GAAP also classifies the inputs used to measure fair value into the following hierarchy:

Level 1:	Quoted prices in active markets for identical assets or liabilities. There are no Level 1 assets or liabilities as of December 31, 2009.
Level 2:
Quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability. At December 31, 2008, $0.7 million of foreign exchange contracts and $(2.5) million of commodity contracts were valued using Level 2 pricing inputs. There were no outstanding contracts measured at fair value as of December 31, 2009.
Level 3:	Unobservable inputs for the asset or liability. There are no Level 3 assets or liabilities as of December 31, 2009.

        The fair value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their carrying values.

        There were no open foreign currency exchange contracts at December 31, 2009. During 2009, the Company's commodity contracts qualified for the exception related to normal purchases and sales as the Company takes delivery in the normal course of business. For the years ended December 31, 2009, 2008 and 2007, hedge ineffectiveness was not material.

Note 17. Earnings Per Share

        Basic net earnings per share is computed by dividing net earnings by the weighted average common shares outstanding of 28.3 million, 28.7 million, and 29.5 million for 2009, 2008 and 2007, respectively. Diluted net earnings per share include the effect of dilutive stock options. The Company uses the treasury stock method to calculate the effect of outstanding stock options, which requires the Company to compute total proceeds as the sum of (a) the amount the employee must pay upon exercise of the award, (b) the amount of unearned stock-based compensation costs attributed to future services and (c) the amount of tax benefits, if any, that would be credited to additional paid-in capital assuming exercise of the award. Stock options for which the total employee proceeds from exercise of the stock options exceed the average fair value of the same stock options over the period have an

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 17. Earnings Per Share (Continued)

anti-dilutive effect on earnings per share, and accordingly, the Company excludes them from the calculation. Anti-dilutive stock options to purchase 1.5 million, 1.5 million and 1.1 million shares of Class A common stock were excluded from the computations of diluted net earnings per share for 2009, 2008 and 2007, respectively.

        Reconciliations of the numerator and the denominator of the basic and diluted per share computations for the Company's common stock are summarized as follows:

	2009	2008	2007
Numerator:
Net earnings attributable to Quad/Graphics common shareholders	$52.8	$109.1	$178.4
Denominator:
Basic weighted average number of common shares outstanding for all classes of common shares	28.3	28.7	29.5
Plus: effect of dilutive stock options	0.9	1.0	1.1

Diluted weighted average number of common shares outstanding for all classes of common shares	29.2	29.7	30.6

Net earnings attributable to Quad/Graphics common shareholders per share:
Basic	$1.87	$3.80	$6.05

Diluted	$1.81	$3.67	$5.83

Cash dividends paid per common share for all classes of common shares	$0.50	$0.50	$1.00

Note 18. Stock Options

        The Company has nonqualified stock option plans that allow for the granting of options to key employees and directors. The stock options generally vest at a rate of 5% to 10% per year and expire 90 days after the respective employee's termination from the Company. The Company accounts for share-based compensation by measuring and recognizing compensation expense based on estimated fair values for all share-based awards.

        The Company has authorized 3.4 million Class A common shares for grant in the stock option plan as of December 31, 2009 leaving 36,027 shares available for grant under the Company's stock option plans.

        The grant date fair value of options was $16.24, $23.13 and $22.02 per share for the 2009, 2008 and 2007 grants, respectively, before assumed forfeitures. The fair value of each stock option grant is

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 18. Stock Options (Continued)

estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2009	2008	2007
Expected volatility	23%	20%	20%
Risk-free interest rate	2.3%	3.9%	4.7%
Expected life (years)	9.8	9.8	10.0
Dividend yield	0.0%	0.0%	0.0%

        The Company determined expected volatility based on the volatility of comparable company stock. The average risk-free interest rate is based on the United States treasury security rate in effect as of the grant date over the term of the expected life. The expected life is based on the term and vesting period of each grant adjusted for historical experience in vesting. No dividend yield is included because dividends are credited to the option holders.

        The Company recognizes compensation expense for stock options over the requisite service period for vesting of the award and recorded total stock-based compensation expense in selling, general and administrative expenses of $4.4 million, $3.9 million and $3.6 million during the years ended December 31, 2009, 2008 and 2007, respectively. Total future compensation expense for all stock options granted as of December 31, 2009 is approximately $28.4 million, which is expected to be recognized over the weighted-average vesting period of 4.2 years.

        The following table is a summary of the Company's stock option activity for the year ended December 31, 2009:

	Shares Under Option (thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (millions)
Outstanding at December 31, 2008	3,149	$16.88	8.3	$48.4
Granted	395	21.75	9.8	4.0
Exercised	(193)	5.24		(5.0)
Cancelled/forfeited/expired	(8)	18.72		(0.1)

Outstanding at December 31, 2009	3,343	$17.59	7.6	$50.9

Vested and expected to vest at December 31, 2009	2,990	$13.17	7.6	$46.8
Exercisable at December 31, 2009	1,079	$9.98	7.1	$24.4

        The intrinsic value of options exercisable and options outstanding at December 31, 2009, 2008 and 2007 is based on the fair value of the stock price.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 18. Stock Options (Continued)

        Share-based compensation activity for the years ended December 31, 2009, 2008 and 2007 is noted below:

	2009	2008	2007
Total intrinsic value of stock options exercised	$5.0	$4.8	$4.9
Cash received from stock option exercises	$1.1	$1.4	$3.2
Total fair value of stock options vested	$5.5	$4.0	$4.4

Note 19. Shareholders' Equity

        The Company has three classes of common stock. There are 80.0 million shares of $0.025 par value Class A common stock authorized, of which 21.3 million shares were issued at December 31, 2009, 2008 and 2007. There are 80.0 million shares of $0.025 par value Class B common stock authorized, of which 15.0 million shares were issued at December 31, 2009, 2008 and 2007. There are 20.0 million shares of $0.025 par value Class C common stock authorized, of which 0.5 million shares were issued as of December 31, 2009, 2008 and 2007. The Company also has 0.5 million shares of $0.01 par value preferred stock authorized, of which none have been issued as of December 31, 2009. At December 31, 2009, the Company had 8.5 million Class A shares, 592 Class B shares and 0.2 million Class C shares in treasury stock.

        Per the Articles of Incorporation, dividends are paid equally for Class A, Class B and Class C common shares. Under the Company's existing Articles of Incorporation, which are being amended and restated in connection with the consummation of the arrangement with World Color Press (the arrangement is described in Note 23, Subsequent Events), Class A common shares have a one-tenth voting right. Class B and Class C common shares have full voting rights. On December 18, 2009, the Board of Directors declared a $0.50 cash dividend for each share of Class A, Class B and Class C common stock outstanding to shareholders of record on December 18, 2009 which was paid on December 22, 2009. On December 19, 2008, the Board of Directors declared a $0.50 cash dividend for each share of Class A, Class B and Class C common stock outstanding to shareholders of record on December 19, 2008 which was paid on December 23, 2008. On October 26, 2007, the Board of Directors declared a $1.00 cash dividend for each share of Class A, Class B and Class C common stock outstanding to shareholders of record on December 17, 2007 which was paid on December 19, 2007.

Redeemable equity

        The Company follows the applicable GAAP and Securities and Exchange Commission ("SEC") authoritative guidance for redeemable stock which requires the Company to record the Class A common stock resulting from exercised stock options, vested stock options, the Class A common stock held in participant accounts associated with profit sharing contributions made prior to December 31, 1999 ("Pre-2000 Accounts") and the Class C common stock at full redemption value at each balance sheet date as the redemption of those securities is not solely within the control of the Company.

        Under the terms of the Personal Enrichment Plan, Class A common stock held in the Pre-2000 Accounts can be distributed to the participant upon retirement or termination subject to an automatic call provision. The ability to request a distribution in the form of Class A common stock is at the discretion of the participant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 19. Shareholders' Equity (Continued)

        Under the terms of the stock option plans, Class A common stock resulting from exercised options that are held by the employee for more than six months and one day may be put to the Company and redeemed at the then current fair value at the date of the redemption request of the Class A common stock. Per the terms of the stock option plans, the optionee has a put right when there is no adequate public market for the Company shares and (1) a separation of service has occurred or (2) the optionee has experienced an unforeseeable emergency.

        Under the terms of the Articles of Incorporation, the Class C common shares are required to be owned by a qualified employee retirement plan of the Company. Each holder of Class C common stock has a continuous right to have the Class C common stock repurchased by the Company.

        The fair value of the Company's Class A and Class C redeemable common stock is established as of the last day of the year. That price is adjusted throughout the following year for any dividends declared during that year, with the value reduced from the dividend declaration date forward, until year end when the fair value is adjusted to a current valuation. The valuation methodology is based on a variety of qualitative and quantitative factors including the nature of the business and the history of the enterprise, the economic outlook in general and the condition of the specific industries in which the Company operates, the financial condition of the business, and the Company's ability to generate free cash flow. This determination of the fair market value employs both a comparable public company analysis, which examines the valuation multiples of companies deemed comparable, in whole or in part, to the Company, and a discounted cash flow analysis that determines a present value of the projected future cash flows of the business. The Company regularly assesses the underlying assumptions used in the valuation methodologies. As a result, the Company has utilized this annual fair value for all its common stock transactions, as required by the terms of all company equity documents.

        The redemption value of the Class A common shares held in the Pre-2000 Accounts, the Class A common shares resulting from exercised stock options, and vested options at December 31, 2009 and 2008 totaled $133.1 million and $158.2 million, respectively, which includes $24.3 million and $25.7 million, respectively, of aggregate intrinsic value of outstanding unexercised vested stock options. The redemption features were eliminated on 1.1 million, 0.6 million and 0.5 million of redeemable Class A common shares held by former employees at a weighted average price of $31.75, $46.25 and $41.25 per share during the years ended December 31, 2009, 2008 and 2007, respectively.

        The redemption value of the Class C qualified employee retirement plan shares at December 31, 2009 and 2008 totaled $8.4 million and $8.3 million, respectively. Class C common shares redeemed by the Company were 4,362 and 1,357 at a weighted average price of $31.75 and $41.25 per share, during the years ended December 31, 2009 and 2007, respectively. No Class C common shares were redeemed during 2008.

        Subsequent changes to the redemption value of the securities are charged to retained earnings. During the year ended December 31, 2009 the balance of redeemable equity decreased by

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 19. Shareholders' Equity (Continued)

$25.0 million. Additional information regarding the changes in redeemable equity for the years ended December 31, 2009, 2008 and 2007 is provided in the table below:

	Class A Common Stock		Class C Common Stock
	Shares	Redemption Value	Shares	Redemption Value	Total Redeemable Equity
Balance at January 1, 2007	4.9	$234.4	0.3	$10.9	$245.3
Cash dividends declared	—	(4.6)	—	(0.3)	(4.9)
Elimination of redemption features	(0.5)	(20.6)	—	(0.1)	(20.7)
Stock-based compensation charges	—	3.6	—	—	3.6
Sale of stock for options exercised	0.2	3.2	—	—	3.2
Increase in redemption value of redeemable equity	—	34.5	—	1.6	36.1

Balance at December 31, 2007	4.6	$250.5	0.3	$12.1	$262.6
Cash dividends declared	—	(2.1)	—	$(0.1)	(2.2)
Elimination of redemption features	(0.6)	(27.8)	—	—	(27.8)
Stock-based compensation charges	—	3.9	—	—	3.9
Sale of stock for options exercised	0.2	1.4	—	—	1.4
Decrease in redemption value of redeemable equity	—	(67.7)	—	(3.7)	(71.4)

Balance at December 31, 2008	4.2	$158.2	0.3	$8.3	$166.5
Cash dividends declared	—	(1.7)	—	(0.1)	(1.8)
Elimination of redemption features	(1.1)	(35.0)	—	(0.1)	(35.1)
Stock compensation charges	—	4.4	—	—	4.4
Sale of stock for options exercised	0.2	1.1	—	—	1.1
Decrease in redemption value of redeemable equity	—	6.1	—	0.3	6.4

Balance at December 31, 2009	3.3	$133.1	0.3	$8.4	$141.5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 20. Comprehensive Income (Loss)

	Twelve Months Ended December 31,
	2009	2008
Net earnings	$53.1	$100.5
Translation adjustments	4.4	(17.8)
Net change in unrealized gain (loss) on cash flow hedges	2.5	(3.5)

Comprehensive income	$60.0	$79.2

Comprehensive (income) loss attributable to noncontrolling interests	(0.3)	8.6

Comprehensive income attributable to Quad/Graphics common shareholders	$59.7	$87.8

Note 21. Segment Information

        The Company operates primarily in the commercial print portion of the printing industry, with related product and service offerings designed to offer customers complete solutions for communicating their messages to target audiences. The Company's operating and reportable segments are aligned with how the chief operating decision maker of the Company currently manages the business. The Company's reportable and operating segments and their product and service offerings are summarized below:

U.S. Print and Related Services

        The U.S. Print and Related Services segment includes the Company's U.S. printing operations, managed as one integrated platform. This segment's products include catalogs, consumer magazines, special interest publications, direct marketing materials and retail inserts. The related service offerings include digital photography, digital imaging, binding, mailing and distribution, and data optimization and analytics services. This segment also includes the design, development, manufacture and service of printing-related auxiliary equipment, as well as the manufacture of ink. The U.S. Print and Related Services segment accounted for approximately 86.9% of the Company's consolidated net sales for 2009.

International

        The International segment includes the Company's non-U.S. printing operations in Europe and South America. This segment provides printed products and related services consistent with the U.S. Print and Related Services segment, with the exception of printing-related auxiliary equipment. The International segment accounted for approximately 13.1% of the Company's consolidated net sales for 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 21. Segment Information (Continued)

Corporate

        Corporate consists of unallocated general and administrative activities and associated expenses including, in part, executive, legal, finance, information technology and human resources.

	Net Sales
			Operating Income/(Loss)		Depreciation and Amortization	Capital Expenditures
	Products	Services		Total Assets
Year ended December 31, 2009
U.S. Print and Related Services	$1,351.2	$203.0	$134.3	$1,731.7	$177.6	$50.4
International	223.0	11.3	(10.7)	370.7	19.1	37.4

Total operating segments	1,574.2	214.3	123.6	2,102.4	196.7	87.8
Corporate(1)	—	—	(11.2)	6.8	—	—

Total	$1,574.2	$214.3	$112.4	$2,109.2	$196.7	$87.8

Year ended December 31, 2008
U.S. Print and Related Services	$1,698.8	$264.6	$207.3	$1,956.4	$182.1	$206.3
International	289.3	14.0	(24.6)	358.3	22.2	28.1

Total operating segments	1,988.1	278.6	182.7	2,314.7	204.3	234.4
Corporate(1)	—	—	(8.4)	11.7	—	—

Total	$1,988.1	$278.6	$174.3	$2,326.4	$204.3	$234.4

Year ended December 31, 2007
U.S. Print and Related Services	1,730.3	$262.5	$256.1	$2,046.0	$181.6	$126.3
International	54.6	1.4	(0.4)	319.1	3.3	8.9

Total operating segments	1,784.9	263.9	255.7	2,365.1	184.9	135.2
Corporate(1)	—	—	(9.0)	31.9	—	—

Total	$1,784.9	$263.9	$246.7	$2,397.0	$184.9	$135.2

(1)
Corporate assets consist primarily of cash and cash equivalents held in the United States.

Restructuring and impairment charges by segment for 2009, 2008 and 2007 are described in Note 4, Restructuring and Impairment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 22. Geographic Area and Product Information

        The table below presents net sales and long-lived assets by geographic region. The amounts in this table differ from the segment data presented in the Segment Information footnote because each operating segment includes operations in multiple geographic regions, based on the Company's management reporting structure.

	U.S.	Europe	South America	Other	Combined
2009
Net sales
Products	$1,321.9	$204.0	$38.4	$9.9	$1,574.2
Services	202.5	11.4	—	0.4	214.3
Property, plant and equipment	1,459.6	211.2	6.2	0.3	1,677.3
2008
Net sales
Products	$1,656.5	$276.5	$42.4	$12.7	$1,988.1
Services	264.1	14.2	—	0.3	278.6
Property, plant and equipment	1,594.7	209.6	6.2	0.3	1,810.8
2007
Net sales
Products	$1,712.5	$27.8	$34.5	$10.1	$1,784.9
Services	261.8	1.7	—	0.4	263.9
Property, plant and equipment	1,590.4	217.0	6.2	0.3	1,813.9

        The table below presents consolidated net sales by products and services.

Products and services	2009 Net Sales	2008 Net Sales	2007 Net Sales
Catalog, Magazines and Retail Inserts	$1,349.3	$1,726.9	$1,566.0
Direct Mail and Other Printed Products	196.3	209.4	163.4
Other	28.6	51.8	55.5

Total products	$1,574.2	$1,988.1	$1,784.9

Logistics Services	129.7	174.5	156.3
Imaging and Other Services	84.6	104.1	107.6

Total services	214.3	278.6	263.9

Total net sales	$1,788.5	$2,266.7	$2,048.8

Note 23. Subsequent Events

        On January 25, 2010, Quad/Graphics and World Color Press Inc. ("World Color Press") signed an arrangement agreement in which Quad/Graphics will acquire World Color Press. The expanded Quad/Graphics will serve customers in the U.S., Canada, Mexico, South America and Europe. Upon completion of the arrangement, Quad/Graphics' shareholders will own approximately 60% of the post-transaction Quad/Graphics outstanding common stock and former World Color Press shareholders will own approximately 40% of the Quad/Graphics outstanding common stock. Simultaneous with the closing of the transaction, $140.0 million will be distributed in cash to Quad/Graphics' existing common

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 23. Subsequent Events (Continued)

shareholders. Quad/Graphics will also provide at least $93.3 million to World Color Press to purchase any outstanding warrants not converted to common shares and to fund redemptions of or payments due on any other equity securities not converted to common shares. If less than $93.3 million is required to make such purchases and redemptions, the remainder will be distributed to World Color Press common shareholders in cash. To fund all transaction-related payments (of which $2.8 million of transaction costs have been incurred through December 31, 2009) and also to refinance Quad/Graphics' existing revolving credit facilities and refinance World Color Press' existing debt outstanding, Quad/Graphics has secured $1.2 billion of committed financing in the form of a $800 million term loan and a new $400 million revolving credit facility. The transaction is expected to close in the second or third quarter of 2010.

        On January 2, 2010, the Board of Directors declared a $0.50 cash dividend for each share of Class A, Class B and Class C common stock outstanding to shareholders of record on January 2, 2010 which was paid on January 22, 2010.

        On February 28, 2010, the Company acquired a 47% interest in HGI Company, LLC ("HGI"), a Wisconsin-based commercial printer, for $10.0 million. HGI specializes in short- to medium-run books, manuals, directories, publications, marketing collateral and in-store/point-of-purchase materials. HGI will be accounted for as an equity method investment and will be included within the U.S. Print and Related Services segment.

Note 24. Retrospective Adoption of Accounting Standards

        The accounting guidance for noncontrolling interests became effective for the Company on January 1, 2009. While the accounting guidance is to be applied prospectively, the financial statement presentation and disclosure requirements shall be applied retrospectively for all periods, as such the previously reported consolidated financial statements have been restated.

        In connection with the transaction described in Note 23, Subsequent Events, the Company intends to file a registration statement on form S-4 and therefore is required to begin following GAAP applicable to public companies as defined by the applicable accounting standard. Accordingly, the Company adopted the following accounting policies in their historical consolidated financial statements.

        The accounting guidance for uncertainty in income taxes was effective for fiscal years beginning after December 15, 2006 for public enterprises. Accordingly, the Company retrospectively adopted the accounting guidance as of January 1, 2007 with the initial financial impact reflected in the consolidated statements of redeemable equity, common stock and other equity, and noncontrolling interests as cumulative effect of change in accounting principle—uncertain tax positions.

        The accounting guidance for the classification and measurements of redeemable equity became effective for the Company for all reporting periods, as such the necessary reclassifications have been made to the consolidated financial statements and the necessary disclosures have been added to the notes to consolidated financial statements.

        The accounting guidance for reporting earnings per share became effective for the Company for all reporting periods, as such, the necessary disclosures have been added to the consolidated financial statements and the notes to consolidated financial statements.

        The accounting guidance for disclosures for segment reporting became effective for the Company for all reporting periods, as such the necessary disclosures have been added to the notes to consolidated financial statements.

QUAD/GRAPHICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2010	2009
Net sales
Products	$351.3	$361.4
Services	52.3	54.1

Total net sales	403.6	415.5
Cost of sales
Products	260.3	264.6
Services	36.2	37.6

Total cost of sales	296.5	302.2
Selling, general and administrative expenses	47.6	46.7
Depreciation and amortization	49.2	49.1
Restructuring, impairment and transaction-related charges	6.3	6.1

Total operating expenses	399.6	404.1
Operating income	4.0	11.4
Interest expense	15.3	16.4

Loss before income taxes and equity in earnings of unconsolidated entities	(11.3)	(5.0)
Income tax (benefit) expense	(0.1)	0.6

Loss before equity in earnings of unconsolidated entities	(11.2)	(5.6)
Equity in earnings of unconsolidated entities	2.7	1.1

Net loss	$(8.5)	$(4.5)
Net earnings attributable to noncontrolling interests	—	—

Net loss attributable to Quad/Graphics common shareholders	$(8.5)	$(4.5)

Loss per share attributable to Quad/Graphics common shareholders:
Basic and Diluted	$(0.30)	$(0.16)

Weighted average number of common shares outstanding:
Basic and Diluted	28.1	28.4

See accompanying Notes to Condensed Consolidated Financial Statements.

QUAD/GRAPHICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)
(UNAUDITED)

	March 31, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$8.0	$8.9
Receivables, less allowances for doubtful accounts of $22.5 at March 31, 2010 and $22.4 at December 31, 2009	205.9	227.2
Inventories	94.0	87.3
Prepaid expenses and other current assets	8.0	7.4
Deferred income taxes	4.2	5.3

Total current assets	320.1	336.1

Property, plant and equipment—net	1,638.5	1,677.3
Goodwill	39.6	39.6
Other intangible assets—net	9.5	10.0
Equity method investments in unconsolidated entities	52.5	40.7
Other long-term assets	16.6	5.5

Total assets	$2,076.8	$2,109.2

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$96.0	$105.0
Tax distribution dividends payable	6.2	6.9
Accrued liabilities	136.8	144.8
Short-term and current portion of long-term debt	129.2	100.1
Current portion of capital lease obligations	4.3	7.6

Total current liabilities	372.5	364.4

Long-term debt	742.9	749.7
Capital lease obligations	13.2	15.8
Deferred income taxes	15.6	16.0
Other long-term liabilities	39.6	39.9

Total liabilities	1,183.8	1,185.8
Commitments and contingencies (Note 9)
Redeemable equity (Note 14)	50.8	141.5
Quad/Graphics common stock and other equity (Note 14)
Preferred stock, $0.01 par value; Authorized: 0.5 million shares; Issued: None	—	—
Common stock, Class A, $0.025 par value; Authorized: 80.0 million shares; Issued: 20.8 million shares at March 31, 2010 and 18.0 million shares at December 31, 2009	0.5	0.4
Common stock, Class B, $0.025 par value; Authorized: 80.0 million shares; Issued: 15.0 million shares at March 31, 2010 and December 31, 2009	0.4	0.4
Common stock, Class C, $0.025 par value; Authorized: 20.0 million shares; Issued: 0.2 million shares at March 31, 2010 and December 31, 2009	—	—
Additional paid-in capital	77.7	77.8
Treasury stock, at cost, 8.7 million shares at March 31, 2010 and December 31, 2009	(304.4)	(304.5)
Retained earnings	1,079.8	1,011.2
Accumulated other comprehensive loss	(12.1)	(3.7)

Quad/Graphics common stock and other equity	841.9	781.6
Noncontrolling interests	0.3	0.3

Total common stock and other equity and noncontrolling interests	842.2	781.9

Total liabilities and shareholders' equity	$2,076.8	$2,109.2

See accompanying Notes to Condensed Consolidated Financial Statements.

QUAD/GRAPHICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(UNAUDITED)

	Three Months Ended March 31,
	2010	2009
OPERATING ACTIVITIES
Net loss	$(8.5)	$(4.5)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	49.2	49.1
Stock-based compensation charges	1.3	1.1
Loss on sales or disposal of property, plant and equipment	0.3	—
Deferred income taxes	—	0.2
Equity in earnings of unconsolidated entities	(2.7)	(1.1)
Dividends from unconsolidated entities	—	1.0
Changes in operating assets and liabilities—net of acquisitions:
Receivables	15.7	54.9
Inventories	(7.2)	(2.5)
Prepaid expenses and other current assets	(0.5)	2.4
Accounts payable	(1.7)	(52.1)
Accrued liabilities	(7.2)	(34.3)
Other	(0.3)	2.2

Net cash provided by operating activities	38.4	16.4

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(24.4)	(23.6)
Proceeds from the sale of property, plant and equipment	0.3	0.1
Equity investment in unconsolidated entities	(10.0)	—
Acquisitions of businesses, net of cash acquired	—	(0.6)

Net cash used in investing activities	(34.1)	(24.1)

FINANCING ACTIVITIES
Payments of long-term debt	(1.5)	(1.5)
Payments of capital lease obligations	(6.8)	(5.0)
Borrowings on revolving credit facilities	113.8	191.1
Payments on revolving credit facilities	(83.5)	(176.7)
Payment of capitalized debt issuance costs	(11.9)	—
Proceeds from issuance of common stock	0.1	0.3
Payment of cash dividends	(14.0)	—
Payment of tax distribution dividends	(1.2)	(9.2)

Net cash used in financing activities	(5.0)	(1.0)

Effect of exchange rates on cash and cash equivalents	(0.2)	(0.5)

Net decrease in cash and cash equivalents	(0.9)	(9.2)

Cash and cash equivalents at beginning of period	8.9	18.8

Cash and cash equivalents at end of period	$8.0	$9.6

SUPPLEMENTAL NON-CASH DISCLOSURE
Acquisition of noncontrolling interest (Note 3)	$—	$8.9
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid, net of amounts capitalized	$11.7	$13.2
Income taxes (received) paid	(0.1)	0.4

See accompanying Notes to Condensed Consolidated Financial Statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In millions, except per share data and unless otherwise indicated)

Note 1. Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements for Quad/Graphics, Inc. and its subsidiaries (the "Company" or "Quad/Graphics") have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such SEC rules and regulations. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated annual financial statements as of and for the year ended December 31, 2009 and notes thereto beginning on page FS-2.

        The results of operations for the three months ended March 31, 2010 are not necessarily indicative of the results that can be expected for the entire year ending December 31, 2010. The financial information contained herein reflects all adjustments, in the opinion of management, necessary for a fair presentation of the Company's results of operations for the three months ended March 31, 2010 and 2009. All significant intercompany transactions have been eliminated in consolidation. These unaudited condensed consolidated financial statements include estimates and assumptions of management that affect the amounts reported in the condensed consolidated financial statements. Actual results could differ from these estimates.

Note 2. Recent Accounting Pronouncements

        In June 2009, the Financial Accounting Standards Board ("FASB") issued accounting guidance which introduces a requirement to perform ongoing assessments to determine whether an entity is a variable interest entity and whether an enterprise is the primary beneficiary of a variable interest entity. In addition, this accounting guidance clarifies that the enterprise that is required to consolidate a variable interest entity will have a controlling financial interest evidenced by (1) the power to direct the activities that most significantly affect the entity's economic performance, and (2) the obligation to absorb losses or the right to receive benefits that are potentially significant to the variable interest entity. Additional disclosures are required regarding involvement with variable interest entities, as well as the methodology used to determine the primary beneficiary of any variable interest entities. The Company adopted this guidance effective January 1, 2010, and the adoption of the accounting guidance did not have a material effect on the Company's consolidated financial statements.

Note 3. Acquisitions

2010 Acquisitions

        On January 25, 2010, Quad/Graphics and World Color Press Inc. ("World Color Press") signed an arrangement agreement in which Quad/Graphics will acquire World Color Press. On March 5, 2010, Quad/Graphics filed with the SEC its Form S-4 registration statement to register with the SEC its Class A common stock to be issued upon consummation of the arrangement. On March 30, 2010, Quad/Graphics and World Color Press jointly announced that they have cleared antitrust regulatory requirements in the United States and Canada in relation to the proposed arrangement.

        The expanded Quad/Graphics will serve customers in the United States, Canada, Mexico, South America and Europe. Upon consummation of the arrangement, Quad/Graphics' shareholders will own approximately 60% of the post-transaction Quad/Graphics outstanding common stock and former World Color Press shareholders will own approximately 40% of the Quad/Graphics outstanding common stock. Simultaneously with the closing of the transaction, $140.0 million will be distributed in cash to Quad/Graphics' existing common shareholders. Quad/Graphics will also provide at least

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 3. Acquisitions (Continued)

$93.3 million to World Color Press to purchase any outstanding warrants not converted to common shares and to fund redemptions of or payments due on any other equity securities not converted to common shares. If less than $93.3 million is required to make such purchases and redemptions, the remainder will be distributed to World Color Press common shareholders in cash.

        The arrangement is expected to close in the summer of 2010, subject to certain regulatory approvals (other than antitrust), shareholder approvals and other closing conditions. See Note 17 for events subsequent to March 31, 2010 pertaining to the World Color Press arrangement.

2009 Acquisitions

        On January 30, 2009, the Company acquired the final 32% interest in Quad/Winkowski Sp. z o.o. ("Quad/Winkowski") to increase the Company's ownership to 100% in exchange for fair value consideration of $8.9 million. Quad/Winkowski's operations are included in the International segment.

Note 4. Restructuring, Impairment and Transaction-Related Charges

        The Company recorded restructuring, impairment and transaction-related charges of $6.3 million and $6.1 million for the three months ended March 31, 2010 and 2009, respectively.

        The restructuring charges recorded are based on restructuring plans that have been committed to by management and are, in part, based upon management's best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities.

        A reconciliation of the Company's restructuring activity for the first three months of 2010 is as follows:

	Employee Terminations	Transaction-Related Charges	Other Charges	Total
Balance at December 31, 2009	$0.1	$—	$1.4	$1.5
Transaction-related charges	—	6.2	—	6.2
Lease termination costs	—	—	0.1	0.1
Cash payments	—	(6.2)	(0.1)	(6.3)

Balance at March 31, 2010	$0.1	$—	$1.4	$1.5

        Restructuring, impairment and transaction-related charges in the first three months of 2010 related to the Corporate segment included $6.0 million of transaction costs incurred in connection with the acquisition of World Color Press and $0.2 million of transaction costs incurred in connection with the equity investment in HGI Company, LLC (discussed further in Notes 3 and 8, respectively). The transaction costs are expensed as incurred in accordance with the applicable accounting guidance. In addition, a charge of $0.1 million for lease termination costs related to the U.S. Print and Related Services segment was recorded during the first three months of 2010.

        Restructuring and impairment charges in the first three months of 2009 entirely related to the U.S. Print and Related Services segment and included $6.1 million for headcount reductions. The headcount reductions included 550 employees, of which all ceased employment during 2009. Payments associated with these employee terminations were complete by the end of 2009.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 5. Goodwill and Other Intangible Assets

        Goodwill at March 31, 2010 and December 31, 2009 was as follows:

	U.S. Print and Related Services	International	Total
Balance at December 31, 2009	$37.5	$2.1	$39.6
Acquisitions	—	—	—

Balance at March 31, 2010	$37.5	$2.1	$39.6

        Goodwill at March 31, 2010 and December 31, 2009 did not include any accumulated impairment losses.

        The components of other intangible assets at March 31, 2010 and December 31, 2009 were as follows:

	March 31, 2010				December 31, 2009
	Weighted Average Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization and Foreign Exchange	Net Book Value	Weighted Average Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization and Foreign Exchange	Net Book Value
Finite-lived intangible assets
Trademarks, patents, licenses and agreements	5	$10.2	$(9.0)	$1.2	5	$10.1	$(8.9)	$1.2
Capitalized software	5	4.1	(0.4)	3.7	5	4.1	(0.1)	4.0
Acquired technology	5	5.3	(1.9)	3.4	5	5.3	(1.7)	3.6

Total finite-lived intangible assets		19.6	(11.3)	8.3		19.5	(10.7)	8.8
Other indefinite-lived intangible assets		1.2	—	1.2		1.2	—	1.2

Total other intangible assets		$20.8	$(11.3)	$9.5		$20.7	$(10.7)	$10.0

        For the three months ended March 31, 2010, the Company recorded additions to intangible assets of $0.1 million as a result of foreign currency translation. For the three months ended March 31, 2009, the Company recorded additions to intangible assets of $0.6 million primarily as a result of internally generated capitalized software.

        Amortization expense for other intangibles was $0.6 million and $0.5 million for the three months ended March 31, 2010 and 2009, respectively. The following table outlines the estimated amortization expense related to intangible assets as of March 31, 2010:

2010	$2.5
2011	2.3
2012	2.1
2013	1.2
2014	0.8

Total	$8.9

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 6. Inventories

        The components of the Company's inventories at March 31, 2010 and December 31, 2009 were as follows:

	March 31, 2010	December 31, 2009
Raw materials and manufacturing supplies	$64.7	$61.3
Work in process	15.5	16.6
Finished goods	13.8	9.4

Total	$94.0	$87.3

        On January 1, 2010 the Company changed its method of accounting for certain inventories from last-in, last-out ("LIFO") method to first-in, first-out ("FIFO"). The Company believes the change is preferable because the FIFO inventory method provides a more meaningful presentation of financial position as it reflects more recent costs in the consolidated balance sheet. Moreover, the change also conforms all of the Company's raw material, work-in-process and finished goods to a single costing method. The impact of the inventory valuation change to FIFO did not result in a material impact on the Company's consolidated results.

Note 7. Property, Plant and Equipment

        The components of the Company's property, plant and equipment at March 31, 2010 and December 31, 2009 were as follows:

	March 31, 2010	December 31, 2009
Land	$74.3	$74.2
Buildings	729.6	731.9
Machinery and equipment	2,801.7	2,821.1
Other	164.3	151.5
Construction in progress	27.0	20.1

	3,796.9	3,798.8
Less: Accumulated depreciation	(2,158.4)	(2,121.5)

Total	$1,638.5	$1,677.3

        Other consists of computer equipment, vehicles, furniture and fixtures and communication related equipment. At March 31, 2010, no events or changes in circumstances indicate that the carrying value of such property, plant and equipment may not be recoverable.

        The Company recognized depreciation expense of $48.6 million for the three months ended March 31, 2010 and 2009.

Note 8. Equity Method Investments in Unconsolidated Entities

        The Company has a 49% ownership interest in Plural Editora e Gráfica ("Plural") and it is accounted for using the equity method of accounting in all periods presented. The Company's

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 8. Equity Method Investments in Unconsolidated Entities (Continued)

percentage of Plural's net results of operations is recorded in the line item entitled equity in earnings from unconsolidated entities in the Company's consolidated statements of operations.

        The condensed statements of operations for Plural for the three months ended March 31, 2010 and 2009 are presented below:

	March 31, 2010	March 31, 2009
Net sales	$23.0	$15.4
Operating income	7.1	3.1
Net earnings	5.5	2.4

        On February 28, 2010, the Company acquired a 47% interest in HGI Company, LLC ("HGI"), a Wisconsin-based commercial printer, for $10.0 million. HGI specializes in short to medium-run books, manuals, directories, publications, marketing collateral and in-store/point-of-purchase materials. HGI is accounted for using the equity method of accounting and is included within the U.S. Print and Related Services segment.

Note 9. Commitments and Contingencies

Commitments

        The Company had firm commitments of approximately $8.3 million to purchase press and finishing equipment at March 31, 2010.

Litigation

        In the normal course of business, the Company is named as a defendant in various other lawsuits in which claims are asserted against the Company. In the opinion of management, the liabilities, if any, which ultimately result from such lawsuits are not expected to have a material adverse effect on the consolidated financial statements of the Company.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 10. Debt

        Long-term debt consists of the following as of March 31, 2010 and December 31, 2009:

	March 31, 2010	December 31, 2009
Master note and security agreement	$724.4	$725.9
Revolving credit agreement—$200 million	58.1	26.5
Revolving credit agreement—$50 million	—	—
International term loan	75.4	81.9
International revolving credit facility	14.2	15.5

Total debt	$872.1	$849.8
Less: Short-term and current portion of long-term debt	(129.2)	(100.1)

Long-term debt	$742.9	$749.7

        Based upon the interest rates available to the Company for borrowings with similar terms and maturities, the fair value of the Company's debt was $926.9 million at March 31, 2010.

Note 11. Financial Instruments and Fair Value Measurements

        The Company has operations in countries that have transactions outside their functional currencies and periodically enters into foreign exchange contracts. These contracts are used to hedge the net exposures of changes in foreign currency exchange rates and are designated as either cash flow hedges or fair value hedges. Gains or losses on net foreign currency hedges are intended to offset losses or gains on the underlying net exposures in an effort to reduce the earnings volatility resulting from fluctuating foreign currency exchange rates.

        The Company also periodically enters into foreign exchange contracts against firm equipment purchase contracts denominated in foreign currencies and natural gas forward purchase contracts to hedge against increases in these costs. Estimated market values were determined based upon quoted market prices.

        Accounting principles generally accepted in the United States of America ("GAAP") defines fair value as the price that would be received for an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability. GAAP also classifies the inputs used to measure fair value into the following hierarchy:

Level 1:	Quoted prices in active markets for identical assets or liabilities. There are no Level 1 assets or liabilities as of March 31, 2010 and December 31, 2009.
Level 2:
Quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability. There are no Level 2 assets or liabilities as of March 31, 2010 and December 31, 2009.
Level 3:	Unobservable inputs for the asset or liability. There are no Level 3 assets or liabilities as of March 31, 2010 and December 31, 2009.

        The fair value of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate their carrying values.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 12. Loss Per Share

        Basic net loss per share is computed by dividing net loss by the weighted average common shares outstanding of 28.1 million and 28.4 million for the three months ended March 31, 2010 and 2009, respectively. Diluted net loss per share includes the effect of dilutive stock options. The Company uses the treasury stock method to calculate the effect of outstanding stock options, which requires the Company to compute total proceeds as the sum of (a) the amount the employee must pay upon exercise of the award, (b) the amount of unearned stock-based compensation costs attributed to future services and (c) the amount of tax benefits, if any, that would be credited to additional paid-in capital assuming exercise of the award. Stock options for which the total employee proceeds from exercise of the stock options exceed the average fair value of the same stock options over the period have an anti-dilutive effect on earnings per share, and accordingly, the Company excludes them from the calculation. For the three months ended March 31, 2010 and 2009, due to the net loss incurred during those periods the assumed exercise of stock options was anti-dilutive and therefore not included in the diluted net loss per share calculation.

        Reconciliations of the numerator and the denominator of the basic and diluted per share computations for the Company's common stock are summarized as follows:

	Three Months Ended March 31,
	2010	2009
Numerator:
Net loss attributable to Quad/Graphics common shareholders	$(8.5)	$(4.5)
Denominator:
Basic weighted average number of common shares outstanding for all classes of common shares	28.1	28.4
Plus: effect of dilutive stock options	—	—

Diluted weighted average number of common shares outstanding for all classes of common shares	28.1	28.4

Net loss attributable to Quad/Graphics common shareholders per share:
Basic and Diluted	$(0.30)	$(0.16)

Cash dividends paid per common share for all classes of common shares	$0.50	$—

Note 13. Stock Options

        The Company has nonqualified stock option plans that allow for the granting of options to key employees and directors. The stock options generally vest at a rate of 5% to 10% per year and expire 90 days after the respective employee's termination from the Company. The Company accounts for share-based compensation by measuring and recognizing compensation expense based on estimated fair values for all share-based awards.

        The Company has authorized 3.9 million Class A common shares for grant in the stock option plan as of March 31, 2010. There are 24,095 shares available for future grants under the Company's stock option plans.
        The Company granted 495,000 options and 395,000 options on January 1, 2010 and 2009, respectively. The grant date fair value of options was $18.78 and $16.24 per share for the grants during

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 13. Stock Options (Continued)

the three months ended March 31, 2010 and 2009, respectively, before assumed forfeitures. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Three Months Ended March 31,
	2010	2009
Expected volatility	27%	23%
Risk-free interest rate	3.8%	2.3%
Expected life (years)	9.8	9.8
Dividend yield	0.0%	0.0%

        The Company determined expected volatility based on the volatility of comparable company stock. The average risk-free interest rate is based on the United States treasury security rate in effect as of the grant date over the term of the expected life. The expected life is based on the term and vesting period of each grant adjusted for historical experience in vesting. No dividend yield is included because dividends are credited to the option holders.

        The Company recognizes compensation expense for stock options over the requisite service period for vesting of the award and recorded total stock-based compensation expense in selling, general and administrative expenses of $1.3 million and $1.1 million for the three months ended March 31, 2010 and 2009, respectively. Total future compensation expense for all stock options granted as of March 31, 2010 is approximately $34.8 million, which is expected to be recognized over the weighted-average vesting period of 4.4 years.

        The following table is a summary of the Company's stock option activity for the three months ended March 31, 2010:

	Shares Under Option (thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (millions)
Outstanding at December 31, 2009	3,343	$17.59	7.6	$50.9
Granted	495	22.50	9.5	4.3
Exercised	(3)	6.79		(0.1)
Cancelled/forfeited/expired	—	—		—

Outstanding at March 31, 2010	3,835	$17.73	7.6	$55.8
Vested and expected to vest at March 31, 2010	3,460	$13.92	7.6	$51.4
Exercisable at March 31, 2010	1,381	$12.14	6.7	$27.6

        The intrinsic value of options exercisable and options outstanding at March 31, 2010 and December 31, 2009 is based on the fair value of the stock price.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 13. Stock Options (Continued)

        Share-based compensation activity for the three months ended March 31, 2010 and 2009 is noted below:

	Three Months Ended March 31,
	2010	2009
Total intrinsic value of stock options exercised	$0.1	$4.4
Cash received from stock option exercises	$0.1	$0.3
Total fair value of stock options vested	$5.7	$5.5

Note 14. Shareholders' Equity

        The Company has three classes of common stock. There are 80.0 million shares of $0.025 par value Class A common stock authorized, of which 21.3 million shares were issued at March 31, 2010 and December 31, 2009. There are 80.0 million shares of $0.025 par value Class B common stock authorized, of which 15.0 million shares were issued at March 31, 2010 and December 31, 2009. There are 20.0 million shares of $0.025 par value Class C common stock authorized, of which 0.5 million shares were issued at March 31, 2010 and December 31, 2009. The Company also has 0.5 million shares of $0.01 par value preferred stock authorized, of which none have been issued at March 31, 2010 and December 31, 2009. At March 31, 2010 and December 31, 2009, the Company had 8.5 million Class A shares, 592 Class B shares and 0.2 million Class C shares in treasury stock.

        Per the Articles of Incorporation, dividends are paid equally for Class A, Class B and Class C common shares. On January 2, 2010, the Board of Directors declared a $0.50 cash dividend for each share of Class A, Class B and Class C common stock outstanding to shareholders of record on January 2, 2010 which was paid on January 22, 2010.

Redeemable equity

        The Company follows the applicable GAAP and SEC authoritative guidance for redeemable stock which requires the Company to record the Class A common stock resulting from exercised stock options, vested stock options, and the Class C common stock at full redemption value at each balance sheet date as the redemption of those securities is not solely within the control of the Company.

        Under the terms of the stock option plans, Class A common stock resulting from exercised options that are held by the employee for more than six months and one day may be put to the Company and redeemed at the then current fair value at the date of the redemption request of the Class A common stock. Per the terms of the stock option plans, the optionee has a put right when there is no adequate public market for the Company shares and (1) a separation of service has occurred or (2) the optionee has experienced an unforeseeable emergency.

        Under the terms of the Articles of Incorporation, the Class C common shares are required to be owned by a qualified employee retirement plan of the Company. Each holder of Class C common stock has a continuous right to have the Class C common stock repurchased by the Company.

        Prior to January 24, 2010, under the terms of the Company profit sharing and 401(k) Plan ("Personal Enrichment Plan"), Class A common stock held in participant accounts associated with profit sharing contributions made prior to December 31, 1999 ("Pre-2000 Accounts") could be

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 14. Shareholders' Equity (Continued)

distributed to the participant upon retirement or termination subject to an automatic call provision, with the form of distribution at the discretion of the participant. The Personal Enrichment Plan was amended on January 24, 2010 to change the forms of distribution for the Pre-2000 Accounts. As a result of this Personal Enrichment Plan amendment, the Class A shares in the Pre-2000 Accounts are no longer required to be classified as redeemable in accordance with the applicable authoritative accounting guidance.

        The fair value of the Company's Class A and Class C redeemable common stock is established as of the last day of the year. That price is adjusted throughout the following year for any dividends declared during that year, with the value reduced from the dividend declaration date forward, until year end when the fair value is adjusted to a current valuation. The valuation methodology is based on a variety of qualitative and quantitative factors including the nature of the business and the history of the enterprise, the economic outlook in general and the condition of the specific industries in which the Company operates, the financial condition of the business, and the Company's ability to generate free cash flow. This determination of the fair market value employs both a comparable public company analysis, which examines the valuation multiples of companies deemed comparable, in whole or in part, to the Company, and a discounted cash flow analysis that determines a present value of the projected future cash flows of the business. The Company regularly assesses the underlying assumptions used in the valuation methodologies. As a result, the Company has utilized this annual fair value for all its common stock transactions, as required by the terms of all Company equity documents.

        The redemption value of the Class A common shares at March 31, 2010 and December 31, 2009 totaled $42.6 million and $133.1 million, respectively, which includes $27.4 million and $24.3 million, respectively, of aggregate intrinsic value of outstanding unexercised vested stock options. Due to the January 24, 2010 Personal Enrichment Plan amendment, the redemption features were eliminated on 2.8 million of Class A common shares at a fair value of $32.00 per share during the three months ended March 31, 2010.

        The redemption value of the Class C qualified employee retirement plan shares at March 31, 2010 and December 31, 2009 totaled $8.2 million and $8.4 million, respectively. There were no Class C common shares redeemed by the Company during the three months ended March 31, 2010.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 14. Shareholders' Equity (Continued)

        Subsequent changes to the redemption value of the securities are charged to retained earnings. During the three months ended March 31, 2010 the balance of redeemable equity decreased by $90.7 million. Additional information regarding the changes in redeemable equity for the three months ended March 31, 2010 is provided in the table below:

	Class A Common Stock		Class C Common Stock
	Shares	Redemption Value	Shares	Redemption Value	Total Redeemable Equity
Balance at December 31, 2009	3.3	$133.1	0.3	$8.4	$141.5
Cash dividends declared	—	(1.7)	—	(0.1)	(1.8)
Elimination of redemption features	(2.8)	(89.6)	—	—	(89.6)
Stock compensation charges	—	1.3	—	—	1.3
Sale of stock for options exercised	—	0.1	—	—	0.1
Decrease in redemption value of redeemable equity	—	(0.6)	—	(0.1)	(0.7)

Balance at March 31, 2010	0.5	$42.6	0.3	$8.2	$50.8

Redeemable equity, common stock and other equity and noncontrolling interests table

        The following table summarizes the Company's equity activity for the three months ended March 31, 2010:

	Quad/Graphics Redeemable Equity	Quad/Graphics Common Stock and Other Equity	Noncontrolling Interests
Balance at December 31, 2009	$141.5	$781.6	$0.3
Net loss	—	(8.5)	—
Foreign currency translation adjustments	—	(8.4)	—
Cash dividends declared	(1.8)	(12.2)	—
Tax distribution dividends declared	—	(0.9)	—
Elimination of redemption features	(89.6)	89.6	—
Stock-based compensation charges	1.3	—	—
Sale of stock for options exercised	0.1	—	—
Decrease in redemption value of redeemable equity	(0.7)	0.7	—

Balance at March 31, 2010	$50.8	$841.9	$0.3

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 15. Comprehensive Loss

        The following table summarizes the Company's comprehensive loss for the three months ended March 31, 2010 and 2009:

	Three Months Ended March 31,
	2010	2009
Net loss	$(8.5)	$(4.5)
Translation adjustments	(8.4)	(12.3)
Net change in unrealized gain on cash flow hedges	—	2.5

Comprehensive loss	$(16.9)	$(14.3)

Comprehensive income attributable to noncontrolling interests	—	—

Comprehensive loss attributable to Quad/Graphics common shareholders	$(16.9)	$(14.3)

Note 16. Segment Information

        The Company operates primarily in the commercial print portion of the printing industry, with related product and service offerings designed to offer customers complete solutions for communicating their messages to target audiences. The Company's operating and reportable segments are aligned with how the chief operating decision maker of the Company currently manages the business. The Company's reportable and operating segments and their product and service offerings are summarized below:

U.S. Print and Related Services

        The U.S. Print and Related Services segment includes the Company's U.S. printing operations, managed as one integrated platform. This segment's products include catalogs, consumer magazines, special interest publications, direct marketing materials and retail inserts. The related service offerings include digital photography, digital imaging, binding, mailing and distribution, and data optimization and analytics services. This segment also includes the design, development, manufacture and service of printing-related auxiliary equipment, as well as the manufacture of ink.

International

        The International segment includes the Company's non-U.S. printing operations in Europe and South America. This segment provides printed products and related services consistent with the U.S. Print and Related Services segment, with the exception of printing-related auxiliary equipment.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 16. Segment Information (Continued)

Corporate

        Corporate consists of unallocated general and administrative activities and associated expenses including, in part, executive, legal, finance, information technology and human resources.

	Net Sales
			Operating Income/(Loss)
	Products	Services
Three months ended March 31, 2010
U.S. Print and Related Services	$298.7	$49.6	$17.8
International	52.6	2.7	(4.8)

Total operating segments	351.3	52.3	13.0
Corporate	—	—	(9.0)

Total	$351.3	$52.3	$4.0

Three months ended March 31, 2009
U.S. Print and Related Services	$306.4	$51.0	$14.0
International	55.0	3.1	(0.3)

Total operating segments	361.4	54.1	13.7
Corporate	—	—	(2.3)

Total	$361.4	$54.1	$11.4

        Restructuring, impairment and transaction-related charges by segment for the three months ended March 31, 2010 and 2009 are described in Note 4.

Note 17. Subsequent Events

        On April 14, 2010, Quad/Graphics filed Amendment No. 1 to its Form S-4 registration statement with the SEC. On May 5, 2010, Quad/Graphics filed Amendment No. 2 to its Form S-4 registration statement with the SEC.

        On April 23, 2010, Quad/Graphics entered into a $1.23 billion debt financing agreement with certain lenders consisting of a $700 million term loan and a $530 million revolving credit facility. This financing agreement is to fund all transaction-related payments for the World Color Press arrangement, refinance Quad/Graphics' existing revolving credit facilities and refinance World Color Press' bankruptcy-related debt obligations outstanding. This $1.23 billion of financing is guaranteed by certain subsidiaries of Quad/Graphics and is secured by substantially all Quad/Graphics' and each subsidiary guarantor's U.S. and Canadian assets, which are currently unencumbered. The $700 million term loan matures on the sixth anniversary of the arrangement closing date, requires variable quarterly principal payments and bears interest at a variable interest rate primarily based on LIBOR, subject to a 1.5% LIBOR minimum rate. The $530 million revolving credit facility matures on the fourth anniversary of the arrangement closing date and bears interest at a variable interest rate primarily based on LIBOR. This financing agreement subjects Quad/Graphics to certain quarterly financial covenants and also includes certain limitations on acquisitions, indebtedness, liens, dividends and repurchases of capital stock.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions, except per share data and unless otherwise indicated)

Note 18. Application of Accounting Standards for Public Companies

        In connection with the transaction described in Note 3, Acquisitions, and Note 17, Subsequent Events, the Company has filed a registration statement on Form S-4 and therefore is now required to follow GAAP applicable to public companies as defined by the applicable accounting standard. Accordingly, the Company applied the following accounting policies in its historical consolidated financial statements.

        The accounting guidance for the classification and measurements of redeemable equity became effective for the Company for all reporting periods, as such the necessary reclassifications have been made to the consolidated financial statements and the necessary disclosures have been added to the notes to consolidated financial statements.

        The accounting guidance for reporting earnings per share became effective for the Company for all reporting periods, as such the necessary disclosures have been added to the consolidated financial statements and the notes to consolidated financial statements.

        The accounting guidance for disclosures for segment reporting became effective for the Company for all reporting periods, as such the necessary disclosures have been added to the notes to consolidated financial statements.

Annex A

ARRANGEMENT AGREEMENT

between

QUAD/GRAPHICS, INC.

and

WORLD COLOR PRESS INC.

dated as of

January 25, 2010

Exhibit A	—	Arrangement Resolution
Exhibit B	—	Plan of Arrangement
Exhibit C	—	Voting and Support Agreement
Exhibit D	—	Sample Calculations of Share Exchange Ratio
Exhibit E	—	Amended and Restated Articles of Incorporation of Acquiror
Exhibit F	—	Regulatory Filings

INDEX OF DEFINED TERMS

Defined Term	Section
Acquiror	Preamble
Acquiror Class A Common Stock	Recitals
Acquiror Contract	Section 7.11
Acquiror Disclosure Schedule	ARTICLE III
Acquiror Employee Benefit Plans	Section 3.13(a)
Acquiror ERISA Affiliate	Section 3.13(a)
Acquiror Financial Statements	Section 3.6(a)
Acquiror Intellectual Property	Section 3.15(a)
Acquiror Labor Contracts	Section 3.14(a)
Acquiror Meeting	Section 1.4(a)
Acquiror Non-US Benefit Plan	Section 3.13(l)
Acquiror Outstanding Amount	Section 7.11
Acquiror Permits	Section 3.10
Acquiror Recent Balance Sheet	Section 3.6(a)
Acquiror Requisite Shareholder Vote	Section 3.4
Acquiror's Costs	Section 6.2(c)
Acquiror Shares	Recitals
Acquiror Stock Options	Section 3.3(a)
Acquiror Stock Plans	Section 3.3(a)
Acquiror Sub	Section 7.11
Acquiror Subs	Section 4.6
Acquiror Voting Trust	Recitals
Acquiror Voting Trust Agreement	Recitals
Acquisition Proposal	Section 7.11
Acting Party	Section 4.10(a)
Adjustment Amount	Section 7.11
Affiliates	Section 7.11
Agreement	Preamble
Amalco	Section 1.1(a)
Arrangement	Section 1.3(a)(i)
Arrangement Resolution	Recitals
Articles of Arrangement	Section 1.3(f)

Defined Term	Section
Bankruptcy and Equity Exception	Section 2.4
Business Day	Section 7.11
Canadian Proceedings	Section 2.24
CBCA	Section 1.3(a)
Change in Recommendation	Section 4.8(a)
Closing	Section 1.9(a)
Closing Date	Section 1.9(a)
Code	Section 2.7(h)
commercially reasonable efforts	Section 7.11
Company	Preamble
Company Arrangement Amount	Section 7.11
Company Circular	Section 7.11
Company Common Shares	Recitals
Company Contract	Section 7.11
Company Debt Instruments	Section 1.3(b)
Company Deferred Share Units	Section 7.11
Company Disclosure Schedule	ARTICLE II
Company DSU Plan	Section 1.2
Company Employee Benefit Plans	Section 2.13(a)
Company ERISA Affiliate	Section 2.13(a)
Company Financial Statements	Section 2.6(a)
Company Indenture	Section 7.11
Company Initial Shares	Section 7.11
Company Intellectual Property	Section 2.15(a)
Company Labor Contracts	Section 2.14(a)
Company Meeting	Section 1.3(b)
Company Non-US Benefit Plan	Section 2.13(l)
Company's Ordinary Course of Business	Section 7.11
Company Outstanding Amount	Section 7.11
Company Permits	Section 2.10
Company Preferred Shares	Section 1.3(b)
Company Preferred Shares Redemption	Section 1.3(c)
Company Preferred Shares Redemption Date	Section 1.3(c)

Defined Term	Section
Company Recent Balance Sheet	Section 2.6(a)
Company Requisite Shareholder Vote	Section 2.4
Company Restricted Share Units	Section 7.11
Company Rights Agreement	Section 2.23
Company RSU Plan	Section 1.2
Company's Costs	Section 6.2(f)
Company Securities Reports	Section 2.22(b)
Company Warrant Cancellation	Section 7.11
Company Warrants	Section 7.11
Confidentiality Agreement	Section 4.18
Consent Agreement	Section 4.3(d)
Contract	Section 7.11
Court	Recitals
Debt Commitment Letter	Section 3.22
Debt Financing	Section 4.4(a)
Director	Section 1.3(f)
Dissent Rights	Section 7.11
Effective Price	Section 7.11
Effective Time	Section 7.11
Employee Benefit Plans	Section 7.11
Environmental Laws	Section 2.12(a)
Equity Interests	Section 7.11
Equity Payment Amounts	Section 7.11
ERISA	Section 7.11
ERISA Affiliate	Section 7.11
Escrowed Shares	Section 7.11
Exchange Act	Section 1.4(b)
Final Order	Section 7.11
Financing Parties	Section 4.4(b)
Form S-4	Section 7.11
General Developments	Section 7.11
Governmental Entity	Section 7.11
Hazardous Substance	Section 7.11

Defined Term	Section
HSR Act	Section 2.2
Indemnified Parties	Section 4.11(a)
Intellectual Property Rights	Section 7.11
Interim Order	Section 7.11
Law	Section 7.11
Liens	Section 7.11
Material Adverse Effect	Section 7.11
Multiemployer Plan	Section 7.11
Order	Section 7.11
Party or Parties	Section 7.11
Person	Section 7.11
Permitted Liens	Section 7.11
Plan of Arrangement	Recitals
Plan of Reorganization	Section 7.11
Regulatory Law	Section 7.11
Related Party Contracts	Section 7.11
Representatives	Section 4.2(a)
Revolving Credit Agreement	Section 1.3(b)
SEC	Section 1.3(b)
SEC Clearance	Section 1.3(b)
Securities Authorities	Section 7.11
Securities Laws	Section 7.11
Senior Notes Indenture	Section 1.3(b)
Share Encumbrances	Section 7.11
Share Exchange Ratio	Section 1.1(b)
Significant Subsidiary	Section 7.11
Subsidiaries	Section 7.11
Superior Proposal	Section 7.11
Taxes	Section 7.11
Tax Return	Section 7.11
Term Facility Agreement	Section 1.3(b)
Termination Date	Section 6.1(c)
Total Shares Outstanding	Section 7.11

Defined Term	Section
Transaction Developments	Section 7.11
U.S. Bankruptcy Code	Section 7.11
U.S. Bankruptcy Court	Section 7.11
U.S. Proceedings	Section 2.24
U.S. Securities Act	Section 2.22(a)
Voting and Support Agreement	Recitals
Voting Debt	Section 7.11

ARRANGEMENT AGREEMENT

        THIS ARRANGEMENT AGREEMENT (this "Agreement") is made and effective as of January 25, 2010 between Quad/Graphics, Inc., a corporation organized and existing under the laws of the State of Wisconsin, U.S.A. ("Acquiror"), and World Color Press Inc., a corporation organized and existing under the laws of Canada ("Company"). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in Section 7.11.

        WHEREAS, the Board of Directors of each of Acquiror and Company has determined that a business combination, pursuant to which Acquiror Sub, an indirect wholly-owned Subsidiary of Acquiror that will be formed after the date of this Agreement, will amalgamate with Company in a transaction whereby (a) all of the assets of Company will be owned by the amalgamated company, (b) Acquiror will own, directly or indirectly, all of the interests in the amalgamated company and (c) certain shares of Class A Common Stock, par value of $0.025 per share, of Acquiror (the "Acquiror Class A Common Stock"), together with certain cash consideration, will be issued and paid in consideration of the surrender of all of the outstanding Common Shares of Company (the "Company Common Shares"), is in the best interests of their respective shareholders;

        WHEREAS, the Board of Directors of Company has approved the transactions contemplated by this Agreement and the Plan of Arrangement, and Company has agreed to submit for approval (a) a special resolution, in the form attached hereto as Exhibit A (as amended from time to time in accordance with this Agreement, the "Arrangement Resolution"), to the holders of the outstanding Company Common Shares and of the outstanding Company Preferred Shares, and (b) a plan of arrangement, in the form attached hereto as Exhibit B (as amended from time to time in accordance with this Agreement, the "Plan of Arrangement"), to the Québec Superior Court (the "Court");

        WHEREAS, the Board of Directors of Acquiror has approved the transactions contemplated by this Agreement and the Plan of Arrangement, and Acquiror has agreed to submit for approval the transactions contemplated by this Agreement to the holders of the outstanding shares of capital stock of Acquiror (collectively, the "Acquiror Shares");

        WHEREAS, as a condition to and inducement to Company's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the trustees under the Amended and Restated Voting Trust Agreement, dated April 29, 2000, as amended (the "Acquiror Voting Trust Agreement"), the trust under the Acquiror Voting Trust Agreement (the "Acquiror Voting Trust") and certain beneficiaries of the Acquiror Voting Trust are executing and delivering a Voting and Support Agreement (the "Voting and Support Agreement") with Company in the form attached hereto as Exhibit C; and

        WHEREAS, Acquiror and Company desire to make certain representations, warranties and covenants in connection with, and to prescribe certain conditions to, the transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and conditions set forth in this Agreement, and intending to be legally bound, Acquiror and Company agree as follows:

ARTICLE I
THE ARRANGEMENT

        Section 1.1.    Arrangement.     Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time and as more fully set forth in the Plan of Arrangement:

        (a)   Company will amalgamate with Acquiror Sub in a transaction in which all of the assets of Company will be owned by the amalgamated company ("Amalco").

        (b)   Each Company Common Share outstanding immediately prior to the Effective Time (other than Company Common Shares owned, directly or indirectly, by Company and other than Company Common Shares with respect to which Dissent Rights have been properly exercised and not withdrawn) will be converted into the right to receive an amount of a share of Acquiror Class A Common Stock calculated by dividing the Company Arrangement Amount by the Company Outstanding Amount (rounded to the nearest fourth decimal) (the "Share Exchange Ratio"). For the avoidance of doubt, Exhibit D sets forth illustrative examples of the foregoing calculation. Notwithstanding any other provision in this Agreement, no fractional share of Acquiror Class A Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Arrangement; instead, Acquiror will pay to each holder of Company Common Shares who otherwise would be entitled to a fractional share of Acquiror Class A Common Stock an amount in cash (without interest) determined by multiplying such fraction by an amount equal to (i) the average of the daily high and low sales prices per share of Company Common Shares on the Toronto Stock Exchange on the last trading day immediately preceding the Closing Date divided by (ii) the Share Exchange Ratio.

        (c)   Subject to Section 1.3(b) and Section 1.3(c), to the extent set forth in the Plan of Arrangement, each Company Preferred Share outstanding immediately prior to the Effective Time will be redeemed for a fixed cash purchase price determined in accordance with the restated articles of incorporation of the Company (less applicable withholdings).

        (d)   Each Company Common Share and each Company Preferred Share that is owned directly or indirectly by Company immediately prior to the Effective Time will be automatically canceled and retired and will cease to exist, and no consideration shall be delivered in exchange therefor.

        Section 1.2.    Company DSU Plan and Company RSU Plan.     Not later than immediately prior to the Effective Time, Company shall cause the Board of Directors of Company or any committee administering Company's Amended and Restated Deferred Share Unit Plan (the "Company DSU Plan") and Company's Restricted Share Unit Plan (the "Company RSU Plan") to adopt all resolutions, take all actions and obtain all consents necessary to provide that:

        (a)   all outstanding Company Deferred Share Units and Company Restricted Share Units, whether or not vested, shall immediately after the Effective Time (i) be cancelled or (ii) become fully vested and shall be converted, in settlement and cancellation thereof, into a right to receive, at such time as is specified in the Plan of Arrangement, a lump sum cash payment by Amalco of an amount determined pursuant to the terms of the applicable plan (less applicable withholdings);

        (b)   the Company DSU Plan and the Company RSU Plan shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any Equity Interest of Company or any of its Subsidiaries shall be canceled, at such time as is specified in the Plan of Arrangement, without any liability on the part of Company or any of its Subsidiaries (except as otherwise expressly provided in this Agreement); and

        (c)   no Person shall have any right under the Company DSU Plan or the Company RSU Plan or under any other plan, program, agreement or arrangement with respect to any Equity Interest of Company or any of its Subsidiaries (except as otherwise expressly provided in this Agreement) after the Effective Time.

At such time after the Effective Time as is specified in the Plan of Arrangement, Amalco shall pay the holders of Company Deferred Share Units and Company Restricted Share Units the cash payments specified in this Section 1.2; provided, however, that any payment of such amount to John V. Howard Jr. shall be paid on the Business Day following the six-month anniversary of his separation from service as such term is defined in Section 409A of the Code. No interest shall be paid or accrue on such cash payments. Company shall cooperate with Acquiror, and keep Acquiror reasonably informed, with respect to all resolutions, actions and consents that Company intends to adopt, take and obtain in connection with the matters described in this Section 1.2. Without limitation, Company shall provide Acquiror with a reasonable opportunity to review and comment on all such resolutions and consents. Notwithstanding anything contrary in this Agreement, Company shall cause the Board of Directors of Company to refrain from (i) taking any action intended to convert the outstanding Company Deferred Share Units or Company Restricted Share Units into comparable Equity Interests of Acquiror, (ii) issuing any additional Company Deferred Share Units or Company Restricted Share Units on or after the date of this Agreement except any issuance of Company Deferred Share Units to members of the Board of Directors of Company pursuant to the Company DSU Plan in full or partial payment of periodic director retainer fees at times and in amounts consistent with the past practices of Company, or (iii) obtaining the approval of Company shareholders with respect to the Company DSU Plan; provided that, Company or the Board of Directors of Company may obtain such approval with respect to the Company DSU Plan as long as such approval is given subject to the condition that the transaction contemplated hereby is not completed. Notwithstanding anything to the contrary in this Agreement, Company shall (a) seek to obtain the approval of Company shareholders with respect to the amendment of the Company RSU Plan in the manner contemplated in the November 2009 communication to certain Company employees concerning the possible grant of Company Restricted Share Units under the Company RSU Plan under a proposed concept labeled the Worldcolor Long-Term Incentive Plan—Emergence Grant and (b) adopt all resolutions, take all actions and obtain all consents necessary to provide that any awards resulting from approval of such proposal shall, immediately prior to the Effective Time, (i) be cancelled or (ii) become fully vested and converted into Company Common Shares included in the calculation of the Company Outstanding Amount and treated pursuant to Section 1.1(b).

        Section 1.3.    Company Implementation Steps.

        (a)   As promptly as reasonably practicable after the date of this Agreement, Company shall apply, in a manner reasonably acceptable to Acquiror, to the Court under Section 192 of the Canada Business Corporations Act (the "CBCA") and, in cooperation with Acquiror, prepare, file and diligently pursue an application, for the Interim Order, which shall provide (among other things):

            (i)  for the class of persons to whom notice shall be provided in respect of the proposed arrangement under Section 192 of the CBCA on the terms and subject to the conditions set forth in the Plan of Arrangement (the "Arrangement") and the Company Meeting and for the manner in which such notice shall be provided;

           (ii)  that the requisite approval for the Arrangement Resolution shall be two-thirds of the votes cast on the Arrangement Resolution by those holders of Company Common Shares (other than the Escrowed Shares) and of Company Preferred Shares present in person or represented by proxy at the Company Meeting, voting together as a single class, with each Company Common Share (other than the Escrow Shares) entitling the holder thereof to one vote on the Arrangement Resolution and each Company Preferred Share entitling the holder thereof to that number of votes to which such holder is entitled on the record date for the Company Meeting pursuant to the restated articles of incorporation of Company on the Arrangement Resolution;

          (iii)  that, in all other respects, the terms, restrictions and conditions of Company's restated articles of incorporation and by-laws as in effect as of the date of this Agreement, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

          (iv)  for the grant of the Dissent Rights to the holders of Company Common Shares (other than the Escrowed Shares);

           (v)  for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

          (vi)  that the Company Meeting may be adjourned or postponed from time to time by Company (subject to the terms of this Agreement) without the need for additional approval of the Court;

         (vii)  confirmation of the record date for the purposes of determining the shareholders of Company entitled to receive material and vote at the Company Meeting in accordance with the Interim Order; and

        (viii)  for such other matters as Company may reasonably require subject to obtaining the prior written consent of Acquiror, such consent not to be unreasonably withheld, conditioned or delayed.

        (b)   Company shall use commercially reasonable efforts to provide as a step in the Plan of Arrangement that all the outstanding Class A Convertible Preferred Shares of Company (the "Company Preferred Shares") shall be redeemed in connection with the Arrangement and the other transactions contemplated hereby unless, within a specified minimum period of days prior to the Effective Time reasonably acceptable to Acquiror, the holders of Company Preferred Shares exercise their right to convert the Company Preferred Shares into Company Common Shares. Company shall be entitled to implement arrangements to provide for the conditional conversion of the Company Preferred Shares in connection with the Arrangement, such arrangements to be satisfactory to Acquiror acting reasonably. In addition, with the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), at any time after the date hereof, Company may seek to obtain the consents of the relevant counterparties to amend each of the Credit Agreement dated as of July 21, 2009 with respect to the senior secured revolving credit facility in an aggregate principal amount of $350 million (the "Revolving Credit Agreement"), the Term Facility Credit Agreement dated as of July 21, 2009 with respect to the senior secured term facility in an aggregate principal amount of $450 million (the "Term Facility Agreement") and the Indenture dated as of July 21, 2009 with respect to the 10% senior guaranteed notes due July 15, 2013 (the "Senior Notes Indenture", and together with the Revolving Credit Agreement and the Term Facility Agreement, the "Company Debt Instruments") to provide that the redemption of all the outstanding Company Preferred Shares in accordance with the restated articles of incorporation of Company as in effect as of the date hereof by Company shall be permitted under each of the Company Debt Instruments.

        (c)   If the Plan of Arrangement does not provide that all the outstanding Company Preferred Shares shall be redeemed in connection with the Arrangement and the other transactions contemplated hereby, then as soon as reasonably practical after the satisfaction or waiver of the conditions set forth in ARTICLE V (excluding the conditions that, by their terms, cannot be satisfied until the Closing Date) and if there are any Company Preferred Shares outstanding as of such time, Company shall call for redemption in accordance with their terms and consummate, without recourse to Company other than payment of the applicable purchase price, the redemption of all outstanding Company Preferred Shares for a fixed cash purchase price determined in accordance with the restated articles of incorporation of Company as in effect as of the date hereof (less applicable withholdings) (the "Company Preferred Shares Redemption"); provided, however, that Company shall not be required to redeem any Company Preferred Shares that shall have been converted into Company Common Shares prior to the Company Preferred Shares Redemption Date in accordance with the restated articles of incorporation of Company as in effect on the date hereof. In such event, the Parties shall cooperate so that the Company Preferred Shares Redemption occurs on the Closing Date (the "Company Preferred Shares Redemption Date").

        (d)   Promptly after the date of this Agreement, Company will contact the trustee under the Senior Notes Indenture and use commercially reasonable efforts to cause the trustee to consent to implement and/or amend the Senior Notes Indenture (to the extent that such consent is required under the Senior Notes Indenture) to provide for such mechanics as the parties agree are reasonably necessary to cause the Senior Notes Indenture to be terminated (or otherwise to cause the restrictive covenants contained therein to be inapplicable) prior to or as of the Effective Time, including by defeasing or redeeming the notes to be issued under the Senior Notes Indenture immediately prior to or as of the Effective Time and by committing to issue cash in lieu of notes. Company shall cooperate in good faith with Acquiror in connection with the foregoing, and in no event shall Company, without Acquiror's prior written consent, agree to make any payments or incur any liability in connection with the foregoing in excess of the cost of defeasing the maximum principal amount of notes potentially issuable under Senior Notes Indenture and, to the extent related thereto, the Plan of Reorganization.

        (e)   Company shall, as soon as reasonably practicable after obtaining the Interim Order and after the United States Securities and Exchange Commission (the "SEC") has informed Acquiror that it has no further comments with respect to or will not review ("SEC Clearance") the Form S-4 and the Form S-4 has become effective, and consistent with the provisions set forth in Section 4.8, duly take all lawful action to call, give written notice of, convene and hold a special meeting of its shareholders (including any adjournment or postponement thereof, the "Company Meeting") in accordance with the Interim Order for the purpose of voting upon the approval of the Arrangement Resolution by the holders of Company Common Shares (other than the Escrowed Shares) and Company Preferred Shares (and for any other proper purpose as may be set out in the notice for such meeting as agreed by Company and Acquiror).

        (f)    If the Interim Order is obtained and the Arrangement Resolution is approved at the Company Meeting as provided for in the Interim Order and as required by applicable Law, then, subject to the terms of this Agreement, Company shall, as soon as reasonably practicable thereafter and in any event no later than three Business Days thereafter, complete all actions necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 192 of the CBCA.

        (g)   After obtaining the Final Order and subject to the satisfaction or waiver of the conditions set forth in ARTICLE V (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of such conditions), Company shall send articles of arrangement of Company in respect of the Arrangement (the "Articles of Arrangement"), together with such other documents as may be required in connection therewith under the CBCA, to the Director appointed pursuant to Section 260 of the CBCA (the "Director"), for endorsement and filing by the Director to give effect to the Arrangement.

        Section 1.4.    Acquiror Implementation Steps.

        (a)   Acquiror shall, as soon as reasonably practical after the date of this Agreement but in any event no earlier than the Company Meeting and consistent with Section 4.8, duly take all lawful action to call, give written notice of, convene and hold a meeting of its shareholders (the "Acquiror Meeting") for the purpose of voting upon the approval of the transactions contemplated hereby by the shareholders of Acquiror.

        (b)   If the transactions contemplated by this Agreement are approved at the Acquiror Meeting, then Acquiror shall, at any time prior to the Closing, register the Acquiror Class A Common Stock under Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act").

        (c)   Subject to obtaining the Final Order and the satisfaction or waiver of all other conditions set forth in ARTICLE V, on the Closing Date and prior to the Closing, Acquiror shall file such documents with the Wisconsin Department of Financial Institutions as are necessary to cause Acquiror's restated articles of incorporation to be amended and restated in substantially the form attached hereto as Exhibit E.

        Section 1.5.    Certain Adjustments.     Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, (a) the outstanding Acquiror Shares shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, (b) a stock dividend or dividend payable in any other securities of Acquiror shall be declared with a record date within such period, (c) any other securities of Acquiror shall be declared with a record date within such period or (d) any similar event shall have occurred, then the Share Exchange Ratio shall be appropriately adjusted to provide the holders of Company Common Shares the same economic effect as contemplated by this Agreement and the Plan of Arrangement prior to such event.

        Section 1.6.    Dissenting Shares.     Prior to the Effective Time, Company shall provide Acquiror with prompt written notice of any purported exercise or withdrawal of Dissent Rights by any shareholder of Company that is received by Company in relation to the Arrangement or the Company Meeting. Subject to applicable Law, Company shall provide Acquiror with the opportunity to participate in and direct all negotiations and proceedings with respect to any exercise of such Dissent Rights. Except as required by applicable Law, Company shall not make any payment with respect to, or settle or offer to settle, or otherwise negotiate, Dissent Rights without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed).

        Section 1.7.    [Reserved]

        Section 1.8.    Court Proceedings.     Subject to the terms of this Agreement and upon Company's reasonable request, Acquiror will cooperate with and assist Company in connection with its efforts to seek the Interim Order and the Final Order, including by providing Company on a timely basis any information required to be supplied by Acquiror in connection therewith.

        Section 1.9.    Closing.

        (a)   The closing of the Arrangement and other transactions contemplated hereby (the "Closing") shall occur at the time set forth in the Plan of Arrangement at a place to be specified by the Parties on a date which shall be no later than four days after the date that is the later of (i) the date that the conditions set forth in ARTICLE V (excluding conditions that, by their terms, cannot be satisfied until the Closing Date but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, and (ii) the date that all the outstanding Company Preferred Shares have been converted or redeemed (except that in the event that all the outstanding Company Preferred Shares will be redeemed pursuant to the Arrangement, the Closing shall occur on a date which shall be no later than four days after the date provided in subclause (i) above) (or such other time and date as shall be set forth in a written agreement of the Parties) (the actual date of the Closing is referred to as the "Closing Date"); provided that after all the conditions set forth in ARTICLE V have been satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of such conditions), Acquiror may, by giving advance written notice to Company, elect to postpone the Closing Date for so long as Acquiror advises Company is necessary to permit Acquiror to complete an offering of debt securities to lower the cost of the Debt Financing, provided that such postponement shall be for no more time than is reasonably necessary to complete such financing and shall continue only so long as Acquiror reasonably believes such offering of securities is likely to occur, and in any event shall not be later than 30 days after the date that the conditions set forth in ARTICLE V (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, provided, further, that in the event Acquiror requests to delay the Closing Date in accordance with the foregoing, the Closing shall no longer be subject to the satisfaction of any of the conditions set forth in Sections 5.2(a), 5.2(c), 5.2(e) (to the extent relating to the foregoing conditions), 5.2(g) and 5.2(h), except that prior to Effective Time, Company shall nevertheless deliver to Acquiror a certification of the Chief Executive Officer, the Chief Financial Officer or another executive officer (reasonably acceptable to Acquiror) of Company to the effect that each of the conditions specified in

Sections 5.2(a), 5.2(c), 5.2(g) and 5.2(h) is satisfied as of the date that Acquiror requests to delay the Closing Date in accordance with the foregoing.

        (b)   On the Closing Date, Acquiror shall file such documents with the Wisconsin Department of Financial Institutions as are necessary to cause Acquiror's restated articles of incorporation to be amended and restated in substantially the form attached hereto as Exhibit E.

        (c)   On the Closing Date, Company shall file the Articles of Arrangement with the Director. The Articles of Arrangement shall implement the Plan of Arrangement.

        (d)   On the Closing Date at the time set forth in the Plan of Arrangement, each Company Common Share outstanding immediately prior to the Effective Time shall be exchanged or converted as set forth in the Plan of Arrangement, and from and after the Effective Time, the Arrangement shall have the effects provided by applicable Law, including the CBCA.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF COMPANY

        Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered by Company to Acquiror prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule"), Company represents and warrants to Acquiror as follows:

        Section 2.1.    Organization and Qualification.     Each of Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has full power and authority to own, operate and lease the properties and assets owned or used by it and to carry on its business as and where such is now being conducted. Each of Company and its Subsidiaries is duly licensed or qualified to do business as a foreign corporation (or other applicable entity), and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Attached to Section 2.1 of the Company Disclosure Schedule is a correct and complete copy of the restated articles of incorporation and by-laws of Company, including any amendments thereto, as presently in effect.

        Section 2.2.    Subsidiaries.     Section 2.2 of the Company Disclosure Schedule sets forth a correct and complete list of (a) all of Company's Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary's outstanding Equity Interests owned by Company, a Subsidiary of Company and any other Person and (b) Company's or its Subsidiaries' outstanding Equity Interests in any other Person other than securities of a publicly traded company held for investment by Company or any of its Subsidiaries and consisting of less than 1% of the outstanding Equity Interests of such Person. Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Company under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act").

        Section 2.3.    Capitalization.

        (a)   The authorized capital stock of Company consists entirely of (i) an unlimited number of Company Common Shares and 12,500,000 Company Preferred Shares. As of the date of this Agreement, 73,285,000 Company Common Shares and 12,500,000 Company Preferred Shares were issued and outstanding. As of the date of this Agreement, there are outstanding (i) Company Deferred Share Units representing the right to receive cash equal to the value of an aggregate of 369,676.05 Company Common Shares under the Company DSU Plan and (ii) Company Restricted Share Units representing the right to receive cash equal to the value of an aggregate of 819,022.57 Company Common Shares under the Company RSU Plan. Section 2.3(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date of this Agreement, of the number of Company Deferred Share Units granted under the Company DSU Plan and Company Restricted Share Units granted under the Company RSU Plan and the holders, dates of grant, expiration dates and vesting schedules thereof.

        (b)   Except as set forth above and except for the Company Warrants, as of the date of this Agreement, no Equity Interests of Company have been issued or reserved for issuance or are outstanding. All issued and outstanding Company Common Shares and Company Preferred Shares are duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights and registration rights. No Company Common Shares or Company Preferred Shares have been issued in violation of any preemptive (or similar) rights.

        (c)   All issued and outstanding Equity Interests of each Subsidiary are (i) duly authorized, validly issued, fully paid and nonassessable, (ii) free of preemptive (or similar) rights and registration rights and (iii) are owned by Company or a wholly-owned Subsidiary free and clear of any Share Encumbrances. Neither Company nor any of its Subsidiaries is obligated to make any contribution to the capital of, make any loan to or guarantee the debts of, any Person, including any joint venture or similar entity.

        (d)   No Voting Debt of Company or any of its Subsidiaries is issued or outstanding. Except for the Company Warrants, there are no options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, restricted stock, stock-based performance units or Contracts of any kind to which Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests in, or any security convertible or exercisable for or exchangeable into any Equity Interest of, Company or any of its Subsidiaries or any Voting Debt of Company or any of its Subsidiaries, (ii) obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit or Contract or (iii) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Equity Interests of Company or any of its Subsidiaries.

        (e)   There are no Share Encumbrances to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound relating to the issued or unissued Equity Interests of Company or any of its Subsidiaries (including any such Contracts that may limit in any way the solicitation of proxies by or on behalf of Company from, or the casting of votes by, its shareholders with respect to the Arrangement) or granting to any Person the right to elect, or to designate or nominate for election, a director to the Board of Directors of Company or a director of the board of directors or similar supervisory body of any Subsidiary of Company. There are no programs in place or outstanding obligations of Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any Equity Interests of Company or any of its Subsidiaries or (ii) to vote or to dispose of any Equity Interest of any of Company's Subsidiaries.

        (f)    Company has made each dividend payment with respect to the Company Preferred Shares in compliance with, and as required by, Company's restated articles of incorporation, and there are no accrued and unpaid dividends due to holders of the Company Preferred Shares, other than dividends accrued in the current quarter.

        Section 2.4.    Authorization.     Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Arrangement, to the approval of the Arrangement Resolution by the affirmative vote of two-thirds of the votes cast on the Arrangement Resolution by those holders of Company Common Shares (other than Escrowed Shares) and Company Preferred Shares present in person or represented by proxy at the Company Meeting, voting together as a single class (the "Company Requisite Shareholder Vote"), and approval by the Court of the Interim Order and the Final Order. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, and no other corporate proceedings on the part of Company or its shareholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby, other than the approval of the Arrangement Resolution by the Company Requisite Shareholder Vote or as may be required in the Interim Order and the Final Order. This Agreement has been duly executed and delivered by Company and, assuming due authorization, execution and delivery by Acquiror, constitutes a legal, valid and binding obligation of Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

        Section 2.5.    No Violation.

        (a)   The execution and delivery by Company of this Agreement do not, and the performance by Company of this Agreement will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or the loss of, any properties or assets of Company or any of its Subsidiaries pursuant to (i) any Law or Order, (ii) any provision of the articles of incorporation, by-laws or other charter documents of Company or any of its Subsidiaries or (iii) any Contract to which Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or of any license, permit, approval, authorization or consent of any Governmental Entity held by, or affecting, or relating in any way to, the properties, assets or business of, Company or any of its Subsidiaries, except, in the case of this subclause (iii), as individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. The execution and delivery by Company of this Agreement do not, and the performance by Company of this Agreement will not, result in the creation of any Share Encumbrance upon any Equity Interests of Company or any of its Subsidiaries or any Lien upon any of the material properties or assets of Company or any of its Subsidiaries (excluding, in the case of Liens on any of material properties or assets, any Permitted Liens).

        (b)   Except for (i) filings as required by applicable requirements of the Securities Laws and the Regulatory Laws, (ii) the filing and recordation of appropriate documents as required by the CBCA and (iii) filings that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Company or any of its Subsidiaries in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except (A) where the failure to obtain such waiver, consent, approval or authorization would not prevent or materially delay the performance by Company of its obligations under this Agreement or (B) in connection with any submission or filing described in subclauses (i), (ii) and (iii) above.

        Section 2.6.    Company Financial Statements.

        (a)   Attached to Section 2.6(a) of the Company Disclosure Schedule are financial statements of Company and its Subsidiaries (collectively, the "Company Financial Statements") consisting of (i) the audited consolidated financial statements (including balance sheets and statements of income, comprehensive income, shareholders' equity and cash flows) of Company and its Subsidiaries for each of the fiscal years ended December 31, 2008 and December 31, 2007 (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinion of KPMG LLP, independent accountants for Company for such years, and (ii) an unaudited consolidated balance sheet of Company and its Subsidiaries as of September 30, 2009 (the "Company Recent Balance Sheet") and the related unaudited statements of income, comprehensive income, shareholders' equity and cash flows for the nine months then ended. The Company Financial Statements (A) were prepared in accordance with generally accepted accounting principles in Canada applied on a consistent basis (except, in the case of unaudited statements, for the absence of footnote disclosure) and with the books and records of Company and its Subsidiaries, and (B) fairly present the assets, liabilities, financial position, results of operations and cash flows of Company and its Subsidiaries as of the dates and for the periods indicated.

        (b)   Attached to Section 2.6(b) of the Company Disclosure Schedule is a statement reflecting all reconciliations required to reconcile the Company Financial Statements to generally accepted accounting principles in the United States in accordance with Item 18 of Form 20-F.

        (c)   Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, Company and its Subsidiaries do not have any material liabilities or obligations that generally accepted accounting principles in Canada (as applied by Company on a consistent basis) would require to be reflected or reserved against on a balance sheet, other than (A) liabilities or obligations reflected or reserved against on the Company Recent Balance Sheet, (B) those liabilities or obligations pursuant to the Plan of Reorganization that are set forth in Section 2.6(c) of the Company Disclosure Schedule, and (C) liabilities or obligations that were incurred since the date of the Company Recent Balance Sheet in Company's Ordinary Course of Business that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Company.

        Section 2.7.    Tax Matters.

        (a)   All Taxes of Company and its Subsidiaries attributable to periods preceding or ending with the date of the Company Recent Balance Sheet have been paid or have been included in a liability accrual for the specific Taxes on the Company Recent Balance Sheet. Since the date of the Company Recent Balance Sheet, neither Company nor any of its Subsidiaries has incurred any Taxes other than Taxes incurred in Company's Ordinary Course of Business.

        (b)   Each of Company and its Subsidiaries has timely filed all Tax Returns required to be filed, and all such Tax Returns were and are correct and complete, except for failures to so file or failures to be so correct and complete that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

        (c)   Each of Company and its Subsidiaries has duly withheld, collected and timely paid all Taxes that it was required to withhold, collect and pay relating to amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person, except for failures to withhold, collect or pay that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

        (d)   No claim has been made by any taxing authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns that such entity is or may be subject to Tax or required to file a Tax Return in such jurisdiction, except for those instances where neither the imposition of any such Tax nor the filing of any such Tax Return (and the obligation to pay the Taxes reflected thereon), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. There are no outstanding waivers or comparable consents that have been given by Company or any of its Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Tax Returns, other than in Company's Ordinary Course of Business. Neither Company nor any of its Subsidiaries is subject to any Liens for Taxes, other than Liens for current Taxes not yet due and payable.

        (e)   Neither Company nor any of its Subsidiaries has received from any Tax authority with respect to Tax periods ending on or after December 31, 2002: (i) any notice of underpayment of Taxes or other deficiency, or notice of proposed adjustment; (ii) any request for information relating to Taxes; or (iii) any notice indicating an intent to commence an audit.

        (f)    Since January 1, 2005, neither Company nor any of its Subsidiaries has requested or received a Tax ruling, private letter ruling, technical advice memorandum, advance pricing agreement, competent authority relief or similar agreement, or has entered into a closing agreement or contract with any taxing authority that, in each case, remains outstanding or effective. Neither Company nor any of its Subsidiaries is subject to a Tax sharing, allocation, indemnification or similar Contract (except such Contracts as are solely between Company and its Subsidiaries) pursuant to which it could have an obligation to make a payment to any Person in respect of Taxes. Neither Company nor any of its Subsidiaries has entered into any gain recognition agreement under Section 367 of the Code.

        (g)   Company is not and has never been a "United States person" within the meaning of Section 7701(a)(30) of the Code. At no time has any Subsidiary of Company been a member of an affiliated group of corporations that filed a consolidated U.S. federal income tax return, other than a group the common parent of which at such time was a Subsidiary of Company. No affiliated group of corporations of which any Subsidiary of Company has been a member has discontinued filing consolidated U.S. federal income tax returns during the three years preceding the Closing Date. Neither Company nor any of its Subsidiaries has any liability for the Taxes of any person other than Company and its Subsidiaries, whether such liability arises under Treas. Reg. § 1.1502-6 or under any comparable provision of state, local, or foreign law, or arises by contract, or as a transferee or successor, or otherwise.

        (h)   Neither Company nor any of its Subsidiaries is participating or has participated in a reportable or listed transaction within the meaning of Treas. Reg. § 1.6011-4 or Section 6707A(c) of the United States Internal Revenue Code of 1986, as amended (the "Code"). With respect to all Tax periods ending on or after December 31, 2002: (i) Company and each of its Subsidiaries have disclosed on their U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code; and (ii) neither Company nor any of its Subsidiaries has received a Tax opinion with respect to any transaction relating to Company or any of its Subsidiaries other than a transaction in the ordinary course of business. Neither Company nor any of its Subsidiaries is the direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect with respect to any transaction or Tax opinion relating to Company or any of its Subsidiaries.

        (i)    Neither Company nor any of its Subsidiaries has (i) been the "distributing corporation" or a "controlled corporation" (within the meaning of Section 355 of the Code) with respect to a transaction that was purported to be governed in whole or in part by Section 355 of the Code, (ii) participated in an international boycott within the meaning of Section 999 of the Code, or (iii) made or revoked any election under Treas. Reg. § 301.7701-3 regarding classification as a corporation, as a partnership, or as a disregarded entity.

        (j)    No Subsidiary of Company is, or has been at any time within the five years preceding the Closing Date, a "United States real property holding corporation" within the meaning of Section 897(c) of the Code.

        Section 2.8.    Absence of Certain Changes.     From July 21, 2009 through the date of this Agreement, (a) Company and its Subsidiaries have conducted their respective businesses only in Company's Ordinary Course of Business in all material respects, (b) there has not been any change, event, development, condition, occurrence or combination of changes, events, developments, conditions or occurrences that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Company, (c) neither Company nor any of its Subsidiaries has increased the compensation or benefits of, or granted or paid any benefits to, any director, officer or other employee, or taken any similar action, except, in the case of this subclause (c), (i) to the extent required under the terms of any Contracts, trusts, funds or Company Employee Benefit Plans disclosed in the Company Disclosure Schedule, (ii) for increases in the compensation or benefits of officers of Company that, in the aggregate, are not material and (iii) for increases in the compensation or benefits of other employees of Company and its Subsidiaries in Company's Ordinary Course of Business, and (d) there has not been any action taken by Company or any of its Subsidiaries that would have required the consent of Acquiror under Section 4.1(b) if such action was taken after the date of this Agreement.

        Section 2.9.    Litigation; Orders.     There is no claim, action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative, pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries or any of their respective officers or directors (in such capacity) or any of their respective businesses or assets, at law or in equity, before or by any Governmental Entity or arbitrator, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. None of Company, any of its Subsidiaries or any of their respective businesses or assets is subject to any Order of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. The term "knowledge" when used in this Agreement with respect to Company shall mean the actual knowledge of Mark A. Angelson, Brian Freshi, Guy Trahan, John Ross, Kristopher Wood, Lorien Gallo, John Howard, Ann Pantel, Lenny DiPalma, Dean Wimer, David Blair and Andy Hines.

        Section 2.10.    Permits.     Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, Company and its Subsidiaries hold all licenses, permits, approvals, authorizations and consents of all Governmental Entities that are necessary for the operation of their respective businesses as now being conducted (collectively, the "Company Permits"), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of Company, threatened. Company and its Subsidiaries are in compliance with the terms of Company Permits, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company.

        Section 2.11.    Compliance with Laws.

        (a)   Company and its Subsidiaries, and their respective assets, are in compliance with all Laws and Orders, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company.

        (b)   To the knowledge of Company, none of Company, any of its Subsidiaries or any director, officer, employee, agent or other person associated with or acting on behalf of Company or any of its Subsidiaries is an official, agent or employee of any government or Governmental Entity or political party or a candidate for any political office. During the previous five years, to the knowledge of Company, none of Company, any of its Subsidiaries or any director, officer, employee, agent or other person associated with or acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (iii) made any payments or gifts to any governmental officials out of funds of Company or any of its Subsidiaries (but excluding payments to governmental agencies in amounts legally due and owing by Company or any of its Subsidiaries), (iv) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Company or any of its Subsidiaries or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business for Company or any of its Subsidiaries, to obtain special concessions for Company or any of its Subsidiaries or to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries.

        Section 2.12.    Environmental Matters.

        (a)   Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws and Orders relating to pollution, protection of the environment or human health, occupational safety and health or sanitation and all other applicable Laws and Orders relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, migration, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, together with any plan, notice or demand letter issued, entered, promulgated or approved thereunder (collectively, "Environmental Laws"). Neither Company nor any of its Subsidiaries has received any written notice of (i) any material violation of an Environmental Law or (ii) the institution of any claim, action, suit, proceeding, investigation or inquiry by any Governmental Entity or other Person alleging that Company or any of its Subsidiaries may be in material violation of or materially liable under any Environmental Law.

        (b)   Neither Company nor any of its Subsidiaries has (i) placed, held, located, released, discharged, transported or disposed of any Hazardous Substances on, under, from or at any of the properties currently or previously owned or operated by Company or any of its Subsidiaries, except in a manner that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, (ii) any liability for any Hazardous Substance disposal or contamination on any of Company's or any of its Subsidiaries' properties or any other properties that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company, (iii) reason to know of the presence of any Hazardous Substances on, under, at or coming from any of Company's or any of its Subsidiaries' properties or any other properties but arising from the conduct of operations of Company or any of its Subsidiaries, except in a manner that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, or (iv) received any written notice of (A) any actual or potential liability for the response to or remediation of Hazardous Substances at or arising from any of Company's or any of its Subsidiaries' properties or any other properties or (B) any actual or potential liability for the costs of response to or remediation of Hazardous Substances at or arising from any of Company's or any of its Subsidiaries' properties or any other properties, in the case of both subclauses (A) and (B), that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. Company has provided Acquiror with correct and complete copies of all material environmental reports in the possession of Company or any of its Subsidiaries or their respective Representatives or consultants and in the case of Representatives and consultants, to the extent such reports were prepared or obtained for or at the direction of Company or any of its Subsidiaries, relating to properties currently or formerly owned or operated by Company or any of its Subsidiaries.

        (c)   There are no acts, omissions, circumstances or conditions that would reasonably be expected to lead to material liability under Environmental Laws with respect to the business or operations of Company or any of its Subsidiaries or the current or former ownership or operation of any real estate by Company or any of its Subsidiaries.

        (d)   No Environmental Law imposes any material obligation on Company or any of its Subsidiaries arising out of or as a condition to any transaction contemplated hereby, including any requirement to modify or transfer any Company Permit, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgement, or covenant in any land records, or the modification of or provision of notice under any Contract or consent Order.

        (e)   Neither Company nor any of its Subsidiaries has any material obligation, pursuant to any agreement, by operation of Law or otherwise, for any claims related to compliance with, or liability under, any Environmental Law.

        Section 2.13.    Employee Benefits.

        (a)   Section 2.13(a) of the Company Disclosure Schedule sets forth a correct and complete list of all Employee Benefit Plans that are maintained by Company, any of its Subsidiaries or any ERISA Affiliate of Company or any of its Subsidiaries (each, a "Company ERISA Affiliate") or to which Company, any of its Subsidiaries or any Company ERISA Affiliate is obligated to contribute, for current or former employees or directors (or dependents or beneficiaries thereof) of Company, any of its Subsidiaries or any Company ERISA Affiliate (collectively, the "Company Employee Benefit Plans").

        (b)   Section 2.13(b) of the Company Disclosure Schedule sets forth a correct and complete list of each Company Employee Benefit Plan (excluding the Company Non-US Benefit Plans) that is a Multiemployer Plan. During the last five years, none of Company, its current or former Subsidiaries or any current or former Company ERISA Affiliate has (A) withdrawn from any Multiemployer Plan in a complete or partial withdrawal under circumstances in which any withdrawal liability was not satisfied in full or (B) engaged in a transaction that is subject to Section 4069 of ERISA. None of Company, any of its Subsidiaries or any Company ERISA Affiliate is or has ever been a party to any multiple employer plan, as that term is defined in Section 413(c) of the Code or a multiple employer welfare arrangement as that term is defined in Section 3(40) of ERISA.

        (c)   Section 2.13(c) of the Company Disclosure Schedule sets forth a correct and complete list of each Company Employee Benefit Plan (excluding the Company Non-US Benefit Plans) that is a "single employer plan," as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA. None of Company, any of its Subsidiaries or any Company ERISA Affiliate has incurred any outstanding liability under Section 4062, 4063 or 4064 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. None of the Company Employee Benefit Plans set forth in Section 2.13(c) of the Company Disclosure Schedule or any other plan, fund or program maintained or contributed to by Company, any of its Subsidiaries or any Company ERISA Affiliate within the past six years that is subject to Title IV of ERISA has been terminated so as to subject, directly or indirectly, any assets of Company or any of its Subsidiaries to any liability, contingent or otherwise, or the imposition of any Lien under Title IV of ERISA. No proceeding has been initiated by any Person (including the Pension Benefit Guaranty Corporation) to terminate any such plan. No "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any such plan, and no such reportable event will occur as a result of the transactions contemplated hereby. No such plan is in "at risk" status within the meaning of Section 303 of ERISA.

        (d)   Company and each of its Subsidiaries have reserved, to the extent permitted by applicable Law, the right to amend, terminate or modify at any time all Company Employee Benefit Plans (excluding the Company Non-US Benefit Plans), except as limited by the terms of a collective bargaining agreement, and other than with respect to Company Employee Benefit Plans that are executive compensation contracts and other bi-lateral agreements or arrangements between Company and its Affiliates on the one hand and an individual on the other hand.

        (e)   The Internal Revenue Service has issued a currently effective favorable determination letter with respect to each Company Employee Benefit Plan (excluding the Company Non-US Benefit Plans) that is intended to be a "qualified plan" within the meaning of Section 401 of the Code, and each trust maintained pursuant thereto has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS. Each such Company Employee Benefit Plan has been timely amended since the date of the latest favorable determination letter in accordance with all applicable Laws. Nothing has occurred with respect to the operation of any such Company Employee Benefit Plan that is reasonably likely to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code or the assertion of claims by "participants" (as that term is defined in Section 3(7) of ERISA) other than routine benefit claims.

        (f)    None of Company, its Subsidiaries, the officers or directors of Company or any of its Subsidiaries or the Employee Benefit Plans (excluding the Company Non-US Benefit Plans) that are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that would subject Company, any of its Subsidiaries or any officer or director of Company or any of its Subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502 of ERISA.

        (g)   There are no material claims (except claims for benefits payable in Company's Ordinary Course of Business and proceedings with respect to qualified domestic relations orders), or any suits or proceedings pending or, to the knowledge of Company, threatened against or involving any Company Employee Benefit Plan (excluding the Company Non-US Benefit Plans), asserting any rights or claims to benefits under any Company Employee Benefit Plan (excluding the Company Non-US Benefit Plans) or asserting any claims against any administrator, fiduciary or sponsor thereof. There are no pending or, to the knowledge of Company, threatened investigations by any Governmental Entity involving any Company Employee Benefit Plans (excluding the Company Non-US Benefit Plans).

        (h)   All Company Employee Benefit Plans (excluding the Company Non-US Benefit Plans) have been established, maintained and administered in accordance with their terms and with all provisions of applicable Laws, including ERISA and the Code, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. All material contributions or premiums required to be made to, or benefit liabilities arising under the terms of, each Company Employee Benefit Plan (excluding the Company Non-US Benefit Plans) for all periods have been made or adequately reserved for or have been disclosed as liabilities on the Company Recent Balance Sheet.

        (i)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will: (i) increase any benefits otherwise payable under any Company Employee Benefit Plan (excluding the Company

Non-US Benefit Plans); (ii) result in any acceleration of the time of payment or vesting of any such benefits; (iii) limit or prohibit the ability to amend or terminate any Company Employee Benefit Plan (excluding the Company Non-US Benefit Plans); (iv) require the funding of any trust or other funding vehicle in respect of any Company Employee Benefit Plan (excluding the Company Non-US Benefit Plans); or (v) renew or extend the term of any agreement in respect of compensation for a U.S. employee of Company or any of its Subsidiaries that would create any liability to Company, Acquiror or their respective Affiliates.

        (j)    Neither Company nor any of its Subsidiaries have made any payments, or have been or is a party to a Contract or an Employee Benefit Plan (including this Agreement) that would obligate it to make payments, (either before or after the Closing Date) that will not be deductible because of Section 162(m) or Section 280G of the Code.

        (k)   None of Company, any of its Subsidiaries or any Company ERISA Affiliate has communicated to any current or former employee or director any intention or commitment to establish or implement any additional material Company Employee Benefit Plan or to amend or modify, in any material respect, any existing Company Employee Benefit Plan (excluding the Company Non-US Benefit Plans).

        (l)    With respect to each Company Employee Benefit Plan that is subject to the Law of any jurisdiction other than the United States (a "Company Non-US Benefit Plan"), except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company: (i) to the knowledge of Company, all employer and employee contributions to each Company Non-US Benefit Plan required by Law or by the terms of such Company Non-US Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices; (ii) to the knowledge of Company, all Company Non-US Benefit Plans have been established, registered, administered, funded and invested in accordance with their terms, including the terms of the material documents that support such Company Non-US Benefit Plan, any applicable Company Labor Contract and all requirements of applicable Law, (iii) each Company Non-US Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate Governmental Entities; (iv) to the extent any Company Non-US Benefit Plan is intended to qualify for special tax treatment, such Company Non-US Benefit Plan meets all requirements for such treatment; (v) to the knowledge of Company, no event has occurred respecting any Company Non-US Benefit Plan that would entitle any Person (without the consent of Company) to wholly wind-up or terminate any Company Non-US Benefit Plan; (vi) none of the Company Non-US Benefit Plans provide for benefit increases or the acceleration of, or an increase in, funding obligations that are contingent upon, or will be triggered by, the completion of the transactions contemplated herein; (vii) there are no unfunded liabilities in respect of any Company Non-US Benefit Plan, including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies where applicable; (viii) none of the Company Non-US Benefit Plans provide benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependants of such employees; and (ix) there is no proceeding, action, suit or claim (other than routine claims for payments of benefits) pending or threatened involving any Company Non-US Benefit Plan or its assets.

        Section 2.14.    Labor and Employee Matters.

        (a)   Except for those Contracts with a labor union, labor organization or works council that are set forth in Section 2.16 of the Company Disclosure Schedule (the "Company Labor Contracts"), neither Company nor any of its Subsidiaries is party to, or bound by, any labor agreement or collective bargaining agreement with any labor union, labor organization or works council or group of employees. Except for the Company Labor Contracts, there are no labor agreements or collective bargaining agreements that pertain to any of the employees of Company or any of its Subsidiaries. Except as described in the Company Labor Contracts, no employees of Company or any of its Subsidiaries are legally organized or recognized as a labor organization or represented by any labor union, labor organization or works council with respect to their employment with Company or any of its Subsidiaries.

        (b)   To the knowledge of Company, no labor union, labor organization, works council or group of employees of Company or any of its Subsidiaries has made a pending demand for recognition, certification, representation or bargaining, and there are no representation or certification proceedings or petitions pending or, to the knowledge of Company, threatened to be brought or filed with the National Labor Relations Board or any other Governmental Entity. To the knowledge of Company, there are no organizational attempts relating to labor unions, labor organizations or works councils occurring with respect to any employees of Company or any of its Subsidiaries, and none have occurred within the previous 12 months.

        (c)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, (i) there are no unfair labor practice charges or complaints or appeals of such matters against Company or any of its Subsidiaries pending or, to the knowledge of Company, threatened before the National Labor Relations Board or any other Governmental Entity, (ii) there are no labor strikes, slowdowns, stoppages, walkouts, lockouts or other labor-related disputes pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries, (iii) there are no pending or, to the knowledge of Company, threatened grievances or arbitration proceedings against or involving Company or any of its Subsidiaries arising out of or under any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contract or Company Employee Benefit Plan with any labor union, labor organization, works council or group of employees and (iv) Company and its Subsidiaries have complied with all hiring and employment obligations under the Office of Federal Contract Compliance Programs rules and regulations, where applicable. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, require any consent or approval of, or any consultation with, any labor union, labor organization, works council or group of employees of Company or any of its Subsidiaries.

        Section 2.15.    Intellectual Property.

        (a)   Company and its Subsidiaries have good title to or, with respect to items not owned by Company or its Subsidiaries, sufficient rights to use all Intellectual Property Rights that are owned or licensed by Company or any of its Subsidiaries or utilized by Company or any of its Subsidiaries in the conduct of their respective businesses (all of the foregoing items are referred to as the "Company Intellectual Property"). To conduct the business of Company and its Subsidiaries as presently conducted, neither Company nor any of its Subsidiaries requires any Intellectual Property Rights that Company and its Subsidiaries do not already own or license. Company has no knowledge of any infringement or misappropriation by others of Intellectual Property Rights owned or used by Company or any of its Subsidiaries. The conduct of the businesses of Company and its Subsidiaries does not infringe on or misappropriate any Intellectual Property Rights of others. The consummation of the transactions contemplated hereby, including the Arrangement, will not impair any rights of Company or any of its Subsidiaries in, to or under any Company Intellectual Property.

        (b)   No claims with respect to Company Intellectual Property are pending or, to the knowledge of Company, threatened by any Person (i) to the effect that the manufacture, performance, sale or use of any product, process or service as now used or offered or proposed for use or sale by Company or any of its Subsidiaries infringes on any Intellectual Property Rights of any Person, (ii) against the use by Company or any of its Subsidiaries of any Company Intellectual Property or (iii) challenging the ownership, validity, enforceability or effectiveness of any Company Intellectual Property.

        Section 2.16.    Certain Contracts.

        (a)   Except as set forth in Section 2.16 of the Company Disclosure Schedule, and except for Contracts with customers other than the Contracts with the largest 25 customers for the fiscal year ended December 31, 2009 (determined on the basis of the expected total dollar amount of net sales) if applicable, neither Company nor any of its Subsidiaries is a party to or bound by any Contract that: (i) involves or would reasonably be expected to involve aggregate future payments by Company and/or its Subsidiaries in excess of $5,000,000 or its foreign currency equivalent as of the date of this Agreement or aggregate future payments to Company and/or its Subsidiaries in excess of $5,000,000 or its foreign currency equivalent as of the date of this Agreement (excluding purchase orders received and accepted by Company and/or its Subsidiaries in Company's Ordinary Course of Business), (ii) would be required to be filed with the SEC under Item 601 of Regulation S-K of the Exchange Act, if Company was subject thereto, (iii) provides for or otherwise relates to joint venture, partnership, strategic alliance or similar arrangements, (iv) contains any non-competition, exclusivity, confidentiality or other obligation that purports to limit in any material respect the manner in which, or the geographic areas in which, the business of Company or any of its Subsidiaries may be conducted or, after the Effective Time, would have the effect of limiting in any material respect the manner in which, or the geographic areas in which, the business of Acquiror or any of its Subsidiaries may be conducted, (v) constitutes or provides for indentures, mortgages, promissory notes, loan agreements, guarantees, letter of credit or other agreements or instruments of Company or any of its Subsidiaries or commitments for the borrowing or the lending by Company or any of its Subsidiaries of amounts in excess of $1,000,000, (vi) is a license of Intellectual Property Rights to or from Company or any of its Subsidiaries that is material to the business of Company or any of its Subsidiaries, (vii) with any labor union, labor organization or works council, (viii) contains any type of provision that becomes applicable due to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, but, in the case of this subclause (viii), excluding those Contracts that contain provisions that relate solely to the payment of a monetary amount of less than $5,000,000, or (ix) is material to Company and its Subsidiaries taken as a whole, irrespective of amount or duration.

        (b)   Each Company Contract is valid and binding on Company and/or its Subsidiaries, as applicable, and in full force and effect. Each of Company and its Subsidiaries and, to the knowledge of Company, the other Person or Persons thereto has in all material respects performed all of its obligations required to be performed by it under each Company Contract, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company.

        (c)   As of the date of this Agreement, no customer of Company or any of its Subsidiaries that, individually or in the aggregate with its Affiliates, accounted for 1.0% or more of the consolidated revenues of Company and its Subsidiaries during the 12-month period preceding the date of this Agreement has cancelled or otherwise terminated its relationship with Company or any Subsidiary of Company. As of the date of this Agreement, no group of customers of Company or any of its Subsidiaries that, in the aggregate, accounted for 3.0% or more of the consolidated revenues of Company and its Subsidiaries during the 12-month period preceding the date of this Agreement has cancelled or otherwise terminated its relationship with Company or any Subsidiary of Company.

        Section 2.17.    Properties and Assets.     Each of Company and its Subsidiaries owns good and marketable title to the properties and assets that are material to its business (other than properties and assets held under valid leases or licenses), free and clear of all Liens, except those Liens for Taxes not yet due and payable and such other Liens or minor imperfections of title, if any, that do not materially detract from the value or interfere with the present use of the affected property or asset. Such properties and assets, together with all properties and assets held by Company and its Subsidiaries under leases or licenses, include all tangible and intangible property, assets, Contracts and rights necessary or required for the operation of the business of Company and its Subsidiaries as presently conducted.

        Section 2.18.    Insurance.     All material insurance policies maintained by Company or any of its Subsidiaries, including policies with respect to fire, casualty, general liability, business interruption and product liability, are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the respective businesses, properties and assets of Company and its Subsidiaries and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for failures to maintain such insurance policies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Company and each of its Subsidiaries have made all payments required to maintain such policies in full force and effect. Neither Company nor any of its Subsidiaries has received notice of default under any such policy or notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to any such policy. Section 2.18 of the Company Disclosure Schedule sets forth the aggregate annual premiums that Company is paying with respect to Company's directors and officers insurance policy for the current policy period that includes the date of this Agreement.

        Section 2.19.    Company Board Approval.     The Board of Directors of Company, by resolutions duly adopted by vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) determined that this Agreement and the Arrangement are fair to the holders of Company Common Shares and in the best interests of Company, (b) approved this Agreement, the Arrangement and the other transactions contemplated hereby and (c) recommended that the shareholders of Company approve the Arrangement Resolution and directed that such matter be submitted to a vote by Company's shareholders at the Company Meeting.

        Section 2.20.    Opinion of Financial Advisor.     Company has received the opinion of Morgan Stanley & Co. Incorporated, to the effect that, as of the date of such opinion, the consideration to be received by the holders of Company Common Shares pursuant to the Arrangement was fair, from a financial point of view, to the holders of Company Common Shares, and a copy of such opinion has been delivered to Acquiror. It is agreed and understood that such opinion is for the benefit of the Company's Board of Directors and may not be relied upon by Acquiror or Acquiror Sub.

        Section 2.21.    Affiliate Transactions.     Section 2.21 of the Company Disclosure Schedule sets forth a correct and complete list of all Related Party Contracts to which Company or any of its Subsidiaries is party. To the knowledge of Company, no Affiliate of Company, or any family member of such Affiliate, has any direct or indirect interest in (i) any entity that does business with Company or any of its Subsidiaries or is competitive with the business of Company or any of its Subsidiaries or (ii) any property, asset or right that is used by Company or any of its Subsidiaries in the conduct of its respective business.

        Section 2.22.    Certain Securities Law Matters.

        (a)   Company is a "reporting issuer" or the equivalent in each of the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and not in any other jurisdiction and is in material compliance with all applicable Securities Laws, including the Sarbanes-Oxley Act of 2002. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since July 21, 2009, neither Company nor any of its Affiliates has made, arranged, modified (in any material way), or forgiven personal loans to any executive officer or director of Company. The Company Common Shares are listed only on, and Company is in material compliance with the rules and policies of, the Toronto Stock Exchange. Company is a "foreign private issuer," as that term is used in Rule 3b-4 promulgated under the Exchange Act, and has no reason to believe it will not qualify as a "foreign private issuer" at any time prior to the Effective Time. Company is not an investment company registered or required to be registered under the United States Investment Company Act of 1940, as amended. Since December 31,

2008, Company has not made an offering of securities registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act").

        (b)   Since December 31, 2008, Company has filed all forms, reports, schedules, proxy statements, circulars, statements, prospectuses and other documents (including all exhibits thereto) required to be filed with all applicable securities regulatory authorities and self-regulatory organizations, including the Toronto Stock Exchange (which documents, as they have been amended since the time of their filing, and including the exhibits thereto, are referred to collectively in this Agreement as the "Company Securities Reports"). Company has heretofore furnished to Acquiror all Company Securities Reports that are not filed with and publicly available through the System for Electronic Data, Analysis and Retrieval (SEDAR) of the Canadian Securities Authorities. The Company Securities Reports (including any financial statements or schedules included or incorporated by reference therein) (i) when filed, complied in all material respects with the requirements of the Securities Laws and (ii) do not (except to the extent revised or superseded by a subsequent filing with the applicable regulatory authority or self-regulatory organization), and did not at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Company has not filed with the Québec Securities Commission or any other applicable regulatory authority or self-regulatory organization any confidential material change report that remains confidential. No Subsidiary of Company is required to file any forms, reports, schedules, proxy statements, circulars, statements, prospectuses and other documents with any securities regulatory authority or self-regulatory organization.

        (c)   Each of the principal executive officer and the principal financial officer of Company (or each former principal executive officer and former principal financial officer of Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company Securities Reports. To the knowledge of Company, there are no facts or circumstances that would prevent Company's principal executive officer and principal financial officer from giving such certifications without qualification when next due. (For purposes of this subsection, "principal executive officer" and "principal financial officer" shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act of 2002.)

        (d)   Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including policies and procedures that provide reasonable assurance (i) that Company and its Subsidiaries maintain records that in reasonable detail accurately and fairly reflect their respective transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in Canada, (iii) that receipts and expenditures are executed only in accordance with authorizations of management and the Board of Directors of Company and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Company's and its Subsidiaries' assets that could have a material effect on Company's financial statements. Company has evaluated the effectiveness of Company's internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company Securities Report or any amendment thereto its conclusions about the effectiveness of its internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. To the extent required by applicable Law, Company has disclosed, in any applicable Company Securities Report or any amendment thereto, any change in Company's internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, Company's internal control over financial reporting. The principal executive officer and the principal financial officer of Company have disclosed to Company's auditors and the audit committee of the Board of Directors of Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company's internal control over financial reporting, and Company has made available to Acquiror a summary of any such disclosure.

        (e)   Company has designed its disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that all information required to be disclosed by Company in the reports it files or submits under the Exchange Act is made known to the principal executive officer and the principal financial officer of Company by others within Company to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the applicable rules and forms. Company has evaluated the effectiveness of Company's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company Securities Report or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

        (f)    Company has made available to Acquiror copies of any comments from any Securities Authority or self-regulatory organization with respect to the Company Securities Reports that Company has received since December 31, 2008, together with copies of Company's responses thereto, and as of the date hereof, no such comments remain outstanding or otherwise unresolved. There are no inquiries, reviews or investigations by any Security Authority or self-regulatory organization or internal investigations pending or, to the knowledge of Company, threatened, in each case, relating to Company or any of its Subsidiaries.

        (g)   As of the date of this Agreement, to the knowledge of Company, no accounting rule, opinion, standard, consensus or pronouncement applicable to Company or any of its Subsidiaries has been adopted by any Securities Authority, the Financial Accounting Standards Board, the Emerging Issues Task Force, the Public Company Accounting Oversight Board or any similar body that Company or any of its Subsidiaries is required to implement but has not yet implemented as of the date of this Agreement and that, if so implemented, would reasonably be expected to have a Material Adverse Effect on Company.

        (h)   No attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any Subsidiary of Company, has reported to Company's chief legal counsel or principal executive officer evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents pursuant to Section 307 of the Sarbanes-Oxley Act of 2002.

        (i)    Since December 31, 2008, to the knowledge of Company, no employee of Company or any of its Subsidiaries has provided or is providing information to any Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act of 2002 by Company or any of its Subsidiaries.

        Section 2.23.    Company Rights Agreement.     Company and the Board of Directors of Company have taken all necessary action to defer any "Separation Time" of "Rights" (as such terms are defined in the Company Rights Agreement) that may occur pursuant to that certain Shareholder Rights Plan Agreement, dated August 20, 2009, between Company and Computershare Investor Services Inc. (the "Company Rights Agreement") as a result of this Agreement and the transactions contemplated hereby. Company has made available to Acquiror a complete and correct copy of the Company Rights Agreement, as amended through the date of this Agreement.

        Section 2.24.    Bankruptcy Matters.     The Plan of Reorganization is in full force and effect, and Company has implemented or is implementing the terms of the Plan of Reorganization. To the best of its knowledge, Company is, in all material respects, in compliance with all of the orders entered, respectively, by the U.S. Bankruptcy Court and the Quebec Superior Court. Specifically, for illustrative purposes and for the elimination of uncertainty, Company (a) has, in the Chapter 11 proceedings pending before the U.S. Bankruptcy Court (the "U.S. Proceedings"), assumed or rejected all applicable executory contracts between it and third parties in the U.S. Proceedings and paid or otherwise resolved all of its cure obligations in respect of such executory contracts; (b) has paid, will pay, or has made arrangements to pay, as applicable, all of the governmental fees required to be paid under 28 U.S.C. § 1930 in respect of the U.S. Proceedings and any similar requirements under the Companies' Creditors Arrangement Act in respect of the proceedings pending before the Quebec Superior Court (the "Canadian Proceedings"); (c) has resolved or transferred to a non-related entity to resolve any and all adversary proceedings pending in the U.S. Proceedings as of the effective date of the Plan of Reorganization, and, in the U.S. Proceedings, has resolved or transferred to a non-related entity to resolve all causes of action against persons arising under sections 544, 545, 547, 548, or 553 of the U.S. Bankruptcy Code or similar state laws; (d) with respect to all claims that have been or are being asserted in the U.S. Proceedings or the Canadian Proceedings on account of Taxes, such claims have been paid or will be addressed in the U.S. Proceedings or the Canadian Proceedings, as applicable, and will be resolved and/or paid as provided for under the Plan of Reorganization; (e) has established appropriate claims resolution procedures incident to each of the U.S. Proceedings and the Canadian Proceedings, which in the U.S. Proceedings was approved by order of the U.S. Bankruptcy Court entered November 5, 2009; (f) intends, pursuant to the Plan of Reorganization and the indenture authorized by it, to issue unsecured notes in an aggregate principal amount not to exceed $75,000,000 (plus any interest, surcharges and other amounts payable consistent with the indenture) and/or cash in lieu thereof to holders of Class 3 Claims in the U.S. Proceedings under the Plan of Reorganization in full satisfaction and discharge of their claims, and anticipates making payments on account of and/or in satisfaction of such unsecured notes in accordance with the terms and conditions of the indenture; (g) does not anticipate filing any plan amendments and anticipates applying for a final decree from the U.S. Bankruptcy Court as soon as reasonably practicable after the U.S. Proceedings have been fully administered and all claims have been finally determined and either allowed and/or disallowed and expunged; (h) has resolved or is resolving any claims filed in the U.S. Proceedings by any Governmental Entity, including such claims that involve environmental damage or remediation; and (i) has, to the best of its knowledge, taken all steps necessary, if any, specifically required under either the Plan of Reorganization or applicable bankruptcy laws, (A) to provide notice to all parties affected by or interested in the Arrangement and (B) to obtain any necessary and appropriate judicial order in respect of the Arrangement.

        Section 2.25.    No Brokers or Finders.     With the exception of the engagement of Morgan Stanley & Co. Incorporated and UBS Securities Canada Inc. by Company, none of Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated hereby. Company has provided Acquiror with a correct and complete copy of any engagement letter or other Contract between Company and Morgan Stanley & Co. Incorporated and/or UBS Securities Canada Inc. relating to the Arrangement and the other transactions contemplated hereby.

        Section 2.26.    Full Disclosure.     As of the date hereof, there is no non-public information about Company and its Subsidiaries not otherwise disclosed in this Agreement, the Company Securities Reports, the Company Disclosure Schedule or otherwise disclosed to Acquiror through the electronic data room established for such purpose as of the date hereof that a reasonable investor would consider material to a decision whether to buy or sell Company Common Shares. "Material" information for this purpose means any information to which there is a substantial likelihood that a reasonable investor would attach importance in reaching a decision to buy, sell or hold any securities of Company because the information would significantly alter the total mix of information available to such investor.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR SUB

        Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered by Acquiror to Company prior to the execution and delivery of this Agreement (the "Acquiror Disclosure Schedule"), each of Acquiror and Acquiror Sub (subject to Section 4.6) represents and warrants to Company as follows:

        Section 3.1.    Organization and Qualification.     Each of Acquiror and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has full power and authority to own, operate and lease the properties and assets owned or used by it and to carry on its business as and where such is now being conducted. Each of Acquiror and its Subsidiaries is duly licensed or qualified to do business as a foreign corporation (or other applicable entity), and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror. Attached to Section 3.1 of the Acquiror Disclosure Schedule is a correct and complete copy of the restated articles of incorporation and by-laws of Acquiror, including any amendments thereto, as presently in effect.

        Section 3.2.    Subsidiaries.     Section 3.2 of the Acquiror Disclosure Schedule sets forth a correct and complete list of (a) all of Acquiror's Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary's outstanding Equity Interests owned by Acquiror, a Subsidiary of Acquiror and any other Person and (b) Acquiror's or its Subsidiaries' outstanding Equity Interests in any other Person other than securities of a publicly traded company held for investment by Acquiror or any of its Subsidiaries and consisting of less than 1% of the outstanding Equity Interests of such Person. Acquiror does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Acquiror under the HSR Act.

        Section 3.3.    Capitalization.

        (a)   The authorized capital stock of Acquiror consists entirely of (i) 80,000,000 shares of Acquiror Class A Common Stock, 80,000,000 shares of Class B Common Stock, par value of $0.025 per share, 20,000,000 shares of Class C Common Stock, par value of $0.025 per share, and 500,000 shares of Preferred Stock, par value of $0.01 per share. As of the date of this Agreement, (ii) 12,843,145 shares of Acquiror Class A Common Stock, 15,005,672 shares of Class B Common Stock, 245,353 shares of Class C Common Stock and 0 shares of Preferred Stock were issued and outstanding, and (iii) 8,461,791 shares of Acquiror Class A Common Stock, 592 shares of Class B Common Stock, 218,553 shares of Class C Common Stock and 0 shares of Preferred Stock were held in treasury of Acquiror. As of the date of this Agreement, there are outstanding options to acquire Acquiror Shares from Acquiror representing in the aggregate the right to acquire 3,837,634 shares of Acquiror Class A Common Stock (collectively, the "Acquiror Stock Options") under the Acquiror Amended 1990 Stock Option Plan or the Acquiror 1999 Nonqualified Stock Option Plan. (collectively, the "Acquiror Stock Plans").

        (b)   At the Effective Time, (i) all of the issued and outstanding capital stock of Acquiror Sub will be owned by Acquiror, and (ii) there will be (A) no other shares of capital stock or voting securities of Acquiror Sub, (B) no securities of Acquiror Sub convertible into or exchangeable for shares of capital stock or voting securities of Acquiror Sub and (C) no options or other rights to acquire from Acquiror Sub, and no obligations of Acquiror Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Acquiror Sub. Prior to the Effective Time, Acquiror Sub will have no, assets, liabilities or obligations of any nature other than those incident to its formation and the Arrangement and the other transactions contemplated by this Agreement.

        (c)   Except as set forth above, as of the date of this Agreement, no Equity Interests of Acquiror have been issued or reserved for issuance or are outstanding. All issued and outstanding Acquiror Shares are duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights and registration rights. No Acquiror Shares have been issued in violation of any preemptive (or similar) rights.

        (d)   All issued and outstanding Equity Interests of each Subsidiary are (i) duly authorized, validly issued, fully paid and nonassessable, (ii) free of preemptive (or similar) rights and registration rights and (iii) are owned by Acquiror or a wholly-owned Subsidiary free and clear of any Share Encumbrances. Neither Acquiror nor any of its Subsidiaries is obligated to make any contribution to the capital of, make any loan to or guarantee the debts of, any Person, including any joint venture or similar entity.

        (e)   No Voting Debt of Acquiror or any of its Subsidiaries is issued or outstanding. There are no options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, restricted stock, stock-based performance units or Contracts of any kind to which Acquiror or any of its Subsidiaries is a party or by which any of them is bound (i) obligating Acquiror or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests in, or any security convertible or exercisable for or exchangeable into any Equity Interest of, Acquiror or any of its Subsidiaries or any Voting Debt of Acquiror or any of its Subsidiaries, (ii) obligating Acquiror or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit or Contract or (iii) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Equity Interests of Acquiror or any of its Subsidiaries.

        (f)    There are no Share Encumbrances to which Acquiror or any of its Subsidiaries is a party or by which Acquiror or any of its Subsidiaries is bound relating to the issued or unissued Equity Interests of Acquiror or any of its Subsidiaries (including any such Contracts that may limit in any way the solicitation of proxies by or on behalf of Acquiror from, or the casting of votes by, its shareholders with respect to the Arrangement) or granting to any Person the right to elect, or to designate or nominate for election, a director to the Board of Directors of Acquiror or a director of the board of directors or similar supervisory body of any Subsidiary of Acquiror. There are no programs in place or outstanding obligations of Acquiror or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any Equity Interests of Acquiror or any of its Subsidiaries or (ii) to vote or to dispose of any Equity Interest of any of Acquiror's Subsidiaries.

        Section 3.4.    Authorization.     Each of Acquiror and Acquiror Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the adoption of this Agreement by Acquiror as the sole shareholder of Acquiror Sub and the approval of the consummation of the transactions contemplated hereby by the affirmative vote of more than 50% of the votes cast by those holders of Acquiror Shares (including the votes cast by the trustees under the Acquiror Voting Trust Agreement with respect to the Acquiror Shares held under the Acquiror Voting Trust Agreement) present in person or represented by proxy at the Acquiror Meeting at which a quorum is present, with all of the Acquiror Shares voting together as a single class in one instance and the shares of Class B Common Stock of Acquiror voting separately as a single class in another instance (the "Acquiror Requisite Shareholder Vote"). The approval by written consent of the beneficiaries of the Acquiror Voting Trust holding trust certificates representing at least two thirds of the capital stock of Acquiror then held under the Acquiror Voting Trust and the approval of at least three fourths of the trustees of the Acquiror Voting Trust are the only authorization or approval required pursuant to the Voting Trust Agreement in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Acquiror Sub, and no other corporate proceedings on the part of Acquiror or its shareholders or Acquiror Sub are necessary to authorize this Agreement and to consummate the transactions contemplated hereby, other than the adoption of this Agreement by Acquiror as the sole shareholder of Acquiror Sub and the approval of the transactions contemplated by this Agreement by the Acquiror Requisite Shareholder Vote. This Agreement has been duly executed and delivered by each of Acquiror and Acquiror Sub and, assuming due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of Acquiror and Acquiror Sub, enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        Section 3.5.    No Violation.

        (a)   The execution and delivery by Acquiror of this Agreement do not, and the performance by Acquiror of this Agreement will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or the loss of, any properties or assets of Acquiror or any of its Subsidiaries pursuant to (i) any Law or Order, (ii) any provision of the articles of incorporation, by-laws or other charter documents of Acquiror or any of its Subsidiaries or (iii) any Contract to which Acquiror or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or of any license, permit, approval, authorization or consent of any Governmental Entity held by, or affecting, or relating in any way to, the properties, assets or business of, Acquiror or any of its Subsidiaries, except, in the case of this subclause (iii), as individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror. The execution and delivery by Acquiror of this Agreement do not, and the performance by each of Acquiror of this Agreement will not, result in the creation of any Share Encumbrance upon any Equity Interests of Acquiror or any of its Subsidiaries or any Lien upon any of the material properties or assets of Acquiror or any of its Subsidiaries (excluding, in the case of Liens on any of material properties or assets, any Permitted Liens).

        (b)   Except for (i) filings as required by applicable requirements of the Securities Laws and the Regulatory Laws, (ii) the filing and recordation of appropriate documents as required by the CBCA and the Wisconsin Business Corporation Law and (iii) filings that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Acquiror or any of its Subsidiaries in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except (A) where the failure to obtain such waiver, consent, approval or authorization would not prevent or materially delay the performance by Acquiror of its obligations under this Agreement or (B) in connection with any submission or filing described in subclauses (i), (ii) and (iii) above.

        (c)   The execution, delivery and performance of the Voting and Support Agreement by the trustees under the Acquiror Voting Trust Agreement, the Acquiror Voting Trust and the trust beneficiaries party thereto do not, and will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under (i) any provision of the articles of incorporation or by-laws of Acquiror, (ii) the Acquiror Voting Trust Agreement or (iii) to the knowledge of Acquiror, any Contract to which any of such trustees or beneficiaries is a party.

        Section 3.6.    Acquiror Financial Statements.

        (a)   Attached to Section 3.6(a) of the Acquiror Disclosure Schedule are financial statements of the Acquiror and its Subsidiaries (collectively, the "Acquiror Financial Statements") consisting of (i) the audited consolidated financial statements (including balance sheets and statements of income and cash flows) of Acquiror and its Subsidiaries for each of the fiscal years ended December 31, 2008 and December 31, 2007 (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Deloitte & Touche LLP, independent accountants for Acquiror for such years, and (ii) an unaudited consolidated balance sheet of Acquiror and its Subsidiaries as of September 30, 2009 (the "Acquiror Recent Balance Sheet") and the related unaudited statement of income and cash flows for the nine months then ended. The Acquiror Financial Statements (A) were prepared in accordance with generally accepted accounting principles in the U.S. applied on a consistent basis (except, in the case of unaudited statements, for the absence of footnote disclosure) and with the books and records of Acquiror and its Subsidiaries, and (B) fairly present the assets, liabilities, financial position, results of operations and cash flows of Acquiror and its Subsidiaries as of the dates and for the periods indicated.

        (b)   Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, Acquiror and its Subsidiaries do not have any material liabilities or obligations that generally accepted accounting principles in the U.S. (as applied by Acquiror on a consistent basis) would require to be reflected or reserved against on a balance sheet, other than (i) liabilities or obligations reflected or reserved against on the Acquiror Recent Balance Sheet and (ii) liabilities or obligations that were incurred since the date of the Acquiror Recent Balance Sheet in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Acquiror.

        Section 3.7.    Tax Matters.

        (a)   All Taxes of Acquiror and its Subsidiaries attributable to periods preceding or ending with the date of the Acquiror Recent Balance Sheet have been paid or have been included in a liability accrual for the specific Taxes on the Acquiror Recent Balance Sheet. Since the date of the Acquiror Recent Balance Sheet, neither Acquiror nor any of its Subsidiaries has incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of Acquiror or such Subsidiary.

        (b)   Each of Acquiror and its Subsidiaries has timely filed all Tax Returns required to be filed, and all such Tax Returns were and are correct and complete, except for failures to so file or failures to be so correct and complete that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror.

        (c)   Each of Acquiror and its Subsidiaries has duly withheld, collected and timely paid all Taxes that it was required to withhold, collect and pay relating to amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person, except for failures to withhold, collect or pay that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror.

        (d)   No claim has been made by any taxing authority in a jurisdiction where Acquiror or any of its Subsidiaries does not file Tax Returns that such entity is or may be subject to Tax or required to file a

Tax Return in such jurisdiction, except for those instances where neither the imposition of any such Tax nor the filing of any such Tax Return (and the obligation to pay the Taxes reflected thereon), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror. There are no outstanding waivers or comparable consents that have been given by Acquiror or any of its Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Tax Returns, other than in the ordinary course of business consistent with past practice. Neither Acquiror nor any of its Subsidiaries is subject to any Liens for Taxes, other than Liens for current Taxes not yet due and payable.

        (e)   Neither Acquiror nor any of its Subsidiaries has received from any Tax authority with respect to Tax periods ending on or after December 31, 2002: (i) any notice of underpayment of Taxes or other deficiency, or notice of proposed adjustment; (ii) any request for information relating to Taxes; or (iii) any notice indicating an intent to commence an audit.

        (f)    Since January 1, 2005, neither Acquiror nor any of its Subsidiaries has requested or received a Tax ruling, private letter ruling, technical advice memorandum, advance pricing agreement, competent authority relief or similar agreement, or has entered into a closing agreement or contract with any taxing authority that, in each case, remains outstanding or effective. Neither Acquiror nor any of its Subsidiaries is subject to a Tax sharing, allocation, indemnification or similar Contract (except such Contracts as are solely between Acquiror and its Subsidiaries) pursuant to which it could have an obligation to make a payment to any Person in respect of Taxes. Neither Acquiror nor any of its Subsidiaries has entered into any gain recognition agreement under Section 367 of the Code.

        (g)   At no time has Acquiror or any Subsidiary of Acquiror been a member of an affiliated group of corporations that filed a consolidated U.S. federal income tax return, other than a group the common parent of which at such time was Acquiror or a Subsidiary of Acquiror. No affiliated group of corporations of which Acquiror or any Subsidiary of Acquiror has been a member has discontinued filing consolidated U.S. federal income tax returns during the three years preceding the Closing Date. Neither Acquiror nor any of its Subsidiaries has any liability for the Taxes of any person other than Acquiror and its Subsidiaries, whether such liability arises under Treas. Reg. § 1.1502-6 or under any comparable provision of state, local, or foreign law, or arises by contract, or as a transferee or successor, or otherwise.

        (h)   Neither Acquiror nor any of its Subsidiaries is participating or has participated in a reportable or listed transaction within the meaning of Treas. Reg. § 1.6011-4 or Section 6707A(c) of the Code. With respect to all Tax periods ending on or after December 31, 2002: (i) Acquiror and each of its Subsidiaries have disclosed on their U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code; and (ii) neither Acquiror nor any of its Subsidiaries has received a Tax opinion with respect to any transaction relating to Acquiror or any of its Subsidiaries other than a transaction in the ordinary course of business. Neither Acquiror nor any of its Subsidiaries is the direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect with respect to any transaction or Tax opinion relating to Acquiror or any of its Subsidiaries.

        (i)    Neither Acquiror nor any of its Subsidiaries has (i) been the "distributing corporation" or a "controlled corporation" (within the meaning of Section 355 of the Code) with respect to a transaction that was purported to be governed in whole or in part by Section 355 of the Code, (ii) participated in an international boycott within the meaning of Section 999 of the Code, or (iii) made or revoked any election under Treas. Reg. § 301.7701-3 regarding classification as a corporation, as a partnership, or as a disregarded entity.

        (j)    Acquiror has duly elected to be treated as an "S Corporation" (as such term is defined in Section 1361(a)(1) of the Code) for United States federal income tax purposes in accordance with

Section 1362 of the Code and the Treasury regulations promulgated thereunder, and the election by Acquiror to be treated as an S Corporation has been valid and in effect at all times since made through and until the Closing. Since its election to be treated as an S Corporation, Acquiror has not been subject to tax under Section 1375 of the Code (relating to excess net passive income). Neither Acquiror nor, to the knowledge of Acquiror, any of its shareholders has taken any action that would invalidate or terminate Acquiror's election to be treated as an S Corporation at any time since such election was made (including any inadvertent termination or invalid election described in Section 1362(f)), and Acquiror is not aware that any Governmental Entity has asserted (or intends to assert) that Acquiror's S Corporation election is invalid, has been terminated or has been (or will be) revoked.

        Section 3.8.    Absence of Certain Changes.     From the date of December 31, 2008 through the date of this Agreement, (a) Acquiror and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice in all material respects, (b) there has not been any change, event, development, condition, occurrence or combination of changes, events, developments, conditions or occurrences that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Acquiror, (c) neither Acquiror nor any of its Subsidiaries has increased the compensation or benefits of, or granted or paid any benefits to, any director, officer or other employee, or taken any similar action, except, in the case of this subclause (c), (i) to the extent required under the terms of any Contracts, trusts, funds or Acquiror Employee Benefit Plans disclosed in the Acquiror Disclosure Schedule, (ii) for increases in the compensation or benefits of officers of Acquiror that, in the aggregate, are not material and (iii) for increases in the compensation or benefits of other employees of Acquiror and its Subsidiaries in the ordinary course of business consistent with past practice and (d) there has not been any action taken by Acquiror or any of its Subsidiaries that would have required the consent of Company under Section 4.1(b) if such action was taken after the date of this Agreement.

        Section 3.9.    Litigation; Orders.     There is no claim, action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative, pending or, to the knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries or any of their respective officers or directors (in such capacity) or any of their respective businesses or assets, at law or in equity, before or by any Governmental Entity or arbitrator, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror. None of Acquiror, any of its Subsidiaries or any of their respective businesses or assets is subject to any Order of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror. The term "knowledge" when used in this Agreement with respect to Acquiror shall mean the actual knowledge of J. Joel Quadracci, John Fowler, Dave Blais, Tom Frankowski, Andrew Schiesl, Kelly Vanderboom, Dave Honan, Gregg Bolt, Joe Muchlbach and John Sloane.

        Section 3.10.    Permits.     Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, Acquiror and its Subsidiaries hold all licenses, permits, approvals, authorizations and consents of all Governmental Entities that are necessary for the operation of their respective businesses as now being conducted (collectively, the "Acquiror Permits"), and no suspension or cancellation of any of the Acquiror Permits is pending or, to the knowledge of Acquiror, threatened. Acquiror and its Subsidiaries are in compliance with the terms of Acquiror Permits, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror.

        Section 3.11.    Compliance with Laws.

        (a)   Acquiror and its Subsidiaries, and their respective assets, are in compliance with all Laws and Orders, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror.

        (b)   To the knowledge of Acquiror, none of Acquiror, any of its Subsidiaries or any director, officer, employee, agent or other person associated with or acting on behalf of Acquiror or any of its Subsidiaries is an official, agent or employee of any government or Governmental Entity or political party or a candidate for any political office. During the previous five years, to the knowledge of Acquiror, none of Acquiror, any of its Subsidiaries or any director, officer, employee, agent or other person associated with or acting on behalf of Acquiror or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Acquiror or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of Acquiror or any of its Subsidiaries, (iii) made any payments or gifts to any governmental officials out of funds of Acquiror or any of its Subsidiaries (but excluding payments to governmental agencies in amounts legally due and owing by Acquiror or any of its Subsidiaries), (iv) established or maintained any unlawful fund of monies or other assets of Acquiror or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Acquiror or any of its Subsidiaries or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business for Acquiror or any of its Subsidiaries, to obtain special concessions for Acquiror or any of its Subsidiaries or to pay for favorable treatment for business secured or to pay for special concessions already obtained for Acquiror or any of its Subsidiaries.

        Section 3.12.    Environmental Matters.

        (a)   Acquiror and each of its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. Neither Acquiror nor any of its Subsidiaries has received any written notice of (i) any material violation of an Environmental Law or (ii) the institution of any claim, action, suit, proceeding, investigation or inquiry by any Governmental Entity or other Person alleging that Acquiror or any of its Subsidiaries may be in material violation of or materially liable under any Environmental Law.

        (b)   Neither Acquiror nor any of its Subsidiaries has (i) placed, held, located, released, discharged, transported or disposed of any Hazardous Substances on, under, from or at any of the properties currently or previously owned or operated by Acquiror or any of its Subsidiaries, except in a manner that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, (ii) any liability for any Hazardous Substance disposal or contamination on any of Acquiror's or any of its Subsidiaries' properties or any other properties that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror, (iii) reason to know of the presence of any Hazardous Substances on, under, at or coming from any of Acquiror's or any of its Subsidiaries' properties or any other properties but arising from the conduct of operations on Acquiror or any of its Subsidiaries, except in a manner that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, or (iv) received any written notice of (A) any actual or potential liability for the response to or remediation of Hazardous Substances at or arising from any of Acquiror's or any of its Subsidiaries' properties or any other properties or (B) any actual or potential liability for the costs of response to or remediation of Hazardous Substances at or arising from any of Acquiror's or any of its Subsidiaries' properties or any other properties, in the case of both subclauses (A) and (B), that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror. Acquiror has provided Company with correct and complete copies of all material environmental reports in the possession of Acquiror or any of its Subsidiaries or their respective Representatives or consultants, and in the case of Representatives and consultants, to the extent such reports were prepared or obtained for or at the direction of Acquiror or any of its Subsidiaries, relating to properties currently or formerly owned or operated by Acquiror or any of its Subsidiaries.

        (c)   There are no acts, omissions, circumstances or conditions that would reasonably be expected to lead to material liability under Environmental Laws with respect to the business or operations of Acquiror or any of its Subsidiaries or the current or former ownership or operation of any real estate by Acquiror or any of its Subsidiaries.

        (d)   No Environmental Law imposes any material obligation on Acquiror or any of its Subsidiaries arising out of or as a condition to any transaction contemplated hereby, including any requirement to modify or transfer any Acquiror Permit, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgement, or covenant in any land records, or the modification of or provision of notice under any Contract or consent Order.

        (e)   Neither Acquiror nor any of its Subsidiaries has any material obligation, pursuant to any agreement, by operation of Law or otherwise, for any claims related to compliance with, or liability under, any Environmental Law.

        Section 3.13.    Employee Benefits.

        (a)   Section 3.13(a) of the Acquiror Disclosure Schedule sets forth a correct and complete list of all Employee Benefit Plans that are maintained by Acquiror, any of its Subsidiaries or any ERISA Affiliate of Acquiror or any of its Subsidiaries (each, an "Acquiror ERISA Affiliate") or to which Acquiror, any of its Subsidiaries or any Acquiror ERISA Affiliate is obligated to contribute, for current or former employees or directors (or dependents or beneficiaries thereof) of Acquiror, any of its Subsidiaries or any Acquiror ERISA Affiliate (collectively, the "Acquiror Employee Benefit Plans").

        (b)   Section 3.13(b) of the Acquiror Disclosure Schedule sets forth a correct and complete list of each Acquiror Employee Benefit Plan (excluding the Acquiror Non-US Benefit Plans) that is a Multiemployer Plan. During the last five years, none of Acquiror, its current or former Subsidiaries or any current or former Acquiror ERISA Affiliate has (A) withdrawn from any Multiemployer Plan in a complete or partial withdrawal under circumstances in which any withdrawal liability was not satisfied in full or (B) engaged in a transaction that is subject to Section 4069 of ERISA. None of Acquiror, any of its Subsidiaries or any Acquiror ERISA Affiliate is or has ever been a party to any multiple employer plan, as that term is defined in Section 413(c) of the Code or a multiple employer welfare arrangement as that term is defined in Section 3(40) of ERISA.

        (c)   Section 3.13(c) of the Acquiror Disclosure Schedule sets forth a correct and complete list of each Acquiror Employee Benefit Plan (excluding the Acquiror Non-US Benefit Plans) that is a "single employer plan," as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA. None of Acquiror, any of its Subsidiaries or any Acquiror ERISA Affiliate has incurred any outstanding liability under Section 4062, 4063 or 4064 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. None of the Acquiror Employee Benefit Plans set forth in Section 3.13(c) of the Acquiror Disclosure Schedule or any other plan, fund or program maintained or contributed to by Acquiror, any of its Subsidiaries or any Acquiror ERISA Affiliate within the past six years that is subject to Title IV of ERISA has been terminated so as to subject, directly or indirectly, any assets of Acquiror or any of its Subsidiaries to any liability, contingent or otherwise, or the imposition of any Lien under Title IV of ERISA. No proceeding has been initiated by any Person (including the Pension Benefit Guaranty Corporation) to terminate any such plan. No "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any such plan, and no such reportable event will occur as a result of the transactions contemplated hereby. No such plan is in "at risk" status within the meaning of Section 303 of ERISA.

        (d)   Acquiror and each of its Subsidiaries have reserved, to the extent permitted by applicable Law, the right to amend, terminate or modify at any time all Acquiror Employee Benefit Plans (excluding the Acquiror Non-US Benefit Plans), except as limited by the terms of a collective bargaining agreement, and other than with respect to Acquiror Employee Benefit Plans that are executive compensation contracts and other bi-lateral agreements or arrangements between Acquiror and its Affiliates on the one hand and an individual on the other hand.

        (e)   The Internal Revenue Service has issued a currently effective favorable determination letter with respect to each Acquiror Employee Benefit Plan (excluding the Acquiror Non-US Benefit Plans) that is intended to be a "qualified plan" within the meaning of Section 401 of the Code, and each trust maintained pursuant thereto has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS. Each such Acquiror Employee Benefit Plan has been timely amended since the date of the latest favorable determination letter in accordance with all applicable Laws. Nothing has occurred with respect to the operation of any such Acquiror Employee Benefit Plan that is reasonably likely to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code or the assertion of claims by "participants" (as that term is defined in Section 3(7) of ERISA) other than routine benefit claims.

        (f)    None of Acquiror, its Subsidiaries, the officers or directors of Acquiror or any of its Subsidiaries or the Employee Benefit Plans (excluding the Acquiror Non-US Benefit Plans) that are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that would subject Acquiror, any of its Subsidiaries or any officer or director of Acquiror or any of its Subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502 of ERISA.

        (g)   There are no material claims (except claims for benefits payable in the ordinary course of business and proceedings with respect to qualified domestic relations orders), or any suits or proceedings pending or, to the knowledge of Acquiror, threatened against or involving any Acquiror Employee Benefit Plan (excluding the Acquiror Non-US Benefit Plans), asserting any rights or claims to benefits under any Acquiror Employee Benefit Plan (excluding the Acquiror Non-US Benefit Plans) or asserting any claims against any administrator, fiduciary or sponsor thereof. There are no pending or, to the knowledge of Acquiror, threatened investigations by any Governmental Entity involving any Acquiror Employee Benefit Plans (excluding the Acquiror Non-US Benefit Plans).

        (h)   All Acquiror Employee Benefit Plans (excluding the Acquiror Non-US Benefit Plans) have been established, maintained and administered in accordance with their terms and with all provisions of applicable Laws, including ERISA and the Code, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror. All material contributions or premiums required to be made to, or benefit liabilities arising under the terms of, each Acquiror Employee Benefit Plan (excluding the Acquiror Non-US Benefit Plans) for all periods have been made or adequately reserved for or have been disclosed as liabilities on the Acquiror Recent Balance Sheet.

        (i)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will: (i) increase any benefits otherwise payable under any Acquiror Employee Benefit Plan (excluding the Acquiror Non-US Benefit Plans); (ii) result in any acceleration of the time of payment or vesting of any such benefits; (iii) limit or prohibit the ability to amend or terminate any Acquiror Employee Benefit Plan (excluding the Acquiror Non-US Benefit Plans); (iv) require the funding of any trust or other funding vehicle in respect of any Acquiror Employee Benefit Plan (excluding the Acquiror Non-US Benefit Plans); or (v) renew or extend the term of any agreement in respect of compensation for a U.S.

employee of Acquiror or any of its Subsidiaries that would create any liability to Acquiror, Acquiror or their respective Affiliates.

        (j)    Neither Acquiror nor any of its Subsidiaries have made any payments, or have been or is a party to a Contract or an Employee Benefit Plan (including this Agreement) that would obligate it to make payments, (either before or after the Closing Date) that will not be deductible because of Section 162(m) or Section 280G of the Code.

        (k)   None of Acquiror, any of its Subsidiaries or any Acquiror ERISA Affiliate has communicated to any current or former employee or director any intention or commitment to establish or implement any additional material Acquiror Employee Benefit Plan or to amend or modify, in any material respect, any existing Acquiror Employee Benefit Plan (excluding the Acquiror Non-US Benefit Plans).

        (l)    With respect to each Acquiror Employee Benefit Plan that is subject to the Law of any jurisdiction other than the United States (an "Acquiror Non-US Benefit Plan"), except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror: (i) to the knowledge of Acquiror, all employer and employee contributions to each Acquiror Non-US Benefit Plan required by Law or by the terms of such Acquiror Non-US Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices; (ii) to the knowledge of Acquiror, all Acquiror Non-US Benefit Plans have been established, registered, administered, funded and invested in accordance with their terms, including the terms of the material documents that support such Acquiror Non-US Benefit Plan, any applicable Acquiror Labor Contract and all requirements of applicable Law, (iii) each Acquiror Non-US Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate Governmental Entities; (iv) to the extent any Acquiror Non-US Benefit Plan is intended to qualify for special tax treatment, such Acquiror Non-US Benefit Plan meets all requirements for such treatment; (v) to the knowledge of Acquiror, no event has occurred respecting any Acquiror Non-US Benefit Plan that would entitle any Person (without consent of Acquiror) to wholly wind-up or terminate any Acquiror Non-US Benefit Plan; (vi) none of the Acquiror Non-US Benefit Plans provide for benefit increases or the acceleration of, or an increase in, funding obligations that are contingent upon, or will be triggered by, the completion of the transactions contemplated herein; (vii) there are no unfunded liabilities in respect of any Acquiror Non-US Benefit Plan, including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies where applicable; (viii) none of the Acquiror Non-US Benefit Plans provide benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependants of such employees; and (ix) there is no proceeding, action, suit or claim (other than routine claims for payments of benefits) pending or threatened involving any Acquiror Non-US Benefit Plan or its assets.

        Section 3.14.    Labor and Employee Matters.

        (a)   Except for those Contracts with a labor union, labor organization or works council that are set forth in Section 3.16 of the Acquiror Disclosure Schedule (the "Acquiror Labor Contracts"), neither Acquiror nor any of its Subsidiaries is party to, or bound by, any labor agreement, collective bargaining agreement with any labor union, labor organization, works council or group of employees. Except for the Acquiror Labor Contracts, there are no labor agreements, collective bargaining agreements that pertain to any of the employees of Acquiror or any of its Subsidiaries. Except as described in the Acquiror Labor Contracts, no employees of Acquiror or any of its Subsidiaries are legally organized or recognized as a labor organization or represented by any labor union, labor organization or works council with respect to their employment with Acquiror or any of its Subsidiaries.

        (b)   To the knowledge of Acquiror, no labor union, labor organization, works council or group of employees of Acquiror or any of its Subsidiaries has made a pending demand for recognition, certification, representation or bargaining, and there are no representation or certification proceedings or petitions pending or, to the knowledge of Acquiror, threatened to be brought or filed with the

National Labor Relations Board or any other Governmental Entity. To the knowledge of Acquiror, there are no organizational attempts relating to labor unions, labor organizations or works councils occurring with respect to any employees of Acquiror or any of its Subsidiaries, and none have occurred within the previous 12 months.

        (c)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, (i) there are no unfair labor practice charges or complaints or appeals of such matters against Acquiror or any of its Subsidiaries pending or, to the knowledge of Acquiror, threatened before the National Labor Relations Board or any other Governmental Entity, (ii) there are no labor strikes, slowdowns, stoppages, walkouts, lockouts or other labor-related disputes pending or, to the knowledge of Acquiror, threatened against or affecting Acquiror or any of its Subsidiaries, (iii) there are no pending or, to the knowledge of Acquiror, threatened grievances or arbitration proceedings against or involving Acquiror or any of its Subsidiaries arising out of or under any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contract or Acquiror Employee Benefit Plan with any labor union, labor organization, works council or group of employees and (iv) Acquiror and its Subsidiaries have complied with all hiring and employment obligations under the Office of Federal Contract Compliance Programs rules and regulations, where applicable. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, require any consent or approval of, or any consultation with, any labor union, labor organization, works council or group of employees of Acquiror or any of its Subsidiaries.

        Section 3.15.    Intellectual Property.

        (a)   Acquiror and its Subsidiaries have good title to or, with respect to items not owned by Acquiror or its Subsidiaries, sufficient rights to use all Intellectual Property Rights that are owned or licensed by Acquiror or any of its Subsidiaries or utilized by Acquiror or any of its Subsidiaries in the conduct of their respective businesses (all of the foregoing items are referred to as the "Acquiror Intellectual Property"). To conduct the business of Acquiror and its Subsidiaries as presently conducted, neither Acquiror nor any of its Subsidiaries requires any Intellectual Property Rights that Acquiror and its Subsidiaries do not already own or license. Acquiror has no knowledge of any infringement or misappropriation by others of Intellectual Property Rights owned or used by Acquiror or any of its Subsidiaries. The conduct of the businesses of Acquiror and its Subsidiaries does not infringe on or misappropriate any Intellectual Property Rights of others. The consummation of the transactions contemplated hereby, including the Arrangement, will not impair any rights of Acquiror or any of its Subsidiaries in, to or under any Acquiror Intellectual Property.

        (b)   No claims with respect to Acquiror Intellectual Property are pending or, to the knowledge of Acquiror, threatened by any Person (i) to the effect that the manufacture, performance, sale or use of any product, process or service as now used or offered or proposed for use or sale by Acquiror or any of its Subsidiaries infringes on any Intellectual Property Rights of any Person, (ii) against the use by Acquiror or any of its Subsidiaries of any Acquiror Intellectual Property or (iii) challenging the ownership, validity, enforceability or effectiveness of any Acquiror Intellectual Property.

        Section 3.16.    Certain Contracts.

        (a)   Except as set forth in Section 3.16(a) of the Acquiror Disclosure Schedule and except for Contracts with customers other than the Contracts with the largest 25 customers for the fiscal year ended December 31, 2009 (determined on the basis of the expected total dollar amount of net sales) if applicable, neither Acquiror nor any of its Subsidiaries is a party to or bound by any Contract that: (i) involves or would reasonably be expected to involve aggregate future payments by Acquiror and/or its Subsidiaries in excess of $5,000,000 or its foreign currency equivalent as of the date of this Agreement or aggregate future payments to Acquiror and/or its Subsidiaries in excess of $5,000,000 or its foreign currency equivalent as of the date of this Agreement (excluding purchase orders received and accepted by Acquiror and/or its Subsidiaries in the ordinary course of business consistent with past practice), (ii) would be required to be filed with the SEC under Item 601 of Regulation S-K of the Exchange Act if Acquiror was subject thereto, (iii) provides for or otherwise relates to joint venture, partnership, strategic alliance or similar arrangements, (iv) contains any non-competition, exclusivity, confidentiality or other obligation that purports to limit in any material respect the manner in which, or the geographic areas in which, the business of Acquiror or any of its Subsidiaries may be conducted or, after the Effective Time, would have the effect of limiting in any material respect the manner in which, or the geographic areas in which, the business of Company or any of its Subsidiaries may be conducted; (v) constitutes or provides for indentures, mortgages, promissory notes, loan agreements, guarantees, letter of credit or other agreements or instruments of Acquiror or any of its Subsidiaries or commitments for the borrowing or the lending by Acquiror or any of its Subsidiaries of amounts in excess of $1,000,000; (vi) is a license of Intellectual Property Rights to or from Acquiror or any of its Subsidiaries that is material to the business of Acquiror or any of its Subsidiaries; (vii) with any labor union, labor organization or works council; or (viii) contains any type of provision that becomes applicable due to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, but, in the case of this subclause (viii), excluding those Contracts that contain provisions that relate solely to the payment of a monetary amount of less than $5,000,000; or (ix) is material to Acquiror and its Subsidiaries taken as a whole, irrespective of amount or duration.

        (b)   Each Acquiror Contract is valid and binding on Acquiror and/or its Subsidiaries, as applicable, and in full force and effect. Each of Acquiror and its Subsidiaries and, to the knowledge of Acquiror, the other Person or Persons thereto has in all material respects performed all of its obligations required to be performed by it under each Acquiror Contract, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror.

        (c)   As of the date of this Agreement, no customer of Acquiror or any of its Subsidiaries that, individually or in the aggregate with its Affiliates, accounted for 1.0% or more of the consolidated revenues of Acquiror and its Subsidiaries during the 12-month period preceding the date of this Agreement has cancelled or otherwise terminated its relationship with Acquiror or any Subsidiary of Acquiror. As of the date of this Agreement, no group of customers of Acquiror or any of its Subsidiaries that, in the aggregate, accounted for 3.0% or more of the consolidated revenues of Acquiror and its Subsidiaries during the 12-month period preceding the date of this Agreement has cancelled or otherwise terminated its relationship with Acquiror or any Subsidiary of Acquiror.

        Section 3.17.    Properties and Assets.     Each of Acquiror and its Subsidiaries owns good and marketable title to the properties and assets that are material to its business (other than properties and assets held under valid leases or licenses), free and clear of all Liens, except those Liens for Taxes not yet due and payable and such other Liens or minor imperfections of title, if any, that do not materially detract from the value or interfere with the present use of the affected property or asset. Such properties and assets, together with all properties and assets held by Acquiror and its Subsidiaries under leases or licenses, include all tangible and intangible property, assets, Contracts and rights necessary or required for the operation of the business of Acquiror and its Subsidiaries as presently conducted.

        Section 3.18.    Insurance.     All material insurance policies maintained by Acquiror or any of its Subsidiaries, including policies with respect to fire, casualty, general liability, business interruption and product liability, are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the respective businesses, properties and assets of Acquiror and its Subsidiaries and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for failures to maintain such insurance policies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror. Acquiror and each of its Subsidiaries have made all payments required to maintain such policies in full force and effect. Neither Acquiror nor any of its Subsidiaries has received notice of default under any such policy or notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to any such policy.

        Section 3.19.    Acquiror Board Approval.     The Board of Directors of Acquiror, by resolutions duly adopted by vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) determined that this Agreement and the Arrangement are fair to and in the best interests of Acquiror and its shareholders, (b) approved this Agreement and the transactions contemplated hereby and (c) directed that such matter be submitted to a vote by Acquiror's shareholders at the Acquiror Meeting.

        Section 3.20.    Opinion of Financial Advisor.     Acquiror has received the opinion of J.P. Morgan Securities Inc., to the effect that, as of the date of such opinion, the consideration to be paid by Acquiror pursuant to the Arrangement was fair, from a financial point of view, to Acquiror.

        Section 3.21.    Affiliate Transactions.     Section 3.21 of the Acquiror Disclosure Schedule sets forth a correct and complete list of all Related Party Contracts to which Acquiror or any of its Subsidiaries is party. To the knowledge of Acquiror, no Affiliate of Acquiror or any family member of such Affiliate has any direct or indirect interest in (i) any entity that does business with Acquiror or any of its Subsidiaries or is competitive with the business of Acquiror or any of its Subsidiaries or (ii) any property, asset or right that is used by Acquiror or any of its Subsidiaries in the conduct of its respective business.

        Section 3.22.    Financing.     Acquiror has provided Company with a correct and complete copy of a fully executed debt commitment letter, fee letter and term sheet, including all exhibits, schedules or amendments thereto as of the date of this Agreement (the "Debt Commitment Letter"), dated as of the date hereof, from its lenders party thereto pursuant to which such lenders have committed, subject to the terms and conditions set forth therein, to lend $1,200,000,000 to Acquiror. Except for the Debt Commitment Letter, Acquiror and its lenders party to the Debt Commitment Letter are not party to any Contract relating to such financing. The obligations of the lenders party to the Debt Commitment Letter to fund the commitments under the Debt Commitment Letter are not subject to any conditions other than as set forth in the Debt Commitment Letter. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and has not been terminated.

        Section 3.23.    No Brokers or Finders.     With the exception of the engagement of J.P. Morgan Securities Inc. by Acquiror, none of Acquiror and its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated hereby.

        Section 3.24.    Full Disclosure.     As of the date hereof, there is no non-public information about Acquiror and its Subsidiaries not otherwise disclosed in this Agreement, the Acquiror Disclosure Schedule or otherwise disclosed to Company through the electronic data room established for such purpose as of the date hereof that a reasonable investor would consider material to a decision whether to buy or sell Acquiror Class A Common Stock. "Material" information for this purpose means any information to which there is a substantial likelihood that a reasonable investor would attach importance in reaching a decision to buy, sell or hold any securities of Acquiror because the information would significantly alter the total mix of information available to such investor.

ARTICLE IV
CERTAIN COVENANTS

        Section 4.1.    Conduct of Business.

        (a)   During the period commencing on the date of this Agreement and continuing until the Effective Time, except as specifically contemplated by this Agreement or the Company Disclosure Schedule or the Acquiror Disclosure Schedule (as applicable) or as otherwise approved in advance by the other Party (which approval shall not be unreasonably withheld, conditioned or delayed) and subject to applicable Law, each Party shall, and shall cause each of its Subsidiaries to, (i) conduct their respective businesses only in, and not take any action except, in the case of Acquiror, in the ordinary course of business consistent with past practice and, in the case of Company, in Company's Ordinary Course of Business, (ii) use commercially reasonable efforts to preserve intact their respective business organizations, to keep available the services of their respective present officers and key employees and to preserve the existing relations and goodwill of those having business relationships with them, and (iii) use commercially reasonable efforts to cause each insurance policy or arrangement naming or providing for the same as a beneficiary or a loss payable payee, including directors' and officers' insurance, not to be canceled or terminated (unless such policy or arrangement is canceled or terminated, in the case of Acquiror, in the ordinary course of business consistent with past practice and, in the case of Company, in Company's Ordinary Course of Business and concurrently replaced with a policy or arrangement underwritten by an internationally recognized insurance company with substantially similar coverage and having substantially similar deductibles and premiums) or materially impaired. During the period commencing on the date of this Agreement and continuing until the Effective Time, Company shall use its commercially reasonable efforts to (A) resolve, in a manner that Company determines in good faith is favorable to Company, those claims that remain subject to the claims resolution process in connection with the Plan of Reorganization and (B) take all steps necessary (to the best of its knowledge), if any, specifically required under either the Plan of Reorganization or applicable bankruptcy laws, (x) to provide notice to all parties affected by or interested in the Arrangement and (y) to obtain any necessary and appropriate judicial order in respect of the Arrangement.

        (b)   During the period commencing on the date of this Agreement and continuing until the Effective Time, except as specifically contemplated by this Agreement, the Plan of Arrangement or the Company Disclosure Schedule or the Acquiror Disclosure Schedule (as applicable) and subject to applicable Law, neither Party shall, and neither Party shall permit any of its Subsidiaries to, take any of the following actions without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed):

            (i)  make any change or amendment to their respective articles of incorporation, by-laws or other charter documents or, in the case of Company, the Company Rights Plan;

           (ii)  declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or other property) with respect to any of their respective Equity Interests, other than dividends and distributions by a wholly-owned Subsidiary of one Party to its parent;

          (iii)  purchase or redeem any of their respective outstanding Equity Interests or any rights, warrants or options to acquire any Equity Interests, adjust, split, combine or reclassify any of their respective Equity Interests or make any other changes in any of their respective capital structures;

          (iv)  except for the actions that are consistent with the projected budget of a Party made available to the other Party prior to the date of this Agreement, (A) amend any material provision of any Employee Benefit Plan (except in connection with the submission of the proposed amendment of the Company RSU Plan for approval of Company shareholders as contemplated by Section 1.2), (B) adopt or enter into any arrangement that would be an Employee Benefit Plan

  (except as contemplated in connection with clause (D) below), (C) increase the compensation or benefits (including severance or termination pay) of, or grant any additional benefits (including Company Deferred Share Units, Company Restricted Share Units, severance or termination pay) to, any director, officer or employee, or take any similar action, except, in the case of this clause (C) , to the extent required by applicable Law and for increases in the compensation or benefits of employees who are not officers of Company or Acquiror, in the case of Company, in Company's Ordinary Course of Business and, in the case of Acquiror, in the ordinary course of business consistent with past practice, (D) hire any employee at an annual compensation level expected to be more than $200,000, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Benefit Plan or change the manner in which contributions to such Employee Benefit Plan are made or the basis on which such contributions are determined, except as may be required by Law or generally accepted accounting principles consistently applied or (F) forgive any loans to directors, officers or employees;

           (v)  except for the issuance of Company Common Shares upon the exercise of Company Warrants or the conversion of Company Preferred Shares, the issuance of shares of Acquiror Class A Common Stock upon the exercise of Acquiror Stock Options, outstanding on the date of this Agreement in accordance with their current terms, and the issuance of Company Deferred Share Units to the members of the Board of Directors of Company pursuant to the Company DSU Plan in full or partial payment of periodic director retainer fees at times and in amounts consistent with the past practices of Company, (A) issue, sell, pledge or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any Equity Interests or Voting Debt, (B) issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any Contract or Company Employee Benefit Plan with respect to the issuance of, any of their respective Equity Interests or Voting Debt, including stock appreciation rights, phantom stock or stock-based performance units, (C) in the case of Acquiror, take any action to accelerate the vesting of any Acquiror Stock Options or (D) in the case of Company, take any action under the terms of Company Warrants, the Company DSU Plan or the Company RSU Plan that is inconsistent with the treatment that Section 1.1 and Section 1.2 contemplate;

          (vi)  (A) incur or guarantee any indebtedness for borrowed money, except (x) to fund the distribution and other cash payments contemplated by Section 1.9(c) or (y) for working capital purposes under facilities existing on the date of this Agreement, the aggregate outstanding amount of which at any time shall not exceed $75,000,000, in the case of Acquiror, in the ordinary course of business consistent with past practice and, in the case of Company, in Company's Ordinary Course of Business, (B) enter into interest rate swaps or foreign exchange and natural gas hedging transactions, except on customary commercial terms consistent with past practice and in compliance with its risk management policies in effect on the date of this Agreement and not to exceed $50,000,000 of notional debt in the aggregate, (C) except, in the case of Acquiror, in the ordinary course of business consistent with past practice and, in the case of Company, in Company's Ordinary Course of Business, make any loans, advances or capital contributions to, or investments in, any other Person or (D) other than to fund the distribution and other cash payments contemplated by Section 1.9(c), enter into any new credit agreements or enter into any amendments or modifications of any existing credit agreements, except, in the case of Acquiror, for the execution and delivery of a credit agreement evidencing, and incurrence of indebtedness for borrowed money in connection with, financing on terms and conditions no less favorable to Acquiror as described in the Debt Commitment Letter;

         (vii)  acquire (A) by merging or consolidating with, or by purchasing any portion of the Equity Interests or any material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (B) any assets for more than $5,000,000 in the aggregate, except for purchases of inventory items or supplies, in the case of Acquiror, in the ordinary course of business consistent with past practice and, in the case of Company, in Company's Ordinary Course of Business, and capital expenditures in compliance with Section 4.1(b)(xi);

        (viii)  lease, mortgage or otherwise encumber, or sell, transfer or otherwise dispose of, any of their respective properties or assets (including Equity Interests of Subsidiaries) with a value in excess of $5,000,000 in the aggregate, except, in the case of Acquiror, in the ordinary course of business consistent with past practice and, in the case of Company, in Company's Ordinary Course of Business;

          (ix)  (A) make, rescind or change any Tax election, waive any restriction on any assessment period relating to Taxes, enter into any closing agreement regarding Taxes or settle or compromise any material amount of income Tax or other material Tax liability or refund or (B) change any material aspect of any method of accounting for Tax purposes, including transfer pricing policies;

           (x)  (A) pay, discharge, waive or satisfy any claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise) except, in the case of Acquiror, in the ordinary course of business consistent with past practice and, in the case of Company, in Company's Ordinary Course of Business or in accordance with their terms or (B) settle or compromise any material claim, action, proceeding or investigation except, in the case of Acquiror, in the ordinary course of business consistent with past practice and, in the case of Company, in Company's Ordinary Course of Business;

          (xi)  make any capital expenditures in excess of $20,000,000 in the aggregate during any 12-month period or make or commit to make any capital expenditures in excess of $35,000,000 in the aggregate other than (A) in the case of Company, as reflected in Company's capital expenditure budget, a correct and complete copy of which has been made available to Acquiror, and (B) in the case of Acquiror, as reflected in Acquiror's capital expenditure budget, a correct and complete copy of which has been made available to Company;

         (xii)  in the case of Company, (A) terminate any Company Contract, or make any amendment to any Company Contract or any material Related Person Contract, other than the Employee Benefit Plans or renewals of Contracts without changes in terms that are materially adverse to Company or any of its Subsidiaries and other than in Company's Ordinary Course of Business, or (B) enter into or terminate any material Related Person Contract;

        (xiii)  in the case of Acquiror, (A) terminate any Acquiror Contract, or make any amendment to any Acquiror Contract or any material Related Person Contract, other than the Employee Benefit Plans or renewals of Contracts without changes in terms that are materially adverse to Acquiror or any of its Subsidiaries and other than in the ordinary course of business consistent with past practice, or (B) enter into or terminate any material Related Person Contract;

        (xiv)  implement or adopt any change in accounting principles, practices or methods except to the extent required by applicable generally accepted accounting principles;

         (xv)  adopt a plan of liquidation or resolution providing for the liquidation or dissolution;

        (xvi)  take any action or omit to take any action that it reasonably expects would cause any of its representations and warranties herein to become untrue in any material respect; or

       (xvii)  authorize or enter into any Contract, Company Employee Benefit Plan (in the case of Company) or Acquiror Employee Benefit Plan (in the case of Acquiror) to do any of the foregoing.

        Section 4.2.    Access and Information.

        (a)   Upon reasonable notice, each Party shall, and each Party shall cause its Subsidiaries to, afford the other Party and its officers, directors, employees, consultants, representatives and other agents, including investment bankers, attorneys, accountants and other advisors (collectively, "Representatives"), reasonable access, during normal business hours prior to the Effective Time, to the officers, employees, properties, books and records of the other Party and its Subsidiaries so that they may have the opportunity to make such investigations of the business and affairs of the other Party and its Subsidiaries as they reasonably desire. Each Party shall cause its officers and employees, in a manner consistent with the fulfillment of their ongoing duties and obligations, to furnish such additional financial and operating data and other information, and respond to such inquiries, as the other Party reasonably requests from time to time. Prior to their filing, each Party shall furnish, as promptly as reasonably practicable, to the other Party a copy of each registration statement, prospectus, report, schedule, form, statement and other document that will be filed by it or any of its Subsidiaries after the date of this Agreement pursuant to the requirements of Securities Laws or the Securities Authorities.

        (b)   Prior to the Effective Time, each Party shall furnish, as promptly as reasonably practicable, to the other Party a copy of all monthly and other interim financial statements as the same become available and shall cause one or more of its designated Representatives to confer on a regular and frequent basis with designated Representatives of the other Party. Each Party shall provide the other Party with prompt written notice of any material change in the business or affairs of such Party or any of its Subsidiaries and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) by Governmental Entities, or the institution or, to its knowledge, the threat of material litigation (including all litigation relating to the transactions contemplated hereby), and such disclosing Party shall keep the other Party fully informed of such events.

        (c)   Prior to the Effective Time, each Party shall confer on a regular and frequent basis with one or more Representatives of the other Party to report operational matters of materiality and the general status of ongoing operations. Subject to applicable Law, prior to the Effective Time, Company shall, and shall cause its Subsidiaries to, cooperate with Acquiror as it reasonably requests to assist Acquiror in planning to implement Acquiror's plans for conducting the combined operations of Acquiror and its Subsidiaries, together with Company and its Subsidiaries, after the Effective Time.

        (d)   Notwithstanding the foregoing, neither Party (nor any of its Subsidiaries) shall be required to provide access to or to disclose (i) information that, if provided, would adversely affect the ability of such Party (or any of Subsidiaries) to assert attorney-client or attorney work product privilege or a similar privilege, (ii) information that, in the reasonable opinion of such Party's legal counsel, may result in a violation of any applicable Law or Order or any binding Contract entered into prior to the date of this Agreement or (iii) information that such Party reasonably believes is competitively sensitive. Each Party shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        (e)   No investigation made by either Party or its Representatives shall affect the representations and warranties made by the other Party in this Agreement.

        Section 4.3.    Commercially Reasonable Efforts; Cooperation.

        (a)   Prior to the Effective Time, each Party shall cooperate with and assist the other Party, and shall use its commercially reasonable efforts, to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated hereby as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any other Person, including any Governmental Entity, that are necessary, proper or advisable to consummate the transactions contemplated hereby. Except as specifically contemplated by this Agreement, neither Party shall take any action or omit to take any commercially reasonable action where such action or omission would reasonably be expected to result in (A) the inability to satisfy any of the conditions set forth in ARTICLE V or (B) a material delay in the satisfaction of any of such conditions.

        (b)   In furtherance and not in limitation of Section 4.3(a), each Party shall (i) make all appropriate filings and/or applications under all applicable Regulatory Laws, including in the jurisdictions set forth in Exhibit F, with respect to the transactions contemplated hereby as promptly as reasonably practicable after the date of this Agreement (which filings and applications in the United States and Canada shall be made in any event within five Business Days after the date of this Agreement), (ii) comply at the earliest practicable date with any request under all applicable Regulatory Laws for additional information, documents or other materials received by such Party and its Affiliates from any Governmental Entity in respect of such filings, applications or such transactions, including, if applicable, using such Party's best efforts to produce the information necessary to comply with a request from the U.S. Federal Trade Commission or the U.S. Department of Justice for additional information and documentary material (i.e., a request commonly referred to a "Second Request"), (iii) cooperate with the other Party in connection with such filings and applications (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing Parties prior to filing and consulting with the other Party with respect to the content thereof) and (iv) use commercially reasonable efforts to resolve any investigation or other inquiry of any Governmental Entity under all applicable Regulatory Laws, including by contesting administratively and in court any adverse determination made by a Governmental Entity under any applicable Regulatory Law, if such investigation, other inquiry or adverse determination is reasonably likely to materially delay, impair or prevent the consummation of the transactions contemplated hereby.

        (c)   In connection with this Section 4.3, each Party shall promptly inform the other Party of any material communication received by such Party from, or given by such Party to, any Governmental Entity in connection with any filing or application with, submission to or investigation or inquiry by any Governmental Entity under any applicable Regulatory Law and, to the extent permitted by Law, promptly provide copies thereof. No Party shall independently participate in any formal meeting or pre-planned discussions with any Governmental Entity in respect of any such filing, submission, investigation or inquiry without providing the other Party with reasonable prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. Subject to applicable Law, the Parties shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals relating to any such filing, application, submission, investigation or inquiry made or submitted by or on behalf of either Party. Either Party may, as it deems advisable, reasonably designate any competitively sensitive material provided to the other Party under this Section 4.3 as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to directors, officers, employees or other agents of the recipient, unless the materials contained therein are summarized or redacted to remove competitively sensitive materials and express prior written permission is obtained from the source of the materials.

        (d)   Acquiror acknowledges that its commercially reasonable efforts under this Section 4.3 may include an obligation that Acquiror grant a license in respect of, dispose of, hold separate or become subject to a restriction on its ownership or operation of all or any portion of Company or any of its Subsidiaries (but excluding all or any portion of Acquiror or any entity in which Acquiror, directly or indirectly, owns a majority Equity Interest immediately prior to the Effective Time (provided that Acquiror shall not be obligated to grant a license in respect of, dispose of, hold separate or become subject to a restriction on its ownership or operation of all or any portion of any U.S. or Brazilian entity in which Acquiror, directly or indirectly, owns an Equity Interest immediately prior to the Effective Time)), or enter into any agreement or commitment with respect to such license, disposal, holding separate or restriction, in connection with the performance of its obligations under this Section 4.3 if, and only if, all of the following criteria are satisfied: (i) such license, disposal, holding separate, restriction or agreement (the "Consent Agreement") is required by a Governmental Entity to permit the consummation of the transactions contemplated hereby under an applicable Regulatory Law in a jurisdiction set forth in Exhibit F; (ii) the business product lines or assets that would be held separate, divested or otherwise affected by all Consent Agreements collectively generated gross revenues in an amount that is less than $150,000,000 during the 2009 calendar year; and (iii) the effect of all Consent Agreements collectively would have an immaterial effect on the ability of Acquiror and its Subsidiaries to achieve the level of synergies reasonably expected as of the date hereof to be achieved after the consummation of the transactions contemplated hereby. Except to the extent required by the preceding sentence, nothing in this Agreement shall require Acquiror (or any of its Subsidiaries) to grant a license in respect of, or to dispose or hold separate, or to agree to grant a license, dispose of, hold separate or restrict its ownership and operation of, any of the businesses or assets of Acquiror and its Subsidiaries, including, for this purpose, Company and its Subsidiaries, for any reason or purpose.

        Section 4.4.    Financing.

        (a)   Acquiror shall use its commercially reasonable efforts to arrange financing on terms and conditions no less favorable to Acquiror as described in the Debt Commitment Letter the ("Debt Financing"), including its commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions set forth therein and (ii) satisfy all conditions applicable to Acquiror in such definitive agreements that are reasonably within its control. Acquiror shall provide Company with prompt written notice of any material breach of the Debt Commitment Letter (by any party) or any termination of the Debt Commitment Letter. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Acquiror shall use its commercially reasonable efforts to arrange to obtain any such portion from alternative sources on terms and conditions no less favorable to Acquiror (as determined in the reasonable judgment of Acquiror) as promptly as reasonably practicable following the occurrence of such event. Acquiror shall keep Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter without first consulting with Company or, if such amendment would or would be reasonably expected to have a Material Adverse Effect on Acquiror, without first obtaining Company's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

        (b)   Company shall use commercially reasonable efforts to provide, and to cause its Subsidiaries and Representatives to provide, all cooperation reasonably requested by Acquiror in connection with the Debt Financing, including any sale of securities required by the lenders in connection therewith (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Company and its Subsidiaries), including its commercially reasonable efforts to (i) provide financial and other information relating to Company and its Subsidiaries to the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby (the "Financing Parties") (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Acquiror and Company customary for such financing or reasonably necessary for the completion of the Debt Financing by the Financing Parties to the extent reasonably requested by Acquiror (including prior real estate title commitments, surveys, environmental reports and similar information)) to assist in the preparation of customary offering or information documents to be used for the completion of the Debt Financing, (ii) participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers for the Debt Financing and senior management and other Representatives, with appropriate seniority and expertise, of Company), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies, (iii) assist in the preparation of (A) customary offering documents, bank information memoranda, prospectuses and similar documents (including historical and pro forma financial statements and information) for the Debt Financing, and (B) materials for rating agency presentations, (iv) cooperate with the marketing efforts for the Debt Financing (including consenting to the use of Company's and its Subsidiaries' logos), (v) execute and deliver (and use commercially reasonable efforts to obtain from its advisors), and cause its Subsidiaries to execute and deliver (or use commercially reasonable efforts to obtain from its advisors), customary certificates (including a certificate of the principal financial officer of Company or any Subsidiary with respect to solvency matters), accounting comfort letters (including consents of accountants for use of their reports in any materials relating to the Debt Financing), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Debt Financing as may be reasonably requested by Acquiror, including such documents as Acquiror reasonably requests whereby certain Subsidiaries of Company agree to become "Restricted Subsidiaries" under the Note Agreement described in Section 3.16 of the Acquiror Disclosure Schedule, contingent upon the consummation of the amalgamation described in the Plan of Arrangement or any later time (which shall, subject to an express prohibition contained in a court order against the applicable Subsidiary obtained as a result of an action commenced by a third party, be an absolute obligation, not qualified by commercially reasonable efforts), (vi) assist in (A) the preparation of, entering into and syndication of one or more credit agreements, note purchase agreements, indentures, currency or interest hedging agreements or other agreements, including by (1) refraining from entering into any competing financing transactions and (2) entering into, or causing its Subsidiaries to enter into, restricted subsidiary agreements in connection with Acquiror's senior note agreement, provided that Company may authorize and designate an officer of Acquiror to execute such restricted subsidiary agreements (which shall, subject to an express prohibition contained in a court order against the applicable Subsidiary obtained as a result of an action commenced by a third party, be an absolute obligation, not qualified by commercially reasonable efforts), and (B) the amendment or termination of any of Company's or its Subsidiaries' existing credit agreements, note purchase agreements, capital lease agreements, currency or interest hedging agreements, letters of credit or other agreements, in each case, on terms satisfactory to Acquiror and that are reasonably requested by Acquiror in connection with the Debt Financing, provided that no obligation of Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the consummation of the amalgamation contemplated by the Plan of Arrangement or any later time, (vii) have Company's independent accountants provide their reasonable cooperation and assistance, (viii) provide authorization letters to the Financing Parties authorizing the distribution of information to prospective private side and public side lenders and containing a representation to the Financing Parties that the public side versions of such documents, if any, do not include material non-public information about Company or its Subsidiaries or securities, (ix) cooperate reasonably with Acquiror's financing sources' due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of Company, (x) refrain from pursuing any financing transactions that may delay, impede or otherwise adversely affect the Debt Financing and other financings in connection with the transactions contemplated hereby and (xi) assist the Financing Parties to benefit from the existing lending relationships of Company and its Subsidiaries; provided that no requested cooperation pursuant to this Section 4.4(b) shall delay the Closing and, until the consummation of the amalgamation contemplated by the Plan of Arrangement, neither Company nor any of its Subsidiaries shall (A) be required to pay any commitment or other similar fee, (B) have any liability or obligation under any credit agreement or other agreement or document related to the Debt Financing (or alternative financing that Acquiror may raise in connection with the transactions contemplated by this Agreement) or (C) be required to incur any other liability or expense in connection with the Debt Financing (or any alternative financing that Acquiror may raise in connection with the transactions contemplated by this Agreement) unless reimbursed or reasonably satisfactorily indemnified by Acquiror. Neither Company nor any of its Subsidiaries shall be required by this Section 4.4(b) to provide access to or to disclose (i) information that, if provided, would adversely affect the ability of Company (or any of its Subsidiaries) to assert attorney-client or attorney work product privilege or a similar privilege, (ii) information that, in the reasonable opinion of Company's legal counsel, may result in a violation of any applicable Law or Order or any binding Contract entered into prior to the date of this Agreement or (iii) information that Company reasonably believes is competitively sensitive. Company shall use its commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        Section 4.5.    Company Redemption and Cancellation.     Company shall (a) provide Acquiror with a reasonable opportunity to review and comment on all documents relating to the redemption of Company Preferred Shares and the Company Warrant Cancellation, (b) include in such documents all reasonable comments that Acquiror proposes and (c) not transmit such documents to any third party without the prior written consent of Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed.

        Section 4.6.    Formation of Acquiror Subs; Accession.     As promptly as reasonably practicable after the date hereof, and in any event within 45 days after the date hereof, Acquiror shall form Acquiror Sub and the other Subsidiaries of Acquiror as contemplated under the Plan of Arrangement (the "Acquiror Subs"). Promptly after incorporating Acquiror Subs, and in any event within 50 calendar days after the date hereof, (a) Acquiror shall cause the sole shareholder of Acquiror Sub, in its capacity as such, to approve and adopt this Agreement and (b) Acquiror shall cause Acquiror Sub to accede to this Agreement by executing a signature page to this Agreement, after which time Acquiror Sub shall be a party hereto for all purposes set forth herein. Notwithstanding any provision herein to the contrary, (i) the obligations of Acquiror Sub to perform its covenants hereunder shall commence only at the time of its incorporation and (ii) the representations and warranties of Acquiror Sub set forth in Article III shall be deemed to have been made as though Acquiror Sub had been a party to this Agreement as of the date hereof. Prior to the Effective Time, Acquiror shall take such actions as are reasonably necessary to cause the Board of Directors of Acquiror Sub to unanimously approve this Agreement and declare it advisable for Acquiror Sub to enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, Acquiror and its Affiliates may amend, or cause to be amended, the by-laws of Acquiror Sub at any time prior to the Effective Time so long as such amendment would not impair, delay or prevent the Closing. Acquiror shall cause Acquiror Sub to comply with all obligations of Acquiror Sub under this Agreement.

        Section 4.7.    Form S-4; Company Circular.

        (a)   As soon as reasonably practicable after the date of this Agreement, Acquiror shall prepare and file with the SEC the Form S-4. Promptly after SEC Clearance, Company shall prepare and file with the applicable Securities Authorities the Company Circular, which Company Circular shall constitute a part of the Form S-4. Acquiror shall use its commercially reasonable efforts to have the Form S-4 declared effective under the U.S. Securities Act as promptly as practicable after its filing with the SEC, and Company shall mail or deliver the Company Circular to its shareholders as soon as reasonably practicable after SEC Clearance. Upon reasonable request, each Party shall furnish the other Party with all information reasonably necessary or advisable in connection with the Form S-4 or Company Circular.

        (b)   Each Party shall, as promptly as practicable after receipt thereof, provide the other Party with copies of all written comments, and advise the other Party of all oral comments, with respect to the Form S-4 or Company Circular (as applicable) received from the Securities Authorities. If, at any time prior to the Effective Time, any information shall be discovered by Acquiror or Company that should be set forth in an amendment or supplement to the Form S-4 or Company Circular so that such documentation would not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other Party, and to the extent required by applicable Law, Acquiror shall promptly file an appropriate amendment to the Form S-4 describing such information with the SEC and Company shall promptly disseminate an appropriate amendment or supplement describing such information to its shareholders and, if required by the Court or applicable Laws, file the same with the Securities Authorities.

        (c)   Each Party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Company Circular and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the meeting of shareholders of Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Acquiror will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the U.S. Securities Act and the rules and regulations thereunder. Company will cause the Company Circular to comply as to form in all material respects with the applicable provisions of the Securities Laws.

        (d)   Notwithstanding the foregoing, prior to the filing of the Form S-4 or the mailing of the Company Circular (or of any amendment or supplement to either of the foregoing) or responding to any comments of the Securities Authorities with respect to either of the foregoing, each Party shall (i) provide the other Party with a reasonable opportunity to review and comment on such document or response and (ii) include in such document or response all reasonable comments that the other Party proposes. On the date of their filing or delivery, each Party shall provide the other Party with a copy of all such filings with, and all such responses delivered to, the Securities Authorities. Notwithstanding anything to the contrary in this Agreement, no amendment or supplement (including by incorporation by reference) to the Company Circular shall be made without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, delayed or conditioned), provided that the foregoing shall not limit the ability of either Party to timely make such amendments or supplements as may be required by Law.

        Section 4.8.    Shareholder Meetings.

        (a)   Each Party shall use its commercially reasonable efforts to cause the Company Meeting and the Acquiror Meeting (as applicable) to occur on the same date as soon as reasonably practicable after the procurement of the Interim Order and SEC Clearance and the Form S-4 has become effective, for the purpose of obtaining the Company Requisite Shareholder Vote in the case of Company and the Acquiror Requisite Shareholder Vote in the case of Acquiror. Except as required by Law or required by its shareholders, neither Acquiror nor Company shall adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) its shareholders' meeting without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the shareholders' meetings may be adjourned, postponed or cancelled if, on the date of the scheduled meeting, there exists an Acquisition Proposal that constitutes a Superior Proposal as to which the Party that is not the recipient of a Superior Proposal has a right to negotiate and make adjustments pursuant to Section 4.10. Company shall use commercially reasonable efforts to solicit the approval of the Arrangement Resolution by the Company Requisite Shareholder Vote, and Acquiror shall use commercially reasonable efforts to solicit the approval of the transactions contemplated by this Agreement by the Acquiror Requisite Shareholder Vote.

        (b)   The Board of Directors of Company shall recommend approval of the Arrangement Resolution by the shareholders of Company to the effect set forth in Section 2.19, and the Board of Directors of Acquiror shall recommend approval of the transactions contemplated by this Agreement by the shareholders of Acquiror to the effect set forth in Section 3.19. The Board of Directors of each Party shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to the other Party such recommendation or take any action or make any statement in connection with the Company Meeting or Acquiror Meeting (as applicable) inconsistent with such recommendation, including a recommendation by such Party's Board of Directors of an Acquisition Proposal (collectively, a "Change in Recommendation"); provided, however, that the Board of Directors of such Party may make a Change in Recommendation in accordance with, and subject to the limitations set forth in, Section 4.10. Absent a Change in Recommendation in accordance with, and subject to the limitations set forth in, Section 4.10, the Board of Directors of a Party shall reconfirm its recommendation to the effect set forth in Section 2.19 or Section 3.19 (as applicable) within five Business Days after a written request to do so by the other Party (or such longer period as is reasonably necessary for such Party to provide adequate notice of the meeting of the Board of Directors of such Party at which authorization to effect such reconfirmation will be obtained), provided that the Board of Directors shall not be required to reconfirm its recommendation after a prior reconfirmation unless, since such prior reconfirmation, an Acquisition Proposal is made or a material change in a previously disclosed Acquisition Proposal is made. Notwithstanding any Change in Recommendation or the existence of any Acquisition Proposal or any Superior Proposal, each Party shall cause this Agreement (and, in the case of Company, the Arrangement Resolution) to be submitted to its shareholders at the Company Meeting or Acquiror Meeting (as applicable) for the purpose of approving the Arrangement (and, in the case of Company, the Arrangement Resolution).

        (c)   Acquiror shall vote any shares of common stock of Acquiror Sub owned by it or any of its Subsidiaries in favor of the adoption and approval of this Agreement at the meeting of shareholders of Acquiror Sub, at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of Acquiror Sub by consent in lieu of a meeting).

        Section 4.9.    Stock Exchange Listing and De-Listing.     Acquiror shall use its commercially reasonable efforts to cause the shares of Acquiror Class A Common Stock to be issued and paid in the Arrangement to be approved for listing on a national securities exchange in the United States prior to the Effective Time, subject to official notice of issuance. Acquiror shall use its commercially reasonable efforts to cause the Company Common Shares to be de-listed from the Toronto Stock Exchange and de-registered under the Exchange Act as soon as reasonably practicable after the Effective Time.

        Section 4.10.    Acquisition Proposals.

        (a)   Until this Agreement has been terminated in accordance with Section 6.1 (and the payments, if any, required to be made in connection with such termination pursuant to Section 6.2 have been made), each Party agrees that it will not, and will cause its Subsidiaries and its and their Representatives not to, directly or indirectly, (i) knowingly encourage (including by way of furnishing or disclosing information), solicit, initiate, make or facilitate the making of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (ii) knowingly participate in any way in discussions or negotiations with, or furnish or disclose any information to, any Person (other than the other Party or any of its Subsidiaries) in connection with any Acquisition Proposal, (iii) release or permit the release of any Person from, or waive or permit the waiver of any provisions of, or otherwise fail to exercise its rights under, any confidentiality, standstill or similar agreement to which such Party is a party or under which such Party has any rights with respect to the divestiture of the voting securities or any material portion of the assets of such Party (except for any such agreement with the other Party or any of its Subsidiaries), (iv) in the case of Company, waive application of the Company Rights Plan, it being understood that the Company Rights Plan may terminate in accordance with the terms of the Company Rights Plan prior to the Effective Time, (v) effect a Change in Recommendation, (vi) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (vii) enter into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any Acquisition Proposal or requiring such Party to abandon, terminate or fail to consummate any of the transactions contemplated hereby, including the Arrangement. Notwithstanding the foregoing, at any time prior to the procurement of the Company Requisite Shareholder Vote in the case of Company and of the Acquiror Requisite Shareholder Vote in the case of Acquiror, such Party (the "Acting Party") may (and may permit its Subsidiaries and its and their Representatives to):

            (i)  participate in discussions or negotiations with, or furnish or disclose nonpublic information to, any Person in response to an unsolicited, bona fide and written Acquisition Proposal that is submitted to the Acting Party by such Person after the date of this Agreement and prior to the approval of the transactions contemplated hereby at its shareholder meeting to be held pursuant to Section 4.8 if and so long as (A) none of the Acting Party, any of its Subsidiaries or any of its or their Representatives has violated in any material respect the provisions of this Section 4.10, (B) a majority of the members of the Board of Directors of the Acting Party determines in good faith, after consultation with a internationally recognized financial advisor, that (1) such Person is reasonably capable of consummating a Superior Proposal taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal and (2) such Acquisition Proposal is or is reasonably likely to become a Superior Proposal, (C) a majority of the members of the Board of Directors of the Acting Party determines in good faith, after consultation with its outside legal counsel, that failing to take such action would be inconsistent with its fiduciary duties under applicable Law, as such duties would exist in the absence of this Section 4.10, (D) at least one calendar day prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, the Acting Party provides the other Party with written notice of the identity of such Person and of the Acting Party's intention to participate in discussions or negotiations with, or to furnish or disclose nonpublic information to, such Person, (E) prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, the Acting Party receives from such Person an executed confidentiality agreement containing terms no less restrictive upon such Person, in any respect, than the terms applicable to the other Party under the Confidentiality Agreement (other than Paragraph 4 thereof), which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with the Acting Party or have the effect of prohibiting the Acting Party from satisfying its obligations under this Agreement, and (F) prior to furnishing or disclosing any nonpublic information to such Person, the Acting Party furnishes such information to the other Party (to the extent such information has not been previously delivered or made available by the Acting Party to the other Party); and

           (ii)  approve or recommend, or enter into (and, in each case, in connection therewith, effect a Change in Recommendation) a definitive agreement with respect to, an unsolicited, bona fide and written Acquisition Proposal that is submitted to the Acting Party or its shareholders after the date of this Agreement and prior to the approval of the transactions contemplated hereby at its shareholder meeting to be held pursuant to Section 4.8 is obtained if and so long as (A) none of the Acting Party, any of its Subsidiaries or any of its or their Representatives has violated in any material respect the provisions of this Section 4.10, (B) the Acting Party provides the other Party with written notice indicating that the Acting Party, acting in good faith, believes that the Acquisition Proposal is reasonably likely to constitute a Superior Proposal and, therefore, plans to conduct a meeting of the Board of Directors of the Acting Party for the purpose of considering whether the Acquisition Proposal constitutes a Superior Proposal, which notice shall (1) contain a summary of the material terms of the Acquisition Proposal and (2) be delivered to the other Party at least five Business Days prior to the date of such meeting of the Board of Directors of the Acting Party (and the Acting Party shall be required to submit a written notice under this clause (B) each time that the Acquisition Proposal is amended in any material respect, but such notice need be delivered only three Business Days prior to such a meeting of the Board of Directors of the Acting Party), (C) during the five Business Day period or three Business Day period, as the case may be, after the Acting Party provides the other Party with a written notice described in clause (B) above, the Acting Party shall cause its financial and legal advisors to negotiate in good faith with the other Party in an effort to make such adjustments to the terms and conditions of this Agreement such that the Acquisition Proposal would not constitute a Superior Proposal and, therefore, the Acting Party would be required to proceed with the transactions contemplated hereby on such adjusted terms, (D) notwithstanding the negotiations and adjustments pursuant to clause (C) above, the Board of Directors of the Acting Party determines in good faith that the Acquisition Proposal constitutes a Superior Proposal, (E) notwithstanding the negotiations and adjustments pursuant to clause (C) above, a majority of the members of the Board of Directors of the Acting Party determines in good faith, after consultation with its outside legal counsel, that failing to approve or recommend or enter into a definitive agreement with respect to the Acquisition Proposal would be inconsistent with its fiduciary duties under applicable Law, as such duties would exist in the absence of this Section 4.10, and (F) not later than the earlier of the approval or recommendation of, or the execution and delivery of a definitive agreement with respect to, any such Superior Proposal, the Acting Party (1) terminates this Agreement pursuant to Section 6.1(i) and (2) makes the payments required to be made pursuant to Section 6.2.

        (b)   In addition to the obligations of the Acting Party set forth in Section 4.10(a), the Acting Party shall provide the other Party with prompt written notice (and, in any event, within 24 hours) of (i) any Acquisition Proposal or any inquiry (including request for information), proposal, discussions or negotiations with respect to any Acquisition Proposal, (ii) the terms and conditions of such Acquisition Proposal, inquiry, proposal, discussions or negotiations and (iii) the identity of the Person making any such Acquisition Proposal or such inquiry or proposal or with whom such discussions or negotiations are taking place, and the Acting Party shall promptly provide the other Party with copies of any written materials received by the Acting Party from the Person making the Acquisition Proposal in connection with any of the foregoing. The Acting Party shall keep the other Party fully informed of the status and general progress (including amendments or proposed amendments) of any Acquisition Proposal or inquiry and keep the other Party fully informed as to the details of any information requested of or provided by the Acting Party and as to the details of all discussions or negotiations with the Person making the Acquisition Proposal. Without limiting the Acting Party's obligations under Section 4.10(a), the Acting Party shall provide the other Party with notice at the same time as giving notice of meeting to the members of the Board of Directors of the Acting Party with respect to any meeting of the Board of Directors of the Acting Party at which the Board of Directors of the Acting Party is reasonably expected to discuss or consider any Acquisition Proposal.

        (c)   The Acting Party shall, and shall cause its Subsidiaries and its and their Representatives to, immediately cease all discussions or negotiations, if any, with any Person other than the other Party and its Subsidiaries that may be ongoing as of the date of this Agreement with respect to any Acquisition Proposal. The Acting Party shall immediately request each Person who has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Acting Party or any portion thereof (including any of its Subsidiaries) to return all nonpublic information heretofore furnished to such Person by or on behalf of the Acting Party.

        (d)   Nothing contained in this Agreement shall prevent a Party or its Board of Directors from complying with its disclosure obligations under the Securities Laws with respect to an Acquisition Proposal, provided that such Securities Laws shall not eliminate or modify the effect that any action pursuant to such Securities Laws would otherwise have under this Agreement.

        (e)   Any violation of this Section 4.10 by the Acting Party's Subsidiaries or the Representatives of the Acting Party or its Subsidiaries shall be deemed to be a breach of this Agreement by the Acting Party, whether or not such Subsidiary or Representative is authorized to act and whether or not such Subsidiary or Representative is purporting to act on behalf of the Acting Party.

        Section 4.11.    Indemnification; Directors and Officers Insurance.

        (a)   From and after the Effective Time, Acquiror shall indemnify and hold harmless all current and former officers and directors of Company and its Subsidiaries (the "Indemnified Parties") to the same extent such Persons are indemnified and held harmless as of the date of this Agreement by Company pursuant to the articles of incorporation or by-laws of Company for acts or omissions occurring at or prior to the Effective Time, including those in respect of the Arrangement and the other transactions contemplated hereby. Prior to the Effective Time, Acquiror shall obtain and pay for a "tail" insurance policy providing for Side A coverage for Company's current directors and officers with an extended reporting period of at least six years from and after the Effective Time with respect to directors' and officers' liability insurance with benefits and levels of coverage at least as favorable as Company's existing policy with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), provided, however, that in no event shall Acquiror be required to expend for such policy a premium amount in excess of the amount set forth in Section 4.11 of the Acquiror Disclosure Schedule.

        (b)   If Acquiror or any of its respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Acquiror shall assume all of the obligations set forth in this Section 4.11.

        (c)   The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

        (d)   The rights of the Indemnified Parties under this Section 4.11 shall be in addition to any rights such Indemnified Parties may have under any applicable Contracts, Company Employee Benefit Plans, Acquiror Employee Benefit Plans or Laws.

        Section 4.12.    Public Announcements.     The initial press release shall be a joint press release and thereafter each Party shall consult with, and provide the other Party the reasonable opportunity to review and comment on, any press release or other public announcement relating to this Agreement or the Voting and Support Agreement or the transactions contemplated hereby and thereby and shall not issue any such press release or other public announcement prior to such consultation except as may be required by applicable Law or by obligations pursuant to any applicable listing agreement with any national securities exchange.

        Section 4.13.    Section 16 Matters.     Prior to the Effective Time, Company shall take all actions that are required (to the extent permitted under applicable legal requirements and no-action letters issued by the SEC) to cause any dispositions of Company Common Shares (and derivative securities with respect to Company Common Shares) resulting from the transactions contemplated by Section 1.1 by each officer or director of Company who may become subject to the reporting requirements of Section 16(a) of the Exchange Act as an officer or director of Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 4.14.    Takeover Laws.     If any "fair price," "business combination" or "control share acquisition" statute or similar Law shall become applicable to the transactions contemplated hereby, then Company and the Board of Directors of Company shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or similar Law on the transactions contemplated hereby.

        Section 4.15.    Notification of Certain Matters.     Each Party shall use its commercially reasonable efforts to provide the other Party with prompt written notice of: (a) any event the occurrence or non-occurrence of which such Party is aware and that would be reasonably likely to (i) cause any representation or warranty made by such Party in this Agreement to be untrue or inaccurate in any material respect, (ii) cause any covenant made by such Party in this Agreement not to be complied with or satisfied in all material respects or (iii) result in any condition set forth in ARTICLE V to be unsatisfied at any time from the date of this Agreement to the Effective Time; (b) any failure of such Party to comply in a timely manner with any covenant made by such Party in this Agreement; or (c) any change or event affecting such Party that would be reasonably likely to have that a Material Adverse Effect on such Party. Each Party shall provide the other Party with prompt written notice of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 4.15 shall not limit or otherwise affect the remedies available under this Agreement to the Party receiving such notice.

        Section 4.16.    Certain Litigation.     Each Party shall give the other Party the opportunity to participate in the defense or settlement of any litigation against such Party or its officers or directors relating to the transactions contemplated hereby. Neither Party shall agree to any compromise or settlement of any litigation against the other Party or its officers or directors relating to the transactions contemplated hereby without such Party's consent (which consent shall not be unreasonably withheld, delayed or conditioned).

        Section 4.17.    Company Rights.     The Board of Directors of Company shall defer the "Separation Time", if any, under the Company Rights Agreement (as set forth in Section 2.23) unless otherwise requested in writing by Acquiror and, on or immediately prior to the Effective Time or on such earlier date as Acquiror may request, shall waive, suspend the operation of or otherwise render the Company Rights Agreement inoperative or ineffective as regards the Arrangement, it being understood that Company will have no obligation to take any such action until all other conditions of the Plan of Arrangement have been satisfied or waived. If any "Separation Time" or "Stock Acquisition Date" (each as defined in the Company Rights Agreement) occurs under the Company Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, Company and

Acquiror shall make such adjustment to the Share Exchange Ratio as Company and Acquiror shall mutually agree so as to preserve the economic benefits that Company and Acquiror each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Arrangement and the other transactions contemplated hereby. At or immediately prior to the Effective Time or on such earlier date as Acquiror may request, the Board of Directors of Company shall take all action necessary to cause any rights agreement or similar agreement involving Company that becomes effective after the date of this Agreement in accordance with the terms of this Agreement to be inoperative or ineffective as regards the Arrangement.

        Section 4.18.    Confidentiality.     Each Party acknowledges and confirms that (a) Acquiror and Company have entered into a Confidentiality Agreement, dated August 19, 2009 (as amended from time to time, the "Confidentiality Agreement"), (b) all information provided by each Party to the other Party pursuant to this Agreement is subject to the terms of the Confidentiality Agreement and (c) the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and conditions.

        Section 4.19.    Resignations.     Subject to applicable Law, prior to the Effective Time, Company shall cause each member of the Board of Directors of Company to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a director of Company effective immediately prior to the Effective Time. Subject to applicable Law, prior to the Effective Time, Company shall obtain the resignations of such directors or officers of its Subsidiaries as Acquiror shall request with reasonable advance notice.

        Section 4.20.    Election to Acquiror's Board of Directors.     Prior to the Effective Time, Acquiror shall offer two members of the Board of Directors of Company who are willing to so serve the opportunity to serve on Acquiror's Board of Directors after the Effective Time. Promptly after the Effective Time, Acquiror shall increase the size of its Board of Directors and, subject to fiduciary obligations under applicable Law, Acquiror shall use its commercially reasonable efforts to cause those two individuals who have accepted Acquiror's offer referred to above to be appointed to Acquiror's Board of Directors with one serving as a member of a newly organized integration and consolidation committee and the other serving as a member of the audit committee.

        Section 4.21.    Employee Retention.     After the date of this Agreement (and prior to the Effective Time), the Chief Executive Officer of Company may implement a retention and transaction bonus plan, separate and in addition to any existing benefit arrangements, provided that (a) the Chief Executive Officer of Company shall consult with the Chief Executive Officer of Acquiror with respect to the terms of the bonus plan, the identity of the employees who would be eligible to participate in the bonus plan and the bonus amount that each such employee would be eligible to receive under the bonus plan, (b) the aggregate amounts paid pursuant to the bonus plan shall not exceed $10,000,000, (c) not more than an aggregate of $500,000 of the amounts so payable shall be paid to direct reports to the Chief Executive Officer of Company (and no amounts shall be payable to the Chief Executive Officer of Company), (d) an employee shall not be entitled to receive any amount under the bonus plan if the employee voluntarily terminates his or her employment (unless such employee would have good reason to resign in circumstances under which such employee would be entitled to receive severance benefits upon such resignation under Company's historical practices), or commits any act or omission that would provide a basis for termination for cause under Company's historical practices, prior to the date that is six months after the Closing and (e) the net after-tax cost to Company of such plan (including any tax gross up payments or loss of tax deduction related to such payments) shall not exceed $10,000,000.

        Section 4.22.    Tax Election.     Neither Acquiror nor Company shall, other than, in the case of Acquiror, in the ordinary course of business consistent with past practice, or in the case of Company, in Company's Ordinary Course of Business, or except to the extent required by Law, make, change or revoke any material Tax election, including without limitation the election by Acquiror to be treated as an S Corporation for U.S. federal income tax purposes.

        Section 4.23.    Effective Price.     Not less than five days prior to the Closing Date, Company shall provide Acquiror with written notice of the Effective Price determined by the Board of Directors of Company in connection with the Company Warrant Cancellation.

ARTICLE V
CONDITIONS

        Section 5.1.    Conditions to Obligation of Each Party.     Subject to Section 1.9 (a), the respective obligation of Acquiror and Company to consummate the transactions contemplated by this Agreement, including the Arrangement, shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time:

        (a)   The Form S-4 shall have become effective under the Securities Act; no stop order suspending the effectiveness of the Form S-4 shall have been issued; and no proceedings for such purpose shall have been initiated or threatened in writing by the SEC.

        (b)   The Arrangement Resolution shall have been approved by the Company Requisite Shareholder Vote, and the Court shall have approved the Interim Order and Final Order.

        (c)   The transactions contemplated by this Agreement shall have been approved by the Acquiror Requisite Shareholder Vote. This Agreement shall have been duly approved by the sole shareholder of Acquiror Sub in accordance with applicable Law and the certificate of incorporation and by-laws of Acquiror Sub.

        (d)   The shares of Acquiror Class A Common Stock that shall be issued and paid to the shareholders of Company upon consummation of the Arrangement shall have been authorized for listing on a national securities exchange in the United States, subject to official notice of issuance.

        (e)   Acquiror's articles of incorporation shall have been amended and restated in the form attached hereto as Exhibit E, provided that such amendment and restatement shall be effected only upon satisfaction or waiver of all other conditions set forth in this ARTICLE V.

        (f)    No Law or Order (whether temporary, preliminary or permanent, but excluding Regulatory Laws and Orders arising thereunder or related thereto) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, including the Arrangement.

        (g)   All waiting periods applicable to the transactions contemplated hereby under applicable Regulatory Laws in the jurisdictions set forth in Exhibit F shall have expired, terminated or have been waived, and all approvals and rulings by, and filings with, Governmental Entities in respect of the transactions contemplated hereby under applicable Regulatory Laws in the jurisdictions set forth in Exhibit F shall have been (or are deemed to have been) obtained, waived or made.

        Section 5.2.    Additional Conditions to Obligation of Acquiror.     Subject to Section 1.9(a), the obligation of Acquiror to effect the Arrangement shall be further subject to satisfaction or waiver of the following conditions at or prior to the Effective Time:

        (a)   Each of the representations and warranties of Company set forth in Section 2.3 shall be correct and complete in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date, except (i) for changes specifically contemplated by this Agreement and (ii) to the extent representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be correct and complete as of such date; and each of the other representations and warranties of Company set forth in this Agreement (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any representation or warranty) shall be correct and complete in all respects as of the Closing Date as though made on and as of the Closing Date, except (A) for changes specifically contemplated by this Agreement (including Section 4.1(a) or Section 4.1(b) of the Company Disclosure Schedule), (B) to the extent representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be correct and complete as of such date, and (C) where such failures of the representations and warranties to be correct and complete in all respects, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Company.

        (b)   Company shall have performed in all material respects all obligations and materially complied with the covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

        (c)   Since the date of this Agreement, except as contemplated by this Agreement (including in the Company Disclosure Schedule), there shall not have occurred any development, effect or change that is reasonably expected to have a Material Adverse Effect on Company.

        (d)   Company shall have consummated, without recourse to Company other than payment of the applicable purchase price, (i) the redemption of all outstanding Company Preferred Shares for a fixed cash purchase price determined in accordance with the restated articles of incorporation of Company as in effect as of the date hereof (less applicable withholdings), provided that this subclause (i) shall be deemed to be satisfied if the Plan of Arrangement provides for the occurrence of the same, and (ii) the Company Warrant Cancellation, provided that without the written consent of Acquiror (which consent shall not be unreasonably withheld, delayed or conditioned), the Effective Price determined by the Board of Directors of Company in connection with the Company Warrant Cancellation shall not exceed an amount equal to 115% of the volume weighted average trading price of Company Common Shares on the Toronto Stock Exchange for the 30 consecutive trading days ending on the trading day immediately preceding the date that the Board of Directors of Company determines the Effective Price (calculated including only trades made during normal trading hours by dividing the total value of the Company Common Shares by the total volume of the Company Common Shares traded on the Toronto Stock Exchange).

        (e)   Company shall have delivered to Acquiror a certification of the Chief Executive Officer, the Chief Financial Officer or another executive officer (reasonably acceptable to Acquiror) of Company to the effect that each of the conditions specified in Section 5.2(a), Section 5.2(b), Section 5.2(c) and Section 5.2(d) is satisfied.

        (f)    The Senior Notes Indenture shall has been terminated or the covenants of Company under the Senior Notes Indenture shall have been terminated or made inapplicable to Company (and its Affiliates).

        (g)   The total number of Company Common Shares with respect to which Dissent Rights have been properly exercised and not withdrawn shall not exceed 7.5% of the outstanding Company Common Shares as of the Closing Date.

        (h)   No claim, action, suit, arbitration, proceeding, investigation or inquiry shall have been commenced by the U.S. Federal Trade Commission, the U.S. Department of Justice, the Commissioner of Competition (Canada) or the Minister of Industry (Canada) against Acquiror, Company, any of their respective Subsidiaries or any of the directors or officers of any of them, with respect to the transactions contemplated hereby that is pending.

        Section 5.3.    Additional Conditions to Obligation of Company.     The obligation of Company to effect the Arrangement shall be further subject to satisfaction or waiver of the following additional conditions at or prior to the Effective Time:

        (a)   Each of the representations and warranties of Acquiror set forth in Section 3.3 shall be correct and complete in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date, except (i) for changes specifically contemplated by this Agreement and (ii) to the extent representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be correct and complete as of such date; and each of the other representations and warranties of Acquiror set forth in this Agreement (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any representation or warranty) shall be correct and complete in all respects as of the Closing Date as though made on and as of the Closing Date, except (A) for changes specifically contemplated by this Agreement (including Section 4.1(a) or Section 4.1(b) of the Acquiror Disclosure Schedule), (B) to the extent representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be correct and complete as of such date, and (C) where such failures of the representations and warranties to be correct and complete in all respects, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Acquiror.

        (b)   Acquiror shall have performed in all material respects all obligations and materially complied with the covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

        (c)   Since the date of this Agreement, except as contemplated by this Agreement (including in the Acquiror Disclosure Schedule), there shall not have occurred any development, effect or change that is reasonably expected to have a Material Adverse Effect on Acquiror.

        (d)   [Reserved]

        (e)   Acquiror shall have delivered to Company a certification of the Chief Executive Officer, the Chief Financial Officer or another executive officer (reasonably acceptable to Company) of Acquiror to the effect that each of the conditions specified in Section 5.3(a), Section 5.3(b) and Section 5.3(c) is satisfied.

ARTICLE VI
TERMINATION, AMENDMENT AND WAIVER

        Section 6.1.    Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Requisite Shareholder Vote or the Acquiror Requisite Shareholder Vote:

        (a)   by mutual written consent of Company and Acquiror;

        (b)   by either Party if (i) a Law shall have been enacted or entered prohibiting the consummation of the transactions contemplated hereby, (ii) an Order shall have been enacted, entered, promulgated or issued by a Governmental Entity permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such Order shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this subclause (ii) shall have used its commercially reasonable efforts to remove such Order, or (iii) a Governmental Entity shall have failed to issue an Order or take any other action, and such denial of a request to issue such Order or take such other action shall have become final and non-appealable, that is necessary to satisfy any condition set forth in ARTICLE V; provided, however, that the right to terminate this Agreement pursuant to subclause (ii) or (iii) shall not be available to any Party whose failure to comply with Section 4.3 has been the cause of such inaction; and provided further that the right to terminate this Agreement pursuant to this Section 6.1(b) shall apply only if the Law, Order or act or omission of the Governmental Entity, as the case may be, shall have caused the failure of any condition set forth in ARTICLE V to be satisfied and the Party entitled to rely on such condition shall not elect to waive such condition;

        (c)   by either Party if the Arrangement shall not have been consummated on or prior to the date that is 210 days after the date of this Agreement or such other date as Acquiror and Company shall agree in writing (the "Termination Date"); provided, however, that (i) the Termination Date shall be automatically extended for a period not to exceed 60 days to the extent necessary to obtain those approvals of Governmental Entities that are required to satisfy the condition set forth in Section 5.1(g) and (ii) the right to terminate this Agreement pursuant this Section 6.1(c) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure of the Arrangement to be consummated on or before the Termination Date;

        (d)   by either Party if all of the following shall have occurred: (i) the other Party shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, (ii) such breach or failure to perform would result in any condition set forth in ARTICLE V to not be satisfied and (iii) such breach or failure to perform is incapable of being cured by the other Party prior to the date that is 30 days after receipt of written notice thereof or, if such breach or failure to perform is capable of being so cured, the other Party shall not have cured such breach or failure to perform within 30 days after receipt of written notice thereof;

        (e)   [Reserved]

        (f)    by either Party if the approval of the Arrangement Resolution shall not have been obtained by reason of the failure to obtain the Company Requisite Shareholder Vote at the Company Meeting (or of any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(f) shall not be available to Company where Company's breach of Section 1.3(e), Section 4.8 or Section 4.10 shall have caused the failure to obtain such approval;

        (g)   by either Party if the approval of the transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the Acquiror Requisite Shareholder Vote at the Acquiror Meeting (or of any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(g) shall not be available to Acquiror where Acquiror's breach of Section 1.4(a), Section 4.8 or Section 4.10 shall have caused the failure to obtain such approval;

        (h)   by Acquiror prior to the time when the Company Requisite Shareholder Vote is obtained or by Company prior to the time when the Acquiror Requisite Shareholder Vote is obtained, as the case may be, if any of the following actions has occurred: (i) the other Party, any of its Subsidiaries or any of their respective Representatives shall have materially breached its obligations of Section 4.10; (ii) the Board of Directors of the other Party shall have failed to make its recommendation as required by Section 4.8(b) or shall have effected a Change in Recommendation (or resolved or publicly proposed to take any such action), whether or not permitted by the terms of this Agreement, (iii) the Board of Directors of the other Party shall have failed to reconfirm its recommendation as required by Section 4.8(a) within five Business Days after a written request to do so by the terminating Party (subject to the limitations set forth in Section 4.8(a)), (iv) the other Party shall have materially breached its obligations under this Agreement by reason of a failure to call or conduct its meeting of shareholders in accordance with Section 4.8(a), (v) the Board of Directors of the other Party shall have recommended to its shareholders any Acquisition Proposal or Superior Proposal; or (vi) the other Party shall have entered into any agreement (other than a confidentiality agreement contemplated by Section 4.10), letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any Acquisition Proposal or Superior Proposal or requiring such other Party to abandon, terminate or fail to consummate any of the transactions contemplated hereby, including the Arrangement; or

        (i)    by Acquiror prior to the time when the Acquiror Requisite Shareholder Vote is obtained or by Company prior to the time when the Company Requisite Shareholder Vote is obtained, as the case may be, if the Board of Directors of such Party shall have approved or recommended, or such Party shall have entered into a definitive agreement with respect to, a Superior Proposal in compliance with Section 4.10(a)(ii).

Notwithstanding the foregoing, neither Party may terminate this Agreement pursuant this Section 6.1 unless such Party shall have made all payments required to be made to the other Party pursuant to Section 6.2.

        Section 6.2.    Effect of Termination.

        (a)   If this Agreement is terminated pursuant to Section 6.1, then this Agreement (other than as set forth in Section 4.18, this Section 6.2 and ARTICLE VII, which provisions shall survive such termination) shall become void and of no effect with no liability on the part of any Party (or of any of its Affiliates or its or their Representatives); provided, however, no such termination shall relieve either Party from any obligation to pay, if applicable, the amounts described in the other provisions of this Section 6.2 and neither Company nor Acquiror shall be relieved or released from any liabilities arising out of its willful breach of this Agreement.

        (b)   If (i) Acquiror terminates this Agreement pursuant to Section 6.1(h), (ii) Company terminates this Agreement pursuant to Section 6.1(i) or (iii) Acquiror or Company terminates this Agreement pursuant to Section 6.1(c) with Acquiror having had the Form S-4 declared effective by the SEC and such effectiveness not suspended on the Termination Date without the Company Meeting having been called, Acquiror terminates this Agreement pursuant to Section 6.1(d) or Acquiror or Company terminates this Agreement pursuant to Section 6.1(f) and in the case of any such termination pursuant to Section 6.1(c), Section 6.1(d) or Section 6.1(f) (A) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise publicly communicated to the senior management, the Board of Directors or shareholders of Company and (B) prior to the date that is 15 months after the effective date of such termination, Company shall enter into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated (substituting in both instances "50%" for "15%" in the definition of Acquisition Proposal), then Company shall pay to Acquiror a termination fee equal to $40,000,000 (in the case of termination under Section 6.1(f), less the amounts that Company previously paid to Acquiror pursuant to Section 6.2(c)). Company shall satisfy its obligations under the preceding sentence by the wire transfer of immediately available funds to an account that Acquiror designates (x) in the case of termination pursuant to subclause (i) or (ii) above, such amount shall be paid no later than the date of such termination and (y) in the case of subclause (iii) above, $25,000,000 of such amount shall be paid no later than the date on which Company executes and delivers a definitive agreement with respect to an Acquisition Proposal and the balance of such amount shall be paid no later than the date on which Company consummates an Acquisition Proposal.

        (c)   If Acquiror or Company terminates this Agreement pursuant to Section 6.1(f), then Company shall reimburse Acquiror and its Subsidiaries for all out-of-pocket expenses incurred by Acquiror or any of its Subsidiaries in connection with the negotiation, preparation, execution and performance of this Agreement and related documentation, including printing fees, filing fees and fees and expenses of its legal, accounting and financial advisors, accountants and consultants and all fees and expenses payable to any financing sources related to this Agreement, the transactions contemplated hereby and any related financing up to a maximum amount of $20,000,000 (collectively and subject to such cap, the "Acquiror Costs").

        (d)   If (i) Acquiror or Company terminates this Agreement pursuant to Section 6.1(c) with Acquiror having had Form S-4 declared effective by the SEC and such effectiveness not suspended on the Termination Date without the Company Meeting having been called and circumstances exist such that the condition set forth in Section 5.2(c) would not have been satisfied at the time of such termination and the failure of any such condition to be satisfied is not directly caused by Acquiror's breach of its obligations under this Agreement or (ii) Acquiror terminates this Agreement pursuant to Section 6.1(d) and, in each of the cases described in subclauses (i) and (ii), the provisions of Section 6.2(b) do not apply to any such termination, then Company shall reimburse Acquiror and its Subsidiaries for Acquiror's Costs. Company shall satisfy its obligation under the preceding sentence by the wire transfer of immediately available funds to an account that Acquiror designates not later than the date of such termination (or, if later, on the Business Day immediately following the date on which Acquiror provides written notice of the amount of Acquiror's Costs to Company).

        (e)   If (i) Company terminates this Agreement pursuant to Section 6.1(h), (ii) Acquiror terminates this Agreement pursuant to Section 6.1(i) or (iii) Company or Acquiror terminates this Agreement pursuant to Section 6.1(c) with Acquiror having had Form S-4 declared effective by the SEC and such effectiveness not suspended on the Termination Date without the Acquiror Meeting having being called, Company terminates this Agreement pursuant to Section 6.1(d) or Company or Acquiror terminates this Agreement pursuant to Section 6.1(g) and in the case of any such termination pursuant to Section 6.1(c), Section 6.1(d) or Section 6.1(g) (A) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise publicly communicated to the senior management, Board of Directors or shareholders of Acquiror and (B) prior to the date that is 15 months after the effective date of such termination, Acquiror shall enter into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated (substituting in both instances "50%" for "15%" in the definition of Acquisition Proposal), then Acquiror shall pay to Company a termination fee equal to $40,000,000 (in the case of termination under Section 6.1(g), less the amounts that Company previously paid to Acquiror pursuant to Section 6.2(f)). Acquiror shall satisfy its obligations under the preceding sentence by the wire transfer of immediately available funds to an account that Company designates (x) in the case of termination pursuant to subclause (i) or (ii) above, such amount shall be paid no later than the date of such termination and (y) in the case of subclause (iii) above, $25,000,000 of such amount shall be paid no later than the date on which Acquiror executes and delivers a definitive agreement with respect to an Acquisition Proposal and the balance of such amount shall be paid no later than the date on which Acquiror consummates an Acquisition Proposal.

        (f)    If Acquiror or Company terminates this Agreement pursuant to Section 6.1(g), then Acquiror shall reimburse Company and its Subsidiaries for all out-of-pocket expenses incurred by Company or any of its Subsidiaries in connection with the negotiation, preparation, execution and performance of this Agreement and related documentation, including printing fees, filing fees and fees and expenses of its legal, accounting and financial advisors, accountants and consultants up to a maximum amount of $20,000,000 (collectively and subject to such cap, the "Company's Costs")

        (g)   If (i) Acquiror or Company terminates this Agreement pursuant to Section 6.1(c) with Acquiror having had the Form S-4 declared effective by the SEC and such effectiveness not suspended on the Termination Date without the Acquiror Meeting having been called and circumstances exist such that the condition set forth in Section 5.3(c) would not have been satisfied at the time of such termination and the failure of any such condition to be satisfied is not directly caused by Company's breach of its obligations under this Agreement or (ii) Company terminates this Agreement pursuant to Section 6.1(d) and, in each of the cases described in subclauses (i) or (ii) above, the provisions of Section 6.2(e) do not apply to any such termination, then Acquiror shall reimburse Company and its Subsidiaries for Company's Costs. Acquiror shall satisfy its obligation under the preceding sentence by the wire transfer of immediately available funds to an account that Company designates not later than the date of such termination (or, if later, on the Business Day immediately following the date on which Company provides written notice of the amount of Company's Costs to Acquiror).

        (h)   If a Party becomes entitled to a payment under this Section 6.2 in a circumstance in which the Party may become entitled to an additional payment subject to the occurrence of subsequent events, then the other Party shall effect the payment then due and supplement such payment with any additional payment, without duplication, that becomes due as and when such additional payment becomes due.

        (i)    Each Party acknowledges that the agreements contained in this Section 6.2 are an integral part of the transactions contemplated hereby and that, without these agreements, Acquiror and Company would not enter into this Agreement. Accordingly, if either Party fails to pay the amounts payable under Section 6.2, then the breaching Party shall pay to the other Party and its Subsidiaries all costs and expenses (including attorneys' fees and expenses) incurred by such other Party and its Subsidiaries in connection with the collection of such overdue amounts and the enforcement by such other Party of its rights under Section 6.2, together with interest on such overdue amounts at a rate per annum equal to the "prime rate" (as announced by JPMorgan Chase Bank, N.A. or any successor thereto) in effect on the date on which such payment was required to be made.

        Section 6.3.    Amendment.     This Agreement and the Plan of Arrangement may be amended by mutual agreement of Acquiror and Company, by action taken or authorized by their respective Board of Directors, at any time and from time to time before or after the Company Requisite Stockholder Vote or the Acquiror Requisite Shareholder Vote is obtained but not later than the Effective Time. This Agreement may not be amended except by a written instrument signed on behalf of each of the Parties. The Parties agree to negotiate in good faith such amendments, if any, to the Plan of Arrangement as are reasonably necessary or advisable to permit the Arrangement to be consummated in a manner consistent with the intent of the Parties as contemplated hereby.

        Section 6.4.    Extension; Waiver.     At any time before the Effective Time, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party under or pursuant to this Agreement, (b) waive any inaccuracies in the representations and warranties made by the other Party in this Agreement or in any document delivered pursuant hereto and (c) waive compliance with any of the covenants made by the other Party, or any of the conditions benefiting such waiving Party contained, in this Agreement. Any agreement on the part of any Party to any such extension or waiver shall be valid as against such Party only if set forth in a written instrument signed on behalf of such Party. Except for a waiver effected in accordance with the previous sentence, the failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

 ARTICLE VII
MISCELLANEOUS

        Section 7.1.    Non-Survival of Representations, Warranties and Agreements.     None of the representations, warranties or covenants set forth in this Agreement or in any document delivered pursuant hereto shall survive the Effective Time, except that the agreements of Acquiror and Company that by their terms apply or are to performed in whole or in part after the Effective Time and that are contained in Section 4.11 (Indemnification; Directors and Officers Insurance), ARTICLE VI and this ARTICLE VII shall survive the Effective Time in accordance with their respective terms.

        Section 7.2.    Expenses.     Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except (i) as otherwise provided in Section 6.2, (ii) the filing fee in connection with any filing made under all applicable Regulatory Laws shall be shared equally by Acquiror and Company and (iii) Acquiror shall reimburse Company and its Subsidiaries all of their reasonable and documented out-of-pocket third party costs incurred at Acquiror's request in connection with the cooperation contemplated by Section 4.4(b) with respect to the Debt Financing promptly following the receipt of an invoice therefor.

        Section 7.3.    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed duly given or made as of the date of receipt if delivered personally, sent by facsimile (and sender shall bear the burden of proof of delivery), sent by overnight courier (providing proof of delivery) or sent by registered or certified mail (return receipt requested, postage prepaid), in each case, to the Parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

    If to Company:

    World Color Press Inc.
    999 de Maisonneuve Boulevard West, Suite 1100
    Montreal, Québec
    CANADA H3A 3L4
    Attention: John V. Howard Jr.
    Facsimile: (514) 877-5104

    with a copy to:

    545 Teresa Drive
    Boulder, Colorado 80303
    Attention: John V. Howard Jr.

    and

    Sullivan & Cromwell LLP
    125 Broad Street
    New York, New York 10004
    Attention: Joseph B. Frumkin
                      Melissa Sawyer
    Facsimile: (212) 558-3588

    If to Acquiror:

    Quad/Graphics, Inc.
    Corporate Headquarters
    N63 W23075 State Hwy. 74
    Sussex, Wisconsin 53089
    Attention: J. Joel Quadracci
                      Andrew R. Schiesl
    Facsimile: (414) 566-9416

    (with a copy to)

    Foley & Lardner LLP
    777 East Wisconsin Avenue
    Milwaukee, Wisconsin 53202
    Attention: William J. Abraham, Jr.
                      Jay O. Rothman
    Facsimile: (414) 297-4900

        Section 7.4.    Entire Agreement; No Third Party Beneficiaries.

        (a)   This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior understandings, agreements, representations or warranties, both written and oral, among the Parties with respect to the subject matter hereof; provided, however, the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement.

        (b)   This Agreement, except for the provisions of Section 4.11, shall not confer any rights or remedies upon any Person other than the Parties and their respective permitted successors and permitted assigns.

        Section 7.5.    Assignment; Binding Effect.     No Party may assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise, including a merger or amalgamation) without the prior written approval of the other Party, and any attempted assignment without such prior written approval shall be void and without legal effect. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns.

        Section 7.6.    Governing Law and Venue.     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A. without giving effect to any choice or conflict of law provision or rule, except to the extent mandatorily governed by the laws of Canada or the laws of the State of Wisconsin, U.S.A. The Parties hereby irrevocably submit to the personal jurisdiction of the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Federal court in the United States.

        Section 7.7.    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, then all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, a suitable and equitable provision shall be substituted therefor in order to carry out the original intent and purpose of such invalid or unenforceable provision of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        Section 7.8.    Enforcement of Agreement.     The Parties agree that money damages or any other remedy at law would not be a sufficient or adequate remedy for any actual or threatened breach or violation of, or default under, this Agreement and that, in addition to all other available remedies, the aggrieved Party shall be entitled, to the fullest extent permitted by Law, to an injunction restraining such actual or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

        Section 7.9.    Waiver of Jury Trial.     The Parties hereby irrevocably and unconditionally waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

        Section 7.10.    Interpretation.     For purposes of this Agreement, (a) the words "including" and "include" shall be deemed to be followed by the words "without limitation," (b) the words "herein," "hereof," "hereby," "hereto" or "hereunder" refer to this Agreement as a whole, and (c) references to "$" refer to United States Dollars. When calculating the period of time before which, within which or following which any act is required to be done pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Any reference to any supranational, national, state, provincial, municipal or local Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. Unless the context otherwise requires, references in this Agreement (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. Notwithstanding anything to the contrary in this Agreement, each Section of this Agreement is qualified by the matters set forth with respect to such Section in the correspondingly numbered Section of the Company Disclosure Schedule or the Acquiror Disclosure Schedule, as applicable, only to the extent specified therein; provided, however, that any fact or item that is disclosed in any Section of the Company Disclosure Schedule or the Acquiror Disclosure Schedule, as applicable, in sufficient detail to make its relevance to any other representation and warranty of Company or Acquiror, as applicable, set forth in this Agreement readily apparent shall be deemed disclosed as an exception to such other representation and warranty. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement. Capitalized terms used but not otherwise defined in the Schedules and Exhibits referred to in this Agreement shall have the meanings set forth in this Agreement. Titles to Articles, headings of Sections and the Table of Contents are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any Party asserting the existence of a Material Adverse Effect shall have the burden of proving its existence.

        Section 7.11.    Definitions.     For purposes of this Agreement,

        "Acquiror Contract" shall mean each of the following, whether or not set forth in the Company Disclosure Schedule: (a) each Contract of the type described in Section 3.16(a); and (b) each contract that constitutes an Acquiror Employee Benefit Plan.

        "Acquiror Outstanding Amount" shall mean the number of shares of Acquiror Class A Common Stock, Class B Common Stock and Class C Common Stock outstanding immediately prior to the Effective Time, other than such shares that are owned, directly or indirectly, by Acquiror.

        "Acquiror Sub" shall mean Acquiror Sub 3 as defined in the Plan of Arrangement, a direct or indirect wholly-owned Subsidiary that Acquiror forms after the date of this Agreement to participate in the amalgamation described in the Plan of Arrangement.

        "Acquisition Proposal" shall mean any proposal or offer from any Person or group (as defined in Rule 13d-5 under the Exchange Act) other than the Party that is not the Acting Party or any of its Subsidiaries (in each case, whether or not in writing and whether or not delivered to the shareholders of the Acting Party generally) relating to (a) any direct or indirect acquisition or purchase of a business or assets of the Acting Party or any of its Subsidiaries to which 15% or more of the consolidated revenues or net income of Acting Party is attributable or of beneficial ownership of 15% or more of the consolidated assets of the Acting Party or of 15% or more of any class of equity securities, or equity securities having 15% or more of the voting power, of the Acting Party or any of its Significant Subsidiaries, (b) any lease or license directly or indirectly of assets of the Acting Party or any of its Subsidiaries representing 15% or more of the consolidated assets of the Acting Party, (c) any tender offer or exchange offer that, if consummated, would result in any Person or group (as defined in Rule 13d-5 under the Exchange Act) beneficially owning 15% or more of any class of equity securities, or 15% or more of the voting power of the equity securities, of the Acting Party, (d) any merger, reorganization, share exchange, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Acting Party or any of its Significant Subsidiaries, or (e) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        "Adjustment Amount" shall mean a number of Company Common Shares equal to (x) the excess, if any, of the aggregate Equity Payment Amounts over $135,000,000 divided by (y) the Effective Price of the Company Common Shares as determined pursuant to the Company Indenture. If the aggregate Equity Payment Amounts are $135,000,000 or less, the Adjustment Amount shall be 0 (zero).

        "Affiliates" shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

        "Business Day" shall mean any day on which banks are not required or authorized to close in the State of New York or the Province of Québec.

        "commercially reasonable efforts" shall mean customary efforts that a prudent Person desirous of achieving a result would use in similar circumstances after taking into account both the overall costs to achieve the results and the overall benefits expected to be achieved as a result of the transactions contemplated by this Agreement.

        "Company Arrangement Amount" shall mean, if the Adjustment Amount is 0 (zero), the Company Initial Shares and, if the Adjustment Amount is not 0 (zero), an amount equal to (x)(i) the Company

Outstanding Amount minus (ii) the Adjustment Amount, times (y) (i) the Company Initial Shares divided by (ii) the Company Outstanding Amount.

        "Company Circular" shall mean the notice of the Company Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits thereto, to be sent, among other others, to the shareholders of Company in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time.

        "Company Contract" shall mean each of the following, whether or not set forth in the Company Disclosure Schedule: (a) each Contract of the type described in Section 2.16(a); and (b) each contract that constitutes a Company Employee Benefit Plan.

        "Company Deferred Share Units" shall mean all awards granting rights under the Company DSU Plan.

        "Company Indenture" shall mean the Series I and Series II Warrant Indenture made as of July 21, 2009 between Company and Computershare Trust Company of Canada, creating the Company Warrants.

        "Company Initial Shares" shall mean the number of shares equal to the Total Shares Outstanding minus the Acquiror Outstanding Amount.

        "Company's Ordinary Course of Business" shall mean the ordinary course of business of Company and its Subsidiaries consistent with past practice since its emergence from bankruptcy on July 21, 2009, provided that such course of business is consistent in all material respects with generally accepted practices in the industries and geographic areas in which Company or the applicable Subsidiary operates.

        "Company Outstanding Amount" shall mean the number of Company Common Shares (including, for the avoidance of doubt, all Escrow Shares and all Company Common Shares with respect to which Dissent Rights have been properly exercised and not withdrawn) outstanding immediately prior to the Effective Time, other than such shares that are owned, directly or indirectly, by Company.

        "Company Restricted Share Units" shall mean all awards granting rights under the Company RSU Plan.

        "Company Warrants" shall mean, collectively, the Series I Warrants and the Series II Warrants created under the Company Indenture.

        "Company Warrant Cancellation" shall mean the cancellation of all Company Warrants outstanding immediately prior to the Effective Time in accordance with the terms thereof.

        "Contract" shall mean any written or oral agreement, contract, loan or credit agreement, employment or severance agreement, note, mortgage, bond, indenture, lease, benefit plan, permit, franchise, license or other instrument, understanding or arrangement but shall not include any Employee Benefit Plan.

        "Dissent Rights" shall mean the rights of dissent in respect of the Arrangement described in Article 3 of the Plan of Arrangement.

        "Effective Price" shall have the meaning set forth in the Company Indenture.

        "Effective Time" shall have the meaning set forth in the Plan of Arrangement.

        "Employee Benefit Plans" shall mean of all "employee benefit plans," as defined in Section 3(3) of ERISA, and all other employee benefit or executive compensation contracts, arrangements, perquisite programs or payroll practices that are maintained by a Person or any ERISA Affiliate or to which such Person or any ERISA Affiliate is obligated to contribute, for current or former employees or directors (or dependents or beneficiaries thereof) of such Person or any ERISA Affiliate or any predecessor of any of the foregoing (collectively, the "Employee Benefit Plans").

        "Equity Interests" shall mean (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, (g) any other interest classified as an equity security of a Person, or (h) any restricted share unit, deferred share unit or similar right which is valued on the basis of an equity security of a Person.

        "Equity Payment Amounts" shall mean the aggregate amount of (i) the cash purchase price that the Company paid prior to the Effective Time or is or becomes obligated to pay to holders of Company Preferred Shares in connection with the redemption of Company Preferred Shares and to holders of Company Warrants in connection with the Company Warrant Cancellation, (ii) the aggregate amount that Almaco is obligated to pay to holders of Company Deferred Share Units and Company Restricted Share Units in accordance with Section 1.2(a) (for the avoidance of doubt, including any payment to John V. Howard Jr. pursuant to Section 1.2) and (iii) the amount of dividends that Company pays or becomes obligated to pay on or after January 24, 2010 and prior to the Effective Time.

        "ERISA" shall mean the Employment Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall mean any entity that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) of which a Person is a member, an unincorporated trade or business under common control with such Person (as determined under Section 414(c) of the Code), or a member of an "affiliated service group" (within the meaning of Section 414(m) of the Code) of which such Person is a member.

        "Escrow Shares" shall mean the Company Common Shares held by Computershare Trust Company of Canada, in its capacity as escrow agent under the Escrow Agreement, dated as of July 21, 2009, between Company and Computershare Trust Company of Canada.

        "Final Order" shall mean the final order of the Court in a form reasonably acceptable to Company and Acquiror, approving the Arrangement as such order may be amended by the Court (with the consent of both Company and Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed) at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is reasonably acceptable to both Company and Acquiror on appeal).

        "Form S-4" shall mean a registration statement on Form S-4 pursuant to which Acquiror shall seek to register the issuance and payment of shares of Acquiror Class A Common Stock to the shareholders of Company in connection with the Plan of Arrangement.

        "General Developments" shall mean (a) any developments or occurrences relating to or affecting domestic or foreign economic or political conditions in general or the securities, commodities or financial markets in general, (b) any commencement, continuation or escalation of any act of terrorism or war (whether declared or undeclared), (c) any natural disasters, (d) any national or international calamity, (e) any developments or occurrences relating to or affecting the industries or the segments thereof or geographic areas in which Company or Acquiror (as applicable) or any of its Subsidiaries or customers operates, (f) any change in the market price of raw materials, including paper and ink, of the type and grade customarily purchased by Company or Acquiror or any of its Subsidiaries, or (g) any changes or proposed changes in or interpretations of any applicable Law or generally accepted accounting practices occurring after the date of this Agreement, but excluding, in each of the cases described in subclauses (a)-(d) above, any effect to the extent arising from any effect that has a materially disproportionate impact on the business, results of operations, financial condition or liabilities of Company or Acquiror (as applicable) relative to similarly situated companies to the extent engaged in the industries in which Company or Acquiror (as applicable) or any of its Subsidiaries conducts its business.

        "Governmental Entity" shall mean any supranational, national, provincial, state, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi governmental or private body exercising any regulatory, judicial, administrative, taxing, importing or other governmental or quasi governmental authority.

        "Hazardous Substance" shall mean (a) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (b) any chemical or other material or substance that is regulated, classified or defined as or included in the definition of "hazardous substance," "hazardous waste," "hazardous material," "extremely hazardous substance," "restricted hazardous waste," "toxic substance," "toxic pollutant," "pollutant" or "contaminant" under any Environmental Law, or any similar denomination intended to classify substance by reason of potential for adverse impact, toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; or (c) any other chemical or other material, waste or substance, exposure to which is prohibited, limited or regulated by or under any Environmental Law.

        "Intellectual Property Rights" shall mean rights in the following: (a) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names; (b) all copyrights and all other rights associated therewith and the underlying works of authorship; (c) all patents and all proprietary rights associated therewith; (d) all inventions, mask works and mask work registrations, know how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, domain names, shop and royalty rights and all other types of intellectual property; and (e) all registrations of any of the foregoing and all applications therefor.

        "Interim Order" shall mean the interim order of the Court, in a form reasonably acceptable to Company and Acquiror, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of Company and Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed.

        "Law" shall mean any supernational, national, provincial, state, local or foreign statute, law (including common law), ordinance, rule or regulation.

        "Liens" shall mean mortgages, liens (statutory or otherwise), security interests, easements, encroachments, rights-of-way, rights of refusal or encumbrances of any nature whatsoever.

        "Material Adverse Effect" shall mean any effect that (a) materially adverse to the business, results of operations, financial condition or liabilities of Company or Acquiror, as applicable, and its Subsidiaries taken as a whole, assuming for purposes of such a determination that Company or Acquiror, as the case may be, as a business enterprise, is 50% larger than its actual revenues, assets, liabilities and earnings, or (b) prevents or materially delays Company or Acquiror (as applicable) from consummating the transactions contemplated hereby. Notwithstanding the foregoing, effects arising out of or related to (i) General Developments and Transaction Developments shall not be deemed, either alone or in combination, to constitute a Material Adverse Effect and (ii) no effect arising from any

General Developments or Transaction Developments shall be taken into account in determining whether there has been a Material Adverse Effect. Notwithstanding anything to the contrary, any change or effect on the business, results of operations, financial condition or liabilities of Acquiror as a result of any loss of Acquiror's status as a Subchapter S corporation shall not constitute a Material Adverse Effect on Acquiror; except to the extent that such loss of Subchapter S status results in any loss or liability for Acquiror relating to or arising out of periods prior to the Closing.

        "Multiemployer Plan" shall mean a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA.

        "Order" shall mean any order, writ, injunction, judgment, plan or decree of any Governmental Entity.

        "Party" or "Parties" shall mean Acquiror and/or Company, as the case may be.

        "Permitted Liens" shall mean (a) Liens reflected or reserved against or otherwise disclosed in the Company Recent Balance Sheet or Acquiror Recent Balance Sheet, as applicable, (b) mechanics', materialmen's, warehousemen's, carriers', workers', or repairmen's liens or other similar common law or statutory Liens arising or incurred, in the case of Acquiror, in the ordinary course of business consistent with past practice and, in the case of Company, in Company's Ordinary Course of Business and which are not material in amount or effect on the business of the relevant Party, (c) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and (d) the following with respect to real property, but only to the extent such matter does not materially adversely affect the value or present use of the applicable real property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, (B) any conditions that may be shown by a current survey or physical inspection and (C) zoning, building, subdivision or other similar requirements or restrictions (without, however, limiting any warranties in this Agreement as to compliance with Laws, Orders and Company Permits or Acquiror Permits, as applicable).

        "Person" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

        "Plan of Reorganization" shall mean the plan of compromise and reorganization under both the Companies' Creditors Arrangement Act and Chapter 11 of the U.S. Bankruptcy Code, approved by the creditors of Company on June 22, 2009 and sanctioned by the Québec Superior Court on June 30, 2009, and confirmed by the U.S. Bankruptcy Court on July 2, 2009.

        "Regulatory Law" shall mean any Law that is designed or intended to prohibit, restrict or regulate (a) foreign investment (including the Investment Canada Act) or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition (including the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and similar Laws).

        "Related Party Contracts" shall mean Contracts between a Person or any of its Subsidiaries, on the one hand, and any Affiliate of such Person or a family member of such Affiliate, on the other hand.

        "Securities Authorities" shall mean the Autorité des marchés financiers, the applicable securities commissions and other securities regulatory authorities in each of the other provinces of Canada, and the SEC.

        "Securities Laws" shall mean the Securities Act (Québec) and all other applicable Canadian provincial and territorial securities Laws, United States federal and state securities Laws and the rules and regulations and published policies under or relating to the foregoing securities Laws and applicable stock exchange rules and listing standards of the Toronto Stock Exchange, The New York Stock Exchange or The NASDAQ Stock Market.

        "Share Encumbrances" shall mean any (a) Lien, (b) shareholders' agreement, voting trust, proxy, power of attorney or similar instrument, (c) right or privilege capable, without action by the issuer of the Equity Interest, of becoming a shareholders' agreement, voting trust, proxy, power of attorney or other instrument affecting the Equity Interests and (d) restriction affecting the ability of any holder of the Equity Interests to exercise all ownership rights thereto.

        "Significant Subsidiary" shall have the meaning as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the United States Securities Exchange Act of 1934, as amended.

        "Subsidiaries" of any Person shall mean any corporation or other form of legal entity (a) an amount of the outstanding voting securities of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, 50% or more of the equity interests of which) is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or (b) with respect to which such Person or one or more of its Subsidiaries is the general partner or the managing member or has similar authority.

        "Superior Proposal" shall mean an unsolicited (by the Acting Party, any of its Subsidiaries or any of its or their Representatives), bona fide, written, fully-financed (which, for the purposes of this Agreement, shall mean the receipt of a commitment letter ready for execution from a reputable Person capable of financing the transaction, subject only to normal and customary exceptions and conditions) proposal made by any Person other than the Party that is not the Acting Party or its Subsidiaries to acquire all of the issued and outstanding Equity Interests of the Acting Party pursuant to a tender offer or a merger or to acquire all of the properties and assets of the Acting Party on terms and conditions that a majority of the members of the Board of Directors of the Acting Party reasonably determines in good faith, after consultation with a internationally recognized financial advisor and outside counsel and taking into account all of the terms and conditions of such proposal (including all legal, financial, regulatory and other aspects of such proposal and any expense reimbursement provisions, termination fees and conditions associated with such proposal), is more favorable to the Acting Party's shareholders from a financial point of view than the transactions contemplated hereby (including, to the extent applicable, any proposal or offer by the other Party for an adjustment to the terms and conditions of this Agreement pursuant to Section 4.10(a)) and is reasonably likely to be consummated on the terms proposed.

        "Taxes" shall mean supranational, national, state, provincial, municipal, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, single business, unincorporated business, value added, capital stock, production, business and occupation, disability, FICA, employment, payroll, license, estimated, stamp, custom duties, environmental, severance or withholding taxes, or any other tax, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Entity, including any interest and penalties (civil or criminal) on or additions to any such taxes, whether disputed or not, and shall include any transferee liability in respect of taxes, any liability in respect of taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.

        "Tax Return" shall mean a return, report, estimate, claim for refund or other information, form or statement relating to, or required to be filed or supplied in connection with, any Taxes, including, where permitted or required, combined or consolidated returns for a group of entities and including any amendment thereof, including any schedule or attachment thereto.

        "Total Shares Outstanding" shall mean the Acquiror Outstanding Amount divided by 0.60.

        "Transaction Developments" shall mean (a) any acts or omissions of Company or Acquiror (as applicable) or any of its Subsidiaries prior to the Closing Date specifically contemplated by this Agreement, (b) the execution, delivery and performance of this Agreement, (c) the announcement by

Company or Acquiror of its execution and delivery of this Agreement, (d) any acts or omissions taken at the request, or with the approval, of Company or Acquiror (as applicable), (e) any loss of, or adverse change in, the relationship of Company with its customers, employees, suppliers, financing sources, shareholders, joint venture partners or similar relationships proximately caused by the negotiation, performance, pendency, potential consummation or the announcement of this Agreement or the transactions contemplated by this Agreement, (f) any failure by Company or Acquiror to meet any estimates or expectations of Company's or Acquiror's revenue, earnings or other financial performance or results of operations for any period ending on or after the date of this Agreement, provided that such estimates and expectations were prepared in good faith, and/or (g) a decline in the price of the Company Common Shares on the Toronto Stock Exchange; it being understood that the underlying cause of any such failure or decline referred to in clause (f) or clause (g) shall not, solely by virtue of clause (f) or clause (g), constitute a "Transaction Development").

        "U.S. Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978, as amended.

        "U.S. Bankruptcy Court" shall mean the United States Bankruptcy Court for the Southern District of New York.

        "Voting Debt" shall mean any bonds, debentures, notes or other indebtedness of any Person having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Equity Interests of such Person may vote.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Arrangement Agreement as of the day and year first written above.

QUAD/GRAPHICS, INC.
By:	/s/ J. JOEL QUADRACCI
	Name:	J. Joel Quadracci
	Title:	Chairman, Chief Executive Officer and President
WORLD COLOR PRESS INC.
By:	/s/ MARK A. ANGELSON
	Name:	Mark A. Angelson
	Title:	Chairman and Chief Executive Officer

ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.
The arrangement (the "Arrangement") under Section 192 of the Canada Business Corporations Act (the "CBCA") of World Color Press Inc. ("Company"), as more particularly described and set forth in the management proxy circular (the "Circular"), dated [            ] , 2010 of Company accompanying the notice of this meeting (as the Arrangement may be amended, modified or supplemented in accordance with the definitive arrangement agreement (the "Arrangement Agreement") made as of January 25, 2010 between Company and Quad/Graphics, Inc.), is hereby authorized, approved and adopted.

2.
The plan of arrangement of Company (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement (the "Plan of Arrangement")), the full text of which is set out in Appendix A to the Circular, is hereby authorized, approved and adopted.

3.
The (a) Arrangement Agreement and the transactions contemplated thereby, (b) actions of the directors of Company in approving the Arrangement Agreement, and (c) actions of the directors and officers of Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4.
Company be and is hereby authorized to apply for a final order from the Québec Superior Court to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented in accordance with the Arrangement Agreement and the Plan of Arrangement).

5.
Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of Company or that the Arrangement has been approved by the Québec Superior Court, the directors of Company are hereby authorized and empowered to, without notice to or approval of the shareholders of Company, (i) amend, modify or supplement the Arrangement Agreement or the Plan Arrangement to the extent permitted by the Arrangement Agreement and the Plan of Arrangement and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and the transactions contemplated thereby.

6.
Any officer or director of Company is hereby authorized and directed for and on behalf of Company to execute and deliver for filing with the Director under the CBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7.
Any officer or director of Company is hereby authorized and directed for and on behalf of Company to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

 PLAN OF ARRANGEMENT
UNDER SECTION 192 OF THE
CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1    Definitions

        In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, and unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings ascribed thereto in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

          "Acquiror" means Quad/Graphics, Inc., a corporation organized and existing under the laws of the State of Wisconsin;

          "Acquiror Class A Common Stock" means shares of class A common stock in the capital of Acquiror;

          "Acquiror Class B Common Stock" means shares of class B common stock in the capital of Acquiror;

          "Acquiror Class C Common Stock" means shares of class C common stock in the capital of Acquiror;

          "Acquiror Dividend" means the dividend in an aggregate amount equal to the Specified Amount, payable upon completion of the Arrangement to holders of record of shares of Acquiror Class A Common Stock, Acquiror Class B Common Stock and Acquiror Class C Common Stock as of the moment in time immediately prior to the amalgamation provided for in Section 2.2(3);

          "Acquiror Sub 1" means    •    , a limited liability company organized and existing under the laws of Nova Scotia, and a wholly-owned subsidiary of Acquiror;

          "Acquiror Sub 2" means    •    , a limited liability company organized and existing under the laws of Nova Scotia, and a wholly-owned subsidiary of Acquiror Sub 1;

          "Acquiror Sub 3" means    •    , a corporation organized and existing under the laws of Canada, and a wholly-owned subsidiary of Acquiror Sub 2;

          "affiliate" has the meaning ascribed thereto in National Instrument 45-106 of the Canadian Securities Administrators;

          "Amalco" means the corporation to be formed upon the amalgamation of Acquiror Sub 3 and Company, as provided for in this Plan of Arrangement;

          "Amalco Common Shares" has the meaning ascribed thereto in Section 2.3;

          "Amalco Convertible Preferred Share Redemption Price" means $8.00 together with an amount equal to the sum of (i) all accrued and unpaid cash dividends (including accrued and unpaid cash dividends calculated on the amount of unpaid cash dividends) on such shares plus (ii) all accrued and unpaid cash dividends (including accrued and unpaid cash dividends calculated on the amount of unpaid cash dividends) in respect of the Company Preferred Shares, in each case up to but excluding the Effective Date;

          "Amalco Convertible Preferred Shares" has the meaning ascribed thereto in Section 2.3;

          "Amalco Note" means a promissory note of Amalco in the principal amount equal to the fair market value of the total number of Amalco Redeemable Preferred Shares, which shall be convertible at the option of the holder into the same number of Amalco Common Shares;

          "Amalco Redeemable Preferred Shares" has the meaning ascribed thereto in Section 2.3;

          "Amalco Third Party Debt" means all the debt of Company (including the principal amounts and accrued and unpaid interest thereof) outstanding immediately prior to the Effective Time under the Revolving Credit Agreement and the Term Facility Agreement, which will be assumed by Amalco in full upon consummation of the amalgamation provided for in Section 2.2(3);

          "Amalco U.S. Sub" means World Color (USA) Corp., a corporation organized and existing under the laws of Delaware, which will become a wholly-owned subsidiary of Amalco upon consummation of the amalgamation provided for in Section 2.2(3);

          "Amalco U.S. Sub Third Party Debt" means the 10% senior guaranteed notes due July 15, 2013, issued by Amalco U.S. Sub under the Senior Notes Indenture;

          "Arrangement" means the proposed arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of Company and Acquiror, each acting reasonably;

          "Arrangement Agreement" means the arrangement agreement dated as of January 25, 2010 between Acquiror and Company, including all schedules and exhibits, as same may be amended, supplemented or restated in accordance with its terms providing for, among other things, the Arrangement;

          "Arrangement Resolution" means the special resolution of the Company Shareholders and the Company Preferred Shareholders approving the Plan of Arrangement to be considered at the Company Meeting, substantially in the form and content of Exhibit A attached to the Arrangement Agreement;

          "Articles of Arrangement" means the articles of arrangement of Company in respect of the Arrangement, to be sent to the Director pursuant to the CBCA after the Final Order is made;

          "business day" means any day which banks are not required or authorized to close in the State of New York or the Province of Québec;

          "CBCA" means the Canada Business Corporations Act;

          "Certificate of Arrangement" means the certificate or other confirmation of filing giving effect to the Arrangement to be issued by the Director pursuant to section 192(7) of the CBCA after the Articles of Arrangement have been filed;

          "Charter Documents" means the articles and by-laws and similar constating documents of Company;

          "Code" means the United States Internal Revenue Code of 1986;

          "Company" means World Color Press Inc., a corporation organized and existing under the laws of Canada;

          "Company Circular" means the notice of the Company Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits thereto, to be sent to, among others, the Company Shareholders, the Company Preferred Shareholders and the Company

  Warrantholders, in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time;

          "Company Common Shares" means the common shares in the capital of Company;

          "Company DSU Plan" means the Company's amended and restated deferred share unit plan dated September 7, 2009;

          "Company DSUs" means the deferred share units issued under the Company DSU Plan;

          "Company Indenture" means the Series I and Series II Warrant Indenture dated as of July 21, 2009 between Company and Computershare Trust Company of Canada, as Warrant Agent;

          "Company Meeting" means the special meeting of Company Shareholders and Company Preferred Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

          "Company Preferred Shareholders" means the registered holders of Company Preferred Shares;

          "Company Preferred Shares" means the class A convertible preferred shares in the capital of Company;

          "Company Rights Agreement" means the Shareholder Rights Plan Agreement dated as of August 20, 2009 between Company and Computershare Investor Services Inc., and any other similar agreement entered into by Company prior to the Effective Date;

          "Company RSU Plan" means the Company's restricted share unit plan dated September 7, 2009;

          "Company RSUs" means the restricted share units issued under the Company RSU Plan;

          "Company Shareholders" means the registered holders of Company Common Shares;

          "Company Warrantholders" means the registered holders of Company Warrants;

          "Company Warrants" means, collectively, the Series I Warrants and the Series II Warrants created under the Company Indenture;

          "Court" means the Superior Court of Québec, Commercial Division;

          "Depository" means Computershare Trust Company of Canada;

          "Director" means the Director appointed pursuant to Section 260 of the CBCA;

          "Dissent Deadline" has the meaning ascribed thereto in Section 3.1(1);

          "Dissent Rights" has the meaning ascribed thereto in Section 3.1(1);

          "Dissenting Shareholder" means a registered holder of Company Common Shares, other than Escrowed Shares, who has properly and validly dissented in respect of the Arrangement Resolution in strict compliance with the Dissent Rights, who has not withdrawn or been deemed to have withdrawn such dissent and who is ultimately determined to be entitled to be paid the fair value of its Company Common Shares, but only in respect of the Company Common Shares in respect of which Dissent Rights are validly exercised by such registered holder;

          "Effective Date" means the date shown on the Certificate of Arrangement;

          "Effective Time" means 1:01 a.m. in Montreal, Canada on the Effective Date, or such other time as may be agreed to in writing by Company and Acquiror prior to the Effective Date;

          "Encumbrance" means any (i) Lien, (ii) shareholders' agreement, voting trust, proxy, power of attorney or similar instrument, (iii) right or privilege capable, without action by the issuer of an

  Equity Interest, of becoming a shareholders' agreement, voting trust, proxy, power of attorney or other instrument affecting such Equity Interest and (iv) restriction affecting the ability of any holder of an Equity Interest to exercise all ownership rights thereto;

          "Equity Interests" means (i) any partnership interests, (ii) any membership interests or units, (iii) any shares of capital stock, (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (v) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any person to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (vi) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, (vii) any other interest classified as an equity security of a person, or (viii) any restricted share unit, deferred share unit or similar right which is valued on the basis of an equity security of a person;

          "Equity Payment Amounts" has the meaning ascribed thereto in the Arrangement Agreement;

          "Escrow Agent" means Computershare Trust Company of Canada, in its capacity as escrow agent under the Escrow Agreement;

          "Escrow Agreement" means the escrow agreement dated as of July 21, 2009 between Company and Escrow Agent with respect to certain securities of Company, including the Escrowed Shares;

          "Escrowed Shares" means the Company Common Shares held by the Escrow Agent as of the Dissent Deadline pursuant to the terms of the Escrow Agreement;

          "Final Order" means the final order of the Court in a form reasonably acceptable to Company and Acquiror, approving the Arrangement, as such order may be amended by the Court (with the consent of both Company and Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed) at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is reasonably acceptable to both Company and Acquiror);

          "Governmental Entity" means any supranational, national, provincial, state, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, judicial, administrative, taxing, importing or other governmental or quasi-governmental authority;

          "Interim Order" means the interim order of the Court in a form reasonably acceptable to Company and Acquiror, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of Company and Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed;

          "Law" means any supranational, national, provincial, state or local statute, law (including common law), ordinance, rule or regulation;

          "Letter of Transmittal" means a letter of transmittal to be forwarded or made available by Company to Company Shareholders and Company Preferred Shareholders in a form acceptable to Acquiror, acting reasonably, for use by such Company Shareholders and Company Preferred Shareholders in connection with the Arrangement as contemplated herein;

          "Liens" means mortgages, liens (statutory or otherwise), security interests, easements, encroachments, rights-of-way, rights of refusal or encumbrances of any nature whatsoever;

          "Notice of Dissent" means a written notice provided by a registered holder of Company Common Shares (other than Escrowed Shares) to Company setting forth such Company Shareholder's objection to the Arrangement Resolution and exercise of Dissent Rights;

          "Party" or "Parties" means Acquiror, Acquiror Sub 1, Acquiror Sub 2, Acquiror Sub 3 and/or Company, as the case may be;

          "person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity;

          "Plan of Arrangement" means this Plan of Arrangement, and any amendments or variations thereto made in accordance with Section 6.3 of the Arrangement Agreement or Section 5.2 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of Company and Acquiror, each acting reasonably; and references to "Article" or "Section" mean the specified Article or Section of this Plan of Arrangement or the Arrangement Agreement as the context requires;

          "Plan of Reorganization" means the plan of compromise and reorganization under both the Companies' Creditors Arrangement Act and Chapter 11 of the U.S. Bankruptcy Code, approved by the creditors of Company on June 22, 2009 and sanctioned by the Court on June 30, 2009, and confirmed by the U.S. Bankruptcy Court on July 2, 2009;

          "Residual Cash Amount" means $93,333,333, less the Equity Payment Amounts;

          "Revolving Credit Agreement" has the meaning ascribed thereto in the Arrangement Agreement;

          "Senior Notes Indenture" has the meaning ascribed thereto in the Arrangement Agreement;

          "Share Exchange Ratio" has the meaning ascribed thereto in the Arrangement Agreement;

          "Specified Amount" means (i) $140,000,000 less (ii) the aggregate amount of all distributions (other than tax distributions permitted by the Arrangement Agreement) that are declared by Acquiror after January 23, 2010 and before the Effective Date with respect to the Acquiror Class A Common Stock, Acquiror Class B Common Stock and Acquiror Class C Common Stock;

          "subsidiary" of any person shall mean any corporation or other form of legal entity (i) an amount of the outstanding voting securities of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, 50% or more of the equity interests of which) is owned or controlled, directly or indirectly, by such person or by one or more of its subsidiaries or (ii) with respect to which such person or one or more of its subsidiaries is the general partner or the managing member or has similar authority;

          "Tax Act" means the Income Tax Act (Canada);

          "Term Facility Agreement" has the meaning ascribed thereto in the Arrangement Agreement;

          "TSX" means the Toronto Stock Exchange; and

          "Warrant Agent" means Computershare Trust Company of Canada.

1.2    Number and Gender

        In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, and words importing any gender include all genders.

1.3    Interpretation Not Affected by Headings, etc.

        The division of this Plan of Arrangement into Articles, Sections and other parts and the insertion of headings are for convenience only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.4    Time

        Time is of the essence in this Plan of Arrangement. All times expressed herein or in any Letter of Transmittal are local time (Montreal, Canada) unless otherwise stipulated herein or therein.

1.5    Currency

        Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in, and all payments provided for herein shall be made in United States dollars.

1.6    Statutory References

        Unless otherwise expressly provided herein, any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

ARTICLE 2
THE ARRANGEMENT

2.1    Effectiveness

        This Plan of Arrangement is made pursuant to, and is subject to the provisions of and forms part of, the Arrangement Agreement. Subject to the terms of the Arrangement Agreement, this Plan of Arrangement will become effective at the Effective Time and will be binding from and after the Effective Time on: (i) Company; (ii) Acquiror; (iii) Amalco; (iv) Acquiror Sub 1; (v) Acquiror Sub 2; (vi) Acquiror Sub 3; (vii) all registered holders and all beneficial owners of Company Common Shares, Company Preferred Shares and Company Warrants; (viii) all registered holders and all beneficial owners of Company RSUs and Company DSUs; (ix) all holders of Rights under the Company Rights Agreement; (x) the registrar and transfer agent in respect of the Company Common Shares and the Company Preferred Shares; (xi) the Warrant Agent under the Company Indenture; (xii) the rights agent under the Company Rights Agreement; (xiii) the Escrow Agent; (xiv) beneficial owners of, or parties with a contingent right to receive, Escrowed Shares; and (xv) the Depository.

2.2    The Arrangement

        Commencing at the Effective Time, the following shall occur, and be deemed to occur, in the following order, with each step occurring immediately following the preceding step, without further act or formality:

  (1)
  notwithstanding the terms of the Company Rights Agreement, the Company Rights Agreement shall be terminated and all rights issued pursuant to the Company Rights Agreement shall be cancelled without any payment in respect thereof;

  (2)
  each Company Common Share in respect of which Dissent Rights have been validly exercised shall be repurchased and cancelled by Company, without any further act or formality on its part, in consideration for a debt claim against Company in an amount determined and payable in accordance with Article 3, and the name of such holder shall be removed from the register of Company Shareholders (in respect of the Company Common Shares for which Dissent Rights have been validly exercised);

  (3)
  Acquiror Sub 3 and Company shall amalgamate to form Amalco, as more fully described in Section 2.3;

  (4)
  Acquiror shall issue shares of Acquiror Class A Common Stock to Acquiror Sub 1, in a number equal to the Share Exchange Ratio multiplied by the total number of Amalco Redeemable Preferred Shares, in exchange for the issuance to Acquiror of common shares of

    Acquiror Sub 1 with a fair market value equal to the fair market value of such shares of Acquiror Class A Common Stock;

  (5)
  Acquiror Sub 1 shall transfer its shares of Acquiror Class A Common Stock acquired pursuant to clause (4) to Acquiror Sub 2 in exchange for the issuance to Acquiror Sub 1 of common shares of Acquiror Sub 2 with a fair market value equal to the fair market value of such shares of Acquiror Class A Common Stock;

  (6)
  each Amalco Redeemable Preferred Share shall be acquired by Acquiror Sub 2 from former holders of Company Common Shares in exchange for (i) the number of shares of Acquiror Class A Common Stock equal to the Share Exchange Ratio and (ii) a cash payment equal to the quotient obtained by dividing the Residual Cash Amount by the total number of Amalco Redeemable Preferred Shares;

  (7)
  Amalco shall repay the Amalco Third Party Debt in full and Amalco U.S. Sub shall repay the Amalco U.S. Sub Third Party Debt in full;

  (8)
  the Acquiror Dividend shall be declared;

  (9)
  notwithstanding the terms of the Company Indenture, Amalco shall purchase for cancellation each unexercised Company Warrant without any act or formality on its part in exchange for the applicable cash payment, if any, as required by the Company Indenture, calculated as of the Effective Date, for each Company Warrant;

  (10)
  each outstanding Amalco Convertible Preferred Share shall be redeemed by Amalco without any act or formality on its part in exchange for a cash payment equal to the Amalco Convertible Preferred Share Redemption Price for each Amalco Convertible Preferred Share;

  (11)
  except as provided in Section 1.2 of the Arrangement Agreement, the Company RSUs and Company DSUs granted and outstanding immediately prior to the Effective Time, without any further action on behalf of the holder thereof shall be disposed of and surrendered by the holders thereof to Amalco without any act or formality on its or their part in exchange for cash payments by Amalco calculated in accordance with the Company RSU Plan or the Company DSU Plan, as applicable;

  (12)
  all of the Company RSUs and Company DSUs issued and outstanding immediately prior to the Effective Time shall thereafter immediately be cancelled and the Company RSU Plan and the Company DSU Plan shall be terminated;

  (13)
  the Amalco Redeemable Preferred Shares held by Acquiror Sub 2 shall be immediately redeemed by Amalco, without any act or formality on the part of Acquiror Sub 2 or Amalco, in exchange for the issuance of the Amalco Note to Acquiror Sub 2;

  (14)
  the Amalco Note shall be immediately converted by Acquiror Sub 2 into Amalco Common Shares; and

  (15)
  Amalco shall sell all of the shares of Amalco U.S. Sub and World Color Iceland ehf to Acquiror in exchange for a cash payment to be agreed between Amalco and Acquiror.

2.3    Amalgamation of Acquiror Sub 3 and Company

        Pursuant to Section 2.2(3), Acquiror Sub 3 and Company shall amalgamate and continue as Amalco under the CBCA, with the effect described below unless and until otherwise determined in the manner required by Law or this Plan of Arrangement, and the following shall apply:

          Name.    The name of Amalco shall be World Color Press Inc.

          Registered Office.    The registered office of Amalco shall be 999 Boulevard de Maisonneuve West, Suite 1100, Montreal, Québec, H3A 3L4.

          Business and Powers.    There shall be no restrictions on the business that Amalco may carry on or on the powers it may exercise.

          Authorized Share Capital.    Amalco shall be authorized to issue an unlimited number of common shares designated as "Common Shares" ("Amalco Common Shares"), an unlimited number of convertible preferred shares designated as "Class A Preferred Shares" ("Amalco Convertible Preferred Shares") and an unlimited number of convertible redeemable preferred shares designated as "Class B Preferred Shares" ("Amalco Redeemable Preferred Shares").

          Shares.    Each common share of Acquiror Sub 3 shall be converted into one Amalco Common Share. Each Company Common Share shall be converted into one Amalco Redeemable Preferred Share. Each Company Preferred Share shall be converted into one Amalco Convertible Preferred Share.

          Terms of Shares.    The Amalco Common Shares shall have the same terms as the Company Common Shares. The Amalco Convertible Preferred Shares shall have the same terms as the Company Preferred Shares except that (i) they shall be convertible into Amalco Common Shares instead of Company Common Shares and (ii) they shall be immediately redeemable without prior notice or formality at any time and from time to time by Amalco. The Amalco Redeemable Preferred Shares shall have the terms set forth in Schedule A attached hereto.

          Number of Directors.    The number of directors of Amalco shall not be less than 1 and not more than 3, and otherwise as the shareholders of Amalco may from time to time determine by special resolution or, if empowered to do so by special resolution, as the directors of Amalco may from time to time determine.

          Initial Directors.    The initial directors of Amalco shall be identified by Acquiror prior to the Effective Time.

          By-laws.    The by-laws of Amalco shall be the same as the by-laws of Acquiror Sub 3.

          Stated Capital.    The aggregate of the stated capital of the issued and outstanding shares of Amalco shall be equal to the aggregate of the stated capital of the issued and outstanding shares of Acquiror Sub 3 and Company immediately prior to their amalgamation. For greater certainty, (i) the stated capital of the Amalco Common Shares shall be equal to the stated capital of the common shares of Acquiror Sub 3, (ii) the stated capital of the Amalco Convertible Preferred Shares shall be equal to the stated capital of the Company Preferred Shares and (iii) the stated capital of the Amalco Redeemable Preferred Shares shall be equal to the stated capital of the Company Common Shares.

          Effect of Amalgamation.    On the Effective Date and at the time specified in Section 2.2(3): (i) the amalgamation of Company and Acquiror Sub 3 and their continuance as Amalco shall become effective; (ii) the property of each of Company and Acquiror Sub 3 shall continue to be the property of Amalco; (iii) Amalco shall continue to be liable for the obligations of Company and Acquiror Sub 3; (iv) all existing causes of action, claims or liabilities to prosecution with respect to Company and Acquiror Sub 3 shall be unaffected; (v) all civil, criminal or administrative actions or proceedings pending by or against Company or Acquiror Sub 3 may be continued to be prosecuted by or against Amalco; (vi) all convictions against, or rulings, orders or judgments in favour or against, Company or Acquiror Sub 3 may be enforced by or against Amalco; and (vii) the Articles of Arrangement shall be deemed to be the articles of incorporation of Amalco and the Certificate of Arrangement shall be deemed to be the certificate of incorporation of Amalco.

2.4    Letter of Transmittal

        At the time of mailing the Company Circular or as soon as practicable thereafter, Company shall forward to each Company Shareholder, Company Preferred Shareholder, Company Warrantholder and each holder of Company RSUs and Company DSUs at the address of such holder as it appears on the registers maintained by or on behalf of Company in respect of such holders, (i) a Letter of Transmittal in the case of Company Shareholders and Company Preferred Shareholders and (ii) instructions for obtaining delivery of the Company's payment obligations pursuant to Section 2.2(9) and Section 2.2(11) in the case of Company Warrantholders and the holders of Company RSUs and Company DSUs.

2.5    Delivery of Shares of Acquiror Class A Common Stock and Other Payments

  (1)
  After the Effective Date, each former Company Shareholder (other than Dissenting Shareholders) shall be entitled to receive, and the Depositary shall deliver to such holder on receipt by the Depositary of a Letter of Transmittal duly completed and executed in the manner described therein and accompanied by the certificates evidencing the Amalco Redeemable Preferred Shares held by such holder (which may be evidenced by certificates evidencing the Company Common Shares previously held by such holder), (i) a certificate representing the number of shares of Acquiror Class A Common Stock such holder has the right to receive pursuant to this Plan of Arrangement, and (ii) a cash payment in accordance with Section 2.2(6).

  (2)
  Prior to the Effective Date, Acquiror shall deposit, on behalf of Amalco, the money required for the payment of the obligations to (i) holders of Amalco Redeemable Preferred Shares pursuant to Section 2.2(6), (ii) Company Warrantholders pursuant to Section 2.2(9), (iii) holders of Amalco Convertible Preferred Shares pursuant to Section 2.2(10), and (iv) holders of Company RSUs and Company DSUs pursuant to Section 2.2(11), for the benefit of and in trust for such holders in special accounts with the Depositary to be paid to or to the order of the respective former holders without interest. Such payment to or to the order of the aforesaid former holders of Amalco Redeemable Preferred Shares and Amalco Convertible Preferred Shares shall be made on presentation to the Depositary of the certificates representing the Company Common Shares (in the case of Amalco Redeemable Preferred Shares) and Company Preferred Shares (in the case of the Amalco Convertible Preferred Shares) and such other documents and instruments, if any, as Amalco and/or the Depositary may reasonably require. All such money shall be cash, denominated in United States dollars in same day funds. Such money shall not be used for any purpose except as provided in this Plan of Arrangement. As soon as practicable after the Effective Time, the Depositary shall deliver on behalf of Amalco to each holder of Amalco Redeemable Preferred Shares, Company Warrantholder, holder of Amalco Convertible Preferred Shares, holder of Company RSUs and holder of Company DSUs, as reflected on the books and records of the Company, a cheque (or, if required by applicable laws, a wire transfer) for the amount of cash such holder is entitled to receive under the Arrangement in accordance with Section 2.2(6), Section 2.2(9), Section 2.2(10) or Section 2.2(11), as applicable. Thereafter, Amalco shall be fully discharged from its cash payment obligations to former holders of Amalco Redeemable Preferred Shares, Company Warrants, Amalco Convertible Preferred Shares, Company RSUs and Company DSUs in Section 2.2(6), Section 2.2(9), Section 2.2(10) and Section 2.2(11), respectively, and the rights of such holders shall be limited to receiving, without interest, from the Depositary their proportionate portion of the money so deposited. Any interest on such deposit shall belong to Acquiror.

2.6    Expiration of Rights

        Any certificate or certificates which immediately prior to the Effective Time represented Company Common Shares that were exchanged pursuant to this Plan of Arrangement for Amalco Redeemable Preferred Shares upon the amalgamation of Company and Acquiror Sub 3 which in turn were exchanged for shares of Acquiror Class A Common Stock in accordance with Section 2.2(3) but which have not been surrendered, together with a Letter of Transmittal, to the Depositary on or prior to the third anniversary of the Effective Date shall, subject to applicable law, cease to represent a claim or interest of any kind or nature as a securityholder of Company or Acquiror. On such date, the shares of Acquiror Class A Common Stock to which the former holder of the certificate or certificates referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to Acquiror, together with all entitlements to dividends, distributions and interest thereon held for such former holder. Any amounts deposited with the Depositary for the monies payable to (i) holders of Amalco Redeemable Preferred Shares pursuant to Section 2.2(6), (ii) Company Warrantholders pursuant to Section 2.2(9), (iii) holders of Amalco Convertible Preferred Shares pursuant to Section 2.2(10), or (iv) holders of Company RSUs and Company DSUs pursuant to Section 2.2(11) , which remain unclaimed on the date which is three years from the Effective Date shall be forfeited to Acquiror and paid to or as directed by Acquiror and the former holders of Amalco Redeemable Preferred Shares, Company Warrantholders, holders of Amalco Convertible Preferred Shares or holders of Company RSUs and Company DSUs, as applicable, shall thereafter have no right to receive their entitlement to payments pursuant to Section 2.2(6), Section 2.2(9), Section 2.2(10) or Section 2.2(11), as applicable.

2.7    No Fractional Shares

        No fractional shares of Acquiror Class A Common Stock will be issued pursuant to this Plan of Arrangement. A fractional interest in a share of Acquiror Class A Common Stock shall be satisfied by a cash payment (without interest) determined by multiplying such fraction by an amount equal to (i) the average of the daily high and low sales prices per share of Company Common Shares on the TSX on the last trading day immediately preceding the Effective Date divided by (ii) the Share Exchange Ratio.

2.8    Transfers Free and Clear

        Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Encumbrances.

ARTICLE 3
RIGHTS OF DISSENT

3.1    Dissent Rights

  (1)
  Each Company Shareholder may exercise rights of dissent with respect to its Company Common Shares, other than Escrowed Shares, pursuant to and in the manner set forth in section 190 of the CBCA as modified by the Interim Order and this Section 3.1 (the "Dissent Rights"); provided that notwithstanding (i) Section 190(5) of the CBCA, a Notice of Dissent is received by Company by no later than 5:00 p.m. (Montreal Time) on the business day that is two business days prior to the date of the Company Meeting, or, if the Company Meeting is adjourned or postponed, 5:00 p.m. (Montreal Time) on the business day that is two business days preceding the date of such adjourned or postponed Company Meeting (the "Dissent Deadline").

  (2)
  Company Shareholders who duly and validly exercise their Dissent Rights shall be deemed to have transferred their Company Common Shares, without any further act or formality on their part, free and clear of all Encumbrances, in accordance with Section 2.2, and such Company

    Shareholders who: (i) are ultimately determined to be entitled to be paid fair value for their Company Common Shares shall be entitled to a payment of cash equal to such fair value, and will not be entitled to any other payment or consideration, including shares of Acquiror Class A Common Stock had such Company Shareholders not exercised their Dissent Rights; or (ii) are ultimately determined not to be entitled, for any reason, to be paid fair value for their Company Common Shares shall have participated and shall be deemed to have participated in the Arrangement, as at the Effective Time, on the same basis as a non-dissenting holder of Company Common Shares in accordance with Section 2.2.

  (3)
  In addition to any other restrictions under Section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Company RSUs and Company DSUs, (ii) Company Preferred Shareholders, (iii) Company Warrantholders, (iv) the Escrow Agent or any beneficial holders of Escrowed Shares and (v) Company Shareholders who vote in favour of the Arrangement Resolution.

  (4)
  In no case shall Company, Acquiror, Amalco, the Depository, the registrar and transfer agent in respect of the Company Common Shares or any other person be required to recognize a Dissenting Shareholder as a holder of Company Common Shares after the Effective Time and the name of each Dissenting Shareholder shall be deleted from the register of Company Shareholders as at the Effective Time as provided in Article 2.

ARTICLE 4
CERTIFICATES

4.1    Certificates

        From and after the Effective Time, until surrendered as contemplated by Section 2.5, each certificate formerly representing Company Common Shares shall represent and be deemed, at all times after the Effective Time, to represent only the right to receive upon such surrender (i) the applicable shares of Acquiror Class A Common Stock and (ii) a cash payment in accordance with Section 2.2(6). From and after the Effective Time, each Company Preferred Share, Company Warrant, Company RSU or Company DSU and any evidence thereof shall be deemed, at all times after the Effective Time, to represent only the right to receive the applicable payments specified in this Plan of Arrangement.

4.2    Lost Certificates

        In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares that was sold and transferred in accordance with Section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depository will (i) issue and deliver to such person the shares of Acquiror Class A Common Stock that such person would have been entitled to had such share certificate not been lost, stolen or destroyed and (ii) pay such person the cash that such person would have been entitled to had such share certificate not been lost, stolen or destroyed. When authorizing such issuance and delivery of shares of Acquiror Class A Common Stock and payment of cash in exchange for any lost, stolen or destroyed certificate, the person to whom share certificates are to be issued and delivered and cash is to be paid shall, at the sole discretion of Acquiror, give a bond satisfactory to Acquiror in such sum as Acquiror may direct or otherwise indemnify the Depository and Acquiror in a manner satisfactory to each of them against any claim that may be made against the Depository or Acquiror with respect to the certificate alleged to have been lost, stolen or destroyed.

 ARTICLE 5
GENERAL

5.1    Paramountcy

        From and after the Effective Time (i) this Plan of Arrangement shall take precedence and priority over any and all Company Common Shares, Company Preferred Shares, Company Warrants, Company RSUs and Company DSUs issued prior to the Effective Time, (ii) the rights and obligations of the registered holders of Company Common Shares, Company Preferred Shares, Company Warrants, Company RSUs and Company DSUs, any trustee or transfer agent therefor in relation thereto, Company, Acquiror, Acquiror Sub 1, Acquiror Sub 2, Acquiror Sub 3, Amalco, the Escrow Agent, the Depository, and the Rights Agent under the Company Rights Agreement, shall be solely as provided for in this Plan of Arrangement, (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Company Common Shares, Company Preferred Shares, Company Warrants, Company RSUs and Company DSUs shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein, and (iv) this Plan of Arrangement shall take precedence and priority over the Court's orders in respect of the Plan of Reorganization and all other orders of the Court with respect to Company, the Company Common Shares, the Company Preferred Shares, the Company Warrants, the Company RSUs or the Company DSUs.

5.2    Amendment

  (1)
  Subject to Sections 5.2(2) and (4), Company and Acquiror reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Final Order hearing, provided that any such amendment, modification and/or supplement must be contained in a written document which is (i) agreed to in writing by Company and Acquiror, (ii) filed with the Court and approved by the Court subject to such conditions as the Court may impose, and (iii) if so required by the Court, communicated to Company Shareholders if and in the manner as required by the Court.

  (2)
  Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Company at any time prior to or at the Company Meeting (provided that Acquiror shall have consented thereto in writing), with or without any prior notice or communication, and if so proposed and accepted by the persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

  (3)
  Any amendment, modification and/or supplement to this Plan of Arrangement that is approved by the Court following the Company Meeting shall be effective only if: (i) it is agreed to by each of Company and Acquiror (in each case acting reasonably); (ii) it is filed with the Court (other than amendments contemplated in Section 5.2(4), which shall not require such filing), and (iii) if required by the Court, it is consented to by holders of the Company Common Shares and Company Preferred Shares voting together as a single class in the manner directed by the Court.

  (4)
  Any amendment, modification and/or supplement to this Plan of Arrangement may be made by Acquiror unilaterally after the Effective Date without the approval of the Company Shareholders or Company provided that it concerns a matter which, in the reasonable opinion of Acquiror, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the former Company Shareholders, Company Preferred Shareholders, Company Warrantholders and holders of Company RSUs and Company DSUs.

5.3    Further Assurances

        Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and be deemed to have occurred in the order set out herein, without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Plan of Arrangement and to further document or evidence any of the transactions or events set out herein.

5.4    Withholding Rights

        Notwithstanding anything in the Arrangement Agreement or this Plan of Arrangement to the contrary, Company, Amalco, the Depository, Acquiror or one or more affiliates or subsidiaries of Acquiror (including, for greater certainty, Acquiror Sub 1, Acquiror Sub 2 and Acquiror Sub 3), as the case may be, shall be entitled to deduct and withhold from any amount otherwise payable pursuant to the Arrangement Agreement or this Plan of Arrangement to any Company Shareholder, Company Preferred Shareholder, Company Warrantholder, holder of Company RSUs or Company DSUs, holder of Amalco Convertible Preferred Shares, or holder of Amalco Redeemable Preferred Shares, as the case may be, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Tax Act, the Code, or any provision of applicable local, state, provincial or foreign tax Law, in each case, as amended, or the administrative practice of the relevant Governmental Entity administering such Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of the Arrangement Agreement and this Plan of Arrangement as having been paid to the former holder of the Company Common Shares, Company Preferred Shares, Company Warrants, Company RSUs or Company DSUs, Amalco Convertible Preferred Shares, or Amalco Redeemable Preferred Shares, as the case may be, in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority within the time required and in accordance with applicable Laws.

Schedule A—Terms for Amalco Redeemable Preferred Shares

        (A)    Dividends:    To the extent permitted under the Act and before the participation rights of the holders of Common Shares but subject to the prior participation rights of the holders of Class A Preferred Shares, the holders of Class B Preferred Shares shall be entitled to receive dividends if, as and when declared by the Board, out of the assets and funds of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the Board may from time to time determine.

        (B)    Notice and Voting:    The holders of Class B Preferred Shares shall not be entitled to receive notice of or to attend meetings of shareholders of the Corporation and shall not be entitled to vote at such meetings;

        (C)    Liquidation:    In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of property of the Corporation among shareholders for the purpose of winding-up its affairs, the holders of Class B Preferred Shares shall be entitled to receive from the property of the Corporation a sum equivalent to the aggregate Redemption Amount (as hereinafter defined) of all the Class B Preferred Shares held by them respectively before any amount shall be paid or any property of the Corporation distributed to the holders of Common Shares but after all amounts shall be paid by the Corporation to holders of Class A Preferred Shares. After payment to the holders of Class B Preferred Shares of the amount so payable to them as above provided they shall not be entitled to share in any further distribution of the property of the Corporation;

        (D)    Redemption:    The Corporation may, subject to the requirements of the Act, upon the giving of such notice, if any, and following of such procedures as the Board may determine from time to time redeem at any time the whole or from time to time any part of the then outstanding Class B Preferred Shares, either on a pro rata basis or otherwise, on payment of an amount for each share to be redeemed equal to (i) the fair market value of that number of shares of Acquiror Class A Common Stock equal to the Share Exchange Ratio plus all declared and unpaid cash dividends thereon and (ii) the quotient obtained by dividing the Residual Cash Amount by the total number of Class B Preferred Shares on the date of redemption, the whole constituting and being hereinafter referred to as the "Redemption Amount".

        On or after the date specified for redemption, the Corporation shall pay or cause to be paid to or to the order of the registered holders of the Class B Preferred Shares to be redeemed the Redemption Amount thereof on presentation and surrender at the registered office of the Corporation or any other place designated by the Corporation in the notice of redemption of the certificates representing the Class B Preferred Shares called for redemption. In the alternative, the Corporation at its sole option may satisfy the portion of the Redemption Amount equal to the fair market value of that number of shares of Acquiror Class A Common Stock equal to the Share Exchange Ratio by delivering or arranging for Acquiror or Acquiror Sub 2 to deliver to registered holders of Class B Preferred Shares for each Class B Preferred Share to be redeemed, that number of shares of Acquiror Class A Common Stock. In addition, in the event that all of the issued and outstanding Class B Preferred Shares are held by one holder, the Corporation at its sole option may satisfy the payment of the aggregate Redemption Amount for all of the issued and outstanding Class B Preferred Shares by issuing to the holder a promissory note in the principal amount equal to such aggregate Redemption Amount, such promissory note being convertible at the option of the holder for that number of Common Shares equal to the number of issued and outstanding Class B Preferred Shares prior to their redemption. Such Class B Preferred Shares shall thereupon be redeemed. If less than all the Class B Preferred Shares represented by any certificate are redeemed, the holder shall be entitled to receive a new certificate for that number of Class B Preferred Shares represented by the original certificate which are not redeemed. From and after the date specified for redemption, the holders of the Class B Preferred Shares called for redemption shall cease to be entitled to dividends and shall not be entitled to exercise any of the rights of shareholders in respect thereof unless payment of the Redemption Amount shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected.

        (E)    Conversion:    The Corporation may, upon the giving of such notice, if any, and following of such procedures as the Board may determine from time to time convert at any time the whole or from time to time each Class B Preferred Share for a Common Share.

        On or after the date specified for conversion, the Corporation shall issue to registered holders of the Class B Preferred Shares to be converted certificates representing the applicable number of Common Shares on presentation and surrender at the registered office of the Corporation of the certificates representing the Class B Preferred Shares being converted. If less than all of the Class B Preferred Shares represented by any certificate are converted, the holder shall be entitled to receive a new certificate for that number of Class B Preferred Shares represented by the original certificate which are not converted.

*****

        "Acquiror Class A Common Stock" means shares of class A common stock in the capital of Quad/Graphics, Inc.;

        "Acquiror Sub 2" means *, a limited liability company organized and existing under the laws of Nova Scotia;

        "Arrangement Agreement" means the arrangement agreement made as of January 25, 2010 between Quad/Graphics, Inc. and World Color Press Inc.;

        "Equity Payment Amounts" has the meaning ascribed thereto in the Arrangement Agreement.

        "Residual Cash Amount" means $93,333,333, less the Equity Payment Amounts;

        "Share Exchange Ratio" has the meaning ascribed thereto in the Arrangement Agreement.

Annex B

[Morgan Stanley & Co. Incorporated Letterhead]

January 25, 2010

Board of Directors
World Color Press Inc.
999 de Maisonneuve West
Suite 1100
Montreal, Quebec
Canada H3A 3L4909

Members of the Board:

        We understand that World Color Press Inc. (the "Company"), Quad/Graphics, Inc. (the "Acquiror") and a wholly owned subsidiary of the Acquiror ("Acquiror Sub"), propose to enter into an Arrangement Agreement dated January 25, 2010 (the "Arrangement Agreement"), which provides, among other things, for a corporation continuing from the amalgamation of the Acquiror Sub and the Company (such continuing corporation, "AmalCo") as part of a statutory arrangement (the "Arrangement") under Canadian law to own substantially all of the assets of the Company. Pursuant to the Arrangement, each common share of the Company (each, a "Company Common Share"), other than Company Common Shares owned, directly or indirectly, by the Company, or with respect to which dissenters rights have been properly exercised and not withdrawn, will be converted into the right to receive (i) a security issued by AmalCo that is mandatorily redeemable for an amount of a share of Class A Common Stock, par value $0.025 per share, of the Acquiror (the "Acquiror Common Stock") determined pursuant to the formulas set forth in the Arrangement Agreement (including an adjustment in certain circumstances based on the formula set forth in the Arrangement Agreement) (the "Class A Common Stock Consideration") and (ii) an amount of cash equal to the quotient of (a) the amount of cash (the "Cash Consideration"), if any, by which $93,333,333 exceeds the amount of cash paid and obligated to be paid to the holders of (x) Company Class A Convertible Preferred Shares outstanding immediately prior to the Effective Time, (y) Series I and Series II warrants outstanding immediately prior to the Effective Time, pursuant to the Company's Warrant Indenture dated July 21, 2009 and (z) units of the Company's Amended and Restated Deferred Share Unit Plan and the Company's Restricted Share Unit Plan outstanding immediately prior to the Effective Time, pursuant to the terms of such plans, divided by (b) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time. The Class A Common Stock Consideration and the Cash Consideration are together referred to as the "Transaction Consideration." The terms and conditions of the Arrangement are more fully set forth in the Arrangement Agreement.

        You have asked for our opinion as to whether the Transaction Consideration to be received by the holders of Company Common Shares pursuant to the Arrangement Agreement is fair from a financial point of view to the holders of Company Common Shares.

        For purposes of the opinion set forth herein, we have:

  1)
  Reviewed certain publicly available financial statements and other business and financial information of the Company;

  2)
  Reviewed certain financial statements and other business, operating and financial information of the Company and the Acquiror;

  3)
  Reviewed certain financial projections prepared by the managements of the Company and the Acquiror, respectively;

  4)
  Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Arrangement, prepared by the managements of the Company and the Acquiror, respectively;

  5)
  Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Arrangement, with management of the Company;

  6)
  Discussed the past and current operations and financial condition and the prospects of the Acquiror, including information relating to certain strategic, financial and operational benefits anticipated from the Arrangement, with management of the Acquiror;

  7)
  Reviewed the pro forma impact of the Arrangement on the Acquiror's earnings per share, cash flow, consolidated capitalization and financial ratios;

  8)
  Reviewed the reported prices and trading activity for the Company Common Shares;

  9)
  Compared the financial performance of the Company and the Acquiror and the prices and trading activity of the Company Common Shares with that of certain publicly-traded companies comparable with the Company and the Acquiror, respectively, and their securities;

  10)
  Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  11)
  Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

  12)
  Reviewed the Arrangement Agreement, the draft commitment letter from certain lenders dated January 25, 2010 (together with the associated fee letter, the "Commitment Letter"), and certain related documents; and

  13)
  Performed such other analyses and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Acquiror, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Arrangement, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Acquiror of the future financial performance of the Company and the Acquiror. In addition, we have assumed that the Arrangement will be completed in accordance with the terms set forth in the Arrangement Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Acquiror will obtain financing in accordance with the terms set forth in the Commitment Letter. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Arrangement, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Arrangement. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Acquiror and the Company and their legal, tax, regulatory advisors with respect to legal, tax and regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to be received by any of the Company's officers, directors or employees or any class of such persons, relative to the consideration to be received by the holders of Company Common Shares in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction, involving the Company. Our opinion does not address the relative merits of the Arrangement as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley also expresses no opinion as to the relative fairness of any portion of the consideration to holders of any series of preferred stock, warrants, stock units or other equity interests of the Company.

        We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, all of which is contingent upon the completion of the Arrangement. In the past two years, prior to the Company's emergence from bankruptcy, we provided debtor-in-possession financing to the Company and received fees in connection therewith. Morgan Stanley may also seek to provide financial advisory and financing services to the Acquiror in the future and expects to receive fees for the rendering of these services.

        Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Acquiror, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

        This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the Board of Directors of the Company in connection with its evaluation of the Arrangement and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with any Canadian or United States securities regulatory agency in connection with this transaction. In addition, this opinion does not in any manner address the prices at which shares of Acquiror Common Stock will trade at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting to be held in connection with the Arrangement.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Transaction Consideration to be received by the holders of Company Common Shares pursuant to the Arrangement Agreement is fair from a financial point of view to the holders of Company Common Shares.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:	/s/ WILLIAM H. STRONG William H. Strong Managing Director Vice Chairman Investment Banking

Annex C

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
QUAD/GRAPHICS, INC.

Effective            , 2010

        These Amended and Restated Articles of Incorporation duly adopted pursuant to the authority and provisions of Chapter 180 of the Wisconsin Statues supersede and take the place of the heretofore existing Restated Articles of Incorporation and all amendments thereto.

ARTICLE I

        The name of the corporation is Quad/Graphics, Inc.

ARTICLE II

        The purposes for which the corporation is organized are to engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law.

ARTICLE III

        The aggregate number of shares which the corporation shall have the authority to issue is one hundred eighty million five hundred thousand (180,500,000) shares, divided into four (4) classes consisting of:

  (a)
  eighty million (80,000,000) shares designated as "Class A Common Stock," with a par value of Two and One-Half Cents ($.025) per share;

  (b)
  eighty million (80,000,000) shares designated as "Class B Common Stock," with a par value of Two and One-Half Cents ($.025) per share;

  (c)
  twenty million (20,000,000) shares designated as "Class C Common Stock," with a par value of Two and One-Half Cents ($.025) per share; and

  (d)
  five hundred thousand (500,000) shares designated as "Preferred Stock," with a par value of One Cent ($.01) per share.

        The Class A Common Stock, the Class B Common Stock and the Class C Common Stock are hereinafter sometimes referred to collectively as the "Common Stock". Any and all such shares of Common Stock and Preferred Stock may be issued for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors. Any and all such shares so issued, the full consideration for which has been paid, shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments except as otherwise provided by applicable law of the State of Wisconsin or any other state in which the corporation holds a certificate of authority to do business. The relative rights, preferences and limitations of each class shall be as follows:

(A)
Common Stock

        Except as provided in this Article III, the Class A Common Stock, the Class B Common Stock and the Class C Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters, including the following: if there should be any distribution of property, merger, consolidation, purchase or acquisition of property or stock, asset transfer, division, share exchange, recapitalization or reorganization of the corporation, the holders of the Class A Common Stock, the holders of Class B Common Stock and the holders of Class C

Common Stock shall receive the property, shares of stock, other securities or rights or other assets as would be issuable or payable upon such distribution, merger, consolidation, purchase or acquisition of such property or stock, asset transfer, division, share exchange, recapitalization or reorganization in proportion to the number of shares held by them, respectively, without regard to class.

  (1)
  Dividends, Combinations and Subdivisions

  (a)
  The holders of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock shall be entitled to receive, when and as declared by the Board of Directors, such dividends, including share distributions (as defined in subparagraph (A)(l)(b)), as may be declared from time to time by the Board of Directors subject to any limitations of applicable law of the State of Wisconsin and to the rights of the holders of the Preferred Stock, and provided that dividends are paid pro rata to the holders of all classes of Common Stock and provided further that, in the event of a share distribution, such pro rata distribution shall be made in accordance with subparagraph (A)(l)(b).

  (b)
  If at any time a distribution is to be paid in Class A Common Stock, Class B Common Stock or Class C Common Stock (a "share distribution"), such share distribution may be declared and distributed only as follows:

  (i)
  Shares of one class of Common Stock (the "first class") may be distributed on shares of that class, provided that there is declared and paid a simultaneous distribution of shares of the other classes of Common Stock (the "second and third classes") to the respective holders of the second and third classes, where such simultaneous distribution shall consist of a number of shares of the respective second and third classes equal on a per share basis to the number of shares of the first class which are distributed to holders of the first class.

  (ii)
  Notwithstanding subsection (l)(b)(i) of Section A of this Article III and subject to any limitations of the law of the State of Wisconsin or as set forth herein, shares of the first class may be distributed on shares of the second and third classes, provided that there is declared and paid a simultaneous distribution of shares of the first class to holders of shares of the first class, which simultaneous distribution shall consist of a number of shares of the first class equal on a per share basis to the number of shares of the first class which are distributed to holders of the second and third classes. In no event shall shares of Class C Common Stock be distributed to holders that do not satisfy the ownership requirements set forth in subparagraph (A)(4)(c) of this Article III pertaining to qualified employee benefit plans.

  (c)
  The corporation shall not combine or subdivide shares of the first class without making a simultaneous combination or subdivision of shares of the second and third classes which is equal on a per share basis to the combination or subdivision of the shares of the first class.

  (2)
  Voting

          Voting power shall be divided between the Class A Common Stock, Class B Common Stock and Class C Common Stock as follows:

    (a)
    Except as provided in subparagraph (A)(2)(b) of this Article III, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall in all matters vote together as a single class subject to any voting rights which may be granted to holders of Preferred Stock, provided that the holders of Class A Common Stock shall have one vote per share, the holders of Class B Common Stock shall have ten votes per share and the holders of Class C Common Stock shall have ten votes per share.

    (b)
    The holders of Class A Common Stock, the holders of Class B Common Stock and the holders of Class C Common Stock shall be entitled to vote as separate classes on such other matters as may be required by the law of the State of Wisconsin to be submitted to such holders voting as separate classes.

    (c)
    Notwithstanding anything in this subparagraph (A)(2) to the contrary but subject to any voting rights which may be granted to holders of Preferred Stock, the holders of any class of Common Stock shall have exclusive voting power on all matters at any time when no other classes of Common Stock are issued and outstanding.

  (3)
  Conversion

  (a)
  Voluntary Conversion.    Each holder of Class B Common Stock and Class C Common Stock may at any time or from time to time, in such holder's sole discretion and at such holder's option, convert any whole number of shares of or all of such holder's Class B Common Stock or Class C Common Stock into fully paid and nonassessable Class A Common Stock at the rate (subject to adjustment as hereinafter provided) of one (1) share of Class A Common Stock for each share of Class B Common Stock or Class C Common Stock surrendered for conversion. Any such conversion may be effected by any holder of Class B Common Stock or Class C Common Stock surrendering such holder's certificate or certificates for the Class B Common Stock or Class C Common Stock to be converted, duly endorsed, at the office of the corporation or any transfer agent for the Class B Common Stock or Class C Common Stock, together with a written notice to the corporation at such office that such holder elects to convert all or a specified number of shares of Class B Common Stock or Class C Common Stock and stating the name or names in which such holder desires the certificate or certificates for such Class A Common Stock to be issued. Promptly thereafter, the corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid (or, in the event ownership is recorded in "book entry" form, a share statement reflecting ownership of such shares). Such conversion shall be deemed to have been made at the close of business at the date of such surrender, and the person or persons entitled to receive the Class A Common Stock issuable on such conversion shall be treated for all purposes as the recordholder or holders or such Class A Common Stock on that date. The issuance of certificates, if any, for shares of Class A Common Stock upon conversion of shares of Class B Common Stock or Class C Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate or "book entry" entry is to be issued or made, as applicable, in a name other than that of the holder of the share or shares of Class B Common Stock or Class C Common Stock converted, the person or persons requesting the issuance thereof shall pay to the corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the corporation that such tax has been paid.

  (b)
  Adjustment of Conversion Ratio; No Fractional Shares.    In the event that, prior to the conversion of all shares of Class B Common Stock or Class C Common Stock into Class A Common Stock, any one class of Common Stock is changed into, exchanged for or reclassified into a different number of shares of outstanding securities of the corporation, or any other corporation or entity, without such action being taken on a proportionate basis with respect to the other classes of Common Stock, whether such change, exchange or reclassification occurs through a reorganization, recapitalization, stock dividend, stock split, combination of shares, merger, consolidation or otherwise, then the conversion rate specified above and in clause (A)(4)(b)(iii) of this Article III shall be appropriately and equitably adjusted by the Board of Directors to reflect such action.

      No fraction of a share of Class A Common Stock shall be issued on conversion of any Class B Common Stock or Class C Common Stock, but, in lieu thereof, the corporation shall pay in cash therefor the pro rata fair market value of any such fraction. Such fair market value shall be based, (i) in the case of securities traded on a national securities exchange, on the last sale price for such securities on the business day next prior to the date such fair market value is to be determined (or, in the event no sale is made on that day, on the last preceding date on which a sale was made on such exchange) or (ii) in the case of securities that are not traded on a national securities exchange, but that are traded in an over-the-counter market, on the last sales price for such securities on the business day next prior to the date such fair market value is to be determined (or, in the event no sale is made on that day, the average of the closing bid and asked prices for that day on the principal over-the-counter-market on which Class A Common Stock is traded) or (iii) in the event there is no public trading market for such securities, the fair market value on that day determined by a qualified independent appraisal expert in evaluating securities and appointed by the Board of Directors of the corporation. Any such determination of fair market value shall be final and binding on the corporation and each holder of Class A Common Stock, Class B Common Stock or Class C Common Stock.

  (4)
  Restrictions on Ownership or Transfer

  (a)
  Definitions.    For purposes of this paragraph (A)(4), the following definitions shall apply:

  (i)
  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  (ii)
  "Family Group" shall mean (1) Betty E. Quadracci, (2) the issue (within the meaning of Section 851.13 of the Wisconsin Statutes) of Betty E. Quadracci, (3) a spouse of an issue of Betty E. Quadracci, 4) a widow or widower of an issue of Betty E. Quadracci, (5) the estate of any individual described in (1)-(4), (6) any trust created by will or inter-vivos for so long as the sole current beneficiaries of such trust are one or more individuals described in (1)-(4), (7) any entity for so long as such entity is wholly owned and controlled by any one or more individuals described in (1)-(4), (8) any entity described in Section 4947(a)(1) or (2) of the Code and (9) any entity to which contributions would be deductible under Sections 2522 or 2055 of the Code.

  (iii)
  "Purchase Price" shall mean, per share of Class B Common Stock on a particular date, the last sales price of a share of the Class A Common Stock on such date on the national securities exchange on which the Class A Common Stock is then traded, or if no sales of Class A Common Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange. If the Class A Common Stock is not listed on a national securities exchange, but are traded in an over-the-counter market, the Purchase Price shall mean the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) of a share of Class A Common Stock on such date, or on the last preceding date on which there was a sale of shares of Class A Common Stock on that market, will be used. If the Class A Common Stock is neither listed on a national securities exchange nor traded in an over-the-counter market, "Purchase Price shall mean the price most recently determined by a qualified independent appraisal expert in evaluating securities selected by the Board of Directors of the corporation to appraise the respective values of Class A Common Stock, Class B Common Stock and Class C Common Stock. If no independent appraisal has been done for the class of Common Stock in question within one (1) year prior to the date in question, then the Purchase Price shall be determined by agreement of the parties, failing which the parties shall submit the matter of valuation of the shares to an independent appraiser mutually agreed upon whose fees shall be shared equally by the corporation and the shareholder, and the decision of such appraiser shall be final and binding on all parties.

      (iv)
      "Transfer" shall mean any direct or indirect sale, gift, assignment or other transfer of any ownership or voting interest in any share of Common Stock, including, without limitation:

      (1)
      any sale, contract to sell, sale by the holder of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, loan or other direct or indirect transfer or disposal of: (a) any shares of Class B Common Stock or Class C Common Stock; (b) any securities convertible into or exercisable or exchangeable for shares of Class B Common Stock or Class C Common Stock; or (c) any shares of Class A Common Stock into which the shares of Class B Common Stock or Class C Common Stock are convertible; or

      (2)
      entry into any swap or other arrangement (including contracting to sell, selling, transferring, granting any kind of option to purchase, making any short sale or otherwise disposing of any shares) that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of any class of Common Stock.

        Notwithstanding the foregoing, "Transfer" shall not include

        (3)
        the classification of a share as marital property or community property under applicable state laws (so long as the transferor holder of shares in whose name the share is recorded on the records of the corporation retains sole and exclusive rights of management and control over the share), or a subsequent reassignment of the transferee spouse's marital or community interest back to the transferor holder;

        (4)
        any pledges; provided, however, unless and until a holder shall have notified the corporation in writing of such pledge, the corporation shall not be bound to recognize the interest of any pledgee in such share, and provided further that the pledgee shall acquire no rights in such share greater than the rights of the pledgor therein. No sale or other Transfer of a share pledged by a holder, upon foreclosure or other enforcement of such pledge, shall be valid or effective unless at least five days' advance notice of such sale or other Transfer shall have been given in writing to the corporation. The occurrence of such foreclosure sale or other Transfer pursuant to due notice to the corporation shall be subject to purchase under the option provided in subparagraph (A)(4)(b)(ii) of this Article III. If such share shall be purchased by the corporation pursuant to such subparagraph, then the Purchase Price shall be paid over to the pledgor, the pledgee and/or the foreclosure purchaser as their respective interests may appear;

        (5)
        any conversion of any shares of Class B Common Stock or Class C Common Stock into Class A Common Stock in accordance with the provisions of these Amended and Restated Articles of Incorporation;

        (6)
        the exchange or conversion of shares of Common Stock pursuant to any transaction consummated pursuant to the Wisconsin Business Corporation Law (or other then applicable state business corporation law) that is approved by the shareholders of the corporation; or

        (7)
        the giving of a revocable proxy or consent in response to a public proxy or consent solicitation pursuant to, and in accordance with, the applicable rules and regulations under the Securities Exchange Act of 1934, as amended.

    (b)
    Class B Common Stock.    Shares of Class B Common Stock of the corporation may not be sold or otherwise Transferred except in accordance with the provisions of this subparagraph (A)(4)(b).

    (i)
    Certain Voluntary Transfers.    Shares of Class B Common Stock may be Transferred by any holder to the corporation or to a member of the Family Group during lifetime or at death.

    (ii)
    Certain Involuntary Transfers.    Whenever a shareholder of Class B Common Stock has any notice or knowledge of any attempted, impending or consummated foreclosure sale or other involuntary Transfer of any of his, her or its Class B Common Stock (except for Transfers resulting from the death of a shareholder), whether by court order or otherwise, he, she or it shall give immediate written notice thereof to the corporation. Whenever the corporation has any other notice or knowledge of any such attempted, impending or consummated foreclosure sale or other involuntary Transfer, it shall give written notice thereof to the shareholder. In either case, the shareholder agrees to disclose forthwith to the corporation all pertinent information in his, her or its possession relating thereto. For a period of fifteen (15) days after the receipt by the corporation or the giving by the corporation of such notice, the corporation shall have the right (the "Option") to elect to purchase all or any portion of such Class B Common Stock at the Purchase Price as of the date of such notice, and shall signify its acceptance by written notice to that effect to the shareholder or recordholder. Failing such notice, or to the extent that the notice shall specify for purchase less than the entire number of shares of such Class B Common Stock, the Option shall lapse. If there are any shares of Class B Common Stock not purchased by the corporation pursuant to the Option, the unpurchased shares of Class B Common Stock shall be automatically converted pursuant to clause (A)(4)(b)(iii).

    (iii)
    Automatic Conversion.    Upon any Transfer in violation of this subparagraph (A)(4)(b), each share of Class B Common Stock so Transferred shall be and be deemed to be, without further deed or act on the part of any holder or transferee, immediately and automatically converted into fully paid and nonassessable Class A Common Stock at the rate (subject to adjustment as provided above) of one (1) share of Class A Common Stock for each share of Class B Common Stock, and stock certificates, if any, formerly representing outstanding shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Class A Common Stock.

      (iv)
      Legend.    Any certificate for shares of Class B Common Stock shall bear a conspicuous legend on its face reading as follows:

        "The shares of Common Stock represented by this certificate may not be Transferred (as such term is defined in the Amended and Restated Articles of Incorporation of this corporation and which term includes, without limitation, the entering into of a swap or short sale or other arrangement that transfers any of the economic consequences of ownership of the shares) to any person who does not meet the qualifications and requirements set forth in subparagraph (A)(4)(b) of Article III of the Amended and Restated Articles of Incorporation of this corporation, and no such person who receives the shares represented by this certificate in connection with a Transfer is entitled to own or to be registered as the record holder of the shares of Common Stock represented by this certificate. Each holder of this certificate, by accepting the certificate, accepts and agrees to all of the foregoing."

        In the case of uncertificated shares, an appropriate notice containing the applicable Transfer restrictions shall be sent to the holder thereof and noted in the corporation's stock transfer records.

    (c)
    Class C Common Stock.    Shares of Class C Common Stock may not be owned, sold, pledged, encumbered or otherwise Transferred or disposed of except in accordance with the provisions of this subparagraph (A)(4)(c).

    (i)
    Ownership.    Shares of Class C Common Stock shall be owned only by (1) the Quad/Graphics, Inc. Tax Credit Stock Ownership Plan or any successor thereto which otherwise meets the requirements of the following clause (2); and (2) any other employee benefit plan as defined in Section (3) of the Employee Retirement Income Security Act of 1974, as amended, which is intended to satisfy the qualification requirements of Section 401 of the Internal Revenue Code of 1986, as amended.

    (ii)
    Repurchase Rights.    Each holder of Class C Common Stock shall have the continuous right to have the Class C Common Stock held by such holder repurchased by the corporation for cash or its equivalent at the Purchase Price. A holder of Class C Common Stock desiring to exercise the repurchase rights hereunder shall first give written notice thereof to the secretary of the corporation stating (1) the holder's intent to exercise the repurchase rights; (2) the number of shares to be repurchased by the corporation; and (3) the date of the proposed repurchase (which shall not be less than ninety (90) days after receipt of such written notice by the corporation). Such written notice shall be accompanied by the certificate or certificates representing the Class C Common Stock to be repurchased, duly endorsed, together with executed stock transfer instruments sufficient to effect the repurchase of said Class C Common Stock.

    (iii)
    Repayment in the Event a Repurchase Limitation Applies.    In the event the corporation is unable to pay the full amount of the Purchase Price for all shares tendered because of limitations imposed by the Wisconsin Statutes or by any loan or similar agreement to which it is party, then the corporation shall promptly pay the maximum amount which may be used for the repurchase of the Class C Common Stock under the most restrictive of the applicable limitations upon such repurchase, applying such payments pro rata in the event of more than one tendering holder. Certificates representing all shares which remain unpurchased shall be returned to the holders thereof as soon as practicable thereafter, and the holders shall be entitled thereafter to again exercise their rights of repurchase.

      (iv)
      Legend.    Any certificate for shares of Class C Common Stock shall bear a conspicuous legend on its face reading as follows:

        "The shares of Common Stock represented by this certificate may not be Transferred (as such term is defined in the Amended and Restated Articles of Incorporation of this corporation and which term includes, without limitation, the entering into of a swap or short sale or other arrangement that transfers any of the economic consequences of ownership of the shares) to any person who does not meet the qualifications and requirements set forth in subparagraph (A)(4)(c) of Article III of the Amended and Restated Articles of Incorporation of this corporation, and no such person who receives the shares represented by this certificate in connection with a Transfer is entitled to own or to be registered as the record holder of the shares of Common Stock represented by this certificate. Each holder of this certificate, by accepting the certificate, accepts and agrees to all of the foregoing."

        In the case of uncertificated shares, an appropriate notice containing the applicable Transfer restrictions shall be sent to the holder thereof and noted in the corporation's stock transfer records.

(B)
Preferred Stock

(1)
The Board of Directors is authorized, subject to limitations prescribed by the laws of the State of Wisconsin and the provisions of this Section (B) of Article III, to provide for the issuance of Preferred Stock from time to time in one or more series with such distinctive serial designations as may be stated or expressed herein or in the resolution or resolutions providing for the issue of such shares adopted from time to time by the Board of Directors, to establish or change the number of shares to be included in each such series and to fix the designation, relative rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors of the corporation with respect to each series shall include, but not be limited to, determination of the following:

(a)
The number of shares constituting that series and the distinctive designations of that series;

(b)
The dividend rate or rates on the shares of that series and/or the method of determining such rate or rates and the timing of dividend payments on the shares of such series;

(c)
Whether and to what extent the shares of that series shall have voting rights;

(d)
Whether the shares of that series shall be convertible into shares of stock of any other series, and, if so, the terms and conditions of such conversion, including the price or prices and the rate or rates of conversion and the terms of adjustment thereof;

(e)
Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)
The rights of the shares of that series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(g)
The obligation, if any, of the corporation to retire shares of that series pursuant to a sinking fund; and

(h)
Any other relative rights, preferences and limitations of that series.

    Except as to the particulars set forth above which may be fixed by the Board of Directors in its discretion and which may vary between different series, all shares of Preferred Stock shall be of equal rank and shall be identical. The shares of each series shall be identical in all respects to all other shares of the same series.

  (2)
  To the extent permitted by law, any shares of the Preferred Stock retired by purchase, redemption, through conversion or through the operation of any sinking fund account for the purchase or redemption of shares, shall thereafter have the status of authorized but unissued shares of the Preferred Stock, and may thereafter be reissued as part of the same series or may be reclassified and reissued by the Beard of Directors in the same manner as any other authorized but unissued shares of the Preferred Stock.

  (3)
  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the holders of shares of each series of Preferred Stock shall be entitled to receive out of the assets of the corporation in money or money's worth the preferential amount, if any, specified in the particular series for each share at the time outstanding together with all accrued but unpaid dividends thereon, before any of such assets shall be paid or distributed to holders of the Common Stock. The holders of the Preferred Stock shall have no rights to participate with the holders of the Common Stock in the assets of the corporation available for distribution to shareholders in excess of the preferential amount, if any, fixed for such Preferred Stock. The consolidation or merger of the corporation with or into any other corporation or corporations or the merger of any other corporation or corporations into the corporation, pursuant to the laws of Wisconsin and of any other applicable state, shall not be deemed a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of the foregoing provisions of this paragraph.

  (4)
  Preferred Stock shall be entitled to only such voting rights as are fixed by the Board of Directors pursuant to paragraph (B)(l)(c) of this Article III.

(C)
Preemptive Rights

        Except as may be granted in a written agreement with the corporation, no holder of any stock of the corporation shall have any preemptive or preferential rights or other subscription rights nor be entitled as of right to purchase or subscribe for any part of the unissued stock of the corporation or of any additional stock issued by reason of any increase of authorized capital stock of the corporation or other securities whether or not convertible into stock of this corporation.

(D)
Liquidation

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, after there shall have been paid to or set aside for the holders of Preferred Stock the full preferential amounts, if any, to which they are entitled, the holders of outstanding shares of the Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of the corporation available for distribution.

(E)
Reserved Shares

        The corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of shares of Class B Common Stock and Class C Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all of such then outstanding shares of Class B Common Stock and Class C Common Stock; provided, however, that nothing contained herein shall be construed to preclude the corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock and Class C Common Stock by delivering purchased shares of Class A Common Stock that are then being held as treasury stock. If any shares of Class A Common Stock required to be reserved for purposes of conversion hereunder require registration with or approval of any governmental authority under any Federal or state securities law before being issued upon conversion, the corporation will use its best efforts to cause such shares to be duly registered or approved, as the case may be. The corporation will endeavor to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange, if any, upon which the outstanding Class A Common Stock is then listed at the time of such delivery.

(F)
No Liability

        In connection with any Transfer or conversion of any shares of any class of Common Stock pursuant to or as permitted by the provisions of this Article III, or in connection with the making of any determination referred to in this Article III, neither the corporation nor any director, officer, employee or agent of the corporation shall be liable in any manner for any action taken or omitted in good faith.

ARTICLE IV

        The registered office of the corporation is located in Waukesha County, Wisconsin and the address of such registered office is N63 W23075 State Hwy. 74, Sussex, WI 53089, and the name of its registered agent at such address is Andrew R. Schiesl.

ARTICLE V

(A)
General Powers, Number, Classification and Tenure of Directors

        The general powers, number, classification, tenure and qualifications of the directors of the corporation shall be as set forth in Sections 3.01 and 3.02 of Article III of the Bylaws of the corporation (and as such Sections shall exist from time to time). Such Sections 3.01 and 3.02 of Article III of the By-Laws, or any provision thereof, may only be amended, altered, changed or repealed by the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of all classes of stock of the corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class; provided, however, that the Board of Directors, by resolution adopted by the Requisite Vote (as hereinafter defined), may amend, alter, change or repeal Sections 3.01 and 3.02 of Article III of the Bylaws, or any provision thereof, without a vote of the shareholders. As used herein, the term "Requisite Vote" shall mean the affirmative vote of at least two-thirds of the directors then in office plus one director, but in no case more than all of the directors then in office.

(B)
Removal of Directors

        Any director may be removed from office, but only for Cause (as hereinafter defined) by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of stock of the voting group of shareholders that elected the director to be removed; provided, however, that if the Board of Directors by resolution adopted by the Requisite Vote shall have recommended removal of a director, then the shareholders may remove such director from office without Cause by a majority vote of such outstanding shares. As used herein, "Cause" shall exist only if the director whose removal is proposed (i) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (ii) has been adjudged by a court of competent jurisdiction to be liable for willful misconduct in the performance of his or her duties to the corporation in a matter which has a material adverse effect on the business of the corporation and such adjudication is no longer subject to direct appeal.

(C)
Vacancies

        Any vacancy occurring in the Board of Directors, including a vacancy created by the removal of a director or an increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum of the Board of Directors; provided, however, that if the vacant office was held by a director elected by a voting group of shareholders, only the remaining directors elected by that voting group shall fill the vacancy. For purposes of this Article V, a director elected by directors to fill a vacant office pursuant to this Section (C) shall be deemed to be a director elected by the same voting group of shareholders that elected the director(s) who voted to fill the vacancy. Any director elected pursuant to this Section (C) shall serve until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified.

(D)
Preferred Stock Voting for Directors

        Notwithstanding the foregoing or any provisions of the corporation's Bylaws, whenever the holders of outstanding shares of one or more series of Preferred Stock are entitled to elect a director or directors of the corporation separately as a series or together with one or more other series pursuant to a resolution of the Board of Directors providing for the establishment of such series, the election, term of office, removal and filling of vacancies in respect of such director or directors shall be governed by the resolution of the Board of Directors so providing for the establishment of such series and by applicable law.

(E)
Amendments

        Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation (and notwithstanding the fact that a lesser affirmative vote may be specified by law), the affirmative vote of shareholders possessing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of all classes of stock of the corporation generally possessing voting rights in elections of directors, considered for this purpose as one class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, the provisions of this Article V.

ARTICLE VI

        As contemplated by Section 180.1706 of the Wisconsin Statutes, prior to January 1, 1991, the corporation expressly elected majority affirmative voting requirements, in place of two-thirds affirmative voting requirements, on all of the subjects covered by the sections set forth in former Section 180.25(2)(a) of the Wisconsin Business Corporation Law.

ARTICLE VII

        The Bylaws of the corporation may limit the authority of the shareholders of the corporation to call a special meeting of shareholders to the fullest extent permitted by the Wisconsin Business Corporation Law.

ARTICLE VIII

        These Amended and Restated Articles of Incorporation may be amended solely as authorized herein and by law at the time of amendment.

Annex D

AMENDED BYLAWS

OF

QUAD/GRAPHICS, INC.
(a Wisconsin corporation)

Effective    /    /10

 ARTICLE I. OFFICES

        1.01    Principal and Business Offices.     The corporation may have such principal and other business offices, either within or without the State of Wisconsin, as the Board of Directors may designate or as the business of the corporation may require from time to time.

        1.02    Registered Office.     The registered office of the corporation required by the Wisconsin Business Corporation Law to be maintained in the State of Wisconsin may be, but need not be, identical with the principal office in the State of Wisconsin, and the address of the registered office may be changed from time to time by the Board of Directors or by the registered agent. The business office of the registered agent of the corporation shall be identical to such registered office.

ARTICLE II. SHAREHOLDERS

        2.01    Annual Meeting.     The annual meeting of the shareholders (the "Annual Meeting") shall be held at such time and on such date as may be fixed by or under the authority of the Board of Directors. In fixing a meeting date for any Annual Meeting, the Board of Directors may consider such factors as it deems relevant within the good faith exercise of its business judgment. At each Annual Meeting, the shareholders shall elect that number of directors equal to the number of directors in the class whose term expires at the time of such meeting. At any such Annual Meeting, only other business properly brought before the meeting in accordance with Section 2.14 of these bylaws may be transacted. If the election of directors shall not be held on the date fixed as herein provided for any Annual Meeting, or any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of shareholders (a "Special Meeting") as soon thereafter as is practicable.

        2.02    Special Meetings.

        (a)   A Special Meeting may be called only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President and shall be called by the corporation upon the demand, in accordance with this Section 2.02, of the holders of record of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting.

        (b)   In order that the corporation may determine the shareholders entitled to demand a Special Meeting, the Board of Directors may fix a record date to determine the shareholders entitled to make such a demand (the "Demand Record Date"). The Demand Record Date shall not precede the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors and shall not be more than ten (10) days after the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors. Any shareholder of record seeking to have shareholders demand a Special Meeting shall, by sending written notice to the Secretary of the corporation by hand or by certified or registered mail, return receipt requested, request the Board of Directors to fix a Demand Record Date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which a valid request to fix a Demand Record Date is received, adopt a resolution fixing the Demand Record Date and shall make a public announcement of such Demand Record Date. If no Demand Record Date has been fixed by the Board of Directors within ten (10) days after the date on which such request is received by the Secretary, the Demand Record Date shall be the 10th day after the first date on which a valid written request to set a Demand Record Date is received by the Secretary. To be valid, such written request shall set forth the purpose or purposes for which the Special Meeting is to be held, shall be signed by one or more shareholders of record (or their duly authorized proxies or other representatives), shall bear the date of signature of each such shareholder (or proxy or other representative) and shall set forth all information about each such shareholder and about the beneficial owner or owners, if any, on whose behalf the request is made that would be required to be set forth in a shareholder's notice described in paragraph (a) (ii) of Section 2.14 of these bylaws.

        (c)   In order for a shareholder or shareholders to demand a Special Meeting, a written demand or demands for a Special Meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting must be delivered to the corporation. To be valid, each written demand by a shareholder for a Special Meeting shall set forth the specific purpose or purposes for which the Special Meeting is to be held (which purpose or purposes shall be limited to the purpose or purposes set forth in the written request to set a Demand Record Date received by the corporation pursuant to paragraph (b) of this Section 2.02), shall be signed by one or more persons who as of the Demand Record Date are shareholders of record (or their duly authorized proxies or other representatives), shall bear the date of signature of each such shareholder (or proxy or other representative), and shall set forth the name and address, as they appear in the corporation's books, of each shareholder signing such demand and the class and number of shares of the corporation which are owned of record and beneficially by each such shareholder, shall be sent to the Secretary by hand or by certified or registered mail, return receipt requested, and shall be received by the Secretary within seventy (70) days after the Demand Record Date.

        (d)   The corporation shall not be required to call a Special Meeting upon shareholder demand unless, in addition to the documents required by paragraph (c) of this Section 2.02, the Secretary receives a written agreement signed by each Soliciting Shareholder (as defined below), pursuant to which each Soliciting Shareholder, jointly and severally, agrees to pay the corporation's costs of holding the Special Meeting, including the costs of preparing and mailing proxy materials for the corporation's own solicitation, provided that if each of the resolutions introduced by any Soliciting Shareholder at such meeting is adopted, and each of the individuals nominated by or on behalf of any Soliciting Shareholder for election as a director at such meeting is elected, then the Soliciting Shareholders shall not be required to pay such costs. For purposes of this paragraph (d), the following terms shall have the meanings set forth below:

            (i)  "Affiliate" of any Person (as defined herein) shall mean any Person controlling, controlled by or under common control with such first Person.

           (ii)  "Participant" shall have the meaning assigned to such term in Rule 14a-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (iii)  "Person" shall mean any individual, firm, corporation, limited liability company, partnership, limited liability partnership, joint venture, association, trust, unincorporated organization or other entity.

          (iv)  "Proxy" shall have the meaning assigned to such term in Rule 14a-1 promulgated under the Exchange Act.

           (v)  "Solicitation" shall have the meaning assigned to such term in Rule 14a-11 promulgated under the Exchange Act.

          (vi)  "Soliciting Shareholder" shall mean, with respect to any Special Meeting demanded by a shareholder or shareholders, any of the following Persons:

            (A)  if the number of shareholders signing the demand or demands of meeting delivered to the corporation pursuant to paragraph (c) of this Section 2.02 is ten (10) or fewer, each shareholder signing any such demand;

            (B)  if the number of shareholders signing the demand or demands of meeting delivered to the corporation pursuant to paragraph (c) of this Section 2.02 is more than ten (10), each Person who either (I) was a Participant in any Solicitation of such demand or demands or (II) at the time of the delivery to the corporation of the documents described in paragraph

    (c) of this Section 2.02 had engaged or intends to engage in any Solicitation of Proxies for use at such Special Meeting (other than a Solicitation of Proxies on behalf of the corporation); or

            (C)  any Affiliate of a Soliciting Shareholder, if a majority of the directors then in office determine, reasonably and in good faith, that such Affiliate should be required to sign the written notice described in paragraph (c) of this Section 2.02 and/or the written agreement described in this paragraph (d) in order to prevent the purposes of this Section 2.02 from being evaded.

        (e)   Except as provided in the following sentence, any Special Meeting shall be held at such hour and day as may be designated by whichever of the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President shall have called such meeting. In the case of any Special Meeting called by the corporation upon the demand of shareholders (a "Demand Special Meeting"), such meeting shall be held at such hour and day as may be designated by the Board of Directors; provided, however, that the date of any Demand Special Meeting shall be not more than seventy (70) days after the Meeting Record Date (as defined in Section 2.06 hereof); and provided further that in the event that the directors then in office fail to designate an hour and date for a Demand Special Meeting within ten (10) days after the date that valid written demands for such meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on each issue proposed to be considered at the Special Meeting are delivered to the corporation (the "Delivery Date"), then such meeting shall be held at 2:00 P.M. Central Time on the 100th day after the Delivery Date or, if such 100th day is not a Business Day (as defined below), on the first preceding Business Day. In fixing a meeting date for any Special Meeting, the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President may consider such factors as it or he or she deems relevant within the good faith exercise of its or his or her business judgment, including, without limitation, the nature of the action proposed to be taken, the facts and circumstances surrounding any demand for such meeting, and any plan of the Board of Directors to call an Annual Meeting or a Special Meeting for the conduct of related business.

        (f)    The corporation may engage regionally or nationally recognized independent inspectors of elections to act as an agent of the corporation for the purpose of promptly performing a ministerial review of the validity of any purported written demand or demands for a Special Meeting received by the Secretary. For the purpose of permitting the inspectors to perform such review, no purported demand shall be deemed to have been delivered to the corporation until the earlier of (i) five (5) Business Days following receipt by the Secretary of such purported demand and (ii) such date as the independent inspectors certify to the corporation that the valid demands received by the Secretary represent at least 10% of all the votes entitled to be cast on each issue proposed to be considered at the Special Meeting. Nothing contained in this paragraph (f) shall in any way be construed to suggest or imply that the Board of Directors or any shareholder shall not be entitled to contest the validity of any demand, whether during or after such five (5) Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto).

        (g)   For purposes of these bylaws, "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Wisconsin are authorized or obligated by law or executive order to close.

        2.03    Place of Meeting.     The Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President may designate any place, either within or without the State of Wisconsin, as the place of meeting for an Annual Meeting or Special Meeting or for any postponement or adjournment thereof. If no designation is made, the place of meeting shall be the principal office of the corporation. Any meeting may be adjourned to reconvene at any place designated by vote of the Board of Directors or by the Chairman of the Board, the Chief Executive Officer or the President.

        2.04    Notice of Meeting.     Written notice stating the date, time and place of any meeting of shareholders shall be delivered not less than ten (10) days nor more than sixty (60) days before the date of the meeting (unless a different time period is provided by the Wisconsin Business Corporation Law or the articles of incorporation), either personally, by mail or by electronic transmission, by or at the direction of the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, to each shareholder of record entitled to vote at such meeting and to such other persons as required by the Wisconsin Business Corporation Law. In the event of any Demand Special Meeting, such notice of meeting shall be sent not more than thirty (30) days after the Delivery Date. Notice pursuant to this Section 2.04 shall be deemed to be effective (a) if mailed, when deposited in the United States mail, addressed to the shareholder at his or her address as it appears on the stock record books of the corporation, with postage thereon prepaid, (b) if personally delivered, when received or (c) if sent by electronic transmission, when electronically transmitted to a shareholder in a manner authorized by the shareholder. Unless otherwise required by the Wisconsin Business Corporation Law or the articles of incorporation of the corporation, a notice of an Annual Meeting need not include a description of the purpose for which the meeting is called. In the case of any Special Meeting, (a) the notice of meeting shall describe any business that the Board of Directors shall have theretofore determined to bring before the meeting and (b) in the case of a Demand Special Meeting, the notice of meeting (i) shall describe any business set forth in the statement of purpose of the demands received by the corporation in accordance with Section 2.02 of these bylaws and (ii) shall contain all of the information required in the notice received by the corporation in accordance with Section 2.14(b) of these bylaws. If an Annual Meeting or Special Meeting is adjourned to a different date, time or place, the corporation shall not be required to give notice of the new date, time or place if the new date, time or place is announced at the meeting before adjournment; provided, however, that if a new Meeting Record Date (as defined below) for an adjourned meeting is or must be fixed, the corporation shall give notice of the adjourned meeting to persons who are shareholders as of the new Meeting Record Date.

        2.05    Waiver of Notice.     A shareholder may waive any notice required by the Wisconsin Business Corporation Law, the articles of incorporation or these bylaws before or after the date and time stated in the notice. The waiver shall be in writing and signed by the shareholder entitled to the notice, contain the same information that would have been required in the notice under applicable provisions of the Wisconsin Business Corporation Law (except that the time and place of meeting need not be stated) and be delivered to the corporation for inclusion in the corporate records. A shareholder's attendance at any Annual Meeting or Special Meeting, in person or by proxy, waives objection to all of the following: (a) lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting or promptly upon arrival objects to holding the meeting or transacting business at the meeting; and (b) consideration of a particular matter at the meeting that is not within the purpose described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

        2.06    Fixing of Record Date.     The Board of Directors may fix in advance a date not less than ten (10) days and not more than seventy (70) days prior to the date of an Annual Meeting or Special Meeting as the record date for the determination of shareholders entitled to notice of, or to vote at, such meeting (the "Meeting Record Date"). In the case of any Demand Special Meeting, (i) the Meeting Record Date shall not be later than the 30th day after the Delivery Date and (ii) if the Board of Directors fails to fix the Meeting Record Date within thirty (30) days after the Delivery Date, then the close of business on such 30th day shall be the Meeting Record Date. The shareholders of record on the Meeting Record Date shall be the shareholders entitled to notice of and to vote at the meeting. Except as provided by the Wisconsin Business Corporation Law for a court-ordered adjournment, a determination of shareholders entitled to notice of and to vote at an Annual Meeting or Special Meeting is effective for any adjournment of such meeting unless the Board of Directors fixes a new Meeting Record Date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. The Board of Directors may also fix in advance a date as the record date for the purpose of determining shareholders entitled to take any other action or determining shareholders for any other purpose. Such record date shall be not more than seventy (70) days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. The record date for determining shareholders entitled to a distribution (other than a distribution involving a purchase, redemption or other acquisition of the corporation's shares) or a share dividend is the date on which the Board of Directors authorizes the distribution or share dividend, as the case may be, unless the Board of Directors fixes a different record date.

        2.07    Shareholders' List for Meetings.     After a Meeting Record Date has been fixed, the corporation shall prepare a list of the names of all of the shareholders entitled to notice of the meeting. The list shall be arranged by class or series of shares, if any, and show the address of and number of shares held by each shareholder. Such list shall be available for inspection by any shareholder, beginning two (2) business days after notice of the meeting is given for which the list was prepared and continuing to the date of the meeting, at the corporation's principal office or at a place identified in the meeting notice in the city where the meeting will be held. A shareholder or his or her agent may, on written demand, inspect and, subject to the limitations imposed by the Wisconsin Business Corporation Law, copy the list, during regular business hours and at his or her expense, during the period that it is available for inspection pursuant to this Section 2.07. The corporation shall make the shareholders' list available at the meeting and any shareholder or his or her agent or attorney may inspect the list at any time during the meeting or any adjournment thereof. Refusal or failure to prepare or make available the shareholders' list shall not affect the validity of any action taken at a meeting of shareholders.

        2.08    Quorum and Voting Requirements; Postponements; Adjournments.

        (a)   Shares entitled to vote as a separate voting group may take action on a matter at any Annual Meeting or Special Meeting only if a quorum of those shares exists with respect to that matter. If the corporation has only one class of stock outstanding, such class shall constitute a separate voting group for purposes of this Section 2.08. Except as otherwise provided in the articles of incorporation or the Wisconsin Business Corporation Law, a majority of the votes entitled to be cast on the matter shall constitute a quorum of the voting group for action on that matter. Once a share is represented for any purpose at any Annual Meeting or Special Meeting, other than for the purpose of objecting to holding the meeting or transacting business at the meeting, it is considered present for purposes of determining whether a quorum exists for the remainder of the meeting and for any adjournment of that meeting unless a new Meeting Record Date is or must be set for the adjourned meeting. If a quorum exists, except in the case of the election of directors, action on a matter shall be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the articles of incorporation or the Wisconsin Business Corporation Law requires a greater number of affirmative votes. Unless otherwise provided in the articles of incorporation, each director to be elected shall be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at an Annual Meeting or Special Meeting at which a quorum is present.

        (b)   The Board of Directors acting by resolution may postpone and reschedule any previously scheduled Annual Meeting or Special Meeting; provided, however, that a Demand Special Meeting shall not be postponed beyond the 100th day following the Delivery Date. Any Annual Meeting or Special Meeting may be adjourned from time to time, whether or not there is a quorum, (i) at any time, upon a resolution of shareholders if the votes cast in favor of such resolution by the holders of shares of each voting group entitled to vote on any matter theretofore properly brought before the meeting exceed the number of votes cast against such resolution by the holders of shares of each such voting group or (ii) at any time prior to the transaction of any business at such meeting, by the Chairman of the Board, the Chief Executive Officer or the President or pursuant to a resolution of the Board of Directors. No notice of the time and place of adjourned meetings need be given except as required by the Wisconsin Business Corporation Law. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

        2.09    Conduct of Meeting.     The Chairman of the Board, and in his or her absence, the Chief Executive Officer, and in his or her absence, the President, and in their absence, any person chosen by the shareholders present shall call any Annual Meeting or Special Meeting to order and shall act as chairperson of the meeting, and the Secretary of the corporation shall act as secretary of all meetings of the shareholders, but, in the absence of the Secretary, the presiding officer may appoint any other person to act as secretary of the meeting.

        2.10    Proxies.     At all meetings of shareholders, a shareholder entitled to vote may vote his or her or its shares in person or by proxy. A shareholder entitled to vote at any meeting of shareholders may authorize another person to act for the shareholder by appointing the person as proxy. Without limiting the manner in which a shareholder may appoint a proxy, a shareholder or the shareholder's authorized officer, director, employee, agent or attorney-in-fact may use any of the following as a valid means to make such an appointment:

        (a)   Appointment of a proxy in writing by signing or causing the shareholder's signature to be affixed to an appointment form by any reasonable means, including, but not limited to, by facsimile signature.

        (b)   Appointment of a proxy by transmitting or authorizing the transmission of an electronic transmission of the appointment to the person who will be appointed as proxy or to a proxy solicitation firm, proxy support service organization or like agent authorized to receive the transmission by the person who will be appointed as proxy. Every electronic transmission shall contain, or be accompanied by, information that can be used to reasonably determine that the shareholder transmitted or authorized the transmission of the electronic transmission. Any person charged with determining whether a shareholder transmitted or authorized the transmission of the electronic transmission shall specify the information upon which the determination is made.

An appointment of a proxy is effective when a signed appointment form or an electronic transmission of the appointment is received by the inspector of elections or the officer or agent of the corporation authorized to tabulate votes. An appointment is valid for eleven (11) months unless a different period is expressly provided in the appointment. Unless otherwise provided, a proxy may be revoked any time before it is voted, either by appointing a new proxy in accordance with the Wisconsin Business Corporation Law or by oral notice given by the shareholder to the presiding officer during the meeting. The presence of a shareholder who has made an effective proxy appointment shall not itself constitute a revocation. The Board of Directors shall have the power and authority to make rules establishing presumptions as to the validity and sufficiency of proxies.

        2.11    Voting of Shares.

        (a)   Each outstanding share of Class A Common Stock shall be entitled to one vote, each outstanding share of Class B Common Stock shall be entitled to ten votes and each outstanding share of Class C Common Stock shall be entitled to ten votes upon each matter submitted to a vote at any Annual Meeting or Special Meeting, except to the extent that the voting rights of the shares of any class or classes are enlarged, limited or denied by the Wisconsin Business Corporation Law or the articles of incorporation of the corporation.

        (b)   Shares held by another corporation, if a sufficient number of shares entitled to elect a majority of the directors of such other corporation is held directly or indirectly by this corporation, shall not be entitled to vote at any Annual Meeting or Special Meeting, but shares held in a fiduciary capacity may be voted.

        2.12    Action Without Meeting.     Any action required or permitted by the articles of incorporation or these bylaws or any provision of the Wisconsin Business Corporation Law to be taken at an Annual Meeting or Special Meeting may be taken without a meeting if a written consent or consents, describing the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof and delivered to the corporation for inclusion in the corporate records.

        2.13    Acceptance of Instruments Showing Shareholder Action.     If the name signed on a vote, consent, waiver or proxy appointment corresponds to the name of a shareholder, the corporation, if acting in good faith, may accept the vote, consent, waiver or proxy appointment and give it effect as the act of a shareholder. If the name signed on a vote, consent, waiver or proxy appointment does not correspond to the name of a shareholder, the corporation, if acting in good faith, may accept the vote, consent, waiver or proxy appointment and give it effect as the act of the shareholder if any of the following apply:

        (a)   The shareholder is an entity and the name signed purports to be that of an officer or agent of the entity.

        (b)   The name purports to be that of a personal representative, administrator, executor, guardian or conservator representing the shareholder and, if the corporation requests, evidence of fiduciary status acceptable to the corporation is presented with respect to the vote, consent, waiver or proxy appointment.

        (c)   The name signed purports to be that of a receiver or trustee in bankruptcy of the shareholder and, if the corporation requests, evidence of this status acceptable to the corporation is presented with respect to the vote, consent, waiver or proxy appointment.

        (d)   The name signed purports to be that of a pledgee, beneficial owner, or attorney-in-fact of the shareholder and, if the corporation requests, evidence acceptable to the corporation of the signatory's authority to sign for the shareholder is presented with respect to the vote, consent, waiver or proxy appointment.

        (e)   Two or more persons are the shareholders as co-tenants or fiduciaries and the name signed purports to be the name of at least one of the co-owners and the person signing appears to be acting on behalf of all co-owners.

The corporation may reject a vote, consent, waiver or proxy appointment if the Secretary or other officer or agent of the corporation who is authorized to tabulate votes, acting in good faith, has reasonable basis for doubt about the validity of the signature on it or about the signatory's authority to sign for the shareholder.

        2.14    Notice of Shareholder Business and Nomination of Directors.

        (a)   Annual Meetings.

            (i)  Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the shareholders may be made at an Annual Meeting (A) pursuant to the corporation's notice of meeting, (B) by or at the direction of the Board of Directors or (C) by any shareholder of the corporation who is a shareholder of record at the time of giving of notice provided for in this bylaw and who is entitled to vote at the meeting and complies with the procedures set forth in this Section 2.14; clause (C) shall be the exclusive means for a shareholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the corporation's notice of meeting) before an Annual Meeting.

           (ii)  Without qualification, for nominations or other business to be properly brought before an Annual Meeting by a shareholder pursuant to clause (C) of paragraph (a)(i) of this Section 2.14, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a shareholder's notice shall be received by the Secretary of the corporation at the principal offices of the corporation on or before December 31 of the year immediately preceding the Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is on or after May 1 in any year, notice by the shareholder to be timely must be so received not later than the close of business on the day which is determined by adding to December 31 of the year immediately preceding such Annual Meeting the number of days starting with May 1 and ending on the date of the Annual Meeting in such year. Such shareholder's notice shall be signed by the shareholder of record who intends to make the nomination or introduce the other business (or his, her or its duly authorized proxy or other representative), shall bear the date of signature of such shareholder (or proxy or other representative) and shall set forth: (A) the name and address, as they appear on this corporation's books, of such shareholder and the beneficial owner or owners, if any, on whose behalf the nomination or proposal is made; (B) the class and number of shares of the corporation which are beneficially owned by, and any other economic or equity interests in the corporation (including but not limited to swaps, futures, hedges, securities loans, options or other rights to acquire, voting rights, short interests, dividend rights and/or any other equity derivatives) owned or held by, such shareholder or beneficial owner or owners; (C) a representation that such shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination or introduce the other business specified in the notice; (D) in the case of any proposed nomination for election or re-election as a director, (I) the name and residence address of the person or persons to be nominated, (II) a description of all arrangements or understandings between such shareholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such shareholder, (III) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors and (IV) the written consent of each nominee to be named in a proxy statement and to serve as a director of the corporation if so elected; and (E) in the case of any other business that such shareholder proposes to bring before the meeting, (I) a brief description of the business desired to be brought before the meeting and, if such business includes a proposal to amend these bylaws, the language of the proposed amendment, (II) such shareholder's and beneficial owner's or owners' reasons for conducting such business at the meeting and (III) any material interest in such business of such shareholder and beneficial owner or owners.

          (iii)  Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Section 2.14 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least seventy (70) days prior to the date of the Annual Meeting in the immediately preceding year, a shareholder's notice required by this Section 2.14 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

        (b)   Special Meetings.    Only such business shall be conducted at a Special Meeting as shall have been described in the notice of meeting sent to shareholders pursuant to Section 2.04 of these bylaws. Nominations of persons for election to the Board of Directors may be made at a Special Meeting at which directors are to be elected pursuant to such notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the corporation who (A) is a shareholder of record at the time of giving of such notice of meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in this Section 2.14. Any shareholder desiring to nominate persons for election to the Board of Directors at such a Special Meeting shall cause a written notice to be received by the Secretary of the corporation at the principal offices of the corporation not earlier than ninety days prior to such Special Meeting and not later than the close of business on the later of (x) the 60th day prior to such Special Meeting and (y) the 10th day following the day on which public announcement is first made of the date of such Special Meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. Such written notice shall be signed by the shareholder of record who intends to make the nomination (or his, her or its duly authorized proxy or other representative), shall bear the date of signature of such shareholder (or proxy or other representative) and shall set forth: (A) the name and address, as they appear on the corporation's books, of such shareholder and the beneficial owner or owners, if any, on whose behalf the nomination is made; (B) the class and number of shares of the corporation which are beneficially owned by such shareholder or beneficial owner or owners; (C) a representation that such shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination specified in the notice; (D) the name and residence address of the person or persons to be nominated; (E) a description of all arrangements or understandings between such shareholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such shareholder; (F) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors; and (G) the written consent of each nominee to be named in a proxy statement and to serve as a director of the corporation if so elected.

        (c)   General.

            (i)  Only persons who are nominated in accordance with the procedures set forth in this Section 2.14 shall be eligible to serve as directors. Only such business shall be conducted at an Annual Meeting or Special Meeting as shall have been brought before such meeting in accordance with the procedures set forth in this Section 2.14. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.14 and, if any proposed nomination or business is not in compliance with this Section 2.14, to declare that such defective proposal shall be disregarded.

           (ii)  For purposes of this Section 2.14, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

          (iii)  Notwithstanding the foregoing provisions of this Section 2.14, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.14. Nothing in this Section 2.14 shall be deemed to limit the corporation's obligation to include shareholder proposals in its proxy statement if such inclusion is required by Rule 14a-8 under the Exchange Act.

ARTICLE III. BOARD OF DIRECTORS

        3.01    General Powers, Classification and Number.     All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of, the Board of Directors. The number of directors of the corporation shall be eight (8). All directors shall be members of a single class.

        3.02    Tenure and Qualifications.     Each director shall hold office until the next Annual Meeting and until his or her successor shall have been duly elected and, if necessary, qualified, or until there is a decrease in the number of directors which takes effect after the expiration of his or her term, or until his or her prior retirement, death, resignation or removal. A director may be removed from office only as provided in the articles of incorporation at a meeting of the shareholders called for the purpose of removing the director, and the meeting notice shall state that the purpose, or one of the purposes, of the meeting is removal of the director. A director may resign at any time by delivering written notice which complies with the Wisconsin Business Corporation Law to the Board of Directors, to the Chairman of the Board or to the corporation. A director's resignation is effective when the notice is delivered unless the notice specifies a later effective date. Directors need not be residents of the State of Wisconsin or shareholders of the corporation. No other restrictions, limitations or qualifications may be imposed on individuals for service as a director.

        3.03    Chairman of the Board.     The Board of Directors may elect a director as the Chairman of the Board. The Chairman of the Board shall, when present, preside at all meetings of the shareholders and of the Board of Directors, may call meetings of the shareholders and the Board of Directors, shall advise and counsel with the management of the corporation, and shall perform such other duties as set forth in these bylaws and as determined by the Board of Directors. Except as provided in this Section 3.03, the Chairman shall be neither an officer nor an employee of the corporation by virtue of his or her election and service as Chairman of the Board; provided, however, the Chairman may be an officer of the corporation. The Chairman may use the title Chairman or Chairman of the Board interchangeably.

        3.04    Regular Meetings.     A regular meeting of the Board of Directors shall be held without other notice than this bylaw immediately after the Annual Meeting and each adjourned session thereof. The place of such regular meeting shall be the same as the place of the Annual Meeting which precedes it, or such other suitable place as may be announced at such Annual Meeting. The Board of Directors may provide, by resolution, the date, time and place, either within or without the State of Wisconsin, for the holding of additional regular meetings of the Board of Directors without other notice than such resolution.

        3.05    Special Meetings.     Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board, the Chief Executive Officer or the President, or any three (3) directors. The Chairman of the Board, the Chief Executive Officer or the President may fix any place, either within or without the State of Wisconsin, as the place for holding any special meeting of the Board of Directors, and if no other place is fixed the place of the meeting shall be the principal office of the corporation in the State of Wisconsin.

        3.06    Notice; Waiver.     Notice of each meeting of the Board of Directors (unless otherwise provided in or pursuant to Section 3.04 of these bylaws) shall be given by written or oral notice delivered or communicated in person, by telephone (including voicemail, answering machine or answering service), telegraph, teletype, facsimile, electronic mail or other form of wire or wireless communication (including electronic transmission), or by mail or private carrier that guarantees delivery on or before the next business day to each director at his or her business address or at such other address (including electronic mail address) as such director shall have designated in writing filed with the Secretary, in each case not less than forty-eight (48) hours prior to the meeting. The notice need not describe the purpose of the meeting of the Board of Directors or the business to be transacted at such meeting. If mailed, such notice shall be deemed to be effective when deposited in the United States mail so addressed, with postage thereon prepaid. If notice is given by telegram, such notice shall be deemed to be effective when the telegram is delivered to the telegraph company. If notice is given by facsimile, electronic mail or other form of wire or wireless communication or electronic transmission, such notice shall be deemed to be effective when sent to the provided facsimile number, electronic mail address or other wire or wireless or electronic transmission address. If notice is given by private carrier, such notice shall be deemed to be effective when delivered to the private carrier. Whenever any notice whatever is required to be given to any director of the corporation under the articles of incorporation or these bylaws or any provision of the Wisconsin Business Corporation Law, a waiver thereof in writing, signed at any time, whether before or after the date and time of meeting, by the director entitled to such notice shall be deemed equivalent to the giving of such notice. The corporation shall retain any such waiver as part of the permanent corporate records. A director's attendance at or participation in a meeting waives any required notice to him or her of the meeting unless the director at the beginning of the meeting or promptly upon his or her arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

        3.07    Quorum.     Except as otherwise provided by the Wisconsin Business Corporation Law or by the articles of incorporation or these bylaws, a majority of the number of directors specified in Section 3.01 of these bylaws shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. In the event that there are only three directors then in office, a quorum for the transaction of business at any meeting of the Board of Directors shall consist of one-third of the number of directors specified in Section 3.01 of these bylaws. Except as otherwise provided by the Wisconsin Business Corporation Law or by the articles of incorporation or by these bylaws, a quorum of any committee of the Board of Directors created pursuant to Section 3.13 of these bylaws shall consist of a majority of the number of directors appointed to serve on the committee. A majority of the directors present (though less than such quorum) may adjourn any meeting of the Board of Directors or any committee thereof, as the case may be, from time to time without further notice.

        3.08    Manner of Acting.     The affirmative vote of a majority of the directors present at a meeting of the Board of Directors or a committee thereof at which a quorum is present shall be the act of the Board of Directors or such committee, as the case may be, unless the Wisconsin Business Corporation Law, the articles of incorporation or these bylaws require the vote of a greater number of directors.

        3.09    Conduct of Meetings.     The Chairman of the Board, and in his or her absence, the Chief Executive Officer, and in his or her absence, the President, and in his or her absence, the Executive Vice-President, if any, and in his or her absence, a Vice President in the order provided under Section 4.09 of these bylaws, and in their absence, any director chosen by the directors present, shall call meetings of the Board of Directors to order and shall act as chairperson of the meeting. The Secretary of the corporation shall act as secretary of all meetings of the Board of Directors but in the absence of the Secretary, the presiding officer may appoint any other person present to act as secretary of the meeting. Minutes of any regular or special meeting of the Board of Directors shall be prepared and distributed to each director.

        3.10    Vacancies.     Any vacancies occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled only as provided in the articles of incorporation. A vacancy that will occur at a specific later date, because of a resignation effective at a later date or otherwise, may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

        3.11    Compensation.     The Board of Directors, irrespective of any personal interest of any of its members, may establish reasonable compensation of all directors for services to the corporation as directors or may delegate such authority to an appropriate committee. The Board of Directors also shall have authority to provide for or delegate authority to an appropriate committee to provide for reasonable pensions, disability or death benefits, and other benefits or payments, to directors, officers and employees and to their estates, families, dependents or beneficiaries on account of prior services rendered by such directors, officers and employees to the corporation.

        3.12    Presumption of Assent.     A director who is present and is announced as present at a meeting of the Board of Directors or any committee thereof created in accordance with Section 3.13 of these bylaws, when corporate action is taken, assents to the action taken unless any of the following occurs: (a) the director objects at the beginning of the meeting or promptly upon his or her arrival to holding the meeting or transacting business at the meeting; (b) the director dissents or abstains from an action taken and minutes of the meeting are prepared that show the director's dissent or abstention from the action taken; (c) the director delivers written notice that complies with the Wisconsin Business Corporation Law of his or her dissent or abstention to the presiding officer of the meeting before its adjournment or to the corporation immediately after adjournment of the meeting; or (d) the director dissents or abstains from an action taken, minutes of the meeting are prepared that fail to show the director's dissent or abstention from the action taken, and the director delivers to the corporation a written notice of that failure that complies with the Wisconsin Business Corporation Law promptly after receiving the minutes. Such right of dissent or abstention shall not apply to a director who votes in favor of the action taken.

        3.13    Committees.     The Board of Directors by resolution adopted by the affirmative vote of a majority of all of the directors then in office may create one or more committees, appoint members of the Board of Directors to serve on the committees and designate other members of the Board of Directors to serve as alternates. Each committee shall have at least one member who shall, unless otherwise provided by the Board of Directors, serve at the pleasure of the Board of Directors. A committee may be authorized to exercise the authority of the Board of Directors, except that a committee may not do any of the following: (a) approve or recommend to shareholders for approval any action or matter expressly required by the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, to be submitted to shareholders for approval; and (b) adopt, amend or repeal any bylaw of the corporation. Unless otherwise provided by the Board of Directors in creating the committee, a committee may employ counsel, accountants and other consultants to assist it in the exercise of its authority.

        3.14    Telephonic Meetings.     Except as herein provided and notwithstanding any place set forth in the notice of the meeting or these bylaws, members of the Board of Directors (and any committees thereof created pursuant to Section 3.13 of these bylaws) may participate in regular or special meetings by, or through the use of, any means of communication by which all participants may simultaneously hear each other, such as by conference telephone. If a meeting is conducted by such means, then at the commencement of such meeting the presiding officer shall inform the participating directors that a meeting is taking place at which official business may be transacted. Any participant in a meeting by such means shall be deemed present in person at such meeting. Notwithstanding the foregoing, no action may be taken at any meeting held by such means on any particular matter which the presiding officer determines, in his or her sole discretion, to be inappropriate under the circumstances for action at a meeting held by such means. Such determination shall be made and announced in advance of such meeting.

        3.15    Action Without Meeting.     Any action required or permitted by the Wisconsin Business Corporation Law to be taken at a meeting of the Board of Directors or a committee thereof created pursuant to Section 3.13 of these bylaws may be taken without a meeting if the action is taken by all members of the Board or of the committee. The action shall be evidenced by one or more written consents describing the action taken, signed by each director or committee member and retained by the corporation. Such action shall be effective when the last director or committee member signs the consent, unless the consent specifies a different effective date.

ARTICLE IV. OFFICERS

        4.01    Number.     The principal officers of the corporation shall be a Chief Executive Officer, a President, an Executive Vice-President (if one is so elected by the Board of Directors), the number of Vice Presidents as authorized from time to time by the Board of Directors, a Secretary, and a Treasurer, each of whom shall be elected by the Board of Directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. The Board of Directors may also authorize any duly appointed officer to appoint one or more officers or assistant officers. Any two or more offices may be held by the same person.

        4.02    Election and Term of Office.     The officers of the corporation to be elected by the Board of Directors shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each Annual Meeting of the shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as is practicable. Each officer shall hold office until his or her successor shall have been duly elected or appointed or until his or her prior death, resignation or removal.

        4.03    Removal.     The Board of Directors may remove any officer and, unless restricted by the Board of Directors or these bylaws, an officer may remove any officer or assistant officer appointed by that officer, at any time, with or without cause and notwithstanding the contract rights, if any, of the officer removed. The appointment of an officer does not of itself create contract rights.

        4.04    Resignation.     An officer may resign at any time by delivering notice to the corporation that complies with the Wisconsin Business Corporation Law. The resignation shall be effective when the notice is delivered, unless the notice specifies a later effective date and the corporation accepts the later effective date.

        4.05    Vacancies.     A vacancy in any principal office because of death, resignation, removal, disqualification or otherwise, shall be filled by the Board of Directors for the unexpired portion of the term. If a resignation of an officer is effective at a later date as contemplated by Section 4.04 of these bylaws, the Board of Directors may fill the pending vacancy before the effective date if the Board provides that the successor may not take office until the effective date.

        4.06    Chief Executive Officer.     The Chief Executive Officer shall be the principal executive officer of the corporation and, subject to the control of the Board of Directors, shall in general supervise and control all of the business and affairs of the corporation. The Chief Executive Officer shall have authority, subject to such rules as may be prescribed by the Board of Directors, to appoint such agents and employees of the corporation as he or she shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the Chief Executive Officer. He or she shall have authority to sign, execute and acknowledge, on behalf of the corporation, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the corporation's regular business, or which shall be authorized by resolution of the Board of Directors; and, except as otherwise provided by law or the Board of Directors, he or she may authorize the President or Executive Vice-President or any Vice President or other officer or agent of the corporation to sign, execute and acknowledge such documents or instruments in his or her place and stead. In general, he or she shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Directors from time to time. In the absence or disability of the Chairman of the Board, or when that position is vacant, the Chief Executive Officer shall, when present, preside at all meetings of the shareholders and of the Board of Directors.

        4.07    President.     The President shall assist the Chief Executive Officer in exercising general supervision over the business and affairs of the corporation, and shall perform such other duties and have such authority as from time to time may be delegated or assigned to him or her by the Chief Executive Officer or by the Board of Directors. The President shall have authority, subject to the authority of the Chief Executive Officer and to such rules as may be prescribed by the Board of Directors, to appoint such agents and employees of the corporation as he or she shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the President. He or she shall have authority to sign, execute and acknowledge, on behalf of the corporation, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the corporation's regular business, or which shall be authorized by the Chief Executive Officer or by resolution of the Board of Directors; and, except as otherwise provided by law, the Chief Executive Officer or the Board of Directors, he or she may authorize the Executive Vice-President or any Vice President or other officer or agent of the corporation to sign, execute and acknowledge such documents or instruments in his or her place and stead. During the absence or disability of the Chief Executive Officer, or while that office is vacant, the President shall exercise all the powers and discharge all of the duties of the Chief Executive Officer.

        4.08    The Executive Vice-President.     The Executive Vice-President shall assist the Chief Executive Officer and the President in exercising general supervision over the business and affairs of the corporation, and shall perform such other duties and have such authority as from time to time may be delegated or assigned to him or her by the Chief Executive Officer, the President or by the Board of Directors. In the absence or disability of the President, the Executive Vice-President shall perform the duties and functions of the President.

        4.09    The Vice Presidents.     In the absence or disability of both the President and the Executive Vice-President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President may sign, with the Secretary or Assistant Secretary, certificates for shares of the corporation; and shall perform such other duties and have such authority as from time to time may be delegated or assigned to him or her by the Chief Executive Officer, the President or by the Board of Directors. The execution of any instrument of the corporation by any Vice President shall be conclusive evidence, as to third parties, of his or her authority to act in the stead of the President. The Board of Directors may designate any Vice President as being senior in rank or degree of responsibility and may accord such a Vice President an appropriate title designating his or her senior rank, such as "Senior Vice President." The Board of Directors may assign a certain Vice President responsibility for a designated group, division or function of the corporation's business and add an appropriate descriptive designation to his or her title.

        4.10    The Secretary.     The Secretary shall: (a) keep minutes of the meetings of the shareholders and of the Board of Directors (and of committees thereof) in one or more books provided for that purpose (including records of actions taken by the shareholders or the Board of Directors (or committees thereof) without a meeting); (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by the Wisconsin Business Corporation Law; (c) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all documents the execution of which on behalf of the corporation under its seal is duly authorized; (d) maintain or cause an authorized agent to maintain a record of the shareholders of the corporation, in a form that permits preparation of a list of the names and addresses of all shareholders, by class or series of shares and showing the number and class or series of shares held by each shareholder; (e) sign with the Chief Executive Officer, the President, the Executive Vice-President or a Vice President, certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of the stock transfer books of the corporation; and (g) in general perform all duties incident to the office of Secretary and have such other duties and exercise such authority as from time to time may be delegated or assigned by the Chief Executive Officer, the President , the Executive Vice-President or by the Board of Directors.

        4.11    The Treasurer.     The Treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the corporation; (b) maintain appropriate accounting records; (c) receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositaries as shall be selected in accordance with the provisions of Section 5.04 of these bylaws; and (d) in general perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the Chief Executive Officer, the President, the Executive Vice-President or by the Board of Directors. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board of Directors shall determine.

        4.12    Assistant Secretaries and Assistant Treasurers.     There shall be such number of Assistant Secretaries and Assistant Treasurers as the Board of Directors may from time to time authorize. The Assistant Secretaries may sign with the Chief Executive Officer, the President, the Executive Vice-President or a Vice President certificates for shares of the corporation the issuance of which shall have been authorized by a resolution of the Board of Directors. The Assistant Treasurers shall respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties and have such authority as shall from time to time be delegated or assigned to them by the Secretary or the Treasurer, respectively, or by the President or the Board of Directors.

        4.13    Other Assistants and Acting Officers.     The Board of Directors shall have the power to appoint, or to authorize any duly appointed officer of the corporation to appoint, any person to act as assistant to any officer, or as agent for the corporation in his or her stead, or to perform the duties of such officer whenever for any reason it is impracticable for such officer to act personally, and such assistant or acting officer or other agent so appointed by the Board of Directors or an authorized officer shall have the power to perform all the duties of the office to which he or she is so appointed to be an assistant, or as to which he or she is so appointed to act, except as such power may be otherwise defined or restricted by the Board of Directors or the appointing officer.

        4.14    Salaries.     The salaries of the principal officers shall be fixed from time to time by the Board of Directors or by a duly authorized committee thereof, and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a director of the corporation.

ARTICLE V. CONTRACTS, LOANS, CHECKS AND
DEPOSITS; SPECIAL CORPORATE ACTS

        5.01    Contracts.     The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute or deliver any instrument in the name of and on behalf of the corporation, and such authorization may be general or confined to specific instances. In the absence of other designation, all deeds, mortgages and instruments of assignment or pledge made by the corporation shall be executed in the name of the corporation by the Chief Executive Officer, the President, the Executive Vice-President or one of the Vice Presidents and by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer; the Secretary or an Assistant Secretary, when necessary or required, shall affix the corporate seal, if any, thereto; and when so executed no other party to such instrument or any third party shall be required to make any inquiry into the authority of the signing officer or officers.

        5.02    Loans.     No indebtedness for borrowed money shall be contracted on behalf of the corporation and no evidences of such indebtedness shall be issued in its name unless authorized by or under the authority of a resolution of the Board of Directors. Such authorization may be general or confined to specific instances.

        5.03    Checks, Drafts, etc.     All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by or under the authority of a resolution of the Board of Directors.

        5.04    Deposits.     All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositaries as may be selected by or under the authority of a resolution of the Board of Directors.

        5.05    Voting of Securities Owned by this Corporation.     Subject always to the specific directions of the Board of Directors, (a) any shares or other securities issued by any other corporation and owned or controlled by this corporation may be voted at any meeting of security holders of such other corporation by the Chief Executive Officer or the President of this corporation if any of them shall be present, or in their absence by the Executive Vice-President or any Vice President of this corporation who may be present, and (b) whenever, in the judgment of the Chief Executive Officer or President, or in their absence, of the Executive Vice-President or any Vice President, it is desirable for this corporation to execute a proxy or written consent in respect to any shares or other securities issued by any other corporation and owned by this corporation, such proxy or consent shall be executed in the name of this corporation by the Chief Executive Officer, the President, the Executive Vice-President or one of the Vice Presidents of this corporation, without necessity of any authorization by the Board of Directors, affixation of corporate seal, if any, or countersignature or attestation by another officer. Any person or persons designated in the manner above stated as the proxy or proxies of this corporation shall have full right, power and authority to vote the shares or other securities issued by such other corporation and owned by this corporation the same as such shares or other securities might be voted by this corporation.

ARTICLE VI. CERTIFICATES FOR SHARES; TRANSFER OF SHARES

        6.01    Certificates for Shares.     Certificates representing shares of the corporation shall be in such form, consistent with the Wisconsin Business Corporation Law, as shall be determined by the Board of Directors. Such certificates shall be signed by the Chief Executive Officer, the President, the Executive Vice-President or a Vice President and by the Secretary or an Assistant Secretary. All certificates for shares shall be consecutively numbered or otherwise identified. The Board of Directors may authorize the issuance of any of its classes or series of shares without certificates. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation. All certificates surrendered to the corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except as provided in Section 6.06 of these bylaws. To the extent required by the Wisconsin Business Corporation Law, within a reasonable time after the issuance or transfer of shares without a certificate, the corporation shall send to the registered owner thereof a written notice that shall set forth (a) the name of the corporation; (b) that the corporation is organized under the laws of the State of Wisconsin; (c) the name of the shareholder; (d) the number and class (and the designation of the series, if any) of the shares represented; (e) if applicable, a summary of the designations, relative rights, preferences and limitation applicable to each class, and, if applicable, the variations in rights, preferences and limitations determined for each series and the authority of the Board of Directors to determine variations for future series (or a conspicuous statement that upon written request the corporation will furnish the shareholder with this information without charge); and (f) if applicable, any restrictions on the transfer or registration of such shares of stock imposed by the articles of incorporation, these bylaws, any agreement among shareholders or any agreement between shareholders and the corporation.

        6.02    Seal, Facsimile Signatures and Electronic Signatures.     The seal of the corporation, if any, on any certificates for shares may be a facsimile. The signature of the Chief Executive Officer, the President, the Executive Vice-President or Vice President and the Secretary or Assistant Secretary upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent, or a registrar, other than the corporation itself or an employee of the corporation. Unless otherwise prohibited by law, any document that requires a manual, facsimile or other form of signature or that is given effect with a manual, facsimile or other form of signature under these bylaws may be signed or given effect with an electronic signature (as defined in Section 137.04 of the Wisconsin Statutes) if the electronic signature meets all of the following requirements:

        (a)   The electronic signature is unique to the person using it.

        (b)   The electronic signature is capable of verification.

        (c)   The electronic signature is under the sole control of the person using it.

        (d)   The electronic signature is linked to the document to which it is attached or associated in such a manner that, if the document is altered after the electronic signature is created, the electronic signature is invalidated.

        6.03    Signature by Former Officers.     The validity of a share certificate is not affected if a person who signed the certificate (either manually, by facsimile or by electronic transmission) no longer holds office when the certificate is issued.

        6.04    Transfer of Shares.     Prior to due presentment of a certificate for shares for registration of transfer the corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise to have and exercise all the rights and powers of an owner. Where a certificate for shares is presented to the corporation with a request to register for transfer, the corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if (a) there were on or with the certificate the necessary endorsements, or, with respect to uncertificated shares, proper transfer instructions are received; and (b) the corporation had no duty to inquire into adverse claims or has discharged any such duty. The corporation may require reasonable assurance that such endorsements or transfer instructions are genuine and effective and compliance with such other regulations as may be prescribed by or under the authority of the Board of Directors.

        6.05    Restrictions on Transfer.     The face or reverse side of each certificate representing shares shall bear a conspicuous notation of any restriction imposed by the corporation upon the transfer of such shares.

        6.06    Lost, Destroyed or Stolen Certificates.     The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the person requesting such new certificate or certificates, or his or her legal representative, to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

        6.07    Consideration for Shares.     The Board of Directors may authorize shares to be issued for consideration consisting of any tangible or intangible property or benefit to the corporation, including cash, promissory notes, services performed, contracts for services to be performed or other securities of the corporation. Before the corporation issues shares, the Board of Directors shall determine that the consideration received or to be received for the shares to be issued is adequate. The determination of the Board of Directors is conclusive insofar as the adequacy of consideration for the issuance of shares relates to whether the shares are validly issued, fully paid and nonassessable. The corporation may place in escrow shares issued in whole or in part for a contract for future services or benefits, a promissory note, or other property to be issued in the future, or make other arrangements to restrict the transfer of the shares, and may credit distributions in respect of the shares against their purchase price, until the services are performed, the benefits or property are received or the promissory note is paid. If the services are not performed, the benefits or property are not received or the promissory note is not paid, the corporation may cancel, in whole or in part, the shares escrowed or restricted and the distributions credited.

        6.08    Stock Regulations.     The Board of Directors shall have the power and authority to make all such further rules and regulations not inconsistent with law as it may deem expedient concerning the issue, transfer and registration of shares of the corporation.

        6.09    No Nominee Procedures.     The corporation has not established, and nothing in these bylaws shall be deemed to establish, any procedure by which a beneficial owner of the corporation's shares that are registered in the name of a nominee is recognized by the corporation as a shareholder under Section 180.0723 of the Wisconsin Business Corporation Law.

ARTICLE VII. SEAL

        7.01    The Board of Directors may provide for a corporate seal for the corporation.

ARTICLE VIII. FISCAL YEAR

        8.01    The fiscal year of the corporation shall be from January 1 to December 31.

ARTICLE IX. INDEMNIFICATION

        9.01    Certain Definitions.     All terms used in this Article IX and not otherwise hereinafter defined in this Article IX shall have the meaning set forth in Section 180.0850 of the Wisconsin Business Corporation Law (the "Statute"). The following terms (including any plural forms thereof) used in this Article IX are defined as follows:

          (a)   "Affiliate" shall include, without limitation, any Person (including without limitation an employee benefit plan or trust) that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Corporation.

          (b)   "Authority" shall mean the entity selected by the Director or Officer or Covered Person to determine his or her right to indemnification pursuant to Section 9.04 of this Article IX.

          (c)   "Board of Directors" shall mean the entire then elected and serving Board of Directors of the Corporation, including all members thereof who are Parties to the subject Proceeding or any related Proceeding.

          (d)   "Breach of Duty" shall mean the Director or Officer or Covered Person breached or failed to perform his or her duties to the Corporation and his or her breach of or failure to perform those duties is determined, in accordance with Section 9.04 of this Article IX, to constitute misconduct under Section 180.0851(2)(a) 1, 2, 3 or 4 of the Statute.

          (e)   "Corporation," as used herein and as defined in the Statute and incorporated by reference into the definitions of certain other capitalized terms used herein, shall mean the corporation, including, without limitation, any successor corporation or entity to the corporation by way of merger, consolidation or acquisition of all or substantially all of the capital stock or assets of the corporation.

          (f)    "Covered Person" shall mean any trustee of any employee benefit plan of the Corporation, and any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or trust.

          (g)   "Director or Officer" shall have the meaning set forth in the Statute; provided, that, for purposes of this Article IX, it shall be conclusively presumed that any Director or Officer serving as a director, officer, partner, trustee, member of any governing or decision-making committee, employee or agent of an Affiliate shall be so serving at the request of the Corporation.

          (h)   "Disinterested Quorum" shall mean a quorum of the Board of Directors who are not Parties to the subject Proceeding or any related Proceeding.

          (i)    "Party" shall have the meaning set forth in the Statute; provided, that, for purposes of this Article IX, the term "Party" shall also include any Director or Officer, Covered Person or employee of the Corporation who is or was a witness in a Proceeding at a time when he or she has not otherwise been formally named a Party thereto.

          (j)    "Person" shall mean any individual, partnership, limited liability partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person under Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (k)   "Proceeding" shall have the meaning set forth in the Statute; provided, that, in accordance with Section 180.0859 of the Statute and for purposes of this Article IX, the term "Proceeding" shall also include all Proceedings (i) brought under (in whole or in part) the Securities Act of 1933, as amended, the Exchange Act, their respective state counterparts, and/or any rule or regulation promulgated under any of the foregoing; (ii) brought before an Authority or otherwise to enforce rights hereunder; (iii) any appeal from a Proceeding; and (iv) any Proceeding in which the Director or Officer or Covered Person is a plaintiff or petitioner because he or she is a Director or Officer or Covered Person; provided, however, that any such Proceeding under this subsection (iv) must be authorized by a majority vote of a Disinterested Quorum.

          (l)    "Statute" shall mean Sections 180.0850 through 180.0859, inclusive, of the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, as the same shall then be in effect, including any amendments thereto, but, in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than the Statute permitted or required the Corporation to provide prior to such amendment.

        9.02    Mandatory Indemnification of Directors and Officers and Covered Persons.     To the fullest extent permitted or required by the Statute, the Corporation shall indemnify a Director or Officer or Covered Person against all Liabilities incurred by or on behalf of such Director or Officer or Covered Person in connection with a Proceeding in which the Director or Officer or Covered Person is a Party because he or she is a Director or Officer or Covered Person.

        9.03    Procedural Requirements.

          (a)   A Director or Officer or Covered Person who seeks indemnification under Section 9.02 of this Article IX shall make a written request therefor to the Corporation. Subject to subsection (b) of this Section 9.03, within sixty (60) days of the Corporation's receipt of such request, the Corporation shall pay or reimburse the Director or Officer or Covered Person for the entire amount of Liabilities incurred by the Director or Officer or Covered Person in connection with the subject Proceeding (net of any Expenses previously advanced pursuant to Section 9.05 of this Article IX).

          (b)   No indemnification shall be required to be paid by the Corporation pursuant to Section 9.02 of this Article IX if, within such sixty-day period, (i) a Disinterested Quorum, by a majority vote thereof, determines that the Director or Officer or Covered Person requesting indemnification engaged in misconduct constituting a Breach of Duty or (ii) a Disinterested Quorum cannot be obtained.

          (c)   In either case of nonpayment pursuant to subsection (b) of this Section 9.03, the Board of Directors shall immediately authorize by resolution that an Authority, as provided in Section 9.04 of this Article IX, determine whether the conduct of the Director or Officer or Covered Person constituted a Breach of Duty and, therefore, whether indemnification should be denied hereunder.

          (d)   (i) If the Board of Directors does not authorize an Authority to determine the Director's or Officer's or Covered Person's right to indemnification hereunder within such sixty-day period and/or (ii) if indemnification of the requested amount of Liabilities is paid by the Corporation, then it shall be conclusively presumed for all purposes that a Disinterested Quorum has affirmatively determined that the Director or Officer or Covered Person did not engage in misconduct constituting a Breach of Duty and, in the case of clause (i) above (but not clause (ii)), indemnification by the Corporation of the requested amount of Liabilities shall be paid to the Director or Officer or Covered Person immediately.

        9.04    Determination of Indemnification.

          (a)   If the Board of Directors authorizes an Authority to determine a Director's or Officer's or Covered Person's right to indemnification pursuant to Section 9.03 of this Article IX, then the Director or Officer or Covered Person requesting indemnification shall have the absolute discretionary authority to select one of the following as such Authority:

            (i)    An independent legal counsel; provided, that such counsel shall be mutually selected by such Director or Officer or Covered Person and by a majority vote of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board of Directors;

            (ii)   A panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in Milwaukee, Wisconsin; provided, that (A) one arbitrator shall be selected by such Director or Officer or Covered Person, the second arbitrator shall be selected by a majority vote of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board of Directors, and the third arbitrator shall be selected by the two previously selected arbitrators, and (B) in all other respects (other than this Article IX), such panel shall be governed by the American Arbitration Association's then existing Commercial Arbitration Rules; or

            (iii)  A court pursuant to and in accordance with Section 180.0854 of the Statute.

          (b)   In any such determination by the selected Authority there shall exist a rebuttable presumption that the conduct of the Director or Officer or Covered Person did not constitute a Breach of Duty and that indemnification against the requested amount of Liabilities is required. The burden of rebutting such a presumption by clear and convincing evidence shall be on the Corporation or such other party asserting that such indemnification should not be allowed.

          (c)   The Authority shall make its determination within sixty (60) days of being selected and shall submit a written opinion of its conclusion simultaneously to both the Corporation and the Director or Officer or Covered Person.

          (d)   If the Authority determines that indemnification is required hereunder, then the Corporation shall pay the entire requested amount of Liabilities (net of any Expenses previously advanced pursuant to Section 9.05 of this Article IX), including interest thereon at a reasonable rate, as determined by the Authority, within ten (10) days of receipt of the Authority's opinion; provided, that, if it is determined by the Authority that a Director or Officer or Covered Person is entitled to indemnification against Liabilities' incurred in connection with some claims, issues or matters, but not as to other claims, issues or matters, involved in the subject Proceeding, the Corporation shall be required to pay (as set forth above) only the amount of such requested Liabilities as the Authority shall deem appropriate in light of all of the circumstances of such Proceeding.

          (e)   The determination by the Authority that indemnification is required hereunder shall be binding upon the Corporation regardless of any prior determination that the Director or Officer or Covered Person engaged in a Breach of Duty.

          (f)    All Expenses incurred in the determination process under this Section 9.04 by either the Corporation or the Director or Officer or Covered Person, including, without limitation, all Expenses of the selected Authority, shall be paid by the Corporation.

        9.05    Mandatory Allowance of Expenses.

          (a)   The Corporation shall pay or reimburse from time to time or at any time, within ten (10) days after the receipt of the Director's or Officer's or Covered Person's written request therefor, the reasonable Expenses of the Director or Officer or Covered Person as such Expenses are incurred; provided, the following conditions are satisfied:

            (i)    The Director or Officer or Covered Person furnishes to the Corporation an executed written certificate affirming his or her good faith belief that he or she has not engaged in misconduct that constitutes a Breach of Duty; and

            (ii)   The Director or Officer or Covered Person furnishes to the Corporation an unsecured executed written agreement to repay any advances made under this Section 9.05 if it is ultimately determined by an Authority that he or she is not entitled to be indemnified by the Corporation for such Expenses pursuant to Section 9.04 of this Article IX.

          (b)   If the Director or Officer or Covered Person must repay any previously advanced Expenses pursuant to this Section 9.05, then such Director or Officer or Covered Person shall not be required to pay interest on such amounts.

        9.06    Indemnification and Allowance of Expenses of Certain Others.

          (a)   The Board of Directors may, in its sole and absolute discretion as it deems appropriate, pursuant to a majority vote thereof, indemnify a director or officer of an Affiliate (who is not otherwise serving as a Director or Officer or Covered Person) against all Liabilities, and shall advance the reasonable Expenses, incurred by such director or officer in a Proceeding to the same extent hereunder as if such director or officer incurred such Liabilities because he or she was a Director or Officer or Covered Person, if such director or officer is a Party thereto because he or she is or was a director or officer of the Affiliate.

          (b)   The Corporation shall indemnify an employee of the Corporation who is not a Director or Officer or Covered Person, to the extent that he or she has been successful on the merits or otherwise in defense of a Proceeding, for all reasonable Expenses incurred in the Proceeding if the employee was a Party because he or she was an employee of the Corporation.

          (c)   The Board of Directors may, in its sole and absolute discretion as it deems appropriate, pursuant to a majority vote thereof, indemnify (to the extent not otherwise provided in subsection (b) of this Section 9.06) against Liabilities incurred by, and/or provide for the allowance of reasonable Expenses of, an employee or authorized agent of the Corporation acting within the scope of his or her duties as such and who is not otherwise a Director or Officer or Covered Person.

        9.07    Insurance.     The Corporation may purchase and maintain insurance on behalf of a Director or Officer or Covered Person or any individual who is or was an employee or authorized agent of the Corporation against any Liability asserted against or incurred by such individual in his or her capacity as such or arising from his or her status as such, regardless of whether the Corporation is required or permitted to indemnify against any such Liability under this Article IX.

        9.08    Notice to the Corporation.     A Director or Officer, Covered Person or employee shall promptly notify the Corporation in writing when he or she has actual knowledge of a Proceeding that may result in a claim of indemnification against Liabilities or allowance of Expenses hereunder, but the failure to do so shall not relieve the Corporation of any liability to the Director or Officer, Covered Person or employee hereunder unless the Corporation shall have been irreparably prejudiced by such failure (as determined, in the case of Directors or Officers or Covered Persons only, by an Authority selected pursuant to Section 9.04(a) of this Article IX).

        9.09    Severability.     If any provision of this Article IX shall be deemed invalid or inoperative, or if a court of competent jurisdiction determines that any of the provisions of this Article IX contravene public policy, then this Article IX shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such provisions that are invalid or inoperative or that contravene public policy shall be deemed, without further action or deed by or on behalf of the Corporation, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable; it being understood that it is the Corporation's intention to provide the Directors and Officers and Covered Persons with the broadest possible protection against personal liability allowable under the Statute.

        9.10    Nonexclusivity of Article IX.     The rights of a Director or Officer, Covered Person or employee (or any other person) granted under this Article IX shall not be deemed exclusive of any other rights to indemnification against Liabilities or allowance of Expenses to which the Director or Officer, Covered Person or employee (or such other person) may be entitled under any written agreement, Board of Director resolution, vote of shareholders of the Corporation or otherwise, including, without limitation, under the Statute. Nothing contained in this Article IX shall be deemed to limit the Corporation's obligations to indemnify against Liabilities or allow Expenses to a Director or Officer, Covered Person or employee under the Statute.

        9.11    Contractual Nature of Article IX; Repeal or Limitation of Rights.     This Article IX shall be deemed to be a contract between the Corporation and each Director or Officer, Covered Person and employee of the Corporation, and any repeal or other limitation of this Article IX or any repeal or limitation of the Statute or any other applicable law shall not limit any rights of indemnification against Liabilities or allowance of Expenses then existing or arising out of events, acts or omissions occurring prior to such repeal or limitation, including, without limitation, the right to indemnification against Liabilities or allowance of Expenses for Proceedings commenced after such repeal or limitation to enforce this Article IX with regard to acts, omissions or events arising prior to such repeal or limitation.

ARTICLE X. AMENDMENTS

        10.01    By Shareholders.     Except as otherwise provided in the articles of incorporation or these bylaws, these bylaws may be amended or repealed and new bylaws may be adopted by the shareholders at any Annual Meeting or Special Meeting at which a quorum is in attendance.

        10.02    By Directors.     Except as otherwise provided by the Wisconsin Business Corporation Law or the articles of incorporation, these bylaws may also be amended or repealed and new bylaws may be adopted by the Board of Directors by affirmative vote of a majority of the number of directors present at any meeting at which a quorum is in attendance; provided, however, that the shareholders in adopting, amending or repealing a particular bylaw may provide therein that the Board of Directors may not amend, repeal or readopt that bylaw.

        10.03    Implied Amendments.     Any action taken or authorized by the shareholders or by the Board of Directors which would be inconsistent with the bylaws then in effect but which is taken or authorized by affirmative vote of not less than the number of shares or the number of directors required to amend the bylaws so that the bylaws would be consistent with such action shall be given the same effect as though the bylaws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.

Annex E

QUAD/GRAPHICS, INC.

AUDIT COMMITTEE CHARTER

I.     Statement of Purpose and Responsibilities

        The Board of Directors shall have an Audit Committee (the "Committee"). The Committee shall provide assistance to, and discharge certain responsibilities of, the Board of Directors (the "Board") of Quad/Graphics, Inc. (the "Company") in overseeing the reliability of financial reporting, the effectiveness of internal control over financial reporting, the process for monitoring compliance with corporate codes of conduct, control of the internal auditors and audit functions and control and the independence of the external auditors and audit functions.

        While the Committee has the responsibilities and functions set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with United States generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations.

        The Committee's primary responsibilities and functions shall be to:

  A.
  Evaluate the performance of independent auditors and be directly responsible for the appointment, compensation, retention and oversight of the independent auditors, who are ultimately accountable to the Committee and the Board.

  B.
  Review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor.

  C.
  Review and discuss with the independent auditors the scope of their audit.

  D.
  Discuss with the independent auditors and management the Company's accounting principles, policies and practices and its reporting policies and practices, including any such principles, policies and practices that may be viewed as critical, and review and discuss any significant changes in the Company's accounting principles, policies and practices and its reporting policies and practices.

  E.
  Review and discuss with the independent auditors and management any regulatory accounting initiatives and their impact on the Company's financial statements and the material financial arrangements of the Company that do not appear on the financial statements.

  F.
  Review and discuss with the independent auditors and Company management the Company's audited annual financial statements and the results of the annual audit, including any difficulties encountered in the course of the audit work and any disagreements with management, and the Company's interim financial statements and Management's Discussion and Analysis included in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

  G.
  Discuss with the independent auditors the items required to be disclosed by the auditors pursuant to AU Sections 380 and 722 of the Public Company Accounting Oversight Board (the "PCAOB"), as amended, and consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting and alternative United States generally accepted accounting principles provisions that have been discussed with management.

  H.
  Discuss with the independent auditors and the Company's internal auditor the adequacy of the Company's or any of its subsidiaries' accounting, financial and operational controls and the effectiveness of the Company's internal control over financial reporting, and management's report, when required, and the independent auditors' attestation relating thereto, required by Sarbanes-Oxley Act Section 404 and the related rules of the United States Securities and Exchange Commission and the PCAOB.

  I.
  Discuss with the Company's internal auditor the audit plan and results of internal audits and initiate such accounting principles, policies and practices, and reporting policies and practices as it may deem necessary or proper.

  J.
  Establish policies concerning the provision of non-audit services by the independent auditors. Consider whether the independent auditors' provision of non-audit services is compatible with maintaining the independent auditors' independence.

  K.
  Review any reports to shareholders containing financial information, quarterly earnings press releases and other financial information and earnings guidance, if any, provided to external parties.

  L.
  Discuss with management the Company's risk assessment and risk management guidelines, policies and processes and oversee risks relating to the financial statements and financial reporting process.

  M.
  Ensure that the independent auditors submit periodic reports to the Committee delineating all relationships between the independent auditor and the Company, and recommend that the Board take appropriate action to satisfy itself of the independence of the independent auditors.

  N.
  Review and approve or ratify (if appropriate) any transactions in which the Company is a participant and in which a director, nominee for director, executive officer or 5% shareholder thereof, or any "family member" (as defined under Section II below) of the foregoing, that involve an aggregate value or amount in excess of $120,000.

  O.
  Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The status of all outstanding complaints or concerns addressed to the Committee shall be reported to the Board on a quarterly basis.

  P.
  Prepare for inclusion in the Company's proxy statement relating to the annual meeting of shareholders the annual Audit Committee Report required by the rules of the United States Securities and Exchange Commission and, in connection therewith, receive the written disclosures from the independent auditor describing relationships the auditor has with the Company, as required by the applicable requirements of the PCAOB regarding the independent auditor's communications with the Committee concerning independence, discuss with the independent auditor the independent auditor's independence and recommend to the Board whether the audited annual financial statements should be included in the Annual Report on Form 10-K.

  Q.
  Set policies concerning the hiring by the Company of employees or former employees of the independent auditor.

II.    Membership

        The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be an independent director. As used herein, no person shall be considered an "independent director" unless such person:

  A.
  Is not and has not been employed by the Company or any of its affiliates within the last three calendar years.

  B.
  Does not accept (or have a family member who accepts) any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the past three years, other than compensation for Board or committee service or certain benefits relating to prior service.

  C.
  Is not, and does not have a family member who is, a partner, controlling shareholder or executive officer of any organization to which the Company made, or from which the Company received, payments for property or services that exceed 2% of the organization's annual revenues, or $200,000, whichever is more, in the current or any of the past three fiscal years.

  D.
  Is not a current partner or employee of the independent auditor; does not have a family member who is a current partner of the independent auditor or a current employee of the independent auditor who personally works on the Company's audit; and was not, and does not have a family member who was, a partner or employee of the independent auditor who personally worked on the listed company's audit within the last three years.

  E.
  Is not, and does not have a family member who is, employed as an executive of another corporation in which any of the Company's executives serves or served within the past three years on that corporation's compensation committee.

  F.
  Is not a family member of an individual who is, or has been within the last three calendar years, an executive officer of the Company or any of its affiliates.

        For purposes of this Charter, a "family member" includes a person's spouse, parents, children, siblings, mothers-in-law and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home.

        In addition to the above, no Committee member may (i) receive any consulting, advisory or other compensatory fees from the Company, other than Board or committee fees and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service); or (ii) own more than 10% of any class of the Company's outstanding shares of capital stock.

        The members of the Committee shall be elected annually by a majority vote of the Board and any vacancies on the Committee shall be filled by a majority vote of the Board. The Board may remove any or all members of the Committee at any time in its sole discretion. All members of the Committee shall be financially literate and at least one member of the Committee shall have accounting or related financial management expertise qualifying such person as an "audit committee financial expert" under the rules of the United States Securities and Exchange Commission.

        Unless a Chair is appointed by the full Board, the members of the Committee may designate a Chair by a majority vote of the full Committee membership. The affirmative vote of a majority of the full Committee membership shall be the act of the Committee, unless the Wisconsin Business Corporation Law, the Articles of Incorporation of the Company or its Bylaws require the vote of a greater number of directors or the entire Board. The Committee shall not have the authority to delegate any of its responsibilities or duties as enumerated in this Charter to any subcommittees

III.  Meetings

        The Committee shall meet at least four times annually, or more frequently as circumstances dictate, or if requested by the Chief Executive Officer, Chief Financial Officer or any Committee member. The Committee shall meet at least once each calendar year in executive session, without Company management present. The Committee may retain outside advisors as it deems necessary or appropriate to assist it in carrying out its duties, may request such advisors to attend any meeting and to provide such pertinent information as the Committee may request, and may conduct or authorize investigations into any matters within the scope of its responsibilities. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of or consultants to the Committee. Subsequent to each Committee meeting, a report of the actions taken by the Committee shall be made to the Board of Directors.

IV.    Funding and Other Matters

  A.
  Funding.    The Company shall provide appropriate funding, as determined by the Committee, to compensate the Company's independent auditor and any advisors engaged by the Committee and to pay ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

  B.
  Charter and Self-Assessment.    The Committee shall review its charter at least annually and update it as necessary, and perform an annual self-assessment relating to the Committee's purpose, duties and responsibilities.

  C.
  Legal and Business Risks.    The Committee shall review with the Company's counsel legal matters that could have a material impact on the Company's financial statements, and shall discuss the Company's process for identifying and managing significant business and financial risk exposures and steps taken by management to control or mitigate those exposures.

QUAD/GRAPHICS, INC.

FINANCE COMMITTEE CHARTER

I.     Statement of Purpose and Responsibilities

        The Board of Directors shall have a Finance Committee (the "Committee"). The Committee shall provide assistance to, and where appropriate discharge certain responsibilities of, the Board of Directors of QUAD/GRAPHICS, INC. (the "Company") relating to the capital structure, means of financing, selection of lenders, cash flow modeling, interest rate sensitivity and similar matters so as to achieve the long-range plans of the Company.

II.    Membership

        The Committee shall be composed of two or more directors as determined by the Board. The members shall be elected annually by a majority vote of the Board and any vacancies on the Committee shall be filled by a majority vote of the Board. The Board may remove any or all members of the Committee at any time in its sole discretion.

        Unless a Chair is appointed by the full Board, the members of the Committee may designate a Chair by a majority vote of the full Committee membership. The affirmative vote of a majority of the full Committee membership shall be the act of the Committee, unless the Wisconsin Business Corporation Law, the Articles of Incorporation of the Company or its by-laws require the vote of a greater number of directors or the entire Board. The Committee shall not have the authority to delegate any of its responsibilities or duties as enumerated in this Charter to any subcommittees.

III.  Meetings

        The Committee shall meet as frequently as circumstances dictate, or if requested by the Chief Executive Officer, Chief Financial Officer or any Committee member. The Committee may ask members of management, or others whose advice and counsel are relevant to the issues then being considered by the Committee, to attend any meeting and to provide such pertinent information as the Committee may request. Subsequent to each Committee meeting, a report of the actions taken by the Committee shall be made to the Board.

QUAD/GRAPHICS, INC.

COMPENSATION COMMITTEE CHARTER

I.     Statement of Purpose and Responsibilities

        The Board of Directors shall have a Compensation Committee (the "Committee"). The Committee shall provide assistance to, and discharge certain responsibilities of, the Board of Directors (the "Board") of Quad/Graphics, Inc. (the "Company") in overseeing the design and administration of the Company's executive and director compensation programs, ensuring that the Company's officers, management group and directors are compensated in furtherance of the Company's overall compensation objectives, evaluating the performance of the management group, and overseeing succession planning for the management group.

        The Committee's primary responsibilities and functions shall be to:

  A.
  Determine and approve the Company's compensation philosophy.

  B.
  Review, monitor, administer and establish (or, in the case of the Chief Executive Officer, recommend to the Board) the annual salary, bonuses and other compensation and benefits, direct and indirect, of the executive officers (the "Executive Officers").

  C.
  Establish incentive compensation plans for the Executive Officers, make any determinations required to be made by the Board or a committee of the Board under such plans and review and approve (or, in the case of the Chief Executive Officer, recommend to the Board) corporate and other goals and objectives relevant to the compensation of the Executive Officers.

  D.
  Evaluate Executive Officer performance in light of the established goals and objectives and determine and approve (or, in the case of the Chief Executive Officer, recommend to the Board) the Executive Officers' compensation levels based on this evaluation.

  E.
  Review and approve (or, in the case of the Chief Executive Officer, recommend to the Board) the terms of offer letters, employment agreements, severance agreements, change—in—control agreements, indemnification agreements and other material agreements between the Company and the Executive Officers.

  F.
  Administer and periodically review and approve or make recommendations to the Board concerning the compensation and human resources policies, programs and plans of the Company, including management development and succession plans and the Company's stock option and other incentive plans.

  G.
  Review and make recommendations to the Board concerning director compensation to align directors' interests with the long-term interests of the Company's shareholders.

  H.
  Determine stock ownership guidelines for the Executive Officers and directors and monitor compliance with such guidelines.

  I.
  On an annual basis, prepare a report regarding Executive Officer compensation for inclusion in the Company's annual proxy statement. This report shall include the information required by the applicable rules of the United States Securities and Exchange Commission.

  J.
  On an annual basis, review and evaluate the Company's policies and practices in compensating employees, including non-Executive Officers, as they relate to risk management practices and risk-taking incentives.

  K.
  Make regular reports to the Board.

  L.
  Review and reassess annually the Committee's performance and the adequacy of this Charter, and recommend any proposed changes to the Board for approval.

  M.
  Establish subcommittees and delegate authority to such subcommittees if the Committee determines it is desirable to accomplish the duties and responsibilities of the Committee.

II.    Membership

        The Committee shall be composed of two or more directors as determined by the Board, who need not be "independent" as defined by the rules of the national securities exchange in the United States on which the Company's class A common stock is listed pursuant to an exemption for "controlled companies" provided by the rules of such exchange. The members of the Committee shall be elected annually by a majority vote of the Board and any vacancies on the Committee shall be filled by a majority vote of the Board. The Board may remove any or all members of the Committee at any time in its sole discretion.

        Unless a Chair is appointed by the full Board, the members of the Committee may designate a Chair by a majority vote of the full Committee membership. The affirmative vote of a majority of the full Committee membership shall be the act of the Committee, unless the Wisconsin Business Corporation Law, the Articles of Incorporation of the Company or its Bylaws require the vote of a greater number of directors or the entire Board. The Committee shall have the authority to establish subcommittees and delegate authority to such subcommittees if the Committee determines it is desirable to accomplish the duties and responsibilities of the Committee.

III.  Meetings

        The Committee shall meet as frequently as circumstances dictate, or if requested by the Chief Executive Officer or any Committee member. The Committee may ask members of management, or others whose advice and counsel are relevant to the issues then being considered by the Committee, to attend any meeting and to provide such pertinent information as the Committee may request. Subsequent to each Committee meeting, a report of the actions taken by the Committee shall be made to the Board.

IV.    Advisors

        The Committee shall have the authority to retain one or more compensation consultants for the purpose of assisting in the evaluation of and providing recommendations with respect to compensation of the Executive Officers (including the Chief Executive Officer). The Committee shall have sole authority to approve the consultant's fees and other retention terms and to terminate the engagement, and shall review annually the fees paid by the Company to the consultant for all services provided to the Company and the structural safeguards to assure the independence of the consultant. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

Annex F

SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

190.
(1)     Right to dissent—Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

(a)
amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b)
amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c)
amalgamate otherwise than under section 184;

(d)
be continued under section 188;

(e)
sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f)
carry out a going-private transaction or a squeeze-out transaction.

(2)
Further right—A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

(2.1)
If one class of shares—The right to dissent described in subsection (2) applies even if there is only one class of shares.

(3)
Payment for shares—In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

(4)
No partial dissent—A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5)
Objection—A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

(6)
Notice of resolution—The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

(7)
Demand for payment—A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a)
the shareholder's name and address;

(b)
the number and class of shares in respect of which the shareholder dissents; and

(c)
a demand for payment of the fair value of such shares.

(8)
Share certificate—A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

(9)
Forfeiture—A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section. G-1

(10)
Endorsing certificate—A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

(11)
Suspension of rights—On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a)
the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b)
the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c)
the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder's rights are reinstated as of the date the notice was sent.

(12)
Offer to pay—A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a)
a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b)
if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(13)
Same terms—Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

(14)
Payment—Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(15)
Corporation may apply to court—Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

(16)
Shareholder application to court—If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

(17)
Venue—An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

(18)
No security for costs—A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

(19)
Parties—On an application to a court under subsection (15) or (16),

(a)
all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b)
the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

(20)
Powers of court—On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

(21)
Appraisers—A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(22)
Final order—The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

(23)
Interest—A court may in its discretion allows reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(24)
Notice that subsection applies—If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(25)
Effect where subsection (26) applies—If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a)
withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b)
retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(26)
Limitation—A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)
the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b)
the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

Annex G

S U P E R I O R    C O U R T

CANADA
PROVINCE OF QUÉBEC
DISTRICT OF MONTRÉAL

(Commercial Division)

No: 500-11-038960-106

Montréal, May 17, 2010

PRESENT:                        THE HONOURABLE CLAUDINE ROY, J.S.C.

IN THE MATTER OF AN ARRANGEMENT PROPOSED BY WORLD COLOR PRESS INC. PURSUANT TO SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT

–
and –

WORLD COLOR PRESS INC., a legal person duly incorporated under the laws of Canada, having its head office at 999 de Maisonneuve Boulevard West, Suite 1100, Montréal, Québec, H3A 3L4.

Applicant

–
and –

QUAD/GRAPHICS, INC., a legal person duly incorporated under the laws of the State of Wisconsin, having its head office at N63 W23075 Highway 74, Sussex, Wisconsin, 53089-2827, U.S.A.

–
and –

HOLDERS OF COMMON SHARES OF WORLD COLOR PRESS INC.

–
and –

HOLDERS OF CLASS A CONVERTIBLE PREFERRED SHARES, SERIES I WARRANTS, SERIES II WARRANTS, DEFERRED SHARE UNITS, AND RESTRICTED SHARE UNITS OF WORLD COLOR PRESS INC.

–
and –

COMPUTERSHARE TRUST COMPANY OF CANADA, as escrow agent under the escrow agreement dated as of July 21, 2009

–
and –

ERNST & YOUNG INC., in its capacity as Court-appointed Monitor of Quebecor World Inc. (now World Color Press Inc.) et al. pursuant to the provisions of the Companies' Creditors Arrangement Act

–
and –

THE DIRECTOR UNDER THE CBCA, as appointed pursuant to Section 260 of the Canada Business Corporations Act, located at Industry Canada, Complexe Jean-Edmonds South, 365 Laurier Avenue West, 9th Floor, Ottawa, Ontario, K1A 0C8

Mise-en-cause

INTERIM ORDER

[1]
CONSIDERING Applicant's Application for Interim and Final Orders with respect to an Arrangement concerning World Color Press Inc. (the "Application") and the affidavit of John V. Howard, dated May 15, 2010, in support thereof;

[2]
CONSIDERING the representations made by Counsel for the Applicant;

[3]
CONSIDERING Section 192 of the Canada Business Corporations Act, R.S.C., 1985, c. C-44 (the "CBCA");

FOR THESE REASONS, THE COURT:

[4]
GRANTS the Application for Interim Order with respect to an Arrangement;

[5]
DECLARES that, for the purposes of the Interim Order, all capitalized terms used but not otherwise defined have the meaning ascribed thereto in the Arrangement Agreement between World Color Press Inc. ("WCPI") and Quad/Graphics, Inc. ("Quad/Graphics") dated as of January 25, 2010, Appendix "A-1" to the WCPI Management Information Circular (the "Circular"), Exhibit P-1;

[6]
DISPENSES the Applicant from any obligation to describe at length the names of the holders of WCPI common shares (the "Common Shares") (the "Common Shareholders") and of the holders of WCPI preferred shares (the "Preferred Shares") (the "Preferred Shareholders"), as well as of the holders of warrants to purchase Common Shares (the "Warrantholders"), of the holders of deferred share units of WCPI ("DSUs") and of the holders of restricted share units of WCPI ("RSUs") (together with the Common Shareholders and Preferred Shareholders, the "Securityholders") in the description of the Mis-en-cause;

[7]
ORDERS that all Securityholders be deemed parties, as Mis-en-cause, to the present proceedings and be bound by the terms of any Order to be rendered herein;

[8]
DISPENSES the Applicant from serving the Application, except to the Director under the CBCA (the "Director");

As to the Meeting

[9]
DECLARES that the Applicant shall be permitted to call, hold and conduct a special meeting of Common Shareholders and Preferred Shareholders (the "Meeting") to consider, among other things, and if deemed advisable to pass, with or without variation, a special resolution (the "Arrangement Resolution") substantially in the same form as set forth in Exhibit A of Annex A-1 to the Circular, Exhibit P-1, or as subsequently modified, to authorize, approve and adopt an arrangement concerning WCPI and Quad/Graphics (the "Arrangement"), substantially in the same form as set forth in the Plan of Arrangement (the "Plan of Arrangement") as set forth in Annex A-2 to the Circular, Exhibit P-1, or as subsequently modified;

[10]
ORDERS that the Meeting be held on June 25, 2010 at the time and place mentioned in the Notice of Special Meeting of Shareholders (the "Notice of Meeting") contained in the Circular, Exhibit P-1, unless postponed or adjourned to another date, as contemplated in paragraph 35 below;

[11]
ORDERS that, subject to the terms of this Interim Order and any further Order of the Court, the Meeting be called, held and conducted in accordance with the Notice of Meeting, the CBCA, and in accordance with the terms, restrictions and conditions of WCPI's restated articles of incorporation and by-laws as in effect as of the date of the Arrangement Agreement, including quorum requirements, provided that the quorum for the Meeting shall be holders (irrespective of the number of persons actually present at the meeting) present in person or represented by proxy of not less than 10% of the aggregate number of outstanding Common Shares and Preferred Shares entitled to vote at the Meeting (excluding, for greater certainty, the Escrowed Shares);

As to the Arrangement

[12]
DECLARES that the Applicant is authorized, subject to the terms of the Arrangement Agreement and without additional notice to the Securityholders, to amend, modify and/or supplement the Arrangement and the Plan of Arrangement at any time and from time to time (before and after the Meeting and prior to the Effective Date) in accordance with the Plan of Arrangement, and that the Arrangement and the Plan of Arrangement, as so amended, modified and/or supplemented, shall be the Arrangement and the Plan of Arrangement to be submitted to the Common Shareholders and the Preferred Shareholders at the Meeting and shall be the subject of the Arrangement Resolution;

As to the forms of proxy and the solicitation of proxies

[13]
DECLARES that the Applicant is authorized to use the forms of proxy in substantially the same forms as Exhibit P-2 ("Forms of Proxy"), subject to WCPI's ability to insert dates and other relevant information in the final Forms of Proxy;

[14]
DECLARES that the Applicant is authorized to use the letters of transmittal in substantially the same forms as in Exhibit P-3 ("Letters of Transmittal");

[15]
ORDERS that the procedure for the use of proxies at the Meeting shall be as set out in the Circular, Exhibit P-1, provided that WCPI may in its discretion waive generally or change the time limits for the deposit of proxies by Common Shareholders and Preferred Shareholders;

[16]
ORDERS that the Applicant is authorized, at its expense, to solicit proxies on behalf of the management of WCPI, directly and through its officers, directors and employees, and through such agents or representatives as it may retain for that purpose, and by mail or such other forms of communications as it may determine;

[17]
ORDERS that Common Shareholders and Preferred Shareholders shall be entitled to revoke their proxies in accordance with section 148(4) of the CBCA (except as the procedures of that section are varied by this paragraph and the Plan of Arrangement), provided that any instruments in writing delivered pursuant to subparagraph 148(4)(a)(i) of the CBCA: (a) must be deposited at the registered office of WCPI or with the transfer agent of WCPI as set out in the Circular, Exhibit P-1; and (b) any such instruments must be received by WCPI or its transfer agent not later than 5:00 p.m. (Montreal time) on the Business Day immediately preceding the Meeting (or any adjournment or postponement thereof);

As to the documents to be sent to those entitled to notice of the Meeting and/or the Application

[18]
ORDERS that notice of the Meeting be given, and service of the present Application be made by mailing or delivering, in the manner hereinafter described and to the persons hereinafter specified in paragraph 23, a copy of the following documents (collectively, the "Meeting Materials"):

a)
the Circular, together with its schedules, all in substantially the same form as Exhibit P-1;

b)
the Notice of Meeting, substantially in the same form included in the Circular, Exhibit P-1;

c)
the Forms of Proxy, substantially in the same form as Exhibit P-2;

d)
the Letters of Transmittal, substantially in the same form as Exhibit P-3; and

  e)
  Notice of Presentation of the Application for Final Order, substantially in the same form as Exhibit P-4;

  with such amendments thereto as counsel for Applicant may advise are necessary or desirable (including the proposed date of the presentation of the Final Order), provided that such amendments are not inconsistent with the terms of the Interim Order, as well as:

  f)
  a copy of the Application, and

  g)
  a copy of the Interim Order;

[19]
ORDERS that notice and service of the present Application be made by mailing or delivering, in the manner hereinafter described and to the persons hereinafter specified in paragraph 24, a copy of the following documents (collectively, the "Court Materials"):

a)
the Circular, together with its schedules, all in substantially the same form as Exhibit P-1;

b)
Notice of Presentation of the Application for Final Order, substantially in the same form as Exhibit P-4;

  with such amendments thereto as counsel for the Applicant may advise are necessary or desirable (including the proposed date of the presentation of the Application for the Final Order), provided that such amendments are not inconsistent with the terms of the Interim Order, as well as:

  c)
  a copy of the Application, and

  d)
  a copy of the Interim Order;
[20]
DECLARES that, subject to the provisions of the Arrangement Agreement, the Applicant may make such additions, amendments or revision to the Meeting Materials or Court Materials as it determines to be appropriate (the "Additional Material"), which shall be distributed by the method and in the time determined by WCPI to be most practicable in the circumstances. For greater certainty, the Applicant may not make additions, amendments or revision to the Interim Order, save where leave to vary the Interim Order has been granted by this Court as contemplated in paragraph 43 below;

As to the Record Date for notice and voting

[21]
DECLARES that the Record Date for the determination of Common Shareholders and Preferred Shareholders entitled to receive the Meeting Materials, notice of the Meeting and to vote on the Arrangement Resolution is 5:00 p.m. (Eastern time) on May 17, 2010 (the "Record Date");

As to persons entitled to notice of the Meeting

[22]
DECLARES that the only persons entitled to receive notice of the Meeting shall be the registered Common Shareholders and registered Preferred Shareholders as they may appear on the records of WCPI as at the close of business on the Record Date (the "Registered Shareholders"), and non-registered Common Shareholders and Preferred Shareholders ("Non-registered Shareholders"), pursuant to and in conformity with National Instrument 54-101—Communication with Beneficial Owners of Securities of a Reporting Issuer and, in Québec, with Regulation 54-101—Respecting Communications with Beneficial Owners of Securities of a Reporting Issuer (collectively "NI 54-101") and the directors and auditors of WCPI;

As to notice of the Meeting and service of the Application

[23]
ORDERS that the Meeting Materials shall be distributed not later than twenty-one (21) days prior to the date established for the Meeting:

a)
in the case of Registered Shareholders, other than Computershare Trust Company of Canada, (in its capacity as escrow agent (the "Escrow Agent") pursuant to an escrow agreement ("the Escrow Agreement") dated as of July 21, 2009 between WCPI and the Escrow Agent) in respect of the Escrowed Shares held by it pursuant to the terms of the Escrow Agreement by mailing same by prepaid first class mail or by delivering same in person or by recognized courier service to such persons, at their addresses as they may appear on the records of WCPI as at that time;

b)
in the case of Non-registered Shareholders, by providing sufficient copies of the Meeting Materials to intermediaries and registered nominees in a timely manner, in accordance with NI 54-101;

c)
in the case of the directors of WCPI, by delivering same in person or by recognized courier service addressed to the individual directors; and

d)
in the case of the auditors of WCPI, by delivering same in person or by recognized courier service addressed to the firm of auditors;

[24]
ORDERS that the Court Materials shall be distributed:

a)
to Securityholders, other than those Common Shareholders and Preferred Shareholders specified in paragraph 23, by any method permitted for notice to Registered Shareholders as set forth in paragraph 23, concurrently with the distribution described in paragraph 23 of this Interim Order, at their addresses as they appear in the books and records of WCPI as of the Record Date;

b)
to the Escrow Agent by delivering same in person or by recognized courier service, and/or by the method provided for in the Escrow Agreement not later than twenty-one (21) days prior to the date established for the Meeting;

c)
to Ernst & Young Inc., in its capacity as Court-appointed Monitor of Quebecor World Inc. (now WCPI) et al. (the "Monitor") pursuant to the provisions of the Companies' Creditors Arrangement Act, by delivering same in person or by recognized courier service, not later than twenty-one (21) days prior to the date established for the Meeting; and

d)
to the Director, by delivering same in person or by recognized courier service, not later than twenty-one (21) days prior to the date established for the Meeting;

[25]
DECLARES that such mailing or delivery of the Meeting Materials, Court Materials and Additional Material constitutes good and sufficient service and notice thereof of the Meeting and the Application, and good and sufficient Notice of Presentation of the Application for Final Order on all Securityholders, whether those persons reside within Québec or within another jurisdiction. Further, no other form of service of the Meeting Materials, the Court Materials or any Additional Material or any portion thereof need to be made, or notice given or other material served in respect of these proceedings and/or the Meeting to the persons set forth in paragraphs 23 and 24 of this Interim Order or to any other person;

[26]
DECLARES that the accidental failure or omission to give notice of the Meeting to, or the non-receipt of such notice by, one or more of the persons specified in the Interim Order shall not invalidate any resolution passed at the Meeting or the proceedings herein, and shall not constitute a breach of the Interim Order, provided that if any such failure or omission is brought to the attention of WCPI, WCPI shall use reasonable efforts to address such failure or omission by the method and in the time it determines to be most reasonably practicable in the circumstances;

[27]
ORDERS that a copy of the Meeting Materials distributed pursuant to the Interim Order shall be filed in the Court record following distribution thereof;

As to deemed receipt and service of Meeting Materials

[28]
DECLARES that the Meeting Materials, Court Materials and Additional Material shall be deemed, for the purposes of the present proceedings, to have been received by persons entitled to notice of the Meeting, and to have been served on all Securityholders, the Escrow Agent, the Monitor and the Director, if distributed in accordance with paragraphs 23 to 27 above;

As to the rights of dissent of Shareholders

[29]
ORDERS that, except as otherwise provided in this Order, all registered Common Shareholders (other than the Escrow Agent as holder of the Escrowed Shares as at the time specified in paragraph (b) below) be entitled to exercise rights of dissent ("Dissent Rights") and appraisal in accordance with and in compliance with section 190 of the CBCA (except as the procedures of that section are modified by the Interim Order) and the Plan of Arrangement, and to seek fair value for their Common Shares, provided that any such Common Shareholder wishing to dissent:

a)
may not vote in favour of the Arrangement Resolution;

b)
must have as a condition precedent thereto, notwithstanding section 190(5) of the CBCA, provided a written dissent notice objecting to the Arrangement Resolution to WCPI by no later than 5:00 p.m. (Montréal time) on the Business Day that is prior to the date of the Meeting, or, if the Meeting is adjourned or postponed, 5:00 p.m. (Montréal time) on the Business Day that is prior to the date of such adjourned or postponed Meeting; and

c)
except as otherwise provided for in this Interim Order, must strictly comply with section 190 of the CBCA. For the purposes of these proceedings, the "court" referred to in section 190 of the CBCA means the Superior Court of Québec, district of Montréal;

[30]
DECLARES that, in addition to any other restrictions in Section 190 of the CBCA and notwithstanding any other provision of this Interim Order or the CBCA, the following are not entitled to exercise Dissent Rights: the Escrow Agent as holder(s) of the Escrowed Shares, holders of RSUs, holders of DSUs, Preferred Shareholders, Warrantholders, non-registered Common Shareholders and Common Shareholders who vote in favour of the Arrangement Resolution;

[31]
DECLARES that eligible registered Common Shareholders who duly and validly exercise their Dissent Rights shall be deemed to have transferred their Common Shares, without any further act or formality on their part, free and clear of all Encumbrances, in accordance with the Plan of Arrangement and such Common Shareholders who:

(i)
are ultimately determined to be entitled to be paid fair value for their Common Shares shall be entitled to a payment of cash equal to such fair value, as of the date one Business Day prior to the approval of the Arrangement Resolution and will not be entitled to any other payment or consideration, including shares of Acquiror Class A Common Stock had such Common Shareholders not exercised their Dissent Rights; or

(ii)
are ultimately determined not to be entitled, for any reason to be paid fair value for their Common Shares shall have participated and shall be deemed to have participated in the Arrangement as at the Effective Time, on the same basis as a non-dissenting Common Shareholder in accordance with the Plan of Arrangement, but in no case shall WCPI, Quad/Graphics or any other person be required to recognize such dissenting shareholders as a Common Shareholder after the Effective Time and the name of each such dissenting shareholder shall be deleted from the register of WCPI's Common Shareholders as at the Effective Time in accordance with the Plan of Arrangement.

[32]
DECLARES that a registered Common Shareholder who has submitted a dissent notice and who votes in favour of the Arrangement Resolution shall no longer be considered a dissenting shareholder with respect to the Common Shares voted in favour of the Arrangement Resolution, and that a vote against the Arrangement Resolution or an abstention shall not constitute a dissent notice;

As to persons entitled to attend and to vote at the Meeting

[33]
DECLARES that the only persons entitled to attend or be heard at the Meeting as it may be adjourned or postponed shall be:

a)
the Registered Shareholders, subject to the provisions of this Interim Order and subject to the provisions of the CBCA and applicable securities legislation, regulation and policy statements;

b)
duly appointed proxy holders;

c)
the officers, directors, auditors and advisors of WCPI;

d)
representatives and advisors of Quad/Graphics;

e)
the Monitor;

f)
the Director; and

g)
other persons with the permission of the Chair of the Meeting;

[34]
DECLARES that the only persons entitled to vote on the Arrangement Resolution at the Meeting, either in person or by proxy, shall be the Registered Shareholders as they may appear on the records of WCPI as at the close of business on the Record Date (other than holders of Escrowed Shares), subject to the provisions of this Interim Order and subject to the provisions of the CBCA and applicable securities legislation;

As to the Meeting and to the vote on the Arrangement Resolution

[35]
ORDERS that the Meeting be conducted at the time and location specified in the Notice of Meeting, and DECLARES that WCPI, if it deems it advisable, be specifically authorized to adjourn (whether or not quorum is present) or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of Common Shareholders or Preferred Shareholders respecting the adjournment or postponement, and without the need for additional approval of this Court, subject to the terms of the Arrangement Agreement. Notice of any such adjournment or postponement shall be given by such method as WCPI may determine is appropriate in the circumstances;

[36]
DECLARES that the vote required to pass the Arrangement Resolution, with or without variation, shall be the affirmative vote of at least two-thirds of the votes cast on the Arrangement Resolution by those Common Shareholders (other than the Escrow Agent as holder of the Escrowed Shares) and Preferred Shareholders present in person or represented by proxy at the Meeting, voting together as a single class, with each Common Share (other than the Escrowed Shares) entitling the holder thereof to one vote and each Preferred Share entitling the holder thereof to that number of votes to which such holder is entitled on the Record Date for the Meeting pursuant to the restated articles of incorporation of WCPI; and further DECLARES that such vote shall be sufficient to authorize WCPI to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan of Arrangement on a basis consistent with that disclosed in the Circular, Exhibit P-1;

[37]
DECLARES that for the purposes of the vote on the Arrangement Resolution, any spoiled votes, illegible votes, defective votes and abstentions shall be deemed not to be votes cast by Common Shareholders or Preferred Shareholders; and further ORDERS that proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution;

As to conditional conversion of Preferred Shares

[38]
DECLARES that the Applicant, subject to the terms of the Arrangement Agreement, and notwithstanding the provisions of the restated articles of incorporation of WCPI, may provide for and give effect to arrangements for the conditional conversion of the Preferred Shares into Common Shares, conditional on the consummation of the Arrangement, and any Preferred Shares that participate in accordance with such arrangements shall be converted into Common Shares at the time and in the manner provided for in such arrangements;

As to Appearances and contestation of the Final Order

[39]
ORDERS that any Securityholder or other interested person wishing to appear on Applicant's Application for Final Order shall:

a)
file an Appearance with the Clerk of the Superior Court of Québec, 1 Notre-Dame Street East, Montréal, Québec, H2Y 1B6, Commercial Division, judicial District of Montréal and serve same on Applicant's counsel, Osler, Hoskin & Harcourt LLP (Attention: George R. Hendy, 1000 de la Gauchetière West, 21st floor, Montréal, Québec, H3B 4W5), and on counsel of record for Quad/Graphics, no later than 5 Business Days before the date of the Meeting;

b)
if such Appearance is filed with a view to contest such Application or to make representations in relation thereto, file a written contestation or written representations, as the case may be, supported, as to the facts, by affidavit(s) and exhibit(s), if any, with the aforementioned Clerk of the Superior Court of Québec, 1 Notre-Dame Street East, Montréal, Québec, H2Y 1B6, Commercial Division, judicial district of Montréal and serve same on Applicant's counsel, Osler, Hoskin & Harcourt LLP (Attention: George R. Hendy, 1000 de la Gauchetière West, 21st floor, Montréal, Québec, H3B 4W5), and on counsel of record for Quad/Graphics, no later than 3 Business Days before the date of the Meeting;

    failing which no contestation of the Application for Final Order, nor representations in relation thereto, shall be permitted, unless authorized by the Court;

As to precedence

[40]
ORDERS that, to the extent of any inconsistency or discrepancy with respect to the matters provided for in this Interim Order, between this Interim Order and the terms of any instrument vesting, governing or collateral to the Common Shares, Preferred Shares, RSUs, DSUs, or the restated articles of incorporation or by-laws of WCPI, this Interim Order shall govern;

As to presentation of the Final Order

[41]
DECLARES that, upon the approval by Common Shareholders (other than the Escrow Agent as holder of the Escrowed Shares) and Preferred Shareholders of the Arrangement Resolution in the manner set forth in this Interim Order, the Applicant may apply to this Court for final approval of the Arrangement pursuant to this Notice of Application on June 28, 2010 or at another date pursuant to an amendment to the Notice of Presentation of the Application for Final Order, Exhibit P-4, as provided for in paragraphs 18 and 19 above;

[42]
DECLARES that, in the event the Application for Final Order does not proceed on the date set forth in the Notice of Presentation of the Application for Final Order, Exhibit P-4, and is postponed or adjourned, only those persons who served and filed an Appearance in accordance with paragraph 39 shall be entitled to be given notice of the new date of presentation;

As to modifications

[43]
DECLARES that the Applicant shall be entitled to seek leave to vary the Interim Order upon such terms and upon giving such notice as this Court may decide;

As to procedural matters

[46]
DECLARES that this Court respectfully seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the U.S. or elsewhere to act in aid of and to assist this Court in carrying out the terms of the Interim Order, and that John V. Howard or any director of WCPI is authorized, as necessary, to act as a representative of WCPI in connection therewith;

[47]
ORDERS provisional execution of the Interim Order notwithstanding appeal and without the necessity of furnishing security;

[48]
THE WHOLE without costs, save and except in case of contestation.

/s/ Claudine Roy, J.S.C. Honourable Claudine Roy, J.S.C.

NOTICE OF PRESENTATION OF THE FINAL ORDER

        TAKE NOTICE that World Color Press Inc. (the "Applicant") has filed an Application for Interim and Final Orders with respect to an Arrangement (the "Application") before the Superior Court of Québec, District of Montréal.

        The Application will be presented for adjudication on the final order contained therein (the "Final Order") to the Superior Court for the judicial District of Montréal, in Room 16.12 of the Montréal Courthouse, located at 1 Notre-Dame East, in Montréal (Québec), on June 28, 2010, at 9:15 a.m., or as soon thereafter as Counsel may be heard.

        Pursuant to the interim order issued by the Superior Court of Québec on May 17, 2010 (the "Interim Order"), if you wish to appear or be represented before the Court, you will be required to file an Appearance form at the office of the Clerk of the Superior Court for the judicial District of Montréal on or before June 16, 2010 and to serve a copy of the said Appearance form within the same time limit on Applicant's Counsel, at the following address:

OSLER, HOSKIN & HARCOURT LLP
c/o MeGeorge R. Hendy
1000 De La Gauchetière Street West, Suite 2100
Montréal, Québec H3B 4W5

        If you wish to contest the issuance by the Court of the Final Order, or make representations in relation thereto, you will be required, pursuant to the Interim Order, to prepare written representations containing the reasons why the Court should not issue the Final Order. This written Contestation must be supported as to the facts by affidavit(s), and exhibit(s) if any, and must be filed with the office of the Clerk of the Superior Court of the District of Montréal on or before June 18, 2010, and served within the same time limit on Applicant's Counsel, at the above-mentioned address.

        TAKE FURTHER NOTICE that, if you do not file an Appearance form and a written Contestation within the above-mentioned time limits, you will not be entitled to contest the Final Order or make representations before the Court, unless authorized by the Court.

        If you wish to make representations or contest the issuance by the Court of the Final Order, it is important that you take action within the time limits indicated herein.

PLEASE ACT ACCORDINGLY.

MONTRÉAL, May 17, 2010
/s/ Osler, Hoskin & Harcourt LLP OSLER, HOSKIN & HARCOURT LLP Attorneys for the Applicant

CANADA PROVINCE OF QUÉBEC DISTRICT OF MONTRÉAL	SUPERIOR COURT (Commercial Division) Canada Business Corporations Act, R.S.C. 1985, c. C-44 (the "CBCA")
No.: 500-11-	IN THE MATTER OF A PROPOSED ARRANGEMENT BY :
WORLD COLOR PRESS INC., a legal person incorporated under the CBCA, having its head office at 999 de Maisonneuve Boulevard West, Suite 1100, in the City and District of Montréal, Province of Québec, H3A 3L4
Applicant
– and –
QUAD/GRAPHICS, INC., a legal person duly incorporated under the Laws of the State of Wisconsin, having its head office at N63 W23075 Highway 74, Sussex, Wisconsin, United States of America 53089-2827
– and –
HOLDERS OF COMMON SHARES OF WORLD COLOR PRESS INC.
– and –
HOLDERS OF CLASS A CONVERTIBLE PREFERRED SHARES, SERIES I WARRANTS, SERIES II WARRANTS, DEFERRED SHARE UNITS, AND RESTRICTED SHARE UNITS OF WORLD COLOR PRESS INC.
– and –
COMPUTERSHARE TRUST COMPANY OF CANADA, as escrow agent under the escrow agreement dated as of July 21, 2009, having an office at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1
– and –
ERNST & YOUNG INC., in its capacity as Court-appointed Monitor of Quebecor World Inc. (now World Color Press Inc.) et al. pursuant to the provisions of the Companies' Creditors Arrangement Act, having an office at 800 René-Lévesque Boulevard West, Suite 1900, Montréal, Québec, H3B 1X9
– and –
THE DIRECTOR UNDER THE CBCA, having an office at Complexe Jean-Edmonds South, 9th Floor, 365 Laurier Avenue West, Ottawa, Ontario, K1A 0C8.
Mis-en-cause

APPLICATION FOR INTERIM AND FINAL ORDERS WITH RESPECT TO AN ARRANGEMENT
(Sections 192 and 248 of the CBCA and Sections 2, 20, 33 and 46 of the Code of Civil Procedure)

TO ONE OF THE HONOURABLE JUDGES OF THE SUPERIOR COURT, SITTING IN COMMERCIAL DIVISION, IN AND FOR THE JUDICIAL DISTRICT OF MONTRÉAL, THE APPLICANT RESPECTFULLY SUBMITS THE FOLLOWING:

I.
INTRODUCTION

A.
Overview of the Arrangement

1.
This is an Application pursuant to sections 192(3) and 192(4) of the CBCA, for an Interim Order and a Final Order approving the proposed arrangement of World Color Press Inc. ("WCPI") (the "Arrangement").

2.
The Arrangement provides that Quad/Graphics, Inc. ("Quad/Graphics") will acquire WCPI.

3.
As part of the Arrangement, holders of WCPI common shares (the "Common Shareholders") will receive shares of Quad/Graphics class A common stock equal to a specified exchange ratio, and may also receive a cash amount, depending on the aggregate cash amount paid to holders of other WCPI securities and other Equity Interests. Any outstanding WCPI Class A Convertible Preferred Shares ("WCPI Preferred Shares") that are not converted into WCPI common shares prior to the amalgamation will be redeemed for cash at the redemption price determined in accordance with the terms of the restated articles of incorporation of WCPI as in effect on January 25, 2010 on the Effective Date of the Arrangement.

4.
If approved, the results of the Arrangement will be as follows:

(a)
the existing shareholders of Quad/Graphics are expected to continue to own approximately 60% of the outstanding capital stock of Quad/Graphics; and

(b)
the existing shareholders of WCPI (with the exception of those holders of WCPI Preferred Shares (the "Preferred Shareholders") who elect not to convert and instead have their WCPI Preferred Shares redeemed and the Common Shareholders who have validly exercised their dissent right) are expected to own approximately 40% of the outstanding capital stock of Quad/Graphics.

5.
In addition, in connection with the Arrangement, the shareholders of Quad/Graphics will receive certain cash payments and the Common Shareholders may receive a cash payment depending on the aggregate cash amount paid to holders of other WCPI securities and other Equity Interests.

6.
The Arrangement will permit the WCPI shareholders to participate in the realization of the economic and operating synergies and other benefits anticipated to result from the combination of Quad/Graphics and WCPI.

7.
The terms of the Arrangement are more particularly described in the Plan of Arrangement (the "Plan of Arrangement") attached as Appendix "A" to the draft form of the proxy circular (the "Circular"), a copy of which is disclosed herewith as Exhibit P-1.

8.
All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the arrangement agreement between Quad/Graphics and WCPI dated as of January 25, 2010 (the "Arrangement Agreement"). For convenience, references to the steps in the Plan of Arrangement have been omitted in describing the treatment of Common Shareholders, Preferred Shareholders and others in the Arrangement. Unless otherwise stated herein, dollar amounts are expressed in United States of America ("U.S.") currency.

B.
Overview of this Application

9.
The Applicant makes this Application to the Court for, inter alia:

(a)
an interim order (the "Interim Order") under subsection 192(4) of the CBCA for the calling, holding and conduct of the shareholders' meeting (as defined below, the "Meeting"), and certain ancillary relief; and

(b)
a final order (the "Final Order") under subsection 192(4) of the CBCA approving the Plan of Arrangement.

10.
The Applicant requests that, in connection with the Interim Order, the Court set the record date (the "Record Date") for establishing the right to vote at the Meeting. The Record Date is proposed to be 5:00 p.m. (Eastern time) on May 17, 2010.

11.
The Meeting is proposed to be held on or about June 25, 2010, and the hearing of this Application, for the purpose of seeking the issuance of the Final Order, is proposed to be held on or about June 28, 2010. If approved, and provided that all conditions precedent to closing are either satisfied or waived, the Arrangement is expected to be completed on or about July 1, 2010.

12.
In support of this Application, the Applicant files the following draft documents:

(a)
the Circular, Exhibit P-1, including the following documents:

(i)
the notice of special meeting of shareholders (the "Notice of Meeting");

(ii)
the shareholders' special resolution (the "Arrangement Resolution") (Appendix "A" to the Circular);

(iii)
the Plan of Arrangement (Appendix "A" to the Circular);

(iv)
the Arrangement Agreement (Appendix "A" to the Circular);

(v)
a draft Interim Order (the Interim Order to become Appendix "G" to the Circular);

(vi)
the Morgan Stanley & Co. Incorporated ("Morgan Stanley") Fairness Opinion (Appendix "B" to the Circular);

(vii)
the forms of proxy, copies of which are disclosed herewith as Exhibit P-2 (the "Forms of Proxy");

(viii)
the forms of letters of transmittal, copies of which are disclosed herewith as Exhibit P-3 (the "Letters of Transmittal");

(ix)
instructions for obtaining delivery of WCPI's payment obligations to the holders of WCPI's warrants ("Warrantholders"), deferred share units ("DSUs") and restricted share units ("RSUs"); and

(x)
the Notice of Presentation of the Application for Final Order, a copy of which is disclosed herewith as Exhibit P-4 (Exhibits P-1, P-2, P-3 and P-4 are collectively referred to hereinafter as the "Meeting Materials").

13.
As more fully appears from the conclusions hereof, the Applicant respectfully requests that Exhibit P-1 (which contains heretofore undisclosed information relating to the Applicant) be kept under seal until it is distributed with the Meeting Materials, as provided for in Conclusions 39 and 40 below, failing which the Applicant will be required to make Exhibit P-1 prematurely publicly available in draft form, which could cause prejudice to the Applicant.

14.
To the extent required, proceedings will be instituted in other jurisdictions, including the U.S., in order to recognize and implement the Orders to be rendered herein.

II.
THE PARTIES

A.
WCPI
15.
WCPI is a commercial printer that provides high-value, complete market solutions, including pre-print, print and post-print services to leading retailers, branded goods companies, catalogers and publishers of magazines, books, directories and other printed media. With a presence in North American and Latin American countries (which, for the purpose of this Application, include Mexico), WCPI is able to serve customers on a regional, national and international basis.

16.
The customers of WCPI include many of the largest publishers, retailers and catalogers in the geographic areas in which it operates.

17.
As of April 30, 2010, WCPI had 76 printing, distribution and office facilities located in North America and Latin America, including its corporate office located in Montréal.

B.
Quad/Graphics

18.
Quad/Graphics is a leading global provider of print and related services that are designed to provide customers complete solutions for communicating their message to target audiences.

19.
Quad/Graphics' print products primarily include catalogs, consumer magazines, special interest publications, direct marketing materials and retail inserts.

20.
Quad/Graphics has approximately 11,600 employees in the U.S., South America and Europe, serving a diverse base of approximately 3,000 customers from 15 printing plants (including a joint venture plant in Brazil) and 14 full-service imaging service centers (five of which are located within printing plants). Quad/Graphics is a Wisconsin corporation.

21.
Quad/Graphics has contractual relationships with leading magazine publishers, and prints retail newspaper inserts and catalogs for many major retailers and marketers.

III.
BACKGROUND TO THE ARRANGEMENT

A.
CCAA Proceedings

22.
The credit crisis and global economic weakness of early 2008 resulted in constrained advertising spending and, in certain cases, financial difficulties for WCPI's customers in WCPI's North American segment. This put significant downward pressure on volumes and, to a lesser degree, on price across nearly all of WCPI's North American printing and related services.

23.
On January 21, 2008, Quebecor World Inc., later renamed WCPI, obtained an Order from the Québec Superior Court granting creditor protection under the Companies' Creditors Arrangement Act ("CCAA") to WCPI and 53 of its U.S. debtor subsidiaries.

24.
On the same date, WCPI's U.S. debtor subsidiaries filed a petition under Chapter 11 of the U.S. Bankruptcy Code, in the U.S. Bankruptcy Court.

25.
On June 22, 2009, the creditors of WCPI approved a plan of compromise or reorganization under the CCAA and Chapter 11 of the U.S. Bankruptcy Code. The plan was sanctioned by the Québec Superior Court on June 30, 2009 and confirmed by the U.S. Bankruptcy Court on July 2, 2009.

26.
The plan was implemented following various transactions that were completed on July 21, 2009, at which time Quebecor World Inc. emerged from bankruptcy protection and adopted the name World Color Press Inc. All references to WCPI prior to July 21, 2009 refer to Quebecor World Inc.

27.
Following implementation of the plan, WCPI reorganized its capital structure and issued in escrow the following securities to certain creditors of Quebecor World Inc. and its U.S. debtor subsidiaries: 73,285,000 WCPI common shares, 12,500,000 WCPI Preferred Shares, 10,723,019

  WCPI series I warrants and 10,723,019 WCPI series II warrants. The plan provides that such securities are to be held by Computershare Trust Company of Canada, its capacity as escrow agent (the "Escrow Agent"), pending the resolution of unsecured claims. Although a portion of such securities has been released from escrow in accordance with the terms of the plan, as of April 30, 2010, 8,054,309 WCPI common shares ("Escrowed Shares"), 4,564,989 WCPI series I warrants and 4,564,989 WCPI series II warrants continue to be held in escrow by the Escrow Agent.

28.
Because the escrow agreement dated as of July 21, 2009 between WCPI and the Escrow Agent (the "Escrow Agreement") does not permit the Escrow Agent to exercise any voting rights attaching to the Escrowed Shares, the Plan of Arrangement does not permit the Escrow Agent to vote on the Arrangement Resolution or to exercise rights of dissent.

29.
After WCPI's emergence from bankruptcy protection on July 21, 2009, new independent directors were named to the company's board of directors, including Mark A. Angelson, who became chairman of the board of directors.

30.
During this time, the new board of directors informally discussed potential strategic transactions, but did not pursue or rule out any alternatives.

B.
Discussions with Quad/Graphics

31.
On August 11, 2009, Mr. Angelson met with J. Joel Quadracci, president and chief executive officer of Quad/Graphics, to discuss industry developments. During this meeting, Mr. Angelson suggested to Mr. Quadracci that Quad/Graphics consider a combination with WCPI.

32.
Thereafter, Quad/Graphics' senior management concluded that it was advisable to continue preliminary discussions with WCPI to investigate further the potential advantages and disadvantages of the proposed combination for consideration by the Quad/Graphics board of directors.

33.
In addition, on August 11, 2009, Mr. Angelson and Kristopher Wood, an outside financial advisor to WCPI, met with representatives of Morgan Stanley to discuss WCPI's potential strategic alternatives. At that meeting, Messrs. Angelson and Wood and the representatives of Morgan Stanley explored the potential business combination and financing transactions that they believed were available to be pursued by WCPI at that time. They considered approximately 20 potential transactions and evaluated the potential benefits and risks of each potential transaction using various metrics including the value of potential synergies, operational strengths and weaknesses, the feasibility of completing a potential transaction, size of the transaction and financial impact on WCPI.

34.
Based on these discussions, WCPI's senior management concluded that each business combination alternative considered was in the aggregate and taking into account the challenges and uncertainty associated with executing such transactions, likely to be less favorable than a potential transaction with Quad/Graphics and a combination with Quad/Graphics appeared to represent the strategic alternative most likely to be in WCPI's best interests.

35.
From time to time after August 11, 2009, Mr. Angelson discussed WCPI's strategic alternatives with certain of WCPI's other directors on an informal basis and updated them regarding the status of the discussions with Quad/Graphics.

36.
On August 19, 2009, a meeting was held at the offices of Quad/Graphics' outside legal advisor, Foley & Lardner LLP ("Foley & Lardner"). The meeting was attended by Messrs. Angelson and Quadracci, as well as Mr. Wood, a representative from WCPI's outside legal advisor, Sullivan & Cromwell LLP, John Fowler, Quad/Graphics' chief financial officer, and a representative from Foley & Lardner.

37.
The Parties had a preliminary discussion regarding a combination between Quad/Graphics and WCPI in which Mr. Quadracci would be the chief executive officer of the combined company. The Parties discussed various issues that such a transaction would present.

38.
At the conclusion of the meeting, and subject to the execution of an appropriate confidentiality agreement, the Parties agreed to share some initial due diligence materials and continue the conversation. On August 19, 2009, the Parties signed a mutual non-disclosure and exclusivity agreement (the "Confidentiality Agreement"), which, among other things, provided for an exclusivity period through October 15, 2009.

39.
The Parties met on August 28, 2009, with Messrs. Quadracci, Fowler, Angelson and Wood in attendance, and discussed Quad/Graphics' ownership and dual-class voting structure, valuation methodology, basic financial information concerning Quad/Graphics to assess the relative size of Quad/Graphics as compared to WCPI, and other possible terms of a transaction, including the potential management structure for the combined company and the information and due diligence process necessary to move forward with the potential transaction. The Parties agreed that, if a transaction were completed, the Quadracci family, through the high vote stock, would control the combined company.

40.
Messrs. Fowler and Wood met again on September 3, 2009. Quad/Graphics shared historical audited financial information and the Parties compared key financial margins and metrics and discussed the scope of due diligence.

41.
The Quad/Graphics board of directors was advised of the ongoing discussions with WCPI at a meeting held on September 4, 2009. The board discussed the proposed transaction in a very preliminary fashion and also discussed the implications of Quad/Graphics becoming a public company assuming that the transaction ultimately was consummated.

42.
At the conclusion of the meeting, the board directed Quad/Graphics' management to continue the discussions with WCPI. In addition, in September 2009, Quad/Graphics engaged J.P. Morgan Securities Inc. ("J.P. Morgan Securities Inc.") to act as its financial advisor with respect to the proposed transaction.

43.
On September 8, 2009, WCPI announced that Mr. Angelson would become chief executive officer of WCPI. WCPI's board of directors also appointed a new chief financial officer, chief legal officer and chief information officer during September.

44.
Also during September, Morgan Stanley was retained to act as financial advisor to WCPI in connection with a possible transaction with Quad/Graphics.

45.
Representatives of Quad/Graphics and WCPI met on September 10, 2009, and discussed possible transaction synergies and price and other terms of a potential transaction, and exchanged due diligence information.

46.
Quad/Graphics' initial proposal was for a 70% Quad/Graphics and 30% WCPI pro forma equity ownership split, but at the meeting, the price terms agreed by the Parties narrowed the economic range to a Quad/Graphics proposal of 60-65% Quad/Graphics ownership and a WCPI proposal of 40-45% WCPI ownership, in all cases subject to more detailed due diligence, negotiation of definitive transaction terms and approval of their respective boards of directors. The Parties discussed pricing in terms of relative ownership splits only, and did not attribute relative dollar values to Quad/Graphics' or WCPI's securities. Among other factors, the Parties considered that Quad/Graphics' and WCPI's relative margins, relative historic liabilities and relative capital structures were important criteria in determining the Parties' relative valuations.

47.
On September 30, 2009, the Parties amended and restated the Confidentiality Agreement and agreed to a mutual exclusivity period through December 15, 2009.

48.
During October 2009, WCPI and Quad/Graphics commenced more detailed mutual due diligence. WCPI's senior management also examined the possibility of refinancing WCPI's debt given the continued easing of the credit market. WCPI commenced work on the refinancing alternatives, but determined to defer any refinancing decision until the conclusion of the discussions with Quad/Graphics.

49.
On October 26, 2009, the Quad/Graphics board of directors, at a regularly scheduled meeting, received an update of the status of discussions with WCPI as well as an updated report on the due diligence investigation (including due diligence on legal, tax, human resources and operations) completed to date.

50.
In connection with the update, Quad/Graphics' board of directors discussed a preliminary synergy analysis, the implications of Quad/Graphics becoming a public company assuming that the transaction ultimately was consummated, the timeline and mechanics of the transaction and the economic split between the Quad/Graphics proposal of 60-65% Quad/Graphics ownership and the WCPI proposal of 40-45% WCPI ownership.

51.
On October 28, 2009, WCPI and Quad/Graphics met to discuss the results of their respective due diligence investigations to date and their respective synergy analyses. The Parties also had further discussion with respect to the economic split between the Quad/Graphics proposal of 60-65% Quad/Graphics ownership and the WCPI proposal of 40-45% WCPI ownership based on the due diligence findings.

52.
On November 9 and 10, 2009, WCPI's board of directors met and discussed the potential business combination between WCPI and Quad/Graphics and received presentations from management, financial and legal advisors on the possible transaction. WCPI's board of directors also considered WCPI's strategic alternatives, including possible joint ventures, asset swaps, business combination transactions and debt refinancings, as well as operational issues that WCPI would face on a standalone basis, such as whether the existing management team and manufacturing platform were optimal for improving operating and financial results and maximizing shareholder value.

53.
The board of directors, with the assistance of management and Morgan Stanley, considered several potential business combination transactions with other commercial printing companies. The board of directors concluded that a combination with Quad/Graphics was sufficiently attractive to justify pursuing that transaction in priority to other possibilities.

54.
WCPI's board of directors directed management to continue negotiations with Quad/Graphics but also to continue to be prepared to move forward with a refinancing in the event the Parties were unable to agree on a transaction.

55.
The board of directors of Quad/Graphics met again on November 16, 2009, which meeting was also attended by Quad/Graphics' senior management as well as its outside legal and financial advisors. The Quad/Graphics' board received and discussed presentations on the ongoing due diligence investigation, transaction valuation considerations and key transaction terms, as well as the implications of Quad/Graphics becoming a publicly-traded company. At the conclusion of the meeting, the board directed management to continue its discussion with WCPI.

56.
On November 18, 2009, Messrs. Angelson, Quadracci, Wood and Fowler met and agreed in principle to move forward to seek to negotiate a transaction in which Quad/Graphics would go public and be the acquiror of WCPI with a 60% Quad/Graphics and 40% WCPI pro forma equity ownership split, a dual-class share structure and respective cash payments at closing of $140 million to Quad/Graphics shareholders and $93,333,333 to WCPI equity holders.

57.
In late November and early December 2009, representatives of WCPI and its outside financial and legal advisors and other consultants, and representatives of Quad/Graphics and its outside financial and legal advisors and other consultants, continued their respective due diligence investigations, including in relation to WCPI's pension liabilities, financial, legal, environmental and operational matters and potential synergies.

58.
On December 8, 2009, Quad/Graphics' senior management made a presentation to WCPI's board of directors regarding Quad/Graphics and its view of the anticipated strategic, financial and operational characteristics of the combined company.

59.
Later in December, members of the WCPI management team made presentations to the senior management team of Quad/Graphics. The presentations, which were part of Quad/Graphics' diligence to better understand the non-overlapping businesses, related to WCPI's operations in Canada and Latin America and its retail, book and directory printing operations. The Parties also began to discuss the contractual terms of a transaction. These discussions included the scope of the voting and support agreement, if any, to be provided by the Quadracci family and a number of other terms that affected transaction certainty.

60.
WCPI's board of directors met on several occasions in November and December of 2009 and January of 2010 to, among other matters, receive updates regarding the potential transaction with Quad/Graphics.

61.
On December 18, 2009, Quad/Graphics' board of directors met and, among other things, received a presentation on due diligence completed to date as well as a status update with respect to the potential transaction with WCPI.

62.
In early and mid-January, 2010, WCPI and its outside legal advisors met with Quad/Graphics and its outside legal advisors to continue negotiations of the terms of a potential transaction. The Parties came to agreement, subject to board approval and further negotiation, on the key terms of the transaction, including the 60% Quad/Graphics and 40% WCPI pro forma equity ownership split and the dual-class (high vote/low vote) share structure with the low vote shares being listed and traded on a national stock exchange in the U.S. (and with the understanding that the Quadracci family, through the high vote stock, would control the combined company).

63.
On January 19 and 24, 2010, the Quad/Graphics board of directors met to consider the proposed transaction with WCPI. Quad/Graphics' outside legal and financial advisors attended both meetings.

64.
At these meetings, the board received updates on the status of negotiations relating to the Arrangement Agreement, presentations regarding the due diligence investigation and findings related thereto, presentations regarding the proposed structure of the transaction and tax implications flowing from the proposed structure, a summary of the proposed financing for the transaction as well as presentations relating to the impact of becoming a public company. The board also received presentations and advice from J.P. Morgan Securities with respect to the financial aspects of the proposed transaction at the meeting of January 24, 2010.

C.
Approval of the Arrangement by Quad/Graphics

65.
Following the foregoing deliberations, including consideration of the factors described under—"Quad/Graphics' Reasons for the Arrangement" beginning on page 93 of the Circular, Exhibit P-1, the Quad/Graphics board of directors unanimously approved the Arrangement Agreement and the Plan of Arrangement with WCPI and concluded that the Arrangement Agreement and the transactions contemplated thereby are fair to and in the best interests of Quad/Graphics and its shareholders.

66.
The Quad/Graphics board further authorized and directed management to execute the Arrangement Agreement. The Quad/Graphics board of directors also approved various charter amendments contemplated by the Arrangement Agreement as well as the financing necessary to complete the transactions contemplated by the Arrangement Agreement.

D.    Approval of the Arrangement by WCPI

67.
On January 7, 8, 15, 20, 24 and 25, 2010, WCPI's board of directors met to receive updates on transaction terms, due diligence results and other matters relating to the transaction.

68.
At each of these meetings (or, if the meetings were on consecutive days, on one of the two days), WCPI's management provided directors with updates on the progress and results of the due diligence process, representatives of Sullivan & Cromwell LLP discussed the status of contract negotiations with Quad/Graphics and Morgan Stanley updated the board on its financial analysis.

69.
Representatives of Osler, Hoskin & Harcourt LLP discussed directors' legal duties in connection with considering a transaction with Quad/Graphics at the meetings held on January 7, 20 and 24, 2010.

70.
Representatives of KPMG LLP, present at the January 8 and 20, 2010 meetings, discussed the results of their due diligence investigation of Quad/Graphics, which focused on accounting, tax and controls.

71.
At a meeting of the WCPI board of directors on January 25, 2010, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of January 25, 2010, and based on and subject to the various assumptions, qualifications, considerations and limitations set forth in the opinion, the transaction consideration to be received by the Common Shareholders pursuant to the Arrangement Agreement was fair, from a financial point of view, to the Common Shareholders, as described in—"Opinion of World Color Press' Financial Advisor" beginning on page 80 of the Circular, Exhibit P-1.

72.
Following discussions among WCPI's directors over several meetings, including consideration of the factors described under—"World Color Press' Reasons for the Arrangement; Recommendation of the Board of Directors", beginning on page 77 of the Circular, Exhibit P-1 (which included the interests of and the effect of the Arrangement on other stakeholders of WCPI including the Preferred Shareholders, Warrantholders, holders of RSUs and DSUs as well as WCPI's employees), WCPI's board of directors unanimously approved the Arrangement Agreement and Plan of Arrangement with Quad/Graphics and declared the Arrangement Agreement and the transactions contemplated thereby advisable and fair to the Common Shareholders and in the best interests of WCPI.

73.
WCPI's board of directors authorized and directed management to sign the definitive Arrangement Agreement and resolved that the Meeting be convened to consider and approve the Arrangement Agreement, all as described in "The Special Meeting of World Color Press Shareholders", beginning on page 64 of the Circular, Exhibit P-1.

E.    Execution of the Arrangement Agreement

74.
On January 25, 2010, WCPI and Quad/Graphics executed the Arrangement Agreement. On the same day, Quad/Graphics executed the commitment relating to the financing necessary to complete the transactions contemplated by the Arrangement Agreement and various shareholders of Quad/Graphics executed the voting and support agreement.

IV.    THE ARRANGEMENT

75.
This section, as well as sections V to VII of the Application, set out in detail the consideration payable to Common Shareholders under the Arrangement and the factors that may affect the consideration (sections IV to VI), and the effect of the Arrangement (section VII).

76.
By way of overview, pursuant to the Arrangement, each outstanding WCPI common share will, through a number of steps, be exchanged for shares of Quad/Graphics class A stock in accordance with the Share Exchange Ratio (discussed below in paragraphs 79-82), and the Common Shareholders may also receive a cash payment (discussed below in paragraph 84). Any outstanding WCPI Preferred Shares that are not converted into WCPI common shares prior to the Arrangement will be redeemed for cash in accordance with their terms.

77.
If approved, the result of the Arrangement will be as follows:

(a)
the existing shareholders of Quad/Graphics are expected to continue to own approximately 60% of the outstanding capital stock of Quad/Graphics;

(b)
the then-existing Common Shareholders are expected to own approximately 40% of the outstanding capital stock of Quad/Graphics, subject to adjustments depending on the aggregate cash amount paid to holders of other WCPI securities and other Equity Interests, as discussed below in paragraphs 83, 88 and 90-102; and

(c)
shareholders of Quad/Graphics will receive certain cash payments and Common Shareholders may receive a cash payment depending on the aggregate cash amount paid to holders of other WCPI securities and other Equity Interests, as described below in paragraphs 84, 89 and 103-117.

78.
The consideration payable to Common Shareholders in connection with the completion of the Arrangement will be the result of the factors summarized above and discussed below in detail. The Circular, Exhibit P-1, discusses these factors, and provides illustrative examples of, among other things, the Share Exchange Ratio and ranges of aggregate Equity Payment Amounts and Common Cash Consideration (based on hypothetical ranges of values and certain assumptions)—see "Consideration to be Received Pursuant to the Arrangement", beginning on page 97 of the Circular, Exhibit P-1.

79.
Share Exchange Ratio means a fraction (rounded to the nearest fourth decimal):

(a)
the numerator of which is equal to the Arrangement Amount; and

(b)
the denominator of which is equal to the total number of WCPI common shares outstanding immediately prior to the completion of the Arrangement (other than shares owned directly or indirectly by WCPI).

80.
If the aggregate Equity Payment Amounts are equal to or less than $135.0 million, Arrangement Amount means the difference between:

(a)
the total number of shares of Quad/Graphics class A stock, class B stock and class C stock outstanding immediately prior to the completion of the Arrangement (other than shares owned directly or indirectly by Quad/Graphics) divided by 60%; less

(b)
the total number of shares of Quad/Graphics class A stock, class B stock and class C stock outstanding immediately prior to the completion of the Arrangement (other than shares owned directly or indirectly by Quad/Graphics).

81.
If the aggregate Equity Payment Amounts exceed $135.0 million, the Arrangement Amount is adjusted in such a manner that the Share Exchange Ratio is proportionately reduced by the dollar amount that the Equity Payment Amounts exceed $135.0 million. In this circumstance, Arrangement Amount means an amount equal to the product of:

(a)
the number of WCPI common shares equal to:

(i)
the total number of WCPI common shares outstanding immediately prior to the completion of the Arrangement (other than shares owned directly or indirectly by WCPI); less

(ii)
a number of WCPI common shares equal to the excess of the Equity Payment Amounts over $135.0 million divided by the Effective Price of the WCPI common shares determined under the WCPI indenture, dated as of July 21, 2009, between WCPI and Computershare Trust Company of Canada creating the WCPI warrants;

(b)
multiplied by a fraction:

(i)
the numerator of which is equal to the difference between (1) the total number of shares of Quad/Graphics class A stock, class B stock and class C stock outstanding immediately prior to the completion of the Arrangement (other than shares owned directly or indirectly by Quad/Graphics) divided by 60%, less (2) the total number of shares of Quad/Graphics class A stock, class B stock and class C stock outstanding immediately prior to the completion of the Arrangement (other than shares owned directly or indirectly by Quad/Graphics); and

(ii)
the denominator of which is equal to the total number of WCPI common shares outstanding immediately prior to the completion of the Arrangement (other than shares owned directly or indirectly by WCPI).

82.
Equity Payment Amounts means:

(a)
the aggregate amount of cash paid or obligated to be paid to Preferred Shareholders in connection with the redemption of all such shares, to Warrantholders in connection with the cancellation of all of WCPI warrants and to holders of WCPI's DSUs and RSUs; and

(b)
the aggregate amount of dividends, if any, that WCPI pays or becomes obligated to pay on or after January 24, 2010 and prior to the completion of the Arrangement.

83.
Based on the foregoing, Common Shareholders immediately prior to the Arrangement will receive 40% of the outstanding stock of Quad/Graphics if the Equity Payment Amounts are $135.0 million or less. In the event that the aggregate Equity Payment Amounts exceed $135.0 million, the collective ownership percentage of the Common Shareholders will be reduced by the amount in which the aggregate Equity Payment Amounts exceed $135.0 million.

84.
Common Cash Consideration means a cash payment equal to the amount, if any, by which $93,333,333 exceeds the Equity Payment Amounts, divided by the total number of WCPI common shares outstanding immediately prior to the completion of the Arrangement (other than shares owned directly or indirectly by WCPI and by Common Shareholders who have exercised their dissent right).

85.
Simultaneously with the consummation of the Arrangement, $140 million, less the aggregate amount of all distributions (other than tax distributions permitted by the Arrangement Agreement) that are declared by Quad/Graphics after January 23, 2010 and before the consummation of the Arrangement, will be distributed in cash to Quad/Graphics' existing shareholders.

86.
WCPI will determine the Effective Price (as defined in the WCPI warrant indenture) not later than five days prior to the consummation of the Arrangement and will announce publicly the Effective Price after its determination.

87.
No fractional shares of Quad/Graphics class A stock will be issued as part of the Arrangement. Instead, Quad/Graphics will pay to each Common Shareholder who otherwise would be entitled to a fractional share of Quad/Graphics class A stock an amount of cash determined by multiplying such fraction by an amount equal to (a) the average of the daily high and low sales prices per share of WCPI common shares on the Toronto Stock Exchange on the last trading day before the closing date, divided by (b) the Share Exchange Ratio.

88.
The number of WCPI common shares outstanding immediately prior to the completion of the Arrangement will likely differ from the number of WCPI common shares outstanding on the date of the Arrangement Agreement, on the date of the Circular, Exhibit P-1, and at the completion of the Arrangement as a result of the following factors:

(a)
WCPI Preferred Share Conversion; and

(b)
WCPI warrant Exercise, if the WCPI warrants become exercisable.

89.
The amount of the Equity Payment Amounts will be the result of the following factors:

(a)
WCPI Preferred Share Redemptions for Cash;

(b)
Cash Payments to WCPI Warrantholders;

(c)
Cash Payments to Holders of WCPI DSUs and RSUs; and

(d)
Dividend payments, if any.

V.     FACTORS AFFECTING THE NUMBER OF WCPI SHARES OUTSTANDING

A.    WCPI Preferred Share Conversion

90.
Under the restated articles of incorporation of WCPI, a Preferred Shareholder is entitled to elect, upon providing between 30 and 60 days' written notice, to convert their WCPI Preferred Shares into WCPI common shares.

91.
Under the restated articles of incorporation of WCPI, WCPI has the right, upon the provision of between 30 and 60 days' written notice, to redeem all or any portion of the WCPI Preferred Shares for cash.

92.
As of the date of the Arrangement Agreement and as of the date of the Circular, Exhibit P-1, a Preferred Shareholder is entitled to receive, per WCPI Preferred Share:

(a)
upon conversion at the option of the Preferred Shareholder, a number of WCPI common shares equal to the sum of $8.00 and the amount of any accrued and unpaid dividends divided by $8.00; or

  (b)
  upon redemption at the option of WCPI (and subject to a holder's right to convert prior to redemption), cash in an amount equal to $8.00 plus the amount of any accrued and unpaid dividends per WCPI Preferred Share.

93.
If, prior to the date on which the Arrangement is consummated, the per share value of WCPI common shares continues to be greater than $8.00, WCPI management anticipates that the Preferred Shareholders will elect to convert their WCPI Preferred Shares and accrued and unpaid dividends into WCPI common shares. At no time following its emergence from bankruptcy protection have WCPI common shares traded at or below $8.00 per share on the Toronto Stock Exchange. On May 12, 2010, the closing price of the WCPI common shares (trading in Canadian dollars) on the Toronto Stock Exchange was Cdn $12.15.

94.
The proposed terms of the Interim Order provide that WCPI may make arrangements for conversion of WCPI Preferred Shares, conditional on the consummation of the Arrangement. Pursuant to the proposed terms of the Interim Order, Preferred Shareholders may elect to convert their WCPI Preferred Shares into WCPI common shares in connection with the Arrangement.

95.
If a Preferred Shareholder does not elect to convert his WCPI Preferred Shares, his WCPI Preferred Shares will be redeemed for cash pursuant to the Arrangement at the Effective Time of the Arrangement. If a Preferred Shareholder elects to convert his WCPI Preferred Shares, his WCPI Preferred Shares will be converted into WCPI common shares immediately prior to the Effective Time of the Arrangement.

96.
Preferred Shareholders who wish to conditionally convert their WCPI Preferred Shares must properly complete the Letter of Transmittal for WCPI Preferred Shares and deliver such Letter of Transmittal, the certificate(s) representing WCPI Preferred Shares, together with all other required documents, to Computershare Investor Services Inc. (the "Depositary") prior to 5:00 p.m. on the last business day prior to the Meeting.

97.
In connection with the conditional conversion, Preferred Shareholders will not be required to provide between 30 and 60 days' prior written notice of conversion. This will allow Preferred Shareholders to receive what is expected to be the significantly greater consideration payable to Common Shareholders in connection with the Arrangement (relative to the cash payable on redemption of WCPI's Preferred Shares), but will not require Preferred Shareholders to convert and lose their status as Preferred Shareholders only to find that the Arrangement for any reason did not consummate.

98.
Given the current market prices of the WCPI common shares, it is expected that a conversion of the WCPI Preferred Shares would be far more economically advantageous than a redemption of such shares.

B.    WCPI Warrant Exercise

99.
As of the date of the Arrangement Agreement and as of the date of the Circular, Exhibit P-1, WCPI had 21,466,038 warrants outstanding, consisting of 10,723,019 series I warrants and 10,723,019 series II warrants.

100.
Each series I warrant is exercisable into one WCPI common share at an exercise price of $0.01 per share if either of the following occurs:

(a)
the volume weighted average trading price (as defined in the WCPI warrant indenture) for any 30 consecutive trading days is equal to or greater than $13.00; or

(b)
the Effective Price of the transaction consideration per WCPI common share to be received in the Arrangement (as defined in the WCPI warrant indenture and as determined by the board of directors of WCPI in accordance with the WCPI warrant indenture) is equal to or greater than $13.00. The exercise in this case is conditional on the Arrangement being effective.

101.
Each series II warrant is exercisable into one WCPI common share at an exercise price of $0.01 per share if either of the following occurs:

(a)
the volume weighted average trading price (as defined in the WCPI warrant indenture) for any 30 consecutive trading days is equal to or greater than $16.30; or

(b)
the Effective Price of the transaction consideration per WCPI common share to be received in the Arrangement (as defined in the WCPI warrant indenture and as determined by the board of directors of WCPI in accordance with the WCPI warrant indenture) is equal to or greater than $16.30. The exercise in this case is conditional on the Arrangement being effective.

102.
WCPI management anticipates that any warrants that are eligible for exercise into WCPI common shares will be exercised prior to the completion of the Arrangement.

VI.   FACTORS AFFECTING THE AMOUNT OF EQUITY PAYMENT AMOUNTS PAYABLE

A.    WCPI Preferred Share Redemptions for Cash

103.
While it is expected that Preferred Shareholders will elect to convert their WCPI Preferred Shares, including the right to accrued and unpaid dividends thereon, into WCPI common shares if the value of a WCPI common share is greater than $8.00, Preferred Shareholders may nonetheless fail to timely convert their WCPI Preferred Shares and any accrued and unpaid dividends.

104.
The Plan of Arrangement contemplates that any unconverted WCPI Preferred Shares will be redeemed for cash as part of the Arrangement.

105.
If the value of a WCPI common share is less than $8.00 immediately prior to the completion of the Arrangement, WCPI management estimates that Preferred Shareholders will have their WCPI Preferred Shares redeemed for cash at the cash redemption price.

106.
The conditional conversion feature to be implemented for Preferred Shareholders pursuant to the Interim Order will not require Preferred Shareholders to provide 30 to 60 days' notice of the exercise of their right to convert WCPI Preferred Shares into WCPI common shares.

B.    Cash Payments to WCPI Warrantholders

107.
Any WCPI warrants that are not exercised for WCPI common shares will be cancelled for no consideration (if the Effective Price is $9.25 or less) or purchased for cancellation for cash (if the Effective Price is greater than $9.25) in connection with the Arrangement based on a formula outlined in the WCPI warrant indenture.

108.
The amount of such cash settlement will equal 50% of the valuation of the warrants, which takes into account:

(a)
the Effective Price of the transaction consideration per WCPI common share received in the Arrangement (as defined in the WCPI warrant indenture and as determined by the board of directors of WCPI in accordance with the WCPI warrant indenture);

(b)
the amount of time remaining between the date of the completion of the Arrangement and the expiration of the warrants; and

(c)
the risk free interest rate (as defined in the WCPI warrant indenture).

109.
WCPI will determine the Effective Price (as defined in the WCPI warrant indenture) not later than five days prior to the consummation of the Arrangement and will announce publicly the Effective Price after its determination.

110.
Pursuant to a letter agreement, WCPI's board of directors has engaged BMO Nesbitt Burns Inc. as the Investment Dealer (as defined in the WCPI warrant indenture) to (a) advise and assist the board of directors' determination of the fair market value of the transaction consideration to be received by the holders of WCPI common shares for purposes of determining the Effective Price, and (b) determine the Warrant Valuation Amount (as defined in the WCPI warrant indenture).

C.    Cash Payments to Holders of WCPI DSUs and RSUs

111.
As of March 31, 2010, WCPI had 387,769.71 DSUs and 819,022.57 RSUs outstanding.

112.
In addition, under the WCPI amended and restated DSU plan, additional DSU grants will be issued to members of WCPI's board of directors (excluding Mark A. Angelson) at the end of each fiscal quarter. The value of each grant will be $210,375 and the number of DSUs to be granted will be based on the weighted average trading price of WCPI common shares for the five trading days prior to the date of grant.

113.
In connection with the Arrangement, all DSUs of WCPI will vest immediately prior to the closing of the Arrangement and will be converted into the right to receive a cash payment equal in value to the aggregate volume weighted average trading price of WCPI common shares on the Toronto Stock Exchange for the five trading days immediately preceding the closing date of the Arrangement.

114.
In connection with the Arrangement, all RSUs of WCPI granted as of March 31, 2010 will vest immediately prior to the closing of the Arrangement and will be redeemable for cash at the closing of the Arrangement.

D.    Dividend Payments

115.
On February 5, 2010, WCPI paid dividends in respect of the WCPI Preferred Shares in the aggregate amount of $4,821,082.75, representing the preferential cash dividend accrued on the WCPI Preferred Shares for the period from July 21, 2009 to November 14, 2009.

116.
Pursuant to paragraph 4.1(b)(ii) of the Arrangement Agreement, Annex "A-1" to the Circular, Exhibit P-1, WCPI is not otherwise permitted to pay any cash dividends on the WCPI Preferred Shares prior to the completion of the Arrangement.

117.
The amount of dividends owed upon the conversion or redemption of any WCPI Preferred Shares will be determined based on the date on which such WCPI Preferred Shares are redeemed or converted, as the case may be, which in any event will be no later than the date on which the Arrangement is consummated.

VII. EFFECT OF THE ARRANGEMENT

A.    Closing

118.
Unless the Parties agree otherwise, the closing of the Arrangement will take place no later than four days after the later of:

(a)
the date that the conditions to closing have been satisfied or waived; and

  (b)
  the date that all of the outstanding WCPI Preferred Shares have been converted or redeemed (except that, in the event that all the outstanding WCPI Preferred Shares will be redeemed pursuant to the Arrangement, the closing will occur no later than four days after the date in clause (a) above).

119.
However, Quad/Graphics may elect to postpone the closing date to permit the completion of an offering of debt securities. See "The Arrangement Agreement—Conditions" in the Circular, Exhibit P-1 for a more complete description of the conditions that must be satisfied or waived prior to closing.

B.    Completion of the Arrangement

120.
On the closing date, Quad/Graphics will file articles of amendment with the Wisconsin Department of Financial Institutions to cause the Quad/Graphics Charter to become effective, WCPI will file articles of arrangement under the CBCA and Quad/Graphics and WCPI will make all other required filings. The Arrangement will become effective on the date that the articles of arrangement are filed.

121.
Quad/Graphics and WCPI are working to complete the Arrangement in July of 2010. However, because completion of the Arrangement is subject to the receipt of certain regulatory and other approvals and the satisfaction or waiver of other conditions, the actual timing of the completion of the Arrangement cannot be accurately predicted.

C.    Exchange of Certificates Pursuant to Arrangement

122.
Accompanying the Circular, Exhibit P-1, is a Letter of Transmittal for Common Shareholders and a Letter of Transmittal for Preferred Shareholders.

123.
WCPI and Quad/Graphics will engage the Depositary for the receipt of WCPI's share certificates and related Letters of Transmittal deposited pursuant to the Arrangement. The Letters of Transmittal contain instructions explaining the procedures for surrendering the WCPI share certificates in exchange for the consideration payable under the Arrangement.

124.
After the Effective Date of the Arrangement, the former Common Shareholders who surrender their share certificates, together with a properly completed Letter of Transmittal, will receive a certificate representing that number of whole shares of Quad/Graphics class A stock into which their WCPI common shares were converted pursuant to the Arrangement and any cash payable for such common shares under the terms of the Arrangement Agreement.

125.
After completion of the Arrangement, each certificate that previously represented WCPI common shares will represent the right to receive only:

(a)
certificates representing the shares of Quad/Graphics class A stock into which those WCPI common shares had been converted and any cash payable in lieu of fractional shares; and

(b)
the Common Cash Consideration, if any.

126.
After completion of the Arrangement, each certificate that previously represented WCPI Preferred Shares that were not converted into WCPI common shares prior to the redemption of the WCPI Preferred Shares under the Arrangement will represent the right to receive only the redemption price payable under the Arrangement for such shares.

127.
The details for the surrender of share certificates to the Depositary and the addresses of the Depositary are set out in the Letters of Transmittal. WCPI shareholders may request additional copies of the applicable Letter of Transmittal by contacting the Depositary. The Letters of

  Transmittal are also available at the website maintained by the Canadian Securities Administrators at www.sedar.com and the website maintained by the Securities and Exchange Commission of the United States at www.sec.gov.

D.    Dissenting Shares

128.
Common Shareholders who have complied with requirements for perfecting Dissent Rights under the Interim Order, the CBCA and the Plan of Arrangement will be entitled to exercise such rights with respect to the shares as to which such rights have been perfected, to the extent available under the Interim Order, the CBCA and the Plan of Arrangement.

129.
Upon consummation of the Arrangement, the dissenting shares will cease to be issued and outstanding and the holders thereof will only be entitled to receive such consideration as will be determined under the CBCA.

130.
If a holder of dissenting shares fails to perfect or otherwise waives, withdraws or loses its Dissent Rights under the CBCA, such that Dissent Rights can no longer be legally perfected or exercised under the Interim Order, the CBCA and the Plan of Arrangement with respect to such WCPI common shares, then the right of such holder to receive such consideration for dissenting shares will cease and such dissenting shares will become exchangeable solely for the right to receive Quad/Graphics class A stock and a cash payment, if any, as provided above.

E.    Lost Certificates

131.
A shareholder who does not hold WCPI shares through an intermediary and who has lost or misplaced its share certificates may complete the applicable Letter of Transmittal as fully as possible and forward it, together with an affidavit regarding the loss or misplacement, to the Depositary.

132.
The Depositary will assist in making arrangements for the necessary affidavit (which will include a bonding requirement) for payment of the consideration in accordance with the Arrangement. Further details are set out in the Letters of Transmittal.

F.     Cancellation of Rights after Three Years

133.
Under the Plan of Arrangement, any certificate which immediately before the Effective Time of the Arrangement represented WCPI common shares and which has not been surrendered, with all other documents required by the Depositary, on or before the third anniversary of the Effective Date of the Arrangement, will cease to represent, subject to applicable law, any claim by or interest of any former Common Shareholder of any kind or nature against or in WCPI or Quad/Graphics.

134.
Accordingly, persons who tender certificates for WCPI common shares after the third anniversary of the Effective Date of the Arrangement will not receive any consideration and will not own any interest in WCPI or Quad/Graphics.

135.
Under the Plan of Arrangement, any amounts deposited with the Depositary for monies payable to Common Shareholders, Preferred Shareholders, Warrantholders, or holders of DSUs or RSUs, which remain unclaimed on the date which is three years after the Effective Date of the Arrangement, will be forfeited to Quad/Graphics.

G.    Delivery Requirements

136.
The method of delivery of share certificates, the Letters of Transmittal and all other required documents is at the option and risk of the WCPI shareholder surrendering them.

137.
WCPI recommends that such documents be delivered by hand to the Depositary, at one of the offices noted in the applicable Letter of Transmittal, and a receipt be obtained therefor or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained.

138.
WCPI shareholders holding WCPI shares registered in the name of an intermediary must contact such intermediary to arrange for the surrender of their former WCPI share certificates.

H.    Delivery of the Quad/Graphics Class A Stock

139.
WCPI shareholders who hold their shares through an intermediary are not required to take any action and the consideration payable under the Arrangement will be delivered to their intermediary through the procedures in place for such purposes between CDS Clearing and Depository Services Inc. or similar entities and such intermediaries.

140.
In the case of registered Common Shareholders, as soon as practicable after the Effective Date of the Arrangement, assuming due delivery of the required documentation, including the applicable WCPI share certificates and a duly and properly completed Letter of Transmittal, Quad/Graphics will cause the Depositary to forward a certificate representing the Quad/Graphics shares and cash payable, if any, to which such registered Common Shareholder is entitled by first class mail, postage prepaid, to the address of the Common Shareholder as shown on the register maintained by the transfer agent of WCPI or as directed in the Letter of Transmittal, unless such Common Shareholder indicates in the Letter of Transmittal that it wishes to pick up the certificate representing the Quad/Graphics shares.

141.
In the case of registered Preferred Shareholders, as soon as practicable after the Effective Date of the Arrangement, assuming due delivery of the required documentation, including the applicable WCPI share certificates and a duly and properly completed Letter of Transmittal, the Depositary will mail a check (or if required by applicable Laws, a wire transfer) for the amount of cash the Preferred Shareholder is entitled to receive under the Arrangement.

142.
Quad/Graphics will not pay any dividends that it may declare with a record date after the completion of the Arrangement to any holder of any WCPI share certificates until the holder surrenders the WCPI share certificates.

143.
However, once those certificates are surrendered, Quad/Graphics will pay to the holder, without interest, any dividends that have been declared and paid after the closing date of the Arrangement on the shares into which those WCPI shares have been converted, subject to the effect of applicable escheat or similar Laws.

144.
After the completion of the Arrangement, WCPI will not register any transfers of WCPI common shares.

I.     WCPI Preferred Share Redemption and Warrant Cancellation

145.
Pursuant to the Arrangement, all of the WCPI Preferred Shares outstanding immediately prior to the completion of the Arrangement that are not converted to WCPI common shares will be redeemed for a cash amount determined in accordance with the terms of the restated articles of incorporation of WCPI as in effect on January 15, 2010. The amount payable on redemption for each WCPI Preferred Share, assuming a redemption date of July 1, 2010, would be approximately $8.86.

146.
In addition, all warrants to purchase WCPI common shares that are outstanding immediately prior to the completion of the Arrangement will be cancelled.

J.     Board of Directors of Quad/Graphics

147.
In connection with the consummation of the Arrangement, Quad/Graphics will amend its bylaws such that, upon completion of the Arrangement, the board of directors of Quad/Graphics will be composed of the six current directors of Quad/Graphics (or others designated by Quad/Graphics) and two of the WCPI directors.

148.
The two directors of WCPI to be added to the Quad/Graphics board of directors upon completion of the Arrangement will be Mark A. Angelson, the Chairman and Chief Executive Officer of WCPI, and Thomas O. Ryder, WCPI's lead independent director.

VIII.  TESTS UNDER SECTION 192 OF THE CBCA

A.    Entitlement to Proceed Under Section 192 of the CBCA

149.
As a corporation under the CBCA, the Applicant is permitted to avail itself of the provisions of section 192 of the CBCA. The proposed Arrangement involves a number of steps, including exchanges of securities, and as such qualifies as an "Arrangement" within the meaning of subsection 192(1) of the CBCA.

150.
The Arrangement has a valid business purpose, namely the implementation of the acquisition of WCPI by Quad/Graphics, which effects a fair and balanced arrangement of the legal rights of the Parties.

151.
As determined by the board of directors of WCPI, the Arrangement is in the best interests of WCPI and its Common Shareholders.

B.    Fairness Opinion

152.
The WCPI board of directors retained Morgan Stanley to provide WCPI with financial advisory services and a financial fairness opinion in connection with a possible business combination, merger or sale of WCPI.

153.
WCPI selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise and reputation and because its investment banking professionals have substantial experience in comparable transactions.

154.
At a meeting of the WCPI board of directors on January 25, 2010, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of January 25, 2010, and based on and subject to the various assumptions, qualifications, considerations and limitations set forth in the opinion, the transaction consideration to be received by the Common Shareholders pursuant to the Arrangement Agreement was fair from a financial point of view to the Common Shareholders.

C.    Solvency

155.
As a corporation governed by the CBCA that is not insolvent, WCPI is permitted to avail itself of the provisions of section 192 of the CBCA. In accordance with subsection 192(2) of the CBCA:

(a)
WCPI is not unable to pay its liabilities as they become due; and

  (b)
  The realizable value of the assets of WCPI is not less than the aggregate of its liabilities and stated capital of the WCPI shares.

156.
The audited consolidated financial statements of WCPI for the seven months ended July 31, 2009 and for the five months ended December 31, 2009, as well as the interim consolidated financial statements of WCPI for the first quarter ended March 31, 2010, are disclosed herewith as Exhibit P-5.

D.    Impracticability

157.
The Arrangement is to be effected in accordance with a number of complex and interrelated steps that are to occur in the sequence set out in the Plan of Arrangement, and in a manner that is advantageous to WCPI.

158.
WCPI believes that there is no efficient and practicable means under the CBCA, other than pursuant to the arrangement provisions in Section 192, to effect this complex multi-step transaction, including the amalgamation of WCPI with AmalCo, conversion of WCPI common shares, and redemption or conversion of WCPI Preferred Shares.

159.
The core objective of the Arrangement is to combine the businesses of WCPI and Quad/Graphics. In particular, but without limitation, the transaction must be structured in such a manner that achieves the objectives of (i) combining WCPI and Quad/Graphics in a tax-effective manner and (ii) exchanging or converting outstanding WCPI securities into corresponding Quad/Graphics securities.

160.
Ancillary to this core objective, the Parties to the Arrangement Agreement want to accomplish the transaction (i) in a way that keeps the costs of the transaction as reasonable as possible, and (ii) within a time frame that does not expose the transaction and its Parties to undue market risk. The Arrangement achieves these goals.

161.
Proceeding by way of an arrangement under the CBCA provides the Parties to the transaction with legitimate business and strategic advantages. For example, if the Parties attempted to proceed by way of a friendly take-over bid, the Parties may have needed to initiate a subsequent going private transaction to achieve a similar result. Proceeding by way of a two-step transaction would result in uncertainty and could result in delay, increased deal risk and increased costs for all participants.

162.
Moreover, the Arrangement allows WCPI to deal comprehensively and definitively with all of its securities, including WCPI RSUs, DSUs, and warrants in a single transaction.

163.
In light of the objectives of the Arrangement and the necessary elements of the transaction given those objectives, it would not be practicable to proceed other than by way of an arrangement.

IX.   INTERIM ORDER

164.
The proposed Interim Order (attached as Appendix "G" to the Circular, Exhibit P-1) is consistent with previous orders that have been issued by Canadian courts in respect of other corporate plans of arrangement.

165.
The Applicant respectfully requests authorization from this Honourable Court that the Meeting be held on June 25, 2010, to seek approval of the Arrangement.

166.
The Arrangement Resolution will be considered passed if it receives the approval of (i) two thirds of the votes cast in respect of the Arrangement Resolution by those Common Shareholders (other than the Escrow Agent as holder of the Escrowed Shares, which is not entitled to vote) and Preferred Shareholders present in person or represented by proxy at the Meeting, voting together as a single class, with each WCPI common share (other than Escrowed Shares) entitling the holder thereof to one vote on the Arrangement Resolution and each WCPI Preferred Share entitling the holder thereof to that number of votes to which such Preferred Shareholder is entitled on the Record Date for the Meeting pursuant to the restated articles of incorporation of WCPI. (Subsection 2.1.1 of the restated articles of incorporation of WCPI provides that the Preferred Shareholders shall vote together with the Common Shareholders upon any matter submitted to the shareholders for a vote as a single class, except as required by the articles or the CBCA.)

167.
The registered shareholders as they may appear on the records of WCPI as at the close of business on the Record Date (the "Registered Shareholders") will be entitled to vote in person or by proxy on the Arrangement Resolution (other than the Escrow Agent).

168.
The quorum for the Meeting shall be satisfied by attendance in person or by proxy of holders of at least 10% of the voting rights attached to the issued and outstanding WCPI common shares and WCPI Preferred Shares entitled to vote on the Arrangement Resolution at the Meeting.

169.
If a quorum is not present, the Meeting may be adjourned to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent Meeting.

170.
The Applicant proposes to distribute the Meeting Materials (including the Circular and Notice of Presentation of the Application for Final Order) not later than twenty-one (21) days prior to the date established for the Meeting to:

(a)
in the case of Registered Shareholders, other than the Escrow Agent, by mailing same by prepaid first class mail or by delivering same in person or by recognized courier service to such persons, at their addresses as they may appear on the records of WCPI as at that time;

(b)
in the case of non-registered Common Shareholders and Preferred Shareholders ("Non-registered Shareholders"), by delivering same to intermediaries and registered nominees in a timely manner, in accordance with National Instrument 54-101—Communication with Beneficial Owners of Securities of a Reporting Issuer;

(c)
in the case of the directors of WCPI, by delivering same in person or by recognized courier service addressed to the individual directors; and

(d)
in the case of the auditors of WCPI, by delivering same in person or by recognized courier service addressed to the firm of auditors.

171.
In addition, the Applicant proposes to distribute the following (collectively, the "Court Materials"):

(a)
the Circular, together with its schedules, all in substantially the same form as Exhibit P-1;

(b)
a Notice of Presentation of the Application for Final Order, substantially in the same form as Exhibit P-4;

  with such amendments thereto as counsel for the Applicant may advise are necessary or desirable, provided that such amendments are not inconsistent with the terms of the Interim Order, as well as:

  (a)
  a copy of the Application, and

  (b)
  a copy of the Interim Order;

  to:

  (a)
  Common Shareholders, Preferred Shareholders, Warrantholders, and holders of DSUs and of RSUs (collectively, the "Securityholders"), by delivering same at their addresses as they appear in the books and records of WCPI as of the Record Date;

  (b)
  the Escrow Agent by delivering same in person or by recognized courier service, and/or by the method provided for in the Escrow Agreement, not later than twenty-one (21) days prior to the date established for the Meeting;

  (c)
  Ernst & Young Inc., in its capacity as Court-appointed Monitor of Quebecor World Inc. (now WCPI) et al. pursuant to the provisions of the CCAA (the "Monitor"), by delivering same in person or by recognized courier service, not later than twenty-one (21) days prior to the date established for the Meeting; and

  (d)
  the CBCA Director (the "Director"), by delivering same in person or by recognized courier service, not later than twenty-one (21) days prior to the date established for the Meeting.

X.    FINAL ORDER

172.
The implementation of the Plan of Arrangement will be subject to the satisfaction of several conditions, including the issuance by this Court of the Final Order.

173.
Following the Meeting, the Applicant intends to present an application for the Final Order on or about June 28, 2010. In advance of the hearing of the Application, a supplemental affidavit will be filed, inter alia, to advise this Honourable Court of the results of the votes at the Meeting.

XI.   NOTICE

174.
In accordance with the Director's Policy Statement 15.1, the Director's staff was provided with notice that the Applicant would be seeking the issuance of the Interim Order, and was provided with draft copies of this Application and supporting Exhibits, on April 23, 2010.

175.
A copy of a non-appearance letter from the Director dated May 7, 2010 is communicated herewith as Exhibit P-6.

176.
In light of the prejudice that the Applicant will suffer should the mailing of the Meeting Materials and holding of the Meeting be delayed, and the urgency of the above described situation, provisional execution of the Orders to be rendered herein is respectfully requested from this Court.

177.
The Application is well-founded in fact and in law.

WHEREFORE, MAY IT PLEASE THIS HONOURABLE COURT TO:

[1]
GRANT the Application for Interim and Final Orders with respect to an Arrangement.

[2]
DECLARE that for the purposes of the Interim and Final Orders, all capitalized terms used but not otherwise defined have the meaning ascribed thereto in the Arrangement Agreement between WCPI and Quad/Graphics dated as of January 25, 2010, Appendix "A" to the Circular, Exhibit P-1.

[3]
DISPENSE the Applicant from any obligation to describe at length the names of the Securityholders in the description of the Mis-en-cause.

[4]
ORDER that all Securityholders be deemed parties, as Mis-en-cause, to the present proceedings and be bound by the terms of any Order to be rendered herein.

[5]
DISPENSE the Applicant from serving the Application, except to the Director.

ON THE APPLICATION OF AN INTERIM ORDER:

As to the Meeting

[6]
DECLARE that the Applicant shall be permitted to call, hold and conduct the Meeting to consider, among other things, and if deemed advisable to pass, with or without variation, the Arrangement Resolution substantially in the same form as set forth in Appendix "A" to the Circular, Exhibit P-1, or as subsequently modified, to authorize, approve and adopt the Arrangement, substantially in the same form as set forth in the Plan of Arrangement as set forth in Appendix "A" to the Circular, Exhibit P-1, or as subsequently modified.

[7]
ORDER that the Meeting be held on June 25, 2010 at the time and place mentioned in the Notice of Meeting contained in the Circular, Exhibit P-1, unless postponed or adjourned to another date as contemplated at paragraph 35 below.

[8]
ORDER that, subject to the terms of this Interim Order and any further Order of the Court, the Meeting be called, held and conducted in accordance with the Notice of Meeting, the CBCA, and in accordance with the terms, restrictions and conditions of WCPI's restated articles of incorporation and by-laws as in effect as of the date of the Arrangement Agreement, including quorum requirements, provided that the quorum for the Meeting shall be holders (irrespective of the number of persons actually present at the Meeting) present in person or represented by proxy of not less than 10% of the aggregate number of outstanding WCPI common shares and WCPI Preferred Shares entitled to vote at the Meeting (excluding, for greater certainty, the Escrowed Shares).

As to the Arrangement

[9]
DECLARE that the Applicant is authorized, subject to the terms of the Arrangement Agreement and without additional notice to the Securityholders, to amend, modify and/or supplement the Arrangement and the Plan of Arrangement at any time and from time to time (before and after the Meeting and prior to the Effective Date) in accordance with the Plan of Arrangement, and that the Arrangement and the Plan of Arrangement, as so amended, modified and/or supplemented, shall be the Arrangement and the Plan of Arrangement to be submitted to the Common Shareholders and the Preferred Shareholders at the Meeting and shall be the subject of the Arrangement Resolution.

As to the Forms of Proxy and the solicitation of proxies

[10]
DECLARE that the Applicant is authorized to use the Forms of Proxy in substantially the same forms as Exhibit P-2, subject to WCPI's ability to insert dates and other relevant information in the final Forms of Proxy.

[11]
DECLARE that the Applicant is authorized to use the Letters of Transmittal in substantially the same forms as Exhibit P-3.

[12]
ORDER that the procedure for the use of proxies at the Meeting shall be as set out in the Circular, Exhibit P-1, provided that WCPI may in its discretion waive generally or change the time limits for the deposit of proxies by Common Shareholders and Preferred Shareholders.

[13]
DECLARE that the Applicant is authorized, at its expense, to solicit proxies on behalf of the management of WCPI, directly and through its officers, directors and employees, and through such agents or representatives as it may retain for that purpose, and by mail or such other forms of communications as it may determine.

[14]
ORDER that Common Shareholders and Preferred Shareholders shall be entitled to revoke their proxies in accordance with section 148(4) of the CBCA (except as the procedures of that section are varied by this paragraph and the Plan of Arrangement), provided that any instruments in writing delivered pursuant to subparagraph 148(4)(a)(i) of the CBCA: (a) must be deposited at the registered office of WCPI or with the transfer agent of WCPI as set out in the Circular, Exhibit P-1; and (b) any such instruments must be received by WCPI or its transfer agent not later than 5:00 p.m. (Montreal time) on the Business Day immediately preceding the Meeting (or any adjournment or postponement thereof).

As to the documents to be sent to those entitled to notice of the Meeting and/or the Application

[15]
ORDER that notice of the Meeting be given, and service of the present Application be made by mailing or delivering, in the manner hereinafter described and to the persons hereinafter specified in paragraph 20, a copy of the Meeting Materials, which include:

(a)
the Circular, together with its schedules, all in substantially the same form as Exhibit P-1;

(b)
the Notice of Meeting, substantially in the same form included in the Circular, Exhibit P-1;

(c)
the Forms of Proxy, substantially in the same form as Exhibit P-2;

(d)
the Letters of Transmittal, substantially in the same form as Exhibit P-3; and

(e)
Notice of Presentation of the Application for Final Order, substantially in the same form as Exhibit P-4;

with such amendments thereto as counsel for Applicant may advise are necessary or desirable (including the proposed date of the presentation of the Application for the Final Order), provided that such amendments are not inconsistent with the terms of the Interim Order, as well as:

  (a)
  a copy of the Application, and

  (b)
  a copy of the Interim Order.

[16]
ORDER that notice and service of the present Application be made by mailing or delivering, in the manner hereinafter described and to the persons hereinafter specified in paragraph 21, a copy of the Court Materials, which includes the following documents:

(a)
the Circular, together with its schedules, all in substantially the same form as Exhibit P-1;

(b)
Notice of Presentation of the Application for Final Order, substantially in the same form as Exhibit P-4;

  with such amendments thereto as counsel for the Applicant may advise are necessary or desirable (including the proposed date of the presentation of the Application for the Final Order), provided that such amendments are not inconsistent with the terms of the Interim Order, as well as:

  (a)
  a copy of the Application, and

  (b)
  a copy of the Interim Order.

[17]
DECLARE that, subject to the provisions of the Arrangement Agreement, the Applicant may make such additions, amendments or revisions to the Meeting Materials or Court Materials as it determines to be appropriate (the "Additional Material"), which shall be distributed by the method and in the time determined by WCPI to be most practicable in the circumstances.

As to the Record Date for notice and voting

[18]
DECLARE that the Record Date for the determination of Common Shareholders and Preferred Shareholders entitled to receive the Meeting Materials, notice of the Meeting and to vote on the Arrangement Resolution is 5:00 p.m. (Eastern time) on May 17, 2010.

As to persons entitled to notice of the Meeting

[19]
DECLARE that the only persons entitled to receive notice of the Meeting shall be the Registered Shareholders and the Non-registered Shareholders pursuant to and in conformity with National Instrument 54-101—Communication with Beneficial Owners of Securities of a Reporting Issuer and, in Québec, with Regulation 54-101—Respecting Communications with Beneficial Owners of Securities of a Reporting Issuer (collectively "NI 54-101") and the directors and auditors of WCPI.

As to notice of the Meeting and service of the Application

[20]
ORDER that the Meeting Materials shall be distributed not later than twenty-one (21) days prior to the date established for the Meeting:

(a)
in the case of Registered Shareholders, other than the Escrow Agent, by mailing same by prepaid first class mail or by delivering same in person or by recognized courier service to such persons, at their addresses as they may appear on the records of WCPI as at that time;

(b)
in the case of Non-registered Shareholders, by providing sufficient copies of the Meeting Materials to intermediaries and registered nominees in a timely manner, in accordance with NI 54-101;

(c)
in the case of the directors of WCPI, by delivering same in person or by recognized courier service addressed to the individual directors; and

(d)
in the case of the auditors of WCPI, by delivering same in person or by recognized courier service addressed to the firm of auditors.

[21]
ORDER that the Court Materials shall be distributed:

(a)
to Securityholders, other than those Common Shareholders and Preferred Shareholders specified in paragraph 20, by any method permitted for notice to Registered Shareholders as set forth in paragraph 20, concurrently with the distribution described in paragraph 20 of this Interim Order, at their addresses as they appear in the books and records of WCPI as of the Record Date;

(b)
to the Escrow Agent by delivering same in person or by recognized courier service, and/or by the method provided for in the Escrow Agreement, not later than twenty-one (21) days prior to the date established for the Meeting;

(c)
to the Monitor, by delivering same in person or by recognized courier service, not later than twenty-one (21) days prior to the date established for the Meeting; and

(d)
to the Director, by delivering same in person or by recognized courier service, not later than twenty-one (21) days prior to the date established for the Meeting.

[22]
DECLARE that such mailing or delivery of the Meeting Materials, Court Materials and Additional Material constitutes good and sufficient service and notice thereof of the Meeting and the Application, and good and sufficient Notice of Presentation of the Application for Final Order on all Securityholders, whether those persons reside within Québec or within another jurisdiction. Further, no other form of service of the Meeting Materials, the Court Materials or any Additional Material or any portion thereof need to be made, or notice given or other material served in respect of these proceedings and/or the Meeting to the persons set forth in paragraphs 20 and 21 of this Interim Order or to any other person.

[23]
DECLARE that the accidental failure or omission to give notice of the Meeting to, or the non-receipt of such notice by, one or more of the persons specified in the Interim Order shall not invalidate any resolution passed at the Meeting or the proceedings herein, and shall not constitute a breach of the Interim Order, provided that if any such failure or omission is brought to the attention of WCPI, WCPI shall use reasonable efforts to address such failure or omission by the method and in the time it determines to be most reasonably practicable in the circumstances.

[24]
ORDER that a copy of the Meeting Materials distributed pursuant to the Interim Order shall be filed in the court record following distribution thereof.

As to deemed receipt and service of Meeting Materials

[25]
DECLARE that the Meeting Materials, Court Materials and Additional Material shall be deemed, for the purposes of the present proceedings, to have been received by persons entitled to notice of the Meeting, and to have been served on all Securityholders, the Escrow Agent, the Monitor and the Director.

As to the rights of dissent of Shareholders

[26]
ORDER that, except as otherwise provided in this Order, all registered Common Shareholders (other than the Escrow Agent as holder of the Escrowed Shares as at the time specified in paragraph (b) below) be entitled to exercise Dissent Rights and appraisal in accordance with and in compliance with section 190 of the CBCA (except as the procedures of that section are modified by the Interim Order) and the Plan of Arrangement, and to seek fair value for their WCPI common shares, provided that any such Common Shareholder wishing to dissent:

(a)
may not vote in favour of the Arrangement Resolution;

(b)
must have as a condition precedent thereto, notwithstanding section 190(5) of the CBCA, provided a written dissent notice objecting to the Arrangement Resolution to WCPI by no later than 5:00 p.m. (Montréal time) on the Business Day that is two Business Days prior to the date of the Meeting or, if the Meeting is adjourned or postponed, 5:00 p.m. (Montréal time) on the Business Day that is two Business Days prior to the date of such adjourned or postponed Meeting; and

(c)
except as otherwise provided for in this Interim Order, must strictly comply with section 190 of the CBCA. For the purposes of these proceedings, the "court" referred to in section 190 of the CBCA means the Superior Court of Québec, district of Montréal.

[27]
DECLARE that, in addition to any other restrictions in Section 190 of the CBCA and notwithstanding any other provision of this Interim Order or the CBCA, the following are not entitled to exercise Dissent Rights: the Escrow Agent as holder(s) of the Escrowed Shares, holders of RSUs, holders of DSUs, Preferred Shareholders, Warrantholders, non-registered Common Shareholders and Common Shareholders who vote in favour of the Arrangement Resolution.

[28]
DECLARE that eligible registered Common Shareholders who duly and validly exercise their Dissent Rights shall be deemed to have transferred their WCPI common shares without any further act or formality on their part, free and clear of all Encumbrances, in accordance with the Plan of Arrangement and such Common Shareholders who:

(i)
are ultimately determined to be entitled to be paid fair value for their WCPI common shares shall be entitled to a payment of cash equal to such fair value, as of the date one Business Day prior to the approval of the Arrangement Resolution and will not be entitled to any other payment or consideration, including shares of Acquiror Class A Common Stock had such Common Shareholders not exercised their Dissent Rights; or

  (ii)
  are ultimately determined not to be entitled, for any reason to be paid fair value for their WCPI common shares shall have participated and shall be deemed to have participated in the Arrangement as at the Effective Time, on the same basis as a non-dissenting Common Shareholder in accordance with the Plan of Arrangement;

  but in no case shall WCPI, Quad/Graphics or any other person be required to recognize such dissenting shareholders as a Common Shareholder after the Effective Time and the name of each such dissenting shareholder shall be deleted from the register of WCPI's Common Shareholders as at the Effective Time in accordance with the Plan of Arrangement.

[29]
DECLARE that a registered Common Shareholder who has submitted a dissent notice and who votes in favour of the Arrangement Resolution shall no longer be considered a dissenting shareholder with respect to the WCPI common shares voted in favour of the Arrangement Resolution, and that a vote against the Arrangement Resolution or an abstention shall not constitute a dissent notice.

As to persons entitled to attend and to vote at the Meeting

[30]
ORDER that the only persons entitled to attend or be heard at the Meeting as it may be adjourned or postponed shall be:

(a)
the Registered Shareholders, subject to the provisions of this Interim Order and subject to the provisions of the CBCA and applicable securities legislation, regulation and policy statements;

(b)
duly appointed proxy holders;

(c)
the officers, directors, auditors and advisors of WCPI;

(d)
representatives and advisors of Quad/Graphics;

(e)
the Monitor;

(f)
the Director; and

(g)
other persons with the permission of the Chair of the Meeting.

[31]
DECLARE that the only persons entitled to vote on the Arrangement Resolution at the Meeting, either in person or by proxy, shall be the Registered Shareholders as they may appear on the records of WCPI as at the close of business on the Record Date (other than holders of Escrowed Shares), subject to the provisions of this Interim Order and subject to the provisions of the CBCA and applicable securities legislation.

As to the Meeting and to the vote on the Arrangement Resolution

[32]
ORDER that the Meeting be conducted at the time and location specified in the Notices of Meeting, and that WCPI, if it deems it advisable, be specifically authorised to adjourn (whether or not quorum is present) or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of Common Shareholders or Preferred Shareholders respecting the adjournment or postponement, and without the need for additional approval of this Court, subject to the terms of the Arrangement Agreement. Notice of any such adjournment or postponement shall be given by such method as WCPI may determine is appropriate in the circumstances.

[33]
DECLARE that the vote required to pass the Arrangement Resolution, with or without variation, shall be the affirmative vote of at least two-thirds of the votes cast on the Arrangement Resolution by those Common Shareholders (other than the Escrow Agent as holder of the Escrowed Shares) and Preferred Shareholders present in person or represented by proxy at the Meeting, voting together as a single class, with each WCPI common share (other than the Escrowed Shares) entitling the holder thereof to one vote and each WCPI Preferred Share entitling the holder thereof to that number of votes to which such holder is entitled on the Record Date for the Meeting pursuant to the restated articles of incorporation of WCPI; and further ORDER that such vote shall be sufficient to authorize WCPI to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan of Arrangement on a basis consistent with that disclosed in the Circular, Exhibit P-1.

[34]
DECLARE that for the purposes of the vote on the Arrangement Resolution, any spoiled votes, illegible votes, defective votes and abstentions shall be deemed not to be votes cast by Common Shareholders or Preferred Shareholders; and further ORDER that proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution.

As to conditional conversion of WCPI Preferred Shares

[35]
DECLARE that the Applicant, subject to the terms of the Arrangement Agreement, and notwithstanding the provisions of the restated articles of incorporation of WCPI, may provide for and give effect to arrangements for the conditional conversion of the WCPI Preferred Shares into WCPI common shares, conditional on the consummation of the Arrangement, and any WCPI Preferred Shares that participate in accordance with such arrangements shall be converted into WCPI common shares at the time and in the manner provided for in such arrangements.

As to appearances and contestation of the Final Order

[36]
ORDER that any Securityholder or other interested person wishing to appear on Applicant's Application for Final Order shall:

(a)
file an Appearance with the Clerk of the Superior Court of Québec, 1 Notre-Dame Street East, Montréal, Québec, H2Y 1B6, Commercial Division, judicial district of Montréal and serve same on Applicant's counsel, Osler, Hoskin & Harcourt LLP (Attention: George R. Hendy, 1000 De la Gauchetière West, 21st floor, Montréal, Québec, H3B 4W5), and on counsel of record for Quad/Graphics, no later than 5 Business Days before the date of the Meeting;

(b)
if such Appearance is filed with a view to contest such Application or to make representations in relation thereto, file a written contestation or written representations, as the case may be, supported, as to the facts, by affidavit(s) and exhibit(s), if any, with the aforementioned Clerk of the Superior Court of Québec, 1 Notre-Dame Street East, Montréal, Québec, H2Y 1B6, Commercial Division, judicial district of Montréal and serve same on Applicant's counsel, Osler, Hoskin & Harcourt LLP (Attention: George R. Hendy, 1000 De la Gauchetière West, 21st floor, Montréal, Québec, H3B 4W5), and on counsel of record for Quad/Graphics, no later than 3 Business Days before the date of the Meeting;

  failing which no contestation of the Application for Final Order, nor representations in relation thereto, shall be permitted, unless authorized by the Court.

As to precedence

[37]
ORDER that, to the extent of any inconsistency or discrepancy with respect to the matters provided for in this Interim Order, between this Interim Order and the terms of any instrument vesting, governing or collateral to the WCPI common shares, WCPI Preferred Shares, RSUs, DSUs, or the restated articles of incorporation or by-laws of WCPI, this Interim Order shall govern.

As to presentation of the Final Order

[38]
DECLARE that, upon the approval by Common Shareholders (other than the Escrow Agent as holder of the Escrowed Shares) and Preferred Shareholders of the Arrangement Resolution in the manner set forth in this Interim Order, the Applicant may apply to this Court for final approval of the Arrangement pursuant to this Application on June 28, 2010 or at another date pursuant to an amendment to the Notice of Presentation of the Application for Final Order, Exhibit P-4, as provided for in paragraphs 15 and 16.

[39]
DECLARE that in the event the Application for Final Order does not proceed on the date set forth in the Notice of Presentation of the Application for Final Order, Exhibit P-4, and is adjourned, only those persons who served and filed an Appearance in accordance with paragraph 36 shall be entitled to be given notice of the new date of presentation.

As to confidentiality

[40]
ORDER that Exhibit P-1 be placed under seal in the records of the Superior Court of Québec and that it not be disclosed, published or disseminated, directly or indirectly, until the final version thereof has been distributed to the Securityholders, as provided for above.

[41]
ORDER the Office of the Superior Court of Québec to deny access to Exhibit P-1 to the public.

As to modifications

[42]
DECLARE that the Applicant shall be entitled to seek leave to vary the Interim Order upon such terms and upon giving such notice as this Court may decide.

As to procedural matters

[43]
DECLARE that this Court respectfully seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the U.S. or elsewhere to act in aid of and to assist this Court in carrying out the terms of the Interim Order, including that John V. Howard or any director of WCPI is authorized, as necessary, to act as a representative of WCPI in connection therewith.

[44]
ORDER provisional execution of the Interim Order notwithstanding appeal and without the necessity of furnishing security.

ON THE APPLICATION FOR A FINAL ORDER:

[45]
DECLARE that the Applicant has complied with all actions or steps required to be taken by it pursuant to the Interim Order or in connection with documents or acts contemplated by the Interim Order, including, without limitation, that the Meeting Materials was distributed in compliance with the Interim Order and that the Meeting was called, held and conducted in compliance with the Interim Order.

[46]
DECLARE that the Arrangement, as described in the Plan of Arrangement, is an arrangement within the meaning of section 192 of the CBCA and is fair and reasonable to all affected parties.

[47]
DECLARE that the Applicant and the Mise-en-cause are authorized to take all steps and actions necessary or appropriate to implement the Arrangement and the transactions contemplated thereby in accordance with and subject to the terms of the Arrangement (including entering into any agreements or other documents which are to come into effect in connection with the Arrangement).

[48]
DECLARE that the Applicant is authorized to file Articles of Arrangement with the Director at the time contemplated in the Arrangement.

[49]
DECLARE that the Final Order shall have full force and effect in all other provinces and territories of Canada and shall be enforced in the courts of each of the other provinces and territories of Canada in the same manner in all respects as if the Final Order had been made by the court enforcing it.

[50]
DECLARE that this Court respectfully seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the U.S. or elsewhere to act in aid of and to assist this Court in carrying out the terms of the Final Order, including that John V. Howard or any director of WCPI is authorized, as necessary, to act as a representative of WCPI in connection therewith.

[51]
DECLARE that the Applicant shall be entitled to seek leave to vary the Final Order upon such terms and upon the giving of such notice as this Court may direct, to seek the advice and direction of this Court as to the implementation of the Final Order and/or to apply for such further Order or Orders as may be appropriate.

[52]
ORDER provisional execution of the Final Order notwithstanding appeal and without the necessity of furnishing any security.

THE WHOLE WITHOUT COSTS, save and except in case of contestation.

MONTRÉAL, May 14, 2010.
/s/ Osler, Hoskin & Harcourt LLP OSLER, HOSKIN & HARCOURT LLP Attorneys for the Applicant

A F F I D A V I T

I, the undersigned, John V. Howard, attorney, domiciled and residing at 545 Theresa Drive, Boulder, Colorado, 80303 solemnly declare the following:

1.
I am the Executive Vice President and Chief Legal Officer and a duly authorized representative of the Applicant for the purposes hereof;

2.
I have taken cognizance of the attached Application for Interim and Final Orders with respect to an arrangement;

3.
All the facts alleged in the said Application are true.

AND I HAVE SIGNED:
/s/ John Howard JOHN V. HOWARD

SOLEMNLY DECLARED before me in the City of Boulder, Colorado on the 15th day of May, 2010.

/s/ Michael Payne, Notary Public, State of Colorado NOTARY PUBLIC FOR THE STATE OF COLORADO

NOTICE OF PRESENTATION

TO:
The Director under the Canada
Business Corporations Act,
Complexe Jean-Edmonds South
9th Floor
365 Laurier Avenue West
Ottawa, Ontario K1A 0C8

TAKE NOTICE that the attached Application for Interim Order with respect to an arrangement will be presented for hearing and allowance in room 16.12, at 9:15 a.m., at the Montréal Courthouse, 1 Notre-Dame Street East, Montréal, on May 17, 2010, or so soon thereafter as Counsel may be heard.

DO GOVERN YOURSELF ACCORDINGLY.

MONTRÉAL, May 14, 2010.
/s/ Osler, Hoskin & Harcourt LLP OSLER, HOSKIN & HARCOURT LLP Attorneys for the Applicant

CANADA PROVINCE OF QUÉBEC DISTRICT OF MONTRÉAL	SUPERIOR COURT (Commercial Division) Canada Business Corporations Act, R.S.C. 1985, c. C-44 (the "CBCA")
No.: 500-11-	IN THE MATTER OF A PROPOSED ARRANGEMENT BY :
WORLD COLOR PRESS INC.,
Applicant
– and –
QUAD/GRAPHICS, INC.,
– and –
HOLDERS OF COMMON SHARES OF WORLD COLOR PRESS INC.
– and –
HOLDERS OF CLASS A CONVERTIBLE PREFERRED SHARES, SERIES I WARRANTS, SERIES II WARRANTS, DEFERRED SHARE UNITS, AND RESTRICTED SHARE UNITS OF WORLD COLOR PRESS INC.
– and –
COMPUTERSHARE TRUST COMPANY OF CANADA,
– and –
ERNST & YOUNG INC.,
– and –
THE DIRECTOR UNDER THE CBCA,
Mis-en-cause

NOTICE OF DENUNCIATION OF EXHIBITS

TAKE NOTICE that in support of its Motion, the Applicant intends to introduce in evidence the following Exhibits:

P-1
Copy of the Circular;

P-2
Copy of the Forms of Proxy;

P-3
Copy of the Letters of Transmittal;

P-4
Copy of a Notice of Presentation of the Application for Final Order;

P-5
Copy of the audited consolidated financial statements of WCPI for the seven months ended July 31, 2009 and for the five months ended December 31, 2009, as well as the interim consolidated financial statements of WCPI for the first quarter ended March 31, 2010;

P-6
Copy of the letter of non-appearance of the Director.

MONTRÉAL, May 14, 2010.
OSLER, HOSKIN & HARCOURT LLP Attorneys for the Applicant

Annex H

Subsidiaries of Quad/Graphics, Inc. (WI)

Name	Domicile	Ownership	Relationship
Quad/Brazil, Inc.	DE	100% Quad/Graphics, Inc.	Direct
Quad/Brazil Grafica LDTA	Brazil	99.8% Quad/Graphics, Inc.; 0.2% Quad/Brazil, Inc.	Direct
Quad/Holland, Inc.	DE	100% Quad/Graphics, Inc.	Direct
Quad/International, Inc.	DE	100% Quad/Graphics, Inc.	Direct
QG Holland B.V.	Netherlands	50% Quad/Holland, Inc.; 50% Quad/International, Inc.	Indirect
Quad/Winkowski Sp z o.o	Poland	100% QG Holland B.V.	Indirect
CRT Sp z o.o	Poland	100% Quad/Winkowski Sp z o.o	Indirect
Quad/Argentina, Inc.	DE	100% Quad/Graphics, Inc.	Direct
Anselmo L. Morvillo, S.A.	Argentina	84.95% Quad/Graphics, Inc.; 15.05% Anselmo L. Morvillo	Direct
QuadTech, Inc.	WI	100% Quad/Graphics, Inc.	Direct
Quad/Tech Europe, Inc.	DE	100% Quad/Tech, Inc.	Indirect
Quad/Tech East, Inc.	WI	100% Quad/Tech, Inc.	Indirect
QuadTech UK Limited	UK	100% Quad/Tech, Inc.	Indirect
QuadTech Germany GmbH	Germany	100% Quad/Tech Europe, Inc.	Indirect
QuadTech Italy srL	Italy	100% Quad/Tech Europe, Inc.	Indirect
QuadTech France SarL	France	100% Quad/Tech Europe, Inc.	Indirect
CR\T	WI	75% Quad/Graphics, Inc.; 10% Quad/Tech, Inc.; 15% Quad/Creative, LLC	Direct
Quad/Creative, LLC	DE	100% Quad/Graphics, Inc.	Direct
Quad/Covenant Corporate Health Services, LLC	WI	50% Quad/Med, LLC; 50% Covenant Health Systems, Inc.	Indirect
Quad/Med, LLC	WI	100% Quad/Graphics, Inc.	Direct
Quad/Med Missouri, Inc.	DE	100% Quad/Med, LLC	Indirect
Duplainville Transport, Inc.	WI	100% Quad/Graphics, Inc.	Direct
Quad/Air, LLC	WI	100% Duplainville Transport, Inc.	Indirect
Quad/Greenfield, LLC	WI	100% Duplainville Transport, Inc.	Indirect
QuadSystems, LLC	WI	100% Duplainville Transport, Inc.	Indirect
QGR, LLC	NV	100% Duplainville Transport, Inc.	Indirect
QGR Real Estate Investment Company, LLC	NV	100% Duplainville Transport, Inc.	Indirect
Quad Transportation Services, LLC	WI	100% Quad/Graphics, Inc.

H-1

Name	Domicile	Ownership	Relationship
Direct
The Quad Technology Group, Inc.	WI	100% Quad/Graphics, Inc.	Direct
Silver Spring Realty, Inc.	WI	100% Quad/Graphics, Inc.	Direct
Quad/West, Inc.	DE	100% Quad/Graphics, Inc.	Direct
Graphic Services, Inc.	DE	100% Quad/Graphics, Inc.	Direct
Child Day Care & Learning Services, Inc.	WI	100% Quad/Graphics, Inc.	Direct
Graphic Imaging Technology, LLC	DE	100% Graphic Services, Inc.	Indirect
Imaging Technology Group, Inc.	DE	100% Quad/Graphics, Inc.	Direct
Quad/Marketing, LLC	WI	100% Quad/Graphics, Inc.	Direct
Graphic Prepress & Imaging Technology, LP	TX	99% Graphic Imaging Technology, LLC; 1% Imaging Technology Group, Inc.	Indirect
QuadTech Holdings Limited	Hong Kong	100% Quad/Tech, Inc.	Indirect
QuadTech Shanghai Trading Company	China	100% QuadTech Holdings Limited	Indirect
QuadTech Ireland Limited	Ireland	100% Quad/Tech, Inc.	Indirect
QuadDirect, LLC	WI	100% Quad/Graphics, Inc.	Direct
Openfirst, LLC	DE	100% Quad/Graphics, Inc.	Direct
New Electronic Printing Systems, LLC	DE	100% Openfirst, LLC	Indirect
New Diversified Mailing Services, LLC	DE	100% Openfirst, LLC	Indirect
Quad/Graphics Printing Services, LLC	WI	100% Quad/Graphics, Inc.	Direct
Print-Champ Winkowski GmbH	Austria	75% Quad/Winkowski Sp z o.o	Indirect
Winkwoski Deutschland GmbH	Germany	100% Quad/Winkowski Sp z o.o	Indirect
Winkowski Print AB	Sweden	100% Quad/Winkowski Sp z o.o	Indirect
Winkowski Print UK Limited	UK	100% Quad/Winkowski Sp z o.o	Indirect
QuadWinkowski Print Limited	Russia	100% Quad/Winkowski Sp z o.o	Indirect
Pilgraf Sp z o.o	Poland	100% Quad/Winkowski Sp z o.o	Indirect
Sewis Kadrowy Sp z o.o	Poland	100% Quad/Winkowski Sp z o.o	Indirect
Winkowski Logistics Sp z o.o	Poland	100% Quad/Winkowski Sp z o.o	Indirect

H-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Pursuant to the Wisconsin Business Corporation Law and the Bylaws of the registrant, directors and officers of the registrant are entitled to mandatory indemnification from the registrant against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the officer or director is not successful in defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. It should also be noted that the Wisconsin Business Corporation Law specifically states that it is the policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the registrant are not subject to personal liability to the registrant, its shareholders or any person asserting rights on behalf of the registrant or its shareholders for certain breaches or failures to perform any duty resulting solely from their status as directors or officers except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

        Expenses for the defense of any action for which indemnification may be available are required to be advanced by the registrant under certain circumstances.

        The indemnification provided by the Wisconsin Business Corporation Law and the registrant's Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

        The registrant also maintains director and officer liability insurance against certain claims and liabilities which may be made against the registrant's former, current or future directors or officers.

Item 21.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits.    The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this registration statement.

  (b)
  Financial Statement Schedules.    No financial statement schedules are required to be filed.

  (c)
  Opinions.    The opinion of Morgan Stanley & Co. Incorporated (attached to the proxy circular/prospectus which forms a part of this registration statement as Annex B) is furnished as part of this registration statement.

Item 22.    Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii)
      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  The undersigned registrant hereby undertakes as follows:

  (1)
  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (2)
  The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (e)
  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (f)
  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Sussex, State of Wisconsin, on May 26, 2010.

QUAD/GRAPHICS, INC.
By:	/s/ J. JOEL QUADRACCI J. Joel Quadracci Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. JOEL QUADRACCI J. Joel Quadracci	Chairman, President and Chief Executive Officer	May 26, 2010
/s/ JOHN C. FOWLER John C. Fowler	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 26, 2010
/s/ DAVID J. HONAN David J. Honan	Vice President and Corporate Controller (Principal Accounting Officer)	May 26, 2010
* Betty E. Quadracci	Director	May 26, 2010
* William J. Abraham, Jr.	Director	May 26, 2010
* Douglas P. Buth	Director	May 26, 2010
* Christopher B. Harned	Director	May 26, 2010

Signature Page

Signature		Title	Date

* John S. Shiely		Director	May 26, 2010
*By:	/s/ J. JOEL QUADRACCI J. Joel Quadracci Attorney-in-Fact

Signature Page

EXHIBIT INDEX

Exhibit Number		Document Description
(2	)+	Arrangement Agreement, dated as of January 25, 2010, between Quad/Graphics, Inc. and World Color Press Inc., as acceded to by 7345933 Canada Inc. (attached to the proxy circular/prospectus which forms a part of this registration statement as Annex A)

(4.1)		Form of Amended and Restated Articles of Incorporation of Quad/Graphics, Inc. to be in effect as of the effective time of the arrangement (attached to the proxy circular/prospectus which forms a part of this registration statement as Annex C)

(4.2)		Form of Amended Bylaws of Quad/Graphics, Inc. to be in effect as of the effective time of the arrangement (attached to the proxy circular/prospectus which forms a part of this registration statement as Annex D)

(4.3	)*	Second Amended and Restated Revolving Credit Facility, dated December 7, 2005, among Quad/Graphics, Inc., certain subsidiaries of Quad/Graphics, Inc., U.S. Bank National Association, JPMorgan Chase Bank, N.A., Mizuho Corporate Bank, Ltd., Wachovia Bank, National Association, M&I Marshall & Ilsley Bank, SunTrust Bank and The Northern Trust Company

(4.4	)*	Note Agreement, dated September 1, 1995, among Quad/Graphics, Inc., certain subsidiaries of Quad/Graphics, Inc. and the purchasers named therein

(4.5	)*	First Amendment and Consent, dated June 1, 1996, to the Note Agreement, dated September 1, 1995, among Quad/Graphics, Inc., certain subsidiaries of Quad/Graphics, Inc. and the purchasers named therein

(4.6	)*	Second Amendment, dated as of March 24, 1998 , to the Note Agreement, dated September 1, 1995, among Quad/Graphics, Inc., certain subsidiaries of Quad/Graphics, Inc. and the purchasers named therein

(4.7	)*	Third Amendment, dated as of January 26, 2006, to the Note Agreement, dated September 1, 1995, among Quad/Graphics, Inc., certain subsidiaries of Quad/Graphics, Inc. and the purchasers named therein

(4.8	)*	Credit Agreement, dated as of April 23, 2010, among Quad/Graphics, Inc., 7345933 Canada Inc. and the lenders named therein

Certain other instruments, which would otherwise be required to be listed above, have not been so listed as such instruments do not authorize long-term debt securities in an amount that exceeds 10% of the total assets of Quad/Graphics, Inc. and its subsidiaries on a consolidated basis. Quad/Graphics, Inc. agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.

(5	)*	Opinion of Foley & Lardner LLP regarding the validity of the securities being registered

(9.1	)*	Amended and Restated Voting Trust Agreement, dated as of April 29, 2000, by and among Harry V. Quadracci, as initial trustee, Betty Ewens Quadracci, J. Joel Quadracci, Elizabeth M. Quadracci-Harned and Kathryn Quadracci Flores

(9.2	)*	First Amendment, dated as of June 1, 2001, to Amended and Restated Voting Trust Agreement, dated as of April 29, 2000, by Harry V. Quadracci, as initial trustee

(9.3	)*	Second Amendment, dated as of October 2004, to Amended and Restated Voting Trust Agreement, dated as of April 29, 2000, by James Joel Quadracci, Elizabeth M. Quadracci-Harned, Thomas A. Quadracci and David Blais, as trustees

(10.1	)*	1999 Nonqualified Stock Option Plan

(10.2	)*	Form of Stock Option Agreement under the 1999 Nonqualified Stock Option Plan

Exhibit Number		Document Description

(10.3	)*	Form of Director Stock Option Agreement under the 1999 Nonqualified Stock Option Plan

(10.4	)*	1990 Stock Option Plan

(10.5	)*	Form of 2005 Amendment to Stock Option Agreements

(10.6	)*	Form of 2008 Amendment to Stock Option Agreements

(10.7	)*	Dividend/Discount Deferred Compensation Plan

(10.8	)*	Summary of 2009 Annual Cash Incentive Program

(10.9	)*	Employment Agreement, effective as of January 1, 2004, by and between Quad/Graphics, Inc. and James Joel Quadracci, as amended

(10.10	)*	Employment Agreement, effective as of January 1, 2004, by and between Quad/Graphics, Inc. and John C. Fowler

(10.11	)*	Employment Agreement, effective as of January 1, 2004, by and between Quad/Graphics, Inc. and David A. Blais

(10.12	)*	Employment Agreement, effective as of January 1, 2004, by and between Quad/Graphics, Inc. and Thomas J. Frankowski

(10.13	)*	Employment Agreement, effective as of January 1, 2004, by and between Quad/Graphics, Inc. and Elizabeth E. Quadracci, as amended

(10.14	)*	Form of Executive Salary Continuation Plan for James Joel Quadracci, Elizabeth E. Quadracci, John C. Fowler, David A. Blais and Thomas J. Frankowski

(10.15	)*	Executive Supplemental Retirement Plan

(10.16	)*	Summary of Non-Employee Director Compensation

(10.17	)*	2010 Omnibus Incentive Plan

(21	)*	Subsidiaries of Quad/Graphics, Inc.

(23.1)		Consent of Deloitte & Touche LLP

(23.2)		Consent of KPMG LLP

(23.3	)*	Consent of Foley & Lardner LLP (contained as part of Exhibit (5))

(24	)*	Powers of Attorney (contained as part of the signature page hereto)

(99.1)		Preliminary Forms of World Color Press Inc. Proxy Cards

(99.2)		Consent of Morgan Stanley & Co. Incorporated

(99.3)		Voting and Support Agreement, dated January 25, 2010, among World Color Press Inc. and the trustees and certain beneficiaries of the Quad/Graphics, Inc. Voting Trust (incorporated by reference to Exhibit 99.3 to the Form 6-K filed by World Color Press Inc. on January 27, 2010)

(99.4	)*	Consent of Mark A. Angelson as a person named to become a director of Quad/Graphics, Inc. upon consummation of the arrangement

(99.5	)*	Consent of Thomas O. Ryder as a person named to become a director of Quad/Graphics, Inc. upon consummation of the arrangement

(99.6	)*	Forms of World Color Press Inc. Letters of Transmittal

+
The disclosure schedules to the agreement are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedules to the Securities and Exchange Commission upon request.

*
Previously filed.